Exhibit 4.2

EXECUTION VERSION

SYNDICATED FACILITY AGREEMENT

among

FLUTTER ENTERTAINMENT PLC,

as the Company,

THE LENDERS AND ISSUING BANKS FROM TIME TO TIME PARTY HERETO,

and

J.P. MORGAN SE,

as Administrative Agent

and

LLOYDS BANK PLC,

as Collateral Agent

J.P. MORGAN SE

BANK OF AMERICA, N.A., LONDON BRANCH

BARCLAYS BANK PLC

as Global Coordinators

and

J.P. MORGAN SE

WELLS FARGO SECURITIES, LLC

as Joint Lead Bookrunners in respect of the Term B Facility

and

ALLIED IRISH BANKS, P.L.C.

BANK OF AMERICA, N.A., LONDON BRANCH

BARCLAYS BANK PLC

CITIBANK, N.A.

CITIZENS BANK, N.A.

LLOYDS BANK PLC

NATWEST MARKETS PLC

WELLS FARGO SECURITIES, LLC

MEDIOBANCA – BANCA DI CREDITO FINANZIARIO S.P.A.

MIZUHO BANK, LTD.

BANCO SANTANDER, S.A., LONDON BRANCH

as Joint Bookrunners in respect of the Term B Facility

and

J.P. MORGAN CHASE BANK, N.A., LONDON BRANCH

ALLIED IRISH BANKS, P.L.C.

BANK OF AMERICA, N.A., LONDON BRANCH

BARCLAYS BANK PLC

CITIZENS BANK, N.A.

LLOYDS BANK PLC

NATIONAL WESTMINSTER BANK PLC

WELLS FARGO BANK INTERNATIONAL UNLIMITED COMPANY

MEDIOBANCA INTERNATIONAL (LUXEMBOURG) S.A.

MIZUHO BANK, LTD.

BANCO SANTANDER, S.A., LONDON BRANCH

as Joint Lead Bookrunners in respect of the Term A Facility and Revolving Facility

and

CITIBANK EUROPE PLC

as Mandated Lead Arranger in respect of the Term A Facility and Revolving Facility

and

CIBC BANK USA

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

UNICREDIT BANK AG

as Lead Arrangers in respect of the Term A Facility and Revolving Facility

and

CLYDESDALE BANK PLC (TRADING AS VIRGIN MONEY)

GOLDMAN SACHS BANK USA

KEYBANK NATIONAL ASSOCIATION

as Arrangers in respect of the Term A Facility and Revolving Facility

i

Exhibits and Schedules
Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Administrative Questionnaire
Exhibit C	Form of Solvency Certificate
Exhibit D	Form of Borrowing Request
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Permitted Loan Purchase Assignment and Acceptance
Exhibit G	Form of Refinancing Intercreditor Agreement
Exhibit H	Form of TLB Refinancing Date Security Documents
Exhibit I	Form of Compliance Certificate
Exhibit J	Compounded Rate Terms
Exhibit K	Daily Non-Cumulative Compounded RFR Rate
Exhibit L	Form of Resignation Letter
Exhibit M	Form of Gaming Attestation

Schedule 1.01(A)	Certain Excluded Equity Interests
Schedule 1.01(C)	Subsidiary Loan Parties
Schedule 1.01(D)	Closing Date Unrestricted Subsidiaries
Schedule 1.01(F)	Specified L/C Sublimit
Schedule 1.01(H)	Existing Roll-Over Letters of Credit
Schedule 1.14	Agreed Guarantee and Security Principles
Schedule 2.01	Commitments
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.13	Taxes
Schedule 3.20	Insurance
Schedule 3.22	Intellectual Property
Schedule 5.12	Post-Closing Items
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 9.01	Notice Information

v

SYNDICATED FACILITY AGREEMENT, dated as of November 24, 2023 (this “Agreement”), among FLUTTER ENTERTAINMENT PLC, a public limited company incorporated in Ireland with registration number 16956 and registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland (the “Company”), PPB TREASURY UNLIMITED COMPANY, a private unlimited company incorporated in Ireland with registration number 638040 and registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland (“PPB”), BETFAIR INTERACTIVE US FINANCING LLC, a Delaware limited liability company organised in Delaware with registration number 7163791 (“Betfair”), TSE HOLDINGS LIMITED, a private limited company incorporated in England & Wales with registration number 05172296 and registered office at One Chamberlain Square Cs, Birmingham, United Kingdom, B3 3AX (“TSEH”), FANDUEL GROUP FINANCING LLC, a Delaware limited liability company organised in Delaware with registration number 7163797 (“FanDuel” or “Co-Borrower”)) and FLUTTER FINANCING B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands, having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and registered with the Dutch Trade Register under number 77893107 (“Flutter Finance”) (each of the Company, PPB, Betfair, TSEH, FanDuel and Flutter Finance, a “Borrower” and together the “Borrowers”), the LENDERS party hereto from time to time, J.P. MORGAN SE, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, LLOYDS BANK PLC, as collateral agent and security trustee (in such capacities, the “Collateral Agent”) for the Secured Parties;

WHEREAS, in connection with the refinancing of the Group, the Borrowers have requested that (i) the Lenders extend credit in the form of (x) Term A1 Loans to the TLA/RCF Borrowers on the Closing Date in an aggregate principal amount of £1,033,500,000, (y) Term A2 Loans to the TLA/RCF Borrowers on the Closing Date in an aggregate principal amount of €380,286,000 and (z) Term A3 Loans to the TLA/RCF Borrowers on the Closing Date in an aggregate principal amount of $165,980,550, (ii) the Lenders extend credit in the form of Term B Loans to the TLB Borrowers on the Closing Date in an aggregate principal amount of $3,400,000,000 and (iii) the Lenders extend credit in the form of a Revolving Facility made available to the Borrowers, in an aggregate principal amount at any time outstanding not in excess of £1,000,000,000;

WHEREAS, on the Closing Date, the proceeds of the Initial Term A Loans and the Initial Term B Loans will be used by the relevant Borrowers, directly or indirectly to (i) refinance or otherwise discharge indebtedness of the Group, including all outstanding amounts under the Existing TLA Agreement (other than any Existing Roll-Over Letters of Credit and any Existing Ancillary Facility) and certain indebtedness outstanding under the Existing TLB Credit Agreement, (ii) finance or refinance working capital requirements and/or general corporate purposes (including the Transaction) and (iii) finance other related amounts, including fees, costs and expenses;

WHEREAS, the proceeds of Revolving Facility Loans, the proceeds of the Swingline Loans and issuance of Letters of Credit may be requested by the Borrowers and its Subsidiaries, solely for working capital requirements and/or general corporate purposes (including, without limitation, for the Transactions, Permitted Business Acquisitions, Capital Expenditures and Transaction Expenses and, in the case of Letters of Credit, for the back-up or replacement of existing letters of credit); and

NOW, THEREFORE, the Lenders and the Issuing Banks extended such credit to the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I Definitions

Section 1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect for such day plus 0.50%, (b) the Prime Rate in effect on such day and (c) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Rate, as specified by the SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR Rate, respectively, the ABR is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan or ABR Revolving Loan.

“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term B Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Additional Business Day” means any day specified as such in the applicable Compounded Rate Terms.

“Additional Subsidiary” shall mean each Subsidiary that is a Wholly-Owned Subsidiary of the Company that is set forth on Schedule 1.01(B)(ii).

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%.

“Adjusted Term SOFR” means an interest rate per annum equal to (a) the Term SOFR for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjustment Date” shall have the meaning assigned to such term in the definition of “Applicable Margin”.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, together with its successors and assigns. Unless the context requires otherwise, the term “Administrative Agent” shall include any branch or Affiliate of J.P. Morgan SE through which J.P. Morgan SE shall perform any of its obligations in such capacity hereunder.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B or such other form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any U.K. Financial Institution.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreed Guarantee and Security Principles” shall mean (i) on and from the date of this Agreement until the TLB Refinancing Date, the Agreed Guarantee and Security Principles as defined in the Existing TLB Credit Agreement and (ii) on and from the TLB Refinancing Date, the Agreed Guarantee and Security Principles set forth on Schedule 1.14.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, as may be amended, restated, supplemented or otherwise modified from time to time.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.19.

“All-in Yield” shall mean, as to any Loans (or Pari Term Loans, if applicable), the yield thereon payable to all Lenders (or other lenders, as applicable) providing such Loans (or Pari Term Loans, if applicable) in the primary syndication thereof, as reasonably determined by the Administrative Agent in consultation with the Company, whether in the form of interest rate, margin, original issue discount, up-front fees, rate floors, SOFR adjustments or otherwise; provided, that original issue discount and up-front fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the life of such Loans (or Pari Term Loans, if applicable)); and provided, further, that “All-in Yield” shall not include arrangement, commitment, underwriting, structuring or similar fees and customary consent fees for an amendment paid generally to consenting lenders.

“Alternate Currency” shall mean with respect to any Revolving Facility Loan or Incremental Term Loan, any currency (other than Dollars, Sterling and Euros) that is approved in accordance with Section 1.05.

“Alternate Currency Equivalent” shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternate Currency as determined by the Administrative Agent or the applicable Issuing Bank or Ancillary Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternate Currency with Dollars.

“Alternate Currency Letter of Credit” shall mean any Letter of Credit denominated in an Alternate Currency.

“Alternate Currency Loans” shall mean any Revolving Facility Loan denominated in an Alternate Currency.

“Ancillary Commencement Date” means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for the Revolving Facility.

“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorized as such under Section 2.23 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

“Ancillary Document” means each document relating to or evidencing the terms of an Ancillary Facility.

“Ancillary Facility” means any ancillary facility made available by an Ancillary Lender in accordance with Section 2.23 (Ancillary Facilities).

“Ancillary Lender” means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Section 2.23 (Ancillary Facilities).

“Ancillary Outstandings” means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) in Dollars of the following amounts outstanding under that Ancillary Facility (a) the principal amount under each overdraft facility and on demand short term loan facility (net of any Available Credit Balance), (b) the face amount of each guarantee, bond and letter of credit under that Ancillary Facility and (c) the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Loan Parties concerning or relating to bribery or corruption including the US Foreign Corrupt Practices Act and the U.K. Bribery Act.

“Anti-Money Laundering Laws” shall mean any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties of any jurisdiction applicable to the Loan Parties including those that: (i) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (ii) prohibit transactions that are intended to conceal or disguise the nature, location, source, ownership, or control of the proceeds of unlawful activity; (iii) require identification and documentation of the parties with whom a Loan Party conducts business; or (iv) are designed to disrupt the flow of funds to terrorist organizations or other criminal organizations or parties. Such laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties shall be deemed to include financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act as amended by the USA PATRIOT Act of 2001, the Money Laundering Control Act of 1986 including the laws relating to prevention and detection of money laundering under 18 USC Section 1956 and 1957 and the Australian AML Act.

“Applicable Commitment Fee” shall mean for any day,

(a) with respect to any Revolving Facility Commitments relating to Initial Revolving Loans, 35% of the Applicable Margin, per annum; and

(b) with respect to any Other Revolving Facility Commitments, the “Applicable Commitment Fee” set forth in the applicable Incremental Assumption Agreement.

“Applicable Date” shall have the meaning assigned to such term in Section 9.08(f).

“Applicable Law” means, as to any Person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable Margin” shall mean for any day,

(a) from the Closing Date, (i) with respect to any Term A1 Loans, 1.75% per annum, (ii) with respect to any Term A2 Loans, 1.75% per annum, (iii) with respect to any Term A3 Loans, 1.75% per annum in the case of any Daily Simple SOFR Loans or Term SOFR Loans, (iv) with respect to any Initial Revolving Loan, 1.75% per annum in the case of any Initial Revolving Loan that is not an ABR Loan and 0.75% per annum in the case of any Initial Revolving Loan that is an ABR Loan and (v) with respect to any Swingline Loan, 0.75% per annum;

(b) from the Closing Date and until the first Adjustment Date with respect to any Term B Loans, 2.25% per annum in the case of any Daily Simple SOFR Loans or Term SOFR Loans and 1.25% per annum in the case of any ABR Loans;

(c) with respect to any Other Term Loan or Other Revolving Loan, the “Applicable Margin” set forth in the Incremental Assumption Agreement relating thereto; and

(d) on and after the first Adjustment Date occurring after the later of (i) delivery of the financial statements and certificates required by Section 5.04 and (ii) six months after the Closing Date, the “Applicable Margin” with respect to a Term B Loan will be the percentage rate per annum specified below corresponding to the Net First Lien Leverage Ratio set forth opposite such percentage rate, in each case, based upon the Net First Lien Leverage Ratio as set forth in the most recent Compliance Certificate:

	Applicable Margin
Net First Lien Leverage Ratio	Term B Facility Margin (SOFR)	Term B Facility Margin (ABR)
Greater than 2.55:1	2.25%	1.25%
Equal to or less than 2.55:1	2.00%	1.00%

For the purposes of the Applicable Margin, changes in the Applicable Margin resulting from changes in the Net First Lien Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which the relevant financial statements are delivered to the Administrative Agent pursuant to Section 5.04 for each fiscal half-year beginning with the first full fiscal quarter of the Company ended after the Closing Date (or, at the sole election of the Company, quarterly financial statements delivered to the Administrative Agent at any time), and shall remain in effect until the next change to be effected pursuant to this paragraph. If (x) any financial statements referred to in the preceding sentence are not delivered within the time periods specified in Section 5.04 or if the related Compliance Certificate does not set forth the Net First Lien Leverage Ratio, then, at the option of the Administrative Agent or the Required Lenders, until the date that is one Business Day after the date on which such financial statements and Compliance Certificate showing such Net First Lien Leverage Ratio are delivered, the Applicable Margin that is the highest Applicable Margin shall apply as of the first Business Day after the date on which such financial statements were to have been delivered but were not delivered or (y) at any time an Event of Default has occurred and is continuing under paragraphs (b), (c), (h) or (i) of Section 7.01, in each case, the Applicable Margin that is the highest Applicable Margin shall apply.

In the event that any financial statements under Section 5.04 are shown to be inaccurate at any time and such inaccuracy, if corrected, would have led to a higher Applicable Margin for any period (a “Relevant Period”) than the Applicable Margin applied for such Relevant Period, then (i) the Company shall promptly (and in no event later than five (5) Business Days thereafter) deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined by reference to the corrected Compliance Certificate, and (iii) the Borrowers shall pay to the Administrative Agent promptly upon written demand (and in no event later than five (5) Business Days after written demand) any additional interest owing as a result of such increased Applicable Margin for such Relevant Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof.

“Applicable Period” shall mean an Excess Cash Flow Period or an Excess Cash Flow Interim Period, as the case may be.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b)(ii).

“Arrangers” shall mean, collectively, each of the persons named on the cover page hereof as Global Coordinator, Joint Lead Bookrunner, Joint Bookrunner, Mandated Lead Arranger, Lead Arranger, or Arranger.

“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any Disposition (including any sale and leaseback of assets) to any person of, any asset or assets of the Borrowers or any Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Company (if required by Section 9.04), in the form of Exhibit A or such other form (including electronic documentation generated by use of an electronic platform) as shall be approved by the Administrative Agent and reasonably satisfactory to the Company.

“Assignor” shall have the meaning assigned to such term in Section 9.04(i).

“ATAD” means:

(a) the European Union Council Directive 2016/1164 of 12 July 2016 laying down rules against tax avoidance practices that directly affect the functioning of the internal market (“ATAD I”);

(b) the European Union Council Directive 2017/952 of 29 May 2017 amending ATAD I as regards hybrid mismatches with third countries; and

(c) the proposed Council Directive published by the European Commission on 22 December 2021 (and as amended by the European Parliament on 17 January 2023) to prevent the misuse of shell entities for tax purposes and to amend Directive 2011/16/EU on Administrative Cooperation.

“Australia” shall mean the Commonwealth of Australia.

“Australian AML Act” means the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth) (Australia) and Chapter 4 of the Criminal Code Act 1995 (Cth) (Australia).

“Australian Controller” has the meaning given to the term “controller” in Section 9 of the Australian Corporations Act.

“Australian Corporations Act” shall mean the Corporations Act 2001 (Cth) (Australia).

“Australian Insolvency Event” shall mean in respect of an Australian Loan Party, any of the following events other than for the purposes of a solvent reconstruction, reorganization, restructuring, merger, consolidation or amalgamation or transaction which is either permitted under the Loan Documents or which has the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned):

(a) the corporation is dissolved (whether pursuant to Chapter 5A of the Australian Corporations Act or otherwise);

(b) an Australian Controller, liquidator, provisional or interim liquidator, receiver, statutory manager or administrator is appointed in respect of the corporation or any of its assets;

(c) an application or petition is made to a court, a meeting is convened or a resolution is passed for the corporation to be wound up or dissolved or for the appointment of an Australian Controller, liquidator, provisional or interim liquidator, receiver, receiver and manager, statutory manager or administrator to the corporation or all or substantially all of its assets and such application is not withdrawn or dismissed within 90 days;

(d) the corporation:

(i) resolves to enter into, or enters into, a scheme of arrangement, a deed of company arrangement, compromise or composition with its creditors or an assignment for their benefit;

(ii) proposes or is subject to a moratorium of its debts; or

(iii) takes proceedings or actions similar to those mentioned in this paragraph as a result of which the corporation’s assets are, or are proposed to be, submitted to the control of its creditors;

(e) the corporation seeks or obtains protection from its creditors under any statute or any other law;

(f) the corporation is unable to pay all of its debts as and when they become due and payable, is insolvent within the meaning of section 95A of the Australian Corporations Act or any analogous circumstances arises under any other statute or law;

(g) the corporation is taken (under section 459F(1) of the Australian Corporations Act) to have failed to comply with a statutory demand;

(h) the corporation is the subject of an event described in section 459C(2)(b) or section 585 of the Australian Corporations Act; or

(i) an event occurs in relation to the corporation which is analogous to anything referred to above or which has a substantially similar effect.

“Australian Loan Parties” shall mean each Loan Party which is incorporated under the laws of Australia (and individually, an “Australian Loan Party”).

“Australian PPS Register” shall mean the “register” as defined in the Australian PPSA.

“Australian PPS Security Interest” shall mean a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement, notice or arrangement having a similar effect, including any “security interest” under sections 12(1) or (2) of the Australian PPSA but excluding anything which is a security interest by operation of section 12(3) of the Australian PPSA which does not (in either case) in substance secure payment or performance of an obligation.

“Availability Period” shall mean (a) with respect to any Term A Loan Commitments and the Term B Loan Commitments, the period from and including the date of this Agreement to and including the date falling 20 Business Days after the date of this Agreement, (b) with respect to any Class of Revolving Facility Commitments (other than any Incremental Revolving Facility Commitment), the period from and including the Closing Date to and including the date falling 1 month prior to the Revolving Facility Maturity Date for such Class and, in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings and Letters of Credit, the date of termination of the Revolving Facility Commitments of such Class and (c) with respect to any Incremental Revolving Facility Commitment or Incremental Term Loan Commitment, the period specified in the Incremental Assumption Agreement pursuant to which such Lender shall have assumed the relevant Incremental Revolving Facility Commitment or Incremental Term Loan Commitment, as applicable.

“Available Credit Balance” means, in relation to an Ancillary Facility, credit balances on any account of any Borrower of that Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that those credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility.

“Available Tenor” shall mean, as of any date of determination and with respect to any then-current Benchmark for any currency, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender under any Class of Revolving Facility Commitments at any time, an amount equal to the Sterling Equivalent of the amount by which (a) the applicable Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the applicable Revolving Facility Credit Exposure of such Revolving Facility Lender at such time. For the avoidance of doubt, an amount equal to the Sterling Equivalent of a Revolving Facility Lender’s Swingline Exposure shall not be considered in calculating the Commitment Fees.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Levy” means any amount payable by any Secured Party or any of their respective Affiliates on the basis of or in relation to its balance sheet or capital base or any part of it or its liabilities or minimum regulatory capital or any combination thereof (including, without limitation, the U.K. bank levy as set out in the Finance Act 2011 , the Dutch bankenbelasting as set out in the Dutch bank levy act (Wet bankenbelasting), and the Irish bank levy as set out in Section 126AA of the Stamp Duties Consolidation Act 1999 of Ireland (in each case as amended or re-enacted)) and any tax in any jurisdiction levied on a similar basis or for a similar purpose or any financial activities taxes (or other taxes) of a kind contemplated in the European Commission consultation paper on financial sector taxation dated 22 February 2011 or the Single Resolution Mechanism established by EU Regulation n°806/2014 of July 15, 2014 (in each case, to the extent in force or formally announced though not yet enacted into law) as at the date of this Agreement or (if applicable) as at the date the relevant Lender accedes as a Lender to this Agreement, and in relation to which a Lender would reasonably be able to quantify the relevant loss, liability or cost, as at the date of this Agreement or (if applicable) as at the date the relevant Lender accedes as a Lender to this Agreement.

“Base Currency Amount” shall mean in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Administrative Agent by the Company pursuant to Section 2.23(b) (Availability) (or, if the amount specified is not denominated in Sterling, that amount converted into Sterling at the Administrative Agent’s Spot Rate on the date which is three Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Administrative Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement), as adjusted to reflect any repayment, prepayment, consolidation or division of a Borrowing, or (as the case may be) cancellation or reduction of an Ancillary Facility.

“Basel II” shall mean, the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement.

“Basel III” shall mean, “Basel III: A global regulatory framework for more resilient banks and banking systems” and “Basel III: International framework for liquidity risk measurement, standards and monitoring” published by the Basel Committee on Banking Supervision in December 2010 in the form existing on the date of this Agreement.

“Basel IV” shall mean, any guidelines and standards published by the Basel Committee on Banking Supervision regarding capital requirements, leverage ratio and liquidity standards applicable to banks, following Basel III.

“Benchmark” shall mean, initially, each Relevant Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for loans denominated in Dollars or an Alternate Currency, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(c).

“Benchmark Replacement” shall mean, for any Available Tenor:

(a) in the case of any Loan denominated in Dollars, the first alternative set forth in the order as follows that can be determined by the Administrative Agent in consultation with the Borrower for the applicable Benchmark Replacement Date: (i) Daily

Simple SOFR, and (ii) the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (B) the related Benchmark Replacement Adjustment; provided that, in the case of clause (B), such adjustment shall not be in the form of an increase of the Applicable Margin; and

(b) in the case of any Loan denominated in Euros, the first alternative set forth in the order as follows that can be determined by the Administrative Agent in consultation with the Borrower for the applicable Benchmark Replacement Date: (i) Daily Simple ESTR, and (ii) the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Euro-denominated syndicated credit facilities at such time in the United States and (B) the related Benchmark Replacement Adjustment; provided that, in the case of clause (B), such adjustment shall not be in the form of an increase of the Applicable Margin;

(c) in the case of any Loan denominated in an Alternate Currency, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Alternate Currency at such time in the United States and (ii) the related Benchmark Replacement Adjustment; provided that, in the case of clause (ii) above, such adjustment shall not be in the form of an increase of the Applicable Margin;

(d) If the Benchmark Replacement as determined pursuant to clause (a), (b) or (c) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of a then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such

Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities that are substantially similar to the credit facilities under this Agreement.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR” (if applicable), the definition of “Business Day,” the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), the definition of “Eurocurrency Banking Day”, the definition of “SOFR Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark for any currency:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; or

(c) in the case of a Term SOFR Transition Event for such currency, the Term SOFR Transition Date applicable thereto.

For the avoidance of doubt, (A) if the Reference Time for the applicable Benchmark refers to a specific time of day and the event giving rise to the Benchmark Replacement Date for any Benchmark occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such Benchmark and for such determination and (B) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean, with respect to the then-current Benchmark for any currency, the occurrence of one or more of the following events with respect to such Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing such Benchmark (or component thereof) or, if such Benchmark is a term rate, that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” shall mean, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (i) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(c) and (ii) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(c).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Directors” shall mean, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Bona Fide Debt Fund” shall mean any fund or investment vehicle that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course.

“Borrower” shall mean (i) with respect to each Term A Facility and the Revolving Facility, each of the Company, PPB, Betfair, TSEH, and FanDuel, and any other persons from time to time that becomes a Borrower hereunder pursuant to Section 9.25 (each, a “TLA/RCF Borrower” and together, the “TLA/RCF Borrowers”), and (ii) with respect to the Initial Term B Loans, Flutter Finance and FanDuel, (each, a “TLB Borrower” and together, the “TLB Borrowers”). The term “Borrowers” shall mean each of the Company, each of the Loan Parties specified in (i) and (ii) above, and any other persons from time to time that becomes a TLA/RCF Borrower hereunder pursuant to Section 9.25 and, in respect of an Ancillary Facility only, any Affiliate of a Borrower that becomes a borrower of that Ancillary Facility with the approval of the relevant Lender pursuant to Section 2.23(i) (Affiliates of Borrowers).

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17.

“Borrowing” shall mean (a) a group of Loans of a single Type under a single Facility, and made on a single date to any Borrower and, in the case of Eurocurrency Loans, SOFR Loans or Compounded SONIA Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Minimum” shall mean (a) in the case of Eurocurrency Loans, Compounded SONIA Loans and Term SOFR Loans, $1,000,000, €1,000,000 or £1,000,000, in each case, as such amount corresponds to the denomination of the applicable Borrowing, (b) in the case of ABR Loans, $1,000,000, and (c) in the case of Swingline Loans, $250,000. Notwithstanding the foregoing, in the case of a Borrowing denominated in an Alternate Currency, the Borrowing Minimum shall be (x) the Alternate Currency Equivalent of the amounts described in the preceding sentence or (y) such other Borrowing Minimum as may be agreed by the Company and the Administrative Agent for the respective Alternate Currency.

“Borrowing Multiple” shall mean (a) in the case of Eurocurrency Loans, Compounded SONIA Loans and Term SOFR Loans, $500,000, €500,000 or £500,000, in each case, as such amount corresponds to the denomination of the applicable Borrowing, (b) in the case of ABR Loans, $250,000 and (c) in the case of Swingline Loans, $250,000. Notwithstanding the foregoing, in the case of a Borrowing denominated in an Alternate Currency, the Borrowing Multiple shall be (x) the Alternate Currency Equivalent of the amounts described in the preceding sentence or (y) such other Borrowing Multiple as may be agreed by the Company and the Administrative Agent for the respective Alternate Currency.

“Borrower Representative” shall have the meaning assigned to such term in Section 9.22.

“Borrowing Request” shall mean a request by the Company in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D or another form approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in any of New York City, London, U.K, the Netherlands, Frankfurt, Germany or Ireland are authorized or required by law to remain closed; provided, that, (a) when used in connection with a Daily Simple SOFR Loan the term

“Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market, (b) when used in connection with a SOFR Loan, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day, (c) when used in connection with a Loan denominated in Euro, the term “Business Day” shall also exclude any day which is not a Target Day and (d) when used in connection with (x) any date for payment or purchase of an amount relating to a Compounded SONIA Loan or (y) the determination of the first day or the last day of an Interest Period for a Compounded SONIA Loan, or otherwise in relation to the determination of the length of such an Interest Period, the term “Business Day” shall also exclude any day that is not an Additional Business Day relating to that Compounded SONIA Loan or Unpaid Sum.

“Capital Expenditures” means, with respect to any person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations). For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capitalized Lease Obligations” of any person shall mean an obligation that is required to be classified and accounted for as a finance lease for financial reporting purposes on the basis of GAAP as of the Closing Date. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the stated maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Collateral Agent, for the benefit of one or more of the Issuing Banks or Revolving Facility Lenders, as collateral for Revolving L/C Exposure or obligations of the Revolving Facility Lenders to fund participations in respect of Revolving L/C Exposure, cash or deposit account balances or, if the Collateral Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent and each applicable Issuing Bank. “Cash Collateral”, “Cash Collateralized” and “Cash Collateralization” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Interest Expense” shall mean, with respect to the Company and its Subsidiaries on a consolidated basis for any period, Interest Expense for such period to the extent such amounts are paid in cash for such period, excluding, without duplication, in any event (a) pay-in-kind Interest Expense or other non-cash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, the Company or any Subsidiary, including such fees paid in connection with the Transactions, (c) the amortization of debt discounts, if any, or fees in respect of Hedging Agreements and (d) any commissions, discounts, yield and other fees and charges related to Qualified Receivables Financing and (e) any payments on any leases, including without limitation any payment on any lease, sublease, rental or license of assets (or guarantee thereof), in each case as determined by the Company in good faith; provided, that Cash Interest Expense shall exclude any one time financing fees, including those paid in connection with the Transactions or any amendment or other modification of this Agreement.

“Cash Management Agreement” shall mean any agreement to provide to the Company, any Borrower or any Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean any person that, at the time it enters into a Cash Management Agreement (or on the Closing Date with respect to Cash Management Agreements existing on the Closing Date), is a provider of facilities, services and/or other financial accommodation under a Cash Management Agreement.

“Central Bank Rate” means (a) for any Loan denominated in Sterling, the Bank of England’s Bank Rate as published by the Bank of England from time to time and (b) for any Loan denominated in any other Alternate Currency, a central bank rate as determined by the Administrative Agent in its reasonable discretion.

“Central Bank Rate Adjustment” has the meaning given to that term in the applicable Compounded Rate Terms.

“Central Bank Rate Spread” has the meaning given to that term in the applicable Compounded Rate Terms.

“Central Credit Register” means the central credit register, as maintained by the Central Bank of Ireland.

A “Change in Control” shall be deemed to occur if:

(a) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such person, entity or “group” and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of voting power of the outstanding Voting Stock of the Company having more than 50.1% of the ordinary voting power for the election of directors of the Company; or

(b) the Company shall fail to beneficially own, directly or indirectly, (i) 100% of the issued and outstanding Equity Interests of any of the Borrowers (other than Betfair and FanDuel), (ii) at least 75% of the issued and outstanding Equity Interests of Betfair (to the extent Betfair remains a Borrower) and (iii) at least 75% of the issued and outstanding Equity Interests of FanDuel (to the extent FanDuel remains a Borrower).

In addition, notwithstanding the foregoing, a transaction in which the Company or a Parent Entity of the Company becomes a subsidiary of another person (such person, the “New Parent”) shall not constitute a Change in Control if (a) the equity holders of the Company or such Parent Entity immediately prior to such transaction beneficially own, directly or indirectly through one or more intermediaries, at least a majority of the total voting power of the Voting Stock of the Company or such New Parent immediately following the consummation of such transaction, or (b) immediately following the consummation of such transaction, no person, other than the New Parent or any subsidiary of the New Parent, beneficially owns, directly or indirectly through one or more intermediaries, more than 50% of the voting power of the Voting Stock of the Company or such Parent Entity.

“Change in Law” shall mean (a) the adoption of any law, treaty, rule or regulation after the Closing Date (or, if later, the date the relevant Lender, Ancillary Lender or Issuing Bank becomes party to this Agreement), (b) any change in law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date (or, if later, the date the relevant Lender, Ancillary Lender or Issuing Bank becomes party to this Agreement) or (c) compliance by any Lender, any Ancillary Lender or any Issuing Bank (or, for purposes of Section 2.15(c), by any Lending Office of such Lender, such Ancillary Lender or such Issuing Bank or by such Lender’s, Ancillary Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (or, if later, the date the relevant Lender, Ancillary Lender or Issuing Bank becomes party to this Agreement); provided, however, that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, or any compliance by a Lender with any request or directive relating to International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel II, Basel III, Basel IV, CRD IV shall in each case under clauses (x) and (y), shall be deemed to be a “Change in Law” but only to the extent a Lender, or Ancillary Lender was not aware or could not have been reasonably aware of the matters set out in clauses (x) and (y) on the Closing Date (or, if later, the date the relevant Lender, Ancillary Lender or Issuing Bank becomes party to this Agreement) and is imposing applicable increased costs or costs in connection with capital adequacy or liquidity requirements similar to those described in clauses (a) and (c) of Section 2.15 generally on other borrowers of loans under United States of America or European cash flow term loan credit facilities, which, as a credit matter, are similarly situated to the Borrowers.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class” shall mean, (a) when used in respect of any Loan or Borrowing, whether such Loan or the Loans comprising such Borrowing are Term A1 Loans, Term A2 Loans, Term A3 Loans, Term B Loans, Other Term Loans, Initial Revolving Loans, Extended Revolving Loans, Other Revolving Loans or Swingline Loans; and (b) when used in respect of any Commitment, whether such Commitment is in respect of a commitment to make Term A1 Loans, Term A2 Loans, Term A3 Loans, Term B Loans, Other Term Loans, Initial Revolving Loans, Extended Revolving Loans, Other Revolving Loans or Swingline Loans. Other Term Loans, Extended Revolving Loans or Other Revolving Loans that have different terms and conditions (together with the Commitments in respect thereof) from the Term A1 Loans, Term A2 Loans, Term A3 Loans, Term B Loans, Initial Revolving Loans or Swingline Loans, respectively, or from other Other Term Loans or other Extended Revolving Loans or other Other Revolving Loans, as applicable, shall each be construed to be in separate and distinct Classes.

“Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“Clean-Up Period” shall have the meaning assigned to such term in Section 7.04.

“Closing Date” shall mean the date of first utilisation of the Term Facilities (or any of them).

“Closing Date Refinancing” shall mean the repayment, repurchase, redemption, defeasance or other discharge of all Indebtedness incurred under the Existing TLB Credit Agreement (other than the Specified Remaining TLB Tranches and any participations rolled on a cashless basis) and the Existing TLA Agreement (other the Existing Roll-Over Letters of Credit and the Existing Ancillary Facilities and any participations rolled on a cashless basis) in accordance with its terms, and the termination and release of any security interests and guarantees in connection therewith.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Co-Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, together with its successors and assigns.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all the “Collateral” (or equivalent term) as defined in any Security Document and all other property that is now or hereafter subject (or purported to be subject) to any Lien in favor of the Administrative Agent, the Collateral Agent or any subagent for the benefit of the Secured Parties pursuant to any Security Documents and which has not been released from such Lien in accordance with the Loan Documents at the time of determination.

“Collateral Agent” shall mean (i) Lloyds Bank PLC, acting as Security Agent as set forth in the Flutter Intercreditor Agreement and (ii) as of the TLB Refinancing Date, Wilmington Trust (London) Limited, acting as Security Agent as set forth in the Refinancing Intercreditor Agreement.

“Collateral Agency Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Collateral and Guarantee Requirements” shall mean the requirements set out in Section 5.10.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitments” shall mean, with respect to any Lender, such Lender’s Revolving Facility Commitment, Term B Loan Commitment, Term A1 Loan Commitment, Term A2 Loan Commitment, Term A3 Loan Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” shall mean Flutter Entertainment plc, a company incorporated in Ireland with registration number 16956 and registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland.

“Compliance Certificate” shall mean a certificate of a Financial Officer of the Company delivered pursuant to Section Section 5.04(b) for the applicable Test Period substantially in the form of Exhibit I.

“Compounded Rate Supplement” means, in relation to any currency, a document which (a) is agreed in writing by the Company, the Administrative Agent (in its own capacity) and the Administrative Agent (acting on the instructions of the Required TLA/RCF Lenders), (b) specifies for that currency the relevant terms which are expressed in this Agreement to be determined by reference to Compounded Rate Terms and (c) has been made available to the Company and each Lender.

“Compounded Rate Terms” means in relation to (a) a currency, (b) a Loan or any sum due and payable but unpaid by a Loan Subsidiary under the Loan Documents (an “Unpaid Sum”) in that currency, (c) an Interest Period for such a Loan or Unpaid Sum (or other period for the accrual of commission or fees in a currency) or (d) any term of this Agreement relating to the determination of a rate of interest in relation to such a Loan or Unpaid Sum, the terms set out for that currency in Exhibit J (Compounded Rate Terms) or in any Compounded Rate Supplement.

“Compounded SONIA” shall mean, in relation to any RFR Banking Day during the Interest Period of a Compounded SONIA Loan, the percentage rate per annum of the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day.

“Compounded SONIA Borrowing” shall mean a Borrowing comprised of Compounded SONIA Loans of the same Class and currency.

“Compounded SONIA Loan” shall mean a Loan that bears interest at a rate based on Compounded SONIA.

“Compounding Methodology Supplement” means, in relation to the Daily Non-Cumulative Compounded RFR Rate, a document which (a) is agreed in writing by the Company, the Administrative Agent (in its own capacity) and the Administrative Agent (acting on the instructions of the Majority Lenders), (b) specifies a calculation methodology for that rate, and (c) has been made available to the Company and each Lender.

“Conduit Lender” shall mean any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that a Conduit Lender shall be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 9.05 (subject to the limitations and requirements of those Sections and Section 2.20 and it being understood that the documentation required under Section 2.18(e) shall be delivered solely to the designating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b) but no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.15, Section 2.16, Section 2.17, Section 2.18 or Section 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender unless the designation of such Conduit Lender is made with the prior written consent of the Company (not to be unreasonably withheld or delayed), which consent shall specify that it is being made pursuant to the proviso in the definition of “Conduit Lender” and provided that the designating Lender provides such information as the Company reasonably requests in order for the Company to determine whether to provide its consent or (b) be deemed to have any Commitment.

“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn and excluding any Indebtedness arising under paragraph (e) and paragraph (f) of the definition of Indebtedness) consisting of Indebtedness for borrowed money and Disqualified Stock of the Company and its Subsidiaries determined on a consolidated basis on such date in accordance with GAAP; provided that, for purposes of the calculation of the Net First Lien Leverage Ratio, the Net Secured Leverage Ratio and the Net Total Leverage Ratio, the sum of all Indebtedness shall be reduced by the outstanding receivable principal amount of cross currency interest rate swaps and increased by the outstanding payable currency principal amount of cross currency interest rate swaps associated with the Indebtedness (as determined by the Company in good faith) together with all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Hedging Agreements.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(a) any net after-tax extraordinary, exceptional, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto), any severance, relocation or other restructuring expenses (including any cost or expense related to employment of terminated employees), any expenses related to any New Project or any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to closing costs, rebranding costs, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, acquisition integration costs, opening costs, recruiting costs, signing, retention or completion bonuses, litigation and arbitration costs, charges, fees and expenses (including settlements), and expenses or charges related to any offering of Equity Interests or debt securities of the Company or any Subsidiary, any Investment, acquisition, Disposition, recapitalization or incurrence, issuance, repayment, repurchase, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments related to the Transactions (including any costs relating to auditing prior periods, any transition-related expenses, and Transaction Expenses incurred before, on or after the Closing Date), in each case, shall be excluded,

(b) any net after-tax income or loss from Disposed of, abandoned, closed or discontinued operations or fixed assets and any net after-tax gain or loss on the Dispositions of Disposed of, abandoned, closed or discontinued operations or fixed assets shall be excluded,

(c) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business Dispositions or asset Dispositions other than in the ordinary course of business (as determined in good faith by the management of the Company) shall be excluded,

(d) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment or buy-back of indebtedness, Hedging Agreements or other derivative instruments shall be excluded,

(e) (i) the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof (other than an Unrestricted Subsidiary of such referent person) in respect of such period and (ii) the Net Income for such period shall include any dividend, distribution or other payment in cash (or to the extent converted into cash) received by the referent person or a subsidiary thereof (other than an Unrestricted Subsidiary of such referent person) from any person in excess of, but without duplication of, the amounts included in subclause (i),

(f) the cumulative effect of a change in accounting principles during such period shall be excluded,

(g) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its subsidiaries and including the effects of adjustments to (i) deferred rent, (ii) Capitalized Lease Obligations or other obligations or deferrals attributable to capital spending funds with suppliers or (iii) any deferrals of revenue) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(h) any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles and other fair value adjustments arising pursuant to GAAP, shall be excluded,

(i) any (i) non-cash compensation charge or (ii) non-cash costs or expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded,

(j) accruals and reserves that are established or adjusted in connection with the Transactions or within twelve months after the Closing Date or the closing of any acquisition or investment and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded,

(k) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretation shall be excluded,

(l) any gain, loss, income, expense or charge resulting from the application of any LIFO method shall be excluded,

(m) any non-cash charges for deferred tax asset valuation allowances shall be excluded,

(n) any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from Hedging Agreements for currency exchange risk, shall be excluded,

(o) any deductions attributable to minority interests shall be excluded,

(p) [reserved],

(q) (A) to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (x) not denied by the applicable carrier in writing within 180 days and (y) in fact reimbursed within 365 days following the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; and (B) amounts estimated in good faith to be received from insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in Net Income in a future period).

“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of the Company and the Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of the Company as of the last day of the fiscal half-year most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or Section 5.04(b), as applicable, calculated on a Pro Forma Basis after giving effect to any acquisition or Disposition of a person or assets that may have occurred on or after the last day of such fiscal half-year.

“Continuing Letter of Credit” shall have the meaning assigned to such term in Section 2.05(k).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Party” shall have the meaning assigned to such term in Section 9.29(a).

“CRD IV” shall mean, the prudential rules for banks, building societies and investment firms contained in the Capital Requirements Directive (2013/36/EN) and Capital Requirements Regulation (575/2014).

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Cumulative Credit” shall mean, as of the Closing Date, $1,727,600,000 plus, at any date thereafter, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a) the greater of $475,000,000 and 0.25 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, plus

(b) the Cumulative Retained Excess Cash Flow Amount at such time, plus

(c) [reserved],

(d) the aggregate amount of any Declined Proceeds, plus

(e) (i) the cumulative amount of proceeds (including cash and the fair market value (as determined in good faith by the Company) of property other than cash) from the sale of Equity Interests of the Company or any Parent Entity after the Closing Date and on or prior to such time (including upon exercise of warrants or options), which proceeds have been contributed as common equity to the capital of such Borrower, and (ii) common Equity Interests of the Company or any Parent Entity issued upon conversion of Indebtedness (other than Indebtedness that is contractually subordinated to the Loan Obligations in right of payment) of the Company or any Subsidiary owed to a person other than the Company, a Borrower or a Subsidiary; provided, that this clause (e) shall exclude (w) Permitted Cure Securities, (x) sales of Equity Interests financed as contemplated by Section 6.04(e) or used as described in clause (ix) of the definition of “EBITDA”, (y) any amount used to incur Indebtedness under Section 6.01(l), any amounts used to finance the payments or distributions in respect of any Junior Financing pursuant to Section 6.09(b), and (z) Excluded Contributions plus

(f) 100% of the aggregate amount of contributions as common equity to the capital of the Company received in cash (and the fair market value (as determined in good faith by the Company) of property other than cash) after the Closing Date (subject to the same exclusions as are applicable to clause (e) above); plus

(g) 100% of the aggregate principal amount of any Indebtedness (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock) of the Company or any Subsidiary thereof issued after the Closing Date (other than Indebtedness issued to a Subsidiary), which has been converted into or exchanged for Qualified Equity Interests in the Company, or any Parent Entity, plus

(h) 100% of the aggregate amount received by the Company or any Subsidiary in cash (and the fair market value (as determined in good faith by the Company) of property other than cash received by the Company or any Subsidiary) after the Closing Date from:

(i) the issuance or sale (other than to the Company or any Subsidiary) of the Equity Interests of an Unrestricted Subsidiary, or

(ii) any dividend or other distribution by an Unrestricted Subsidiary, plus

(i) in the event any Unrestricted Subsidiary has been redesignated as a Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into the Company or any Subsidiary, the fair market value (as determined in good faith by the Company) of the Investments of the Company or any Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) if the original designation of such Subsidiary as an Unrestricted Subsidiary constituted a use of the Cumulative Credit, plus

(j) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale or other disposition, repayments, repurchases, redemptions, income and similar amounts) actually received by the Company or any Subsidiary in respect of any Investments made pursuant to Section 6.04(j)(Y), minus

(k) any amounts thereof used to make Investments pursuant to Section 6.04(j)(Y) after the Closing Date prior to such time, minus

(l) the cumulative amount of Restricted Payments made pursuant to Section 6.06(e) after the Closing Date prior to such time, minus

(m) any amount thereof used to make payments or distributions in respect of Junior Financings pursuant to Section 6.09(b)(E) (other than payments made with proceeds from the issuance of Equity Interests that were excluded from the calculation of the Cumulative Credit pursuant to clause (e) above);

provided, however, Cumulative Credit shall only be increased pursuant to clause (b) above to the extent that Excess Cash Flow for any Excess Cash Flow Period exceeds the ECF Threshold Amount (or, with respect to any Excess Cash Flow Interim Period, a pro rata portion of such amount).

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount (which shall not be less than zero in the aggregate) determined on a cumulative basis equal to:

(a) the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date, plus

(b) for each Excess Cash Flow Interim Period ended prior to such date but as to which the corresponding Excess Cash Flow Period has not ended, an amount equal to the Retained Percentage of Excess Cash Flow for such Excess Cash Flow Interim Period, minus

(c) the cumulative amount of all Retained Excess Cash Flow Overfundings as of such date.

“Cure Amount” shall have the meaning assigned to such term in Section 7.03.

“Cure Right” shall have the meaning assigned to such term in Section 7.03.

“Current Assets” shall mean, with respect to the Company and the Subsidiaries on a consolidated basis at any date of determination, the sum of all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Company and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits.

“Current Liabilities” shall mean, with respect to the Company and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Company and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions, (e) Third Party Funds, if applicable and (f) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations.

“Daily Non-Cumulative Compounded RFR Rate” shall mean, in relation to any RFR Banking Day during an Interest Period for a Compounded SONIA Loan, the percentage rate per annum determined by the Administrative Agent (or by any other Secured Party which agrees to determine that rate in place of the Administrative Agent) in accordance with the methodology set out in Exhibit K (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

“Daily Rate” shall the rate specified as such in the applicable Compounded Rate Terms.

“Daily Simple ESTR” means, for any day, ESTR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple ESTR” for business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion that is substantially consistent with both (x) market practice and (y) other U.S. syndicated credit facilities for similarly situated borrowers denominated in Euros.

“Daily Simple SOFR” shall mean, for any day (a “SOFR Rate Day”), a rate per annum equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Dollars, the greater of (i) SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is an U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an U.S. Government Securities Business Day, the U.S. Government Securities Business Day

immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Daily Simple SOFR Borrowing” shall mean a Borrowing comprised of Daily Simple SOFR Loans of the same Class and currency.

“Daily Simple SOFR Loan” means a Loan that bears interest at a rate based on Daily Simple SOFR other than pursuant to clause (c) of the definition of “ABR”.

“Data Privacy Laws” shall mean all Applicable Laws (including common law), rules, regulations, codes, ordinances, policies, orders, decrees or judgments, promulgated or entered into by any Governmental Authority, relating in any way to the transmission, storage, security or protection of data and information, including personally identifiable information.

“Debt Service” shall mean, with respect to the Borrowers and the Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period, plus scheduled principal amortization of Consolidated Debt for such period.

“Debtor Relief Laws” shall mean the U.S. Bankruptcy Code, the U.K. Insolvency Act 1986, and all other administration, liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership, insolvency, reorganization, or similar debtor relief law or corporate insolvency laws in the United States of America or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.10(c)(i).

“Declining Lender” shall have the meaning assigned to such term in Section 2.10(c)(i).

“Deemed Date” shall have the meaning assigned to such term in Section 6.01.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.22, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Ancillary Lender, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Company, Administrative Agent, Ancillary Lender or any Issuing Bank in writing that it does not intend or expect to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, examiner, administrative receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (e) is a Sanctioned Party. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22) upon delivery of written notice of such determination to the Company, each Issuing Bank, each Ancillary Lender and each Lender.

“Designated Gross Amount” means the amount notified by the Company to the Administrative Agent upon the establishment of a Multi account Overdraft as being the maximum amount of Gross Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.

“Designated Net Amount” means the amount notified by the Company to the Administrative Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Net Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.

“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by the Company) of non-cash consideration received by a Borrower or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Company, setting forth such valuation, less the amount of cash equivalents received in connection with a subsequent disposition of, or other receipt of cash equivalents in respect of, such Designated Non-Cash Consideration.

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Dispose” or “Disposed of” shall mean to convey, sell, lease, sell and leaseback, assign, farm-out, transfer or otherwise dispose of any property, business or asset. The term “Disposition” shall have a correlative meaning to the foregoing.

“Disqualification” shall mean, with respect to any Lender:

(a) the failure of that person timely to file pursuant to applicable Gaming Laws;

   (i) any application requested of that person by any Gaming Authority in connection with any licensing required of that person as a lender to a Borrower; or

   (ii) any required application or other papers in connection with determination of the suitability of that person as a lender to a Borrower;

(b) the withdrawal by that person (except where requested or permitted by the Gaming Authority) of any such application or other required papers;

(c) any finding by a Gaming Authority that there is reasonable cause to believe that such person may be found unqualified or unsuitable; or

(d) any final determination by a Gaming Authority pursuant to applicable Gaming Laws:

   (i) that such person is “unsuitable” as a lender to a Borrower;

   (ii) that such person shall be “disqualified” as a lender to a Borrower; or

   (iii) denying the issuance to that person of any license or other approval required under applicable Gaming Laws to be held by all lenders to a Borrower; and the word “Disqualified” as used herein shall have a meaning correlative thereto.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Loan Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date in effect at the time of issuance thereof (provided, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Company or the Borrowers in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, (b) with respect to any amount denominated in any currency other than Dollars for the purposes of determining any amount other than the utilization of a Dollar denominated basket, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Bank or an Ancillary Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other applicable date of determination) for the purchase of Dollars with such currency and (c) with respect to any amount denominated in any currency other than Dollars for the purposes of determining the utilization of a Dollar denominated basket, as determined in accordance with Section 1.04(c)(c).

“Dollars” or “$” shall mean lawful money of the United States of America.

“Dollar Pari Yield Differential” shall have the meaning assigned to such term in Section 6.02.

“Dollar Term Yield Differential” shall have the meaning assigned to such term in Section 2.21(b)(viii).

“Dutch Attorney-in-Fact” shall have the meaning assigned to such term in Section 9.26.

“Dutch Borrower” means Flutter Finance and any other Borrower incorporated in, or otherwise tax resident in, the Netherlands.

“Dutch Civil Code” means the Burgerlijk Wetboek.

“Dutch Insolvency Event” means any bankruptcy (faillissement), suspension of payments ((voorlopige) surseance van betaling), administration (onderbewindstelling), dissolution (ontbinding), Flutter Finance or shareholder having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990).

“Dutch Loan Party” shall mean Flutter Finance and each Subsidiary Loan Party that is incorporated or organized under the laws of the Netherlands.

“Dutch Qualifying Lender” means, in respect of a Dutch Borrower, a Lender or Participant, as the case may be, which is beneficially entitled to interest payable to that Lender or Participant in respect of an advance under a Loan Document and is:

(i) able (otherwise than by reason of being a Dutch Treaty Lender) to receive such interest from the relevant Borrower without any a deduction or withholding for or on account of Tax being imposed on such interest under the laws of the Netherlands; or

(ii) a Dutch Treaty Lender.

“Dutch Treaty Lender” means a Lender or Participant which:

(i) is treated as a resident of a Dutch Treaty State for the purposes of a Dutch Treaty;

(ii) does not carry on a business in the Netherlands through a permanent establishment with which that Lender or Participant’s participation in the Loans is effectively connected; and

(iii) fulfils any other conditions which must be fulfilled under the relevant Dutch Treaty for residents of that Dutch Treaty State to obtain exemption from Dutch tax on interest, including provision of the relevant self-certification form, or, where the self-certification procedure is no longer applicable, completion of any necessary procedural formalities.

“Dutch Treaty State” means a jurisdiction having a double taxation agreement with the Netherlands (a “Dutch Treaty”) which makes provision for full exemption from tax imposed by the Netherlands on interest.

“EBITDA” shall mean, with respect to the Company and its Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Company and its Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xi) of this clause (a) reduced such Consolidated Net Income (and were not excluded therefrom) for the respective period for which EBITDA is being determined):

(i) provision for Taxes based on income, profits or capital of the Company and its Subsidiaries for such period, including, without limitation, state, franchise, gross receipts and margins, and similar taxes and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examinations) and, without duplication of the foregoing, the amount of any distributions in respect of the foregoing items pursuant to Section 6.06(b)(iii) or 6.06(n),

(ii) Interest Expense (and to the extent not included in Interest Expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock and (y) costs of surety bonds in connection with financing activities) of the Company and its Subsidiaries for such period, together with items excluded from the definition of “Interest Expense” pursuant to clause (a) thereof,

(iii) depreciation and amortization expenses of the Company and its Subsidiaries for such period including the amortization of intangible assets, deferred financing fees, original issue discount, amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits,

(iv) business optimization expenses and other restructuring charges or reserves (which, for the avoidance of doubt, shall include the effect of inventory optimization programs, facility, branch, office or business unit closures, facility, branch, office or business unit consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments, excess pension charges, start-up or initial costs for any project, division or new line of business, reserves associated with improvements to IT and accounting functions, office or business unit opening costs or any one-time costs incurred in connection with acquisitions, Investments, New Projects and any fees, costs, expenses associated with acquisition related litigation and settlements thereof),

(v) any other non-cash charges; provided, that for purposes of this subclause (v) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period),

(vi) [reserved];

(vii) any expenses or charges (other than depreciation or amortization expense as described in the preceding subclause (iii)) related to any issuance of Equity Interests, Investment, acquisition, New Project, Disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (x) such fees, expenses or charges related to this Agreement and (y) any amendment or other modification of the Obligations or other Indebtedness,

(viii) [reserved],

(ix) any costs or expense incurred pursuant to any management equity plan or stock option plan, any non-cash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, retention charges (including charges or expenses in respect of any management equity plan and any charges arising on any management equity plan accounted for as cash settled under GAAP), or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of a Loan Party (other than contributions received from the Company or another Subsidiary Loan Party) or net cash proceeds of an issuance of Qualified Equity Interests of the Company,

(x) [reserved],

(xi) the amount of any loss attributable to a New Project, until the date that is 12 months after the date of completing the construction, acquisition, assembling or creation of such New Project, as the case may be; provided, that (A) such losses are reasonably identifiable and factually supportable and certified by a Responsible Officer of the Company and (B) losses attributable to such New Project after 12 months from the date of completing such construction, acquisition, assembling or creation, as the case may be, shall not be included in this subclause (xi), and

(xii) with respect to any joint venture that is not a Subsidiary an amount equal to the proportion of EBITDA relating to such joint venture corresponding to the Company’s and the Subsidiaries’ proportionate share of such joint venture’s EBITDA (determined as if such joint venture were a Subsidiary), minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of the Company and its Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period).

“ECF Threshold Amount” shall have the meaning assigned to such term in Section 2.11(c).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent

“EEA Member Country” shall mean any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Election Date” shall have the meaning assigned to such term in Section 1.09.

“Employee Benefit Plan” shall mean any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) maintained by the Company, any Borrower or any of the Subsidiaries or under which the Company, any Borrower or any of the Subsidiaries has any obligations.

“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all Applicable Laws (including common law), rules, regulations, codes, ordinances, orders, binding agreements, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the generation, use, transport, management, Release or threatened Release of, or exposure to, any Hazardous Material or to public or employee health and safety matters (to the extent relating to the Environment or Hazardous Materials).

“Environmental Permits” shall have the meaning assigned to such term in Section 3.16.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any member interest in a cooperative, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company, any Borrower or any Subsidiary Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (e) the incurrence by the Company, the Borrowers, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (f) the receipt by the Company, the Borrowers, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan under Section 4041 or 4042 of ERISA; (g) the incurrence by the Company, the Borrowers, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Company, the Borrowers, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company, the Borrowers, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (j) the withdrawal of any of the Company, the Borrowers, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“Erroneous Payment” shall have the meaning assigned to such term in Section 8.18(a).

“Erroneous Payment Deficiency Assignment” shall have the meaning assigned to such term in Section 8.18(b).

“Erroneous Payment Impacted Class” shall have the meaning assigned to such term in Section 8.18(b).

“Erroneous Payment Return Deficiency” shall have the meaning assigned to such term in Section 8.18(b).

“Erroneous Payment Subrogation Rights” shall have the meaning assigned to such term in Section 8.18(b).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBO Rate” shall mean, with respect to any Eurocurrency Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate that is two Target Days prior to the commencement of such Interest Period; provided that if the EURIBO Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate in agreement with the Borrowers.

“Euro” shall mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Banking Day” shall mean, for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros, a TARGET Day; provided, that, in each case, such day is also a Business Day.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans (which, for the avoidance of doubt, shall be denominated in Euros).

“Eurocurrency Loan” shall mean any Eurocurrency Term Loan or Eurocurrency Revolving Loan.

“Eurocurrency Revolving Facility Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the EURIBO Rate in accordance with the provisions of Article II.

“Eurocurrency Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the EURIBO Rate in accordance with the provisions of Article II.

“European Loan Party” shall mean the Company and each other Loan Party that is incorporated or organized under the laws of a European jurisdiction.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, with respect to the Company and its Subsidiaries on a consolidated basis for any Applicable Period, EBITDA of the Company and its Subsidiaries on a consolidated basis for such Applicable Period, minus, without duplication, (A):

(a) Debt Service for such Applicable Period,

(b) the amount of any voluntary payment permitted hereunder of Pari Term Loans during such Applicable Period (other than any voluntary prepayment of the Term Loans, which shall be the subject of Section 2.11(c)(ii)(A)) and the amount of any voluntary payments of revolving Indebtedness that is secured by a Lien on the Collateral that ranks pari passu with the Liens that secure the Term Loans to the extent accompanied by permanent reductions of any revolving facility commitments during such Applicable Period (other than any voluntary prepayments of the Revolving Facility Loans or the Swingline Loans, which shall be the subject of Section 2.11(c)(ii)(B)), so long as the amount of such prepayment is not already reflected in Debt Service,

(c) (i) Capital Expenditures by the Company and the Subsidiaries on a consolidated basis during such Applicable Period that are paid in cash and (ii) the aggregate consideration paid in cash during the Applicable Period in respect of Permitted Business Acquisitions, New Project expenditures and other Investments permitted hereunder (excluding Permitted Investments, intercompany Investments in Subsidiaries and Investments made pursuant to Section 6.04(j)(Y) (unless made pursuant to clause (a) of the definition of “Cumulative Credit”)) and payments in respect of restructuring activities,

(d) Capital Expenditures, Permitted Business Acquisitions, New Project expenditures or other permitted Investments (excluding Permitted Investments and intercompany Investments in Subsidiaries), or payments in respect of planned restructuring activities, that the Company or any Subsidiary shall, during such Applicable Period, become obligated to make or otherwise anticipated to make payments with respect thereto but that are not made during such Applicable Period; provided, that (i) the Company shall deliver a certificate to the Administrative Agent not later than the date required for the delivery of the certificate pursuant to Section 2.11(c), signed by a Responsible Officer of the Company and certifying that payments in respect of such Capital Expenditures, Permitted Business Acquisitions, New Project expenditures or other permitted Investments or planned restructuring activities are expected to be made in the following Excess Cash Flow Period, and (ii) any amount so deducted shall not be deducted again in a subsequent Applicable Period,

(e) Taxes paid in cash by the Company and its Subsidiaries on a consolidated basis during such Applicable Period or that will be paid within nine months after the close of such Applicable Period and, without duplication of the foregoing, the amount of any distributions in respect of Taxes made pursuant to Section 6.06(b)(iii) and Section 6.06(n) during such Applicable Period or that will be made within nine months after the close of such Applicable Period; provided, that with respect to any such amounts to be paid or distributed after the close of such Applicable Period, (i) any amount so deducted shall not be deducted again in a subsequent Applicable Period, and (ii) appropriate reserves shall have been established in accordance with GAAP,

(f) an amount equal to any increase in Working Capital (other than any increase arising from the recognition or de-recognition of any Current Assets or Current Liabilities upon an acquisition or disposition of a business) of the Company and its Subsidiaries for such Applicable Period and, at the Company’s option, any anticipated increase, estimated by the Company in good faith, for the following Excess Cash Flow Period,

(g) cash expenditures made in respect of Hedging Agreements during such Applicable Period, to the extent not reflected in the computation of EBITDA or Interest Expense,

(h) permitted Restricted Payments paid in cash by the Company during such Applicable Period and permitted Restricted Payments paid by any Subsidiary to any person other than the Borrowers or any of the Subsidiaries during such Applicable Period, in each case in accordance with Section 6.06 (other than Section 6.06(e) (unless made pursuant to clause (a) of the definition of “Cumulative Credit”)),

(i) amounts paid in cash during such Applicable Period on account of (A) items that were accounted for as non-cash reductions of Net Income in determining Consolidated Net Income or as non-cash reductions of Consolidated Net Income in determining EBITDA of the Company and its Subsidiaries in a prior Applicable Period and (B) reserves or accruals established in purchase accounting,

(j) to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith,

(k) the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent such items represented a cash payment (other than in respect of Transaction Expenses) which had not reduced Excess Cash Flow upon the accrual thereof in a prior Applicable Period, or an accrual for a cash payment, by a Borrower and its Subsidiaries or did not represent cash received by a Borrower and its Subsidiaries, in each case on a consolidated basis during such Applicable Period, and

(l) the amount of (A) any deductions attributable to minority interests that were added to or not deducted from Net Income in calculating Consolidated Net Income and (B) EBITDA of joint ventures and minority investments added to Consolidated Net Income in calculating EBITDA, plus, without duplication, (B):

(a) an amount equal to any decrease in Working Capital (other than any decrease arising from the recognition or de-recognition of any Current Assets or Current Liabilities upon an acquisition or disposition of a business) of the Company and its Subsidiaries for such Applicable Period,

(b) all amounts referred to in clauses (A)(b), (A)(c) and (A)(d) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (including Capitalized Lease Obligations and purchase money Indebtedness, but excluding proceeds of extensions of credit under any revolving credit facility), the sale or issuance of any Equity Interests (including any capital contributions) and any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets, in each case to the extent there is a corresponding deduction from Excess Cash Flow above,

(c) to the extent any permitted Capital Expenditures, Permitted Business Acquisitions, New Project expenditures or permitted Investments or payments in respect of planned restructuring activities referred to in clause (A)(d) above do not occur in the following Applicable Period of the Company specified in the certificate of the Company provided pursuant to clause (A)(d) above, the amount of such Capital Expenditures, Permitted Business Acquisitions, New Project expenditures or permitted Investments or payments in respect of planned restructuring activities that were not so made in such following Applicable Period,

(d) cash payments received in respect of Hedging Agreements during such Applicable Period to the extent (i) not included in the computation of EBITDA or (ii) such payments do not reduce Cash Interest Expense,

(e) any extraordinary or nonrecurring gain realized in cash during such Applicable Period (except to the extent such gain consists of Net Proceeds subject to Section 2.11(b)), and

(f) the amount related to items that were deducted from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (i) such items represented cash received by a Borrower or any Subsidiary or (ii) such items do not represent cash paid by a Borrower or any Subsidiary, in each case on a consolidated basis during such Applicable Period.

“Excess Cash Flow Interim Period” shall mean, (x) during any Excess Cash Flow Period, any one, two, or three-quarter period (a) commencing on the later of (i) the end of the immediately preceding Excess Cash Flow Period and (ii) if applicable, the end of any prior Excess Cash Flow Interim Period occurring during the same Excess Cash Flow Period and (b) ending on the last day of the most recently ended fiscal quarter (other than the last day of the fiscal year) during such Excess Cash Flow Period for which financial statements are available and (y) during the period from the Closing Date until the beginning of the first Excess Cash Flow Period, any period commencing on the Closing Date and ending on the last day of the most recently ended fiscal quarter for which financial statements are available.

“Excess Cash Flow Period” shall mean each fiscal year of the Company, commencing with the fiscal year of the Company ending in December 2024.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” shall mean the cash and the fair market value of assets other than cash (as determined by the Company in good faith) received by the Company after the Closing Date from: (a) contributions to its common Equity Interests, and (b) the sale or issuance (other than to a Subsidiary of Company or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Qualified Equity Interests of the Company, in each case designated as Excluded Contributions pursuant to a certificate of a Responsible Officer of the Company on or promptly after the date such capital contributions are made or the date such Equity Interest is sold or issued, as the case may be.

“Excluded Jurisdiction” shall mean each of Italy, Portugal, Belgium, Russia and each country or territory located in Asia, South America, Eastern Europe and Africa.

“Excluded Indebtedness” shall mean all Indebtedness not incurred in violation of Section 6.01.

“Excluded Property” shall have the meaning assigned to such term in Section 5.10(f)(i).

“Excluded Securities” shall mean any of the following:

(a) any Equity Interests or Indebtedness with respect to which the Administrative Agent and the Company reasonably agree that the cost or other consequences of pledging such Equity Interests or Indebtedness in favor of the Secured Parties under the Security Documents (including any adverse tax consequences) are likely to be excessive in relation to the value to be afforded thereby;

(b) any Equity Interests or Indebtedness to the extent the pledge thereof would be prohibited by any Applicable Law after giving effect to the anti-assignment provisions of the Uniform Commercial Code or equivalent law of any applicable jurisdiction;

(c) any Equity Interests of any person that is not a Wholly Owned Subsidiary to the extent (A) that a pledge thereof to secure the Obligations is prohibited by (i) any applicable organizational documents, joint venture agreement or shareholder agreement or (ii) any other contractual obligation with an unaffiliated third party not in violation of Section 6.09(c) binding on such Equity Interests to the extent in existence on the Closing Date or on the date of acquisition thereof and not entered into in contemplation thereof (other than in connection with the incurrence of Indebtedness of the type contemplated by Section 6.01(i)) (other than, in this subclause (A)(ii), customary non-assignment provisions which are ineffective under Article 9 of the Uniform Commercial Code, PPSA or other Applicable Laws), (B) any organizational documents, joint venture agreement or shareholder agreement (or other contractual obligation referred to in subclause (A)(ii) above) prohibits such a pledge without the consent of any other party; provided, that this clause (B) shall not apply if (1) such other party is a Loan Party or a Wholly Owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrowers or any Subsidiary to obtain any such consent) and shall only apply for so long as such organizational documents, joint venture agreement or shareholder agreement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Loan Party or a Wholly Owned Subsidiary) to any organizational documents, joint venture agreement or shareholder agreement governing such Equity Interests (or other contractual obligation referred to in subclause (A)(ii) above) the right to terminate its obligations thereunder (other than, in the case of other contractual obligations referred to in subclause (A)(ii), customary non-assignment provisions which are ineffective under Article 9 of the Uniform Commercial Code, PPSA or other Applicable Laws);

(d) any Equity Interests of any Immaterial Subsidiary or any Unrestricted Subsidiary;

(e) Equity Interests of any Subsidiary that is incorporated or organized in an Excluded Jurisdiction;

(f) any Equity Interests or Indebtedness that are set forth on Schedule 1.01(A) to this Agreement; and

(g) any Margin Stock.

“Excluded Subsidiary” shall mean any of the following (except as otherwise provided in clause (b) of the definition of “Subsidiary Loan Party”):

(a) each Immaterial Subsidiary,

(b) each Subsidiary that is not a Wholly Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary),

(c) each Subsidiary that is prohibited from Guaranteeing or granting Liens to secure the Obligations by any Applicable Law or that would require consent, approval, license or authorization of a Governmental Authority to Guarantee or grant Liens to secure the Obligations (unless such Applicable Law is satisfied or such consent, approval, license or authorization has been received),

(d) each Subsidiary that is prohibited by any applicable contractual requirement from Guaranteeing or granting Liens to secure the Obligations on the Closing Date or at the time such Subsidiary becomes a Subsidiary not in violation of Section 6.09(c) (and for so long as such restriction or any replacement or renewal thereof is in effect),

(e) any other Subsidiary with respect to which, the Administrative Agent and the Company reasonably agree that the cost or other consequences (including any adverse tax consequences) of providing a Guarantee of or granting Liens to secure the Obligations are likely to be excessive in relation to the value to be afforded thereby,

(f) each Unrestricted Subsidiary,

(g) with respect to any Swap Obligation, any Subsidiary that is not an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder,

(h) any member of the Group that is organized or incorporated in an Excluded Jurisdiction, and

(i) any joint venture or any such similar entity.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Administrative Agent and the Company. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document (each such person, a “Recipient”), (i) Taxes imposed on or measured by its overall net income, profits, gains or branch profits (however denominated, and including (for the avoidance of doubt) (A) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), or (B) with respect to a Loan, Letter of Credit or Commitment extended to a Dutch Borrower, any Tax imposed under the laws of the Netherlands to the extent such Tax becomes due as a result of such Recipient having a direct or indirect interest (aanmerkelijk belang) as defined in the Netherlands Income Tax Act 2001 (Wet inkomstenbelasting 2001) in any of the Dutch Loan Parties) and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such Recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable Lending Office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from this Agreement or any other Loan Documents or any transactions contemplated thereunder), (ii) in the case of a Lender with respect to a Loan, Letter of Credit or Commitment extended to a U.S. Person, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (1) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by a Borrower under Section 2.19(b)) or (2) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (iii) any withholding Tax that is attributable to such Recipient’s failure to comply with Section 2.17(d), 2.17(e), (iv) with respect to a Loan, Letter of Credit or Commitment extended to a Dutch Borrower, Dutch withholding Taxes required to be withheld from a payment to a Lender or Participant where: (1) the Lender or Participant, as applicable, is not, or has ceased to be a Dutch Qualifying Lender other than as a result of any change after the date it became a Lender or Participant under this Agreement in (or in the interpretation, administration, or application of) any law or Dutch Treaty, or any published practice or published concession of any relevant taxing authority or (2) the relevant Lender or Participant is a Dutch Treaty Lender and the Dutch Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without such Dutch withholding Taxes had that Lender complied with its obligations under Section 2.17, (v) with respect to a Loan, Letter of Credit or Commitment extended to an Irish Borrower, Irish withholding Taxes required to be withheld from a payment to a Lender or Participant where: (1) the Lender or Participant, as applicable, is not, or has ceased to be an Irish Qualifying Lender other than as a result of any change after the date it became a Lender or Participant under this Agreement in (or in the interpretation, administration, or application of) any law or Irish Treaty, or any published practice or published concession of any relevant taxing authority or (2) the relevant Lender is an Irish Treaty Lender and the Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without such Irish withholding Taxes had that Lender complied with its obligations under Section 2.17(d), (vi) any U.S. federal withholding Taxes imposed under FATCA, (vii) with respect to a Loan or Commitment extended to a U.K. Borrower, any U.K. Tax Deduction if on the date on which the payment falls due: (A) the payment could have been made to that Lender without such U.K. Tax Deduction if that Lender had been a U.K. Qualifying Lender, but on that date that Lender is not or has ceased to be a U.K. Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or U.K. Treaty, or any published practice or published concession of any relevant taxing authority; (B) that Lender is a U.K. Qualifying Lender solely as a result of limb (ii) of the definition of “U.K. Qualifying Lender”, and (a) an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of ITA 2007 which relates to the payment and that Lender has received a certified copy of that Direction and (b) the payment could have been made to that Lender without such U.K. Tax Deduction if that Direction had not been made; (C) that Lender is a U.K. Qualifying Lender solely as a result of limb (ii) of the definition of “U.K. Qualifying Lender”, and (a) that Lender has not indicated in accordance with Section 2.17(m) that it is a U.K. Qualifying Lender that falls within paragraph (ii) of the definition of “U.K. Qualifying Lender” and (b) the payment could have been made to that Lender without such U.K. Tax Deduction if that Lender had so indicated, on the basis that such indication would have enabled the relevant Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of ITA 2007; or (c) the relevant Lender is a U.K. Treaty Lender and the relevant Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without such U.K. Tax Deduction had that Lender complied with its obligations under Section 2.17(d), (viii) Taxes attributable to an Excluded Tax Event except to the extent that any such Taxes are attributable solely to the Borrower’s internal structuring, (ix) Taxes attributable to any stamp duty, registration or similar Taxes payable in respect of any assignment or transfer by a Lender of any of its rights or obligations under the Loan Documents (which shall, for the avoidance of doubt, be dealt with pursuant to Section 2.17(c)), (x) Taxes comprising or attributable to any Bank Levy, (xi) Taxes comprising or attributable to VAT (which shall, for the avoidance of doubt, be dealt with pursuant to Section 2.17(q) to (v)), and (xii) Taxes attributable to the wilful breach by the relevant Recipient of any law or regulation.

“Excluded Tax Event” means (a) the implementation of the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting, (b) ATAD, and (c) any anti-tax avoidance directive or legislation, but in the case of paragraphs (b) and (c), only to the extent that the relevant Recipient was aware or should have been reasonably aware of the requirements of such directive, convention or legislation on the Closing Date (or, if later, the date the relevant Recipient becomes party to this Agreement).

“Existing Ancillary Facility” means any facility or other financial accommodation made available to one or more member of the Group which is notified to the Administrative Agent by the Company on or prior to the Closing Date, as a facility or financial accommodation to be treated as an “Existing Ancillary Facility” for the purposes of this Agreement (including, for the avoidance of doubt, any existing guarantee or other intra-group credit support arrangements notified to the Administrative Agent on or prior to the Closing Date).

“Existing Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“Existing Credit Agreements” shall mean the Existing TLA Agreement and the Existing TLB Credit Agreement.

“Existing TLA Agreement” shall mean that certain Term Loan A and Revolving Credit Facility Agreement, dated as of March 11, 2020, between, among others, the Company, Lloyds Bank Plc as agent and as security agent and the other financial institutions party thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Existing TLB Credit Agreement” shall mean that certain Syndicated Facility Agreement, dated as of July 10, 2018, between, among others, the Company, Deutsche Bank AG, New York Branch, as administrative agent and as collateral agent and the other financial institutions party thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Existing Roll-Over Letters of Credit” shall mean those letters of credit or bank guarantees issued and outstanding as of the Closing Date and set forth on Schedule 1.01(H), which shall each be deemed to constitute a Letter of Credit issued hereunder on the Closing Date.

“Extended Revolving Facility Commitment” shall have the meaning assigned to such term in Section 2.21(e).

“Extended Revolving Loans” shall have the meaning assigned to such term in Section 2.21(e).

“Extended Term Loan” shall have the meaning assigned to such term in Section 2.21(e).

“Extending Lender” shall have the meaning assigned to such term in Section 2.21(e).

“Extension” shall have the meaning assigned to such term in Section 2.21(e).

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder; it being understood that, as of the Closing Date, there are five Facilities (i.e. the Term A1 Facility, the Term A2 Facility, the Term A3 Facility, the Term B Facility and the Revolving Facility Commitments established on the Closing Date and the extensions of credit thereunder) and, thereafter, the term “Facility” shall include any other Class of Commitments and the extensions of credit thereunder.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any Treasury Regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the Closing Date (or any amended or successor version described above) and any intergovernmental agreements (or related rules, legislation or official administrative guidance) implementing the foregoing.

“FCA” means the Financial Conduct Authority, the regulatory supervisor of the IBA.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average (rounded upward, if necessary, to a whole multiple of 1/100 of 1.00%) of the quotations for such day for such transactions received by the Administrative Agent from three depositary institutions of recognized standing selected by it and (c) if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letters” shall mean (i) any fee letters executed in connection with the establishment of the Facilities on the Closing Date, whether among the Company and the Arrangers (or any Arranger individually) or the Company and any Lender in its capacity as such, or the Administrative Agent or Collateral Agent in their capacity as such and (ii) any letter or letters between a Secured Party and a member of the Group setting out any of the fees or closing payments payable in relation to any Facility.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees, the Collateral Agency Fees and the Administrative Agent Fees and the Utilization Fee.

“Financial Covenant” shall mean the covenant of the Company set forth in Section 6.11.

“Financial Officer” of any person shall mean the Chief Financial Officer or an equivalent financial officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller or a director of such person, or a duly authorized signatory of such person who is a Financial Officer of a subsidiary of such person.

“Fitch” shall mean Fitch Ratings Inc. and its successors and assigns.

“Floor” shall mean a rate of interest equal to (a) with respect to each Loan other than a Term B Loan, 0.00% per annum, and (b) with respect to each Term B Loan, 0.50% per annum.

“Flutter Finance” shall mean Flutter Financing B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands, having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and registered with the Dutch Trade Register under number 77893107.

“Flutter Intercreditor Agreement” shall mean that certain intercreditor agreement dated as of May 5, 2020 by and among the Company and Lloyds Bank PLC, as Original TLA/RCF Agent and as the Security Agent (each as defined therein).

“Foreign Lender” shall mean any Lender (a) that is not disregarded as separate from its owner for U.S. federal income tax purposes and that is not a “United States person” as defined by Section 7701(a)(30) of the Code or (b) that is disregarded as separate from its owner for U.S. federal income tax purposes and whose regarded owner is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (i) with respect to any Issuing Bank, such Defaulting Lender’s Revolving Facility Percentage of Revolving L/C Exposure with respect to Letters of Credit issued by such Issuing Bank other than such Revolving L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (ii) with respect to any Swingline Lender, such Defaulting Lender’s Revolving Facility Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“GAAP” shall mean the generally accepted accounting principles in the United States of America as in effect from time to time, provided that at any date after the Closing Date, the Company may make an irrevocable election to establish that “GAAP” shall mean GAAP as in effect on a date that is on or prior to the date of such election, provided further that, if, after the Closing Date, any regulatory or supervisory body with jurisdiction over the Group (including the Securities and Exchange Commission) determines that a material change is required to the application of GAAP (or any component, rule or principle thereof) as it relates to the preparation of the financial statements of the Company, as compared to such application prior to that determination, the Company (acting reasonably and in good faith) may request by notice in writing to the Administrative Agent that the ratios in respect of the Financial Covenant are amended to ensure that the Company is given comparable protection in respect of the Financial Covenant to that contemplated by such ratios prior to that determination and such amendments shall be implemented by the Administrative Agent without the need for any other consent or permission from any other person provided that the Administrative Agent has not received notice in writing of objection to such proposed amendments from any Lender or Lenders comprising the Required Lenders under the Term A Facilities and the Revolving Facility (taken together) within 10 Business Days of the Administrative Agent having received such notice from the Company. Except as otherwise will be set forth in this Agreement, all ratios and calculations based on GAAP contained in this Agreement shall be computed in accordance with GAAP.

“Gaming Authority” shall mean, in any jurisdiction in which the Company or any of its Subsidiaries manages or conducts any casino, gaming business or activities, the applicable gaming board, commission, or other governmental gaming regulatory body or agency which (a) has, or may at any time after the Closing Date have, jurisdiction over the gaming activities at the Company’s or its Subsidiaries’ properties or any successor to such authority or (b) is, or may at any time after the Closing Date be, responsible for interpreting, administering and enforcing the Gaming Laws.

“Gaming Laws” shall mean all applicable constitutions, treaties, laws, rules, agreements, regulations and orders and statutes pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming, gambling or casino activities and all rules, rulings, orders, ordinances, regulations of any Gaming Authority applicable to the gambling, casino, gaming businesses or activities of the Company or any of its Subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.

“Governmental Authority” shall mean any federal, state, commonwealth, provincial, municipality, local, county or foreign or other court or governmental agency, authority, instrumentality or regulatory, taxing or legislative body (including any supranational bodies such as the European Union or the European Central Bank).

“Gross Outstandings” means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft but calculated on the basis that the words “(net of any Available Credit Balance)” in paragraph (a) of the definition of “Ancillary Outstandings” were deleted.

“Group” means Company and its Subsidiaries (excluding, for the avoidance of doubt, any Unrestricted Subsidiaries).

“Guarantee” of or by any person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.

“Guarantee Agreement” shall mean the Guarantee Agreement, dated as of the date of this Agreement, by and among the Company, certain Subsidiaries party thereto as Guarantors and the Collateral Agent, as may be amended, restated, supplemented or otherwise modified from time to time.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Guarantors” shall mean the Loan Parties.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum by products or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or pesticides, fungicides, fertilizers or other agricultural chemicals, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Hedge Bank” shall mean any person that at the time it enters into a Hedging Agreement (or on the Closing Date with respect to Hedging Agreements existing on the Closing Date), is (a) an Agent, an Arranger or a Lender or an Affiliate of any such person, in each case, in its capacity as a party to such Hedging Agreement or (b) any other financial institution that accedes to the Intercreditor Agreement as a “Hedge Counterparty” as defined therein. For the avoidance of doubt, any Hedge Bank shall continue to be a Hedge Bank with respect to the applicable Hedging Agreement even if it ceases to be an Agent, Arranger, Lender or Affiliate thereof after the Closing Date.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries shall be a Hedging Agreement.

“IBA” means the ICE Benchmark Administration, the administrator of the London interbank offered rate.

“IFRS” shall mean the International Financial Reporting Standards (as issued by the International Accounting Standards Board and the International Financial Reporting Standards Interpretations Committee).

“Immaterial Subsidiary” shall mean any Subsidiary that did not, as of the last day of the fiscal half-year of Company most recently ended for which financial statements have been (or were required to be) delivered, Section 5.04(a) or Section 5.04(b), have earnings before interest, taxes, depreciation and amortisation, calculated on the same basis as EBITDA (on an individual entity basis and excluding intra-group items and investments in members of the Group) in excess of 7.5% of EBITDA of the Group as of such date for the Test Period most recently ended; provided, that the Company may elect in its sole discretion to exclude as an Immaterial Subsidiary any Subsidiary that would otherwise meet the definition thereof.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount or deferred financing fees, the payment of interest or dividends in the form of additional Indebtedness or in the form of Equity Interests, as applicable, the accretion of original issue discount, deferred financing fees or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Incremental Amount” shall mean, at the time of the establishment of the commitments in respect of the Indebtedness to be incurred utilizing this definition (or, at the option of the Company, at the time of incurrence of such Indebtedness), the sum of:

(a) the excess (if any) of (i) the greater of $1,902,000,000 and 1.00 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period over (b) the sum of (x) the aggregate outstanding principal amount of all Incremental Term Loans and Incremental Revolving Facility Commitments, in each case incurred or established after the Closing Date and outstanding at such time pursuant to Section 2.21 utilizing this clause (a) (other than Incremental Term Loans and Incremental Revolving Facility Commitments in respect of Refinancing Term Loans, Extended Term Loans, Extended Revolving Facility Commitments or Replacement Revolving Facility Commitments, respectively) and (y) the aggregate principal amount of Indebtedness outstanding at such time under Section 6.01(aa) utilizing this clause (a); plus

(b) any amounts so long as immediately after giving effect to the establishment of the commitments in respect thereof utilizing this clause (b) (and assuming any Incremental Revolving Facility Commitments being established at such time utilizing this clause (b) are fully drawn unless such commitments have been drawn or have otherwise been terminated) (or, at the option of the Company, immediately after giving effect to the incurrence of the Incremental Loans thereunder) and the use of proceeds of the loans thereunder, (i) in the case of Incremental Loans secured by Liens on the Collateral that rank pari passu with the Liens on the Collateral securing the Term A Loans, the Term B Loans or the Initial Revolving Loans, the Net Secured Leverage Ratio on a Pro Forma Basis is not greater than 4.65 to 1.00 (or no greater than the Net Secured Leverage Ratio in effect immediately prior thereto), (ii) in the case of Incremental Loans secured by Liens on the Collateral that rank junior to the Liens on the Collateral securing the Term A Loans, the Term B Loans and the Initial Revolving Loans, the Net Secured Leverage Ratio on a Pro Forma Basis is not greater than 4.65 to 1.00 (or no greater than the Net Secured Leverage Ratio in effect immediately prior thereto) and (iii) in the case of Incremental Loans that are unsecured, the Interest Coverage Ratio on a Pro Forma Basis is not less than 2.00 to 1.00 (or no less than the Interest Coverage Ratio in effect immediately prior thereto); provided that, for purposes of this clause (b), net cash proceeds funded by financing sources upon the incurrence of Incremental Loans incurred at such time of calculation shall not be netted against the applicable amount of Consolidated Debt for purposes of such calculation of the Net Secured Leverage Ratio at such time; plus

(c) the aggregate amount of all voluntary prepayments of Term A Loans and Term B Loans outstanding on the Closing Date and Revolving Facility Loans pursuant to Section 2.11(a) (and accompanied by a reduction of Revolving Facility Commitments pursuant to Section 2.08(b) in the case of a prepayment of Revolving Facility Loans) made prior to such time except to the extent funded with the proceeds of long-term Indebtedness (other than revolving Indebtedness);

provided, that, for the avoidance of doubt, (i) amounts may be established or incurred utilizing clause (b) above prior to utilizing clause (a) or (c) above, and (ii) any calculation of the Net Secured Leverage Ratio or the Interest Coverage Ratio on a Pro Forma Basis pursuant to clause (ii) above may be determined, at the option of the Company, without giving effect to any simultaneous establishment or incurrence of any amounts utilizing clause (a) or (c) above.

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and, if applicable, one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders.

“Incremental Commitment” shall mean an Incremental Term Loan Commitment or an Incremental Revolving Facility Commitment.

“Incremental Loan” shall mean an Incremental Term Loan or an Incremental Revolving Loan.

“Incremental Revolving Borrowing” shall mean a Borrowing comprised of Incremental Revolving Loans.

“Incremental Revolving Facility” shall mean any Class of Incremental Revolving Loan Commitments and the Incremental Revolving Loans made thereunder.

“Incremental Revolving Facility Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Revolving Loans to a Borrower.

“Incremental Revolving Facility Lender” shall mean a Lender with an Incremental Revolving Facility Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loan” shall mean (a) Revolving Facility Loans made by one or more Revolving Facility Lenders to a Borrower pursuant to an Incremental Revolving Facility Commitment to make additional Initial Revolving Loans and (b) to the extent permitted by Section 2.21 and provided for in the relevant Incremental Assumption Agreement, Other Revolving Loans (including in the form of Extended Revolving Loans or Replacement Revolving Loans, as applicable), or (c) any of the foregoing.

“Incremental Term A1 Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Term A1 Loans to the Borrower.

“Incremental Term A1 Loans” shall mean Term Loans made by one or more Lenders to a Borrower pursuant to Section 2.01(d) consisting of additional Term A1 Loans.

“Incremental Term A2 Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Term A2 Loans to the Borrower.

“Incremental Term A2 Loans” shall mean Term Loans made by one or more Lenders to a Borrower pursuant to Section 2.01(d) consisting of additional Term A2 Loans.

“Incremental Term A3 Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Term A3 Loans to the Borrower.

“Incremental Term A3 Loans” shall mean Term Loans made by one or more Lenders to a Borrower pursuant to Section 2.01(d) consisting of additional Term A3 Loans.

“Incremental Term B Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Term B Loans to the Borrower.

“Incremental Term B Loans” shall mean Term Loans made by one or more Lenders to a Borrower pursuant to Section 2.01(d) consisting of additional Term B Loans.

“Incremental Term Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.

“Incremental Term Facility” shall mean any Class of Incremental Term Loan Commitments and the Incremental Term Loans made thereunder.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan” shall mean (a) each Incremental Term A1 Loan, Incremental Term A2 Loan, Incremental Term A3 Loan and Incremental Term B Loan made by one or more Incremental Term Lenders to a Borrower pursuant to an Incremental Term Loan Commitment to make additional Term Loans and (b) to the extent permitted by Section 2.21 and provided for in the relevant Incremental Assumption Agreement, Other Term Loans (including in the form of Extended Term Loans or Refinancing Term Loans), or (c) any of the foregoing.

“Incremental Term Loan Commitments” shall mean (a) any or all of the Incremental Term A1 Loan Commitments, the Incremental Term A2 Loan Commitments, the Incremental Term A3 Loan Commitments and the Incremental Term B Loan Commitments and (b) the Commitment of any Lender, established pursuant to Section 2.21, to make Other Term Loans to the Borrowers or (c) any of the foregoing.

“Incremental Term Loan Installment Date” shall have, with respect to any Class of Incremental Term Loans established pursuant to an Incremental Assumption Agreement, the meaning assigned to such term in Section 2.10(a)(ii).

“Indebtedness” of any person shall mean, if and to the extent (other than with respect to clause (i)) the same would constitute indebtedness or a liability on a balance sheet prepared in accordance with GAAP, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course of business or consistent with past practice), to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all Capitalized Lease Obligations of such person, (f) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Hedging Agreements, (g) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (h) the principal component of all obligations of such person in respect of bankers’ acceptances, (i) all Guarantees by such person of Indebtedness described in clauses (a) to (h) above and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (A) trade and other ordinary-course payables, accrued expenses, and intercompany liabilities arising in the ordinary course of business or consistent with past practice or industry norm, (B) prepaid or deferred revenue, (C) purchase price holdbacks arising in the ordinary course of business or consistent with past practice in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, (D) earn-out obligations and other contingent consideration arrangements, (E) obligations in respect of Third Party Funds, (F) in the case of the Company and its Subsidiaries, (I) all intercompany Indebtedness and (II) intercompany liabilities in connection with the cash management, tax and accounting operations of the Company and its Subsidiaries including any Cash Management Agreement or any similar or equivalent arrangement, (G) any performance bond, advance payment bond, surety, completion bond, any bank guarantee, bond or similar instrument issued in favour of, or as required by, an administrative, supervisory or regulatory authority or, in each case, any similar or equivalent instrument, (H) any deferred payment amount where the payment deferral results from the delayed or non-satisfaction of contract terms by the supplier, from a dispute carried out in good faith or from contract terms establishing payment schedules tied to total or partial contract completion and/or to the results of operational testing procedures, (I) any obligations in respect of letters of credit and/or bankers acceptances to the extent such obligations relate to trade payables or other obligations arising in the ordinary course of trading, (J) obligations in respect of workers’ compensation claims, pension schemes, early retirement or termination obligations, pension funds obligations or contributions or similar claims, obligations or contributions or social security or wage taxes, (K) amounts owed to dissenting shareholders (or any other holder of an ownership interest) pursuant to Applicable Law (including in connection with, or as a result of, exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)) pursuant to or in connection with a consolidation, acquisition, merger or transfer that is not prohibited by the terms of this Agreement and (L) any liability or obligation in connection with receivables or inventory sold or discounted on a non-recourse basis (or any similar or equivalent arrangement) including any Qualified Receivables Financings. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness limits the liability of such person in respect thereof.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to or measured by any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document other than (a) Excluded Taxes and (b) Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Ineligible Institution” shall mean (i) the persons identified as Ineligible Institutions in writing to the Arrangers and the Administrative Agent by the Company on or prior to the Closing Date, (ii) the persons as may be identified in writing to the Administrative Agent by the Company from time to time after the Closing Date in respect of bona fide business competitors of the Borrowers (in the good faith determination of the Company), by delivery of a notice thereof to the Administrative Agent setting forth such person or persons (or the person or persons previously identified to the Administrative Agent that are to be no longer considered “Ineligible Institutions”) and (iii) any Affiliate of any person referred to in clause (i) or (ii) above that is clearly identifiable as such by name; provided that a “competitor” or an Affiliate of a competitor shall not include any Bona Fide Debt Fund; provided further that no such updates shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of the Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Ineligible Institutions. Any written notice of an Ineligible Institution shall be deemed not delivered and not effective unless delivered by or on behalf of the Company to the Administrative Agent by email to JPMDQ_Contact@jpmorgan.com or such other email address as agreed by the Administrative Agent and the Company and shall only become effective, as of and following three (3) Business Days after such delivery.

“Information” shall have the meaning assigned to such term in Section 3.14.

“Initial Revolving Loan” shall mean a Revolving Facility Loan made (a) pursuant to the Revolving Facility Commitments in effect on the Closing Date (as the same may be amended from time to time in accordance with this Agreement) or (b) pursuant to any Incremental Revolving Facility Commitment on the same terms as the Revolving Facility Loans referred to in clause (a) of this definition.

“Initial Term A Loan” shall mean any Term A Loan made pursuant to the Term A Loan Commitments in effect on the Closing Date, incurred in connection with the Transaction.

“Initial Term B Loan” shall mean any Term B Loan made pursuant to the Term B Loan Commitments in effect on the Closing Date, incurred in connection with the Transaction.

“Industrial Competitor” means (a) any person or entity which is a competitor, supplier or sub-contractor of a member of the Group whose business is similar or related to any of the material activities of the Group (or any person that it is an Affiliate of or is acting (in relation to the Facilities and/or this Agreement) on behalf of such person), provided that this paragraph (a) shall not include any person (in each case acting for its own account in relation to the Facilities and this Agreement) which is a bank, financial institution or trust, fund or other entity whose principal business or a material activity of whom is arranging, underwriting or investing in debt and (b) a private equity sponsor (including any fund which is managed or advised by it or any of its Affiliates, and any of their respective Affiliates or Related Funds), provided that this shall not include any person whose principal business is investing in debt and which is (i) acting on the other side of appropriate information barriers implemented or maintained as required by law or regulation from the person that would otherwise constitute a private equity sponsor and (ii) managed and controlled separately and independently from the person that would otherwise constitute a private equity sponsor and has separate personnel responsible for its interests under the Loan Documents, such personnel being independent from the interests of any entity, division or desk constituting the private equity sponsor, and no information provided under the Loan Documents is disclosed or otherwise made available to any personnel responsible for the interests of any entity, division or desk constituting the private equity sponsor. Notwithstanding the foregoing, the term “Industrial Competitor” shall not include (A) any bank, financial institution or trust, fund or other entity whose principal business is arranging, underwriting or investing in debt provided that such bank, financial institution, trust, fund or other entity is (x) acting on the other side of appropriate information barriers implemented or maintained as required by law, regulation or internal policy from the entity which otherwise would constitute an industrial competitor or (y) has separate personnel responsible for its interests under the Loan Documents, such personnel are independent from its interests as an industrial competitor and no information provided under the Loan Documents is disclosed or otherwise made available to any personnel responsible for its interests as an industrial competitor, or (B) any Lender as of the Closing Date (to the extent not acting on behalf of any such person).

“Insolvency Regulation” shall mean as Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“Intellectual Property” shall mean all U.S. and non-U.S. intellectual property rights, both statutory and common law rights, if applicable, including: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, brand names, corporate names, slogans, domain names, logos, trade dress, and other identifiers of source or goodwill, and registrations and applications of registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom, (d) trade secrets and confidential information, including, rights in software, ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable and (e) any rights in databases.

“Intercreditor Agreement” shall mean (i) the Flutter Intercreditor Agreement and (ii) on and from the TLB Refinancing Date, the Refinancing Intercreditor Agreement.

“Interest Coverage Ratio” shall mean, on any date, the ratio of (a) EBITDA to (b) Cash Interest Expense, in each case, for the Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided that the Interest Coverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Interest Election Request” shall mean a request by the Company to convert or continue a Borrowing in accordance with Section 2.07 and substantially in the form of Exhibit E or another form approved by the Administrative Agent.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including the portion of any payments or accruals with respect to Capitalized Lease Obligations allocable to interest expense and excluding amortization of deferred financing fees and original issue discount, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees and non-cash interest expense attributable to movement in mark to market of obligations in respect of Hedging Agreements or other derivatives (in each case permitted hereunder) under GAAP and (b) capitalized interest of such person, minus interest income for such period. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Company and its Subsidiaries with respect to Hedging Agreements, and interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Interest Payment Date” shall mean:

(a) with respect to any Eurocurrency Loan, Term SOFR Loan or any Compounded SONIA Loan, (i) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, (ii) in the case of a Eurocurrency Borrowing, Term SOFR Borrowing or a Compounded SONIA Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and (iii) in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, and

(b) with respect to any ABR Loan, the last Business Day of each calendar quarter; and

(c) with respect to any Daily Simple SOFR Loan, the last Business Day of each month.

“Interest Period” shall mean, as to any Eurocurrency Borrowing, Term SOFR Borrowing or Compounded SONIA Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month (or week, as applicable) that is 1 week (in the case of a Eurocurrency or Compounded SONIA Revolving Facility Borrowing only), 1, 3 or 6 months thereafter (or 12 months, if at the time of the relevant Borrowing, all relevant Lenders make interest periods of such length available or, if agreed to by the Administrative Agent, any shorter period), as the Company may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Ireland” shall mean the island of Ireland excluding Northern Ireland.

“Irish Borrower” means each of the Company and PPB and each other Borrower organised under the laws of Ireland or resident for tax purposes in Ireland.

“Irish Companies Act” means the Companies Act 2014 of Ireland.

“Irish Credit Reporting Act” means the Credit Reporting Act 2013 of Ireland.

“Irish Qualifying Lender” means a Lender or Participant, as the case may be, which is beneficially entitled to interest payable to that Lender or Participant in respect of an advance under this Agreement and is:

(a) a bank, within the meaning of section 246(1) TCA which is carrying on a bona fide banking business in Ireland for the purposes of section 246(3)(a) TCA; or

(b) a body corporate:

   (i) which is resident for the purposes of tax in a Relevant Territory (residence for these purposes is to be determined in accordance with the laws of the Relevant Territory of which the Lender or Participant claims to be resident) where that Relevant Territory imposes a tax that generally applies to interest receivable in that Relevant Territory by bodies corporate from sources outside that Relevant Territory; or

   (ii) where interest payable under this Agreement:

(A)	is exempted from the charge to income tax under an Irish Treaty in force between Ireland and the country in which the Lender or Participant is resident for tax purposes; or

(B)

would be exempted from the charge to income tax under an Irish Treaty signed between Ireland and the country in which the Lender or Participant is resident for tax purposes if such Irish Treaty had the force of law by virtue of section 826(1) TCA;

   except in the case of both (i) and (ii) above where interest is paid under this Agreement to the body corporate in connection with a trade or business which is carried on by it in Ireland through a branch or agency; or

(c) a company that is incorporated in the U.S. and taxed in the U.S. on its worldwide income except where interest is paid under this Agreement to the U.S. company in connection with a trade or business which is carried on by it in Ireland through a branch or agency; or

(d) a U.S. limited liability company (“LLC”), where the ultimate recipients of the interest payable under this Agreement are Irish Qualifying Lenders within paragraphs (b) or (c) of this definition and the business conducted through the LLC is so structured for non-tax commercial reasons and not for tax avoidance purposes except where interest is paid under this Agreement to the LLC or the ultimate recipients of the interest in connection with a trade or business which is carried on by it or them in Ireland through a branch or agency; or

(e) a qualifying company within the meaning of section 110 TCA; or

(f) an exempt approved scheme within the meaning of section 774 TCA; or

(g) an investment undertaking within the meaning of section 739B TCA; or

(h) a body corporate:

(i) which advances money in the ordinary course of a trade which includes the lending of money and whose applicable lending office is located in Ireland; and

(ii) where interest on an advance under this Agreement is taken into account in computing the trading income of such body corporate; and

(iii) which has made the appropriate notifications under section 246(5)(a) TCA to the Revenue Commissioners and relevant Irish Borrower; or

(i) an Irish Treaty Lender.

“Irish Treaty Lender” means a Lender or Participant which:

(a) is treated as a resident of an Irish Treaty State for the purposes of an Irish Treaty;

(b) does not carry on a business in Ireland through a permanent establishment with which that Lender or Participant’s participation in the Loans is effectively connected; and

(c) fulfils any other conditions which must be fulfilled under the relevant Irish Treaty for residents of that Irish Treaty State to obtain exemption from Irish tax on interest, including provision of the relevant self-certification form, or, where the self-certification procedure is no longer applicable, completion of any necessary procedural formalities.

“Irish Treaty State” means a jurisdiction having a double taxation agreement with Ireland (an “Irish Treaty”) which has the force of law and which makes provision for full exemption from tax imposed by Ireland on interest.

“IRS” shall mean the U.S. Internal Revenue Service.

“Issuing Bank” shall mean (a) as agreed between the Company and the applicable issuing bank and as notified to the Administrative Agent from time to time, (b) for purposes of the Existing Roll-Over Letters of Credit, the Issuing Bank set forth on Schedule 1.01(H) and (c) each other Issuing Bank designated pursuant to Section 2.05(l), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity; provided that absent express agreement in writing, Issuing Banks shall only be required to issue standby Letters of Credit. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any domestic or foreign branch, designee or Affiliate of such Issuing Bank, in which case the term “Issuing Bank” shall include any such branch, designee or Affiliate with respect to Letters of Credit issued by such branch, designee or Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“ITA 2007” means the United Kingdom Income Tax Act 2007.

“Joinder Date” shall have the meaning assigned to such term in Section 9.25(b).

“Joint Bookrunners” shall mean, collectively, J.P. Morgan SE and Wells Fargo Securities, LLC.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.19.

“Junior Financing” shall mean any Indebtedness (other than intercompany Indebtedness) that is subordinated in right of payment to the Loan Obligations.

“Junior Liens” shall mean Liens on the Collateral that are junior to the Liens thereon securing the Term A Loans, Revolving Facility Loans and the Term B Loans (and other Loan Obligations that are secured by Liens on the Collateral that rank pari passu with the Liens thereon securing the Term A Loans, Revolving Facility Loans and the Term B Loans) pursuant to the Intercreditor Agreement (it being understood that Junior Liens are not required to be pari passu with other Junior Liens, and that Indebtedness secured by Junior Liens may have Liens that are senior in priority to, or pari passu with, or junior in priority to, other Liens constituting Junior Liens).

“Latest Maturity Date” shall mean, at any date of determination, the latest of the latest Revolving Facility Maturity Date and the latest Term Facility Maturity Date, in each case then in effect on such date of determination.

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.12(b).

“Lender” shall mean each financial institution listed on Schedule 2.01 (in each case, other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), the Swingline Lenders, as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04 or Section 2.21.

“Lending Office” shall mean, as to any Lender, the applicable branch, office, permanent establishment, agency, or Affiliate of such Lender designated by such Lender to make Loans.

“Lender Presentation” shall mean the Lender Presentation, dated November 13, 2023 as modified or supplemented prior to the Closing Date.

“Letter of Credit” shall mean any letter of credit or bank guarantee issued pursuant to Section 2.05, including any Alternate Currency Letter of Credit. Each Existing Roll-Over Letter of Credit shall be deemed to constitute a Letter of Credit issued hereunder on the Closing Date for all purposes of the Loan Documents.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, fixed charge, floating charge, assignment by way of security, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan Documents” shall mean (a) this Agreement, (b) the Guarantee Agreement, (c) the Security Documents, (d) each Incremental Assumption Agreement, (e) the Intercreditor Agreement, (f) any Note issued under Section 2.09(e), (g) the Letters of Credit, (h) an Ancillary Document and (i) solely for purposes of Section 4.02 and Section 7.01 hereof, the Fee Letters.

“Loan Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership, examinership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrowers under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrowers under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide Cash Collateral and (iii) all other monetary obligations of the Borrowers owed under or pursuant to this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership, examinership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents.

“Loan Parties” shall mean the Company, the Borrowers and the Subsidiary Loan Parties.

“Loan To Own Investor” means any person or entity (or any of its Affiliates or Related Funds or any person acting on its behalf) who as the primary purpose of its business (or a material activity thereof) is engaged, or which has a related entity (whether a local branch, Affiliate, Related Fund or otherwise) that as the primary purpose of its business (or a material activity thereof) engages, in the purchase of distressed debt or loan to own activities (including, for the avoidance of doubt, engaging in investment strategies that include the purchase of loans or other debt securities with the intention of, or view to, owning the equity or gaining control of a business, directly or indirectly, and/or investing in equity and/or acquiring control of, or an equity stake in, a business, directly or indirectly and/or exploiting holdout or blocking positions (howsoever described)), but excluding (a) any related entity of such a person which is managed and controlled separately and independently from any such Loan To Own Investor and has separate personnel responsible for its interests under the Loan Documents, such personnel being independent from the interests of any entity, division or desk constituting a Loan To Own Investor, and no information provided under the Loan Documents is disclosed or otherwise made available to any personnel responsible for the interests of any entity, division or desk constituting a Loan To Own Investor, (b) any Lender that is a Lender on the date of this Agreement and (c) any person which is a deposit taking financial institution authorised by a financial services regulator to carry out the business of banking which holds a minimum rating equal to or better than BBB or Baa2 (as applicable) according to at least two of Moody’s, S&P or Fitch which is managed and controlled independently and where information is not disclosed or made available.

“Loans” shall mean the Term Loans, the Swingline Loans and the Revolving Facility Loans.

“Local Time” shall mean New York City time (daylight or standard, as applicable); provided that: (a) with respect to any Alternate Currency Loan, “Local Time” shall mean the local time of the applicable Lending Office; (b) with respect to any Compounded SONIA Loan denominated in Sterling, “Local Time” shall mean the local time in London, England and (c) with respect to any Eurocurrency Loan, “Local Time” shall mean the local time in Frankfurt, Germany.

“Lookback Period” means the number of days specified as such in the applicable Compounded Rate Terms.

“Majority Lenders” of any Facility shall mean, at any time, Lenders under such Facility having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Facility and unused Commitments under such Facility at such time (subject to the last paragraph of Section 9.08(b)).

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Market Capitalization” shall mean an amount equal to (i) the total number of issued and outstanding shares of common (or common equivalent) Equity Interests of the Company or applicable Parent Entity on the date of the declaration or making of the relevant Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of the common (or common equivalent) Equity Interests for the 30 consecutive trading days immediately preceding the date of declaration or making of such Restricted Payment.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or financial condition of the Company and its Subsidiaries, taken as a whole, or the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” shall mean Indebtedness for borrowed money (other than intercompany Indebtedness, Loans and Letters of Credit) of any one or more of the Company or any Subsidiary in an aggregate principal amount exceeding the greater of $475,000,000 (or the Dollar Equivalent thereof) and 0.25 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period.

“Material Subsidiary” shall mean any Subsidiary other than an Immaterial Subsidiary.

“Maturity Condition Excluded Indebtedness” shall mean (A) any Other Term Loan or Other Revolving Facility Commitments or other Loans or Commitments or other Indebtedness incurred under Section 2.21 or Section 6.01 (collectively, “Subject Indebtedness and Commitments”), if the principal amount of such Subject Indebtedness and Commitments is less than, individually or in the aggregate with all other Subject Indebtedness and Commitments incurred in reliance on clause (A) of this definition, the greater of (x) $570,000,000 (or the Dollar Equivalent thereof) and (y) 0.30 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, or (B) any Subject Indebtedness and Commitments, if such Subject Indebtedness and Commitments constitutes (in the determination of the Company acting reasonably and in good faith) a bridge, interim or other similar or equivalent facilities and is being incurred to fund any Permitted Business Acquisition or other acquisition or Investment permitted by this Agreement.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“MFN Exception” shall have the meaning assigned to such term in Section 2.21(b)(viii).

“Minimum L/C Collateral Amount” shall mean, at any time, in connection with any Letter of Credit, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Revolving L/C Exposure with respect to such Letter of Credit at such time and (ii) otherwise, an amount sufficient to provide credit support with respect to such Revolving L/C Exposure as determined by the applicable Issuing Bank in its sole discretion.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors and assigns.

“Multi-account Overdraft” means an Ancillary Facility which is an overdraft facility comprising more than one account.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrowers, the Company or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net First Lien Leverage Ratio” shall mean, on any date, the ratio of (a) (i) the sum of, without duplication, (x) the aggregate principal amount of any Consolidated Debt consisting of Loan Obligations outstanding as of the last day of the Test Period most recently ended as of such date that are then secured by first-priority Liens on the Collateral and (y) the aggregate principal amount of any other Consolidated Debt of the Company and its Subsidiaries outstanding as of the last day of such Test Period that is then secured by Liens on the Collateral that are Other First Liens less (ii) without duplication, the Unrestricted Cash and unrestricted Permitted Investments (excluding clause (m) of the definition thereof) of the Company and its Subsidiaries as of the last day of such Test Period, to (b) EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided, that the Net First Lien Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Outstandings” means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft.

“Net Proceeds” shall mean:

(a) 100% of the cash proceeds actually received by the Company or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Asset Sale under Section 6.05(g) (or Sale and Lease-Back Transactions under Section 6.03(b)(x)), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable (in the good faith determination of the Company) as a result thereof (including, without duplication of the foregoing, the amount of any distributions in respect thereof pursuant to Section 6.06(b)(iii) or Section 6.06(n)), (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) or (ii) above) (x) related to any of the applicable assets and (y) retained by the Company or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction) and (iv) payments made on a ratable basis (or less than ratable basis) to holders of non-controlling interests in non-Wholly Owned Subsidiaries as a result of such Asset Sale; provided, that, if the Company shall deliver a certificate of a Responsible Officer of the Company to the Administrative Agent promptly following receipt of any such proceeds setting forth the Company’s intention to use any portion of such proceeds, within 12 months of such receipt, to acquire, maintain, develop, construct, improve, upgrade or repair assets used or useful in the business of the Company and the Subsidiaries or to make Permitted Business Acquisitions and other Investments permitted hereunder (excluding Permitted Investments or intercompany Investments in Subsidiaries) or to reimburse the cost of any of the foregoing incurred on or after the date on which the Asset Sale giving rise to such proceeds was contractually committed, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 12 month period but within such 12 month period are contractually committed to be used, then such remaining portion if not so used within six months following the end of such 12 month period shall constitute Net Proceeds as of such date without giving effect to this proviso); provided, further, that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed the greater of $155,000,000 and 0.08 times the EBITDA (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds), (y) no net cash proceeds calculated in accordance with the foregoing shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such net cash proceeds otherwise constituting Net Proceeds pursuant to the foregoing clause (x) in such fiscal year shall exceed the greater of $285,000,000 and 0.15 times the EBITDA (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds) and (z) if at the time of receipt of such net cash proceeds or at any time during the 12 month (or 18 month, as applicable) reinvestment period contemplated by the immediately preceding proviso, if the Company shall deliver a certificate of a Responsible Officer of the Company to the Administrative Agent certifying that on a Pro Forma Basis immediately after giving effect to the Asset Sale and the application of the proceeds thereof or at the relevant time during such 12 month (or 18 month, as applicable) period, (I) the Net First Lien Leverage Ratio is less than or equal to 4.50 to 1.00 but greater than 4.00 to 1.00, 50% of such net cash proceeds that would otherwise constitute Net Proceeds under this proviso shall not constitute Net Proceeds or (II) the Net First Lien Leverage Ratio is less than or equal to 4.00 to 1.00, none of such net cash proceeds shall constitute Net Proceeds; and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by the Company or any Subsidiary of any Indebtedness (other than Excluded Indebtedness except for Refinancing Notes and Refinancing Term Loans), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.

“Net Secured Leverage Ratio” shall mean, on any date, the ratio of (A) (i) without duplication, the aggregate principal amount of any Consolidated Debt of the Company and its Subsidiaries outstanding as of the last day of such Test Period that is then secured by Liens on the Collateral less (ii) without duplication, the Unrestricted Cash and unrestricted Permitted Investments (excluding clause (m) of the definition thereof) of the Company and its Subsidiaries as of the last day of such Test Period, to (B) EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided, that the Net Secured Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Net Total Leverage Ratio” shall mean, on any date, the ratio of (A) (i) without duplication, the aggregate principal amount of any Consolidated Debt of the Company and its Subsidiaries outstanding as of the last day of the Test Period most recently ended as of such date less (ii) without duplication, the Unrestricted Cash and unrestricted Permitted Investments (excluding clause (m) of the definition thereof) of the Company and its Subsidiaries as of the last day of such Test Period, to (B) EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided, that the Net Total Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“New Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“New Parent” shall have the meaning assigned to such term in the definition of the term “Change in Control”.

“New Project” shall mean (x) each plant, facility, branch, office, business unit, gaming business, gaming activity, gaming jurisdiction or casino which is either a new plant, facility, branch, office, business unit, gaming business, gaming activity, gaming jurisdiction or casino or an expansion, relocation, remodeling, refurbishment or substantial modernization of an existing plant, facility, branch, office, gaming business, gaming activity, gaming jurisdiction or casino owned or operated by the Company or the Subsidiaries which in fact commences operations and (y) each creation (in one or a series of related transactions) of a business unit, product line or service offering to the extent such business unit commences operations or such product line or service is offered or each expansion (in one or a series of related transactions) of business into a new market or through a new distribution method or channel.

“Non-Cooperative Jurisdiction” means (a) a “non-cooperative state or territory or a low tax jurisdiction” as set out in the list referred to in article 2a of the Dutch regulation covering low tax and non-cooperative jurisdictions (Regeling laagbelastende staten en niet-coöperatieve rechtsgebieden voor belastingdoeleinden), as such list may be amended from time to time, (b) any state, territory or jurisdiction on the European Union list of non-cooperative jurisdictions for tax purposes as maintained by the European Council and (c) any other state, territory or jurisdiction which is notified to the Administrative Agent by the Company in writing as a state, territory or jurisdiction to be treated as a “Non-Cooperative Jurisdiction” for the purposes of this Agreement as a result of the introduction of any similar or equivalent legislation in any jurisdiction from time to time.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Public Lender” means (a) until the publication of an interpretation of “public” as referred to in the CRR by the relevant competent authority/ies: an entity which (x) assumes existing rights and/or obligations vis-à-vis a Dutch Loan Party, the value of which is at least €100,000 (or its equivalent in another currency), (y) provides repayable funds for an initial amount of at least €100,000 (or its equivalent in another currency) or (z) otherwise qualifies as not being forming part of the public; and (b) as soon as the interpretation of the term “public” as referred to in the CRR has been published by the relevant authority/ies: an entity which is not considered to be form part of the public on the basis of such interpretation.

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“Obligations” shall mean, collectively, (a) the Loan Obligations, (b) obligations in respect of any Secured Cash Management Agreement (c) obligations in respect of any Secured Hedge Agreement and (d) Erroneous Payment Subrogation Rights.

“Operating Facility” shall have the meaning given to that term in the Intercreditor Agreement.

“Operating Facility Lender” shall have the meaning given to that term in the Intercreditor Agreement.

“Other First Lien Debt” shall mean obligations secured by Other First Liens.

“Other First Liens” shall mean Liens on the Collateral that are pari passu with the Liens thereon securing the Term Loans (and other Loan Obligations that are secured by Liens on the Collateral that are pari passu with the Liens thereon securing the Term Loans) pursuant to the Intercreditor Agreement.

“Other Revolving Facility Commitments” shall mean Incremental Revolving Facility Commitments to make Other Revolving Loans.

“Other Revolving Loans” shall have the meaning assigned to such term in Section 2.21 (including in the form of Extended Revolving Loans or Replacement Revolving Loans).

“Other Taxes” shall mean any present or future stamp or documentary Taxes or any other similar excise, transfer, sales, property, intangible, mortgage recording or levies arising from any payment made hereunder or under any other Loan Document or from the execution, registration, delivery or enforcement of, consummation or administration of, from the receipt or perfection of security interest under, or otherwise with respect to, the Loan Documents (but excluding any (i) Excluded Taxes or (ii) Taxes which result from an assignment, transfer, sub-participation or sub-contract by a Lender or any other disposal of a Lender’s rights or obligations under any Loan Document, to the extent such Taxes are imposed as a result of a connection between the Lender and the taxing jurisdiction (other than a connection arising solely from any Loan Document or any transactions contemplated thereunder), except any such Taxes imposed with respect to an assignment).

“Other Term Loans” shall have the meaning assigned to such term in Section 2.21 (including in the form of Extended Term Loans or Refinancing Term Loans, as applicable).

“Parent Entity” shall mean any direct or indirect parent of the Company.

“Pari Term Loans” shall have the meaning assigned to such term in Section 6.02.

“Participant” shall have the meaning assigned to such term in Section 9.04(d)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(d)(ii).

“Participating Member State” shall mean each state so described in any EMU Legislation.

“Payment Recipient” shall have the meaning assigned to such term in Section 8.18(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) not previously held by the Company and its Subsidiaries in, or merger, consolidation or amalgamation with, a person or division or line of business of a person (or any subsequent investment made in a person or division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (a) no Event of Default under clause (b), (c), (h) or (i) of Section 7.01 shall have occurred and be continuing or would result therefrom, provided, however, that with respect to a proposed acquisition pursuant to an executed acquisition agreement, at the option of the Company, the determination of whether such an Event of Default shall exist shall be made solely at the time of the execution of the acquisition agreement related to such Permitted Business Acquisition; (b) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; and (c) to the extent required by Section 5.10, any person acquired in such acquisition, if acquired by a Borrower or a Subsidiary Loan Party, shall be merged into such Borrower or a Subsidiary Loan Party or become upon consummation of such acquisition a Subsidiary Loan Party.

“Permitted Cure Securities” shall mean any Qualified Equity Interests of the Company, or any Parent Entity issued pursuant to the Cure Right.

“Permitted Reorganizations” shall mean any reorganization or corporate restructuring, on a solvent basis, involving the Company or any of its Subsidiaries (any such reorganization or corporate restructuring, a “Reorganization”), including any merger, consolidation or amalgamation, or any sale or other disposition of any assets, that is consummated as part of such Reorganization; provided that, after giving effect thereto, (a) all the business and assets of the Company and its Subsidiaries (as in effect prior to such Reorganization) shall remain within the Company and its Subsidiaries, (b) the jurisdiction of incorporation of any Loan Party shall not be changed, (c) no guarantees by any Loan Party shall be released and any Equity Interests or other assets that constitute Collateral and that are subject to any intragroup disposition or distribution as part of such Reorganization shall remain as Collateral (including as a result of Liens thereon granted by the new owner thereof), subject to Liens thereon securing the Obligations that are valid and enforceable the same extent as the Liens thereon were prior to such sale or other disposition, in each case, as determined by the Company in good faith, it being understood and agreed that, in connection with any Reorganization, Liens on any Collateral may be released and re-taken in a customary manner if required, and (d) in the event of a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of, or a consolidation, amalgamation or merger with or into, a Loan Party, the surviving entity thereof (if not a Loan Party) shall assume the obligations of such Loan Party pursuant to documentation (and with related deliverables) generally consistent with those required under Section 5.10.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America or any member of the European Union or Australia or any State or Territory of Australia or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or Australia or any State or Territory of Australia or any agency thereof, in each case with maturities not exceeding ten years from the date of acquisition thereof;

(b) time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits maturing within three years of such date and issued or guaranteed by or placed with, and any money market deposit accounts issued or offered by, any lender under the Facilities or by any commercial bank organized under the laws of the United States of America, any state thereof or the District of Columbia, Australia, or any foreign country recognized by the United States of America that has a combined capital and surplus and undivided profits of not less than $250,000,000;

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P 2 (or higher) according to Moody’s, F 2 (or higher) according to Fitch, or A 2 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(e) securities with maturities of three years or less from the date of acquisition, issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P, A by Moody’s or A by Fitch (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a 7 under the Investment Company Act of 1940, (ii) are rated by any of (1) AAA by S&P, (2) Aaa by Moody’s or (3) AAA by Fitch and (iii) have portfolio assets of at least $5,000,000,000;

(h) time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits;

(i) credit card receivables to the extent included in cash or cash equivalents on the consolidated balance sheet of such person;

(j) instruments equivalent to those referred to in clauses (a) through (i) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by the Company or any of its Subsidiaries organized in such jurisdiction;

(k) fully collateralized repurchase agreements with counterparties whose long term debt is rated not less than A- by S&P and A3 by Moody’s and with a term of not more than six months from such date;

(l) Investments in money in an investment company registered under the Investment Company Act of 1940, as amended, or in pooled accounts or funds offered through mutual funds, investment advisors, banks and brokerage houses which invest its assets in obligations of the type described in clauses (a) through (l) above, in each case, as of such date, including, but not be limited to, money market funds or short-term and intermediate bonds funds;

(m) Third Party Funds and/or other Investments of player deposits and other customer funds held in the ordinary course of business in government obligations (including securities issued or fully guaranteed by any State, commonwealth or territory of the United States or other country, or by any political subdivision or taxing authority thereof), time deposit accounts, certificates of deposit, money market deposits, commercial paper, mutual funds, exchange traded funds, debt securities rated at least investment grade by at least one nationally recognized statistical rating organization and similar obligations, in each case in accordance with the internal investment guidelines established by the Company and its Subsidiaries; and

(n) any other securities or pools of securities that are classified under GAAP as cash equivalents or short-term investments on a balance sheet as of such date.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Loan Purchase” shall have the meaning assigned to such term in Section 9.04(i).

“Permitted Loan Purchase Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender as an Assignor and the Company or any of the Subsidiaries as an Assignee, as accepted by the Administrative Agent (if required by Section 9.04) in the form of Exhibit F or such other form as shall be approved by the Administrative Agent and the Company (such approval not to be unreasonably withheld or delayed).

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness (or unutilized commitments in respect of Indebtedness (only to the extent the committed amount (i) could have been incurred on the date of the initial incurrence and was deemed incurred at such time for purposes of this definition or (ii) could have been incurred other than as Permitted Refinancing Indebtedness on the date of such Refinancing)) being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a)

the principal amount (or accreted value, if applicable) or, if greater, committed amount (only to the extent the committed amount (i) could have been incurred on the date of the initial incurrence and was deemed incurred at such time for purposes of this definition or (ii) could have been incurred other than as Permitted Refinancing Indebtedness on the date of such Refinancing) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) or, if greater, committed amount of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions, expenses (including mortgage and similar taxes), plus an amount equal to any existing commitment unutilized thereunder and letters of credit undrawn thereunder), (b) except with respect to assumed Indebtedness pursuant to Section 6.01(h) and/or Section 6.01(i), (i) the final maturity date of such Permitted Refinancing Indebtedness (other than Permitted Refinancing Indebtedness that is Maturity Condition Excluded Indebtedness) is on or after the earlier of (x) the final maturity date of the Indebtedness being Refinanced and (y) the Latest Maturity Date in effect at the time of incurrence thereof and (ii) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness (other than Permitted Refinancing Indebtedness that is Maturity Condition Excluded Indebtedness) is greater than or equal to the lesser of (i) the remaining Weighted Average Life to Maturity of the Indebtedness being Refinanced and (ii) the Weighted Average Life to Maturity of the Class of Term Loans then outstanding with the greatest remaining Weighted Average Life to Maturity, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Loan Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Loan Obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have obligors that are not (or would not have been) obligated with respect to the Indebtedness being so Refinanced (except that a Loan Party may be added as an additional obligor), (e) if the Indebtedness being Refinanced is secured by Liens on any Collateral (whether senior to, equally and ratably with, or junior to the Liens on such Collateral securing the Loan Obligations or otherwise), such Permitted Refinancing Indebtedness may be secured by such Collateral (including any Collateral pursuant to after-acquired property clauses to the extent any such Collateral secured (or would have secured) the Indebtedness being Refinanced) on terms in the aggregate that are substantially similar to, or not materially less favorable to the Secured Parties than, the Indebtedness being Refinanced or on terms otherwise permitted by Section 6.02 and (f) no Permitted Refinancing Indebtedness shall have greater guarantees or security than the Indebtedness being Refinanced.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, Governmental Authority or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by the Company, any Borrower, any Subsidiary or any ERISA Affiliate, and (iii) in respect of which the Company, any Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17.

“PPSA” shall mean the Personal Property Security Act of any relevant Canadian jurisdiction or the Civil Code of Quebec, as applicable.

“Prescribed Laws” means, collectively, (a) the Anti-Money Laundering Laws, (b) Sanctions, (c) Anti-Corruption Laws and (d) all other legal requirements relating to money laundering, terrorism, bribery or corruption.

“Primary Obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Process Agent” shall have the meaning assigned to such term in Section 9.15(d).

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the two consecutive fiscal half-year periods ended on or before the occurrence of such event (the “Reference Period”): (i) pro forma effect shall be given to any Disposition, any acquisition, Investment, capital expenditure, construction, repair, replacement, improvement, development, disposition, merger, amalgamation, consolidation (including the Transactions) (or any similar transaction or transactions whether or not otherwise permitted under Section 6.04 or Section 6.05 or that require a waiver or consent of the Required Lenders, but if so required, solely to the extent such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, New Project, and any restructurings of the business of the Company or any of its Subsidiaries that the Company or any of the Subsidiaries have determined to make and/or made and in the good faith determination of a Responsible Officer of the Company are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Company determines are reasonable as set forth in a certificate of a Financial Officer of the Company (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to Section 2.21 or Article VI (other than Section 6.11), occurring during the Reference Period or thereafter and through and including the date upon which the relevant transaction is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to Section 2.21 or Article VI (other than Section 6.11), occurring during the Reference Period or thereafter and through and including the date upon which the relevant transaction is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period, (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in the preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, and (z) in giving effect to clause (i) above with respect to each New Project which commences operations and records not less than one full fiscal quarter’s operations during the Reference Period, the operating results of such New Project shall be annualized on a straight line basis during such period, taking into account any seasonality adjustments determined by the Company in good faith, and (iii) (A) for any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) for any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

In the event that EBITDA or any financial ratio is being calculated for purposes of determining whether Indebtedness or any Lien relating thereto may be incurred or whether any Investment may be made, the Company may elect pursuant to a certificate of a Responsible Officer delivered to the Administrative Agent to treat all or any portion of the commitment relating thereto as being incurred at the time of such commitment, in which case any subsequent incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Company and may include adjustments to reflect (1) operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from any relevant pro forma event (including, to the extent applicable, the Transactions), and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in the Lender Presentation to the extent such adjustments, without duplication, continue to be applicable to such Reference Period. The Company shall deliver to the Administrative Agent a certificate of a Financial Officer of the Company setting forth such operating expense reductions, other operating improvements or synergies and adjustments pursuant to clause (2) above, and information and calculations supporting them in reasonable detail.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Pro Rata Extension Offers” shall have the meaning assigned to such term in Section 2.21(e).

“Pro Rata Share” shall have the meaning assigned to such term in Section 9.08(f).

“Prohibited Jurisdictions” shall mean, collectively, any jurisdiction which prohibits gambling, including (i) those jurisdictions which prohibit gambling within their jurisdiction and (ii) those jurisdictions which prohibit gambling both within their jurisdiction and extra territorially, provided that such jurisdictions are also reasonably capable of enforcing against it or any of its Subsidiaries those prohibitions extra territorially.

“Projections” shall mean the projections and any forward-looking statements (including statements with respect to booked business) of the Borrowers and the Subsidiaries furnished to the Lenders or the Administrative Agent by or on behalf of the Borrowers or any of the Subsidiaries prior to the Closing Date.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” shall have the meaning assigned to such term in Section 9.17.

“QFC Credit Support” shall have the meaning assigned to such term in Section 9.29.

“Qualified Equity Interests” shall mean any Equity Interest other than Disqualified Stock.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions: (1) the Board of Directors of the Company shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions)

is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary, (2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at fair market value (as determined in good faith by the Company), and (3) the financing terms, covenants, termination events and other provisions thereof shall be on market or better terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Company or any Subsidiary (other than a Receivables Subsidiary) to secure Indebtedness under a credit facility or Indebtedness in respect of the Loans shall not be deemed a Qualified Receivables Financing.

“Rate” shall have the meaning assigned to such term in the definition of the term “Type.”

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, whether by lease, license, or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment incidental to the ownership, lease or operation thereof.

“Received Amount” shall have the meaning assigned to such term in Section 8.02.

“Receivables Assets” shall mean (a) any accounts receivable of the Company or any Subsidiary and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations, in each case in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable financing and which are sold, contributed, conveyed, assigned or otherwise transferred or pledged by the Company or any of the Subsidiaries in connection with a Receivables Facility.

“Receivables Facility” means an arrangement between the Company or a Subsidiary and a counterparty pursuant to which (a) the Company or such Subsidiary, as applicable, sells (directly or indirectly) accounts receivable owing by customers, together with Receivables Assets owed to the Company or a Subsidiary related thereto, (b) the obligations of the Company or such Subsidiary, as applicable, thereunder are non-recourse (except for Receivables Repurchase Obligations) to the Company and such Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangements.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not the Company or a Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries), or (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interest are customarily granted in connection with asset securitization transactions involving accounts receivable and any hedging obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Company nor any other Subsidiary has any contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(c) to which neither the Company nor any other Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is EURIBO Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if such Benchmark is SONIA, then four RFR Banking Days prior to such setting, or (4) if such Benchmark is none of Term SOFR, the EURIBO Rate, or SONIA, the time determined by the Administrative Agent in its reasonable discretion.

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancings” shall have a meaning correlative thereto.

“Refinancing Effective Date” shall have the meaning assigned to such term in Section 2.21(j).

“Refinancing Intercreditor Agreement” shall mean the intercreditor agreement dated, on or about, the TLB Refinancing Date and made between inter alios the Administrative Agent, the Collateral Agent and others in relation to regulating, amongst other things, the intercreditor arrangements.

“Refinancing Notes” shall mean any secured or unsecured notes or loans issued by the Company, the Borrowers or any Subsidiary Loan Party (whether under an indenture, a credit agreement or otherwise) and the Indebtedness represented thereby; provided, that (a) 100% of the Net Proceeds of such Refinancing Notes are used to permanently reduce Loans and/or replace Commitments substantially simultaneously with the issuance thereof; (b) the principal amount (or accreted value, if applicable) of such Refinancing Notes does not exceed the principal amount (or accreted value, if applicable) of the aggregate portion of the Loans so reduced and/or Commitments so replaced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses); (c) other than in the case of any Refinancing Notes that are Maturity Condition Excluded Indebtedness, the final maturity date of such Refinancing Notes is on or after the Term Facility Maturity Date or the Revolving Facility Maturity Date, as applicable, of the Term Loans so reduced or the Revolving Facility Commitments so replaced; (d) other than in the case of any Refinancing Notes that are Maturity Condition Excluded Indebtedness, the Weighted Average Life to Maturity of such Refinancing Notes is greater than or equal to the remaining Weighted Average Life to Maturity of the Term Loans, so reduced or the Revolving Facility Commitments so replaced, as applicable; (e) in the case of Refinancing Notes in the form of notes issued under an indenture, the terms thereof do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the

Term Facility Maturity Date of the Term Loans so reduced or the Revolving Facility Maturity Date of the Revolving Facility Commitments so replaced, as applicable (other than customary offers to repurchase or mandatory prepayment provisions upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default except where such Refinancing Notes are Maturity Condition Excluded Indebtedness); (f) the other terms of such Refinancing Notes (other than interest rates, fees, floors, funding discounts and redemption or prepayment premiums and other pricing terms), taken as a whole, are substantially similar to, or not materially less favorable to the Borrowers and its Subsidiaries than the terms, taken as a whole, applicable to the Term B Loans (except for covenants or other provisions applicable only to periods after the Latest Maturity Date in effect at the time such Refinancing Notes are issued or those that are otherwise reasonably acceptable to the Administrative Agent), as determined by the Company in good faith (or, if more restrictive, the Loan Documents are amended to contain such more restrictive terms to the extent required to satisfy the foregoing standard); (g) there shall be no obligor in respect of such Refinancing Notes that is not a Loan Party; (h) Refinancing Notes that are secured by Collateral shall be subject to the provisions of the Intercreditor Agreement and (i) if such Refinancing Notes are secured, such Refinancing Notes shall not be secured by any assets of the Company, the Borrowers or their Subsidiaries other than assets constituting Collateral.

“Refinancing Term Loans” shall have the meaning assigned to such term in Section 2.21(j).

“Refund” shall mean, in respect of any Tax, (i) a refund or repayment of such Tax or (ii) a reduction in, or elimination of, a liability to make a payment of Tax as a result of the use or set-off of a credit or other relief against tax arising as a result of or in respect of such Tax.

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation T” shall mean Regulation T of the Federal Reserve Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Federal Reserve Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Federal Reserve Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Controlled or Controlling Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Controlled or Controlling Affiliates.

“Related Sections” shall have the meaning assigned to such term in Section 6.04.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Relevant Governmental Body” shall mean (a) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (c) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto or (d) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in any Alternate Currency, (1) the central bank for the currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Relevant Market” shall mean the market specified as such in the applicable Compounded Rate Terms.

“Relevant Territory” shall mean:

(a) a member state of the European Union (other than Ireland); or

(b) not being such a member state, a country with which Ireland has an Irish Treaty in force by virtue of section 826(1) TCA; or

(c) not being a territory referred to in (a) or (b) above, a country with which Ireland has signed such an Irish Treaty which will come into force once the procedures set out in section 826(1) TCA have been completed.

“Relevant Rate” shall mean (a) with respect to any Term A3 Loan denominated in Dollars, Adjusted Term SOFR, (b) with respect to any Loan (other than any Term A3 Loan) denominated in Dollars, Term SOFR (c) with respect to any Loan denominated in Euros, EURIBO Rate and (d) with respect to any Loan denominated in a Pounds Sterling, the Compounded SONIA.

“Replacement Process Agent” shall have the meaning assigned to such term in Section 9.15(d).

“Replacement Revolving Facilities” shall have the meaning assigned to such term in Section 2.21(l).

“Replacement Revolving Facility Commitments” shall have the meaning assigned to such term in Section 2.21(l).

“Replacement Revolving Facility Effective Date” shall have the meaning assigned to such term in Section 2.21(l).

“Replacement Revolving Loans” shall have the meaning assigned to such term in Section 2.21(l).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having (a) Term Loans outstanding, (b) the Revolving Facility Commitments or after the Revolving Facility Termination Event, the Revolving Facility Credit Exposures, that, taken together, represent more than 50% of the sum of (w) all Term Loans outstanding, (x) all the Revolving Facility Commitments or after the Revolving Facility Termination Event, all Revolving Facility Credit Exposures; provided, that the Term Loans, Revolving Facility Credit Exposures, unused Revolving Facility Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Percentage” shall mean, with respect to an Applicable Period, 50% if the Net First Lien Leverage Ratio is greater than 4.50:1; provided, that (a) if the Net First Lien Leverage Ratio as at the end of the Applicable Period is less than or equal to 4.50 to 1.00 but greater than 4.00 to 1.00, such percentage shall be 25% and (b) if the Net First Lien Leverage Ratio as at the end of the Applicable Period is less than or equal to 4.00 to 1.00, such percentage shall be 0%.

“Required Prepayment Lenders” shall mean, at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans at such time (subject to the last paragraph of Section 9.08(b)).

“Required Revolving Facility Lenders” shall mean, at any time, Revolving Facility Lenders having Revolving Facility Commitments or after the Revolving Facility Termination Event, Revolving Facility Credit Exposures, that, taken together, represent more than 50% of the sum of the total Revolving Facility Commitments or after the Revolving Facility Termination Event, the Revolving Facility Credit Exposures; provided, that the Revolving Facility Credit Exposures and unused Revolving Facility Commitment of any Defaulting Lender shall be disregarded in determining Required Revolving Facility Lenders at any time.

“Required TLA/RCF Lenders” shall mean, at any time, Lenders having (a) Term A Loans outstanding, (b) the Revolving Facility Commitments or after the Revolving Facility Termination Event, the Revolving Facility Credit Exposures that, taken together, represent more than 50% (or, for the purpose of Section 7.01(m) only, 662/3%) of the sum of (x) all Term A Loans outstanding and (y) all Revolving Facility Commitments or after the Revolving Facility Termination Event, the Revolving Facility Credit Exposures; provided, that the Term A Loans, Revolving Facility Loans, Revolving Facility Credit Exposures of any Defaulting Lender shall be disregarded in determining Required TLA/RCF Lenders at any time.

“Resignation Letter” means a letter substantially in the form set out in Exhibit L (Form of Resignation Letter).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any U.K. Financial Institution, a U.K. Resolution Authority.

“Responsible Officer” of any person shall mean any director, executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement, or any other duly authorized employee or signatory of such person.

“Restricted Intellectual Property” means, with respect to any Intellectual Property being disposed of or otherwise transferred to any Unrestricted Subsidiary, any Intellectual Property individually or in the aggregate with any intellectual property previously so disposed of (a) is material to the operation of the business activities of the Group taken as a whole and (b) the relevant disposal would be material to the ability of the Group taken as a whole to use such Intellectual Property as needed in the operation of the business activities of the Group.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06. The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the fair market value thereof (as determined by the Company in good faith).

“Retained Excess Cash Flow Overfunding” shall mean, at any time, in respect of any Excess Cash Flow Period, the amount, if any, by which the portion of the Cumulative Credit attributable to the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Interim Periods used in such Excess Cash Flow Period exceeds the actual Retained Percentage of Excess Cash Flow for such Excess Cash Flow Period.

“Retained Percentage” shall mean, with respect to any Excess Cash Flow Period (or Excess Cash Flow Interim Period), (a) 100% minus (b) the Required Percentage with respect to such Excess Cash Flow Period (or Excess Cash Flow Interim Period).

“Revaluation Date” shall mean (a) with respect to any Alternate Currency Letter of Credit, each of the following: (i) each date of issuance, extension or renewal of an Alternate Currency Letter of Credit, (ii) each date of an amendment of any Alternate Currency Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the applicable Issuing Bank under any Alternate Currency Letter of Credit, and (iv) such additional dates as the Administrative Agent or the applicable Issuing Bank shall determine or the Required Lenders shall require, and (b) with respect to any Eurocurrency Loans denominated in Euros, Compounded SONIA Loans denominated in Sterling or any Alternate Currency Loans, as applicable, each of the following: (i) each date of a Borrowing of Eurocurrency Loans denominated in Euros, as applicable, (ii) each date of a continuation of a Eurocurrency Loan denominated in Euros pursuant to Section 2.07, as applicable, and (iii) such additional dates as the Administrative Agent shall determine or the Majority Lenders under the Revolving Facility shall require.

“Revenue Commissioners” means the Revenue Commissioners of Ireland.

“Revolving Facility” shall mean the Revolving Facility Commitments of any Class and the extensions of credit made hereunder by the Revolving Facility Lenders of such Class and, for purposes of Section 9.08(b), shall refer to all such Revolving Facility Commitments as a single Class.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans of the same Class.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01(b), expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased (or replaced) as provided under Section 2.21. The initial amount of each Lender’s Revolving Facility Commitment is set forth on Schedule 2.01 or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Revolving Facility Commitment (or Incremental Revolving Facility Commitment), as applicable. On the Closing Date, there is only one Class of Revolving Facility Commitments. After the Closing Date, additional Classes of Revolving Facility Commitments may be added or created pursuant to Incremental Assumption Agreements.

“Revolving Facility Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the aggregate principal amount of the Revolving Facility Loans outstanding at such time (calculated based on the Sterling Equivalent thereof), (b) the Revolving L/C Exposure applicable to such Lender at such time minus, for the purpose of Section 6.11 and Section 7.03, the amount of Letters of Credit that have been Cash Collateralized in an amount equal to the Minimum L/C Collateral Amount at such time, (c) the Base Currency Amount of its (and its Affiliate’s) Ancillary Commitment (and, in respect of any proposed Borrowing, any new Ancillary Facility that is due to be made available on or before the proposed date of the relevant Borrowing), and (d) the Swingline Exposure applicable to such Lender at such time. For the purposes of calculating a Lender’s Revolving Facility Credit Exposure in relation to any proposed Borrowing under the Revolving Facility only, the aforementioned amounts shall not include (x) that Lender’s participation in any Revolving Facility Borrowings that are due to be repaid or prepaid on or before the proposed date of the relevant Borrowing, and (y) that Lender’s (and its Affiliate’s) Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed date of the relevant Borrowing.

“Revolving Facility Lender” shall mean a Lender (including an Incremental Revolving Facility Lender) with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.

“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01(b). Unless the context otherwise requires, the term “Revolving Facility Loans” shall include the Other Revolving Loans.

“Revolving Facility Maturity Date” shall mean, as the context may require, (a) with respect to the Revolving Facility in effect on the Closing Date, 21 July 2028 and (b) with respect to any other Classes of Revolving Facility Commitments, the maturity dates specified therefor in the applicable Incremental Assumption Agreement, provided that upon the occurrence of the TLB Refinancing Date, the Revolving Facility Maturity Date of the Revolving Facility in effect on the Closing Date shall automatically extend to the date falling 60 months after the Closing Date.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender of any Class, the percentage of the total Revolving Facility Commitments of such Class represented by such Lender’s Revolving Facility Commitment of such Class. If the Revolving Facility Commitments of such Class have terminated or expired, the Revolving Facility Percentages of such Class shall be determined based upon the Revolving Facility Commitments of such Class most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Revolving Facility Termination Event” shall have the meaning assigned to such term in Section 2.05(k).

“Revolving L/C Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit, in respect of which such Lender has made (or is required to have made), outstanding at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Sterling Equivalent thereof) and (b) the aggregate principal amount of all L/C Disbursements applicable to such Lender that have not yet been reimbursed at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Sterling Equivalent thereof). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule Section 3.14 of the International Standby Practices, International Chamber of Commerce No. 590, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“RFR Banking Day” means any day specified as such in the applicable Compounded Rate Terms.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc. and its successors and assigns.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive country Sanctions (at the time of the Closing Date, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Kherson or Zaporizhzhia regions of Ukraine (in each case to the extent that such areas of Kherson or Zaporizhzhia are under control of Russia), and the Crimean region of the Ukraine).

“Sanctioned Party” means a Lender, Administrative Agent, Collateral Agent or Issuing Bank that is, or is directly or indirectly owned or controlled (where relevant as defined by the applicable Sanctions) by, a Sanctioned Person or otherwise directly or indirectly the subject of Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, Office of Financial Sanctions Implementation, the United Nations Security Council, the Counsel of the European Union (or any member state thereof), the United Kingdom of Great Britain and Northern Ireland, His Majesty’s Treasury or the Australian Department of Foreign Affairs and Trade (collectively “Sanctions Authority”), (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” shall have the meaning assigned to such term in the definition of “Sanctioned Person”.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between any Loan Party (or any affiliate of a Loan Party) and any Cash Management Bank, or any Guarantee by any Loan Party (or any affiliate of a Loan Party) of any Cash Management Agreement entered into by and between any Loan Party (or any affiliate of a Loan Party) and any Cash Management Bank, in each case to the extent that such Cash Management Agreement or such Guarantee, as applicable, is designated in writing by the Company to the Administrative Agent to be included as a Secured Cash Management Agreement for the purposes of this Agreement and, following the TLB Refinancing Date, designated in writing by the Company to the Collateral Agent to be included as an Operating Facility for the purposes of the Intercreditor Agreement.

“Secured Hedge Agreement” shall mean any Hedging Agreement that is entered into by and between any Loan Party or any Subsidiary and any Hedge Bank, or any Guarantee by any Loan Party of any Hedging Agreement entered into by and between any Subsidiary and any Hedge Bank, in each case to the extent that such Hedging Agreement or such Guarantee, as applicable, is designated in writing by the Company to the Administrative Agent to be included as a Secured Hedge Agreement and, to the extent not already a party, has executed a Creditor/Agent Accession Undertaking (as defined in the Intercreditor Agreement) to the Intercreditor Agreement as a “Hedge Counterparty”. Notwithstanding the foregoing, for all purposes of the Loan Documents, any Guarantee of, or grant of any Lien to secure, any obligations in respect of a Secured Hedge Agreement by a Guarantor shall not include any Excluded Swap Obligations.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Ancillary Lender, each Lender, each Issuing Bank, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is party to any Secured Cash Management Agreement and each sub-agent appointed pursuant to Section 8.03 by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean collectively, each of the security agreements, pledge agreements and other instruments and documents executed and delivered pursuant to Section 4.02 or Section 5.10 hereof, including the US Security Agreement.

“Security Jurisdiction” shall mean each of England and Wales, any state of the United States of America, Ireland, Alderney, Malta, Gibraltar, the Netherlands, Isle of Man, Australia, Canada, and any other jurisdiction reasonably agreed by the Company and the Administrative Agent, in each case, other than an Excluded Jurisdiction.

“Senior Lender” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Similar Business” shall mean any business, the majority of whose revenues are derived from (i) business or activities conducted by the Company and its Subsidiaries on the Closing Date, (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in the Company’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Company and its Subsidiaries.

“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” shall mean a Daily Simple SOFR Loan or a Term SOFR Loan, as the context may require.

“SOFR Rate Day” has the meaning assigned thereto in the definition of “Daily Simple SOFR”.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified L/C Sublimit” shall mean, with respect to any Issuing Bank, the amounts set forth beside such Issuing Bank’s name on Schedule 1.01(F) hereto or, in each case, such other amount as specified in the agreement pursuant to which such person becomes an Issuing Bank hereunder or, in each case, such larger amount not to exceed the Revolving Facility Commitment as the Administrative Agent and the applicable Issuing Bank may agree.

“Specified Remaining TLB Tranches” shall mean the Second Amendment Euro Term Loans and the Third Amendment Term Loans being all loans outstanding under the Existing TLB Credit Agreement as of the Closing Date after giving effect to the Transactions.

“Spot Rate” shall mean, with respect to any currency, the rate determined by the Administrative Agent or the applicable Issuing Bank or Ancillary Lender, as applicable, to be the rate quoted by the person acting in such capacity as the spot rate for the purchase by such person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., Local Time on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made or if such rate cannot be computed as of such date such other date as the Administrative Agent or such Issuing Bank or such Ancillary Lender shall reasonably determine is appropriate under the circumstances; provided, that the Administrative Agent or such Issuing Bank or such Ancillary Lender may obtain such spot rate from another financial institution designated by the Administrative Agent or such Issuing Bank or such Ancillary Lender if the person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing, including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Standby Letters of Credit” shall have the meaning assigned to such term in Section 2.05(a).

“Sterling” shall mean the lawful money of the United Kingdom.

“Sterling Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Sterling, such amount, and (b) with respect to any amount denominated in any currency other than Sterling, the equivalent amount thereof in Sterling (i) as determined by the Administrative Agent or the Issuing Bank or an Ancillary Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other applicable date of determination) or (ii) as determined in accordance with Section 1.04(c), for the purchase of Sterling with such currency.

“Subagent” shall have the meaning assigned to such term in Section 8.03.

“Subsequent Target” shall have the meaning assigned to such term in Section 7.04.

“Subsequent Target Asset” shall have the meaning assigned to such term in Section 7.04.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent or (c) consolidated in the consolidated financial statements of the applicable person in accordance with GAAP.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Company. Notwithstanding the foregoing (and except for purposes of the definition of “Unrestricted Subsidiary” contained herein) an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Company or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Loan Party” shall mean (a) each Subsidiary that is a Wholly-Owned Subsidiary of the Company (other than the Excluded Subsidiaries and the Subsidiaries set forth on Schedule 1.01(B)(i)) and has provided a guarantee of the obligations under this Agreement and (b) each other Subsidiary that the Company elects, in its sole discretion and by notice to the Administrative Agent, to provide a Guarantee of the Obligations notwithstanding that such Guarantee is not required by Section 5.10, in each case until released from such Guarantee in accordance with the Loan Documents. The Subsidiary Loan Parties on the Closing Date are set forth on Schedule 1.01(C).

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Successor Borrower” shall have the meaning assigned to such term in Section 6.05(o).

“Supplier” shall have the meaning assigned to such term in Section 2.17(r).

“Supported QFC” shall have the meaning assigned to such term in Section 9.29.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Borrower” shall mean, any Revolving Facility Borrower organized or incorporated in the United States of America.

“Swingline Commitment” shall mean $300,000,000. The Swingline Commitment is part of and not in addition to the Revolving Facility Commitment and each Lender’s Swingline Commitment shall be reduced from time to time pursuant to assignments by or to such Lender under Section 9.04 such that it is not in excess of such Lender’s Revolving Facility Commitment.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Facility Lender at any time shall equal its Revolving Facility Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lenders” shall mean each Revolving Lender set forth on Schedule 2.01 as having a Swingline Commitment in its capacity as lender of Swingline Loans hereunder or, in each case, any replacement or successor thereto, as such schedule may be supplemented from time to time in accordance with the terms hereof.

“Swingline Loans” shall mean a Loan made by a Swingline Lender pursuant to Section 2.01(c).

“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the date that is three Business Days prior to the Revolving Facility Maturity Date.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“Target Day” shall mean any day on which T2 is open for the settlement of payments in Euro.

“Taxes” shall mean all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding) or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“TCA” means the Taxes Consolidation Act, 1997 of Ireland, as amended.

“Term A Lender” shall mean a Lender with either a Term A Loan Commitment or an outstanding Term A Loan.

“Term A Loan Commitments” shall mean the Term A1 Loan Commitments, the Term A2 Loan Commitments and/or any or all of the Term A3 Loan Commitments.

“Term A Facilities” shall mean collectively the Term A1 Facility, the Term A2 Facility and the Term A3 Facility.

“Term A Facility Maturity Date” shall mean collectively the Term A1 Facility Maturity Date, the Term A2 Facility Maturity Date and the Term A3 Facility Maturity Date.

“Term A1 Lender” shall mean a Lender with either a Term A1 Loan Commitment or an outstanding Term A1 Loan.

“Term A Loans” shall mean collectively the Term A1 Loans, the Term A2 Loans and the Term A3 Loans.

“Term A1 Borrowing” shall mean any Borrowing comprised of Term A1 Loans.

“Term A1 Facility” shall mean the Term A1 Loan Commitments and the Term A1 Loans made hereunder.

“Term A1 Facility Maturity Date” shall mean 21 July 2028, provided that upon the occurrence of the TLB Refinancing Date, the Term A1 Facility Maturity Date shall automatically extend to the date falling 60 months after the Closing Date.

“Term A1 Loan Commitment” shall mean, with respect to each Term A1 Lender, the commitment of such Term A1 Lender to make Term A1 Loans pursuant to Section 2.01(a), as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased (or replaced) as provided under Section 2.21. The initial amount of each Lender’s Term A1 Loan Commitment is set forth on Schedule 2.01 or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Term A1 Loan Commitment (or Incremental Term A1 Loan Commitment), as applicable. On the Closing Date, there is only one Class of Term A1 Loan Commitments. After the Closing Date, additional Classes of Term A1 Loan Commitments may be added or created pursuant to Incremental Assumption Agreements.

“Term A1 Loans” shall mean, collectively, (a) the Term Loans made by the applicable Lenders to the applicable Borrowers pursuant to Section 2.01(a) in Sterling, and (b) any Incremental Term A1 Loans in the form of Term Loans in Sterling made by the Incremental Term Lenders to a Borrower pursuant to Section 2.01(d).

“Term A2 Borrowing” shall mean any Borrowing comprised of Term A2 Loans.

“Term A2 Facility” shall mean the Term A2 Loan Commitments and the Term A2 Loans made hereunder.

“Term A2 Facility Maturity Date” shall mean 21 July 2028, provided that upon the occurrence of the TLB Refinancing Date, the Term A2 Facility Maturity Date shall automatically extend to the date falling 60 months after the Closing Date.

“Term A2 Lender” shall mean a Lender with either a Term A2 Loan Commitment or an outstanding Term A2 Loan.

“Term A2 Loan Commitment” shall mean, with respect to each Term A2 Lender, the commitment of such Term A2 Lender to make Term A2 Loans pursuant to Section 2.01(a), as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased (or replaced) as provided under Section 2.21. The initial amount of each Lender’s Term A2 Loan Commitment is set forth on Schedule 2.01 or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Term A2 Loan Commitment (or Incremental Term A2 Loan Commitment), as applicable. On the Closing Date, there is only one Class of Term A2 Loan Commitments. After the Closing Date, additional Classes of Term A2 Loan Commitments may be added or created pursuant to Incremental Assumption Agreements.

“Term A2 Loans” shall mean, collectively, (a) the Term Loans made by the applicable Lenders to the applicable Borrowers pursuant to Section 2.01(a) in Euros, and (b) any Incremental Term A2 Loans in the form of Term Loans denominated in Euros made by the Incremental Term Lenders to a Borrower pursuant to Section 2.01(d).

“Term A3 Borrowing” shall mean any Borrowing comprised of Term A3 Loans.

“Term A3 Facility” shall mean the Term A3 Loan Commitments and the Term A3 Loans made hereunder.

“Term A3 Facility Maturity Date” shall mean 21 July 2028, provided upon the occurrence of the TLB Refinancing Date, the Term A3 Facility Maturity Date shall automatically extend to the date falling 60 months after the Closing Date.

“Term A3 Lender” shall mean a Lender with either a Term A3 Loan Commitment or an outstanding Term A3 Loan.

“Term A3 Loan Commitment” shall mean, with respect to each Term A3 Lender, the commitment of such Term A3 Lender to make Term A3 Loans pursuant to Section 2.01(a), as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased (or replaced) as provided under Section 2.21. The initial amount of each Lender’s Term A3 Loan Commitment is set forth on Schedule 2.01 or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Term A3 Loan Commitment (or Incremental Term A3 Loan Commitment), as applicable. On the Closing Date, there is only one Class of Term A3 Loan Commitments. After the Closing Date, additional Classes of Term A3 Loan Commitments may be added or created pursuant to Incremental Assumption Agreements.

“Term A3 Loans” shall mean, collectively, (a) the Term Loans, made by the applicable Lenders to the applicable Borrowers pursuant to Section 2.01(a) in Dollars, and (b) any Incremental Term A3 Loans in the form of Term Loans denominated in Dollars, made by the Incremental Term Lenders to a Borrower pursuant to Section 2.01(d).

“Term B Borrowing” shall mean any Borrowing comprised of Term B Loans.

“Term B Facility” shall mean the Term B Loan Commitments and the Term B Loans made hereunder.

“Term B Facility Maturity Date” shall mean the date that is seven years after the Closing Date.

“Term B Lender” shall mean a Lender with either a Term B Loan Commitment or an outstanding Term B Loan.

“Term B Loan Commitment” shall mean, with respect to each Term B Lender, the commitment of such Term B Lender to make Term B Loans pursuant to Section 2.01(a), as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased (or replaced) as provided under Section 2.21. The initial amount of each Lender’s Term B Loan Commitment is set forth on Schedule 2.01 or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Term B Loan Commitment (or Incremental Term B Loan Commitment), as applicable. On the Closing Date, there is only one Class of Term B Loan Commitments. After the Closing Date, additional Classes of Term B Loan Commitments may be added or created pursuant to Incremental Assumption Agreements.

“Term B Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a)(i).

“Term B Loans” shall mean, collectively, (a) the Term Loans made by the applicable Term B Lenders to the applicable Borrower on the Closing Date pursuant to Section 2.01(a) in Dollars, and (b) any Incremental Term B Loans in the form of Term Loans denominated in Dollars made by the Incremental Term Lenders to a Borrower pursuant to Section 2.01(d).

“Term Borrowing” shall mean any Term A1 Borrowing, Term A2 Borrowing, Term A3 Borrowing, Term B Borrowing or any Incremental Term Borrowing.

“Term Facility” shall mean the Term A1 Facility, Term A2 Facility, Term A3 Facility, Term B Facility and/or any or all of the Incremental Term Facilities.

“Term Facility Lender” shall mean a Lender with either a Term Loan Commitment or an outstanding Term Loan.

“Term Facility Maturity Date” shall mean, as the context may require (a) with respect to the Term A1 Facility in effect on the Closing Date, the Term A1 Facility Maturity Date, (b) with respect to the Term A2 Facility in effect on the Closing Date, the Term A2 Facility Maturity Date, (c) with respect to the Term A3 Facility in effect on the Closing Date, the Term A3 Facility Maturity Date, (d) with respect to the Term B Facility in effect on the Closing Date, the Term B Facility Maturity Date and (e) with respect to any other Class of Term Loans, the maturity dates specified therefor in the applicable Incremental Assumption Agreement.

“Term Loan Commitment” shall mean the Term A1 Loan Commitments, the Term A2 Loan Commitments, the Term A3 Loan Commitments, the Term B Loan Commitments, the Incremental Term Loan Commitments or any other commitment to make Term Loans hereunder.

“Term Loan Installment Date” shall mean any Term B Loan Installment Date or any Incremental Term B Loan Installment Date.

“Term Loans” shall mean the Term A Loans, Term B Loans, any Incremental Term Loans and/or any Other Term Loans.

“Term SOFR Borrowing” shall mean a Borrowing comprised of Term SOFR Loans of the same Class and currency.

“Term SOFR Loan” shall mean a Loan that bears interest at a rate based on Term SOFR other than pursuant to clause (c) of the definition of “ABR”.

“Term SOFR Notice” shall mean a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Term SOFR Transition Date” shall mean, in the case of a Term SOFR Transition Event, the date that is thirty (30) calendar days after the Administrative Agent (after consultation with the Company) has provided the related Term SOFR Notice to the Lenders and the Borrower pursuant to Section 2.14(c).

“Term SOFR Transition Event” shall mean, with respect to any currency for any Interest Period, the determination by the Administrative Agent that (a) the Term SOFR for such currency is determinable for each Available Tenor and (b) the administration of Term SOFR is administratively feasible for the Administrative Agent.

“Term SOFR” shall mean, with respect to any currency for any Interest Period, a rate per annum equal to for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the greater of (i) the forward-looking term rate for a period comparable to such Available Tenor based on the SOFR that is published by an authorized benchmark administrator and is displayed on a screen or other information service, each as identified or selected by the Administrative Agent in its reasonable discretion at approximately a time and as of a date prior to the commencement of such Interest Period determined by the Administrative Agent in its reasonable discretion in a manner substantially consistent with market practice and (ii) the Floor.

“Termination Date” shall mean the date on which (a) all Commitments shall have been terminated, (b) the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document and all other Loan Obligations shall have been paid in full (other than in respect of contingent indemnification and expense reimbursement claims not then due) and (c) all Letters of Credit (other than those that have been Cash Collateralized) have been cancelled or have expired and all amounts drawn or paid thereunder have been reimbursed in full.

“Test Period” shall mean, on any date of determination, the period of two consecutive fiscal half-years of the Company then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b).

“Third Party Funds” shall mean (i) any segregated accounts or funds, or any portion thereof, received by the Company or any of its Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon the Company or one or more of its Subsidiaries to collect and remit those funds to such third parties, (ii) any segregated restricted cash account and escrow account held exclusively for the benefit of third parties (other than a Loan Party or a Subsidiary), (iii) any segregated fiduciary or trust account held exclusively for the benefit of third parties (other than a Loan Party or a Subsidiary), and, in each case of the clauses (i) through (iii), the funds or other property held in or maintained in any such account.

“TLB Refinancing Date” shall mean the date that the Group repays, prepays or otherwise refinances all amounts outstanding under the Specified Remaining TLB Tranches.

“Trade Letters of Credit” shall have the meaning assigned to such term in Section 2.05(a).

“Transaction Documents” shall mean this Agreement and the other Loan Documents.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Company or any of its Subsidiaries or any of their Affiliates in connection with (i) the Transactions and the Transaction Documents and (ii) the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions to occur pursuant to and in relation with (a) the Transaction Documents, including the execution, delivery and performance of the Loan Documents, the creation of the Liens pursuant to the Security Documents, and the initial borrowings hereunder and the use of proceeds thereof, (b) the listing (whether primary or secondary) of certain securities of one or more members of the Group on an internationally recognised exchange as contemplated in the Company’s press release titled ‘Shareholder consultation on the optimal listing structure for Flutter’s ordinary shares’ given on 14 February 2023, (c) the consummation of the Closing Date Refinancing and (d) the payment of all fees and expenses to be paid and owing in connection with the foregoing.

“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Relevant Rate and the ABR.

“Unfunded Pension Liability” shall mean, as of the most recent valuation date for the applicable Plan, the excess of (1) the Plan’s actuarial present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan for purposes of Section 412 of the Code or Section 302 of ERISA) of its benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over (2) the fair market value of the assets of such Plan.

“U.K. Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“U.K. Borrower” means a Borrower incorporated in, or otherwise tax resident in, the U.K.

“U.K. Corporation Tax Act” means the Corporation Tax Act 2009 of the United Kingdom.

“U.K. DTTP Filing” means an HM Revenue & Customs Form DTTP2 duly completed and filed by the relevant Borrower.

“U.K. Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“U.K. Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is: (i) a Lender: (a) which is a bank (as defined for the purpose of section 879 of the ITA 2007) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18A of the U.K. Corporation Tax Act; or (b) in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA 2007) at the time that that advance was made and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or (ii) a Lender which is: (a) a company resident in the United Kingdom for United Kingdom tax purposes; (b) a partnership, each member of which is (A) a company so resident in the United Kingdom, or (B) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the U.K. Corporation Tax Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the U.K. Corporation Tax Act; (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the U.K. Corporation Tax Act) of that company; (iii) a U.K. Treaty Lender.

“U.K. Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.

“U.K. Tax Deduction” means any deduction or withholding for, or on account of, Tax imposed by the U.K.

“U.K. Treaty Lender” means a Lender which (i) is treated as a resident of a jurisdiction that has a double tax agreement with the U.K. which makes provision for full exemption from Tax imposed by the U.K. on interest payments (a “U.K. Treaty”) and is entitled to the benefit of that U.K. Treaty, (ii) does not carry on a business in the U.K. through a permanent establishment with which that Lender’s participation in any Loan is effectively connected, and (iii) meets all other conditions in the relevant U.K. Treaty for full exemption from Taxes imposed by the U.K. on interest payable to that Lender under the Loan Documents, including the completion of, and continued compliance with, any necessary procedural formalities.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction in the United States of America, to the extent it may be required to apply to any item or items of Collateral.

“United Kingdom” or “U.K.” means the United Kingdom of Great Britain and Northern Ireland.

“Unreimbursed Amount” shall have the meaning assigned to such term in Section 2.05(e).

“Unrestricted Cash” shall mean cash or cash equivalents of the Company or any of its Subsidiaries that would not appear as “restricted” or “customer deposits” on a consolidated balance sheet of the Company or any of its Subsidiaries.

“Unrestricted Subsidiary” shall mean (1) any Subsidiary of the Company identified on Schedule 1.01(D), (2) any other Subsidiary of the Company, whether now owned or acquired or created after the Closing Date, that is designated by the Company as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Company shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Company or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.04, and any prior or concurrent Investments in such Subsidiary by the Company or any of its Subsidiaries shall be deemed to have been made under Section 6.04, and (c) without duplication of clause (b), any net assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.04 and (d) immediately after giving effect to such designation, the Company shall be permitted to incur $1.00 of additional Indebtedness under Section 6.01(t)(i); and (3) any subsidiary of an Unrestricted Subsidiary. the Company may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing, (ii) immediately after giving effect to such redesignation, the Company shall be permitted to incur $1.00 of additional Indebtedness under Section 6.01(t)(i) and (iii) the Company shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Company, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clause (i).

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended.

“U.S. Borrower” shall mean Betfair, Fanduel or any other Borrower incorporated in, or otherwise tax resident in, the United States.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” shall mean any Lender other than a Foreign Lender.

“U.S. Person” shall mean any Person that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” shall have the meaning assigned to such term in Section 9.29.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).

“US Security Agreement” shall mean the security agreement substantially in the form set out in Exhibit H hereof.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(e)(ii).

“Utilization Fee” shall have the meaning assigned to such term in Section 2.12(d).

“VAT” shall mean (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), (b) any value added tax imposed by the United Kingdom Value Added Tax Act 1994 and (c) any other tax of a similar nature, whether imposed in a member state of the European Union, or in the U.K., in substitution for, or levied in addition to, such tax referred to in clause (a) or (b) or imposed elsewhere.

“Voting Stock” shall mean, with respect to any person, such person’s Equity Interests having the right to vote for the election of directors of such person under ordinary circumstances.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to Applicable Law) are owned by such person or another Wholly Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly Owned Subsidiary” shall mean a Subsidiary of the Company that is a Wholly Owned Subsidiary of the Company.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean, with respect to the Company and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K. Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Terms Generally.

(a) The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. References to any matter being “permitted” under the Loan Documents shall include references to such matters not being prohibited or otherwise approved under the Loan Documents. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b) Unless a contrary indication appears, a reference in this Agreement to:

(i) any transaction being in the “ordinary course of business” or the “ordinary course of trading” of a member of the Group (or any similar construct) shall be construed to include, without limitation, any transaction that is consistent with industry practice in the industries in which the Group operates or consistent with current and/or past practice of any member of the Group (and in each case shall be as determined by the Company in good faith); and

(ii) the knowledge or awareness of any member of the Group shall be limited to the actual knowledge or awareness of that member of the Group at the relevant time.

(c) Where a request for consent is required from a member of the Group, when determining whether to grant such consent, that member of the Group may act in its sole discretion (which may be given, withheld, conditioned or delayed in its sole and absolute discretion and shall not, under any circumstances, be deemed given).

(d) For the avoidance of doubt, if any receivable (or any part thereof) has been sold or discounted on a basis which it means it would be treated as off balance sheet or derecognised under the GAAP (as determined by the Company in good faith), that receivable shall be considered to have been sold or discounted on a non-recourse basis.

Section 1.03 Effectuation of Transactions.

Each of the representations and warranties of the Company and the Borrowers contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions as shall have taken place on or prior to the date of determination, unless the context otherwise requires.

Section 1.04 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the Issuing Bank, as applicable, shall determine the Spot Rate as of each Revaluation Date to be used for calculating Dollar Equivalent or as the case may be Sterling Equivalent amounts of Alternate Currency Letters of Credit, Alternate Currency Loans, Compounded SONIA Loans and Eurocurrency Loans denominated in Euros and Sterling. Such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. For purposes of determining compliance as of any date with Section 6.01 or Section 6.02 (other than for purposes of calculating financial ratios), amounts denominated in any currency other than Dollars as applicable shall be calculated as permitted by the third to last paragraph of Section 6.01 or as contemplated clause (c) below. If any limitation, threshold, ratio or basket is exceeded solely as a result of changes in currency exchange rates after the last time it was utilized, such limitation, threshold, ratio or basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

No Default or Event of Default shall arise as a result of any limitation, threshold, ratio or basket set forth in Dollars in Article VI or clause (f) or (j) of Section 7.01 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal half-year in which such determination occurs or in respect of which such determination is being made. No Default or Event of Default shall arise as a result of the threshold set forth in Dollars in the definition of Material Indebtedness being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal half-year in which such determination occurs or in respect of which such determination is being made.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Compounded SONIA Loan, Eurocurrency Loan or Term SOFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, Euros, Sterling or an Alternate Currency, but such Borrowing, Compounded SONIA Loan, Eurocurrency Loan, Term SOFR Loan or Letter of Credit is denominated in another currency, such amount shall be the Dollar Equivalent, Sterling Equivalent or Alternate Currency Equivalent of such Dollar or Sterling amount (rounded to the nearest unit of such Alternate Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Bank, as applicable.

(c) When making any determination under this Agreement including in respect of any incurrence ratio or basket utilisation or compliance with the Financial Covenant or when determining amounts incurred, invested, loaned, advanced, acquired, Disposed of, sold, declared, paid, distributed or otherwise made or outstanding in any currency, the exchange rate used to calculate “Consolidated Debt” in respect of any applicable Test Period and/or the equivalent in any currency of an amount in another currency may, at the option of the Company, be (x) the weighted average exchange rate for that Test Period used by the Company to calculate EBITDA (as determined by the Company), (y) the relevant prevailing exchange rate at close of business on the last day of that Test Period (as determined by the Company) or (z) any of (i) the Administrative Agent’s Spot Rate (or, if such rate is not publicly available at the relevant time, by reference to the prevailing rate of exchange as otherwise determined by the Company (acting reasonably)), (ii) the weighted average exchange rate for the applicable Test Period used by the Company to calculate EBITDA (as determined by the Company), (iii) any applicable conversion rate used in any relevant financial statements or management accounts, (iv) any applicable conversion rate selected by the Company (acting reasonably and in good faith) on the relevant date of determination or (v) any applicable conversion rate under any Hedging Agreement entered into by any member of the Group, provided that, where applicable, any amount of Indebtedness will be stated so as to take into account the hedging effect of any currency hedging entered into in respect of or by reference to that Indebtedness.

Section 1.05 Additional Alternate Currencies for Loans.

(a) The Borrowers may from time to time request that the Revolving Facility Loans be made and/or Letters of Credit be issued in a currency other than Dollars, Sterling or Euros; provided that such requested currency is a lawful currency (other than Dollars, Sterling and Euro) that is readily available and freely transferable and convertible into Sterling. In the case of any such request with respect to the making of Revolving Facility Loans, such request shall be subject to the approval of the Administrative Agent; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the reasonable approval of the Administrative Agent, each applicable Lender and the Issuing Bank.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., Local Time, five (5) Business Days prior to the date of the desired Credit Event (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Loans, the Administrative Agent shall promptly notify each Revolving Facility Lender thereof, and, in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Issuing Bank thereof. Each Revolving Facility Lender (in the case of any such request pertaining to Revolving Facility Loans) or the Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., Local Time, four (4) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Facility Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Revolving Facility Lender or the Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Facility Lender or the Issuing Bank, as the case may be, to permit Revolving Facility Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Facility Lenders consent to making Revolving Facility Loans in such requested currency, the Administrative Agent shall so notify the applicable Borrower and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Borrowings of Revolving Facility Loans; and if the Administrative Agent and the Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the applicable Borrower and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.05, the Administrative Agent shall promptly so notify the applicable Borrower.

Section 1.06 Change of Currency.

(a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.07 Timing of Payment or Performance.

Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.08 Times of Day.

Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.09 Election Date.

In connection with any commitment, definitive agreement or similar event relating to an Investment or Disposition, the Company or applicable Subsidiary may designate such Investment or Disposition as having occurred on the date of the commitment, definitive agreement or similar event relating thereto (such date, the “Election Date”) if, after giving pro forma effect to such Investment or Disposition and all related transactions in connection therewith and any related pro forma adjustments, the

Company or any of its Subsidiaries would have been permitted to make such Investment or Disposition on the relevant Election Date in compliance with this Agreement, and any related subsequent actual making of such Investment or Disposition will be deemed for all purposes under this Agreement to have been made on such Election Date, including, without limitation, for purposes of calculating any ratio, compliance with any test, usage of any baskets hereunder (if applicable) and EBITDA and for purposes of determining whether there exists any Default or Event of Default (and all such calculations on and after such Election Date until the termination, expiration, passing, rescission, retraction or rescindment of such commitment, definitive agreement or similar event shall be made on a Pro Forma Basis giving effect thereto and all related transactions in connection therewith).

Section 1.10 Dutch Terms.

In this Agreement, where it refers to a Dutch Loan Party, a reference to:

(a) a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention-of-title arrangement (eigendomsyoorbehoud), a right of retention (recht van retentie), right to reclaim goods (recht van reclame), privilege (voorrecht) and, in general, any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(b) a director in relation to a Dutch Loan Party, means a managing director (bestuurder) and board of directors means its management board (bestuur);

(c) an insolvency, liquidation or administration includes a Dutch entity being declared bankrupt (failliet verklaard), being subject to emergency measures (noodregeling), being subject to a pre-insolvency plan procedure (onderhands akkoordprocedure), or dissolved (ontbonden);

(d) a moratorium includes surseance van betaling and being subject to a moratorium includes surseance verleend;

(e) any insolvency, liquidation or administration or any steps taken in connection therewith include a Dutch entity having filed a notice under section 36 of the Dutch Tax Collection Act (Invorderingswet 1990) or section 23 of the Sectoral Pension Fund (Obligatory Membership) Act 2000 (Wet verplichte deelneming in een bedrijf pensioenfonds 2000);

(f) a receiver or trustee in bankruptcy includes a curator or a beoogd curator;

(g) an administrator includes a (stille) bewindvoerder, a beoogd bewindvoerder, a herstructureringsdeskundige or and obervator; and

(h) an attachment refers to an “executoriaal beslag” and attaching or taking possession of (any of those terms) includes “beslag leggen”.

Section 1.11 Irish Terms.

In this Agreement, where it refers to an Irish entity incorporated or tax resident in Ireland:

(a) “examiner” means an examiner or interim examiner appointed pursuant to Section 509 or 517 of the Irish Companies Act and “examinership” shall be construed accordingly; and

(b) “inability to pay its debts” shall be deemed to mean unable to pay its debts within the meaning of Section 509(3) or Section 570 of the Irish Companies Act.

Section 1.12 Ancillary Facility.

A Borrower “repaying” or “prepaying” Ancillary Outstandings means (i) that Borrower providing Cash Collateral for the Ancillary Outstandings, (ii) the maximum amount payable under the Ancillary Facility being reduced or cancelled in accordance with its terms or (iii) the Ancillary Lender being satisfied that it has no further liability under that Ancillary Facility, and the amount by which Ancillary Outstandings are, repaid or prepaid under paragraphs (i) and (ii) above is the amount of the relevant Cash Collateral, reduction or cancellation. An amount borrowed includes any amount utilised by way of an Ancillary Facility.

Section 1.13 Agreed Guarantee and Security Principles.

In the case of any Loan Parties, the Security Documents, the Guarantee Agreement and each other guaranty and security document delivered hereunder or to be delivered under this Agreement and any obligation to enter into such document or obligation in each case by any subsidiary shall be granted in accordance with the Agreed Guarantee and Security Principles set forth in Schedule 1.14.

Section 1.14 Interest Rates.

The interest rate on a Loan denominated in Dollars or an Alternate Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. No Agent, Arranger, Lender, Ancillary Lender or Issuing Bank warrants or accepts any responsibility or shall have any liability with respect to (i) the administration, submission or any matter relating to the rates in the definition of Term SOFR, Compounded SONIA, EURIBO Rate, or with respect to any rate that is an alternative, comparable or successor rate thereto or (ii) the effect of any of the foregoing or any conforming changes with respect thereto, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, Term SOFR, Compounded SONIA, or the EURIBO Rate, as applicable, or have the same volume or liquidity as did the applicable rate prior to its discontinuance or unavailability. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Company, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II The Credits

Section 2.01 Commitments.

Subject to the terms and conditions set forth herein:

(a) During the Availability Period (i) each Term A1 Lender severally agrees to make the Term A1 Loans denominated in Sterling to the applicable Borrowers on the date of Borrowing as set out in the Borrowing Request in an aggregate principal amount not to exceed the amount of such Term A1 Lender’s Term A1 Loan Commitment on the Closing Date, (ii) each Term A2 Lender severally agrees to make the Term A2 Loans denominated in Euros to the applicable Borrowers on the date of Borrowing as set out in the Borrowing Request in an aggregate principal amount not to exceed the amount of such Term A2 Lender’s Term A2 Loan Commitment on the Closing Date, (iii) each Term A3 Lender severally agrees to make the Term A3 Loans denominated in Dollars to the applicable Borrowers on the date of Borrowing as set out in the Borrowing Request in an aggregate principal amount not to exceed the amount of such Term A3 Lender’s Term A3 Loan Commitment on the Closing Date and (iv) each Term B Lender severally agrees to make the Term B Loans denominated in Dollars to the applicable Borrowers on the date of Borrowing as set out in the Borrowing Request in an aggregate principal amount not to exceed the amount of such Term B Lender’s Term B Loan Commitment on the Closing Date.

(b) Each Revolving Facility Lender agrees to make Revolving Facility Loans of a Class to be denominated in Dollars, Euros, Sterling or, subject to Section 1.05, an Alternate Currency, as applicable, to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Facility Credit Exposure exceeding such Lender’s Revolving Facility Commitment or (ii) the aggregate Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments. Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make all or part of its Revolving Facility Commitment available to any Borrower as an Ancillary Facility. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Facility Loans.

(c) Each of (i) the Term A2 Loans shall be Eurocurrency Term Loans, (ii) the Term A1 Loans shall be Compounded SONIA Loans, (iii) the Term A3 Loans shall be Term SOFR Loans, (iv) the Term B Loans shall be ABR Term Loans or Term SOFR Loans, (v) the Revolving Facility Loans shall be Eurocurrency Term Loans, Compounded SONIA Loans or Term SOFR Loans, (vi) the Swingline Loans shall be ABR Loans and (vii) the Incremental Loans shall be Eurocurrency Term Loans, Compounded SONIA Loans, ABR Term Loans or Term SOFR Loans as provided for in the relevant Incremental Assumption Agreement, in each case, as further provided herein.

(d) Each Lender having an Incremental Term Loan Commitment agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Term Loans to the applicable Borrowers, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment.

(e) The maximum aggregate amount of the Ancillary Commitments of all the Lenders shall not at any time exceed the total Revolving Facility Commitments.

(f) Amounts of Term A Loans and Term B Loans borrowed under Section 2.01(a) that are repaid or prepaid may not be reborrowed.

Section 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type and in the same currency made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility; provided, however, that Revolving Facility Loans of any Class shall be made by the Revolving Facility Lenders of such Class ratably in accordance with their respective Revolving Facility Percentages on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, (w) each Borrowing shall be comprised entirely of ABR Loans, Compounded SONIA Loans, Term SOFR Loans or Eurocurrency Loans as the Borrowers may request in accordance herewith, (x) each Borrowing denominated in Dollars shall be comprised entirely of ABR Loans, Term SOFR Loans or Eurocurrency Loans as the Borrowers may request in accordance herewith and (y) each Borrowing denominated in Euro, Sterling or an Alternate Currency shall be comprised entirely of Eurocurrency Loans as the Borrowers may request in accordance herewith. ABR Loans shall be denominated in Dollars. Each Lender at its option may make any ABR Loan, Compounded SONIA Loan, Term SOFR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that (i) any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement, (ii) such Lender shall not be entitled to any amounts payable under Section 2.15 or Section 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise; (iii) each such Lender shall remain liable and responsible for the performance of all obligations assumed by any domestic or foreign branch or Affiliate of such Lender so nominated by it and (iv) the non-performance of a Lender’s obligations by any domestic or foreign branch or Affiliate of such Lender so nominated by it shall not relieve the Lender from its obligations under this Agreement.

(c) At the commencement of each Interest Period for any Swingline Loan, Eurocurrency Revolving Facility Borrowing, SOFR Borrowing or Compounded SONIA Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. A Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused available balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). Revolving Facility Loans may be Eurocurrency Revolving Facility Borrowings or Compounded SONIA Revolving Facility Borrowings, or a combination thereof. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than (i) 12 (or such higher number as may be agreed by the Company and the Administrative Agent from time to time) Eurocurrency Borrowings, SOFR Borrowings and Compounded SONIA Borrowings outstanding under all Term Facilities at any time and (ii) 10 Eurocurrency Borrowings, SOFR Borrowings and Compounded SONIA Borrowings outstanding under all Revolving Facilities at any time. Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing of any Class if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date or the applicable Term Facility Maturity Date for such Class, as applicable.

Section 2.03 Requests for Borrowings.

To request a Revolving Facility Borrowing and/or a Term Borrowing, a Borrower shall notify the Administrative Agent of such request by telephone or electronically (a) in the case of a Compounded SONIA Borrowing, a Eurocurrency Borrowing or a Term SOFR Borrowing, not later than 11:00 a.m., London time, two (2) Business Days before the date of the proposed Borrowing whether denominated in Dollars, Euros or Sterling (or in an Alternate Currency if such Alternate Currency has been approved pursuant to Section 1.05), or (b) in the case of an ABR Borrowing, not later than 10:00 a.m. Local Time, on the Business Day of the proposed Borrowing (or, in each case, such shorter period as the Administrative Agent may agree); provided, that, (i) to request a Compounded SONIA Borrowing of Compounded SONIA Loans, a Eurocurrency Borrowing of Eurocurrency Term Loans, a Term SOFR Borrowing of Term SOFR Loans and/or ABR Borrowing on the Closing Date, a Borrower shall notify the Administrative Agent of such request by telephone not later than 9:00 a.m., New York City time, one Business Day prior to the Closing Date (or such later time as the Administrative Agent may agree), (ii) [reserved] and (iii) any such notice of an Incremental Revolving Borrowing or Incremental Term Borrowing may be given at such time as provided in the applicable Incremental Assumption Agreement. Each such telephonic Borrowing Request shall be irrevocable (other than in the case of any notice given in respect of the Closing Date or, in the case of notice given in respect of Incremental Commitments, which may be conditioned as provided in the applicable Incremental Assumption Agreement) and shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Borrowing Request signed by the Company. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) whether such Borrowing is to be a Borrowing of Term A Loans, Term B Loans, Revolving Facility Loans, Refinancing Term Loans, Other Term Loans, Other Revolving Loans or Replacement Revolving Loans as applicable;

(b) the Borrower or Borrowers making the requested Borrowing, and the aggregate amount and currency of such Borrowing (which, in the case of a Revolving Facility Borrowing, shall be denominated in Dollars, Euros, Sterling or, subject to Section 1.05, an Alternate Currency, and, in the case of a Term Borrowing, shall be denominated in Dollars, Sterling and/or Euros or any Alternate Currency agreed in the applicable Incremental Assumption Agreement);

(c) the date of such Borrowing, which shall be a Business Day;

(d) whether such Borrowing is to be a Eurocurrency Borrowing, Term SOFR Borrowing, an ABR Borrowing or a Compounded SONIA Borrowing;

(e) in the case of a Eurocurrency Borrowing, Term SOFR Borrowing or Compounded SONIA Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(f) the location and number of the applicable Borrower’s account to which funds are to be disbursed.

If no election as to the currency of any Revolving Facility Borrowing or Term Borrowing is made, then the requested Borrowing shall be made in Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (x) an ABR Borrowing in the case of Loans denominated in Dollars or (y) a Compounded SONIA Borrowing, Eurocurrency Borrowing or Term SOFR Borrowing in the case of Loans denominated in Euros, Sterling or any other Alternate Currency. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, Term SOFR Borrowing or Compounded SONIA Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Swingline Loans.

(a) Whenever a Swingline Borrower desires to incur Swingline Loans hereunder, the Borrower shall give the Administrative Agent written notice of each Borrowing of Swingline Loans prior to 9:00 a.m. (New York City time) on the date of such Borrowing. Each such notice shall specify (x) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (y) the date of Borrowing (which shall be a Business Day during the Availability Period for the Revolving Facility).

Each Swingline Loan shall be denominated in U.S. Dollars and be an ABR Loan. Promptly following receipt of a request in accordance with this Section 2.04 (and in any event, by no later than 10:00 a.m. (New York City time) on the date of such Borrowing), the Administrative Agent shall advise each Swingline Lender of the details thereof and of the amount of such Swingline Lender’s Swingline Loan to be made as part of the requested Borrowing of Swingline Loans.

(b) The Swingline Lenders shall not make any Swingline Loan after receiving a written notice from the Borrower, the Administrative Agent or the Required Revolving Facility Lenders stating that a Default or Event of Default exists and is continuing until such time as the Swingline Lenders shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice or (ii) the waiver of such Default or Event of Default in accordance with the provisions of Section 9.08.

(c) On any Business Day that is at least three Business Days after the date of Borrowing of any Swingline Loan, any Swingline Lender may, in its sole discretion, give notice to the Administrative Agent and each Revolving Facility Lender that all then outstanding Swingline Loans of each Swingline Lender shall be funded with a Borrowing of Revolving Facility Loans, in which case (i) Revolving Facility Loans constituting ABR Loans shall be made on the immediately succeeding Business Day (each such Borrowing, a “Mandatory Borrowing”) by each Revolving Facility Lender pro rata based on each Revolving Facility Lender’s Revolving Facility Percentage, and the proceeds thereof shall be applied directly to the Swingline Lenders to repay the Swingline Lenders for all such outstanding Swingline Loans. Each Revolving Facility Lender hereby irrevocably agrees to make such Revolving Facility Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lenders notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.02(c), (ii) whether any conditions specified in Section 4.01 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing, or (v) any reduction in the total Revolving Facility Commitment after any such Swingline Loans were made. In the event that, in the sole judgment of the Swingline Lenders, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the U.S. Bankruptcy Code or any other Debtor Relief Law in respect of the Borrower), each Revolving Facility Lender hereby agrees that it shall forthwith purchase from each Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective Revolving Facility Percentages; provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lenders until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to such Lender purchasing same from and after such date of purchase.

(d) If the maturity date shall have occurred in respect of any Class of Revolving Facility Commitments (the “Expiring Credit Commitment”) at a time when another Class of Revolving Facility Commitments is or are in effect with a longer maturity date (each a “Non-Expiring Credit Commitment” and collectively, the “Non-Expiring Credit Commitments”), then with respect to each outstanding Swingline Loan, if consented to by the Swingline Lenders (in their sole discretion), on the earliest occurring maturity date such Swingline Loan shall be deemed reallocated to the Class or Classes of the Non- Expiring Credit Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the aggregate credit exposure to (including with respect to outstanding Letters of Credit) exceed the aggregate amount of such Non- Expiring Credit Commitments, immediately prior to such reallocation the amount of Swingline Loans to be reallocated equal to such excess shall be repaid or Cash Collateralized and (y) notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, the Borrower shall still be obligated to pay Swingline Loans allocated to the Revolving Facility Lenders holding the Expiring Credit Commitments at the maturity date of the Expiring Credit Commitment or if the Loans have been accelerated prior to the maturity date of the Expiring Credit Commitment. Upon the maturity date of any Class of Revolving Facility Commitments, the relevant sublimit for Swingline Loans may be reduced as agreed between the relevant Swingline Lenders and the Borrower, without the consent of any other Person.

(e) Prior to the making of each Swingline Loan, the Administrative Agent and the Swingline Lenders shall have received a Borrowing Request meeting the requirements of Section 2.03.

(f) Mandatory Borrowings shall be made upon the notice specified in Section 2.04(c), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

(g) Any Swingline Lender may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of a Swingline Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.13(a). From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(h)

(i) In the case of the replacement of a Swingline Lender where the Company intends and agrees that a successor Swingline Lender be appointed, subject to the appointment and acceptance of a successor Swingline Lender, any Swingline Lender may resign as a Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Company and the Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 2.04(g) above.

(ii) In the case of a resignation of a Swingline Lender where the Company has agreed that no successor Swingline Lender need be appointed as a condition of such resignation, any Swingline Lender may resign as a Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Company and the Lenders. The Administrative Agent shall notify the Lenders of any such resignation of a Swingline Lender. At the time any such resignation shall become effective (which shall be no earlier than the date falling thirty days after the date on which such prior written notice was received by the Administrative Agent and the Company), the Borrower shall pay all unpaid interest accrued for the account of the resigning Swingline Lender pursuant to Section 2.13(a). After the resignation of a Swingline Lender hereunder, the resigned Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its resignation becoming effective, but shall not be required to make additional Swingline Loans.

Section 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, any Borrower may request the issuance of one or more letters of credit or bank guarantees in Dollars, Euros and/or Sterling (or, subject to Section 1.05, any Alternate Currency) in the form of (x) trade letters of credit or bank guarantees in support of trade obligations of the such Borrower and its Subsidiaries incurred in the ordinary course of business (such letters of credit or bank guarantees issued for such purposes, “Trade Letters of Credit”) and (y) standby letters of credit issued for any other lawful purposes of such Borrower and its Subsidiaries (such letters of credit issued for such purposes, “Standby Letters of Credit”; each such letter of credit or bank guarantee, issued hereunder, a “Letter of Credit” and collectively, the “Letters of Credit”) for its own account or for the account of any Subsidiary in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the applicable Availability Period and prior to the date that is five (5) Business Days prior to the applicable Revolving Facility Maturity Date; provided, that (x) no Issuing Bank shall be required to issue Trade Letters of Credit unless it agrees in writing to do so in its sole discretion, (y) the Borrowers shall remain primarily liable in the case of, and be co-obligors with respect to, a Letter of Credit issued for the account of a Subsidiary, and (z) the applicable Issuing Bank shall not be obligated to issue Letters of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, the issuance of such Letter of Credit would violate any Applicable Law binding upon such Issuing Bank or the issuance of the Letter of Credit would, in the sole discretion of such Issuing Bank, violate one or more policies of such Issuing Bank applicable to letters of credit generally. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension: Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic extension in accordance with paragraph (c) of this Section 2.05) or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank, to the applicable Issuing Bank and the Administrative Agent (at least three (3) Business Days (or, in the case of an Alternate Currency Letter of Credit, at least five (5) Business Days) in advance of the requested date of issuance, amendment or extension or such shorter period as the Administrative Agent and the applicable Issuing Bank in their sole discretion may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.04), the amount and currency (which may be Dollars, Euros, Sterling or, subject to Section 1.05, any Alternate Currency) of such Letter of Credit, the name and address of the beneficiary thereof, whether such Letter of Credit constitutes a Standby Letter of Credit or a Trade Letter of Credit and such other information as shall be necessary to issue, amend or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit such Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, (i) the Revolving Facility Credit Exposure shall not exceed the applicable Revolving Facility Commitments (after deducting the total Ancillary Commitments), (ii) with respect to the applicable Issuing Bank, the stated amount of all outstanding Letters of Credit issued by such Issuing Bank shall not exceed the applicable Specified L/C Sublimit of such Issuing Bank then in effect. For the avoidance of doubt, no Issuing Bank shall be obligated to issue an Alternate Currency Letter of Credit if such Issuing Bank does not otherwise issue letters of credit in such Alternate Currency.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year (unless otherwise agreed upon by the applicable Borrower and the applicable Issuing Bank in their sole discretion) after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, one year (unless otherwise agreed upon by such Borrower and the applicable Issuing Bank in their sole discretion) after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the applicable Revolving Facility Maturity Date; provided, that any Letter of Credit with a one year tenor may provide for automatic renewal or extension thereof for additional one year periods (which, in no event, shall extend beyond the date referred to in clause (ii) of this paragraph (c)) so long as such Letter of Credit permits the applicable Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such twelvemonth period to be agreed upon at the time such Letter of Credit is issued; provided, further, that if such Issuing Bank consents in its sole discretion, the expiration date on any Letter of Credit may extend beyond the date referred to in clause (ii) above, provided, that if any such Letter of Credit is outstanding or is issued under the Revolving Facility Commitments of any Class after the date that is five Business Days prior to the Revolving Facility Maturity Date for such Class such Borrower shall provide Cash Collateral pursuant to documentation reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank in an amount equal to the face amount of each such Letter of Credit on or prior to the date that is five Business Days prior to such Revolving Facility Maturity Date or, if later, such date of issuance.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) under the Revolving Facility Commitments of any Class and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender under such Class, and each such Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Facility Lender’s applicable Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof). In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, in Dollars, such Revolving Facility Lender’s applicable Revolving Facility Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment required to be refunded to such Borrower for any reason (calculated, in the case of any Alternate Currency Letter of Credit, based on the Dollar Equivalent thereof). Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments or the fact that, as a result of changes in currency exchange rates, such Revolving Facility Lender’s Revolving Facility Credit Exposure at any time might exceed its Revolving Facility Commitment (after deducting the total Ancillary Commitments) at such time (in which case, the Company shall provide Cash Collateral pursuant to Section 2.05(j)), and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such L/C Disbursement by paying to the Administrative Agent in Dollars, or, in such Borrower’s discretion, in the currency in which the relevant Letter of Credit is denominated, an amount equal to such L/C Disbursement (or, in the case of an Alternate Currency Letter of Credit, if paid in Dollars rather than the currency in which the relevant Letter of Credit is denominated, the Dollar Equivalent thereof) not later than 2:00 p.m., Local Time, on the first Business Day after such Borrower receives notice under paragraph (g) of this Section 2.05 of such L/C Disbursement (or the second Business Day, if such notice is received after 12:00 noon, Local Time), together with accrued interest thereon from the date of such L/C Disbursement at the rate applicable to such Revolving Facility Loans of the applicable Class; provided, that such Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Facility Borrowing of the applicable Class in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Facility Borrowing. If such Borrower fails to reimburse any L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other applicable Revolving Facility Lender of the applicable L/C Disbursement, the payment then due from such Borrower in respect thereof (the “Unreimbursed Amount”) and, in the case of a Revolving Facility Lender, such Lender’s Revolving Facility Percentage thereof. Promptly following receipt of such notice, each Revolving Facility Lender with a Revolving Facility Commitment of the applicable Class shall pay to the Administrative Agent in Dollars its Revolving Facility Percentage of the Unreimbursed Amount in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Facility Lenders. Promptly following receipt by the Administrative Agent of any payment from such Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan as contemplated above) shall not constitute a Loan and shall not relieve such Borrower of its obligation to reimburse such L/C Disbursement.

(f) Obligations Absolute. The obligation of a Borrower to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank, or any of the circumstances referred to in clauses (i), (ii) or (iii) of the first sentence; provided, that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by Applicable Law) suffered by the Borrowers that are determined by final and binding decision of a court of competent jurisdiction to have been caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by electronic means) of any such demand for payment under a Letter of Credit and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any L/C Disbursement, then, unless the applicable Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that such Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Revolving Facility Loans of the applicable Class; provided, that, if such L/C Disbursement is not reimbursed by the Borrower when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the applicable Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, such Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization Following Certain Events. If and when the applicable Borrower is required to Cash Collateralize any Revolving L/C Exposure relating to any outstanding Letters of Credit pursuant to any of Section 2.05(c), Section 2.11(e), Section 2.11(g), Section 2.22(a)(v) or Section 7.01, such Borrower shall deposit in an account with or at the direction of the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Revolving Facility Lenders, an amount in cash in Dollars equal to the Revolving L/C Exposure as of such date (or, in the case of Section 2.05(c), Section 2.11(e), Section 2.11(g) and Section 2.22(a)(v), the portion thereof required by such sections). Each deposit of Cash Collateral (x) made pursuant to this paragraph or (y) made by the Administrative Agent pursuant to Section 2.22(a)(ii), in each case, shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of such Borrower under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Collateral Agent and (ii) at any other time, such Borrower, in each case, in Permitted Investments and at the risk and expense of such Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Collateral Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of such Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other obligations of such Borrower under this Agreement. If the applicable Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender or the occurrence of a limit under Section 2.11(e) or (g) being exceeded, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived or the termination of the Defaulting Lender status or the limits under Section 2.11(e) and (g) no longer being exceeded, as applicable.

(k) Cash Collateralization Following Termination of the Revolving Facility. Notwithstanding anything to the contrary herein, in the event of the prepayment in full of all outstanding Revolving Facility Loans and the termination of all Revolving Facility Commitments (a “Revolving Facility Termination Event”) in connection with which the applicable Borrower notifies any one or more Issuing Banks that it intends to maintain one or more Letters of Credit initially issued under this Agreement in effect after the date of such Revolving Facility Termination Event (each, a “Continuing Letter of Credit”), then the security interest of the Collateral Agent in the Collateral under the Security Documents may be terminated in accordance with Section 9.18 if each such Continuing Letter of Credit is Cash Collateralized in an amount equal to the Minimum L/C Collateral Amount, which shall be deposited with or at the direction of each such Issuing Bank.

(l) Additional Issuing Banks. From time to time, the Company may by notice to the Administrative Agent designate any Lender (in addition to the initial Issuing Banks) each of which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

(m) Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from the Company pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend or extend any Letter of Credit, the date of such issuance, amendment or extension, and the aggregate face amount of the Letters of Credit to be issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension occurred (and whether the amount thereof changed), and such Issuing Bank shall be permitted to issue, amend or extend such Letter of Credit if the Administrative Agent shall not have advised such Issuing Bank that such issuance, amendment or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (C) on any other Business Day, such other information with respect to the outstanding Letters of Credit issued by such Issuing Bank as the Administrative Agent shall reasonably request.

(n) Illegality. For the avoidance of doubt, no Letter of Credit shall be issued in Ireland to an Irish recipient of a Letter of Credit to the extent it would contravene the European Union (Insurance & Reinsurance) Regulations 2015 of Ireland.

Section 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan (other than any Swingline Loan) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided, that all Swingline Loans shall be made available to the Administrative Agent in the full amount thereof by the Swingline Lenders no later than 1:00 p.m. (New York City time) on the proposed date thereof. The Administrative Agent will make such Loans available to the applicable Borrower promptly (and, in the case of Swingline Loans, by no later than 2:00 p.m. (New York City time)) by crediting the amounts so received, in like funds, to an account or accounts designated by such Borrower as specified in the applicable Borrowing Request; provided, that Revolving Facility Loans made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank and for the avoidance of doubt, the Administrative Agent shall not be required to front for any amounts not received from any Lender in accordance with the terms hereof.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Loans, Term SOFR Loans or Compounded SONIA Loans (or, in the case of any Borrowing of ABR Loans, prior to 12:00 p.m., Local Time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally (and jointly and severally with respect to the Borrowers) agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to ABR Loans under the applicable Facility at such time. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by such Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c) The foregoing notwithstanding, the Administrative Agent, in its sole discretion, may from its own funds make a Revolving Facility Loan on behalf of the Lenders. In such event, the applicable Lenders on behalf of whom the Administrative Agent made the Revolving Facility Loan shall reimburse the Administrative Agent for all or any portion of such Revolving Facility Loan made on its behalf upon written notice given to each applicable Lender not later than 2:00 p.m., Local Time, on the Business Day such reimbursement is requested. The entire amount of interest attributable to such Revolving Facility Loan for the period from and including the date on which such Revolving Facility Loan was made on such Lender’s behalf to but excluding the date the Administrative Agent is reimbursed in respect of such Revolving Facility Loan by such Lender shall be paid to the Administrative Agent for its own account.

(d) If a Revolving Facility Loan is made to repay Ancillary Outstandings, each Lender’s participation in that Revolving Facility Loan will be in an amount (as determined by the Administrative Agent) which will result as nearly as possible in the aggregate amount of its participation in the Revolving Facility Loans then outstanding bearing the same proportion to the aggregate amount of the Revolving Facility Loans then outstanding as its Revolving Facility Percentage.

Section 2.07 Interest Elections.

(a) Each Borrowing initially shall be of the Type and under the applicable Class specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, Term SOFR Borrowings or a Compounded SONIA Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may (in the case of a Eurocurrency Borrowing or a Term SOFR Borrowing only) elect to convert such Borrowing to a different Type (to the extent such Borrowing is denominated in Dollars) or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, Term SOFR Borrowing or Compounded SONIA Borrowing. may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Company shall notify the Administrative Agent of such election by telephone, by the time that a Borrowing Request would be required under Section 2.03 if the Company were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Interest Election Request signed by a Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing (if denominated in Dollars), a Compounded SONIA Borrowing, a Term SOFR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, a Term SOFR Borrowing or Compounded SONIA Borrowing the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing, Term SOFR Borrowing or a Compounded SONIA Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. If less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall be in an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum and satisfy the limitations specified in Section 2.02(c) regarding the maximum number of Borrowings of the relevant Type.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing, a Term SOFR Borrowing or Compounded SONIA Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing (if denominated in Dollars) or continued as a Eurocurrency Borrowing, a Term SOFR Borrowing with a one-month Interest Period (if denominated in a currency other than Dollars). Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing, Term SOFR Borrowing or Compounded SONIA Borrowing shall (A) in the case of such a Borrowing made in Dollars, be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (B) in the case of such a Borrowing made in Euros, Pound Sterling or an Alternate Currency, be continued as a Eurocurrency Borrowing, Term SOFR Borrowing or Compounded SONIA Borrowing, as applicable, with an Interest Period of one month’s duration.

Section 2.08 Termination and Reduction of Commitments.

(a) At the close of business on the last Business Day of the Availability Period for each Facility and unless previously terminated, any portion of the Commitments in relation to that Facility remaining undrawn will terminate.

(b) The Company may at any time terminate, or from time to time reduce, the Revolving Facility Commitments of any Class; provided, that (i) each reduction of the Revolving Facility Commitments of any Class shall be in an amount that is an integral multiple of $250,000 and not less than $1,000,000 (or, if less, the remaining amount of the Revolving Facility Commitments of such Class) and (ii) the Company shall not terminate or reduce the Revolving Facility Commitments of any Class if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11 and any Cash Collateralization of Letters of Credit in accordance with Section 2.05(j) or (k), the Revolving Facility Credit Exposure of any Lender (excluding any Cash Collateralized Letter of Credit) would exceed the total Revolving Facility Commitments of such Lender (after deducting any Ancillary Commitments of such Lender).

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments of any Class under paragraph (b) of this Section 2.08 at least three Business Days prior to the effective date of such termination or reduction (or such shorter period acceptable to the Administrative Agent), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section 2.08 shall be irrevocable; provided, that a notice of termination or reduction of the Revolving Facility Commitments of any Class delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (or waived by the Borrower in its sole discretion) and/or rescinded at any time by the Company if the Company determines in its sole discretion that any or all of such conditions will not be satisfied (or waived). Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the applicable Lenders in accordance with their respective Commitments of such Class.

Section 2.09 Repayment of Loans; Evidence of Debt.

(a) Each Borrower hereby jointly and severally unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan to such Borrower on the Revolving Facility Maturity Date applicable to such Revolving Facility Loans, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10, and (iii) to the Administrative Agent for the account of each Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Facility Maturity Date and the fifth Business Days after such Swingline Loan is made; provided that on each date that a Borrowing of a Revolving Facility Loan is made, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility, Class, Type and currency thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section 2.09 shall be prima facie evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (as the case may be) or its registered assigns and in a form approved by the Administrative Agent and reasonably acceptable to the Borrowers. Thereafter, unless otherwise agreed to by the applicable Lender the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein or its registered assigns.

Section 2.10 Repayment of Term Loans and Revolving Facility Loans.

(a) Subject to the other clauses of this Section 2.10 and to Section 9.08(e),

(i) the Borrowers shall repay:

(x) the Initial Term B Loans on the last day of each March, June, September and December of each year (commencing on the last day of the first full fiscal quarter of the Company ending after the Closing Date) and on the applicable Term Facility Maturity Date or, if any such date is not a Business Day, on the next preceding Business Day (each such date being referred to as a “Term B Loan Installment Date”), in an aggregate principal amount of such Term

B Loans equal to (A) in the case of quarterly payments due prior to the Term B Facility Maturity Date, an amount equal to 0.25% of the aggregate principal amount of such Initial Term B Loans and (B) in the case of such payment due on the Term B Facility Maturity Date, an amount equal to the then unpaid principal amount of such Term B Loans outstanding; and

(y) the Initial Terms A Loans on the Term A Facility Maturity Date in an amount equal to the then unpaid principal amount of such Terms A Loans, outstanding; and

(ii) in the event that any Incremental Term Loans are made, the Borrowers shall repay such Incremental Term Loans on the dates and in the amounts set forth in the related Incremental Assumption Agreement (each such date being referred to as an “Incremental Term Loan Installment Date”); and

(iii) to the extent not previously paid, outstanding Term Loans shall be due and payable on the applicable Term Facility Maturity Date.

(b) To the extent not previously paid, outstanding Revolving Facility Loans shall be due and payable on the applicable Revolving Facility Maturity Date. To the extent not previously paid, outstanding Swingline Loans shall be due and payable on the Swingline Maturity Date.

(c) Prepayment of the Loans from:

(i) all Net Proceeds pursuant to Section 2.11(b) and Excess Cash Flow pursuant to Section 2.11(c) shall be allocated to the Class or Classes of Term Loans determined pursuant to Section 2.10(d), with the application thereof to reduce in direct order amounts due on the succeeding Term Loan Installment Dates under such Classes as provided in the remaining scheduled amortization payments under such Classes; provided, that any Lender, at its option, may elect to decline any such prepayment of any Term Loan held by it (other than any prepayment from Refinancing Notes and/or Refinancing Term Loans) if it shall give written notice to the Administrative Agent thereof by 5:00 p.m. Local Time at least three Business Days prior to the date of such prepayment (any such Lender, a “Declining Lender”) and on the date of any such prepayment, any amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders (such amounts, the “Declined Proceeds”) shall instead be retained by the Borrowers for application for any purpose not prohibited by this Agreement, and

(ii) any optional prepayments of the Term Loans pursuant to Section 2.11(a) shall be applied to such Classes of the Term Loans and the remaining installments thereof under the applicable Class or Classes as the Company may in each case direct.

(d) Mandatory Prepayment.

(i) Any mandatory prepayment of Term Loans pursuant to Section 2.11(b) or (c) shall be applied so that the aggregate amount of such prepayment is allocated among the Classes of Term A Loans, Term B Loans and the Other Term Loans, if any, pro rata based on the aggregate principal amount of outstanding Term A Loans, Term B Loans and Other Term Loans;

(ii) Subject to clause (i) above, the Company may allocate such prepayment in its discretion among the Class or Classes of Term Loans (if such allocation complies with Section 2.21(b) or Section 2.21(f), as applicable);

(iii) Prior to any prepayment of any Loan under any Facility hereunder, the Company shall select the Borrowing or Borrowings under the applicable Facility to be prepaid and shall notify the Administrative Agent by telephone (confirmed by electronic means) of such selection not later than 2:00 p.m., Local Time, (i) in the case of an ABR Borrowing, at least one Business Day before the scheduled date of such prepayment, (ii) in the case of a Eurocurrency Borrowing, Term SOFR Borrowing or Compounded SONIA Borrowing, at least three Business Days before the scheduled date of such prepayment (or, in each case, such shorter period acceptable to the Administrative Agent, (iii) in the case of a SOFR Borrowing, at least three Business Days before the scheduled date of such prepayment (or, in each case, such shorter period acceptable to the Administrative Agent) and (iv) in the case of a Eurocurrency Borrowing in an Alternate Currency, at least four Business Days before the scheduled date of such prepayment (or, in each case, such shorter period acceptable to the Administrative Agent); provided, that such notice may be conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, and may be revoked and/or rescinded by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (or waived by the Company in its sole discretion) or if the Company determines in its sole discretion that any of such conditions will not be satisfied (or waived).

(e) Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. All repayments of Loans shall be accompanied by accrued interest on the amount repaid to the extent required by Section 2.13(e).

Section 2.11 Prepayment of Loans.

(a) The Borrowers shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (but subject to Section 2.12(d), Section 2.12(e) and Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(d), provided that the Borrowers shall not prepay Revolving Facility Loans that are Compounded SONIA Borrowings, other than on the last day of an Interest Period, on more than (i) ten occasions in each rolling twelve month period for Revolving Facility Loans denominated in Sterling and (ii) four occasions in each rolling twelve month period for Revolving Facility Loans denominated in Euros or Dollars (or, in each case, such number of occasions as may be acceptable to the Administrative Agent).

(b) The Borrowers shall apply all Net Proceeds promptly upon receipt thereof to prepay Term Loans in accordance with clauses (c) and (d) of Section 2.10.

Notwithstanding the foregoing, the Borrowers may, if required by such Other First Lien Debt, use a portion of such Net Proceeds to prepay or repurchase any Other First Lien Debt in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, (A) the numerator of which is the outstanding principal amount of such Other First Lien Debt and (B) the denominator of which is the sum of the outstanding principal amount of such Other First Lien Debt and the outstanding principal amount of all Classes of Term Loans.

(c) Not later than five (5) Business Days after the date on which the annual financial statements are, or are required to be, delivered under Section 5.04(a) with respect to each Excess Cash Flow Period, the Borrowers shall calculate Excess Cash Flow for such Excess Cash Flow Period and the Borrowers shall apply an amount equal to (i) the amount by which the Required Percentage of such Excess Cash Flow exceeds the greater of $145,000,000 or 0.075 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period (the “ECF Threshold Amount”) minus (ii) to the extent not financed using the proceeds of the incurrence of funded term Indebtedness, the sum of (A) the amount of any voluntary payments during such Excess Cash Flow Period (plus, without duplication of any amounts previously deducted under this clause (A), the amount of any voluntary payments after the end of such Excess Cash Flow Period but before the date of prepayment under this clause (c)) of (x) Term Loans (it being understood that the amount of any such payment constituting a below-par Permitted Loan Purchase shall be calculated to equal the amount of cash used and not the principal amount deemed prepaid therewith) and (y) Other First Lien Debt (provided that (i) in the case of the prepayment of any revolving Indebtedness, there was a corresponding reduction in commitments and (ii) the maximum amount of each such prepayment of Other First Lien Debt that may be counted for purposes of this clause (A)(y) shall not exceed the amount that would have been prepaid in respect of such Other First Lien Debt if such prepayment had been applied on a ratable basis among the Term Loans and such Other First Lien Debt (determined based on the aggregate outstanding principal amount of Term Loans and the aggregate principal amount of such Other First Lien Debt on the date of such prepayment of such Other First Lien Debt)) and (B) the amount of any permanent voluntary reductions during such Excess Cash Flow Period (plus, without duplication of any amounts previously deducted under this clause (B), the amount of any permanent voluntary reductions after the end of such Excess Cash Flow Period but before the date of prepayment under this clause (c)) of Revolving Facility Commitments to the extent that an equal amount of Revolving Facility Loans was simultaneously repaid (I) to prepay Term Loans in accordance with clauses (c) and (d) of Section 2.10 or (II) to prepay Term Loans in accordance with clauses (c) and (d) of Section 2.10 and to prepay any Other First Lien Debt in accordance with the agreement(s) governing such Other First Lien Debt so long as the prepayments under this clause (II) are applied in a manner such that the Term Loans are prepaid on at least a ratable basis with such Other First Lien Debt (determined based on the aggregate outstanding principal amount of Term Loans and the aggregate outstanding principal amount of such Other First Lien Debt being prepaid under this clause (II) on the date of such prepayment). Such calculation will be set forth in a certificate signed by a Financial Officer of the Company delivered to the Administrative Agent setting forth the amount, if any, of Excess Cash Flow for such fiscal year, the amount of any required prepayment in respect thereof and the calculation thereof in reasonable detail.

(d) Notwithstanding any other provisions of this Section 2.11 to the contrary, (i) to the extent that any or all of the Net Proceeds of any Asset Sale by a Subsidiary, other than a Subsidiary Loan Party organized in a Security Jurisdiction, or Excess Cash Flow attributable to a Subsidiary, other than a Subsidiary Loan Party organized in a Security Jurisdiction, would otherwise be required to be applied pursuant to Section 2.11(b) or Section 2.11(c) but is prohibited, restricted or delayed by applicable local law from being repatriated to the applicable jurisdiction in which such amounts would otherwise be required to be applied pursuant to Section 2.11(b) or Section 2.11(c) (as determined in good faith by the Company), the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans or Other First Lien Debt at the times provided in Section 2.11(b) or Section 2.11(c) but may be retained by the applicable Subsidiary and (ii) to the extent that the Company has determined in good faith that repatriation of any Net Proceeds or Excess Cash Flow attributable to a Subsidiary, other than a Subsidiary Loan Party organized in a Security Jurisdiction, that would otherwise be required to be applied pursuant to Section 2.11(b) or Section 2.11(c) would have a material adverse tax consequence with respect to such Net Proceeds or Excess Cash Flow attributable to a Subsidiary, other than a Subsidiary Loan Party organized in a Security Jurisdiction, the Net Proceeds or Excess Cash Flow so affected may be retained by the applicable Subsidiary (the Company hereby agreeing to cause the applicable Subsidiary to promptly use commercially reasonable efforts to take all actions within the reasonable control of the Company that are reasonably required to eliminate such tax effects).

(e) In the event that the aggregate amount of the Lenders’ Revolving Facility Credit Exposures of any Class exceeds the total Revolving Facility Commitments (after deducting the total Ancillary Commitments) of such Class (other than as a result of changes in currency exchange rates), the Company shall prepay Revolving Facility Borrowings of such Class (or, if no such Borrowings are outstanding, provide Cash Collateral in respect of outstanding Letters of Credit pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

(f) In the event that the Revolving L/C Exposure exceeds the letter of credit sublimit (other than as a result of changes in currency exchange rates), at the request of the Administrative Agent, the Company shall provide Cash Collateral pursuant to Section 2.05(j) in an aggregate amount equal to such excess.

(g) If as a result of changes in currency exchange rates, on any Revaluation Date, (i) the Sterling Equivalent of the total Lenders’ Revolving Facility Credit Exposures of any Class exceeds the total Revolving Facility Commitments (after deducting the total Ancillary Commitments) of such Class or (ii) the Revolving L/C Exposure Exceeds the letter of credit sublimit, the Company shall, at the request of the Administrative Agent, within ten (10) days of such Revaluation Date (A) prepay Revolving Facility Borrowings or (B) provide Cash Collateral pursuant to Section 2.05(j), in an aggregate amount such that the applicable exposure does not exceed the applicable commitment sublimit or amount set forth above.

Section 2.12 Fees.

(a) The Company agrees to pay to each Lender (other than any Defaulting Lender), through the Administrative Agent, on the date that is fifteen Business Days after the last day of March, June, September and December in each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) on the daily amount of the applicable Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Commitments of such Lender shall be terminated) at a rate equal to the Applicable Commitment Fee accrued up to the last Business Day of each March, June, September and December. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days (in the case of amounts denominated in Euros, Dollars or any Alternate Currency other than Sterling) or 365 days (in the case of amounts denominated in Sterling). The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(b) The Company from time to time agrees to pay (i) to each Revolving Facility Lender of each Class (other than any Defaulting Lender), through the Administrative Agent, on the date that is fifteen Business Days after the last day of March, June, September and December of each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee in Sterling (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) of such Class, during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the Revolving Facility Commitments of such Class shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Facility Borrowings or Compounded SONIA Revolving Facility Borrowings, as applicable, of such Class effective for each day in such period accrued up to the last Business Day of each March, June, September and December, and (ii) to each Issuing Bank, for its own account (x) on the date that is fifteen Business Days after the last day of March, June, September and December of each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to the Applicable Margin per annum of the Sterling Equivalent of the daily stated amount of such Letter of Credit, plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing fees and charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days for Letters of Credit denominated in Dollars and Euros and 365 days for Letters of Credit denominated in Sterling.

(c) The Company shall pay, or shall procure that another member of the Group pays, to (i) the Administrative Agent, for the account of the Administrative Agent, the “Senior Facilities Administration Fee” as set forth in the relevant Fee Letter, as may be amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Administrative Agent Fees”), (ii) on and from TLB Refinancing Date, Wilmington Trust (London) Limited, in its capacity as Collateral Agent, the “Senior Facilities Collateral Agency Fee” as set forth in the relevant Fee Letter, as may be amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Collateral Agency Fees”), and (iii) the Arrangers, for the account of the Arrangers, an arrangement fee in the amount and at the times agreed as set forth in the relevant Fee Letter, as may be amended, restated, supplemented or otherwise modified from time to time, at the times specified therein.

(d) The Company shall pay (or shall procure that another member of the Group pays) to the Administrative Agent (for the account of each Revolving Facility Lender) a “Utilization Fee” on the amount of each Revolving Facility Lender’s aggregate participation in the outstanding Revolving Facility Loans computed at the rate of: (i) for each day on which the aggregate principal amount of the outstanding Revolving Facility Loans exceeds 0% of the Revolving Facility Commitments but is less than or equal to 33 1⁄3 per cent of the Revolving Facility Commitments, 0 per cent per annum; (ii) for each day on which the aggregate principal amount of the outstanding Revolving Facility Loans exceeds 33 1⁄3 per cent of the Revolving Facility Commitments but is less than or equal to 66 2⁄3 per cent of the Revolving Facility Commitments, 0.15 per cent per annum; and (iii) for each day on which the aggregate principal amount of the outstanding Revolving Facility Loans exceeds 66 2⁄3 per cent of the Revolving Facility Commitments, 0.30 per cent per annum. The Utilization Fee shall accrue from day to day and shall be payable in arrears on each commitment fee payment date as set out in Section 2.12(a) above. For purposes of this paragraph, the total Revolving Facility Commitment shall be calculated after deducting the total Ancillary Commitments).

(e) In the event that, on or prior to the date that is six months after the Closing Date, the Borrowers shall (x) make a prepayment of the Term B Loans pursuant to Section 2.11(a) with the proceeds of any new or replacement tranche of secured term loans that have an All-in Yield that is less than the All-in Yield of such Term B Loans (other than, for the avoidance of doubt, with respect to securitizations) or (y) effect any amendment to this Agreement which reduces the All-in Yield of the Term B Loans (other than, in the case of each of clauses (x) and (y), in connection with a Change in Control or a transformative acquisition referred to in the last sentence of this paragraph), the Borrowers shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Facility Lenders, (A) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Term B Loans so prepaid and (B) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable

Term B Loans for which the All-in Yield has been reduced pursuant to such amendment. Such amounts shall be due and payable on the date of such prepayment or the effective date of such amendment, as the case may be. For purposes of this Section 2.12(e), a “transformative acquisition” is any acquisition by the Company or any of its Subsidiaries that is (i) not permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition or (ii) if permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition, would not provide the Company and its Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as determined by the Company in good faith.

(f) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks and shall not be refundable under any circumstances provided that no Fees shall be payable if the Closing Date does not occur.

Section 2.13 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the ABR plus the Applicable Margin.

(b) (i) The Loans comprising each Eurocurrency Borrowing shall bear interest at the EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin for such Loans based on the applicable currency, (ii) the Adjusted Daily Simple SOFR Loans comprising each Daily Simple SOFR Borrowing shall bear interest at the Daily Simple SOFR plus the Applicable Margin (iii) the Term SOFR Loans comprising each Term SOFR Borrowing (x) that is a Term A3 Borrowing or a Revolving Facility Borrowing shall bear interest at Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin and (y) that is a Term B Borrowing shall bear interest at Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) The Loans comprising each Compounded SONIA Borrowing shall bear interest at Compounded SONIA for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section 2.13 or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to ABR Loans as provided in clause (a) of this Section; provided, that this clause (d) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(e) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans, upon termination of the applicable Revolving Facility Commitments and (iii) in the case of the Term Loans, on the applicable Term Facility Maturity Date; provided, that (A) interest accrued pursuant to clause (d) of this Section 2.13 shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving Facility Loan that is an ABR Loan prior to the end of the Availability Period that is not made in conjunction with a permanent commitment reduction), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Eurocurrency Loan, Term SOFR Loan or Compounded SONIA Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the ABR at times when the ABR is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), (ii) interest computed with respect to Compounded SONIA shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and (iii) in the case of interest in respect of Eurocurrency Loans denominated in Alternate Currencies as to which market practice (as reasonably determined by the Administrative Agent) differs from the foregoing, such interest will be calculated in accordance with such market practice, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable ABR, Compounded SONIA, Term SOFR or Daily Simple SOFR or EURIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(g) The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms.

Section 2.14 Alternate Rate of Interest.

(a) (i) Subject to clause (c) below, if prior to the commencement of any Interest Period for a Eurocurrency Borrowing or Term SOFR Borrowing or Compounded SONIA Borrowing:

(A) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the EURIBO Rate for Euros, Compounded SONIA for Sterling or Term SOFR for Dollars and Interest Period, including because the applicable rate is not available or published on a current basis, for the applicable currency and such Interest Period; or

(B) the Administrative Agent is advised by the Required Lenders of any applicable Class that the then applicable benchmark rate for the applicable currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable currency and such Interest Period, then the Administrative Agent shall give notice thereof to the Company and the applicable Lenders by telephone or electronic means as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the applicable Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark, then (A) any Interest Election Request that requests the conversion of any Borrowing denominated in Dollars to, or continuation of any Borrowing denominated in Dollars as, a Eurocurrency Borrowing or Term SOFR Borrowing, as applicable shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing, (B) if any Borrowing Request requests a Eurocurrency Borrowing or a Term SOFR Borrowing in Dollars, as applicable, such Borrowing shall be made as an ABR Borrowing denominated in Dollars and (C) for Loans denominated in an Alternate Currency, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing, Term SOFR Borrowing or Compounded SONIA Borrowing and any Borrowing Request that requests a Eurocurrency Borrowing, Term SOFR Borrowing or Compounded SONIA Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided, that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(ii) Subject to clause (c) below, if prior to the commencement of any Interest Period for a Term SOFR Borrowing:

(A) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Term SOFR cannot be determined pursuant to the definition thereof, or

(B) the Required Lenders determine that for any reason in connection with any request for a Term SOFR Borrowing or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to the proposed Borrowing does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then the Administrative Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make Term SOFR Loans, and any right of the Borrower to continue Term SOFR Loans or to convert ABR Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (B), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected Term SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.16. Subject to clause (c) below, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Term SOFR cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR” until the Administrative Agent revokes such determination.

(b) Subject to clause (c) below, if in connection with a SOFR Borrowing, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) in the event that Daily Simple SOFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commission or other amount, adequate and reasonable means do not exist for ascertaining Daily Simple SOFR pursuant to the definition thereof or (B) in the event that Term SOFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commission or other amount, adequate and reasonable means do not exist for ascertaining Term SOFR pursuant to the definition thereof on or prior to the first day of any Interest Period or (ii) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that fundamental change has occurred in the foreign exchange markets with respect to an applicable Alternate Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), then the Administrative Agent shall give notice thereof to the Borrowers and the applicable Lenders by telephone or electronic means as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests (or any deemed request for) the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing in such affected currency shall be ineffective and such Borrowing shall be (A) in the case of an affected SOFR Borrowing, be converted to or continued as on the last day of the Interest Period applicable thereto as an ABR Borrowing and (B) in the case of an affected SOFR Borrowing denominated in an Alternate Currency, at the Borrower’s election, shall either (i) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternate Currency) immediately, or in the case of a Term SOFR Borrowing, at the end of the applicable Interest Period or (ii) be prepaid in full, together with accrued interest thereon, at the end of the applicable Interest Period; provided that if no election is made by the Borrowers by the date that is three Business Days after receipt by the Borrowers of such notice or, in the case of Term SOFR Loans, the last day of the current Interest Period for Term SOFR Loans, if earlier, the Borrowers shall be deemed to have elected clause (B)(i) above and (C) if any Borrowing Request requests an affected SOFR Borrowing, such Borrowing shall be made as an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternate Currency, if applicable); provided, that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(c) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedging Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.14), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) if a Benchmark Replacement is determined in accordance with clause (a)(i) or clause (b)(i) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (ii) if a Benchmark Replacement is determined in accordance with clause (a)(ii), clause (b)(ii) or clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) business day after the date notice of such Benchmark Replacement is provided to the Lenders without requiring any amendment to, or requiring further action by or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each Class.

(d) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(f) and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(f) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if any then-current Benchmark is a term rate (including any Term SOFR or EURIBO Rate) and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g) Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the Borrowers may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans, or a Eurocurrency Borrowing of, conversion to or continuation of Eurocurrency Loans, or a Compounded SONIA Borrowing of, conversion to or continuation of Compounded SONIA Loans, in each case, to be made, converted or continued during any Benchmark Unavailability Period denominated in the applicable currency and, failing that, (A)(I) in the case of any request for an affected SOFR Borrowing or a Eurocurrency Borrowing, in each case, denominated in Dollars, if applicable, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (II) in the case of any request for any affected SOFR Borrowing, Eurocurrency Borrowing or Compounded SONIA Borrowing, in each case, in an Alternate Currency, if applicable, then such request shall be ineffective and (B)(I) any outstanding affected SOFR Loans or Eurocurrency Loans, in each case, denominated in Dollars, if applicable, will be deemed to have been converted into ABR Loans immediately or, in the case of Term SOFR Loans or Eurocurrency Loans, at the end of the applicable Interest Period and (II) any outstanding affected SOFR Loans, Eurocurrency Loans or Compounded SONIA Loans, in each case, denominated in an Alternate Currency, at the Borrower’s election, shall either (a) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternate Currency) immediately or, in the case of Term SOFR Loans or Eurocurrency Loans, at the end of the applicable Interest Period or (b) be prepaid in full immediately or, in the case of Term SOFR Loans or Eurocurrency Loans, at the end of the applicable Interest Period; provided that, with respect to any Daily Simple SOFR Loan, if no election is made by the Borrower by the date that is three Business Days after receipt by the Borrower of such notice, the Borrower shall be deemed to have elected clause (a) above; provided, further that, with respect to any Eurocurrency Loan or Term SOFR Loan, if no election is made by the Borrower by the earlier of (x) the date that is three Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Eurocurrency Loan or Term SOFR Loan, the Borrower shall be deemed to have elected clause (a) above. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.15. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

Section 2.15 Increased Costs.

(a) If any Change in Law, after the Closing Date (or, if later, the date the relevant Lender, Ancillary Lender or Issuing Bank becomes party to this Agreement), shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, Ancillary Lender or Issuing Bank (each an “Increased Cost Party”); or

(ii) subject any Lender to any Tax with respect to any Loan, Letter of Credit, Ancillary Facility or Loan Document (other than (A) Taxes indemnifiable under Section 2.17 or (B) Excluded Taxes); or

(iii) impose on any Increased Cost Party or the applicable offshore interbank market any other condition (other than Taxes) affecting this Agreement or Eurocurrency Loans, Term SOFR Loans or Compounded SONIA Loans made by such Increased Cost Party or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Increased Cost Party of making or maintaining any Eurocurrency Loan, Term SOFR Loan or Compounded SONIA Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Increased Cost Party of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Increased Cost Party hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Increased Cost Party such additional amount or amounts as will compensate such Increased Cost Party for such additional costs incurred or reduction suffered.

(b) Notwithstanding anything herein to the contrary, the Borrowers will not be obliged to compensate any Increased Cost Party (or any of its Affiliates) in relation to (i) an additional or increased cost, (ii) a reduction in any amount due or payable under any Loan Document and (iii) a reduction in the rate of return from a Facility or on the Increased Cost Party’s (or its Affiliate’s) overall capital, in each case, which is suffered or incurred by an Increased Cost Party or any of its Affiliates:

(i) compensated for under Section 2.17 or which would have been so compensated for but for an exception in Section 2.17 or Section 9.05;

(ii) attributable to a change (whether of basis, timing or otherwise) in the Tax on the overall net income of the Secured Party (or any Affiliate of it) or of its Lending Office (or otherwise the branch or office through which it participates in any Loan);

(iii) attributable to the breach by the Secured Party (or any Affiliate of it) of (w) any law, regulation or treaty, or (x) the terms of any Loan Document;

(iv) attributable to any penalty having been imposed by the relevant central bank or monetary or fiscal authority upon the Secured Party (or any Affiliate of it) by virtue of its having exceeded any country or sector borrowing limits or breached any directives imposed upon it;

(v) (solely to the extent that a Lender was or reasonably should have been aware of on the date on which it became a Lender) to the extent that it is attributable to the implementation or application of or compliance with Basel II, Basel III, CRD IV or Basel IV or any other law or regulation which implements Basel II, Basel III, CRD IV or Basel IV (whether such implementation, application or compliance is by a government, regulator, Increased Cost Party or any of its Affiliates), provided that, in each case, any Lender seeking to recover such increased costs indemnity or reimbursement in respect of Basel II, Basel III, CRD IV and Basel IV shall confirm to the Company that it is charging other similarly situated Borrowers to whom it lends an equivalent increased cost charge, where it is permitted to do so;

(vi) attributable to any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy);

(vii) attributable to any Excluded Tax Event (or any payment attributable to, or liability arising as a consequence of, an Excluded Tax Event);

(viii) attributable to a Secured Party being incorporated, domiciled, established, located, resident or acting through a Lending Office situated in a Non-Cooperative Jurisdiction; or

(ix) not certified or notified to the Company in accordance with Section 2.15(d) or (e) below.

(c) If any Increased Cost Party determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Increased Cost Party’s capital or on the capital of such Increased Cost Party’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, or Ancillary Facility made by, such Increased Cost Party, or the Letters of Credit issued by such Increased Cost Party, to a level below that which such Increased Cost Party or such Increased Cost Party’s holding company could have achieved but for such Change in Law (taking into consideration such Increased Cost Party’s policies and the policies of such Increased Cost Party’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower shall pay to such Increased Cost Party such additional amount or amounts as will compensate such Increased Cost Party or such Increased Cost Party’s holding company for any such reduction suffered.

(d) A certificate of an Increased Cost Party setting forth the amount or amounts necessary to compensate such Increased Cost Party or its holding company, as applicable, as specified in clause (a) or (c) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error; provided, that any such certificate claiming amounts described in clause (x) or (y) of the definition of “Change in Law” shall, in addition, state the basis upon which such amount has been calculated and certify that such Increased Cost Party’s demand for payment of such costs hereunder, and such method of allocation is not inconsistent with its treatment of other borrowers which, as a credit matter, are similarly situated to the Borrower and which are subject to similar provisions. The Borrower shall pay such Increased Cost Party the amount shown as due on any such certificate within 10 days after receipt thereof.

(e) Promptly after any Increased Cost Party has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Increased Cost Party shall notify the Borrower thereof. Failure or delay on the part of any Increased Cost Party to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Increased Cost Party’s right to demand such compensation; provided, that the Borrower shall not be required to compensate an Increased Cost Party pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Increased Cost Party notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Increased Cost Party’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments.

In the event of (a) the payment of any principal of any Eurocurrency Loan or any Term SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan or any Term SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow (other than due to the default of the relevant Lender), convert, continue or prepay any Eurocurrency Loan or any Term SOFR Loan on the date specified in any notice delivered pursuant hereto, (d) the assignment of any Eurocurrency Loan or any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the reasonable and actual loss, cost and expense attributable to such event (excluding loss of margin or anticipated profits). In the case of a Eurocurrency Loan or any Term SOFR Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the EURIBO Rate, Term SOFR, Adjusted Term SOFR, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan or any Term SOFR Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Euros and/or Dollars of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Company and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

Section 2.17 Taxes.

(a) All payments made by or on behalf of a Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, except as required by Applicable Law; provided, that if a Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by Applicable Law (as determined in the good faith discretion of an applicable withholding agent) to deduct or withhold any Taxes from such payments, then (A) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any Applicable Law, (B) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with Applicable Law, and (C) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, an additional amount shall be paid by the Loan Party as necessary so that after all required deductions and withholdings have been made (including such deductions or withholdings applicable to additional sums payable under this Section 2.17) any Lender (or where the Administrative Agent receives the payment for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Whenever any Indemnified Taxes or Other Taxes are payable by a Loan Party, as promptly as possible thereafter, such Loan Party shall send to the Administrative Agent for its own account or for the account of a Lender, as the case may be, a certified copy of an official receipt (or other evidence acceptable to the Administrative Agent or such Lender, acting reasonably) received by the Loan Party showing payment thereof. Without duplication, after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 2.17, such Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Company, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Applicable Law to report such payment or other evidence of such payment reasonably satisfactory to the Company or the Administrative Agent, as the case may be.

(b) The Borrowers shall timely pay any Other Taxes.

(c) The Borrowers shall indemnify and hold harmless the Administrative Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on the Administrative Agent or such Lender, as applicable, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrowers by a Lender or by the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Each Lender shall deliver to the Company and the Administrative Agent, at such time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable law and such other reasonably requested information as will permit the Company or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Loan Document are subject to withholding of Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, any such withholding of Taxes in respect of any payments to be made to such Lender by any Loan Party pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. Each Lender shall co-operate in completing any such procedural formalities, in each case, as will permit any payments to that Lender under any Loan Document to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements (including such information as is required to enable a Borrower to comply with its tax reporting obligations under sections 891A, 891E, 891F and 891G of the TCA).

(e) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(i) each U.S. Lender to such U.S. Borrower shall deliver to the Company and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon reasonable request of the Borrower or Administrative Agent), two executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding; and

(ii) each Foreign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or before the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable (A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty, (B) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W- 8ECI, (C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit A-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W- 8BEN-E or IRS Form W-8BEN, or (D) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-2 or Exhibit A-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-4 on behalf of each such direct and indirect partner;

(iii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(f) Without limiting the generality of Section 2.17(d) where the Borrower is an Irish Borrower:

(i) each Lender to such an Irish Borrower which becomes a Lender on the date of this Agreement confirms that on such date it is an Irish Qualifying Lender; and

(ii) each Lender to such an Irish Borrower or Participant which becomes a Lender or Participant, as applicable, after the date of this Agreement shall confirm in writing to the Irish Borrower on the date it becomes a Lender or Participant whether it is (x) an Irish Qualifying Lender or (y) not an Irish Qualifying Lender or (z) an Irish Treaty Lender. If a Lender or Participant fails to confirm its status pursuant to this Section 2.17(d) it shall be treated by the Irish Borrower as if it is not an Irish Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Borrower). A Lender or Participant shall promptly notify the Administrative Agent and the Irish Borrower if there is any change in its status as an Irish Qualifying Lender.

(g) Without limiting the generality of Section 2.17(d) where the Borrower is a Dutch Borrower:

(i) each Lender to such a Dutch Borrower which becomes a Lender on the date of this Agreement confirms that on such date it is a Dutch Qualifying Lender; and

(ii) each Lender to such a Dutch Borrower or Participant which becomes a Lender or Participant, as applicable, after the date of this Agreement shall in the Assignment and Acceptance (or other documentation) which it executes on becoming a Lender confirm which of the following categories it falls in: (A) a Dutch Qualifying Lender that falls within paragraph (i) of the definition of “Dutch Qualifying Lender” or (B) not a Dutch Qualifying Lender or (C) a Dutch Treaty Lender. If a Lender or Participant fails to confirm its status pursuant to this Section 2.17 it shall be treated by the Dutch Borrower as if it is not a Dutch Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Dutch Borrower). A Lender or Participant shall promptly notify the Administrative Agent and the Dutch Borrower if there is any change in its status as a Dutch Qualifying Lender.

(h) Each Lender agrees that if any documentation, form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation, form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability or legal ineligibility to do so.

(i) Each person that shall become a Participant pursuant to Section 9.04 or a Lender pursuant to Section 9.04 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 2.17; provided that a Participant shall furnish all such required forms and statements solely to the person from which the related participation shall have been purchased.

(j) Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.17.

(k) Notwithstanding any other provision of this Section 2.17, a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(l) A U.K. Treaty Lender and each U.K. Borrower which makes a payment to which that U.K Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that U.K. Borrower to obtain authorization to make that payment without withholding tax (or with a reduced rate of withholding tax) imposed by the United Kingdom on interest, including, to the extent reasonably practicable, making, filing and following up on an appropriate application for relief under the applicable double tax treaty. Without limiting the generality of the foregoing:

(i) [Reserved].

(ii) Each Lender that is a U.K Treaty Lender that holds a passport under the HM Revenue & Customs DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 2.01 (or, if the Lender is not a party to this Agreement as a Lender on the date of this Agreement, in the Assignment and Acceptance (or any other documentation) which it executes on becoming a Lender).

(iii) If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (ii) above and, in respect of a U.K. Borrower which makes a payment to which that Lender is entitled, (i) that U.K. Borrower has not made a U.K DTTP Filing in respect of that Lender; or (ii) that U.K. Borrower has made a U.K DTTP Filing in respect of that Lender but that U.K DTTP Filing has been rejected by HM Revenue & Customs, or (iii) HM Revenue & Customs has given that U.K. Borrower authority to make payments to that Lender without a U.K Tax Deduction but such authority has subsequently been revoked or expired, or (iv) HM Revenue & Customs has not given that U.K. Borrower authority to make payments to that Lender without a U.K Tax Deduction within 60 days of the date of the U.K DTTP Filing, and, in each case, that U.K. Borrower has notified that Lender in writing, that Lender and that U.K. Borrower shall co-operate in completing any additional procedural formalities necessary for that U.K. Borrower to make that payment without a U.K Tax Deduction.

(iv) If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (ii) above, no U.K. Borrower shall make a U.K DTTP Filing or file any other form relating to the HM Revenue & Customs DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(v) A U.K. Borrower shall, promptly on making a U.K DTTP Filing, deliver a copy of that U.K DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(m) Each Lender shall indicate opposite its name in Schedule 2.01 (or, if the Lender becomes a Lender after the date of this Agreement, in the Assignment and Acceptance (or other documentation) which it executes on becoming a Lender) which of the following categories it falls in: (A) not a U.K Qualifying Lender, (B) a U.K Qualifying Lender that falls within paragraph (i) of the definition of “U.K Qualifying Lender”, (C) a U.K Qualifying Lender that falls within paragraph (ii) of the definition of “U.K Qualifying Lender”, or (D) a U.K Qualifying Lender that is a U.K Treaty Lender. If a Lender fails to indicate its status in accordance with this paragraph (iv), then such Lender shall be treated for the purposes of this Agreement as if it is not a U.K Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the U.K. Borrowers).

(n) If any Lender or the Administrative Agent, as applicable, determines, in its sole discretion, that it has received a refund of an Indemnified Tax or Other Tax for which a payment has been made by a Loan Party pursuant to this Agreement or any other Loan Document, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by such Loan Party, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Loan Party for such amount (net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be, (including any Taxes) and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender or Administrative Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any Taxes imposed on the refund) than it would have been in if the Indemnified Tax or Other Tax giving rise to such refund had not been imposed in the first instance; provided that the Loan Party, upon the request of the Lender or the Administrative Agent shall repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender or the Administrative

Agent in the event the Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. In such event, such Lender or the Administrative Agent, as the case may be, shall, at the Borrower’s request, provide the Company with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or the Administrative Agent may delete any information therein that it deems confidential). No Lender nor the Administrative Agent shall be obliged to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party in connection with this clause (n) or any other provision of this Section 2.17.

(o) If any Borrower determines that a reasonable basis exists for contesting an Indemnified Tax or Other Tax for which a Loan Party has paid additional amounts or indemnification payments, each affected Lender or Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrowers as the Borrowers may reasonably request in challenging such Tax. The Borrowers shall indemnify and hold each Lender and Agent harmless against any out-of-pocket expenses incurred by such person in connection with any request made by any Borrower pursuant to this Section 2.17(o). Nothing in this Section 2.17(o) shall obligate any Lender or Agent to take any action that such person, in its sole judgment, determines may result in a material detriment to such person.

(p) If a payment made to any Lender under this Agreement or any other Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.17(p), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(q) All amounts expressed to be payable under any Loan Document by any party to a Recipient which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Section 2.17(r) below, if VAT is or becomes chargeable on any supply made by any Recipient to any Party under any Loan Document and such Recipient is required to account to the relevant tax authority for the VAT, that Party must pay to such Recipient (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT upon receipt of an appropriate VAT invoice issued by such Recipient to that Party.

(r) If VAT is or becomes chargeable on any supply made by any Recipient (the “Supplier”) to any other Recipient (the “Receiver”) under any Loan Document, and any Party other than the Receiver (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Receiver in respect of that consideration):

(i) where the Supplier is the person required to account to the relevant tax authority for the VAT, the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Receiver must (where this Section 2.17(r)(i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Receiver receives from the relevant tax authority which the Receiver reasonably determines relates to the VAT chargeable on that supply; and

(ii) where the Receiver is the person required to account to the relevant tax authority for the VAT, the Relevant Party must promptly, following demand from the Receiver, pay to the Receiver an amount equal to the VAT chargeable on that supply but only to the extent that the Receiver reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(s) Where any Loan Document requires any Party to reimburse or indemnify a Recipient for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Recipient for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Recipient reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority,

(t) Any reference in Section 2.17(q), (r), (s) and (u) to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(u) In relation to any supply made by a Recipient to any Party under any Loan Document, if reasonably requested by such Recipient, that Party must promptly provide such Recipient with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Recipient’s VAT reporting requirements in relation to such supply.

(v) The Dutch Loan Parties may form a fiscal unity for Dutch VAT and/or Dutch corporate income tax purposes.

(w) The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable under any Loan Document.

For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and, any Ancillary Lender and the term “Applicable Law” includes FATCA.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Unless otherwise specified, the Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds. Each such payment shall be made without condition or deduction for any defense, recoupment, set-off or counterclaim. If for any reason the Borrowers are prohibited by Applicable Law from making any required payment hereunder in Euro or Sterling, the Borrowers shall make such payment in Dollars in the Dollar Equivalent of the Euro or Sterling payment amount, as applicable. Any amounts received after such time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Company by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or Ancillary Lender as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Except as otherwise expressly provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments made under the Loan Documents (excluding a payment under the terms of an Ancillary Document) shall be made in Dollars (or, in the case of any Loans or Letters of Credit denominated in Euros or Sterling in Euros or Sterling, respectively, or, in the case of Alternate Currency Loans or Alternate Currency Letters of Credit, in the applicable Alternate Currency). Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) Subject to Section 7.02, if at any time insufficient funds are received by and available to the Administrative Agent from the Borrowers to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from the Borrowers hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, towards payment of principal of unreimbursed L/C Disbursements then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal unreimbursed L/C Disbursements then due to such parties, and (iii) third, towards payment of principal then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Term Loans, Revolving Facility Loans or participations in L/C Disbursements of a given Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans, and participations in L/C Disbursements of such Class and accrued interest thereon than the proportion received by any other Lender entitled to receive the same proportion of such payment, then the Lender receiving such greater proportion shall purchase participations in the Term Loans, Revolving Facility Loans, and participations in L/C Disbursements of such Class of such other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders entitled thereto ratably in accordance with the principal amount of each such Lender’s respective Term Loans, Revolving Facility Loans and participations in L/C Disbursements of such Class and accrued interest thereon; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause (c) shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, its Swingline Loans or participations in L/C Disbursements to any assignee or participant. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, Ancillary Lender or the applicable Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Ancillary Lender or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Ancillary Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Ancillary Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d) or Section 2.05(e), Section 2.06 or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s or obligations under such Sections until all such unsatisfied obligations are fully paid.

(f) This Section 2.18 (Payments Generally; Pro Rata Treatment; Sharing of Set-offs) shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to the Administrative Agent exercising any of its rights under Section 7.01(m) (Events of Default).

(g) Following the exercise by the Administrative Agent of any of its rights under Section 7.01(m) (Events of Default), this Section 2.18 (Payments Generally; Pro Rata Treatment; Sharing of Set-offs) shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction of the Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Net Outstandings.

(h) There shall be no obligation on a Loan Party or the Administrative Agent to make any payments to a Sanctioned Party or make any payments that would otherwise result in a breach of Sanctions and no party to this Agreement shall be required to (and no Lender, Administrative Agent, Collateral Agent or Issuing Bank will) make any payment under or in connection with any Loan Document to a Sanctioned Party in breach of any Sanctions (as determined by the Company in good faith in consultation with such Lender, Administrative Agent, Collateral Agent or Issuing Bank). Each Lender shall promptly notify the Agent and the Company if at any time such Lender becomes aware that it is (or is reasonably likely to become) a Sanctioned Party.

Section 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any event that gives rise to the operation of Section 2.20, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17 or mitigate the applicability of Section 2.20, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrowers hereby, jointly and severally, agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.20, (ii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iii) any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and, if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Issuing Banks and the Ancillary Lenders or, if in respect of any Swingline Commitments or Swingline Loans, the Swingline Lenders), to the extent consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent, in each case, shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15, payments required to be made pursuant to Section 2.17 or a notice given under Section 2.20, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrowers may have against any Lender that is a Defaulting Lender. No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrowers, Administrative Agent, such removed Lender and the replacement Lender shall otherwise comply with Section 9.04, provided, that if such removed Lender does not comply with Section 9.04 within one Business Day after the Company’s request, compliance with Section 9.04 shall not be required to effect such assignment.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Company shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(B)) to replace such Non-Consenting Lender by requiring such Non- Consenting Lender to (and any such Non-Consenting Lender agrees that it shall, upon the Company’s request) assign its Loans and its Commitments (or, at the Company’s option, the Loans and Commitments under the Facility that is the subject of the proposed amendment, waiver, discharge or termination) hereunder to one or more assignees reasonably acceptable to (i) the Administrative Agent (unless such assignee is a Lender, an Affiliate of a Lender or an Approved Fund), (ii) if in respect of any Revolving Facility

Commitment or Revolving Facility Loan, the Issuing Banks and the Swingline Lenders; provided, that: (a) all Loan Obligations of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and the replacement Lender or, at the option of the Company, the Borrowers shall pay any amount required by Section 2.12(d)(y), if applicable, and (c) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination. No action by or consent of the Non- Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrowers, Administrative Agent, such Non- Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such Non-Consenting Lender does not comply with Section 9.04 within one Business Day after the Company’s request, compliance with Section 9.04 shall not be required to effect such assignment.

Section 2.20 Illegality.

If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Eurocurrency Loans in any currency, Term SOFR Loans or Compounded SONIA Loans, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans in such currency or Term SOFR Loans or to convert ABR Borrowings to Eurocurrency Borrowings or Term SOFR Borrowings in such currency or make or continue Compounded SONIA Loans shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall upon demand from such Lender (with a copy to the Administrative Agent) either:

(a) (i) in the case of Eurocurrency Loans or Term SOFR Loans denominated in Dollars if the affected Lender may lawfully continue to maintain such Loans as Eurocurrency Loans or Term SOFR Loans, as applicable until the last day of such Interest Period, convert all Eurocurrency Loans or Term SOFR Loans of such Lender to ABR Loans or to Eurocurrency Loans or Term SOFR Loans in a different currency on the last day of such Interest Period (or, otherwise, immediately convert such Eurocurrency Loans or Term SOFR Loans to ABR Loans or to Eurocurrency Loans or Term SOFR Loans in a different currency) or (ii) prepay such Eurocurrency Loans or Term SOFR Loans, as applicable;

(b) in the case of Eurocurrency Loans denominated in Euro or Sterling, if the affected Lender may lawfully continue to maintain such Eurocurrency Loans prepay such Loans or the last day of the Interest Period therefor, or if the affected Lender may not lawfully continue to maintain such Loans, immediately prepay such Loans; or

(c) in the case of Compounded SONIA Loans, prepay such Loans in full either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Compounded SONIA Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Compounded SONIA Loans.

Upon any prepayment or conversion pursuant to clauses (a) through (c) above, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

Section 2.21 Incremental Commitments.

(a) The Company or any Borrower may, by written notice to the Administrative Agent from time to time, establish Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments, as applicable, denominated at the option of the Borrowers in Dollars, Euros and/or Sterling and any Alternate Currency (as approved by the relevant Incremental Term Lenders and/or Incremental Revolving Facility Lenders (which may include any existing Lender or any other person that would be an eligible Assignee under Section 9.04) willing to provide such Incremental Term Loans and/or Incremental Revolving Facility Commitments in such Alternate Currency) in an amount not to exceed the Incremental Amount available at the time such Incremental Commitments are established (or at the time any commitment relating thereto is entered into or, at the option of the Company or the relevant Borrower, at the time of incurrence of the Incremental Loans thereunder or, with respect to any Incremental Term Loan Commitment and/or Incremental Revolving Facility Commitment established for purposes of financing any Permitted Business Acquisition or any other acquisition or similar Investment that is permitted by this Agreement, as of the date the definitive agreement with respect to such Permitted Business Acquisition, acquisition or similar Investment is entered into) from one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders (which may include any existing Lender or any other person that would be an eligible Assignee under Section 9.04) willing to provide such Incremental Term Loans and/or Incremental Revolving Facility Commitments, as the case may be, in their own discretion; provided, that each Incremental Revolving Facility Lender providing a commitment to make revolving loans shall be subject to the approval of the Administrative Agent and, to the extent the same would be required for an assignment under Section 9.04, and the Issuing Banks (which approvals shall not be unreasonably withheld) unless such Incremental Revolving Facility Lender is a Revolving Facility Lender. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments being established (which shall be in minimum increments of $5,000,000, €5,000,000 or £5,000,000, as applicable, and a minimum amount of $10,000,000, €10,000,000 or £10,000,000, as applicable, or equal to the remaining Incremental Amount or, in each case, such lesser amount approved by the Administrative Agent), (ii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments are anticipated to become effective, (iii) in the case of Incremental Revolving Facility Commitments, whether such Incremental Revolving Facility Commitments are to be (x) commitments to make additional Revolving Facility Loans on the same terms as the Initial Revolving Loans or (y) commitments to make revolving loans with pricing terms, final maturity dates, participation in mandatory prepayments or commitment reductions and/or other terms different from the Initial

Revolving Loans (“Other Revolving Loans”) and (iv) in the case of Incremental Term Loan Commitments, whether such Incremental Term Loan Commitments are to be (x) commitments to make term loans with terms identical to Term A Loans and/or Term B Loans (as applicable) or (y) commitments to make term loans with pricing terms (including, for the avoidance of doubt, original issue discount and upfront fees), maturity, amortization, participation in mandatory prepayments and/or other terms different from the Term A Loans and/or Term B Loans (as applicable) (“Other Term Loans”).

(b) The Borrowers and each Incremental Term Lender and/or Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender and/or Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans and/or Incremental Revolving Facility Commitments; provided, that:

(i) any commitments to make additional Term A Loans, Term B Loans and/or additional Initial Revolving Loans shall have the same terms as the Term A Loans, Term B Loans or Initial Revolving Loans, respectively,

(ii) the Other Term Loans incurred pursuant to clause (a) of this Section 2.21 shall rank pari passu or, at the option of the Company, junior in right of security with the Liens on the Collateral securing the Term A Loans and/or Term B Loans (as applicable) or be unsecured (provided, that if such Other Term Loans rank junior in right of security with the Liens on the Collateral securing the Term A Loans and/or Term B Loans (as applicable), such Other Term Loans shall be subject to the Intercreditor Agreement and if such Other Term Loans rank junior in right of security or are unsecured, shall be documented as a separate facility and, for the avoidance of doubt, if such Other Term Loans rank junior in right of security with the Liens on the Collateral securing the Term A Loans and/or Term B Loans (as applicable) or are unsecured, such Other Term Loans shall not be subject to clause (b)(viii) below),

(iii) the final maturity date of any such Other Term Loans shall be no earlier than the Term Facility Maturity Date and, except as to purpose, pricing, amortization, final maturity date, participation in mandatory prepayments and ranking as to security (which shall, subject to the other clauses of this proviso, be determined by the Company and the Incremental Term Lenders in their sole discretion), shall have (x) substantially similar terms as the Term A Loans and/or Term B Loans (as applicable) or (y) such other terms (including as to guarantees and collateral) as shall be reasonably satisfactory to the Administrative Agent, provided that, this clause (b)(iii) shall not apply with respect to any Maturity Condition Excluded Indebtedness,

(iv) the Weighted Average Life to Maturity of any such Other Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term A Loans and/or Term B Loans (as applicable), provided that, this clause (b)(iv) shall not apply with respect to any Maturity Condition Excluded Indebtedness,

(v) the Other Revolving Loans incurred pursuant to clause (a) of this Section 2.21 shall rank pari passu or, at the option of the Company, junior in right of security with the Liens on the Collateral securing the Initial Revolving Loans or be unsecured (provided, that if such Other Revolving Loans rank junior in right of security with the Liens on the Collateral securing the Initial Revolving Loans, such Other Revolving Loans shall be subject to the Intercreditor Agreement),

(vi) the final maturity date of any such Other Revolving Loans (excluding any Maturity Condition Excluded Indebtedness) shall be no earlier than the Revolving Facility Maturity Date with respect to the Initial Revolving Loans and, except as to purpose, pricing, final maturity date, participation in mandatory prepayments and commitment reductions and ranking as to security (which shall, subject to the other clauses of this proviso, be determined by the Company and the Incremental Revolving Facility Lenders in their sole discretion), shall have (x) substantially similar terms as the Initial Revolving Loans or (y) such other terms (including as to guarantees and collateral) as shall be reasonably satisfactory to the Administrative Agent,

(vii) subject to the provisions of Section 3.12 to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a maturity date when there exists commitments with respect to Other Revolving Loans with a longer maturity date, all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Facility Commitments of the same Revolving Facility in accordance with their percentage of such Revolving Facility Commitments on the applicable date of establishment of commitments with respect to Other Revolving Loans (and except as provided in Section 3.12, without giving effect to changes thereto on an earlier maturity date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued in respect of such Revolving Facility),

(viii) with respect to any Other Term Loan incurred, within six months of the Closing Date, pursuant to clause (a) of this Section 2.21 that is secured by Liens on the Collateral that are pari passu in right of security with the Liens thereon securing the Term B Loans, the All-in Yield shall be determined by the applicable Incremental Term Lenders and the Borrower, except that the All-in Yield in respect of any such Dollar denominated Other Term Loan may not exceed the All-in Yield in respect of Initial Term B Loans by more than 0.50%, or if it does so exceed such All-in Yield by more than 0.50% (such difference, the “Dollar Term Yield Differential”) then the Applicable Margin applicable to such Initial Term B Loans shall be increased such that after giving effect to such increase, the applicable Dollar Term Yield Differential shall not exceed 0.50%; provided, that this clause (b)(viii) shall not apply with respect to any Other Term Loan if (A) the principal amount of such Other Term Loan is less than, individually or in the aggregate with all Other Term Loans incurred in reliance on this Section 2.21(b)(viii)(A) or, to the extent the MFN Exception is applicable, Section 6.01, the greater of (x) $570,000,000 (or the Dollar Equivalent thereof) and (y) 0.30 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, or (B) such Other Term Loan has a final maturity date no earlier than the date that is 24 months after the Term B Facility Maturity Date applicable to the Initial Term B Loans, or (C) any Other Term Loan that constitutes (in the determination of the Company acting reasonably and in good faith) a bridge, interim or other similar or equivalent facilities and/or is being incurred to fund any acquisition or investment not prohibited by this Agreement (as applicable) (clauses (A), (B) and (C) of this proviso, the “MFN Exception”),

(ix) (A) such Other Revolving Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Initial Revolving Loans in (x) any voluntary or mandatory prepayment or commitment reduction hereunder and (y) any Borrowing at the time such Borrowing is made and (B) such Other Term Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Term A Loans or Term B Loans in any mandatory prepayment hereunder,

(x) there shall be no obligor in respect of any Incremental Term Loan Commitments or Incremental Revolving Facility Commitments that is not a Loan Party,

(xi) such Indebtedness that is secured shall not be secured by any assets not securing the Loan Obligations, and

(xii) the Company or a Borrower may approach any Lender or any other person that would be an eligible Assignee under Section 9.04 to provide all or a portion of any Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments; provided, that any Lender offered or approached to provide all or a portion of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments may elect or decline, in its sole discretion, to provide such Incremental Term Loan Commitments or Incremental Revolving Facility Commitments.

Each party hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments evidenced thereby as provided for in Section 9.08(e). Any amendment to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.21 and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing by the Administrative Agent and the Borrowers and furnished to the other parties hereto.

(c) Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Facility Commitment shall become effective under this Section 2.21 unless (i) on the date of such effectiveness, (A) solely to the extent required by the relevant Incremental Assumption Agreement, the conditions set forth in clause (c) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Company and (B) if such Incremental Term Loan Commitment or Incremental Revolving Facility Commitment is established for a purpose other than financing any Permitted Business Acquisition or any other acquisition or similar Investment that is permitted by this Agreement, no Event of Default under Section 7.01 (b), (c), (h) or (i) shall have occurred and be continuing or would result therefrom and (ii) the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation to the extent required by the relevant Incremental Assumption Agreement and, to the extent required by the Administrative Agent, consistent with those delivered on the Closing Date under Section 4.02 (or such other form as reasonably acceptable to the Administrative Agent) and such additional customary documents and filings (including amendments to the Security Documents and title date-down and modification endorsements, which, in the case of such amendments and title date-down and modification endorsements, may be delivered on a post-closing basis to the extent permitted by the applicable Incremental Assumption Agreement) as the Administrative Agent may reasonably request to assure that the Incremental Term Loans and/or Revolving Facility Loans in respect of Incremental Revolving Facility Commitments are secured by the Collateral ratably with (or, to the extent set forth in the applicable Incremental Assumption Agreement, junior to) one or more Classes of then-existing Term Loans and Revolving Facility Loans.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that (i) all Incremental Term Loans (other than Other Term Loans of a different Class), when originally made, are included in each Borrowing of the outstanding applicable Class of Term Loans on a pro rata basis, and (ii) all Revolving Facility Loans in respect of Incremental Revolving Facility Commitments (other than Revolving Facility Loans of a different Class), when originally made, are included in each Borrowing of the applicable Class of outstanding Revolving Facility Loans on a pro rata basis. The Borrowers agree that Section 2.16 shall apply to any conversion of Eurocurrency Loans to ABR Loans (with respect to Revolving Facility Loans denominated in Dollars) reasonably required by the Administrative Agent to effect the foregoing.

(e) Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to clauses (e) through (i) of this Section 2.21), pursuant to one or more offers made from time to time by the Borrowers to all Lenders of any Class of Term Loans and/or Revolving Facility Commitments, on a pro rata basis (based, in the case of an offer to the Lenders under any Class of Term Loans, on the aggregate outstanding Term Loans of such Class and, in the case of an offer to the Lenders under any Revolving Facility, on the aggregate outstanding Revolving Facility Commitments under such Revolving Facility, as applicable) and on the same terms (“Pro Rata Extension Offers”), the Borrowers are hereby permitted to consummate transactions with individual Lenders from time to time to extend the maturity date of such Lender’s Loans and/or Commitments of such Class and to otherwise modify the terms of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including, without limitation, increasing the interest rate or fees payable in respect of such Lender’s Loans and/or Commitments and/or modifying the amortization schedule in respect of such Lender’s Loans). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean, (i) in the case of an offer to the Lenders under any Class of Term Loans, that all of the Term Loans of such Class are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same and (ii) in the case of an offer to the Lenders under any Revolving Facility, that all of the Revolving Facility Commitments of such Facility are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same. Any such extension (an “Extension”) agreed to between the Borrowers and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing an Incremental Term Loan for such Lender if such Lender is extending an existing Term Loan (such extended Term Loan, an “Extended Term Loan”) or an Incremental Revolving Facility Commitment for such Lender if such Lender is extending an existing Revolving Facility Commitment (such extended Revolving Facility Commitment, an “Extended Revolving Facility Commitment” and any Revolving Facility Loans made thereunder, “Extended Revolving Loans”). Each Pro Rata Extension Offer shall specify the date on which the Borrowers propose that the Extended Term Loan shall be made or Extended Revolving Facility Commitment shall become effective, which shall be a date not earlier than five Business Days after the date on which notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion).

(f) The Borrowers and each Extending Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans and/or Extended Revolving Facility Commitments of such Extending Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Extended Term Loans and/or Extended Revolving Facility Commitments; provided, that (i) except as to interest rates, fees and any other pricing terms (which interest rates, fees and other pricing terms shall not be subject to the provisions set forth in Section 2.21(b)(viii), Section 2.21(b)(ix) or Section 2.21(b)(x)) and amortization, final maturity date and participation in prepayments and commitment reductions (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by the Company and set forth in the Pro Rata Extension Offer), the Extended Term Loans shall have (x) the same terms as an existing Class of Term Loans or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Extended Term Loans (other than any Extended Term Loans that are Maturity Condition Excluded Indebtedness) shall be no earlier than the latest Term Facility Maturity Date in effect on the date of incurrence, (iii) the Weighted Average Life to Maturity of any Extended Term Loans (other than any Extended Term Loans that are Maturity Condition Excluded Indebtedness) shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans to which such offer relates, (iv) except as to interest rates, fees, any other pricing terms, participation in mandatory prepayments and commitment reductions and final maturity (which shall be determined by the Company and set forth in the Pro Rata Extension Offer), any Extended Revolving Facility Commitment shall have (x) the same terms as an existing Class of Revolving Facility Commitments or (y) have such other terms as shall be reasonably satisfactory to the Administrative Agent and, in respect of any other terms that would affect the rights or duties of any Issuing Bank, such terms as shall be reasonably satisfactory to such Issuing Bank, (v) any Extended Revolving Facility Commitments may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) than the Initial Revolving Loans in any voluntary or mandatory prepayment or commitment reduction hereunder and (vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Term A Loans or Term B Loans in any mandatory prepayment hereunder. Upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans and/or Extended Revolving Facility Commitments evidenced thereby as provided for in Section 9.08(e). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Company’s consent (not to be unreasonably withheld) and furnished to the other parties hereto. If provided in any Incremental Assumption Agreement with respect to any Extended Revolving Facility Commitments, and (x) with the consent of each Issuing Bank, participations in Letters of Credit and (y) with the consent of the Swingline Lenders, participations in Swingline Loans, in each case, shall be reallocated to lenders holding such Extended Revolving Facility Commitments in the manner specified in such Incremental Assumption Agreement, including upon effectiveness of such Extended Revolving Facility Commitment or upon or prior to the maturity date for any Class of Revolving Facility Commitments.

(g) Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan will be automatically designated an Extended Term Loan and/or such Extending Lender’s Revolving Facility Commitment will be automatically designated an Extended Revolving Facility Commitment. For purposes of this Agreement and the other Loan Documents, (i) if such Extending Lender is extending a Term Loan, such Extending Lender will be deemed to have an Incremental Term Loan having the terms of such Extended Term Loan and (ii) if such Extending Lender is extending a Revolving Facility Commitment, such Extending Lender will be deemed to have an Incremental Revolving Facility Commitment having the terms of such Extended Revolving Facility Commitment.

(h) Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including, without limitation, this Section 2.21), (i) the aggregate amount of Extended Term Loans and Extended Revolving Facility Commitments will not be included in the calculation of the Incremental Amount, (ii) no Extended Term Loan or Extended Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (iii) any Extending Lender may extend all or any portion of its Term Loans and/or Revolving Facility Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan and/or Extended

Revolving Facility Commitment), (iv) there shall be no condition to any Extension of any Loan or Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Term Loan or Extended Revolving Facility Commitment implemented thereby, (v) all Extended Term Loans, Extended Revolving Facility Commitments and all obligations in respect thereof shall be Loan Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations relating to an existing Class of Term Loans of the relevant Loan Parties under this Agreement and the other Loan Documents, (vi) no Issuing Bank shall be obligated to issue Letters of Credit under such Extended Revolving Facility Commitments unless it shall have consented thereto and (vii) there shall be no obligor in respect of any such Extended Term Loans or Extended Revolving Facility Commitments that is not a Loan Party.

(i) Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided, that the Borrowers shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.

(j) Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to clauses (j) through (o) of this Section 2.21), any Borrower may by written notice to the Administrative Agent establish one or more additional tranches of term loans denominated at the option of such Borrower, in Dollars, Euros or Sterling (or, subject to Section 1.05, any Alternate Currency), under this Agreement (such loans, “Refinancing Term Loans”), the net cash proceeds of which are used to Refinance in whole or in part any Class of Term Loans. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which such Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not earlier than five Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided, that:

(i) before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 4.01 shall be satisfied to the extent required by the relevant Incremental Assumption Agreement governing such Refinancing Term Loans;

(ii) (other than Refinancing Term Loans that are Maturity Condition Excluded Indebtedness) the final maturity date of the Refinancing Term Loans shall be no earlier than the Term Facility Maturity Date of the refinanced Term Loans,

(iii) (other than Refinancing Term Loans that are Maturity Condition Excluded Indebtedness) the Weighted Average Life to Maturity of such Refinancing Term Loans shall be no shorter than the then-remaining Weighted Average Life to Maturity of the refinanced Term Loans;

(iv) the aggregate principal amount of the Refinancing Term Loans shall not exceed the outstanding principal amount of the refinanced Term Loans plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;

(v) all other terms applicable to such Refinancing Term Loans (other than provisions relating to purpose, original issue discount, upfront fees, interest rates and any other pricing terms (which original issue discount, upfront fees, interest rates and other pricing terms shall not be subject to the provisions set forth in Section 2.21(b)(viii), Section 2.21(b)(ix) or Section 2.21(b)(x)) and optional prepayment or mandatory prepayment or redemption terms, which shall be as agreed between the Borrowers and the Lenders providing such Refinancing Term Loans) taken as a whole shall be substantially similar to, or not materially less favorable to the Company and its Subsidiaries than, the terms, taken as a whole, applicable to the Term B Loans being refinanced (except to the extent such covenants and other terms apply solely to any period after the latest Term Facility Maturity Date or are otherwise reasonably acceptable to the Administrative Agent), as determined by the Company in good faith. In addition, notwithstanding the foregoing, the Borrowers may establish Refinancing Term Loans to refinance and/or replace all or any portion of a Revolving Facility Commitment (regardless of whether Revolving Facility Loans are outstanding under such Revolving Facility Commitments at the time of incurrence of such Refinancing Term Loans), so long as (1) the aggregate amount of such Refinancing Term Loans does not exceed the aggregate amount of Revolving Facility Commitments terminated at the time of incurrence thereof, (2) if the Lenders’ Revolving Facility Credit Exposures outstanding on the Refinancing Effective Date would exceed the aggregate amount of Revolving Facility Commitments outstanding in each case after giving effect to the termination of such Revolving Facility Commitments, the Borrowers shall take one or more actions such that such Lenders’ Revolving Facility Credit Exposures do not exceed such aggregate amount of Revolving Facility Commitments in effect on the Refinancing Effective Date after giving effect to the termination of such Revolving Facility Commitments (it being understood that (x) such Refinancing Term Loans may be provided by the Lenders holding the Revolving Facility Commitments being terminated and/or by any other person that would be a permitted Assignee hereunder and (y) the proceeds of such Refinancing Term Loans shall not constitute Net Proceeds hereunder), (3) (other than Refinancing Term Loans that are Maturity Condition Excluded Indebtedness) the Weighted Average Life to Maturity of the Refinancing Term Loans (disregarding any customary amortization for this purpose) shall be no shorter than the remaining life to termination of the terminated Revolving Facility Commitments, (4) (other than Refinancing Term Loans that are Maturity Condition Excluded Indebtedness) the final maturity date of the Refinancing Term Loans shall be no earlier than the termination date of the terminated Revolving Facility Commitments and (5) all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms (which original issue discount, upfront fees, interest rates and other pricing terms shall not be subject to the provisions set forth in Section 2.21(b)(viii),

Section 2.21(b)(ix) or Section 2.21(b)(x)) and optional prepayment or mandatory prepayment or redemption terms, which shall be as agreed between the Borrowers and the Lenders providing such Refinancing Term Loans) taken as a whole shall be substantially similar to, or not materially less favorable to the Company and its Subsidiaries than, the terms, taken as a whole, applicable to the Term Loans (except to the extent such covenants and other terms apply solely to any period after the latest Term Facility Maturity Date or are otherwise reasonably acceptable to the Administrative Agent), as determined by the Company in good faith;

(vi) with respect to Refinancing Term Loans secured by Liens on the Collateral that rank pari passu or junior in right of security to the Liens thereon securing the Term Loans, such Liens will be subject to the Intercreditor Agreement; and

(vii) there shall be no obligor in respect of such Refinancing Term Loans that is not a Loan Party.

(k) The Borrowers may approach any Lender or any other person that would be a permitted Assignee pursuant to Section 9.04 to provide all or a portion of the Refinancing Term Loans; provided, that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional Class of Term Loans for all purposes of this Agreement; provided, further, that any Refinancing Term Loans may, to the extent provided in the applicable Incremental Assumption Agreement governing such Refinancing Term Loans, be designated as an increase in any previously established Class of Term Loans made to the Borrowers.

(l) Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to clauses (l) through (o) of this Section 2.21), the Borrowers may by written notice to the Administrative Agent establish one or more additional Facilities providing for revolving commitments (“Replacement Revolving Facilities” and the commitments thereunder, “Replacement Revolving Facility Commitments” and the revolving loans thereunder, “Replacement Revolving Loans”), which replace in whole or in part any Class of Revolving Facility Commitments under this Agreement. Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which the Borrowers propose that the Replacement Revolving Facility Commitments shall become effective, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided that: (i) before and after giving effect to the establishment of such Replacement Revolving Facility Commitments on the Replacement Revolving Facility Effective Date, each of the conditions set forth in Section 4.01 shall be satisfied to the extent required by the relevant Incremental Assumption Agreement governing such Replacement Revolving Facility Commitments; (ii) after giving effect to the establishment of any Replacement Revolving Facility Commitments and any concurrent reduction in the aggregate amount of any other Revolving Facility

Commitments, the aggregate amount of Revolving Facility Commitments shall not exceed the aggregate amount of the Revolving Facility Commitments outstanding immediately prior to the applicable Replacement Revolving Facility Effective Date; (iii) (other than Replacement Revolving Facility Commitments that are Maturity Condition Excluded Indebtedness) no Replacement Revolving Facility Commitments shall have a final maturity date (or require commitment reductions or amortizations) prior to the Revolving Facility Maturity Date in effect at the time of incurrence for the Revolving Facility Commitments being replaced; (iv) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms and purpose which shall be as agreed between the Borrowers and the Lenders providing such Replacement Revolving Facility Commitments and (y) the amount of any letter of credit sublimit and swingline commitment under such Replacement Revolving Facility, which shall be as agreed between the Borrowers, the Lenders providing such Replacement Revolving Facility Commitments, the Administrative Agent and the replacement issuing bank and replacement swingline lender, if any, under such Replacement Revolving Facility Commitments) taken as a whole shall be substantially similar to, or not materially less favorable to the Company and its Subsidiaries than, the terms, taken as a whole, applicable to the Initial Revolving Loans (except to the extent such covenants and other terms apply solely to any period after the latest Revolving Facility Maturity Date in effect at the time of incurrence or are otherwise reasonably acceptable to the Administrative Agent), as determined by the Company in good faith; and (v) there shall be no obligor in respect of such Replacement Revolving Facility that is not a Loan Party. In addition, the Borrowers may establish Replacement Revolving Facility Commitments to refinance and/or replace all or any portion of a Term Loan hereunder (regardless of whether such Term Loan is repaid with the proceeds of Replacement Revolving Loans or otherwise), so long as the aggregate amount of such Replacement Revolving Facility Commitments does not exceed the aggregate amount of Term Loans repaid at the time of establishment thereof (it being understood that such Replacement Revolving Facility Commitment may be provided by the Lenders holding the Term Loans being repaid and/or by any other person that would be a permitted Assignee hereunder) so long as (i) before and after giving effect to the establishment such Replacement Revolving Facility Commitments on the Replacement Revolving Facility Effective Date each of the conditions set forth in Section 4.01 shall be satisfied to the extent required by the relevant agreement governing such Replacement Revolving Facility Commitments, (ii) (other than Replacement Revolving Facility Commitments that are Maturity Condition Excluded Indebtedness) the remaining life to termination of such Replacement Revolving Facility Commitments shall be no shorter than the Weighted Average Life to Maturity then applicable to the refinanced Term Loans, (iii) (other than Replacement Revolving Facility Commitments that are Maturity Condition Excluded Indebtedness) the final termination date of the Replacement Revolving Facility Commitments shall be no earlier than the Term Facility Maturity Date of the refinanced Term Loans, (iv) with respect to Replacement Revolving Loans secured by Liens on Collateral that rank junior in right of security to the Initial Revolving Loans, such Liens will be subject to the Intercreditor Agreement and (v) the requirement of clause (v) in the preceding sentence shall be satisfied mutatis mutandis. Solely to the extent that an Issuing Bank is not a replacement issuing bank under a Replacement Revolving Facility; it is understood and agreed that such Issuing Bank shall not be required to issue any letters of credit under such Replacement Revolving Facility and, to the extent it is necessary for such Issuing Bank to withdraw as an Issuing Bank at the time of the establishment of such Replacement Revolving Facility, such withdrawal shall be on terms and conditions reasonably satisfactory to such Issuing Bank in its sole discretion. The Borrowers agree to reimburse each Issuing Bank in full upon demand, for any reasonable and documented out-of-pocket cost or expense attributable to such withdrawal.

(m) The Borrowers may approach any Lender or any other person that would be a permitted Assignee of a Revolving Facility Commitment pursuant to Section 9.04 to provide all or a portion of the Replacement Revolving Facility Commitments; provided that any Lender offered or approached to provide all or a portion of the Replacement Revolving Facility Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Facility Commitment. Any Replacement Revolving Facility Commitment made on any Replacement Revolving Facility Effective Date shall be designated an additional Class of Revolving Facility Commitments for all purposes of this Agreement; provided that any Replacement Revolving Facility Commitments may, to the extent provided in the applicable Incremental Assumption Agreement, be designated as an increase in any previously established Class of Revolving Facility Commitments.

(n) On any Replacement Revolving Facility Effective Date, subject to the satisfaction of the foregoing terms and conditions, each of the Lenders with Replacement Revolving Facility Commitments of such Class shall purchase from each of the other Lenders with Replacement Revolving Facility Commitments of such Class, at the principal amount thereof and in the applicable currencies, such interests in the Replacement Revolving Loans and participations in Letters of Credit under such Replacement Revolving Facility Commitments of such Class then outstanding on such Replacement Revolving Facility Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Replacement Revolving Loans and participations of such Replacement Revolving Facility Commitments of such Class will be held by the Lenders thereunder ratably in accordance with their Replacement Revolving Facility Commitments.

(o) For purposes of this Agreement and the other Loan Documents, (i) if a Lender is providing a Refinancing Term Loan, such Lender will be deemed to have an Incremental Term Loan having the terms of such Refinancing Term Loan and (ii) if a Lender is providing a Replacement Revolving Facility Commitment, such Lender will be deemed to have an Incremental Revolving Facility Commitment having the terms of such Replacement Revolving Facility Commitment. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including, without limitation, this Section 2.21), (i) the aggregate amount of Refinancing Term Loans and Replacement Revolving Facility Commitments will not be included in the calculation of the Incremental Amount, (ii) no Refinancing Term Loan or Replacement Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (iii) there shall be no condition to any incurrence of any Refinancing Term Loan or Replacement Revolving Facility Commitment at any time or from time to time other than those set forth in clauses (j) or (l) above, as applicable, and (iv) all Refinancing Term Loans, Replacement Revolving Facility Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations under this Agreement and the other Loan Documents.

(p) Notwithstanding anything in the foregoing to the contrary, (i) for the purpose of determining the number of outstanding Eurocurrency Borrowings, Term SOFR Borrowings and Compounded SONIA Borrowings upon the incurrence of any Incremental Loans, to the extent the last date of Interest Periods for multiple Eurocurrency Borrowings, Term SOFR Borrowings or Compounded SONIA Borrowings under the Term Facilities or the Revolving Facilities fall on the same day, such Eurocurrency Borrowings, Term SOFR Borrowings or Compounded SONIA Borrowings, as applicable, shall be considered a single Eurocurrency Borrowing, Term SOFR Borrowing or Compounded SONIA Borrowing, as applicable, and (ii) the initial Interest Period with respect to any Eurocurrency Borrowing, Term SOFR Borrowing or Compounded SONIA Borrowing of Incremental Loans may, at the Company’s option, be of a duration of a number of Business Days that is less than one month, and the EURIBO Rate, Term SOFR or Compounded SONIA, as applicable with respect to such initial Interest Period shall be the same as the EURIBO Rate, Term SOFR or Compounded SONIA, as applicable, applicable to any then-outstanding Eurocurrency Borrowing, Term SOFR Borrowing or Compounded SONIA Borrowing, as applicable, as the Company may direct, so long as the last day of such initial Interest Period is the same as the last day of the Interest Period with respect to such outstanding Eurocurrency Borrowing, Term SOFR Borrowing or Compounded SONIA Borrowing, as applicable.

Section 2.22 Defaulting Lender.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders”, “Required TLA/RCF Lenders” or “Required Revolving Facility Lenders.”

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, following an Event of Default or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder, third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such

Defaulting Lender in accordance with Section 2.05(j), fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.05(j), sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks or the Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Bank or the Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; provided that if (x) such payment is a payment of the principal amount of any Loans or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letters of Credit issued by, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, and Letters of Credit issued by, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.22(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender.

(A) Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share of the stated amount of Letters of Credit for which it has provided Cash Collateral.

(B) With respect to any Commitment Fee or L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non- Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective pro rata Commitments (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Facility Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non- Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, within three (3) Business Days following the written request of the Administrative Agent (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.05(j).

(b) Defaulting Lender Cure. If the Company and the Administrative Agent, the Swingline Lenders and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Facility Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their Revolving Facility Commitments (without giving effect to Section 2.22(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Banks shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.23 Ancillary Facilities.

(a) Type of Facility. An Ancillary Facility may be by way of:

(i) an overdraft facility;

(ii) a guarantee, bonding, documentary or stand by letter of credit facility;

(iii) a short-term loan facility;

(iv) a derivatives facility;

(v) a foreign exchange facility; or

(vi) any other facility or accommodation required in connection with the business of the Group and which is agreed by the Company with an Ancillary Lender (including, for the avoidance of doubt, each Existing Ancillary Facility).

(b) Availability.

(i) If the Company and a Lender agree and except as otherwise provided in this Agreement, the Lender may provide all or part of its Revolving Facility Commitment as an Ancillary Facility. An Ancillary Facility shall not be made available unless, not later than two Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Administrative Agent has received from the Company:

(A) a notice in writing of the establishment of an Ancillary Facility and specifying:

(B) the proposed Borrower(s) (or Affiliates of a Borrower) which may use the Ancillary Facility;

(C) the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(D) the proposed type of Ancillary Facility to be provided;

(E) the proposed Ancillary Lender;

(F) the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility and, in the case of a Multi-account Overdraft, its Designated Gross Amount and its Designated Net Amount;

(G) the proposed currency of the Ancillary Facility (if not denominated in Sterling); and

(H) any other information which the Administrative Agent may reasonably request in connection with the Ancillary Facility.

(ii) The Administrative Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

(iii) Subject to compliance with the paragraph above:

(A) the Lender concerned will become an Ancillary Lender; and

(B) the Ancillary Facility will be available, with effect from the date agreed by the Company and the Ancillary Lender.

(c) Terms of Ancillary Facilities. Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Company.

(i) Those terms:

(A) must be based upon normal commercial terms at that time (except as varied by this Agreement);

(B) may allow only Borrowers (or Affiliates of Borrowers nominated pursuant to Section 2.23(i)) to use the Ancillary Facility;

(C) may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;

(D) may not allow a Lender’s Ancillary Commitment to exceed that Lender’s Available Unused Commitment relating to the Revolving Facility (before taking into account the effect of the Ancillary Facility on that Available Unused Commitment); and

(E) must require that the Ancillary Commitment is reduced to zero, and that all Ancillary Outstandings are repaid not later than the Termination Date applicable to the Revolving Facility (or such earlier date as the Revolving Facility Commitment of the relevant Ancillary Lender (or its Affiliate) is reduced to zero).

(ii) If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for:

(A) an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent required to permit the netting of balances on those accounts; and

(B) where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.

(iii) Interest, commission and fees on Ancillary Facilities are dealt with in Section 2.13(g).

(d) Repayment of Ancillary Facility

(i) An Ancillary Facility shall cease to be available on the Termination Date applicable to the Revolving Facility or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(ii) If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment of the Ancillary Lender shall be reduced to zero.

(iii) No Ancillary Lender may demand repayment or prepayment of any Ancillary Outstandings prior to the expiry date of the relevant Ancillary Facility unless:

(A) the Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Net Outstandings;

(B) the total Revolving Facility Commitments have been cancelled in full or all outstanding Loans under the Revolving Facility have become due and payable in accordance with the terms of this Agreement;

(C) it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility (or it becomes unlawful for any Affiliate of the Ancillary Lender for the Ancillary Lender to do so); or

(D) both:

(1) the Available Unused Commitments relating to the Revolving Facility; and

(2) the notice of the demand given by the Ancillary Lender,

would not prevent the relevant Borrower funding the repayment of those Ancillary Outstandings in full by way of Revolving Facility Loans.

(iv) If a Revolving Facility Loan is made to repay Ancillary Outstandings in full, the relevant Ancillary Commitment shall be reduced to zero.

(e) Limitation on Ancillary Outstandings. Each Borrower shall procure that:

(i) the Ancillary Outstandings under any Ancillary Facility shall not exceed the Ancillary Commitment applicable to that Ancillary Facility; and

(ii) in relation to a Multi-account Overdraft:

(A) the Ancillary Outstandings shall not exceed the Designated Net Amount applicable to that Multi-account Overdraft; and

(B) the Gross Outstandings shall not exceed the Designated Gross Amount applicable to that Multi-account Overdraft.

(f) Adjustment for Ancillary Facilities upon acceleration.

(i) In this Section 2.23(f):

(A) “Revolving Outstandings” means, in relation to a Lender, the aggregate of the Sterling Equivalent of:

(1) its participation in each Revolving Facility Loan then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under the Revolving Facility); and

(2) if the Lender is also an Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities provided by that Ancillary Lender (or by its Affiliate) (together with the aggregate amount of all accrued interest, fees and commission owed to it (or to its Affiliate) as an Ancillary Lender in respect of the Ancillary Facility); and

(B) “Total Revolving Outstandings” means the aggregate of all Revolving Outstandings.

(ii) If the Administrative Agent exercises any of its rights under Section 7.01(m) (Events of Default) (other than declaring Loans to be due on demand), each Lender and each Ancillary Lender shall (subject to paragraph (g) below) promptly adjust (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Loan Documents relating to Revolving Outstandings) their claims in respect of amounts outstanding to them under the Revolving Facility and each Ancillary Facility to the extent necessary to ensure that after such transfers the Revolving Outstandings of each Lender bear the same proportion to the Total Revolving Outstandings as such Lender’s Revolving Facility Commitment bears to the Total Revolving Facility Commitments, each as at the date the Administrative Agent exercises the relevant right(s) under Section 7.01(m) (Events of Default) applying.

(iii) If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (ii) above, then each Lender and Ancillary Lender will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Loan Documents relating to Revolving Outstandings to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(iv) Any transfer of rights and obligations relating to Revolving Outstandings made pursuant to this Section 2.23(f) shall be made for a purchase price in cash, payable at the time of transfer, in an amount equal to those Revolving Outstandings (less any accrued interest, fees and commission to which the transferor will remain entitled to receive notwithstanding that transfer).

(v) Prior to the application of the provisions of paragraph (ii) above, an Ancillary Lender that has provided a Multi-account Overdraft shall set off any Available Credit Balance on any account comprised in that Multi-account Overdraft.

(vi) All calculations to be made pursuant to this Section 2.23(f) shall be made by the Administrative Agent based upon information provided to it by the Lenders and Ancillary Lenders and the Administrative Agent’s Spot Rate.

(vii) This Section 2.23(f) shall not oblige any Lender to accept the transfer of a claim relating to an amount outstanding under an Ancillary Facility which is not denominated (pursuant to the relevant Loan Document) in either Sterling, Dollars or Euros or in another currency which is acceptable to that Lender.

(g) Information. Each Borrower and each Ancillary Lender shall, promptly upon request by the Administrative Agent, supply the Administrative Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Administrative Agent and the other Lenders.

(h) Affiliates of Lenders as Ancillary Lenders.

(i) Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender whose Revolving Facility Commitment is the amount set out opposite the relevant Lender’s name in Schedule 2.01 (Commitments) and/or the amount of any Revolving Facility Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement.

(ii) No Loan Party shall be liable to pay to the Lender or its Affiliate any amount otherwise required to be paid by that Loan Party under Section 2.17 (Taxes) or Section 2.15 (Increased Costs) in excess of the amount that that Loan Party would have been obliged to pay to that Lender if its Affiliate had not become an Ancillary Lender. Each Lender shall promptly notify the Administrative Agent and the Company of the jurisdiction in which the relevant Affiliate is resident for Tax purposes, and such other information regarding that Affiliate as the Company may reasonably request.

(iii) The Company shall specify any relevant Affiliate of a Lender in any notice delivered by the Company to the Administrative Agent pursuant to paragraph (b)(i) of Section 2.23 (Availability).

(iv) An Affiliate of a Lender which becomes an Ancillary Lender shall accede to the Intercreditor Agreement as an Ancillary Lender and any person which so accedes to the Intercreditor Agreement shall, at the same time, become a Party as an “Ancillary Lender” in accordance with the terms of the Intercreditor Agreement.

(v) If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to an Assignee, its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(vi) Where this Agreement or any other Loan Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

(i) Affiliates of Borrowers.

(i) Subject to the terms of this Agreement, an Affiliate of a Borrower may with the approval of the relevant Lender become a borrower with respect to an Ancillary Facility.

(ii) The Company shall specify any relevant Affiliate of a Borrower in any notice delivered by the Company to the Administrative Agent pursuant to paragraph (b)(i) of Section 2.23 (Availability).

(iii) If a Borrower ceases to be a Borrower under this Agreement in accordance with Section 9.25 (Co-Borrowers and Flutter Finance; Additional Borrowers), its Affiliate shall cease to have any rights under this Agreement or any Ancillary Document.

(iv) Where this Agreement or any other Loan Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is an Affiliate of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.

(v) Any reference in this Agreement or any other Loan Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Loan Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Loan Document or Ancillary Document.

(j) Revolving Facility Commitment amounts. Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Revolving Facility Commitment is not less than:

(i) its Ancillary Commitment; or

(ii) the Ancillary Commitment of its Affiliate.

(k) Amendments and Waivers – Ancillary Facilities. No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Secured Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Section 2.23). In such a case, Section 9.08 will apply.

(l) Existing Ancillary Facilities. A Borrower (or the Company on its behalf) may by notice in writing to the Administrative Agent request that any Existing Ancillary Facility be deemed to be an Ancillary Facility established under the Revolving Facility and with effect from the later of the date specified in such notice (being a date not less than 2 Business Days (or such shorter period as the Administrative Agent may agree) after the date such notice is delivered to the Administrative Agent) and the Closing Date, that Existing Ancillary Facility shall be an Ancillary Facility for all purposes under this Agreement, subject to the Administrative Agent having received notification in writing from the Lender concerned (or, as the case may be, the Affiliate of the Lender concerned) that it agrees to that Existing Ancillary Facility being an Ancillary Facility for all purposes under this Agreement.

ARTICLE III Representations and Warranties

On the date of each Credit Event (except if such representation or warranty refers to a specific date or period, then as of such date or for such period), the Company and the Borrowers represent and warrant to each of the Lenders that:

Section 3.01 Organization; Powers.

Except as set forth on Schedule 3.01, each of the Company, each Borrower and each of the Subsidiaries that is a Loan Party or a Material Subsidiary (a) is a partnership, limited liability company, company limited by shares, unlimited company, corporation or other entity duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction (and, for the avoidance of doubt, such concept is not applicable in respect of any entity incorporated, established or organized in Ireland) or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States of America) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of each Borrower, to borrow and otherwise obtain credit hereunder.

Section 3.02 Authorization.

The execution, delivery and performance by the Company, the Borrowers and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party and the borrowings hereunder and the transactions contemplated hereby and thereby (a) have been duly authorized by all corporate, stockholder, partnership, limited liability company or other organizational action required to be obtained by the Company, the Borrowers and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to the Company, the Borrowers or any such Subsidiary Loan Party, (B) the memorandum, certificate or articles of incorporation or association or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of the Company, the Borrowers or any such Subsidiary Loan Party, (C) any applicable order of any court or any rule, regulation or order of any Governmental Authority applicable to the Company, the Borrowers or any such Subsidiary Loan Party or (D) any provision of any indenture, certificate of designation for preferred stock, or other material agreement or instrument to which the Company, the Borrowers or any such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, certificate of designation for preferred stock, or other material agreement or instrument, where any such conflict, violation, breach or default referred to in clause (i)

or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Company, the Borrowers or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.

Section 3.03 Enforceability.

This Agreement has been duly executed and delivered by the Company and the Borrowers and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party, in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance, examinership or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing and (iv) any foreign laws, rules and regulations as they relate to pledges of Equity Interests of Subsidiaries that are not Loan Parties.

Section 3.04 Governmental Approvals.

No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required for the execution, delivery or performance of each Loan Document to which any of the Loan Parties is a party, except for (a) the filing of Uniform Commercial Code financing statements, (b) as may be required in jurisdictions other than the U.S. in connection with Liens which may be granted in accordance with the Loan Documents (including, without limitation, as may be required, registration of particulars at the Companies Registration Office in Ireland under section 409(3) of the Irish Companies Act and payment of associated fees and notification to the Revenue Commissioners of Ireland under section 1001 of the TCA and recording security interests on the Australian PPS Register where required), (c) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (d) [Reserved], (e) such as have been made or obtained and are in full force and effect, (f) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (g) filings or other actions listed on Schedule 3.04 and any other filings or registrations required by the Security Documents.

Section 3.05 Financial Statements.

The audited consolidated financial statements of the Company and its consolidated subsidiaries as of and for the fiscal year ended December 31, 2022, to the knowledge of Borrowers, present fairly in all material respects and in accordance with IFRS consistently applied throughout the periods covered thereby the consolidated financial position of the Company and its consolidated subsidiaries, as at such date and for the periods referred to herein.

Section 3.06 No Material Adverse Effect.

Since June 30, 2023, there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.07 Title to Properties; Possession Under Leases.

(a) Each of the Company and its Subsidiaries has good and marketable title in fee simple or equivalent to, or easements or valid leasehold interests in, or other limited property interests in, all its Real Properties and has valid title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(b) Each of the Company and its Subsidiaries has complied with all material obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.

Section 3.08 [Reserved].

Section 3.09 Litigation; Compliance with Laws.

(a) There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority or in arbitration now pending, or, to the knowledge of the Company or the Borrowers, threatened in writing against the Borrowers or any of the Subsidiaries or any business, property or rights of any such person that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except for any action, suit or proceeding at law or in equity or by or on behalf of any Governmental Authority or in arbitration which has been disclosed in any of Company’s public filings as of the date of this Agreement or which arises out of the same facts and circumstances, and alleges substantially the same complaints and damages, as any action, suit or proceeding so disclosed and in which there has been no material adverse change since the date of such disclosure.

(b) None of the Company, the Borrowers, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are the subject of Section 3.16), or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) To the knowledge of the Company, the Borrowers and each Subsidiary are in compliance in all respects with all Gaming Laws and Data Privacy Laws that are applicable to them and their businesses, except where a failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10 Federal Reserve Regulations.

Neither the making of any Loan (or the extension of any Letter of Credit) hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Federal Reserve Board.

Section 3.11 Investment Company Act.

None of the Company, the Borrowers and the Subsidiaries is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.12 Use of Proceeds.

(a) The Borrowers will use the proceeds of the Term A Loans and the Term B Loans made on or after the Closing Date to (i) refinance, purchase or otherwise discharge Indebtedness of the Group, including any Indebtedness outstanding under the Existing Credit Agreements (other than the Specified Remaining TLB Tranches, the Existing Roll-Over Letters of Credit and the Existing Ancillary Facilities and any participations rolled on a cashless basis) and the Closing Date Refinancing, (ii) finance or refinance working capital requirements and/or general corporate purposes (including the Transaction) and (iii) finance other related amounts, including fees, costs and expenses.

(b) The Borrowers will use the proceeds of the Revolving Facility Loans, the proceeds of the Swingline Loans, the proceeds of any utilization of an Ancillary Facility and may request the issuance of Letters of Credit, solely for working capital requirements and/or general corporate purposes (including, without limitation, for the Transactions, Permitted Business Acquisitions, Capital Expenditures and Transaction Expenses and, in the case of Letters of Credit, for the back-up or replacement of existing letters of credit).

Section 3.13 Tax Returns.

Except as set forth on Schedule 3.13:

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Company, the Borrowers and the Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it (including in its capacity as withholding agent) and each such Tax return is true and correct;

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Company, the Borrowers and the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due), except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Company or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP; and

(c) Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, as of the Closing Date, with respect to each of the Borrowers and the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

Section 3.14 No Material Misstatements.

All written factual information (other than the Projections, forward looking information and information of a general economic nature or general industry nature) (the “Information”) concerning the Company, the Borrowers, the Subsidiaries, the Transactions and any other transactions contemplated hereby which has been prepared by or on behalf of the Company or its representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates provided thereto).

Section 3.15 Employee Benefit Plans.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Employee Benefit Plan is in compliance with the applicable provisions of ERISA and the Code; (ii) as of the most recent valuation date preceding the Closing Date, no Plan has any Unfunded Pension Liability; (iii) no ERISA Event has occurred or is reasonably expected to occur; (iv) the Company, any Borrower or any Subsidiary Loan Party or any ERISA Affiliates (A) has not received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or (B) has not incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan; and (v) the Company, any Borrower or any Subsidiary Loan Party or any ERISA Affiliate has not engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(b) The Company, each Borrower and the Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by or mandated by the laws of a jurisdiction other than the United States (a “Foreign Plan”) and (ii) with the terms of any such Foreign Plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect. With respect to any Foreign Plan other than a scheme or arrangement mandated by a government other than the United States, the fair market value of the assets of such Foreign Plan, are sufficient to satisfy the accrued benefit obligations under such Foreign Plan as of the Closing Date, as it relates to the Company, each Borrower and the Subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, there are no pending or, to the knowledge of the Company or the Borrowers, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Employee Benefit Plan or any person as fiduciary or sponsor of any Employee Benefit Plan.

Section 3.16 Environmental Matters.

Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) no written notice, request for information, order, complaint or penalty arising under Environmental Laws has been received by the Company, the Borrowers or any of their Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company’s or any of the Borrowers’ knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to the Company, the Borrowers or any of their Subsidiaries, (b) each of the Company, the Borrowers and their Subsidiaries has all environmental permits, licenses and other approvals necessary for its operations to comply with all Environmental Laws (“Environmental Permits”) and is in compliance with the terms of such Environmental Permits and with all other Environmental Laws, (c) no Hazardous Material is located at, on or under any property currently or, to the Company’s or the Borrowers’ knowledge, formerly owned, operated or leased by the Company, the Borrowers or any of their Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Company, the Borrowers or any of their Subsidiaries under any Environmental Laws or Environmental Permits, and no Hazardous Material has been generated, used, treated, stored, handled, disposed of or controlled, transported or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Company, the Borrowers or any of their Subsidiaries under any Environmental Laws or Environmental Permits, (d) there are no agreements in which the Company, the Borrowers or any of their Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the Closing Date, and (e) there has been no material written environmental assessment or audit conducted (other than customary assessments not revealing anything that would reasonably be expected to result in a Material Adverse Effect), by or on behalf of the Company, the Borrowers or any of their Subsidiaries of any property currently or, to the Borrowers’ knowledge, formerly owned or leased by the Company, any Borrower or any of their Subsidiaries that has not been made available to the Administrative Agent prior to the Closing Date.

Section 3.17 Security Documents.

(a) The Security Documents are, or will be at the time of execution and delivery thereof, effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) legal, valid and enforceable Liens on and security interests in the Collateral described therein and proceeds thereof to the fullest extent permitted under Applicable Law and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under Applicable Law (which filings or recordings shall be made to the extent required by any such Security Document) (which filings or recordings shall be made to the extent required by any such Security Document) and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any such Security Document), the liens created by each such Security Document will constitute fully perfected first-priority Liens on and security interests in all right, title and interest of the Loan Parties in such Collateral, subject to Permitted Liens.

(b) Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, no Borrower or any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law (other than laws of a Security Jurisdiction).

Section 3.18 Solvency.

(a) As of the Closing Date, immediately after giving effect to the consummation of the transactions contemplated thereby assuming that indebtedness and other obligations will become due at their respective maturities, (i) the present fair saleable value of the assets of the Company, the Borrowers and their Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Company, the Borrowers and their Subsidiaries on a consolidated basis; (ii) the Company, the Borrowers and their Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iii) the Company, the Borrowers and their Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b) As of the Closing Date, immediately after giving effect to the consummation of the transactions contemplated thereby, none of the Company or the Borrowers intend to, and none of the Company or the Borrowers believes that they or any of their subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.

Section 3.19 Labor Matters.

Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Company or any of its Subsidiaries; (b) the hours worked and payments made to employees of the Company and its Subsidiaries have not been in violation of the Fair Labor Standards Act (to the extent binding upon the Company or its Subsidiaries) or any other Applicable Law in a relevant jurisdiction dealing with such matters; and (c) all payments due from the Company or any of its Subsidiaries or for which any claim may be made against the Company or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Company or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Company or any of its Subsidiaries (or any predecessor) is a party or by which the Company or any of its Subsidiaries (or any predecessor) is bound.

Section 3.20 Insurance.

Schedule 3.20 sets forth a true, complete and correct description, in all material respects, of all material insurance (excluding any title insurance) maintained by or on behalf of the Company or the Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect.

Section 3.21 No Default.

No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 3.22 Intellectual Property; Licenses, Etc.

Except as would not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 3.22, (a) the Company and each of its Subsidiaries owns, or possesses the right to use in all material respects, all Intellectual Property used or held for use in or otherwise reasonably necessary for the present conduct of their respective businesses, (b) to the knowledge of the Company, the Company and its Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property of any person, and (c) (i) no claim or litigation regarding any of the Intellectual Property owned by the Company and its Subsidiaries is pending or, to the knowledge of the Company, threatened in writing and (ii) no claim or litigation regarding any other Intellectual Property described in the foregoing clauses (a) and (b) is pending or, to the knowledge of the Company, threatened.

Section 3.23 USA PATRIOT Act; Anti-Money Laundering Laws; Sanctions; Foreign Corrupt Practices Act.

(a) No Loan Party or Subsidiary or, to the knowledge of any Loan Party, none of the respective officers, directors, or agents of such Loan Party or such Subsidiary has violated or is in violation of any Prescribed Laws.

(b) The Loan Parties and the Subsidiaries have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance by the Loan Parties and the Subsidiaries and their respective directors, officers, employees and agents with the Prescribed Laws.

(c) The Loan Parties and the Subsidiaries and their respective officers, and, to the knowledge of any Loan Party, upon reasonable inquiry, their directors, employees and agents, are in compliance with all Prescribed Laws in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in a violation of any Prescribed Laws. None of the Loan Parties and the Subsidiaries or any of their respective directors, officers, employees or agents is a Person that is, or is owned or controlled by Persons that are: (i) a Sanctioned Person, (ii) located, organized or resident in a Sanctioned Country, or (iii) has been previously indicted for or convicted of any violation of any of the Prescribed Laws.

(d) None of the Loan Parties, nor any Subsidiary of any Loan Party, nor any of their respective officers, nor, to the knowledge of any Loan Party, upon reasonable inquiry, any of their respective directors, employees or agents, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any person while knowing that all or some portion of the money or value will be offered, given or promised to anyone to improperly influence official action, to obtain or retain business or otherwise to secure any improper advantage.

(e) No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Prescribed Laws.

ARTICLE IV Conditions of Lending

The obligations of (a) the Lenders to make Loans, (b) any Issuing Bank to issue, amend, extend or renew Letters of Credit or increase the stated amounts of Letters of Credit hereunder and (c) the Swingline Lenders to make Swingline Loans (each, a “Credit Event”) are subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:

Section 4.01 All Credit Events.

On the date of each Borrowing and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (in each case, other than pursuant to an Incremental Assumption Agreement):

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b) (i) In the case of each Credit Event (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), the representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date (except to the extent such representations and warranties are qualified by “materiality” or “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects as of such date), in each case, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) In the case of each Credit Event, at the time of and immediately after such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than (x) an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit or (y) an Other Term Loan or Other Revolving Loan as set forth in Section 2.21(c)), as applicable, no Event of Default shall have occurred and be continuing.

(d) Each Borrowing and other Credit Event shall be deemed to constitute a representation and warranty by the Borrowers on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

Section 4.02 First Credit Event. On or prior to the Closing Date:

(a) The Administrative Agent (or its counsel) shall have received from each of the Borrowers, the Issuing Banks and the Lenders (i) a counterpart of this Agreement and each Fee Letter to which the Administrative Agent is party, in each case, signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of this Agreement by electronic transmission (e.g., “pdf”)) that such party has signed a counterpart of this Agreement, a joinder to the Flutter Intercreditor Agreement, in the form set out in Schedule 2 to the Flutter Intercreditor Agreement and each such Fee Letter.

(b) The Administrative Agent shall have received, on behalf of itself, the Lenders, each Issuing Bank and the Collateral Agent, a written opinion of Simpson Thacher & Bartlett LLP, as special New York and Delaware counsel for the Loan Parties, Loyens & Loyeff N.V., as special Dutch counsel for the Administrative Agent, Latham & Watkins LLP, as special English counsel for the Administrative Agent, and William Fry LLP as special Irish counsel for the Administrative Agent (A) dated the Closing Date, (B) addressed to each Issuing Bank, the Swingline Lenders, the Administrative Agent, the Collateral Agent and the Lenders on the Closing Date and (C) in form and substance reasonably satisfactory to the Administrative Agent covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request.

(c) The Administrative Agent shall have received a certificate of the Secretary, Assistant Secretary, Director or similar officer of each Loan Party dated the Closing Date and certifying:

(i) a copy of the memorandum, certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent and governing documents, including all amendments thereto, of such Loan Party, (1) in the case of a corporation (other than a corporation incorporated or organized in Ireland), certified (to the extent available in any non- U.S. jurisdiction) as of a recent date by the Secretary of State (or other similar official or Governmental Authority in the case of any Loan Party organized outside the United States of America) of the jurisdiction of its organization, or (2) otherwise certified by the Secretary, Assistant Secretary or Director of such Loan Party or other person duly authorized by the constituent documents of such Loan Party,

(ii) in the case of any Loan Party organized within the United States of America, a certificate as to the good standing of such Loan Party as of a recent date from such Secretary of State,

(iii) in the case of any Loan Party incorporated in Ireland or organized within the U.K, confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Loan Party to be exceeded,

(iv) in the case of a Loan Party incorporated in Ireland, a certificate confirming that the entry into and delivery by any such Loan Party of the Loan Documents and the performance of its obligations thereunder does not constitute financial assistance within the meaning of section 82 of the Irish Companies Act,

(v) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent constituent and governing documents) (to the extent such concept or a similar concept exists under the laws of such Loan Party’s jurisdiction of formation) of such Loan Party as in effect on the Closing Date and at all times since the date of the resolutions described in clause (vi) below,

(vi) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents dated as of the Closing Date to which such person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(vii) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, and

(viii) with the exception of any Loan Party incorporated in England and Wales, as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party.

(d) The Lenders shall have received a solvency certificate substantially in the form of Exhibit C and signed by a Financial Officer of the Company confirming the solvency of the Company, the Borrowers and their Subsidiaries on a consolidated basis after giving effect to the Transactions that occur on the Closing Date.

(e) The Agents shall have received a copy of a funds flow memorandum prepared by or on behalf of the Company showing, amongst other things, the anticipated flow of funds on the Closing Date including the repayment of all amounts outstanding under each Existing Credit Agreement (including repayment and cancellation of the Revolving Facility and each Term Facility (as defined therein)), in each case, excluding the Specified Remaining TLB Tranches, the Existing Roll-Over Letters of Credit and the Existing Ancillary Facilities and any participations rolled on a cashless basis, provided that such funds flow memorandum shall not be required to be in form and substance satisfactory to the Administrative Agent or any Lender.

(f) The Administrative Agent shall have received all documentation and other information required by Section 3.23 no later than three (3) business days in advance of the Closing Date, to the extent such information has been requested not less than ten (10) days prior to the Closing Date. Upon the reasonable request of any Lender made at least ten (10) days prior to the Closing Date, the Borrowers shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least three (3) business days prior to the Closing Date (including, without limitation, a Beneficial Ownership Certification for any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation).

(g) The Company shall have delivered to the Administrative Agent a certificate dated as of the Closing Date, to the effect set forth in Section 4.01(b) and Section 4.01(c) hereof.

For purposes of determining compliance with the conditions specified in Section 4.01 and this Section 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and, in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.

Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, it is understood that to the extent any security interest in the intended Collateral or any deliverable related to the perfection of security interests in the intended Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC (or the equivalent in any other applicable jurisdiction)) or the possession of the stock certificates (if any) of the Borrowers or any Subsidiary Loan Parties is not or cannot be provided and/or perfected on the Closing Date (1) without undue burden or expense or (2) after the Borrowers have used commercially reasonable efforts to do so, then the provision and/or perfection of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the Commitments on the Closing Date but, to the extent otherwise required hereunder, shall be delivered after the Closing Date in accordance with Section 5.12.

ARTICLE V Affirmative Covenants

Each of the Company and the Borrowers jointly and severally covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, the Company and the Borrowers will cause each of the Subsidiaries to:

Section 5.01 Existence; Business and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary of the Borrowers, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise permitted under Section 6.05, and except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Company or a Wholly Owned Subsidiary of the Company in such liquidation or dissolution; provided, that Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties (except in each case as permitted under Section 6.05).

(b) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property, licenses and rights with respect thereto necessary to the normal conduct of its business, and (ii) at all times maintain, protect and preserve all tangible property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear excepted), from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement).

Section 5.02 Insurance.

(a) Maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and with respect to insurance of the Company and the Subsidiary Loan Parties, and cause, as soon as reasonably practicable, the Company and the Subsidiary Loan Parties to be listed as insured, provided that, no Loan Party shall be required to be listed as insured on any policies if to do so would be inconsistent (as determined by the Company) with the Group’s practice in relation to insured parties as at the Closing Date. Notwithstanding the foregoing, the Loan Parties and the Subsidiaries may self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure.

(b) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) the Administrative Agent, the Collateral Agent, the Lenders, the Swingline Lenders, the Issuing Banks and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Company, on behalf of itself and behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders, any Issuing Bank and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Collateral Agent (including acting in the capacity as the Collateral Agent) under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrowers and the Subsidiaries or the protection of their properties; and

(iii) the amount and type of insurance that the Company and its Subsidiaries has in effect as of the Closing Date satisfies for all purposes the requirements of this Section 5.02.

Section 5.03 Taxes.

Pay its obligations in respect of all Taxes, imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and such person, as applicable, has set aside on its books adequate reserves therefor in accordance with GAAP or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04 Financial Statements, Reports, etc.

The Company shall deliver, or cause to be delivered, to the Administrative Agent a copy of all of the information and reports referred to below:

(a) (i) as promptly as practicable after the same become available, but in any event within 180 days after the end of each of its financial years (commencing with the fiscal year ending December 31, 2023), its audited consolidated financial statements for that financial year; and (ii) as promptly as practicable after the same become available, but in any event within 90 days after the end of the first half of each of its financial years (commencing with the fiscal half-year ending on June 30, 2024), the consolidated financial statements of the Company for that financial half year;

(b) concurrently with any delivery of financial statements delivered under clause (a) above, (i) a certificate of a Financial Officer of the Company certifying that no Event of Default has occurred since the date of the last certificate delivered pursuant to this Section 5.04(b) or, if such an Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) a gaming attestation of a Financial Officer of the Company in the form attached at Exhibit M (Form of Gaming Attestation);

(c) promptly after the same become publicly available, copies of all periodic and other publicly available reports, or proxy statements; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (c) shall be deemed delivered for purposes of this Agreement when transmitted via the Regulatory News Service, posted to the website of the Company, the Borrowers or any Parent Entity, the website of the SEC or the Central Bank of Ireland, as applicable, and written notice of such posting has been delivered to the Administrative Agent;

(d) promptly, from time to time, such other customary information regarding the operations, business affairs and financial condition of the Company, the Borrowers or any of the Subsidiaries (including without limitation with respect to compliance with the USA PATRIOT Act or other applicable anti-money laundering laws), or compliance with the terms of any Loan Document, or such consolidating financial statements of the Company, or its Subsidiaries, as in each case the Administrative Agent may reasonably request (for itself or on behalf of the Lenders);

(e) in the event that any Parent Entity reports on a consolidated basis, such consolidated reporting at such Parent Entity’s level in a manner consistent with that described in clause (a) of this Section 5.04 for the Company (together with a reconciliation showing the adjustments necessary to determine compliance by the Company and its Subsidiaries with the Financial Covenant) will satisfy the requirements of such paragraphs.

The Company hereby acknowledges and agrees that all financial statements furnished pursuant to clauses (a) and (c) above are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders as contemplated by Section 9.17 and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such paragraph (unless the Company otherwise notifies the Administrative Agent in writing on or prior to delivery thereof).

Section 5.05 Litigation and Other Notices.

Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Company, or the Borrowers obtain actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Company, the Borrowers or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to the Company, the Borrowers or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect;

(d) the occurrence of any ERISA Event or, with respect to a Foreign Plan, a termination, withdrawal or noncompliance with Applicable Law or plan terms that, together with all other ERISA Events or aforementioned events with respect to Foreign Plans that have occurred, would reasonably be expected to have a Material Adverse Effect; and

(e) promptly after the same are available, copies of any written communication to the Company or any of its Subsidiaries from any Gaming Authority advising it of a violation of, or non-compliance with, any Gaming Law by the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

Section 5.06 Compliance with Laws.

Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03. The Borrowers will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance in all material respects by the Company, the Borrowers and the Subsidiaries and their respective directors, officers, employees and agents with Prescribed Laws in connection with Company’s, the Borrowers’ or the Subsidiaries’ business operations.

Section 5.07 Maintaining Records; Access to Properties and Inspections.

Maintain all financial records in accordance with GAAP (it being understood and agreed that each Subsidiary may maintain financial records in conformity with generally accepted accounting principles that are applicable in its jurisdiction of organization) and permit any persons designated by the Administrative Agent to visit and inspect the financial records and the properties of the Company, the Borrowers or any of the Subsidiary Loan Parties at reasonable times, upon reasonable prior notice to the Company, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent upon reasonable prior notice to the Company to discuss the affairs, finances and condition of the Company or any of the Subsidiaries with the officers thereof and independent accountants therefor (so long as the Company has the opportunity to participate in any such discussions with such accountants), in each case, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract.

Section 5.08 Use of Proceeds.

Use the proceeds of the Loans made and Letters of Credit issued in the manner contemplated by Section 3.12.

Section 5.09 Compliance with Environmental Laws.

Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10 Collateral and Guarantee Requirements.

Subject to the Agreed Guarantee and Security Principles (initially as defined in the Existing TLB Credit Agreement and from the TLB Refinancing Date, as defined hereunder):

(a) Original Guarantees and Original Collateral

(i) On and from the Closing Date until the TLB Refinancing Date, the Facilities shall have the benefit of the same guarantees and collateral as in effect for the Existing TLB Credit Agreement as required thereby as of the Closing Date (in respect of such guarantees, the “Original Guarantees” and such collateral, “Original Collateral”) including any such Original Collateral held by Lloyds Bank Plc as existing security agent under the Flutter Intercreditor Agreement;

(ii) on the Closing Date, (1) each Saint Guarantor organized in England and Wales or any state of the United States of America shall use commercially reasonable endeavours to provide a security confirmation and/or supplemental security in respect of any Original Collateral governed by the laws of England and Wales or any state of the United States of America (to the extent required by local law or otherwise customary) to ensure that the Loans benefit from the Original Collateral and (2) each Saint Guarantor shall use commercially reasonable endeavours to execute the Guarantee Agreement; and

(iii) to the extent not granted on the Closing Date, (1) each member of the Group that is a Guarantor under the Existing TLB Credit Agreement and (2) each member of the Group that has provided any Original Collateral shall provide security confirmations and/or supplemental security in respect of the Original Collateral (to the extent required by local law) to ensure that the Loans benefit from the Original Collateral, in each case, no later than the date falling one hundred and eighty (180) days after the Closing Date.

(b) Release of Non-Saint Guarantees and Non-Saint Collateral

(i) On the TLB Refinancing Date (the occurrence of which shall be evidenced by the Company to the Administrative Agent in a form reasonably satisfactory to the Administrative Agent and, once evidenced, the Administrative Agent shall notify the Collateral Agent of such occurrence as soon as practicable), the following items shall occur without further consent, confirmation or other action from any Lender or any Agent: (A) each member of the Group that is not required to be a Saint Guarantor (the “Non-Saint Guarantor”) shall be released from its guarantee under the Guarantee Agreement and (B) and the Liens granted in favour of the Collateral Agent with respect to the Original Collateral granted by (x) such Non-Saint Guarantors and (y) the Saint Guarantors (together with (x), the “Non-Saint Collateral”) shall be released to the extent necessary to ensure that the Collateral granted by the Saint Guarantors following such release is only to the extent required by Section 5.10(c) and the Agreed Guarantee and Security Principles.

(ii) In furtherance of the foregoing, the Administrative Agent and the Collateral Agent are hereby irrevocably authorized (without any further consent or authority from the Secured Parties) to (x) promptly take such additional actions required to evidence such releases including entering into and delivery such documentation and/or take such other action as the Company (acting reasonably) shall require to give effect to any release or other matter contemplated by this Section 5.10(b) (including the issuance of any certificates of non-crystallisation of floating charges, any consent to dealing or any other similar or equivalent document that may be required or desirable) and (y) execute any joinders to the Guarantee and Security Documents substantially in forms attached as Exhibit H hereto, or any amendment, amendment and/or restatement, consent or waiver in respect of any guarantees and/or Original Collateral and/or execute any reaffirmations, confirmations, supplemental, or any other similar or equivalent document in respect of the Original Collateral, in each case, to the extent necessary to allow the Company to comply with its obligations under this Section 5.10 and the Agreed Guarantee and Security Principles.

(c) TLB Refinancing Date: The Company shall use commercially reasonable efforts to complete the following on the TLB Refinancing Date and in any event no later than 25 Business Days from the TLB Refinancing Date (the “Backstop Date”): (i) each Guarantor incorporated or organized in a state of the United States of America will grant security over all its material assets (other than any Excluded Property) located in the United States of America pursuant to the US Security Agreement (the “Required All Asset Security”) and (ii) each other Guarantor will grant security over any shares held by it in another Guarantor or a Wholly Owned Subsidiary that is a Material Subsidiary incorporated in a Security Jurisdiction (the “Required Share Security”).

(d) Further Assurance; Additional Security:

(i) On and from the TLB Refinancing Date, the following members of the Group (to the extent not already a party to the Guarantee Agreement) shall provide guarantees in respect of the Facilities:

(A) any person which is or becomes a Borrower; and

(B) any Wholly Owned Subsidiary that is at the TLB Refinancing Date, a Material Subsidiary incorporated in a Security Jurisdiction or is otherwise required to become a Guarantor in accordance with paragraph (d)(v) below,

(each member of the Group referred to in paragraphs (d)(i)(A) and (d)(ii)(B) collectively, the “Saint Guarantors”).

(ii) Each guarantee granted by a Guarantor pursuant to the Guarantee Agreement will be an upstream, cross stream and downstream guarantee and each guarantee will be for all liabilities of the Borrowers and Guarantors under the Loan Documents in accordance with, the Agreed Guarantee and Security Principles in each relevant jurisdiction. Each Borrower and Guarantor granting security shall do so for all its liabilities under the Loan Documents.

(iii) On and from the TLB Refinancing Date, following the grant of the initial guarantees, any member of the Group that becomes a Material Subsidiary incorporated in a Security Jurisdiction shall become a Guarantor (a “Subsequent MS Guarantor”) as soon as reasonably practicable after it has been demonstrated (by reference to the annual audited financial statements most recently delivered to the Administrative Agent under this Agreement) that such Subsidiary is a Material Subsidiary, and in any event within one hundred and twenty (120) days after it being so demonstrated (or, if later, within one hundred and twenty (120) days of the date on which the Administrative Agent notifies the Company that the Required Lenders require such member of the Group to become a Guarantor).

(iv) On and from the TLB Refinancing Date, to the extent that the Entity EBITDA of a Wholly Owned Subsidiary that is a Material Subsidiary incorporated in a jurisdiction which is not a Security Jurisdiction (a “Non-Security Jurisdiction Material Subsidiary”) which, when taken together with the Entity EBITDA of each other Non-Security Jurisdiction Material Subsidiary that is not a Guarantor, represents more than 20% of the EBITDA of the Group, the jurisdiction of that Material Subsidiary shall, if so required by the Required Lenders (or the Administrative Agent acting on their behalf), and provided that such a jurisdiction is not an Excluded Jurisdiction, become a Security Jurisdiction for the purposes of this Agreement (but only in relation to that Non-Security Jurisdiction Material Subsidiary).

(v) On and from the TLB Refinancing Date, the Company will procure delivery of the Required Share Security and the Required All Asset Security to be granted by a Subsequent MS Guarantor, as soon as reasonably practicable and in any event within one-hundred and twenty (120) days after it has been demonstrated (by reference to the annual audited financial statements) that the relevant entity is required to become a Subsequent MS Guarantor (or, if later, within one hundred and twenty (120) days of the date on which the Administrative Agent notifies the Company that the Required Lenders require such member of the Group to become a Subsequent MS Guarantor).

(vi) The Company will be able to procure that any member of the Group becomes a Guarantor without further consent by delivering a supplement to the Guarantee Agreement as set forth in Section 9.25(e).

(vii) Any member of the Group becoming a Guarantor will upon becoming a Guarantor be a Guarantor whether or not that member of the Group has yet provided security required to be provided by it in conformity with this Section 5.10.

(viii) The Company shall procure that each Guarantor that has granted security over its assets in accordance with this Section 5.10 shall execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings and other documents and recordings of Liens in stock registries if required by Applicable Law), that the Collateral Agent may reasonably request (including, without limitation, those required by Applicable Law), to satisfy the requirements of this Section 5.10 and to cause the requirements of this Section 5.10 to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request by the Collateral Agent, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(ix) In the case of any Loan Party incorporated in the United States or granting security pursuant to the laws of the United States or any state thereof, furnish to the Collateral Agent written notice of any change as soon as reasonably practicable (A) in that Loan Party’s corporate or organization name or number, (B) in that Loan Party’s identity or organizational structure, (C) in that Loan Party’s organizational identification number (to the extent relevant in establishing such Loan Party’s location for the purposes of the UCC), (D) in that Loan Party’s jurisdiction of organization or (E) in the location of the chief executive office of that Loan Party (to the extent relevant in the applicable jurisdiction of organization); provided, all filings have been made, or will have been made within 30 days following such change (or such longer period as the Collateral Agent may agree in its reasonable discretion), under the Uniform Commercial Code, or equivalent in any applicable jurisdiction that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by such filing, for the benefit of the Secured Parties.

(x) The Company will procure that each Person that provides a guarantee or grants security as required by this Section 5.10 (including for avoidance of doubt clause (c) above) also delivers, substantially concurrently with the grant of such security or guarantee, customary legal opinions, board resolutions and other customary closing certificates, searches and documentation to the extent reasonably requested by the Administrative Agent or the Collateral Agent in forms consistent with those delivered on the Closing Date, or with respect to jurisdictions not implicated on the Closing Date, consistent with those delivered in connection with the Existing Credit Agreements or as otherwise acceptable to the Administrative Agent or the Collateral Agent (acting reasonably).

(e) Guarantor Coverage:

The Company will procure that:

(i) on or prior to the Backstop Date, the Guarantors (disregarding the earnings from ordinary activities before interest, taxation, depreciation, amortisation and exceptional items (calculated on the same basis as EBITDA, mutatis mutandis) (“Entity EBITDA”) of any Guarantor that generates negative Entity EBITDA) account for at least 80 per cent. of the EBITDA of the Group, as determined by the Company (acting reasonably and based on such information as is available to it) and calculated excluding the Entity EBITDA of any member of the Group that is not required to become a Guarantor in accordance with this Section 5.10 and/or the Agreed Guarantee and Security Principles; and

(ii) within one-hundred and twenty (120) days of each delivery of the Group’s annual audited consolidated financial statements after the TLB Refinancing Date, the Guarantors (disregarding the Entity EBITDA of any Guarantor that generates negative Entity EBITDA) account for at least 80 per cent. of the EBITDA of the Group (calculated (i) by reference to such annual audited financial statements and (ii) excluding Entity EBITDA of any member of the Group that is not required to become a Guarantor in accordance with this Section 5.10 and/or the Agreed Guarantee and Security Principles) (the “Guarantor Coverage Test”).

(f) General

(i) On and from the TLB Refinancing Date, the Collateral and Guarantee Requirement and the other provisions of this Section 5.10 and the other Loan Documents with respect to Collateral need not be satisfied with respect to any of the following (collectively, “Excluded Property”): (i) any Real Property, (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights and commercial tort claims (in each case, other than to the extent such rights can be perfected by filing a UCC-1 financing statement or equivalent), (iii) those assets over which pledges and security interests are prohibited by applicable law, rule, regulation, order of a court of competent jurisdiction or contractual obligation (with respect to any such contractual obligation, only to the extent such restriction is permitted under Section 6.09(c) and such restriction is binding on such assets (1) on the Closing Date or (2) on the date of the acquisition thereof and not entered into in contemplation thereof (other than in connection with the incurrence of Indebtedness of the type contemplated by Section 6.01(i))) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, the PPSA or other applicable law notwithstanding such prohibitions) or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, the PPSA or other applicable law notwithstanding such prohibitions), (iv) any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than the Borrowers or any Guarantor) after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, the PPSA or other applicable laws, (v) those assets as to which the Collateral Agent and the Company reasonably agree that the cost or other consequence (including any adverse tax consequences) of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby, (vi) any governmental licenses or state or local licenses, franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, the PPSA or other applicable laws (vii) any “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, unless and until an Amendment to Allege Use or a Statement of Use under Section 1(c) or 1(d) of the Lanham Act has been filed, (viii) other customary exclusions under applicable local law or in applicable local jurisdictions set forth in any applicable Security Documents or otherwise separately agreed in writing between the Administrative Agent and the Company, (ix) any Excluded Securities, (x) any Third Party Funds and/or segregated tax accounts, including, without limitation, sales tax accounts, (xi) any equipment or other asset that is subject to a Lien permitted by any of clauses (c), (i), (j) or (mm) of Section 6.02 or is otherwise subject to a purchase money debt or a Capitalized Lease Obligation, in each case, as permitted by Section 6.01, if the contract or other agreement providing for such debt or Capitalized Lease Obligation prohibits or requires the consent of any person (other than the Company or any Guarantor) as a condition to the creation of any other security interest on such equipment or asset and, in each case, such prohibition or requirement is permitted hereunder (after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, the PPSA or other applicable laws) (xii) deposit accounts and any other bank accounts, (xiii) any intercompany receivables or liabilities arising directly or indirectly in connection with any cash management (including any Cash Management Agreement), cash pooling, treasury management, tax arrangements or any similar or equivalent arrangements, (xiv) any ownership interests in a joint venture and/or other entity that is not a wholly-owned Material Subsidiary incorporated in a Security Jurisdiction, (xv) any assets not located in a Security Jurisdiction, and (xvi) any other exceptions mutually agreed upon between the Company and the Collateral Agent; provided, that the Company may in its sole discretion elect to exclude any property from the definition of “Excluded Property”. Notwithstanding anything herein to the contrary in this Agreement or any other Loan Document, (A) the Collateral Agent may grant extensions of time or waivers of requirements for the creation or perfection of security interests or other Liens in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Company, that perfection or obtaining of such items cannot be accomplished without undue effort or expense or by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents, (B) no control agreement or control, lockbox or similar arrangement shall be required with respect to any deposit accounts, securities accounts or commodities accounts, (C) no landlord, mortgagee or bailee waivers shall be required, (D) no security documents governed by, or perfection actions under, the law of a jurisdiction other than a Security Jurisdiction shall be required, (E) no notice shall be required to be sent to account debtors or other contractual third parties prior to an Event of Default unless required for perfection or customary in the Security Jurisdiction or other jurisdiction at the election of the Company, and (F) Liens required to be granted from time to time pursuant to, or any other requirements of, the Collateral and Guarantee Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and the Agreed Guarantee and Security Principles.

(g) The Administrative Agent, the Collateral Agent, the Company and the applicable Loan Party shall be authorized to enter into any amendment required to allow the Company to comply with the requirements of:

(i) the matters contemplated by this Section 5.10; and/or

(ii) any other jurisdiction specific matters (as mutually agreed between the Company and the Administrative Agent) that may arise as a result of an additional Borrower or an additional Guarantor becoming party to the Loan Documents.

(h) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, any guarantee given by a Loan Party incorporated or organized in Ireland shall not apply to any liability of any such Loan Party to the extent that it would result in the guarantee constituting unlawful financial assistance within the meaning of Section 82 of the Irish Companies Act or constituting a breach of section 239 of the Irish Companies Act.

(i) For the avoidance of doubt, the only Collateral required to be provided by the Loan Parties in favor of the Secured Parties under this Agreement shall be the Required All Asset Security and the Required Share Security.

(j) The Administrative Agent may, at the request of the Company and without the prior consent, approval or authorization from any other Secured Party, agree to extend the time period or deadline for delivery or execution of any document, agreement or notice and/or completion of any other perfection requirements, transaction, step or matter required by this Section 5.10 and/or the terms of any Security Document.

Section 5.11 Rating.

Exercise commercially reasonable efforts to maintain public ratings (but not to obtain a specific rating) from Moody’s and S&P for the Term B Loans.

Section 5.12 Post-Closing.

Take all necessary actions to satisfy the items described on Schedule 5.12 within the applicable period of time specified in such Schedule (or such longer period as the Administrative Agent may agree in its reasonable discretion).

Section 5.13 Lender Meetings.

Upon the reasonable request of the Administrative Agent, participate in a telephonic meeting of the Administrative Agent and the Lenders once during each fiscal half-year (beginning with the first fiscal half-year of the Company ending after the Closing Date) to be held at such time as may be agreed upon by the Company and the Administrative Agent (it being agreed that any earnings call or similar conference call with the analysts, inventors and/or the media by any Parent Entity (including the Company) is deemed to satisfy this requirement).

Section 5.14 Prohibited Activity.

The Company shall not use the proceeds of any Facility to fund any online gaming activity (a) which occurs in a Prohibited Jurisdiction, (b) which occurs in a country where a member of the Group is located, operates, solicits or transacts business and licences are required by law to conduct such activity but such licenses are not held by that member of the Group and/or (c) where there has been no prior assessment conducted by a member of the Group of the legality of the activity undertaken, (collectively the “Prohibited Activity”).

ARTICLE VI Negative Covenants

Each of the Company and the Borrowers jointly and severally covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders (or, in the case of Section 6.11, the Required TLA/RCF Lenders voting as a single Class) shall otherwise consent in writing, each of the Company and the Borrowers will not, and the Company will not permit any of the Subsidiaries to:

Section 6.01 Indebtedness.

Incur, create, assume or permit to exist any Indebtedness, except:

(a) (i) Indebtedness existing or committed on the Closing Date (provided, that any such Indebtedness that is in excess of $10,000,000 shall be set forth on Schedule 6.01) and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(b) (i) Indebtedness created hereunder (including pursuant to Section 2.21) and under the other Loan Documents and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(c) Indebtedness of the Company or any Subsidiary pursuant to Hedging Agreements entered into for non-speculative purposes;

(d) Indebtedness in respect of self-insurance and Indebtedness and other obligations owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Company, the Borrowers or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business or consistent with past practice or industry norm;

(e) [Reserved];

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry norm, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry norm;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in each case incurred in the ordinary course of business or other cash management services incurred in the ordinary course of business or consistent with past practice or industry norm;

(h) (i) Indebtedness of a Subsidiary acquired after the Closing Date or a person merged or consolidated with the Company or any Subsidiary after the Closing Date and Indebtedness otherwise incurred or assumed by the Company or any Subsidiary in connection with the acquisition of assets or Equity Interests (including a Permitted Business Acquisition), where such acquisition, merger or consolidation is not prohibited by this Agreement; provided that (w) in the case of any such Indebtedness secured by Liens on Collateral that are Other First Liens or Junior Liens, the Net Secured Leverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition, merger or consolidation, the incurrence or assumption of such Indebtedness and the use of proceeds thereof and any related transactions is (I) not greater than 4.65 to 1.00 or (II) solely with respect to Indebtedness incurred under this clause (h)(i), no greater than the Net Secured Leverage Ratio in effect immediately prior thereto, (x) in the case of any other such Indebtedness, the Interest Coverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition, merger or consolidation, the incurrence or assumption of such Indebtedness and the use of proceeds thereof and any related transactions is (I) not less than 2.00 to 1.00 or (II) solely with respect to any such Indebtedness incurred under this clause (h)(i), no less than the Interest Coverage Ratio in effect immediately prior thereto and (y) in the case of any such Indebtedness incurred under this clause (h)(i) by a Subsidiary other than a Subsidiary Loan Party that is incurred in contemplation of such acquisition, merger or consolidation, the aggregate outstanding principal amount of such Indebtedness immediately after giving effect to such acquisition, merger or consolidation, the incurrence of such Indebtedness and the use of proceeds thereof and any related transactions shall not exceed, when taken together with all amounts incurred pursuant to this clause (h)(z), and clauses (t)(i) and (u) of this Section 6.01, the greater of $570,000,000 and 0.30 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period; provided, further, that any Indebtedness for borrowed money incurred in the form of term loans and in the same currency pursuant to this clause (h)(i) that is incurred in contemplation of such acquisition, merger or consolidation and that is secured by Liens on Collateral that are Other First Liens shall be subject to the last two paragraphs of Section 6.02, and (ii) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(i) (i) Capitalized Lease Obligations, mortgage financings and other Indebtedness incurred by the Company or any Subsidiary prior to or within 270 days after the acquisition, lease, construction, installation, repair, replacement or improvement of the respective property (real or personal), equipment or other asset (whether through the direct purchase of property or the Equity Interest of any person owning such property) permitted under this Agreement in order to finance such acquisition, lease, construction, installation, repair, replacement or improvement, in an aggregate principal amount outstanding that immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(i)(i), would not exceed the greater of $570,000,000 and 0.30 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period and (ii) any Permitted Refinancing Indebtedness in respect of the foregoing;

(j) (i) Capitalized Lease Obligations and any other Indebtedness incurred by the Company or any Subsidiary arising from any Sale and Lease-Back Transaction that is permitted under Section 6.03 and (ii) any Permitted Refinancing Indebtedness in respect of the foregoing;

(k) (i) Indebtedness of the Company or any Subsidiary, in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(k), would not exceed the greater of $1,430,000,000 and 0.75 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(l) Indebtedness of the Company, a Borrower or any Subsidiary in an aggregate outstanding principal amount not greater than 100% of the amount of net cash proceeds received by the Company or a Borrower from (x) the issuance or sale of its Qualified Equity Interests or (y) a contribution to its common equity with the net cash proceeds from the issuance and sale by the Company or a Parent Entity of its Qualified Equity Interests or a contribution to its common equity (in each case of (x) and (y), other than proceeds from the sale of Equity Interests to, or contributions from the Company, a Borrower or the Subsidiaries), to the extent such net cash proceeds do not constitute Excluded Contributions or Permitted Cure Securities;

(m) Guarantees (i) by the Company or any Subsidiary Loan Party of any Indebtedness of the Company or any Subsidiary Loan Party permitted to be incurred under this Agreement, (ii) by the Company or any Subsidiary Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Subsidiary Loan Party, (iii) by any Subsidiary that is not a Subsidiary Loan Party of Indebtedness of another Subsidiary that is not a Subsidiary Loan Party, and (iv) by the Company of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties incurred for working capital purposes in the ordinary course of business or consistent with past practice or industry norm on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 6.01 and (v) by the Company or any Subsidiary of any intercompany liabilities of the Company or any Subsidiary; provided, that Guarantees by the Company or any Subsidiary Loan Party under this Section 6.01(m) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person shall be subordinated to the Loan Obligations to at least the same extent as such underlying Indebtedness is subordinated;

(n) Indebtedness arising from agreements of the Company or any Subsidiary providing for indemnification, adjustment of purchase, or acquisition price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with the Transactions, any Permitted Business Acquisition, other Investments or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(o) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business or consistent with past practice or industry norm;

(p) any Indebtedness arising under or pursuant to a declaration of joint and several liability (hoofdelijke aansprakelijkheid) as referred to in Article 2:403 of the Dutch Civil Code (including any liability arising under or in connection with a declaration of joint and several liability (hoofdelijke aansprakelijkheid) issued for the purpose of Section 2:403 Dutch Civil Code (and any residual liability (overblijvende aansprakelijkheid) under such declaration arising pursuant to Section 2:404(2) Dutch Civil Code)) or any similar or equivalent provisions in any other applicable jurisdiction;

(q) Guarantees by the Company or any Subsidiary of Indebtedness under customer financing lines of credit entered into in the ordinary course of business or consistent with past practice or industry norm;

(r) (i) Indebtedness secured by Liens on Collateral that are Other First Liens so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Net Secured Leverage Ratio on a Pro Forma Basis is not greater than 4.65 to 1.00; provided, that the incurrence of any Indebtedness for borrowed money in the form of term loans pursuant to this clause (r)(i) secured by Liens on Collateral that are Other First Liens shall be subject to the last two paragraphs of Section 6.02, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(s) (i) Indebtedness secured by Liens on Collateral that are Junior Liens so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Net Secured Leverage Ratio on a Pro Forma Basis is not greater than 4.65 to 1.00, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(t) (i) Indebtedness so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Interest Coverage Ratio on a Pro Forma Basis is not less than 2.00 to 1.00; provided, that the aggregate principal amount of Indebtedness outstanding under this clause (t)(i) at such time that is incurred by a Subsidiary other than a Subsidiary Loan Party shall not exceed, when taken together with the aggregate principal amount of any other Indebtedness outstanding pursuant to Section 6.01(h), this Section 6.01(t)(i) and Section 6.01(u) that are incurred by Subsidiaries other than the Subsidiary Loan Parties, the greater of $570,000,000 and 0.30 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(u) (i) Indebtedness of Subsidiaries that are not Subsidiary Loan Parties in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to Section 6.01(h), Section 6.01(t)(i) and this Section 6.01(u), would not exceed the greater of $570,000,000 and 0.30 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(v) Indebtedness incurred in the ordinary course of business or consistent with past practice or industry norm in respect of obligations of the Company or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business or consistent with past practice or industry norm and not in connection with the borrowing of money or any Hedging Agreements;

(w) Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Company, a Borrower (or, to the extent such work is done for the Company, a Borrower or its Subsidiaries, any direct or indirect parent thereof) or any Subsidiary incurred in the ordinary course of business or consistent with past practice or industry norm;

(x) on and from the Closing Date until the TLB Refinancing Date, Indebtedness outstanding under the Specified Remaining TLB Tranches on the Closing Date and any Permitted Refinancing Indebtedness in respect thereof, provided, such Permitted Refinancing Indebtedness shall be subject to the following additional conditions:

(i) the provisions in clause (b) of the definition of Permitted Refinancing Indebtedness shall not apply, and in lieu thereof, the following restrictions shall apply: (A) the final maturity date of such Permitted Refinancing Indebtedness shall be no earlier than the date falling three (3) months from the Latest Maturity Date in respect of the Term A Facilities and the Revolving Facility in effect on the TLB Refinancing Date, (B) if such Permitted Refinancing Indebtedness is in the form of term loans or does not meet the requirements of clause (C) such Permitted Refinancing Indebtedness shall have a final maturity date no earlier than, the Weighted Average Life to Maturity not greater than, in each case the Term B Facility Maturity Date and the Term B Loans, and (C) if the total aggregate principal amount outstanding of Permitted Refinancing Indebtedness does not exceed $1,800,000,000, and is in the form of notes, clause (B) shall not apply; and

(ii) if such Permitted Refinancing Indebtedness is in the form of Dollar denominated Other Term Loans that are secured by Liens on the Collateral that are Other First Liens, such Permitted Refinancing Indebtedness shall be subject to Section 2.21(b)(viii);

(y) obligations in respect of Cash Management Agreements;

(z) (i) Refinancing Notes and (ii) any Permitted Refinancing Indebtedness incurred in respect thereof;

(aa) (i) Indebtedness in an aggregate principal amount outstanding not to exceed at the time of incurrence the Incremental Amount available at such time; provided that the incurrence of any Indebtedness for borrowed money pursuant to this clause (aa)(i) shall be subject to the last paragraph of Section 6.01 and the incurrence of any Indebtedness for borrowed money in the form of term loans pursuant to this clause (aa)(i) secured by Liens on Collateral that are Other First Liens shall be subject to the last two paragraphs of Section 6.02, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(bb) Indebtedness in respect of letters of credit, bank guarantees or similar instruments issued in connection with licensing or regulatory requirements;

(cc) Indebtedness under leasing, vendor financing or similar arrangements entered into in the ordinary course of business (including any such arrangements subsisting in any entity acquired pursuant to an acquisition prohibited by the terms of this Agreement);

(dd) Indebtedness issued by the Company, a Borrower or any Subsidiary to current or former officers, directors, management and employees thereof or of the Company, any Subsidiary or any Parent Entity, their respective estates or investment vehicles, spouses or former spouses to finance the purchase or redemption of Equity Interests of a Borrower, the Company, a Subsidiary or any Parent Entity permitted by Section 6.06;

(ee) Indebtedness consisting of obligations of the Company or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the Transactions and Permitted Business Acquisitions or any other Investment permitted hereunder;

(ff) Indebtedness of the Company or any Subsidiary to or on behalf of any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business or consistent with past practice in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of the Company and its Subsidiaries;

(gg) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business or consistent with past practice or industry norm;

(hh) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit (or a letter of credit issued under an Ancillary Facility or any other revolving credit or letter of credit facility permitted by Section 6.01);

(ii) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(jj) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing or Receivables Facility;

(kk) Indebtedness under (together with any Permitted Refinancing Indebtedness in respect thereof) any overdraft, working capital, current account, letter of credit, local credit line, bilateral financing line, foreign exchange, SWIFT and/or other similar or equivalent facilities or financial accommodation, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(kk) and Section 6.01(ll), would not exceed the greater of $715,000,000 and 0.375 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period;

(ll) From the TLB Refinancing Date, Indebtedness under (together with any Permitted Refinancing Indebtedness in respect thereof) any facility or financial accommodation designated as an Operating Facility under the Refinancing Intercreditor Agreement by the Company, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to Section 6.01(kk) and this Section 6.01(ll), would not exceed the greater of $715,000,000 and 0.375 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period; and

(mm) all premium (if any, including tender premiums) expenses, defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (ll) above or refinancings thereof.

For purposes of determining compliance with this Section 6.01 or Section 6.02, the amount of any Indebtedness denominated in any currency other than Dollars shall, at the election of the Company, be calculated based on (x) the exchange rates as referred to in Section 1.04 or (y) on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), accrued interest, defeasance costs and other costs and expenses incurred in connection with such refinancing.

Further, for purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Section 6.01(a) through (ii) (including, for the avoidance of doubt, with respect to the clauses set forth in the definition of “Incremental Amount”) but may be permitted in part under any combination thereof, (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Section 6.01(a) through (ii) (including, for the avoidance of doubt, with respect to the clauses set forth in the definition of “Incremental Amount”), the Company may, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and at the time of incurrence, division, classification or reclassification will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or any portion thereof) when calculating the amount of Indebtedness (or any portion thereof) that may be incurred, divided, classified or reclassified pursuant to any other clause (or any portion thereof) at such time; provided, that all Indebtedness outstanding on the Closing Date under this Agreement shall at all times be deemed to have been incurred pursuant to clause (b) of this Section 6.01, (C) in connection with (1) the incurrence of revolving loan Indebtedness under this Section 6.01 or (2) any commitment relating to the incurrence of Indebtedness under this Section 6.01 and the granting of any Lien to secure such Indebtedness, the Company or applicable Subsidiary may designate the incurrence of such Indebtedness and the granting of such Lien therefor as having occurred on the date of first incurrence of such revolving loan Indebtedness or commitment (such date, the “Deemed Date”), and any related subsequent actual incurrence and the granting of such Lien therefor will be deemed for purposes of this Section 6.01 and Section 6.02 of this Agreement to have been incurred or granted on such Deemed Date, including, without limitation, for purposes of calculating usage of any baskets hereunder (if applicable), the Net Total Leverage Ratio, the Net Secured Leverage

Ratio, the Net First Lien Leverage Ratio, the Interest Coverage Ratio and EBITDA (and all such calculations, without duplication, on the Deemed Date and on any subsequent date until such commitment is funded or terminated or such election is rescinded without the incurrence thereby shall be made on a Pro Forma Basis after giving effect to the deemed incurrence, the granting of any Lien therefor and related transactions in connection therewith) and (D) for purposes of calculating the Interest Coverage Ratio, the Net Secured Leverage Ratio and the Net First Lien Leverage Ratio under Section 6.01(h), (r), (s), (t) and/or (aa) on any date of incurrence of Indebtedness pursuant to such Section 6.01(h), (r), (s), (t) and/or (aa), the net cash proceeds funded by financing sources upon the incurrence of such Indebtedness incurred at such time of calculation shall not be netted against the applicable amount of Consolidated Debt for purposes of such calculation of the Interest Coverage Ratio, the Net Secured Leverage Ratio or the Net First Lien Leverage Ratio, as applicable, at such time. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

With respect to any Indebtedness for borrowed money incurred under (h) (solely as to incurred indebtedness set forth therein), (r), (s), (t) and (aa), (A) in the form of term Indebtedness other than Maturity Condition Excluded Indebtedness, (1) the stated maturity date of any such Indebtedness shall be no earlier than the latest Term Facility Maturity Date as in effect at the time such Indebtedness is incurred and (2) the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans, in effect at the time such Indebtedness is incurred, (B) in the form of revolving Indebtedness other than Maturity Condition Excluded Indebtedness, (1) the stated maturity date of any such Indebtedness shall be no earlier than the Revolving Facility Maturity Date as in effect at the time such Indebtedness is incurred and (2) the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the remaining Weighted Average Life to Maturity of the Revolving Facility Loans in effect at the time such Indebtedness is incurred. With respect to any Indebtedness for borrowed money incurred under (aa), (A) there shall be no obligor of such Indebtedness that is not a Loan Party, and (B) such Indebtedness that is secured (i) is not secured by any assets not securing the Loan Obligations, (ii) is subject to the Intercreditor Agreement and (iii) is subject to security agreements relating to such Indebtedness that are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent and the Company). With respect to any Indebtedness for borrowed money incurred under (h) (solely as to incurred indebtedness set forth therein), (r), (s), (t) and (aa), in each case, in the form of term loans, the mandatory prepayment terms, taken as a whole, shall be substantially similar to, or not materially less favorable to the Company and its Subsidiaries than, the terms, taken as a whole, applicable to the Term Loans (except to the extent such terms apply solely to any period after the latest Term Facility Maturity Date or are otherwise reasonably acceptable to the Administrative Agent) as determined by the Company in good faith (it being understood that this sentence shall not be construed to apply to amortization and maturity payments, which are covered in the first sentence of this paragraph).

Section 6.02 Liens.

Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person) of the Company, any Borrower or any Subsidiary at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of the Company and its Subsidiaries existing on the Closing Date (or created following the Closing Date pursuant to agreements in existence on the Closing Date (or refinancings thereof) requiring the creation of such Liens) and, to the extent securing Indebtedness in an aggregate principal amount in excess of $10,000,000, set forth on Schedule 6.02(a) and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01) and shall not subsequently apply to any other property or assets of the Company or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof;

(b) any Lien created under the Loan Documents (including Liens created under the Security Documents securing obligations in respect of Secured Hedge Agreements and Secured Cash Management Agreements, and including any Lien securing Indebtedness permitted by Section 6.01(x) (and any Permitted Refinancing Indebtedness with respect thereto));

(c) any Lien on any property or asset of the Company or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that (i) in the case of Liens that do not extend to the Collateral, such Lien does not apply to any other property or assets of the Company or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset and accessions and additions thereto and proceeds and products thereof (other than after-acquired property required to be subjected to such Lien pursuant to the terms of such Indebtedness (and refinancings thereof)), (ii) in the case of Liens on the Collateral that are (or are intended to be) junior in priority to the Liens on the Collateral securing the Term B Loans, such Liens shall be subject to the Intercreditor Agreement and (iii) in the case of Liens on the Collateral that are (or are intended to be) pari passu with the Liens on the Collateral securing the Term B Loans, (x) such Liens shall be subject to the Intercreditor Agreement and (y) any Indebtedness for borrowed money incurred in the form of term loans that are incurred in contemplation of an acquisition, merger or consolidation and that are secured by such Liens shall be subject to the last two paragraphs of Section 6.02;

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or that are being contested in compliance with Section 5.03;

(e) Liens imposed by law, such as landlord’s (including for this purpose landlord’s Liens created pursuant to the applicable lease), carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Company or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance, employers’ health tax and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety, indemnity, warranty, release, appeal or similar bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) zoning restrictions, easements, survey exceptions, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, servitudes, declarations, homeowners’ associations and similar agreements and other restrictions (including minor defects and irregularities in title and similar encumbrances) on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Company or any Subsidiary;

(i) Liens securing Indebtedness permitted by Section 6.01(i) or (j); provided, that such Liens securing Indebtedness permitted by Section 6.01(i) or (j) do not apply to any property or assets of the Company, a Borrower or any Subsidiary other than the property or assets financed, acquired, leased, constructed, replaced, repaired or improved with such Indebtedness (or the Indebtedness Refinanced thereby) or Disposed of in the applicable Sale and Lease-Back Transaction, and accessions and additions thereto, proceeds and products thereof, customary security deposits and related property; provided, further, that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates) (it being understood that with respect to any Liens on the Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness, if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then any Liens on such Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness shall also be Junior Liens);

(j) Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.03, so long as such Liens attach only to the property Disposed of and being leased in such transaction and any accessions and additions thereto, proceeds and products thereof, customary security deposits and related property;

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j) and notices of lis pendens and associated rights related to litigation;

(l) Liens disclosed by the title insurance policies, title opinions or equivalent foreign documentation delivered on or subsequent to the Closing Date and pursuant to the Collateral and Guarantee Requirements, Section 5.10 or Schedule 5.12 and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal and any accessions and additions thereto or proceeds and products thereof and related property; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m) any interest or title of a lessor or sublessor under any leases or subleases entered into by the Company or any Subsidiary in the ordinary course of business;

(n) Liens that are (i) contractual or statutory rights of set-off (and related pledges) or similar rights relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, cash management (including controlled disbursement accounts or services) or foreign currency exchanges services, sweep accounts, reserve accounts, commodity or trading accounts, or similar accounts of the Company or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary, including with respect to credit cards, credit card processing services, debit cards, purchase cards, ACH transactions, and similar obligations or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Company or any Subsidiary in the ordinary course of business;

(o) Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes, (iv) in respect of Third Party Funds or (v) in favor of credit card companies pursuant to agreements therewith;

(p) Liens securing obligations in respect of trade-related letters of credit, bankers’ acceptances, bank guarantees or similar obligations and completion guarantees permitted under Section 6.01(f), (k) or (o) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bankers’ acceptances, bank guarantees or similar obligations and completion guarantees and the proceeds and products thereof;

(q) leases or subleases, licenses or sublicenses (including with respect to Intellectual Property) granted to others in the ordinary course of business not interfering in any material respect with the business of the Company and its Subsidiaries, taken as a whole;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens solely on any cash earnest money deposits made by the Company or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(t) Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing obligations of a Subsidiary that is not a Loan Party permitted under Section 6.01;

(u) Liens on any amounts held by a trustee or agent under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(v) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(w) agreements to subordinate any interest of the Company or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Company or any of its Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(x) Liens arising from precautionary Uniform Commercial Code financing statements (or the foreign equivalent) regarding operating leases or other obligations not constituting Indebtedness or purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements or equivalent filings;

(y) Liens (i) on Equity Interests of, or loans to, joint ventures (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement and (ii) on Equity Interests of, or loans to, Unrestricted Subsidiaries;

(z) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(aa) Liens on assets that are not Collateral securing Indebtedness permitted by Section 6.01(kk);

(bb) Liens securing insurance premiums financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums;

(cc) in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(dd) Liens securing obligations (i) of the Company, a Borrower or a Subsidiary in favor of the Company, a Borrower or any Subsidiary Loan Party and (ii) of any Subsidiary that is not Loan Party in favor of any Subsidiary that is not a Loan Party;

(ee) Liens (i) securing Hedging Agreements entered into for non-speculative purposes and (ii) on cash or Permitted Investments securing Hedging Agreements in the ordinary course of business submitted for clearing in accordance with Applicable Law;

(ff) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Company or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of the Company or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(gg) Liens on Collateral that are Junior Liens, so long as immediately after giving effect to the incurrence of the Indebtedness secured by such Junior Liens and the use of proceeds thereof, the Net Secured Leverage Ratio on a Pro Forma Basis is not greater than 4.65 to 1.00;

(hh) Liens on Collateral that are Other First Liens, so long as immediately after giving effect to the incurrence of the Indebtedness secured by such Other First Liens and the use of proceeds thereof, the Net Secured Leverage Ratio on a Pro Forma Basis is not greater than 4.65 to 1.00; provided, that any Indebtedness for borrowed money in the form of term loans secured by such Liens shall be subject to the last two paragraphs of Section 6.02;

(ii) (i) Liens on Collateral that are Other First Liens, so long as such Other First Liens secure Indebtedness permitted by Section 6.01(b), 6.01(h)(i)(w), Section 6.01(r), Section 6.01(z) or Section 6.01(aa) (and, in each case, Permitted Refinancing Indebtedness in respect thereof), (ii) Liens on Collateral that are Junior Liens, so long as such Junior Liens secure Indebtedness permitted by Section 6.01(b), 6.01(h)(i)(x), Section 6.01(s), Section 6.01(z) or Section 6.01(aa) (and, in each case, Permitted Refinancing Indebtedness in respect thereof) and (iii) Liens to secure Indebtedness permitted by Section 6.01(i) (and, in each case, Permitted Refinancing Indebtedness in respect thereof);

(jj) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods by the Company, a Borrower or any of the Subsidiaries in the ordinary course of business or consistent with past practice or industry norm;

(kk) Liens to secure any Indebtedness issued or incurred to Refinance (or successive Indebtedness issued or incurred for subsequent Refinancings) as a whole, or in part, any Indebtedness secured by any Lien permitted by this Section 6.02; provided, however, that (v) with respect to any Liens on the Collateral being incurred under this clause (kk), if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then such Liens on such Collateral being incurred under this clause (kk) shall also be Junior Liens, (w) with respect to any Liens on the Collateral being incurred under this clause (kk), if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Other First Liens, then such Liens on such Collateral being incurred under this clause (kk) may also be Other First Liens or Junior Liens, (x) (other than Liens contemplated by the foregoing clauses (v) and (w)) such new Lien shall be limited to all or part of the same type of property that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being Refinanced), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder, (B) unpaid accrued interest and premium (including tender premiums) and (C) an amount necessary to pay any associated underwriting discounts, defeasance costs, fees, commissions and expenses, and (z) on the date of the incurrence of the Indebtedness secured by such Liens, the grantors of any such Liens shall be no different from the grantors of the Liens securing the Indebtedness being Refinanced or grantors that would have been obligated to secure such Indebtedness or a Loan Party;

(ll) Liens with respect to property or assets of the Company or any Subsidiary securing obligations in an aggregate outstanding principal amount outstanding that, immediately after giving effect to the incurrence of such Liens, would not exceed the greater of $1,430,000,000 and 0.75 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period;

(mm) Liens on property of, or on Equity Interests or Indebtedness of, any person existing at the time (A) such person becomes a Subsidiary of the Company or a Borrower or (B) such person or property is acquired by the Company, a Borrower or any Subsidiary; provided that (i) such Liens do not extend to any other assets of the Company, a Borrower or any Subsidiary (other than accessions and additions thereto and proceeds or products thereof and other than after-acquired property) and (ii) such Liens secure only those obligations which they secure on the date such person becomes a Subsidiary or the date of such acquisition (and any extensions, renewals, replacements or refinancings thereof);

(nn) Liens securing obligations in respect of letters of credit, bank guarantees or similar instruments issued in connection with licensing or regulatory requirements;

(oo) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code in effect in the State of New York or similar provisions in similar codes, statutes or laws in other jurisdictions on items in the course of collection;

(pp) Liens on equipment of the Company or any Subsidiary granted in the ordinary course of business or consistent with past practice or industry norm;

(qq) any Lien created pursuant to the general conditions of a bank operating in the Netherlands based on the general conditions drawn up by the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) and the Consumers Union (Consumentenbond);

(rr) movable hypothecs granted under the laws of the Province of Quebec to secure obligations under leases or subleases for Real Property (in each case limited to the property and assets located from time to time in the premises which are the subject of the lease or sublease secured by such movable hypothec);

(ss) Liens arising in connection with any discounting or factoring of receivables, bills of exchange and/or inventory and/or any other receivables, inventory or asset based financing arrangements or any other similar or equivalent transaction or arrangement not prohibited by Section 6.01 or on Receivables Assets incurred in connection with a Qualified Receivables Financing;

(tt) Liens securing any liabilities or obligations in connection with any Cash Management Agreement over assets not forming part of the Collateral and provided that the Company has not designated such Cash Management Agreement as a Secured Cash Management Agreement; and

(uu) Liens securing any (i) Cash Management Agreement entered into in the ordinary course of business of the Loan Parties provided that the Loan Obligations are also guaranteed and secured on an equal and ratable basis with such Cash Management Agreement and the relevant provider of such facilities or other financial accommodation under the relevant Cash Management Agreement has acceded to the Flutter Intercreditor Agreement as a Cash Management Facility Lender (as defined in the Flutter Intercreditor Agreement) and (ii) on and from the TLB Refinancing Date, any Operating Facility as Other First Liens provided that the relevant provider of such Operating Facility has acceded to the Refinancing Intercreditor Agreement as an Operating Facility Lender (as defined in the Refinancing Intercreditor Agreement) on or prior to the first date of such Liens arising.

For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in Section 6.02(a) through (uu) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in Section 6.02(a) through (uu), the Company may, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.02 and at the time of incurrence, division, classification or reclassification will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the above clauses (or any portion thereof) and such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or any portion thereof) when calculating the amount of Liens or Indebtedness (or any portion thereof) that may be incurred, divided, classified or reclassified pursuant to any other clause (or any portion thereof) at such time. In addition, with respect to any revolving loan Indebtedness or commitment to incur Indebtedness that is designated to be incurred on any Deemed Date pursuant to clause (C) of the second to last paragraph of Section 6.01, any Lien that does or that shall secure such Indebtedness may also be designated by the Company or any Subsidiary to be incurred on such Deemed Date and, in such event, any related subsequent actual incurrence of such Lien shall be deemed for purposes of Section 6.01 and Section 6.02 of this Agreement, without duplication, to be incurred on such prior date (and on any subsequent date until such commitment is funded or terminated or such election is rescinded or until such time as the related Indebtedness is no longer deemed outstanding pursuant to clause (C) of the second to last paragraph of Section 6.01), including for purposes of calculating usage of any Permitted Lien. In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

Subject to the relevant MFN Exception, with respect to (x) Indebtedness for borrowed money in the form of term loans that are secured by Liens on the Collateral that are Other First Liens incurred under Section 6.02(c) or Section 6.02(hh) or (y) any Indebtedness for borrowed money incurred (but not assumed) in the form of term loans pursuant to Section 6.01(h)(i)(w) or any Indebtedness for borrowed money in the form of term loans incurred pursuant to Section 6.01(r)(i) or Section 6.01(aa)(i) that is secured by Liens on the Collateral that are Other First Liens (any such Indebtedness “Pari Term Loans”), in each case, incurred within 6 months of the Closing Date if the All-in Yield in respect of such Pari Term Loans denominated in Dollars exceeds the All-in Yield in respect of the Term B Loans on the Closing Date by more than 0.50% (such difference for purposes of this paragraph, the “Dollar Pari Yield Differential”), then the Applicable Margin (or Floor) (as provided in the following proviso) applicable to such Term B Loans shall be increased such that after giving effect to such increase, the Dollar Pari Yield Differential shall not exceed 0.50%; provided that, to the extent any portion of the Dollar Pari Yield Differential is attributable to a higher “floor” being applicable to such Dollar denominated Pari Term Loans, such floor shall only be included in the calculation of the Dollar Pari Yield Differential to the extent such floor is greater than the applicable adjusted benchmark in effect for an Interest Period of three months’ duration at such time, and, with respect to such excess, the Floor applicable to such outstanding Term B Loans shall be increased to an amount not to exceed the “floor” applicable to such Pari Term Loans prior to any increase in the Applicable Margin applicable to such Dollar denominated Term B Loans.

Section 6.03 Sale and Lease-Back Transactions.

Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter, as part of such transaction, rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided, that a Sale and Lease-Back Transaction shall be permitted (a) with respect to (i) Excluded Property, (ii) property owned by the Company or any Subsidiary Loan Party that is acquired after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within 365 days of the acquisition of such property or (iii) property owned by any Subsidiary that is not a Loan Party regardless of when such property was acquired, and (b) with respect to any other property owned by the Company or any Subsidiary Loan Party, (x) if such Sale and Lease-Back Transaction is of property owned by the Company or any Subsidiary Loan Party as of the Closing Date, the Net Proceeds therefrom are used to prepay the Term Loans to the extent required by Section 2.11(b) and (y) with respect to any Sale and Lease-Back Transaction pursuant to this clause (b) with Net Proceeds in excess of the greater of $30,000,000 and 0.01 times the EBITDA individually or the greater of $80,000,000 and 0.04 times the EBITDA in the aggregate in any fiscal year, the requirements of the second to last paragraph of Section 6.05 shall apply to such Sale and Lease-Back Transaction to the extent provided therein.

Section 6.04 Investments, Loans and Advances.

(i) Purchase or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) make any loans or advances to or Guarantees of the Indebtedness of any other person (including, any loan or advances to or Guarantees to any Unrestricted Subsidiary) or (iii) purchase or otherwise acquire, in one transaction or a series of related transactions, (x) all or substantially all of the property and assets or business of another person or (y) assets constituting a business unit, line of business or division of such person (each of the foregoing, an “Investment”), except:

(a) [reserved];

(b) (i) Investments by the Company or any Subsidiary in the Equity Interests of the Company or any Subsidiary (or any entity that will become a Subsidiary as a result of such Investment); (ii) intercompany loans from the Company or any Subsidiary to the Company or any Subsidiary and any intercompany liabilities in connection with tax and accounting operations of the Company and the Subsidiaries and/or in connection with any Cash Management Agreement or any similar or equivalent arrangements; and (iii) Guarantees by the Company or any Subsidiary of Indebtedness otherwise permitted hereunder of the Company or any Subsidiary;

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by the Company or any Subsidiary of non-cash consideration for the Disposition of assets permitted under Section 6.05;

(e) loans and advances to, or Guarantees of Indebtedness of, officers, directors, employees, management or consultants (or any investment vehicle, trust and/or estate of any such person) of the Company or any Subsidiary (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any subsequent change in value) not to exceed the greater of $40,000,000, and 0.02 times the EBITDA (ii) in respect of payroll payments and expenses in the ordinary course of business or consistent with past practice, (iii) for business-related travel expenses, moving expenses and other similar expenses, in each case, incurred in the ordinary course of business or consistent with past practice or industry norm and (iv) in connection with such person’s purchase of Equity Interests of the Company, any Subsidiary or any Parent Entity;

(f) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business or consistent with past practice or industry norm and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business or consistent with past practice or industry norm;

(g) Hedging Agreements entered into for non-speculative purposes;

(h) Investments existing on, or contractually committed as of, the Closing Date and, to the extent any such Investment is in excess of $10,000,000, set forth on Schedule 6.04 and any extensions, renewals, replacements or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment or contractual commitment as in existence on the Closing Date or as otherwise permitted by this Section 6.04);

(i) Investments resulting from pledges and deposits under Section 6.02(f), (g), (o), (r), (s), (ee) and (ll);

(j) Investments by the Company or any Subsidiary in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any subsequent change in value) not to exceed the sum of (X) the greater of $570,000,000 and 0.30 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, plus (Y) any portion of the Cumulative Credit on the date of such election that the Company elects to apply to this Section 6.04(j)(Y), which such election shall (unless such Investment is made pursuant to clause (a) of the definition of “Cumulative Credit”) be set forth in a written notice of a Responsible Officer thereof, which notice shall set forth calculations in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied, and plus (Z) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment pursuant to clause (X); provided, that if any Investment pursuant to this Section 6.04(j) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Company, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the proviso thereto in the case of any Subsidiary that is not a Loan Party) and not in reliance on this Section 6.04(j);

(k) Investments constituting Permitted Business Acquisitions;

(l) intercompany loans between Subsidiaries that are not Loan Parties and Guarantees by Subsidiaries that are not Loan Parties permitted by Section 6.01(m);

(m) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or consistent with past practice or industry norm or Investments acquired by the Company or a Subsidiary as a result of a foreclosure by the Company or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n) Investments of a Subsidiary acquired after the Closing Date or of a person merged into the Company, a Borrower or merged into or consolidated with a Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger or consolidation is permitted under this Section 6.04, (ii) in the case of any acquisition, merger or consolidation, in accordance with Section 6.05 and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(o) acquisitions by the Company or a Subsidiary of obligations of one or more officers or other employees of the Company, any Parent Entity, or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of the Company, a Subsidiary or any Parent Entity, so long as no cash is actually advanced by the Company, a Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(p) Guarantees by the Company or any Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Company or any Subsidiary in the ordinary course of business or consistent with past practice or industry norm;

(q) Investments to the extent that payment for such Investments is made with Equity Interests of a Borrower, the Company or any Parent Entity; provided, that the issuance of such Equity Interests are not included in any determination of the Cumulative Credit;

(r) Investments in the Equity Interests of one or more newly formed persons that are received in consideration of the contribution by the Company or any Parent Entity, a Borrower or the applicable Subsidiary of assets (including Equity Interests and cash) to such person or persons; provided, that (i) the fair market value of such assets, determined in good faith by the Company, so contributed pursuant to this clause (r) shall not in the aggregate exceed the greater of $50,000,000 and 0.02 times the EBITDA and (ii) in respect of each such contribution, a Responsible Officer of the Company shall certify, in a form to be agreed upon by the Company and the Administrative Agent (x) immediately after giving effect to such contribution, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (y) the fair market value (as determined in good faith by the Company) of the assets so contributed and (z) that the requirements of clause (i) of this proviso remain satisfied;

(s) Investments consisting of Restricted Payments permitted under Section 6.06;

(t) Investments in the ordinary course of business or consistent with past practice or industry norm consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(u) Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to this Section 6.04);

(v) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Company or such Subsidiary;

(w) Investments by the Company and its Subsidiaries, including loans to any direct or indirect parent of the Company, if the Company or any other Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (provided, that the amount of any such Investment shall also be deemed to be a Restricted Payment under the appropriate clause of Section 6.06 for all purposes of this Agreement);

(x) loans or advances to members representing their deferred initiation deposits or fees, arising in the ordinary course of business or consistent with past practice or industry norm;

(y) to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property in each case in the ordinary course of business or consistent with past practice;

(z) Investments received substantially contemporaneously in exchange for Equity Interests of a Borrower, the Company or any Parent Entity; provided, that the issuance of such Equity Interests are not included in any determination of the Cumulative Credit;

(aa) Investments in joint ventures; provided that the aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any subsequent changes in value) of Investments made after the Closing Date pursuant to this Section 6.04(aa) shall not exceed the sum of (X) the greater of $570,000,000 and 0.30 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, plus (Y) an aggregate amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment; provided, that if any Investment pursuant to this Section 6.04(aa) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Company, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the proviso thereto in the case of any Subsidiary that is not a Loan Party) and not in reliance on this Section 6.04(aa);

(bb) Investments in Similar Businesses in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any subsequent changes in value) not to exceed the sum of (X) the greater of $570,000,000 and 0.30 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period plus (Y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment; provided, that if any Investment pursuant to this Section 6.04(bb) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Company, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the proviso thereto in the case of any Subsidiary that is not a Loan Party) and not in reliance on this Section 6.04(bb);

(cc) Investments in any Unrestricted Subsidiaries after giving effect to the applicable Investments, in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any subsequent changes in value) not to exceed the sum of (X) the greater of $380,000,000 and 0.20 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period plus (Y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment; provided, that if any Investment pursuant to this Section 6.04(cc) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Company, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the proviso thereto in the case of any Subsidiary that is not a Loan Party) and not in reliance on this Section 6.04(cc);

(dd) any Investment so long as, immediately after giving effect to such Investment, the Net Total Leverage Ratio on a Pro Forma Basis would not exceed 4.50 to 1.00;

(ee) Investments made (i) in connection with the exercise of any subscriptions, options, warrants, calls, puts or other rights or commitments pursuant to agreements set forth on Schedule 3.08(b) or (ii) in satisfaction of obligations under joint venture agreements existing on the Closing Date; and

(ff) Investments as part of any Permitted Reorganizations.

The amount of Investments that may be made at any time pursuant to Section 6.04(b), Section 6.04(j) or Section 6.04(bb) (such Sections, the “Related Sections”) may, at the election of the Company, be increased by the amount of Investments that could be made at such time under the other Related Section; provided, that the amount of each such increase in respect of one Related Section shall be treated as having been used under the other Related Section.

The amount of any Investment made other than in the form of cash or cash equivalents shall be the fair market value thereof, which shall be determined in good faith by the Company and may be determined either, at the option of the Company, at the time of such Investment or as of the date of the definitive agreement with respect to such Investment, and without giving effect to any subsequent change in value.

For purposes of determining compliance with this covenant, (A) an Investment need not be permitted solely by reference to one category of permitted Investments (or portion thereof) described in the above clauses but may be permitted in part under any combination thereof and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described in the above clauses, the Company may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such permitted Investment (or any portion thereof) in any manner that complies with this covenant and at the time of classification or reclassification will be entitled to only include the amount and type of such Investment (or any portion thereof) in one of the categories of permitted Investments (or any portion thereof) described in the above clauses.

Section 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions.

Merge into, or consolidate or amalgamate with any other person, or permit any other person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or Dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all of the assets of any other person or division or line of business of a person, except that this Section 6.05 shall not prohibit:

(a) (i) the purchase and Disposition of inventory, or the sale of receivables pursuant to non-recourse factoring arrangements, in each case in the ordinary course of business by the Company or any Subsidiary or the conversion of accounts receivable to notes receivable, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business the Company or any Subsidiary or, with respect to operating leases, otherwise for fair market value on market terms (as determined in good faith by the Company), (iii) the Disposition of surplus, obsolete, damaged or worn out equipment or other property by the Company, a Borrower or any Subsidiary in the ordinary course of business or consistent with past practice or industry norm or determined in good faith by the Company to be no longer used or useful or necessary in the operation of the business of a Borrower or any Subsidiary, or (iv) the Disposition of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of any Subsidiary (other than a Borrower) with or into the Company or a Borrower in a transaction in which the Company or such Borrower is the survivor, (ii) the merger, consolidation or amalgamation of any Subsidiary with or into any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is or becomes a Subsidiary Loan Party and, in the case of each of clauses (i) and (ii), no person other than the Company, a Borrower or a Subsidiary Loan Party receives any consideration (unless otherwise permitted by Section 6.04), (iii) the merger, consolidation or amalgamation of any Subsidiary that is not a Subsidiary Loan Party with or into any other Subsidiary that is not a Subsidiary Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary if the Company determines in good faith that such liquidation, dissolution or change in form is advisable or in the best interests of the Company and is not materially disadvantageous to the Lenders, (v) any Subsidiary may merge, consolidate or amalgamate with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary, (unless otherwise permitted by Section 6.04) and which together with each of its Subsidiaries shall have complied with any applicable requirements of Section 5.10 or (vi) any Subsidiary may merge, consolidate or amalgamate with any other person in order to effect an Asset Sale otherwise permitted pursuant to this Section 6.05;

(c) Dispositions to the Company or a Subsidiary (upon voluntary liquidation or otherwise); provided, that any Dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this clause (c) shall be made in compliance with Section 6.04;

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) (i) Investments permitted by Section 6.04, Permitted Liens and Restricted Payments permitted by Section 6.06 and (ii) any Disposition made pursuant to or consummated or required to be consummated in connection with the Transactions;

(f) Dispositions of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g) other Dispositions of assets; provided, that the Net Proceeds thereof, if any, are applied in accordance with Section 2.11(b) to the extent required thereby;

(h) Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided, that following any such merger, consolidation or amalgamation involving the Company or a Borrower, the Company or such Borrower is the surviving entity or the requirements of Section 6.05(o) are otherwise complied with;

(i) leases, assignments, licenses or subleases or sublicenses of any real or personal property (including Intellectual Property) in the ordinary course of business or consistent with past practice;

(j) Dispositions of inventory or Dispositions or abandonment of Intellectual Property of the Company, a Borrower and its Subsidiaries determined in good faith by the management of the Company to be no longer useful or necessary in the operation of the business of the Company, a Borrower or any of the Subsidiaries;

(k) acquisitions and purchases made with the proceeds of any Asset Sale pursuant to the first proviso of clause (a) of the definition of “Net Proceeds”;

(l) Dispositions of Equity Interests in any Subsidiary in connection with: any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to (or the funding of), employment arrangements, equity purchase agreements, stock options and stock ownership plans, in each case, approved by the Board of Directors of the Company (or any Parent Entity) or of a Subsidiary;

(m) to the extent constituting a Disposition, any termination, settlement, extinguishment or unwinding of obligations in respect of any Hedging Agreement;

(n) any exchange of assets for services and/or other assets used or useful in a Similar Business of comparable or greater value; provided, that (A) no Default or Event of Default exists or would result therefrom and (B) the Net Proceeds, if any, thereof are applied in accordance with Section 2.11(b) to the extent required thereby;

(o) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, any Subsidiary or any other person may be merged, amalgamated or consolidated with or into a Borrower, provided that (A) such Borrower shall be the surviving entity or (B) if the surviving entity is not a Borrower (such other person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized, incorporated or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, or under the laws of the Netherlands, Ireland or England and Wales, as applicable, and solely a result of any change in jurisdiction, such Successor Borrower shall not become subject to any additional taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding) or other similar charges, (2) the Successor Borrower shall expressly assume all the obligations of such Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (3) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the applicable agreement, confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Subsidiary Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to any applicable Security Document affirmed that its obligations thereunder shall apply to its guarantee as reaffirmed pursuant to clause (3), and (5) the Successor Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger or consolidation does not violate this Agreement or any other Loan Document and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that such merger or consolidation does not violate this Agreement or any other Loan Document and covering such other matters as are contemplated by the Collateral and Guarantee Requirements to be covered in opinions of counsel (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, such Borrower under this Agreement);

(p) any disposition in the ordinary course of business, including dispositions of Investments in joint ventures to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) Dispositions in connection with the exercise of any subscriptions, options, warrants, puts, calls or other rights or commitments pursuant to agreements set forth on Schedule 6.05(q);

(r) Intercompany Dispositions of Intellectual Property for the purposes of improving operational efficiency of the Company, Borrowers and the Subsidiaries, or in the ordinary course or as otherwise deemed appropriate by a Loan Party in its reasonable business judgment so long as such Disposition would not impair the ability of the Loan Parties to meet their ongoing payment obligations under the Loan Documents; and

(s) Dispositions as part of any Permitted Reorganizations.

Notwithstanding anything to the contrary contained in Section 6.05 above, no Disposition of assets under Section 6.05(g) or, solely with respect to Sale and Lease- Back Transactions referred to in clause (b)(y) of Section 6.03, under Section 6.05(d), shall be permitted unless (i) such Disposition is for fair market value (as determined in good faith by the Company), or if not for fair market value, the shortfall is permitted as an Investment under Section 6.04, and (ii) at least 75% of the proceeds of such Disposition (except to Loan Parties) consist of cash or Permitted Investments; provided, that the provisions of this clause (ii) shall not apply to any individual transaction or series of related transactions involving assets with a fair market value (as determined in good faith by the Company) of less than the greater of $155,000,000 and 0.08 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period or to other transactions involving assets with a fair market value (as determined in good faith by the Company) of not more than the greater of $285,000,000 and 0.15 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period in the aggregate for all such transactions during the term of this Agreement; provided, further, that for purposes of this clause (ii), each of the following shall be deemed to be cash: (a) the amount of any liabilities (as shown on the Company’s or such Subsidiary’s most recent balance sheet or in the notes thereto) (other than liabilities that are by their terms subordinated to the Loan Obligations) that are assumed by the transferee of any such assets or are otherwise cancelled in connection with such transaction, (b) any notes or other obligations or other securities or assets received by the Company or such Subsidiary from the transferee that are converted by the Company or such Subsidiary into cash within 180 days after receipt thereof (to the extent of the cash received), (c) any Designated Non-Cash Consideration received by the Company or any of its Subsidiaries in such Disposition having an aggregate fair market value (as determined in good faith by the Company), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $525,000,000 and 0.275 times the EBITDA calculated on a Pro Forma Basis for the Test Period ended immediately prior to the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), (d) the amount of Indebtedness (other than Indebtedness that is subordinated in right of payment to the Loan Obligations) of any Subsidiary that is no longer a Subsidiary as a result of such Asset Sale, to the extent that the Company, any Borrower and each other Subsidiary are released from any guarantee of payment of such Indebtedness in connection with the Asset Sale and (e) consideration consisting of Indebtedness of the Company or a Subsidiary (other than Indebtedness that is subordinated in right of payment to the Loan Obligations) received from persons who are not the Company, a Borrower or a Subsidiary in connection with the Asset Sale and that is cancelled.

For purposes of this Agreement, the fair market value of any assets acquired, leased, exchanged, Disposed of, sold, conveyed or transferred by the Company or any Subsidiary shall be determined in good faith by the Company and may be determined either, at the option of the Company, at the time of such acquisition, lease, exchange, Disposition, sale, conveyance or transfer, as applicable, or as of the date of the definitive agreement with respect to such acquisition, lease, exchange, Disposition, sale, conveyance or transfer, as applicable.

Section 6.06 Dividends and Distributions.

Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Qualified Equity Interests of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) the Company’s or any of the Borrowers’ Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Qualified Equity Interests of the person redeeming, purchasing, retiring or acquiring such shares) (all of the foregoing, “Restricted Payments”); provided, however, that:

(a) Restricted Payments may be made to the Company or any Wholly Owned Subsidiary of the Company (or, in the case of non-Wholly Owned Subsidiaries, to the Company or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Company or such Subsidiary) based on their relative ownership interests);

(b) the Company may make Restricted Payments in respect of (i) general corporate operating, overhead, legal, accounting and other professional fees and expenses of, or attributable to the Company, Borrowers and the Subsidiaries, to any Parent Entity, (ii) fees and expenses related to any public offering or private placement of debt or equity securities of any Parent Entity whether or not consummated, (iii) franchise and similar taxes and other fees and expenses in connection with the maintenance of their (or any Parent Entity’s) existence and their (or any Parent Entity’s indirect) ownership of the Company and Borrowers, (iv) payments permitted by Section 6.07(b) (other than clause (vii)) and (v) customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, officers, directors, employees and consultants of any Parent Entity; provided that in the case of clauses (i), (ii) and (iii), the amount of such Restricted Payments shall not exceed the portion of any amounts referred to in such clauses (i), (ii) and (iii) that are allocable to the Company and the Subsidiaries;

(c) Restricted Payments may be made to any Parent Entity the proceeds of which are used to purchase or redeem the Equity Interests of any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of any Parent Entity, the Company, the Borrowers or any of the Subsidiaries or by any Plan or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this clause (c) shall not exceed (I) $80,000,000 to the extent made in connection with the Transactions and (II) an additional amount in any fiscal year equal to the greater of $115,000,000 and 0.06 times the EBITDA calculated on a Pro Forma Basis for the Test Period ended immediately prior to the date of such Restricted Payment (plus (x) the amount of net proceeds contributed to the Company and Borrowers that were (x) received by any Parent Entity during such calendar year from sales of Equity Interests of any Parent Entity to directors, consultants, officers or employees of any Parent Entity, the Company, the Borrowers or any Subsidiary in connection with permitted employee compensation and incentive arrangements; provided, in the case of clauses (I) and (II), that such proceeds are not included in any determination of the Cumulative Credit, (y) the amount of net proceeds of any key-man life insurance policies received during such calendar year, and (z) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of any Parent Entity, the Company, the Borrowers or the Subsidiaries in connection with the Transactions that are foregone in return for the receipt of Equity Interests), which, if not used in any year, may be carried forward up to two subsequent calendar years; and provided, further, that cancellation of Indebtedness owing to the Company, a Borrower or any Subsidiary from members of management of any Parent Entity, the Company, the Borrowers or their Subsidiaries in connection with a repurchase of Equity Interests of any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;

(d) any person may make non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(e) Restricted Payments may be made in an aggregate amount equal to a portion of the Cumulative Credit on the date of such election that the Company elects to apply to this Section 6.06(e), which such election shall (unless such Restricted Payment is made pursuant to clause (a) of the definition of “Cumulative Credit”) be set forth in a written notice of a Responsible Officer of the Company, which notice shall set forth calculations in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, that (x) on a Pro Forma Basis after giving effect to such Restricted Payment, the Interest Coverage Ratio is not less than 2.00 to 1.00 and (y) no Event of Default shall have occurred and be continuing;

(f) [Reserved];

(g) Restricted Payments may be made to pay, or to allow the Company or any Parent Entity to make payments, in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(h) Restricted Payments may be made to pay, or to allow the Company or any Parent Entity to pay, dividends and make distributions to, or repurchase or redeem shares from, its equity holders in an amount per annum no greater than 6.0% of the Market Capitalization; provided, that no Event of Default shall have occurred and be continuing;

(i) Restricted Payments may be made to any Parent Entity to finance any Investment that if made by the Company or any Subsidiary directly would be permitted to be made pursuant to Section 6.04; provided, that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such Parent Entity shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Company or a Subsidiary or (2) the merger, consolidation or amalgamation (to the extent permitted in Section 6.05) of the person formed or acquired into the Company or a Subsidiary in order to consummate such Permitted Business Acquisition or Investment, in each case, in accordance with the requirements of Section 5.10;

(j) Restricted Payments may be made in an aggregate amount not to exceed the greater of $665,000,000 and 0.35 times the EBITDA calculated on a Pro Forma Basis for the Test Period ended immediately prior to the date of such Restricted Payment; provided, that no Event of Default shall have occurred and be continuing;

(k) [Reserved].

(l) Restricted Payments may be made in an aggregate amount not to exceed the aggregate amount of Excluded Contributions;

(m) any Restricted Payment may be made so long as no Default or Event of Default has occurred and is continuing or would result therefrom and after giving effect to such Restricted Payment, the Net Total Leverage Ratio on a Pro Forma Basis would not exceed 4.50 to 1.00;

(n) for any taxable period for which the Company and/or any of its Subsidiaries are members of a consolidated, combined or similar income tax group for U.S. federal and/or applicable state, local or foreign income Tax purposes (including but not limited to any fiscal unity for Dutch VAT and/or Dutch corporate income tax purposes) of which a direct or indirect parent of the Company is the common parent (a “Tax Group”), Restricted Payments not in excess of the portion of any U.S. federal, state, local or foreign income Taxes (as applicable) of such Tax Group for such taxable period that are attributable to the income of the Company and/or its applicable Subsidiaries; provided that (i) the amount of such Restricted Payments for any taxable period shall not exceed the amount of such Taxes that the Company and/or its applicable Subsidiaries would have paid had the Company and/or such Subsidiaries been a stand-alone taxpayer (or a stand-alone group) and (ii) Restricted Payments in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Company or any of its Subsidiaries for such purpose; and

(o) Restricted Payments as part of any Permitted Reorganizations.

Notwithstanding anything herein to the contrary, the foregoing provisions of Section 6.06 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such Restricted Payment or redemption, purchased, defeasance or other payment would have complied with the provisions of this Agreement.

Notwithstanding anything in this Agreement to the contrary, no member of the Group shall be permitted to make a Restricted Payment or Permitted Investment which is a disposal of Restricted Intellectual Property to an Unrestricted Subsidiary.

The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the fair market value thereof, which shall be determined in good faith by the Company and may be determined either, at the option of the Company, at the time of such Restricted Payment or as of the date of the definitive agreement with respect to such Restricted Payment.

For purposes of determining compliance with this covenant, (A) a Restricted Payment need not be permitted solely by reference to one category of permitted Restricted Payments (or any portion thereof) described in the above clauses but may be permitted in part under any combination thereof and (B) in the event that a Restricted Payment (or any portion thereof) meets the criteria of one or more of the categories of permitted Restricted Payments (or any portion thereof) described in the above clauses, the Company may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such permitted Restricted Payment (or any portion thereof) in any manner that complies with this covenant and at the time of classification or reclassification will be entitled to only include the amount and type of such Restricted Payment (or any portion thereof) in one of the categories of permitted Restricted Payments (or any portion thereof) described in the above clauses.

Section 6.07 Transactions with Affiliates.

(a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates (other than the Company and the Subsidiaries or any person that becomes a Subsidiary as a result of such transaction) in a transaction (or series of related transactions) involving aggregate consideration in excess of the greater of $95,000,000 and 0.05 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms that are substantially no less favorable, when taken as a whole, to the Company or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate, as determined by the Board of Directors of the Company or such Subsidiary in good faith.

(b) The foregoing clause (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Company (or any Parent Entity) or of a Subsidiary,

(ii) (x) loans or advances to employees or consultants of the Company or any Parent Entity, any Borrower or any of the Subsidiaries in accordance with Section 6.04(e) and (y) the cancellation of such loans or advances and other payments to employees or consultants if such cancellation or payment is approved by a majority of the Disinterested Directors of the Board of Directors of Company in good faith, made in compliance with Applicable Laws and otherwise permitted under this Agreement,

(iii) transactions among the Company or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which the Company or a Subsidiary is the surviving entity),

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities and employment and severance arrangements provided to, or on behalf of or for the benefit of, directors, officers, consultants and employees of the Company or any Parent Entity, the Borrowers and the Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to the Company and its Subsidiaries (which (x) shall be 100% for so long as such Parent Entity, as the case may be, owns no assets other than the Equity Interests of the Company or any Parent Entity and assets incidental to the ownership of the Company and its Subsidiaries and (y) in all other cases shall be as determined in good faith by management of the Company)),

(v) the Transactions and any transactions pursuant to the Transaction Documents and permitted transactions, agreements and arrangements in existence or contemplated on the Closing Date and, to the extent involving aggregate consideration in excess of $10,000,000, set forth on Schedule 6.07 or any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not materially adverse to the Lenders when taken as a whole (as determined by the Company in good faith),

(vi) (A) any employment agreements entered into by the Company or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(vii) Restricted Payments permitted under Section 6.06, including payments to any Parent Entity, and Investments permitted under Section 6.04,

(viii) any purchase by the Company of the Equity Interests of a Borrower; provided, that any Equity Interests of a Loan Party shall be pledged to the Collateral Agent (and deliver the relevant certificates or other instruments (if any) representing such Equity Interests to the Collateral Agent) on behalf of the Lenders to the extent required by Section 5.10,

(ix) transactions for the purchase or sale of goods, equipment, products, parts and services (including property management and similar services) entered into in the ordinary course of business,

(x) any transaction in respect of which the Company delivers to the Administrative Agent a letter addressed to the Board of Directors of the Company from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of the Company qualified to render such letter, which letter states that (i) such transaction is on terms that are substantially no less favorable, when taken as a whole, to the Company or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair, when taken as a whole, to the Company or such Subsidiary, as applicable, from a financial point of view,

(xi) the payment of all fees, expenses, bonuses and awards related to the Transactions,

(xii) transactions with joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business or consistent with past practice or industry norm,

(xiii) the issuance, sale or transfer of Equity Interests of the Company, a Borrower or any Subsidiary to the Company (or any Parent Entity) and capital contributions by the Company (or any Parent Entity) to a Borrower or any Subsidiary,

(xiv) the issuance, sale or transfer of Equity Interests to the management of the Company, any Parent Entity, the Borrowers or any Subsidiary in connection with the Transactions,

(xv) payments by the Company (or any Parent Entity), the Borrowers and the Subsidiaries pursuant to a tax sharing agreement or arrangement (whether written or as a matter of practice) that complies with Section 6.06(n),

(xvi) payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) approved by a majority of the Disinterested Directors of the Company (or any Parent Entity) or a Borrower in good faith, (ii) made in compliance with Applicable Law and (iii) otherwise permitted under this Agreement,

(xvii) transactions with customers, clients or suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business or consistent with past practice or industry norm otherwise in compliance with the terms of this Agreement that are fair to the Company and the Subsidiaries (in the good faith determination of the Company),

(xviii) transactions between the Company or any of the Subsidiaries and any person, a director of which is also a director of the Company or any direct or indirect parent company of the Company; provided, however, that (A) such director abstains from voting as a director of the Company or such direct or indirect parent company, as the case may be, on any matter involving such other person and (B) such person is not an Affiliate of the Company for any reason other than such director’s acting in such capacity,

(xix) transactions permitted by, and complying with, the provisions of Section 6.05, and

(xx) intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Company) for the purpose of improving the consolidated tax efficiency of the Company, the Borrowers and the Subsidiaries and not for the purpose of circumventing any covenant set forth herein.

Section 6.08 Business of the Company and the Subsidiaries.

Notwithstanding any other provisions hereof, engage at any time to any material respect in any business or business activity substantially different from any business or business activity conducted by any of them on the Closing Date or any Similar Business.

Section 6.09 Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.

(a) Amend or modify in any manner materially adverse to the Lenders when taken as a whole (as determined in good faith by the Company), or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders when taken as a whole (as determined in good faith by the Company)), the memorandum, articles or certificate of incorporation or association, by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of any Loan Party.

(b) (i) Make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of, or in respect of, principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing, except for:

(A) Refinancings with any Indebtedness permitted to be incurred under Section 6.01;

(B) payments of regularly-scheduled interest and fees due thereunder, other non-principal payments thereunder, any mandatory prepayments of principal, interest and fees thereunder, scheduled payments thereon necessary to avoid the Junior Financing from constituting “applicable high yield discount obligations” within the meaning of Section 163(i)(l) of the Code, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing (or within twelve months thereof);

(C) payments or distributions in respect of all or any portion of the Junior Financing with the proceeds contributed to the Company from the issuance, sale or exchange by the Company (or any Parent Entity) of Equity Interests that are not Disqualified Stock made within eighteen months prior thereto; provided, that such proceeds are not included in any determination of the Cumulative Credit or Excluded Contributions;

(D) the conversion or exchange of any Junior Financing to Equity Interests of a Borrower, the Company or any Parent Entity;

(E) so long as (x) no Event of Default has occurred and is continuing and (y) on a Pro Forma Basis after giving effect to such payments or distributions, the Interest Coverage Ratio is not less than 2.00 to 1.00, payments or distributions in respect of Junior Financings prior to any scheduled maturity made, in an aggregate amount, not to exceed a portion of the Cumulative Credit on the date of such election that the Company elects to apply to this Section 6.09(b)(i)(E), which such election shall (unless such payment or distribution is made pursuant to clause (a) of the definition of “Cumulative Credit”) be set forth in a written notice of a Responsible Officer thereof, which notice shall set forth calculations in reasonable detail of the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied;

(F) payments and distributions in an aggregate amount (valued at the time of the making thereof, and without giving effect to any subsequent change in value) not to exceed the greater of $665,000,000 and 0.35 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period; provided, that no Event of Default shall have occurred and be continuing; and

(G) any payment or distribution in respect of Junior Financing may be made so long as no Default or Event of Default has occurred and is continuing or would result therefrom and, after giving effect to such payment or distribution, the Net Total Leverage Ratio on a Pro Forma Basis would not exceed 4.50 to 1.00; or

(ii) Amend or modify, or permit the amendment or modification of, any provision of any Junior Financing that constitutes Material Indebtedness, or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) are not materially adverse to Lenders when taken as a whole (as determined in good faith by the Company) and that do not affect the subordination or payment provisions thereof (if any) in a manner adverse to the Lenders when taken as a whole (as determined in good faith by the Company) or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness.”

(c) Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Company or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by the Company, the Borrowers or such Material Subsidiary that is a Loan Party to secure the Obligations, in each case other than those restrictions arising under any Loan Document and except, in each case, restrictions existing by reason of:

(i) restrictions imposed by Applicable Law;

(ii) contractual encumbrances or restrictions in effect on the Closing Date, including under Indebtedness existing on the Closing Date and set forth on Schedule 6.01, any Refinancing Notes, or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness and, in each case, any similar contractual encumbrances or restrictions and any amendment, modification, supplement, replacement or refinancing of such agreements or instruments that does not materially expand the scope of any such encumbrance or restriction (as determined in good faith by the Company);

(iii) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(iv) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business or consistent with past practice or industry norm;

(v) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(vi) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement or are market terms at the time of issuance (in each case as determined in good faith by the Company);

(vii) customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business or consistent with past practice;

(viii) customary provisions restricting subletting or assignment (including any change of control deemed an assignment) of any lease governing a leasehold interest;

(ix) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(x) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(xi) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(xii) customary net worth provisions imposed by suppliers, customers or landlords of Real Property under contracts entered into in the ordinary course of business or consistent with past practice or industry norm or customary restrictions on cash or other deposits or net worth arising in connection with any Liens permitted under Section 6.02 so long as the Company has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Company and its Subsidiaries to meet their ongoing obligations under the Loan Documents;

(xiii) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(xiv) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary that is not a Subsidiary Loan Party;

(xv) customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(xvi) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(xvii) any encumbrances or restrictions of the type referred to in (c)(i) and (c)(ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (i) through (xvi) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or similar arrangements are, in the good faith judgment of the Company, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions as contemplated by such provisions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement.

Section 6.10 Fiscal Year.

In the case of the Company, permit any change to its fiscal year without prior notice to the Administrative Agent, in which case, the Company and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 6.11 Financial Covenant.

In the case of the Company, with respect to the Term A Facilities and the Revolving Facility only, permit the Net Total Leverage Ratio as of the last day of each complete financial half-year (beginning with the last day of the first complete financial half-year following the Closing Date or, if earlier, 31 December 2023), to exceed 5.20 to 1.00.

ARTICLE VII Events of Default

Section 7.01 Events of Default.

In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect (except to the extent such representation or warranty is qualified by “materiality” or “Material Adverse Effect”) when so made or deemed made and such false or misleading representation or warranty (if curable) shall remain false or misleading for a period of 30 days after notice thereof from the Administrative Agent to the Company;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or the reimbursement with respect to any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by the Company, a Borrower or a Subsidiary of any covenant, condition or agreement contained in, Section 5.01(a), Section 5.05(a), Section 5.08 or in Article VI; provided, that any breach of the Financial Covenant shall not, by itself, constitute an Event of Default under any Term B Facility and the Term B Loans may not be accelerated as a result thereof unless there are Term A Loans and/or Revolving Facility Loans outstanding that have been accelerated by the Required TLA/RCF Lenders pursuant to the penultimate sentence of this Section 7.01 as a result of such breach of the Financial Covenant;

(e) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days (or 60 days if such default results solely from the failure of a Subsidiary that is not a Loan Party to duly observe or perform any such covenant, condition or agreement) after notice thereof from the Administrative Agent to the Company;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (ii) the Company or any Borrower or any of the Material Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided, that this clause (f) shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company, the Borrowers or any of the Material Subsidiaries, or of a substantial part of the property or assets of the Company, the Borrowers or any Material Subsidiary, under the U.S. Bankruptcy Code, as now constituted or hereafter amended, or any other Debtor Relief Law, (ii) the appointment of a receiver, administrative receiver, examiner, trustee, custodian, sequestrator, conservator, liquidator, administrator, manager or similar official for the Company, the Borrowers or any of the Material Subsidiaries or for a substantial part of the property or assets of the Company, the Borrowers or any of the Material Subsidiaries or (iii) the winding-up or liquidation of the Company, a Borrower or any Material Subsidiary (except in a transaction permitted hereunder); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered or with respect to a Dutch Loan Party, the occurrence of a Dutch Insolvency Event, or with respect to an Australian Loan Party, the occurrence of an Australian Insolvency Event (and, solely with respect to an Australian Insolvency Event pursuant to clause (a) in the definition thereof, to the extent that such Australian Insolvency Event would reasonably be expected to have a Material Adverse Effect);

(i) the Company, the Borrowers or any Material Subsidiary shall:

(i) voluntarily commence any proceeding or file any petition seeking relief under the U.S. Bankruptcy Code, as now constituted or hereafter amended, or any other Debtor Relief Law,

(ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (h) above,

(iii) apply for or consent to the appointment of a receiver, administrative receiver, examiner, trustee, custodian, sequestrator, conservator, administrator or similar official for the Company, the Borrowers or any of the Material Subsidiaries or for a substantial part of the property or assets of the Company, the Borrowers or any Material Subsidiary,

(iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding,

(v) make a general assignment for the benefit of creditors or

(vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by the Company, any Borrower or any Material Subsidiary to pay one or more final judgments aggregating in excess of $100,000,000 (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days (or which judgments have not been bonded pending appeal within 60 days from the entry thereof), or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Company, any Borrower or any Material Subsidiary to enforce any such judgment;

(k) (i) an ERISA Event shall have occurred, (ii) a termination, withdrawal or noncompliance with Applicable Law or plan terms shall have occurred with respect to a Foreign Plan, and (iii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is being terminated, within the meaning of Title IV of ERISA; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(l) (i) any material provision of any Loan Document shall for any reason be asserted in writing by any Loan Party not to be a legal, valid and binding obligation of any party thereto (other than in accordance with its terms), (ii) any security interest purported to be created by any Security Document and to extend to assets that constitute a material portion of the Collateral shall cease to be, or shall be asserted in writing by any Loan Party not to be (other than, in each case, in accordance with its terms), a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein and the last paragraph of Section 4.02) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations (other than the laws, rules and regulations of the Security Jurisdictions) as they apply to pledges of Equity Interests in Subsidiaries or the application thereof, or from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under any Security Document or to file Uniform Commercial Code continuation statements and except to the extent that such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer, or (iii) a material portion of the Guarantees pursuant to the Security Documents by the Loan Parties guaranteeing the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof and subject to the last paragraph of Section 4.02), or shall be asserted in writing by any Loan Party not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof); provided, that no Event of Default shall occur under this Section 7.01(k) if the Loan Parties cooperate with the Collateral Agent to replace or perfect such security interest and Lien, such security interest and Lien is replaced and the priority rights, powers and privileges of the Secured Parties are not materially adversely affected by such replacement;

(m) then, and in every such event (other than (x) an event with respect to the Borrowers described in clause (h) or (i) above and (y) an event described in clause (d) above arising with respect to a failure to comply with the Financial Covenant, unless the conditions of the first proviso contained in clause (d) above have been satisfied), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Company, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments and/or Ancillary Commitments, (ii) declare the Loans (including the Swingline Loans) and/or Ancillary Outstandings to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and/or Ancillary Outstandings so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) if the Loans and/or Ancillary Outstandings have been declared due and payable pursuant to clause (ii) above, demand Cash Collateral pursuant to Section 2.05(j); and in any event with respect to the Borrowers described in clause (h) or (i) above, the Commitments and Ancillary Commitments shall automatically terminate and the principal of the Loans and Ancillary Outstandings then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for Cash Collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding. In the case of an Event of Default under clause (d) above arising with respect to a failure to comply with the Financial Covenant, unless the conditions of the first proviso contained in clause (d) above have been satisfied, and at any time thereafter during the continuance of such event, subject to Section 7.03, the Administrative Agent, at the request of the Required TLA/RCF Lenders, shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate forthwith all or part of the Revolving Facility Commitments whereupon the relevant part of the Revolving Facility shall cease to be available for utilisation, the relevant part of the undrawn portion of the Commitments of each of the Lenders shall be cancelled and no Lender shall be under any further obligation to make Loans under this Agreement (and no further Letters of Credit may be requested under this Agreement) in respect of the part of the Commitments so cancelled; (ii) declare the Term A Loans and the Revolving Facility Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Term A Loans and Revolving Facility Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder with respect to such Term A Loans and Revolving Facility Loans, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; and (iii) require the provision of cash cover whereupon each Borrower shall immediately provide cash cover in an amount equal to the Minimum L/C Collateral Amount of the Lenders under all Letters of Credit issued under this Agreement for its account.

For purposes of clauses (h), (i) and (j) of this Section 7.01, “Material Subsidiary” shall mean any Subsidiary that would not be an Immaterial Subsidiary under clause (a) of the definition thereof.

Notwithstanding any provision in this Agreement to the contrary, if:

(i) an administrator (other than an administrator appointed by the Collateral Agent) has been appointed under the Australian Corporations Act to an Australian Loan Party and the Collateral Agent receives notice of that appointment from any Lender or any Loan Party or under the Australian Corporations Act; and

(ii) the Collateral Agent is entitled under section 441A of the Australian Corporations Act and the Loan Documents to enforce a Security Document over that Loan Party’s property within the decision period provided for under that section, then:

(A) subject to the provisions of the Intercreditor Agreement, the Collateral Agent shall promptly notify the Secured Parties and seek instructions from the Required Lenders as to whether or not it should enforce that Security Document within that decision period; and

(B) unless it receives instructions from the Required Lenders not to enforce by a time which it considers to be the latest time by which instructions should be received in order for it to be able to arrange the enforcement of the Security Document within that period, then the Collateral Agent may enforce that Security Document in accordance with the Loan Documents but need not do so (and is not liable to the Secured Parties if it does not do so).

Section 7.02 Treatment of Certain Payments.

Subject to the terms of the Intercreditor Agreement, any amount received by the Administrative Agent or the Collateral Agent from any Loan Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default under Section 7.01(h) or (i), in each case that is continuing, shall be applied: (i) first, ratably, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent or the Collateral Agent from the Borrowers (other than in connection with any Secured Cash Management Agreement or Secured Hedge Agreement), (ii) second, towards payment of interest and fees then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (iii) third, towards payment of principal of unreimbursed L/C Disbursements then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of unreimbursed L/C Disbursements then due to such parties, (iv) fourth, towards payment of other Obligations (including Obligations of the Loan Parties owing under or in respect of any Secured Cash Management Agreement or Secured Hedge Agreement) then due from the Borrowers or any Loan Party, ratably among the parties entitled thereto in accordance with the amounts of such Obligations then due to such parties and (v) last, the balance, if any, after all of the Obligations have been paid in full, to the Company or as otherwise required by Applicable Law.

Section 7.03 Right to Cure.

Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Company fails (or, but for the operation of this Section 7.03, would fail) to comply with the requirements of the Financial Covenant, from the last day of the applicable fiscal quarter until the expiration of the 10th Business Day subsequent to the date the certificate calculating such Financial Covenant is required to be delivered pursuant to Section 5.04(b), the Company and any Parent Entity shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of such entities, and in each case, to contribute any such cash to the capital of the Company (collectively, the “Cure Right”), and upon the receipt by the Company of such cash (the “Cure Amount”), pursuant to the exercise of the Cure Right, the Financial Covenant shall be recalculated giving effect to a pro forma adjustment by which EBITDA shall be increased with respect to such applicable quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring the Financial Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; provided, that (i) in each four consecutive fiscal quarter period there shall be at least two fiscal quarters in which a Cure Right is not exercised, (ii) a Cure Right shall not be exercised more than five times during the term of the Term A Facilities and/or the Revolving Facility, (iii) for purposes of this Section 7.03, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Covenant and (iv) there shall be no pro forma reduction in Indebtedness with the proceeds of the exercise of the Cure Right for determining compliance with the Financial Covenant for the fiscal quarter in respect of which such Cure Right is exercised (either directly through prepayment or indirectly as a result of the netting of unrestricted cash). If, after giving effect to the adjustments in this Section 7.03, the Company shall then be in compliance with the requirements of the Financial Covenant, the Company shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred shall be deemed cured for the purposes of this Agreement.

Section 7.04 Clean-Up Period.

For the purpose of this Agreement, for the period the date of completion of a Permitted Business Acquisition involving a person who, pursuant to such Permitted Business Acquisition, becomes a Subsidiary (such person, a “Subsequent Target”) and/or a business unit, division or line of business (a “Subsequent Target Asset”) until the date falling 90 days after the Closing Date or, as appropriate, the date of completion of a Permitted Business Acquisition (the “Clean-Up Period”), no Default or Event of Default would be deemed to arise from a breach of representation or warranty or a breach of covenant or other circumstance that would have been a Default or Event of Default (but for this provision) only by reason of circumstances relating exclusively to in the case of a Permitted Business Acquisition, the Subsequent Target or any of its Subsidiaries as at the date of completion of such Permitted Business Acquisition and (if applicable) the Subsequent Target Asset of such Permitted Business Acquisition (or any obligation to procure compliance by the Subsequent Target and its Subsidiaries), provided that (in each case) such Default or Event of Default: (i) is capable of being remedied within the Clean- Up Period and the Company, or in the case of a Permitted Business Acquisition, the relevant acquiring party, are taking appropriate steps to remedy such Default or Event of Default; (ii) does not have a Material Adverse Effect; and (iii) was not procured or approved by the Company or, in the case of a Permitted Business Acquisition, any of the Company, or any of its Subsidiaries. Notwithstanding the above, if the relevant circumstances are continuing after the expiry of the Clean-Up Period, there shall be an immediate Default or Event of Default, as applicable, and all rights and remedies which would apply with regard thereto but for this Section 7.04 shall arise and be exercisable.

Section 7.05 Excluded Matters.

Notwithstanding any other term of the Loan Documents (a) none of the transactions, steps or matters taken in connection with the Transaction (or the actions taken to implement any of them) or under the Transaction Documents and (b) no failure to comply with any term of any Loan Document (including any obligation to pay any amount to a Sanctioned Party) where to comply with that term may result in a breach of any Sanctions (as determined by the Company in good faith), in each case, shall (or shall be deemed to) constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Loan Documents by any member of the Group or a Default or an Event of Default.

ARTICLE VIII The Agents

Section 8.01 Appointment.

(a) Each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Hedge Agreements), each Swingline Lender, Ancillary Lender and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Hedge Agreements) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders, Ancillary Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s, Ancillary Lender’s or Issuing Bank’s behalf. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, Ancillary Lender or Issuing Bank (or other Secured Party), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Each of the Arranger and the Lenders (collectively, “Finance Parties”, and each a “Finance Party”) hereby exempts each Agent from the restrictions pursuant to section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Finance Party. A Finance Party which cannot grant such exemption shall notify each Agent accordingly and, upon request of such Agent, either act in accordance with the terms of this Agreement and/or any other Loan Document as required pursuant to this Agreement and/or such other Loan Document or grant a special power of attorney to a party acting on its behalf, in a manner that is not prohibited pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and/or any other applicable laws.

(b) In furtherance of the foregoing, each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements or Secured Hedge Agreements), each Ancillary Lender, each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Hedge Agreements) and, by accepting the benefit of this Agreement, each non-Lender Hedge Bank party to a Secured Hedge Agreement and each non-Lender Cash Management Bank party to a Secured Cash Management Agreement, hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Subagents appointed by the Collateral Agent pursuant to Section 8.03 (or the Intercreditor Agreement) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VIII (including, without limitation, Section 8.08) as though the Collateral Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein or in the Intercreditor Agreement, or any fiduciary relationship with any of the Secured Parties, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Collateral Agent.

Section 8.02 [Reserved].

Section 8.03 Delegation of Duties.

The Administrative Agent and the Collateral Agent may execute any of their respective duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof)) by or through agents, subagents (including a subagent which is a non-U.S. Affiliate), employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents, employees or attorneys-in-fact selected by it with reasonable care. Each Agent may also from time to time, when it deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents (including a subagent which is a non-U.S. Affiliate) or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent or the Collateral Agent, as applicable. Should any instrument in writing from a Borrower or any other Loan Party be required by any Subagent so appointed by an Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, such Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by such Agent. If any Subagent, or successor thereto, shall become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent or the Collateral Agent until the appointment of a new Subagent. No Agent shall be responsible for the negligence or misconduct of any agent, employees, attorney-in-fact or Subagent that it selects with reasonable care. The Administrative Agent, the Collateral Agent and any such subagent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such subagent and to the Related Parties of the Administrative Agent, the Collateral Agent and any such subagent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and Collateral Agent. Nothing in this Section 8.03 shall limit any of the rights provided to the Collateral Agent pursuant to the Intercreditor Agreement.

Section 8.04 Exculpatory Provisions.

None of the Administrative Agent, the Collateral Agent, or their respective Affiliates or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document

(except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.

Without limiting the generality of the foregoing,

(a) no Agent shall be subject to any fiduciary or other implied duties, covenants or obligations, regardless of whether a Default or Event of Default has occurred and is continuing and, without limiting the generality of the foregoing, the use of the term “agent” herein and in other Loan Documents with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations, duties, covenants or obligations arising under any agency doctrine of any applicable Laws and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties,

(b) no Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or be liable for the failure to disclose, any information relating to the Borrowers or any of their respective Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity.

(c) No Agent shall be liable for any action taken or not taken by it (i) with the written consent or at the written request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent or the applicable Collateral Agent shall believe in good faith shall be necessary, under the circumstances) or (ii) in the absence of its own gross negligence or willful misconduct.

(d) Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent by a Borrower, a Lender, an Ancillary Lender or an Issuing Bank.

(e) No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii)

the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent, as applicable, or (vii) the performance or nonperformance of any provisions of any other agreement, instrument or document.

(f) The permissive rights of the Collateral Agent to do things enumerated in this Agreement shall not be construed as a duty and, with respect to such permissive rights, the Collateral Agent shall not be answerable for other than its gross negligence or willful misconduct in each case, as determined by the final and non-appealable judgment of a court of competent jurisdiction.

(g) Nothing in this Agreement shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder.

(h) The Collateral Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.

(i) Any corporation or association into which the Collateral Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Collateral Agent is a party, will be and become the successor Collateral Agent under this Agreement and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

(j) The Collateral Agent shall not be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under this Agreement, the Security Documents, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral.

(k) Neither the Collateral Agent nor any of its Related Parties shall be responsible for or have any duty to monitor the performance or any action of any Loan Party, or any of their directors, members, officers, agents, affiliates or employee, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party. The Collateral Agent may assume performance by all such Persons of their respective obligations. The Collateral Agent shall have no enforcement or notification obligations relating to breaches of representations or warranties of any other Person.

(l) In the event that any part of the Collateral shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Collateral, the Collateral Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Collateral Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

(m) The Collateral Agent shall have no liability for any action taken, or errors in judgement made, in good faith by the Collateral Agent or any of its officers, employees or agents;

(n) No Cash Management Bank or Hedge Bank that obtains the benefits of Section 7.02, any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

Section 8.05 Reliance by Agents.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any legal order, notice, request, certificate, opinion, consent, statement, instrument, document, judgment, order or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender, an Ancillary Lender or any Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender, Ancillary Lender or Issuing Bank unless such Agent shall have received notice to the contrary from such Lender, Ancillary Lender or Issuing Bank prior to such Credit Event. Each Agent may consult with legal counsel (including counsel to the Company or the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 8.06 Notice of Default.

Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender, the Company or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 8.07 Non-Reliance on Agents and Other Lenders.

Each Lender, Ancillary Lender and Issuing Bank expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender, Ancillary Lender or Issuing Bank. Each Lender, Ancillary Lender and Issuing Bank represents to each Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into the business, operations, property, financial and other condition and creditworthiness of, the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement and the other Loan Documents. Each Lender, each Ancillary Lender and each Issuing Bank also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Agents shall not have any duty or responsibility to provide any Lender, Ancillary Lender or Issuing Bank with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Agents or any of their officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 8.08 Indemnification.

The Lenders agree to indemnify each Agent and the Revolving Facility Lenders agree to indemnify each Issuing Bank, in its capacity as such (to the extent not reimbursed by the Company or the Borrowers and without limiting the obligation of the Company or the Borrowers to do so), in the amount of its pro rata share (based on its aggregate Revolving Facility Credit Exposure and, in the case of the indemnification of each Agent, outstanding Term Loans and unused Commitments hereunder; provided, that the aggregate principal amount of L/C Disbursements owing to any Issuing Bank shall be considered to be owed to the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Credit Exposure) (determined at the time such indemnity is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or such Issuing Bank in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent, Issuing Bank under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent’s or such Issuing Bank’s gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent or Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent or Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent or Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent or Issuing Bank, as the case may be, for such other Lender’s ratable share of such amount. The agreements in this Section 8.08 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 8.09 Agent in Its Individual Capacity.

Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued, or Letter of Credit participated in, by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 8.10 Successor Agents.

The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Company. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Company shall have the right, subject to the reasonable consent of the Required Lenders (so long as no Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing, in which case the Required Lenders shall have the right), to appoint a successor which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and the term “Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Agent by the date that is 10 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Agent and Agent hereunder until such time, if any, as the Company (or the Required Lenders) appoints a successor agent as provided for above. After any retiring Agent’s resignation as Agent, the provisions of this Section 8.10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. Any resignation by the Collateral Agent shall be pursuant to the terms of Section 8.17 and the applicable provisions of the Intercreditor Agreement.

Section 8.11 Global Coordinators and Arrangers.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the persons named on the cover page hereof as Global Coordinator, Joint Bookrunner, Joint Lead Bookrunner, Mandated Lead Arranger or Arranger is named as such for recognition purposes only, and in its capacity as such shall have no rights, duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document, except that each such person and its Affiliates shall be entitled to the rights expressly stated to be applicable to them in Section 9.05 and Section 9.17 (subject to the applicable obligations and limitations as set forth therein).

Section 8.12 Security Documents and Collateral Agent.

(a) The Lenders and the other Secured Parties authorize the Collateral Agent and the Administrative Agent to release any Collateral or Guarantors in accordance with Section 9.18 or if approved, authorized or ratified in accordance with Section 9.08 or otherwise in accordance with the Intercreditor Agreement. In addition, the Lenders and the other Secured Parties authorize the Collateral Agent to make such changes to the Security Documents and/or provide such consents with respect to the Security Documents as are required as part of any Permitted Reorganizations including, but not limited to, allowing for the issuance of additional Equity Interests under a pledge agreement.

(b) The Lenders and the other Secured Parties hereby irrevocably authorize and instruct the Collateral Agent to, without any further consent of any Lender or any other Secured Party, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify (i) the Intercreditor Agreement (including the Flutter Intercreditor Agreement and, upon the TLB Refinancing Date, the Refinancing Intercreditor Agreement) and (ii) in the Collateral Agent’s sole discretion, any Security Document in connection with the incurrence of Indebtedness that is to be secured by a Lien on the Collateral that is not prohibited (including with respect to priority) under this Agreement. The Lenders and the other Secured Parties irrevocably agree that (x) the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Company as to whether any such other Liens are not prohibited and (y) the Intercreditor Agreement entered into by the Collateral Agent and the Administrative Agent (including the Flutter Intercreditor Agreement, and when executed, the Refinancing Intercreditor Agreement) shall be binding on the Secured Parties, and each Lender and each of the other Secured Parties hereby agrees that it will take no actions contrary to the provisions of the Intercreditor Agreement. The foregoing provisions of this paragraph are intended as an inducement to any provider of any Indebtedness not prohibited by Section 6.01 hereof to extend credit to the Loan Parties and such persons are intended third-party beneficiaries of such provisions.

(c) Furthermore, the Lenders and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) to the holder of any Lien on such property that is permitted by clauses (c), (i), (j) or (mm) of Section 6.02 or Section 6.02(a) (if the Liens thereunder are of a type that is contemplated by any of the foregoing clauses) in each case to the extent the contract or agreement pursuant to which such Lien is granted prohibits any other Liens on such property or (ii) that is or becomes Excluded Property; and the Administrative Agent and the Collateral Agent shall do so upon request of the Company; provided, that prior to any such request, the Company shall have in each case delivered to the Administrative Agent a certificate of a Responsible Officer of the Company certifying (x) that such Lien is permitted under this Agreement, (y) in the case of a request pursuant to clause (i) of this sentence, that the contract or agreement pursuant to which such Lien is granted prohibits any other Lien on such property and (z) in the case of a request pursuant to clause (ii) of this sentence, that (A) such property is or has become Excluded Property and (B) if such property has become Excluded Property as a result of a contractual restriction, such restriction does not violate Section 6.09(c).

Section 8.13 Right to Realize on Collateral and Enforce Guarantees.

In case of the pendency of any receivership, administration, examinership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Ancillary Lenders, the Issuing Banks and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, examiner, administrative receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, Ancillary Lenders and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Ancillary Lenders, and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, the Ancillary Lenders, or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, Ancillary Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender, Ancillary Lender or Issuing Bank in any such proceeding.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent or the Collateral Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other Disposition.

Section 8.14 Withholding Tax.

To the extent required by any Applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Loan Party and without limiting the obligation of any applicable Loan Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, fines, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 8.14. The agreements in this Section 8.14 shall survive the resignation of the Agent, any assignment of rights by a Lender or the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations. For the avoidance of doubt, for purposes of this Section 8.14, the term “Lender” shall also include any Issuing Bank and Ancillary Lender.

Section 8.15 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable and all of the conditions for exemptive relief are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84- 14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that:

(i) none of the Administrative Agent, the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto),

(ii) the person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent, the Arrangers or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) Each of the Administrative Agent and the Arrangers hereby informs the Lenders that each such person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such person has a financial interest in the transactions contemplated hereby in that such person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 8.16 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, any Ancillary Lender, any Issuing Bank or any Lender, or the Administrative Agent, such Issuing Bank, Ancillary Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Ancillary Lender, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor

Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender, each Ancillary Lender and each Issuing Bank severally agree to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders, the Ancillary Lenders and each Issuing Bank under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 8.17 Appointment of the Collateral Agent, as of the TLB Refinancing Date.

(a) The Lenders and the other Secured Parties agree that, effective as of the TLB Refinancing Date, (i) Lloyds Bank Plc as existing Collateral Agent (“Existing Collateral Agent”) shall be deemed to have delivered requisite notice to the Borrowers and the Lenders of its resignation as Collateral Agent, as applicable, as provided under Section 8.10, (ii) the Company has appointed, and the Required Lenders and consented to the appointment of Wilmington Trust (London) Limited as the successor Collateral Agent (“New Collateral Agent”) under this Agreement and other Loan Documents, the New Collateral Agent shall be deemed to have accepted its appointment as collateral agent under the Credit Agreement and the other Loan Documents, (iv) the New Collateral Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the Collateral Agent under this Agreement and each of the other Loan Documents, including with respect to all rights and interests as a secured party, and (v) the Intercreditor Agreement shall be amended and restated in the form attached hereto as Exhibit G with Wilmington Trust (London Limited) as Security Agent for the Secured Parties (as defined in and under the Refinancing Intercreditor Agreement). Effective as of the TLB Refinancing Date, (i) the Existing Collateral Agent hereby transfers, assigns, grants and conveys unto the New Collateral Agent all of its right, title, claims and interest in and to the Security Documents and the other Loan Documents together with any rider, addendum, exhibit, schedule and attachment thereto, and all UCC financing statements, (and any similar filing or registration statement in the relevant jurisdiction), intellectual property notices or agreements and deeds and documents of title to property and notice of security to third parties filed, registered or delivered in connection therewith, and each of the Liens and security interests granted to such Existing Collateral Agent under the Loan Documents in the Collateral, together with all attendant liens, rights, title, assignments and interests (including any parallel debt claims, abstracts and other claims and any security interests) pertaining to, or arising from, the Security Documents, in each case without representation, warranty or recourse, and (ii) the Existing Collateral Agent shall promptly (but, in any case within 30 Business Days of the TLB Refinancing Date (or such longer period as may be agreed between the Existing Collateral Agent and the New Collateral Agent)) transfer all Collateral within its possession or control held by the Existing Collateral Agent for the benefit of the Secured Parties to the possession or control of the New Collateral Agent in its capacity as Collateral Agent. The New Collateral Agent hereby accepts such transfer, assignment, grant and conveyance, on and as of the TLB Refinancing Date, for its benefit and to the extent applicable, the benefit of the Secured Parties, and the Borrowers (on behalf of themselves and the other Loan Parties) consents to the foregoing. Notwithstanding anything herein to the contrary, all of such assigned security interests and liens pursuant to this Section 8.17 shall in all respects be continuing and in effect without novation and are hereby reaffirmed. Effective as of the TLB Refinancing Date, any obligations, liabilities, rights, powers, privileges, duties and protections pertaining to the Collateral Agent (including without limitation, Sections 8.01(a), 8.01(b), 8.02, 8.03 (with respect to the Collateral Agent only), 8.04 (with respect to the Collateral Agent only), 8.08 (with respect to the Collateral Agent only), 8.10 (with respect to the Collateral Agent only), 9.05 (with respect to the Collateral Agent only) of this Agreement) shall be superseded in full by the Refinancing Intercreditor Agreement (including, without limitation, clause 17 and 18 thereof). It is hereby agreed that in the event of a conflict between the provisions of this Agreement and the Intercreditor Agreement, the Intercreditor Agreement will prevail.

(b) The Parties hereto acknowledge and agree that the New Collateral Agent shall bear no responsibility for (and shall have no liability for) any actions taken or omitted to be taken by the Existing Collateral Agent while the Existing Collateral Agent served as Collateral Agent, under the Credit Agreement and the other Loan Documents, and the Existing Collateral Agent shall bear no responsibility for any actions taken or omitted to be taken by the New Collateral Agent as of the TLB Refinancing Date under the Credit Agreement or any other Loan Document.

(c) Nothing herein shall constitute an assumption by the New Collateral Agent of any liability of the Existing Collateral Agent arising out of a breach by the Existing Collateral Agent of its obligations under the Credit Agreement or any other Loan Document to which it was a party immediately prior to the TLB Refinancing Date.

(d) The Borrowers, the Existing Collateral Agent and the New Collateral Agent agree that, following the TLB Refinancing Date, the Existing Collateral Agent shall furnish promptly, at the Borrowers’ expense, such other documents, instruments and agreements as may be reasonably requested by the Borrowers or the New Collateral Agent from time to time, and shall take such further action as may be necessary or reasonably requested by the Borrowers or the New Collateral Agent, in each case in order to effect the matters contemplated by this Section 8.17. The Borrowers shall promptly reimburse the Existing Collateral Agent for all reasonable and documented costs and out-of-pocket expenses incurred by the Existing Collateral Agent after the TLB Refinancing Date in connection with any actions taken pursuant to this Section 8.17.

(e) In furtherance of the assignment in this Section 8.17, the Existing Collateral Agent’s security interest in the Collateral (as defined herein) of the Loan Parties under this Credit Agreement and the other Loan Documents, the Existing Collateral Agent, the Borrowers and the other Loan Parties hereby agree to execute and deliver such other documents, certificates and instruments as the New Collateral Agent shall reasonably request in order to perfect and protect (and continue the perfection and protection of) the New Collateral Agent’s interest in such security interests and, without limiting the generality of the foregoing, as of the TLB Refinancing Date, the Existing Collateral Agent hereby authorizes the New Collateral Agent to (or, in each case, to have done on its behalf)

file the UCC-3 financing statements, assigning and/or otherwise amending any financing statements (although, for the avoidance of doubt the New Collateral Agent shall not be required to make, or be held responsible for making, any such filings) with respect to security interests created under the Loan Documents; provided, that from and after the TLB Refinancing Date but prior to the completion of each of the applicable filings described above, any reference to either of the Existing Collateral Agent in such UCC statements or other Loan Document or filing or registration related thereto, shall constitute a reference to the applicable Existing Collateral Agent as collateral representative or sub-agent of the New Collateral Agent (unless no such modification to such filing or registration is necessary to reflect the appointment of the New Collateral Agent), solely for the purpose of facilitating the continued effectiveness of such UCC financing statements, other Loan Documents, filings, or registrations, from the TLB Refinancing Date until the applicable filings and other matters described above have been completed.

(f) In the event that, after the TLB Refinancing Date, the Existing Collateral Agent receives (or continue to hold) any instrument, agreement, report, financial statement, insurance policy, notice or other document in their capacity as Existing Collateral Agent, the Existing Collateral Agent agrees to promptly forward the same to the New Collateral Agent or the Loan Parties, as applicable, as specified by the New Collateral Agent in writing and to hold the same in trust for the New Collateral Agent or such Loan Party, as the case may be, until so forwarded. In the event that, after the TLB Refinancing Date, the New Collateral Agent receives any amount owing to the Existing Collateral Agent under this Credit Agreement or any other Loan Document, the New Collateral Agent agrees that such payment shall be held in trust for the Existing Collateral Agent, and the New Collateral Agent shall return such payment to the Existing Collateral Agent.

Section 8.18 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Swingline Lender, Issuing Bank, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Swingline Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Payment (or a portion thereof), such Payment Recipient shall promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof)

was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such payment Recipient shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Each Lender, Issuing Bank, Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (and each of their respective successors and assigns), hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (i) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment, (a “Payment Notice”), or (ii) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender, Issuing Bank or Secured Party, or other such recipient, agrees that, in each such case, or if it otherwise becomes aware a Payment (or a portion thereof) may have been sent in error, such Lender, Issuing Bank or Secured Party, or other such recipient, shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The parties hereto agree that (i) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Bank or Secured Party, to the rights and interests of such Lender, Issuing Bank or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (ii) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by a Borrower or any other Loan Party; provided that this Section 8.18 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of a Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative

Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (i) and (ii) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from a Borrower for the purpose of making such Erroneous Payment.

(d) To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation, any defense based on “discharge for value” or any similar doctrine.

(e) Each party’s obligations, agreements and waivers under this Section 8.18 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, Ancillary Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE IX Miscellaneous

Section 9.01 Notices; Communications.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail or other electronic means as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party, the Administrative Agent, the Swingline Lenders or the Issuing Banks as of the Closing Date to the address, electronic mail address or telephone number specified for such person on Schedule 9.01; and

(ii) if to any other Lender or any other Issuing Bank or Ancillary Lender, to the address, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Company may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b).

(d) Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Documents required to be delivered pursuant to Section 5.04 may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company or a Borrower (or any Parent Entity) posts such documents, or provides a link thereto on the website of the Company or the Borrowers (or any Parent Entity) on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the Company’s, any Parent Entity’s or the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender entitled to access thereto and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that the Company shall notify the Administrative Agent (by electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such certificates required by Section 5.04(b), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company, any Parent Entity or the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 9.02 Survival of Agreement.

All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders, the Ancillary Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 9.05) shall survive the Termination Date.

Section 9.03 Binding Effect.

This Agreement shall become effective on the date of this Agreement, and thereafter shall be binding upon and inure to the benefit of the Company, the Borrowers, the Administrative Agent, the Collateral Agent, each Ancillary Lender, each Issuing Bank and each Lender and their respective permitted successors and assigns.

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) except as permitted by Section 6.05, the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (d) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks, the Ancillary Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents. For the avoidance doubt, pursuant to Section 8.12, each Assignee (as defined below) shall be deemed to have irrevocably agreed to be bound by (x) on and from the Closing Date until the TLB Refinancing Date, the Flutter Intercreditor Agreement as an Institutional Debt Lender (as defined therein), as if it had been an original party to the Flutter Intercreditor Agreement and (y) on and from the TLB Refinancing Date, the Refinancing Intercreditor Agreement as a Senior Lender, as if it had been an original party to the Refinancing Intercreditor Agreement.

(b) (i) Subject to the conditions set forth in subclause (ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Company, which consent with respect to the assignment of Term B Loans will be deemed to have been given if the Company has not given its decision within ten (10) Business Days after delivery of any request for such consent; provided, that no consent of the Company shall be required for an assignment of (x) a Term B Loan to a Lender, an Affiliate of a Lender, an Approved Fund, or in the case of assignments during the primary syndication of the Commitments and Loans to persons identified to and agreed by the Company in writing prior to the Closing Date, (y) a Term A Loan to a Term A Lender, an Affiliate of that Lender or, in each case, if an Event of Default under Section 7.01(b), (c),

(h) or (i) has occurred and is continuing, any other person, and (z) a Revolving Facility Commitment or Revolving Facility Loan to a Revolving Facility Lender, an Affiliate of a Revolving Facility Lender or Approved Fund with respect to a Revolving Facility Lender, or, in each case, if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing, any other person, provided that, that (1) no Lender shall be permitted to assign or transfer any portion of its rights and obligations with respect to Term B Loans under this Agreement to a Defaulting Lender or an Ineligible Institution (to the extent that the list of Ineligible Institutions has been provided to such Lender) and (2) no Lender shall be permitted to assign or transfer any portion of its rights and obligations with respect to Term A Loans, Revolving Facility Loans or Revolving Facility Commitments, to a Defaulting Lender, Loan To Own Investor, Industrial Competitor and/or, in each case, any of their Subsidiaries, provided further that, no consent of the Company shall be required for an assignment, transfer, sub-participation (or any transaction having a similar or equivalent economic effect to such person) of a Term A Loan, a Revolving Facility Commitment or Revolving Facility Loan to a Loan To Own Investor, if an Event of Default under Sections 7.01(b) and/or (c) has been continuing for more than 5 Business Days or an Event of Default under Sections 7.01(h) or (i) has occurred and is continuing; and

(B) the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender, an Approved Fund, a Borrower or an Affiliate of a Borrower made in accordance with Section 9.04(i); and

(C) the Issuing Banks; provided, that no consent of the Issuing Banks shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment shall not be less than (x) in the case of Term Loans denominated in Dollars, Sterling or an Alternate Currency other than Euros, $1,000,000 (or the Dollar Equivalent, as applicable) in excess thereof, (y) in the case of Term Loans denominated in Euros, €1,000,000 in excess thereof and (z) in the case of Revolving Facility Loans or Revolving Facility Commitments, $5,000,000 (or the Dollar Equivalent, as applicable) in excess thereof, unless each of the Company and the Administrative Agent otherwise consent; provided, that (1) no such consent of the Company shall be required if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;

(B) the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case together with a processing and recordation fee of (x) $3,500 in the case of assignments of any Loans or Commitments denominated in Dollars, Sterling or an Alternate Currency and (y) €3,500 in the case of assignments of any Loans or Commitments denominated in Euros (which fee may be waived or reduced in the discretion of the Administrative Agent);

(C) the Assignee shall confirm in such Assignment and Acceptance (i) whether it is (x) an Irish Qualifying Lender (other than an Irish Treaty Lender) or (y) an Irish Treaty Lender or (z) not an Irish Qualifying Lender and (b) whether it is a Loan to Own Investor and/or Industrial Competitor;

(D) the Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.17;

(E) the Assignee shall not be the Company, or any of the Borrowers’ Affiliates or Subsidiaries except in accordance with Section 9.04(i); and

(F) notwithstanding the foregoing, assignment or transfer to or assumption by any person of Commitments or Loans with respect to any Dutch Borrower pursuant to this Section 9.04 shall only be permitted if the person to whom such Loans or Commitments are transferred is a Non-Public Lender.

Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Assignee or potential Assignee is an Ineligible Institution, Defaulting Lender, a Loan To Own Investor or an Industrial Competitor and the Administrative Agent shall have no liability with respect to any assignment made to such Person.

For the purposes of this Section 9.04, “Approved Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing or anything to the contrary herein, no Lender shall be permitted to assign or transfer any portion of its rights and obligations under this Agreement to (A) any Ineligible Institution, (B) any Defaulting Lender or any of its Subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (B), or (C) a natural person. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is an Ineligible Institution and the Administrative Agent shall have no liability with respect to any assignment made to an Ineligible Institution. Any assigning Lender shall, in connection with any potential assignment, provide to the Company a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Administrative Agent irrespective of whether or not an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing.

(iii) Subject to acceptance and recording thereof pursuant to subclause (v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 9.05 (subject to the limitations and requirements of those Sections)). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04 (except to the extent such participation is not permitted by such clause (c) of this Section 9.04, in which case such assignment or transfer shall be null and void).

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Company and the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal and interest amounts of the Loans and Revolving L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks, the Ancillary Lenders and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and the Borrowers, the Issuing Banks, the Ancillary Lenders, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice; provided, that no Lender or Ancillary Lender shall, in such capacity, have access to, or be otherwise permitted to review any information in the Register other than information with respect to such Lender or Ancillary Lender.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 9.04, if applicable, and any written consent to such assignment required by clause (b) of this Section 9.04 and any applicable tax forms, the Administrative Agent shall accept such Assignment and Acceptance and promptly record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subclause (v).

(c) No Term A Lender or RCF Lender shall be permitted to enter into any participation or any transaction having a similar or equivalent economic effect of an assignment or a participation with respect to a Term A Loan or the Revolving Facility with a Defaulting Lender, a Loan To Own Investor, or an Industrial Competitor unless with the Company’s prior written consent or if such transaction would have been permitted as an assignment of such Term A Loan or Revolving Facility hereunder (and for the avoidance of doubt, the restriction in this clause shall not apply with respect to collateral assignments of the type described in clause (e)).

(d)

(i) Subject to clause (c) of this Section 9.04, any Lender may, without the consent of the Company or the Borrowers or the Administrative Agent, sell participations in Loans and Commitments to one or more banks or other entities other than (I) any Ineligible Institution (to the extent that the list of Ineligible Institutions has been made available to all Lenders; provided, that regardless of whether the list of Ineligible Institutions has been made available to all Lenders, no Lender may sell participations in Loans or Commitments to an Ineligible Institution without the consent of the Company if the list of Ineligible Institutions has been made available to such Lender) or (II) any Defaulting Lender or any of its Subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (II) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that both (1) requires the consent of each Lender directly affected thereby pursuant to clauses (i), (ii), (iii) or (vi) of the first proviso to Section 9.08(b) and (2) directly adversely affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default) and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to clause (d ) (iii ) of this Section 9.04, the Company and the Borrowers agree that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16 and Section 2.17 (subject to the limitations and requirements of those Sections including Section 2.17(d) and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04 (it being agreed that any documentation required to be provided pursuant to Section 2.17(d) shall be provided solely to the participating Lender). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided, that such Participant shall be subject to Section 2.18(c) as though it were a Lender. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Participant or potential Participant is an Ineligible Institution and the Administrative Agent shall have no liability with respect to any participation made to an Ineligible Institution.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company and the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and each party hereto shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Without limitation of the requirements of this Section 9.04(d), no Lender shall have any obligation to disclose all or any portion of a Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Loan Obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Loan Obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.1653-5(b) (or, in each case, any successor or amended version) for U.S. federal income tax purposes or is otherwise required by Applicable Law. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iii) A Participant shall not be entitled to receive any greater payment under Section 2.15, Section 2.16 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that the entitlement to a greater payment results from a Change in Law after the Participant became a Participant.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(f) The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in clause (e) above.

(g) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrowers or the Administrative Agent. Each of the Company, the Borrowers, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(h) If the Borrowers wish to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three (3) Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (plus any applicable premium) (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrowers), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 9.05(b). By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this clause (h) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(i) Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to clauses (i) or (j) of this Section 9.04), any of the Company or its Subsidiaries, including the Borrowers, may purchase by way of assignment and become an Assignee with respect to Term Loans at any time and from time to time from Lenders in accordance with Section 9.04(b) hereof (each, a “Permitted Loan Purchase”); provided, that, in respect of any Permitted Loan Purchase, (A) no Permitted Loan Purchase shall be made from the proceeds of any extensions of credit under the Revolving Facility, (B) upon consummation of any such Permitted Loan Purchase, the Loans purchased pursuant thereto shall be deemed to be automatically and immediately cancelled and extinguished in accordance with Section 9.04(j), (C) in connection with any such Permitted Loan Purchase, any of the Company or its Subsidiaries, including the Borrowers and such Lender that is the assignor (an “Assignor”) shall execute and deliver to the Administrative Agent a Permitted Loan Purchase Assignment and Acceptance (and for the avoidance of doubt, (x) shall make the representations and warranties set forth in the Permitted Loan Purchase Assignment and Acceptance and (y) shall not be required to execute and deliver an Assignment and Acceptance pursuant to Section 9.04(b)(ii)(B) and shall otherwise comply with the conditions to assignments under this Section 9.04) and (D) no Default or Event of Default would exist immediately after giving effect on a Pro Forma Basis to such Permitted Loan Purchase.

(j) Each Permitted Loan Purchase shall, for purposes of this Agreement be deemed to be an automatic and immediate cancellation and extinguishment of such Term Loans and the Company shall, upon consummation of any Permitted Loan Purchase, notify the Administrative Agent that the Register be updated to record such event as if it were a prepayment of such Loans.

(k) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, each Ancillary Lender and any other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Revolving Facility Percentage; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 9.05 Expenses; Indemnity.

(a) The Borrowers jointly and severally agree to pay (i) all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent, the Collateral Agent or the Arrangers in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or by the Administrative Agent or the Collateral Agent in connection with the syndication of commitments, the Term Loans (including the obtaining and maintaining of CUSIP numbers for the Loans) or the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof, including (i) in connection with post-closing searches to confirm that security filings and recordations have been properly made and including any costs and expenses of the service provider referred to in Section 8.03, (ii) all reasonable out of pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) expenses incurred in connection with due diligence, (iv) the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Collateral Agent and the Arrangers, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction, and (v) all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by the Agents, any Issuing Bank, any Ancillary Lender, or any Lender in connection with the enforcement of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the fees, charges and disbursements of a single counsel for all such persons, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where such person affected by such conflict informs the Company of such conflict and thereafter retains its own counsel with the Company’s prior written consent (not to be unreasonably withheld), of another firm of counsel for such affected person).

(b) The Borrowers jointly and severally agree to indemnify the Administrative Agent, the Collateral Agent, the Arrangers, the Joint Bookrunners, each Issuing Bank, each Ancillary Lender, each Lender, each of their respective Affiliates, successors and assigns, and each of their respective directors, officers, employees, agents, trustees, advisors and members (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (excluding the allocated costs of in house counsel and limited to not more than one counsel for all such Indemnitees, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Company of such conflict and thereafter retains its own counsel with the Company’s prior written consent (not to be unreasonably withheld), of another firm of counsel for such affected Indemnitee)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of any claim, litigation, investigation or proceeding, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Company or any of the Subsidiaries or Affiliates, in each case, relating to (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or the use of the Ancillary Facility, (iii) any violation of or liability under Environmental Laws by the Company or any Subsidiary, or (iv) any actual or alleged presence, Release or threatened Release of or exposure to Hazardous Materials at, under, on, from or to any property owned, leased or operated by the Borrowers or any Subsidiary; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties, (y) arose from a material breach of such Indemnitee’s or any of its Related Parties’ obligations under any Loan Document (as determined by a court of competent jurisdiction in a final, non-appealable judgment), provided, that this subclause (y) shall not apply to the Collateral Agent or any of their Related Parties or (z) arose from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Company or any of its Affiliates and is brought by an Indemnitee against another Indemnitee (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent, Issuing Bank, Ancillary Lender, Swingline Lender or Arranger in its capacity as such). None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Company, the Borrowers or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Facilities or the Transactions. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Arranger, any Issuing Bank, any Ancillary Lender, or any Lender. All amounts due under this Section 9.05 shall be payable within 30 days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to any Taxes (other than Taxes that represent losses, claims, damages, liabilities and related expenses resulting from a non-Tax claim), which shall be governed exclusively by Section 2.17 and, to the extent set forth therein, Section 2.15.

(d) To the fullest extent permitted by Applicable Law, none of the Company, the Borrowers or the Subsidiaries shall assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, the Collateral Agent, any Ancillary Lender, any Swingline Lender or any Issuing Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

Section 9.06 Right of Set-off.

If an Event of Default shall have occurred and be continuing, each Lender, each Ancillary Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender, such Ancillary Lender or such Issuing Bank to or for the credit or the account of the Company, the Borrowers or any Subsidiary against any of and all the obligations of the Company or the Borrowers or any Subsidiary now or hereafter existing under this Agreement or any other Loan Document held by such Lender, such Ancillary Lender or such Issuing Bank, irrespective of whether or not such Lender, such Ancillary Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, each Issuing Bank, the Ancillary Lenders and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender that exercises such right of set-off shall give prompt notice to the Company; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender, each Ancillary Lender and each Issuing

Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender, such Ancillary Lender or such Issuing Bank may have. Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Loan Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

Section 9.07 Applicable Law.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08 Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, any Issuing Bank, any Ancillary Lender or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank, each Ancillary Lender, and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Company, the Borrowers or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Company, the Borrowers or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.21, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company, the Borrowers, the Administrative Agent and the Required Lenders (or, (A) in respect of any waiver, amendment or modification of Section 6.11 (or any Default or Event of Default in respect thereof) the Required TLA/RCF Lenders voting as a single Class, rather than the Required Lenders or (B) in respect of any waiver, amendment or modification of Section 4.01 after the Closing Date, the Required Revolving Facility Lenders voting as a single Class, rather than the Required Lenders, or (C) in respect of any waiver, amendment or modification of Section 2.11(b) or (c), the Required Prepayment Lenders, rather than the Required Lenders), and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each Loan Party party thereto and the Administrative Agent and consented to by the Required Lenders and (aa) as set forth in the definition of GAAP; provided, however, that no such agreement shall:

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the applicable Revolving Facility Maturity Date (except as provided in Section 2.05(c)), without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided, that any amendment to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

(ii) increase or extend the Commitment of any Lender, or decrease the Commitment Fees, L/C Participation Fees or any other Fees of any Lender without the prior written consent of such Lender (which, notwithstanding the foregoing, such consent of such Lender shall be the only consent required hereunder to make such modification); provided, that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, mandatory prepayments or of a mandatory reduction in the aggregate Commitments shall not constitute an increase or extension of the Commitments of any Lender for purposes of this clause (ii),

(iii) extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date or extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification),

(iv) amend the provisions of Section 7.02 with respect to the pro rata application of payments required thereby in a manner that by its terms modifies the application of such payments required thereby to be on a less than pro rata basis, without the prior written consent of each Lender adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification),

(v) amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders,” “Majority Lenders,” “Required Revolving Facility Lenders,” “Required TLA/RCF Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby, in each case except, for the avoidance of doubt, as otherwise provided in Section 9.08(d) and (e) (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

(vi) release all or substantially all of the Collateral or all or substantially all of the value of the guarantees by the Company, the Borrowers or the Subsidiary Loan Parties, unless, in each case to the extent sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender other than a Defaulting Lender,

(vii) effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lenders participating in another Facility, without the consent of the Majority Lenders participating in the adversely affected Facility except, for the avoidance of doubt, as otherwise provided in Section 9.08(d) and (e) (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.11 so long as the application of any prepayment or Commitment reduction still required to be made is not changed);

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, a Swingline Lender, an Ancillary Lender or an Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, such Swingline Lender, such Ancillary Lender or such Issuing Bank acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any Assignee of such Lender.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have the right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be affected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c) Without the consent of any Lender, Swingline Lender, Ancillary Lender or Issuing Bank, the Loan Parties and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument,

(i) to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, to include holders of Other First Liens in the benefit of the Security Documents in connection with the incurrence of any Other First Lien Debt, or as required by local law (or with the advice of local counsel) to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with Applicable Law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document or to give effect to the provisions of Section 5.10(j);

(ii) to cause any Loan Document (other than this Agreement) to be consistent with this Agreement and the other Loan Documents; or

(iii) to the extent necessary to integrate any Incremental Term Loan Commitments or Incremental Revolving Facility Commitments in a manner consistent with Section 2.21, including, with respect to Other Revolving Loans or Other Term Loans, as may be necessary to establish such Incremental Term Loan Commitments or Revolving Facility Commitments as a separate Class or tranche from the existing Commitments or Incremental Revolving Facility Commitments (including to add syndication or documentation agents and make customary changes and references related thereto), as applicable, and, in the case of Extended Term Loans, to reduce the amortization schedule of the related existing Class of Term Loans proportionately, to integrate any Other First Lien Debt, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Company and the Borrowers (a) to permit additional extensions of credit to be outstanding hereunder from time to time and the accrued interest and fees and other obligations in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees and other obligations in respect thereof and (b) to include appropriately the holders of such extensions of credit in any determination of the requisite lenders required hereunder, including Required Lenders, Required Prepayment Lenders and the Required Revolving Facility Lenders.

(e) Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents (including to effect changes to the terms and conditions applicable solely to the Swingline Lenders or Issuing Banks in respect of issuances of Swingline Loans or Letters of Credit, respectively) may be made with the consent of the Company and the Administrative Agent (but without the consent of any Lender) to the extent necessary to cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Borrower) and, provided that, any such technical and conforming modifications shall be deemed approved by the Required Lenders if Lenders shall have received at least five Business Days’ prior written notice of such amendment and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

(f) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be necessary to ensure that all Term Loans established pursuant to Section 2.21 after the Closing Date that will be included in an existing Class of Term Loans outstanding on such date (an “Applicable Date”), when originally made, are included in each Borrowing of outstanding Term Loans of such Class (the “Existing Class Loans”), on a pro rata basis, and/or to ensure that, immediately after giving effect to such new Term Loans (the “New Class Loans” and, together with the Existing Class Loans, the “Class Loans”), each Lender holding Class Loans will be deemed to hold its Pro Rata Share of each Class Loan on the Applicable Date (but without changing the amount of any such Lender’s Term Loans), and each such Lender shall be deemed to have effectuated such assignments as shall be required to ensure the foregoing. The “Pro Rata Share” of any Lender on the Applicable Date is the ratio of (1) the sum of such Lender’s Existing Class Loans immediately prior to the Applicable Date plus the amount of New Class Loans made by such Lender on the Applicable Date over (2) the aggregate principal amount of all Class Loans on the Applicable Date.

(g) With respect to the incurrence of any secured or unsecured Indebtedness (including any intercreditor agreement relating thereto), the Company may elect (in its discretion, but shall not be obligated) to deliver to the Administrative Agent a certificate of a Responsible Officer at least three Business Days prior to the incurrence thereof (or such shorter time as the Administrative Agent may agree in its reasonable discretion), together with either drafts of the material documentation relating to such Indebtedness or a description of such Indebtedness (including a description of the Liens intended to secure the same or the subordination provisions thereof, as applicable) in reasonably sufficient detail to be able to make the determinations referred to in this paragraph, which certificate shall either, at the Company’s election, (x) state that the Company has determined in good faith that such Indebtedness satisfies the requirements of the applicable provisions of Section 6.01 and Section 6.02 (taking into account any other applicable provisions of this Section 9.08), in which case such certificate shall be conclusive evidence thereof, or (y) request the Administrative Agent to confirm, based on the information set forth in such certificate and any other information reasonably requested by the Administrative Agent, that such Indebtedness satisfies such requirements, in which case the Administrative Agent may determine whether, in its reasonable judgment, such requirements have been satisfied (in which case it shall deliver to the Company a written confirmation of the same), with any such determination of the Administrative Agent to be conclusive evidence thereof, and the Lenders hereby authorize the Administrative Agent to make such determinations.

(h) Notwithstanding the foregoing, this Agreement may be amended, waived or otherwise modified with the written consent of the Administrative Agent, the Company (i) and with respect to the provisions of Section 4.01, solely as they relate to the Revolving Facility Loans and Letters of Credit, the Required Revolving Facility Lenders, and (ii) and, with respect to the provisions of Section 6.11 (or Article VII or any other provision incorporating such Section 6.11 with respect to the effects thereof), the Required TLA/RCF Lenders voting as a single Class.

(i) Notwithstanding the foregoing, this Agreement may be amended, with the written consent of each Revolving Facility Lender or the Incremental Term Lender, as applicable, the Administrative Agent, the Company and the Borrowers to the extent necessary to integrate any Alternate Currency.

(j) Notwithstanding the foregoing, this Agreement may be amended, waived or otherwise modified with the written consent of the Company, the Administrative Agent, each applicable Swingline Lender or each applicable Issuing Bank with respect to any amendment or waiver solely affecting the rights or obligations of such Swingline Lender or such Issuing Bank, including the appointment of any additional Swingline Lender (and the establishment of its Swingline Commitment hereunder).

(k) Notwithstanding the foregoing:

(i) any redesignation or transfer of all or any part of a Commitment and/or a participation in any Loan from an existing tranche or Facility to another existing tranche or Facility and/or to a new tranche or Facility established as an Incremental Term Facility, Other Term Loans, Incremental Revolving Facility, Other Revolving Loans or Revolving Facility or pursuant to any other term of any of the Loan Documents (or any other similar or equivalent transaction) may be approved with the consent of the Lender(s) holding that Commitment and/or, as the case may be, participation (or part thereof) and the Company (without any requirement for any consent or approval from any other person) and in such cases, this Agreement may be amended, with the written consent of each such affected Lender, Incremental Revolving Facility Lender or the Incremental Term Lender, as applicable, the Administrative Agent and the Company,

(ii) no consent of any Lender, Ancillary Lender, any Agent, Issuing Bank or Swingline Lender is required to effect any amendment, amendment and restatement or supplement to the Intercreditor Agreement or other intercreditor agreement or intercreditor arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of the Intercreditor Agreement or such other intercreditor agreement or intercreditor arrangement permitted under this Agreement, as applicable (it being understood that any such amendment, amendment and restatement or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders taken as a whole),

(iii) a Lender, an Agent, an Issuing Bank, Swingline Lender, Ancillary Lender and/or any Secured Party may unilaterally waive, relinquish or otherwise irrevocably give up all or any of its individual rights under any Loan Document with the consent of the Company, and

(iv) the consent of each Lender adversely affected shall be required for amendments to Section 2.18 (Payments Generally; Pro Rata Treatment; Sharing of Set-offs) and for amendments to cause the Liens securing the Facilities to be subordinated to any other Liens or for amendments to cause the obligations under the Facilities to be subordinated to any other Indebtedness, unless such other Indebtedness and Liens are offered to each Lender on a pro rata basis and with the same economics.

(l) In connection with any determination as to whether the Required Lenders, the majority in interest of any Class or any other requisite Lenders have (A) consented (or not consented) to any waiver, amendment or modification of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to this Agreement or any Loan Document or (C) directed or required the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to, or under, this Agreement or any other Loan Document, any Lender (other than an Excluded Lender) that, as a result of its interest (or its and its Covered Affiliates’ collective interests) in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to any of the Loans or Commitments (each such Lender, a “Net Short Lender”) shall have no right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders. In connection with any waiver, amendment or modification of this Agreement or the other Loan Documents, each Lender (other than any Excluded Lender) will be deemed to have represented to the Borrowers and the Administrative Agent that it does not constitute a Net Short Lender, in each case, unless such Lender shall have notified the Borrowers and the Administrative Agent prior to the requested response date with respect to such waiver, amendment or modification that it constitutes a Net Short Lender (it being understood and agreed that the Borrowers and the Administrative Agent shall be entitled to rely on each such representation and deemed representation). For purposes of this clause (l):

(i) “Covered Affiliate” means any Affiliate of a Lender (provided that for this purpose, Affiliates shall not include Persons that are subject to customary procedures to prevent the sharing of confidential information between such Lender and such Person if such Person has independent fiduciary duties to investors or other equityholders of such Person and such investors or equityholders are not the same as the investors or equityholders of such Lender).

(ii) “Excluded Lender” means (A) any Lender that is a Regulated Bank, (B) any Revolving Facility Lender as of the Closing Date and (C) any Affiliate of a Regulated Bank to the extent that (1) all of the equity of such Affiliate is directly or indirectly owned by either (I) such Regulated Bank or (II) a parent entity that also owns, directly or indirectly, all of the equity of such Regulated Bank and (2) such Affiliate is a securities broker or dealer registered with the SEC under section 15 of the Securities Exchange Act of 1934).

(iii) “Regulated Bank” means (a) any swap dealer registered with the U.S. Commodity Futures Trading Commission or security-based swap dealer registered with the U.S. Securities and Exchange Commission, as applicable or (b) a commercial bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Federal Reserve Board under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

(iv) For purposes of determining whether a Lender (alone or together with its Covered Affiliates) has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount of such contract in Dollars, (ii) notional amounts in other currencies shall be converted to the Dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes the Borrowers, any Parent Entities or any Subsidiary or any instrument issued or guaranteed by the Borrowers, any Parent Entities or any Subsidiary shall not be deemed to create a short position with respect to such Loans and Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender or its Covered Affiliates and (y) the Borrowers, their Parent Entities and the other Subsidiaries and any instrument issued or guaranteed by such persons, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the relevant Loans and Commitments if such Lender or its Covered Affiliates is a protection buyer or the equivalent thereof for such derivative transaction and (x) the relevant Loans and Commitments is a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit (or any successor entity), if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the relevant Loans and Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) the Borrowers, any Parent Entities or any Subsidiary is designated as a “Reference

Entity” under the terms of such derivative transaction and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to any Loans and Commitments if such transactions are functionally equivalent to a transaction that offers the Lender or its Covered Affiliates protection against a decline in the value of such Loans and Commitments, or in the credit quality of the Borrowers, any Parent Entity or any Subsidiary, in each case, other than as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender or its Covered Affiliates and (y) any Parent Entity, the Borrowers and the Subsidiaries, and any instrument issued or guaranteed by such persons, collectively, shall represent less than 5% of the components of such index.

The Administrative Agent shall not (w) have a duty to inquire as to or investigate the accuracy of any representation or deemed representation made pursuant to this Section, (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Net Short Lender, (y) make any calculations, investigations or determinations with respect to any derivative contracts and/or net short positions or (z) have any liability with respect to or arising out of any assignment or participation of Loans and/or Commitments, or disclosure of confidential information, to any a Net Short Lender.

Section 9.09 Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under Applicable Law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, any Ancillary Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with Applicable Law, the rate of interest payable hereunder, together with all Charges payable to such Lender, such Ancillary Lender or such Issuing Bank, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender, such Ancillary Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10 Entire Agreement.

This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letters shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Severability.

In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13 Counterparts; Electronic Execution of Assignments and Certain Other Documents.

(a) This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by electronic transmission pursuant to procedures approved by the Administrative Agent shall be as effective as delivery of a manually signed original.

(b) The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptances, amendments, Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the

New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it. Without limiting the generality of the foregoing, the Borrowers and each other Loan Party hereby (i) agrees that, for all purposes, electronic images of this Agreement or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

Section 9.14 Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15 Jurisdiction; Consent to Service of Process.

(a) The Borrowers and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Collateral Agent, any Issuing Bank, any Ancillary Lender, any Lender, or any Affiliate of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, any Ancillary Lender, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) By the execution and delivery of this Agreement, each Loan Party agrees that service of process upon such Loan Party and written notice of said service to any Loan Party in accordance with the manner provided for notices in Section 9.01 shall be deemed in every respect effective service of process upon such Loan Party, in any such suit or proceeding. To the extent that any Loan Party has or hereafter may acquire any immunity from jurisdiction of any court of (i) any jurisdiction in which it owns or leases property or assets, or (ii) the United States or the State of New York or any political subdivision thereof or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property and assets or this Agreement or any of the other Loan Documents or actions to enforce judgments in respect of any thereof, such Loan Party hereby irrevocably waives such immunity in respect of its obligations under the above-referenced documents, to the extent permitted by law. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d) Each of the Company and each Borrower as of the Closing Date hereby unconditionally appoints Corporation Service Company, with an office on the Closing Date at 80 State Street, Albany, NY, United States, 12207 - 2543 and its successors hereunder (the “Process Agent”), as its agent to receive on behalf of the Company and such Borrower and their respective property all writs, claims, process and summonses in any action or proceeding brought against it in the State of New York; provided, upon prior written notice to the Administrative Agent, each such Loan Party may unconditionally appoint, in lieu of the foregoing Process Agent, C T Corporation System, with an office on the Closing Date at 80 State Street, Albany, NY, United States, 12207 – 2543 and its successors hereunder (the “Replacement Process Agent”), as its agent to receive on behalf of the Company and such Borrower and their respective property all writs, claims, process and summonses in any action or proceeding brought against it in the State of New York. Such service may be made by mailing or delivering a copy of such process to the Company or the respective Borrower (as applicable) in care of the Process Agent (or the Replacement Process Agent, as applicable) at the address specified above for the Process Agent (or the Replacement Process Agent, as applicable), and each of the Company and each Borrower irrevocably authorizes and directs the Process Agent (or the Replacement Process Agent, as applicable) to accept such service on its behalf. Failure by the Process Agent (or the Replacement Process Agent, as applicable) to give notice to the Company or a Borrower or failure of the Company or any Borrower to receive notice of such service of process shall not impair or affect the validity of such service on the Process Agent (or the Replacement Process Agent, as applicable) or the Company or a Borrower, or of any judgment based thereon. the Company and each Borrower each covenant and agree that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the delegation of the Process Agent (or the Replacement Process Agent, as applicable) above in full force and effect, and to cause the Process Agent (or the Replacement Process Agent, as applicable) to act as such. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by Applicable Law.

Section 9.16 Confidentiality.

Each of the Lenders, each Ancillary Lender, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to the Company, any Parent Entity, the Borrowers and any Subsidiary furnished to it by or on behalf of the Company, any Parent Entity, the Borrowers or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Ancillary Lender, such Issuing Bank or such Agent without violating this Section 9.16 or (c) was available to such Lender, such Ancillary Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to the Company, any Parent Entity, the Borrowers or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees, agents and advisors with a need to know and any numbering, administration or settlement service providers or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the Financial Industry Regulatory Authority, Inc., (C) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any pledgee under Section 9.04(e) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (F) to any direct or indirect contractual counterparty in Hedging Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16) and (G) to any rating agency for the purpose of obtaining a credit rating applicable to any Lender (so long as such disclosure is limited to the material terms of the Facilities and such agency agrees to be bound by the provisions of this Section 9.16 or terms substantially similar to this Section); provided that, in the case of clauses (E) and (F) and solely to the extent that the list of Ineligible Institutions has been made available to all Lenders, no information may be provided to any Ineligible Institution or person who is known to be acting for an Ineligible Institution. To the extent permitted by section 275 of the Australian PPSA, the parties agree to keep all information of the kind mentioned in section 275(1) and 275(4) of the Australian PPSA confidential and not to disclose that information to any other person, other than to the extent permitted hereunder.

Section 9.17 Platform; Borrower Materials.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders, the Ancillary Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company, the Borrowers or their securities) (each, a “Public Lender”). The Company and the Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Company and the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the Ancillary Lenders, the Issuing Banks and the Lenders to treat such Borrower Materials as solely containing information that is either (A) publicly available information or (B) not material (although it may be sensitive and proprietary) with respect to the Company, the Borrowers or their securities for purposes of United States Federal and state securities laws (provided, however, that such Borrower Materials shall be treated as set forth in Section 9.16, to the extent such Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 9.18 Release of Liens and Guarantees.

(a) The Lenders, the Ancillary Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral and guarantees provided by the Guarantors under the Guarantee Agreement shall be automatically released: (i) in full upon the occurrence of the Termination Date as set forth Section 9.18(c) below; (ii) in the case of Liens, upon the Disposition of such Collateral by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), provided that, for the avoidance of doubt, with respect to any disposal consisting of an operating lease or license, the underlying property retained by such Loan Party will not be so released, (iii) to the extent that such Collateral comprises property leased to a Loan Party, upon termination or expiration of such lease (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iv) if the release of such Lien or Guarantee is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.08), (v) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with the provisions of this Agreement and the Guarantee Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (vi) as provided in Section 8.12 (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (vii) in the case of Guarantee in accordance with the terms of this Agreement or any other Loan Documents and (viii) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents. Any such release (other than pursuant to clause (i) above) shall not in any manner discharge, affect, or impair the Obligations, Guarantees or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents; provided that for the avoidance of doubt, a Guarantor shall not be automatically released from its guarantee upon becoming a non-Wholly Owned Subsidiary unless the relevant disposition or issuance was to an unaffiliated third party (as reasonably determined by the Company in good faith) for fair market value and for a bona fide business purpose and no Guarantor shall be released from its guarantee if such Guarantor continues to guarantee any other Material Indebtedness of the Borrowers.

(b) Upon the request of the Company, the Collateral Agent, the Administrative Agent and/or the Lenders shall, execute and deliver any required guarantee or security release and/or amendment of the Security Documents, in each case, to the extent reasonably required by the Company (and the Collateral Agent and the Administrative Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry) to comply with the provisions of, Section 5.10 and the Agreed Guarantee and Security Principles.

(c) The Lenders, the Ancillary Lenders, the Issuing Banks and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 9.18 and to return to the Company or the Borrowers all possessory collateral (including share certificates (if any)) held by it in respect of any Collateral so released, all without the further consent or joinder of any Lender or any other Secured Party. Any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be made. In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Company and at the Company’s expense in connection with the release of any Liens created by any Loan Document in respect of such Subsidiary, property or asset; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Company containing such certifications as the Administrative Agent shall reasonably request and any such release shall be without recourse to or warranty by the Administrative Agent or Collateral Agent.

(d) Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, all Liens granted to the Collateral Agent by the Loan Parties on any Collateral and all obligations of the Borrowers and the other Loan Parties under any Loan Documents (other than such obligations that expressly survive the Termination Date pursuant to the terms hereof) shall, in each case, be automatically released and, upon request of the Company, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to evidence the release its security interest in all Collateral (including returning to the Company or the Borrowers all possessory collateral (including all share certificates (if any)) held by it in respect of any Collateral), and to evidence the release of all obligations under any Loan Document (other than such obligations that expressly survive the Termination Date pursuant to the terms hereof), whether or not on the date of such release there may be any (i) obligations in respect of any Secured Hedge Agreements or any Secured Cash Management Agreements and (ii) any contingent indemnification obligations or expense reimburse claims not then due; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Company containing such certifications as the Administrative Agent shall reasonably request. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded, avoided, or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrowers or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrowers or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. The Borrowers agree to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions to release security interest in all Collateral and all obligations under the Loan Documents as contemplated by this Section 9.18(d).

(e) Subject to the terms of the Intercreditor Agreement, Obligations of the Company or the Borrowers or any of its Subsidiaries under any Secured Cash Management Agreement or Secured Hedge Agreement (after giving effect to all netting arrangements relating to such Secured Hedge Agreements) shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. No person shall have any voting rights under any Loan Document solely as a result of the existence of obligations owed to it under any such Secured Hedge Agreement or Secured Cash Management Agreement. For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Agreement shall require the consent of any holder of obligations under Secured Hedge Agreements or any Secured Cash Management Agreements.

Section 9.19 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrowers in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrowers (or to any other person who may be entitled thereto under Applicable Law).

Section 9.20 USA PATRIOT Act and Beneficial Ownership Regulation. Each Lender that is subject to the USA PATRIOT Act and the Beneficial

Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

Section 9.21 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Company and the Borrowers acknowledge and agree that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s length commercial transaction between the Company, Borrowers, the other Loan Parties and their respective Affiliates, on the one hand, and the Agents, the Arrangers and the Lenders, on the other hand, and the Company, the Borrowers and the other Loan Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Agent, each Arranger and each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrowers, any Loan Party or any of their respective Affiliates, stockholders, creditors or employees or any other person; (iii) none of the Agents, any Arranger or any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Company, the Borrowers or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent, any Joint Lead Bookrunner or any Lender has advised or is currently advising the Company, the Borrowers or any other Loan Party or their respective Affiliates on other matters) and none of the Agents, any Arranger or any Lender has any obligation to the Borrowers, the other Loan Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Agents, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, the Borrowers and the other Loan Parties and their respective Affiliates, and none of the Agents, any Arranger or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Agents, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrowers and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate. The Company and the Borrowers each hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

Section 9.22 Agency of the Company for the Borrowers.

Each Borrower hereby designates the Company as its borrower representative (the “Borrower Representative”). The Borrower Representative will be acting as agent on each of the Borrowers behalf for the purposes of issuing notices of Borrowing and notices of conversion/continuation of any Loans pursuant to Section 2.14(a) or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants and certifications) on behalf of any Borrower or the Borrowers under the Loan Documents. The Borrower Representative hereby accepts such appointment. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

Section 9.23 No Liability of the Issuing Banks.

The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrowers shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrowers, to the extent of any direct, but not consequential, damages suffered by the Borrowers that the Borrowers prove were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 9.24 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.25 Co-Borrowers and Flutter Finance; Additional Borrowers and Guarantors.

(a) Notwithstanding anything to the contrary contained in this Agreement, the parties hereto agree that the Co-Borrower shall be a co-borrower with respect to all Loans and other Obligations of the TLB Borrower hereunder, and each reference herein to the “TLB Borrower” with respect to any Loans or Obligations of the TLB Borrower hereunder shall be deemed to be a reference to each of the TLB Borrower and the Co-Borrower, jointly and severally. Each of the TLB Borrower and the Co- Borrower shall be jointly and severally liable for all such Loans and other Obligations, regardless of which Borrower actually receives the benefit thereof or the manner in which they account for such Loans and Obligations on their books and records. Upon the commencement and during the continuation of any Event of Default, the Agents and the applicable Lenders may (in accordance with the terms of this Agreement and the other Loan Documents) proceed directly and at once, without notice, against the TLB Borrower or the Co-Borrower, or all of them, to collect and recover the full amount, or any portion of, such Obligations, without first proceeding against the other Borrower or any other person, or any security or collateral for such Obligations. Each Borrower consents and agrees that neither the Agents nor the Lenders shall be under any obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of such Obligations.

(b) From time to time, and with ten Business Days’ notice to the Administrative Agent (or such shorter period as the Administrative Agent may agree) (the “Joinder Date”), the Company may cause one or more additional direct or indirect Wholly Owned Subsidiaries (other than an Excluded Subsidiary) organized or incorporated under the laws of England & Wales, any state of the United States of America, Ireland, the Netherlands or any other jurisdiction approved by all of the Lenders (for the avoidance of doubt, other than any Defaulting Lender) with a Commitment under the Facilities in respect of which it will become a Borrower, to become a Borrower (other than with respect to any Term B Loans existing at the time of such election) hereunder by delivering, or causing to be delivered, to the Administrative Agent in respect of each applicable Subsidiary, the following: (i) a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by such Subsidiary, (ii) Notes (or replacement Notes as applicable) dated as of the applicable Joinder Date payable to each applicable Lender for which an existing Note is outstanding on such Joinder Date, (iii) a written confirmation by the Loan Parties that their guarantee obligations shall apply to the obligations of such Subsidiary under the Loan Documents from and after the Joinder Date, (iv) all documentation and information as is reasonably requested by the Lenders, prior to the Joinder Date, as required under “know your customer” rules and regulations and (v) such other approvals or documents as the Administrative Agent may reasonably request; provided that (x) no Subsidiary may become a Borrower hereunder pursuant to this Section 9.25 if a Default or Event of Default shall have occurred and be continuing on the applicable Joinder Date, or shall result from the joinder of such Subsidiary as a Borrower on such Joinder Date; provided further that if, following receipt of “know your customer” information, any Lender concludes that the relevant Subsidiary constitutes a ‘relevant financial institution’ for the purposes of Article 2 of The Financial Services and Markets Act 2000 (Excluded Activities and Prohibitions) Order 2014, all the Lenders approve the addition of that Subsidiary.

(c) Once a person has become a Borrower, it (i) shall be a “Borrower” in respect of the applicable Class and will have the right to request Revolving Facility Loans, Letters of Credit or Term Loans of such Class, as the case may be, in accordance with Article II hereof until the earlier to occur of the Revolving Facility Maturity Date or the Term Facility Maturity Date for such Class, as applicable, or the date on which such Borrower resigns as a Borrower in accordance with Section 9.25(d) and (ii) shall be deemed a Borrower for all purposes of Article II of this Agreement with respect to Loans made to such Borrower, unless the context requires otherwise.

(d) A Borrower may elect to resign as a Borrower if all of the Obligations of such Borrower have been paid in full or assigned to another Borrower pursuant to documentation satisfactory to the Administrative Agent; provided that: (i) no Default or Event of Default is continuing or would result from the resignation of such Borrower; (ii) such resigning Borrower has delivered to the Administrative Agent a notice of resignation; and (iii) where that Borrower is also a Guarantor (unless its Guarantee is being released in accordance with Section 9.18), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect. Upon satisfaction of the requirements in subclauses (i), (ii) and (iii) of this clause (d), the relevant Borrower shall cease to be a Borrower.

(e) Upon execution and delivery by the Administrative Agent and any Subsidiary that elects to become a party hereto as Guarantor of an instrument substantially in the form of Exhibit I of the Guarantee Agreement (or another instrument reasonably satisfactory to the Administrative Agent and the Company), such Subsidiary shall become a Subsidiary Loan Party hereunder with the same force and effect as if originally named as a Subsidiary Loan Party herein.

(f) The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Administrative Agent a Resignation Letter; provided that the Administrative Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if: (i) the Company is, and will immediately following such resignation be, in compliance with the Guarantor Coverage Test, (ii) that Guarantor is not, or will not be from the resignation date, a Borrower, and (iii) no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case).

Section 9.26 Representation of a Dutch Loan Party.

If, in respect of a Dutch Loan Party, this Agreement or any other Transaction Document is signed or executed by another person (a “Dutch Attorney-in- Fact”) acting on behalf of such Dutch Loan Party pursuant to a power of attorney executed and delivered by such Dutch Loan Party, it is hereby expressly acknowledged and accepted in accordance with article 14 of the Hague Convention on the Law Applicable to Agency of 14 March 1978 by the other parties to this Agreement or any other Transaction Document that the existence and extent of such Attorney-in-Fact’s authority and the effects of such Dutch Attorney-in-Fact’s exercise or purported exercise of his or her authority shall be governed by the laws of the Netherlands.

Section 9.27 Application of Gaming Laws.

(a) This Agreement and the other Loan Documents are subject to Gaming Laws. Without limiting the foregoing and notwithstanding anything herein or in any other Loan Document to the contrary, the Lenders, Agents and Secured Parties acknowledge that (i) they are subject to the jurisdiction of the Gaming Authorities, in their discretion, for licensing, qualification or findings of suitability or to file or provide other information, and (ii) all rights, remedies and powers in or under this Agreement and the other Loan Documents, including with respect to the Collateral (including the pledge and delivery of the Pledged Collateral (as defined in the applicable Security Documents)) and the ownership and operation of facilities, are, in each case, subject to the jurisdiction of the Gaming Authorities, and may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and only to the extent that required approvals (including prior approvals) are obtained from the relevant Gaming Authorities.

(b) The Lenders, Agents and Secured Parties agree to cooperate with all Gaming Authorities in connection with the provision in a timely manner of such documents or other information as may be requested by such Gaming Authorities relating to the Loan or Loan Documents.

(c) The Lenders acknowledge and agree that if any Borrower receives a notice from any applicable Gaming Authority that any Lender is a Disqualified holder (and such Lender is notified by the Company or any Borrower in writing of such Disqualification), the Company or any Borrower shall, following any available appeal of such determination by such Gaming Authority (unless the rules of the applicable Gaming Authority do not permit such Lender to retain its Loans or Commitments pending appeal of such determination), have the right to (i) cause such Disqualified holder to transfer and assign, without recourse all of its interests, rights and obligations in its Loans and Commitments or (ii) in the event that (A) a Borrower is unable to assign such Loan or Commitments after using its best efforts to cause such an assignment and (B) no Default or Event of Default has occurred and is continuing, prepay such Disqualified holder’s Loan and terminate such Disqualified holder’s Commitments, as applicable. Notice to such Disqualified holder shall be given ten days prior to the required date of assignment or prepayment, as the case may be, and shall be accompanied by evidence demonstrating that such transfer or prepayment is required pursuant to Gaming Laws. If reasonably requested by any Disqualified holder, the Company or any Borrower will use commercially reasonable efforts to cooperate with any such holder that is seeking to appeal such determination and to afford such holder an opportunity to participate in any proceedings relating thereto. Notwithstanding anything herein to the contrary, any prepayment of a Loan shall be at a price that, unless otherwise directed by a Gaming Authority, shall be equal to the sum of the principal amount of such Loan and interest to the date on which such Lender or holder became a Disqualified holder (plus any fees and other amounts accrued for the account of such Disqualified holder to the date such Lender or holder became a Disqualified holder).

(d) If during the existence of an Event of Default hereunder or any of the other Loan Documents, it shall become necessary or, in the opinion of the Administrative Agent, advisable for an agent, supervisor, receiver or other representative of the Lenders to become licensed or found qualified under any Gaming Law as a condition to receiving the benefit of any Collateral encumbered by the Loan Documents or to otherwise enforce the rights of the Agents, Secured Parties and the Lenders under the Loan Documents, the Company hereby agrees to consent to the application for such license or qualification and to execute such further documents as may be required in connection with the evidencing of such consent.

Section 9.28 Exclusion of the Australian PPSA Provisions.

Where a Secured Party has an Australian PPS Security Interest under this Agreement, to the extent the law permits:

(a) For the purposes of sections 115(1) and 115(7) of the Australian PPSA:

(i) each Secured Party with the benefit of the security interest need not comply with sections 95, 118, 121(4), 125, 130, 132(3)(d) or 132(4) of the Australian PPSA; and

(ii) sections 142 and 143 of the Australian PPSA are excluded;

(b) For the purposes of section 115(7) of the Australian PPSA, each Secured Party with the benefit of the security interest need not comply with sections 132 and 137(3);

(c) Each Party waives its right to receive from any Secured Party any notice required under the Australian PPSA (including a notice of a verification statement); and

(d) If a Secured Party with the benefit of a security interest exercises a right, power or remedy in connection with it, that exercise is taken not to be an exercise of a right, power or remedy under the Australian PPSA unless the Secured Party states otherwise at the time of exercise. However, this Section does not apply to a right, power or remedy which can only be exercised under the Australian PPSA.

Section 9.29 Acknowledgment Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any hedge agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support: and

(b) As used in this Section 9.29, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 9.30 The Intercreditor Agreements

Each Lender hereby expressly and irrevocably authorizes and instructs the Administrative Agent and the Collateral Agent to enter into (a) the Flutter Intercreditor Agreement on behalf of the Lenders, and irrevocably agrees that it shall be bound by all the provisions of the Flutter Intercreditor Agreement, as if it had been an original party to the Flutter Intercreditor Agreement and (b) the Refinancing Intercreditor Agreement on behalf of the Lenders, and irrevocably agrees that it shall be bound by all the provisions of the Refinancing Intercreditor Agreement, as if it had been an original party to the Refinancing Intercreditor Agreement.

Section 9.31 Irish Credit Reporting Act Notice

Each Lender that is subject to the Irish Credit Reporting Act hereby provides the following notification to the Loan Parties incorporated in Ireland in the form specified by the Irish Credit Reporting Act and this Section 9.30 shall constitute notice for each such Lender for the purposes of the Irish Credit Reporting Act:

NOTICE: Under the Credit Reporting Act 2013 lenders are required to provide personal and credit information for credit applications and credit agreements of €500 and above to the Central Credit Register. This information will be held on the Central Credit Register and may be used by other lenders when making decisions on your credit applications and credit agreements.

[Page intentionally left blank]

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Syndicated Facility Agreement dated as of [    ] (as amended, supplemented or otherwise modified from time to time, the “Facility Agreement”), among FLUTTER ENTERTAINMENT PLC, a public limited company incorporated in Ireland with registration number 16956 and registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland (the “Company”), PPB TREASURY UNLIMITED COMPANY, a private unlimited company incorporated in Ireland with registration number 638040 and registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland (“PPB”), BETFAIR INTERACTIVE US FINANCING LLC, a Delaware limited liability company organised in Delaware with registration number 7163791 (“Betfair”), TSE HOLDINGS LIMITED, a private limited company incorporated in England & Wales with registration number 05172296 and registered office at One Chamberlain Square Cs, Birmingham, United Kingdom, B3 3AX (“TSEH”), FANDUEL GROUP FINANCING LLC, a Delaware limited liability company organised in Delaware with registration number 7163797 (“FanDuel” or “Co-Borrower”) and FLUTTER FINANCING B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands, having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and registered with the Dutch Trade Register under number 77893107 (“Flutter Finance”) (each of the Company, PPB, Betfair, TSEH, FanDuel and Flutter Finance, a “Borrower” and together the “Borrowers”), the lenders from time to time party thereto (“Lenders”), J.P. Morgan SE, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and the Collateral Agent for the Secured Parties. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Facility Agreement.

1. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth below (the “Effective Date”) (but not prior to the registration of the information contained herein in the Register pursuant to Section 9.04(b)(v) of the Facility Agreement), the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Facility Agreement and the other Loan Documents, including, without limitation, the amounts and percentages set forth below of (i) the Commitments of the Assignor on the Effective Date set forth below and (ii) the Loans owing to the Assignor which are outstanding on the Effective Date. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Exhibit A hereto. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Facility Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Facility Agreement.

2. Pursuant to Section 9.04(b)(ii) of the Facility Agreement, this Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if required by Section 9.04(b)(ii)(B) of the Facility Agreement, a processing and recordation fee of (x) $3,500 in the case of assignments of any Loans or Commitments denominated in Dollars, Sterling or an Alternate Currency and (y) €3,500 in the case of assignments of any Loans or Commitments denominated in Euros and (ii) if the Assignee is not already a Lender under the Facility Agreement, a completed Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.17 of the Facility Agreement.

3. The Assignee confirms, for the benefit of the Administrative Agent and without liability to any Loan Party, that it is (i) in respect of a Borrower that is tax resident in the United Kingdom, [not a U.K. Qualifying Lender][a U.K. Qualifying Lender that falls within paragraph (i) of the definition of “U.K. Qualifying Lender”][a U.K Qualifying Lender that falls within paragraph (ii) of the definition of “U.K. Qualifying Lender”][a U.K. Qualifying Lender that is a U.K. Treaty Lender]; (ii) in respect of a Borrower that is tax resident in Ireland, [not an Irish Qualifying Lender][an Irish Qualifying Lender (other than an Irish Treaty Lender)][an Irish Treaty Lender]; (iii) in respect of a Borrower that is tax resident in the Netherlands [not a Dutch Qualifying Lender][a Dutch Qualifying Lender (other than a Dutch Treaty Lender)][a Dutch Treaty Lender]; (iv) [not] a Loan to Own Investor; and (v) [not] an Industrial Competitor.1

[4. The Assignee confirms that the person beneficially entitled to interest payable to that Assignee in respect of an advance under a Loan Document is, in respect of a Borrower that is tax resident in the United Kingdom, [a company resident in the United Kingdom for United Kingdom tax purposes][a partnership each member of which is [a company so resident in the United Kingdom][a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the U.K. Corporation Tax Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the U.K. Corporation Tax Act]][a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the U.K. Corporation Tax Act) of that company].]2

[[4][5]. The Assignee confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [•]) and is tax resident in [•],3 so that interest payable to it by borrowers is generally subject to full exemption from U.K. withholding tax, and requests that the Company notify: (i) each Borrower which is a party as a Borrower as at the Effective Date, and (ii) each additional Borrower which becomes an additional Borrower after the Effective Date, that it wishes that scheme to apply to the Facility Agreement.]4

[4][5][6]. This Assignment and Acceptance and any claims, controversy, dispute or causes of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Assignment and Acceptance shall be construed in accordance with and governed by the laws of the State of New York, without regard to any principle of conflicts of law that could require the application of any other law.

Date of Assignment:

Legal Name of Assignor (“Assignor”):

[1]	Delete as applicable – each Assignee is required to confirm which of these categories it falls within.
[2]	Include if New Lender falls within paragraph (ii) of the definition of U.K. Qualifying Lender.
[3]	Insert jurisdiction of tax residence.
[4]	Include if New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

Legal Name of Assignee (“Assignee”):5

Assignee’s Address for Notices:

Effective Date of Assignment:

Percentage Assigned of
Commitment (set forth, to
at least 8 decimals, as a
percentage of the Facility
and the Aggregate
	Principal Amount	Commitments of all
Facility/Commitment	Assigned[6]	Lenders thereunder)
Term A1 Loans	£	%
Term A2 Loans	€	%
Term A3 Loans	$	%
Term B Loans	$	%
Revolving Facility Loans/Revolving Facility Commitments	[£ ][Other]	%

[Remainder of page intentionally left blank; signature page follows]

[5]	The Assignee shall not be the Company, or any of the Borrowers’ Affiliates or Subsidiaries except in accordance with Section 9.04(i) of the Facility Agreement
[6]	Minimum amount of Commitments and/or Loans assigned is governed by Section 9.04(b)(ii)(A) of the Facility Agreement.

The terms set forth above are hereby agreed to:	Accepted[7]

_______________, as Assignor	[J.P. MORGAN SE,
as Administrative Agent][8]

by:
Name:	by:
Title:	Name:
_______________, as Assignee	Title:

by:	by:
Name:	Name:
Title:	Title:

[INSERT NAME,
as an Issuing Bank] [9]

by:
Name:
Title:

[7]	To be completed to the extent consents are required under Section 9.04(b)(i) of the Facility Agreement.
[8]

Consent of the Administrative Agent shall not be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender, an Approved Fund, a Borrower or an Affiliate of a Borrower made in accordance with Section 9.04(i) of the Facility Agreement.

[9]	Consent of the Issuing Banks shall not be required for an assignment of all or any portion of a Term Loan.

[Signature Page to the Assignment and Acceptance]

[FLUTTER ENTERTAINMENT PLC, as the Company] [10]

By:
Name:
Title:
Date:

[10]

Consent of the Company shall not be required (i) for an assignment of (x) a Term B Loan to a Lender, an Affiliate of a Lender, an Approved Fund, (y) a Term A Loan to a Term A Lender, an Affiliate of that Lender or, in each case, if an Event of Default under Section 7.01(b), (c), (h) or (i) of the Facility Agreement has occurred and is continuing, any other person, (ii) for an assignment of a Revolving Facility Commitment or Revolving Facility Loan to a Revolving Facility Lender, an Affiliate of a Revolving Facility Lender or an Approved Fund with respect to a Revolving Facility Lender, or, in each case, if an Event of Default under Sections 7.01(b), (c), (h) or (i) of the Facility Agreement has occurred and is continuing, any other person, or (iii) for an assignment, transfer, sub-participation (or any transaction having a similar or equivalent economic effect to such person) of a Term A Loan, a Revolving Facility Commitment or Revolving Facility Loan to a Loan To Own Investor, if an Event of Default under Sections 7.01(b) and/or (c) of the Facility Agreement has been continuing for more than 5 Business Days or an Event of Default under Sections 7.01(h) or (i) of the Facility Agreement has occurred and is continuing. Consent of the Borrowers, with respect to the assignment of Term B Loans, shall be deemed to have been given if the Company has not responded within ten (10) Business Days after the delivery of any request for such consent.

[Signature Page to the Assignment and Acceptance]

EXHIBIT A

REPRESENTATIONS AND WARRANTIES

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Facility Agreement.

By executing and delivering this Assignment and Acceptance, the assigning Lender hereunder and the Assignee hereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:

1.

Such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim and that its applicable Commitment, and the outstanding balances of its Term Loans and Revolving Facility Loans, in each case without giving effect to assignments hereof which have not become effective, are as set forth in such Assignment and Acceptance.

2.

Except as set forth in (1) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Facility Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Facility Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, or the financial condition of the Company, the Borrowers or any Subsidiary or the performance or observance by the Company, the Borrowers or any Subsidiary of any of their obligations under the Facility Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto.

3.	The Assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.

4.

The Assignee confirms that it has received a copy of the Facility Agreement, together with copies of the most recent financial statements referred to in Section 3.05 (or delivered pursuant to Section 5.04) of the Facility Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance.

5.

The Assignee will independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Facility Agreement.

6.

The Assignee appoints and authorizes the Administrative Agent and Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Facility Agreement as are delegated to such Agent by the terms of the Facility Agreement, together with such powers as are reasonably incidental thereto.

7.	The Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of the Facility Agreement are required to be performed by it as a Lender.

EXHIBIT A-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Syndicated Facility Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the “Facility Agreement”), among FLUTTER ENTERTAINMENT PLC, a public limited company incorporated in Ireland with registration number 16956 and registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland (the “Company”), PPB TREASURY UNLIMITED COMPANY, a private unlimited company incorporated in Ireland with registration number 638040 and registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland (“PPB”), BETFAIR INTERACTIVE US FINANCING LLC, a Delaware limited liability company organised in Delaware with registration number 7163791 (“Betfair”), TSE HOLDINGS LIMITED, a private limited company incorporated in England & Wales with registration number 05172296 and registered office at One Chamberlain Square Cs, Birmingham, United Kingdom, B3 3AX (“TSEH”), FANDUEL GROUP FINANCING LLC, a Delaware limited liability company organised in Delaware with registration number 7163797 (“FanDuel” or “Co-Borrower”) and FLUTTER FINANCING B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands, having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and registered with the Dutch Trade Register under number 77893107 (“Flutter Finance”) (each of the Company, PPB, Betfair, TSEH, FanDuel and Flutter Finance, a “Borrower” and together the “Borrowers”), the lenders from time to time party thereto (“Lenders”), J.P. Morgan SE, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and the Collateral Agent for the Secured Parties. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Facility Agreement.

Pursuant to the provisions of Section 2.17 of the Facility Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of a U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to a U.S. Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the relevant U.S. Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the relevant U.S. Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the relevant U.S. Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Facility Agreement and used herein shall have the meanings given to them in the Facility Agreement.

EXHIBIT A-1

[NAME OF LENDER]

By:

Name:

Title:

Date:                          , 20[ ]

EXHIBIT A-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Syndicated Facility Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the “Facility Agreement”), among FLUTTER ENTERTAINMENT PLC, a public limited company incorporated in Ireland with registration number 16956 and registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland (the “Company”), PPB TREASURY UNLIMITED COMPANY, a private unlimited company incorporated in Ireland with registration number 638040 and registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland (“PPB”), BETFAIR INTERACTIVE US FINANCING LLC, a Delaware limited liability company organized in Delaware with registration number 7163791 (“Betfair”), TSE HOLDINGS LIMITED, a private limited company incorporated in England & Wales with registration number 05172296 and registered office at One Chamberlain Square Cs, Birmingham, United Kingdom, B3 3AX (“TSEH”), FANDUEL GROUP FINANCING LLC, a Delaware limited liability company organized in Delaware with registration number 7163797 (“FanDuel” or “Co-Borrower”) and FLUTTER FINANCING B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands, having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and registered with the Dutch Trade Register under number 77893107 (“Flutter Finance”) (each of the Company, PPB, Betfair, TSEH, FanDuel and Flutter Finance, a “Borrower” and together the “Borrowers”), the lenders from time to time party thereto (“Lenders”), J.P. Morgan SE, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and the Collateral Agent for the Secured Parties. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Facility Agreement.

Pursuant to the provisions of Section 2.17 of the Facility Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the relevant U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the relevant U.S. Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Facility Agreement and used herein shall have the meanings given to them in the Facility Agreement.

EXHIBIT A-2

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:                          , 20[ ]

EXHIBIT A-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Syndicated Facility Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the “Facility Agreement”), among FLUTTER ENTERTAINMENT PLC, a public limited company incorporated in Ireland with registration number 16956 and registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland (the “Company”), PPB TREASURY UNLIMITED COMPANY, a private unlimited company incorporated in Ireland with registration number 638040 and registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland (“PPB”), BETFAIR INTERACTIVE US FINANCING LLC, a Delaware limited liability company organized in Delaware with registration number 7163791 (“Betfair”), TSE HOLDINGS LIMITED, a private limited company incorporated in England & Wales with registration number 05172296 and registered office at One Chamberlain Square Cs, Birmingham, United Kingdom, B3 3AX (“TSEH”), FANDUEL GROUP FINANCING LLC, a Delaware limited liability company organized in Delaware with registration number 7163797 (“FanDuel” or “Co-Borrower”)) and FLUTTER FINANCING B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands, having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and registered with the Dutch Trade Register under number 77893107 (“Flutter Finance”) (each of the Company, PPB, Betfair, TSEH, FanDuel and Flutter Finance, a “Borrower” and together the “Borrowers”), the lenders from time to time party thereto (“Lenders”), J.P. Morgan SE, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and the Collateral Agent for the Secured Parties. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Facility Agreement

Pursuant to the provisions of Section 2.17 of the Facility Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the U.S. Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Facility Agreement and used herein shall have the meanings given to them in the Facility Agreement.

EXHIBIT A-3

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: , 20[ ]

EXHIBIT A-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Syndicated Facility Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the “Facility Agreement”), among FLUTTER ENTERTAINMENT PLC, a public limited company incorporated in Ireland with registration number 16956 and registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland (the “Company”), PPB TREASURY UNLIMITED COMPANY, a private unlimited company incorporated in Ireland with registration number 638040 and registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland (“PPB”), BETFAIR INTERACTIVE US FINANCING LLC, a Delaware limited liability company organized in Delaware with registration number 7163791 (“Betfair”), TSE HOLDINGS LIMITED, a private limited company incorporated in England & Wales with registration number 05172296 and registered office at One Chamberlain Square Cs, Birmingham, United Kingdom, B3 3AX (“TSEH”), FANDUEL GROUP FINANCING LLC, a Delaware limited liability company organized in Delaware with registration number 7163797 (“FanDuel” or “Co-Borrower”)) and FLUTTER FINANCING B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands, having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and registered with the Dutch Trade Register under number 77893107 (“Flutter Finance”) (each of the Company, PPB, Betfair, TSEH, FanDuel and Flutter Finance, a “Borrower” and together the “Borrowers”), the lenders from time to time party thereto (“Lenders”), J.P. Morgan SE, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and the Collateral Agent for the Secured Parties. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Facility Agreement.

Pursuant to the provisions of Section 2.17 of the Facility Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Facility Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the relevant U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the relevant U.S. Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the relevant U.S. Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the relevant U.S. Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the relevant U.S. Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

EXHIBIT A-4

Unless otherwise defined herein, terms defined in the Facility Agreement and used herein shall have the meanings given to them in the Facility Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:                          , 20[ ]

FORM OF ADMINISTRATIVE QUESTIONNAIRE

On file with the Administrative Agent.

EXHIBIT C

FORM OF

SOLVENCY CERTIFICATE

[        ], 20[    ]

This Solvency Certificate is delivered pursuant to Section 4.02(d) of the Syndicated Facility Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the “Facility Agreement”), among FLUTTER ENTERTAINMENT PLC, a public limited company incorporated in Ireland with registration number 16956 and registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland (the “Company”), PPB TREASURY UNLIMITED COMPANY, a private unlimited company incorporated in Ireland with registration number 638040 and registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland (“PPB”), BETFAIR INTERACTIVE US FINANCING LLC, a Delaware limited liability company organised in Delaware with registration number 7163791 (“Betfair”), TSE HOLDINGS LIMITED, a private limited company incorporated in England & Wales with registration number 05172296 and registered office at One Chamberlain Square Cs, Birmingham, United Kingdom, B3 3AX (“TSEH”), FANDUEL GROUP FINANCING LLC, a Delaware limited liability company organised in Delaware with registration number 7163797 (“FanDuel” or “Co-Borrower”) and FLUTTER FINANCING B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands, having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and registered with the Dutch Trade Register under number 77893107 (“Flutter Finance”) (each of the Company, PPB, Betfair, TSEH, FanDuel and Flutter Finance, a “Borrower” and together the “Borrowers”), the lenders from time to time party thereto (“Lenders”), J.P. Morgan SE, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and the Collateral Agent for the Secured Parties. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Facility Agreement.

The undersigned hereby certifies, solely in [his][her] capacity a Financial Officer of the Company and not in [his][her] individual capacity, as follows:

1. I am the [        ] of the Company. I am familiar with the Transactions, and have reviewed the Facility Agreement, financial statements referred to in Section 3.05 of the Facility Agreement and such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2. As of the date hereof, immediately after giving effect to the consummation of the Transactions that occur on the Closing Date, on and as of such date, assuming that indebtedness and other obligations will become due at their respective maturities, (i) the present fair saleable value of the assets of the Company, the Borrowers and their Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Company, the Borrowers and their Subsidiaries on a consolidated basis; (ii) the Company, the Borrowers and their Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iii) the Company, the Borrowers and their Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

3. As of the date hereof, immediately after giving effect to the consummation of the Transactions that occur on the Closing Date, none of the Company or the Borrowers intend to, and none of the Company or the Borrowers believes that they or any of their subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.

This Solvency Certificate is being delivered by the undersigned officer only in [his][her] capacity as [        ] of the Company and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

THE COMPANY:

FLUTTER ENTERTAINMENT PLC

By:
Name:
Title:
Date:

[Signature Page to Solvency Certificate]

EXHIBIT D

FORM OF BORROWING REQUEST

Date:1                         ,

To:

J.P. Morgan SE, as administrative agent (in such capacity, the “Administrative Agent”) under that certain Syndicated Facility Agreement dated as of [     ] (as amended, supplemented or otherwise modified from time to time, the “Facility Agreement”), among FLUTTER ENTERTAINMENT PLC, a public limited company incorporated in Ireland with registration number 16956 and registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland (the “Company”), PPB TREASURY UNLIMITED COMPANY, a private unlimited company incorporated in Ireland with registration number 638040 and registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland (“PPB”), BETFAIR INTERACTIVE US FINANCING LLC, a Delaware limited liability company organised in Delaware with registration number 7163791 (“Betfair”), TSE HOLDINGS LIMITED, a private limited company incorporated in England & Wales with registration number 05172296 and registered office at One Chamberlain Square Cs, Birmingham, United Kingdom, B3 3AX (“TSEH”), FANDUEL GROUP FINANCING LLC, a Delaware limited liability company organised in Delaware with registration number 7163797 (“FanDuel” or “Co-Borrower”) and FLUTTER FINANCING B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands, having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and registered with the Dutch Trade Register under number 77893107 (“Flutter Finance”) (each of the Company, PPB, Betfair, TSEH, FanDuel and Flutter Finance, a “Borrower” and together the “Borrowers”), the lenders from time to time party thereto (“Lenders”), the Administrative Agent and the Collateral Agent for the Secured Parties.

Ladies and Gentlemen:

Reference is made to the above-described Facility Agreement. Terms defined in the Facility Agreement, wherever used herein, unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Facility Agreement. The undersigned hereby irrevocably notifies you, pursuant to Section 2.03 of the Facility Agreement, of the Borrowing specified below:

1.	The Borrowing will be a Borrowing of Loans.[2]

[1]

A Borrower shall notify the Administrative Agent of such request by telephone or electronically (a) in the case of a Compounded SONIA Borrowing, a Eurocurrency Borrowing or a Term SOFR Borrowing, not later than 2:00 p.m., Local Time, three (3) Business Days before the date of the proposed Borrowing whether denominated in Dollars, Euros or Sterling (or in an Alternate Currency if such Alternate Currency has been approved pursuant to Section 1.05 of the Facility Agreement), or (b) in the case of an ABR Borrowing, not later than 10:00 a.m. Local Time, on the Business Day of the proposed Borrowing (or, in each case, such shorter period as the Administrative Agent may agree); provided, that, (i) to request a Compounded SONIA Borrowing of Compounded SONIA Loans, a Eurocurrency Borrowing of Eurocurrency Term Loans, a Term SOFR Borrowing of Term SOFR Loans and/or ABR Borrowing on the Closing Date, a Borrower shall notify the Administrative Agent of such request by telephone not later than [9:00] a.m., New York City time, one Business Day prior to the Closing Date (or such later time as the Administrative Agent may agree), (ii) [reserved] and (iii) any such notice of an Incremental Revolving Borrowing or Incremental Term Borrowing may be given at such time as provided in the applicable Incremental Assumption Agreement. Each such Borrowing Request will be irrevocable, except as otherwise provided in the Facility Agreement, and must be confirmed promptly by hand delivery or electronic means to the Administrative Agent signed by the Company.

[2]

Term A1 Loans, Term A2 Loans, Term A3 Loans, Term B Loans, Incremental Term Loans, Revolving Facility Loans, Refinancing Term Loans, Other Term Loans, Other Revolving Loans or Replacement Revolving Loans.

2.	The Borrower[s] making the Borrowing Request, and the aggregate amount and currency of the proposed Borrowing are:

(a) [relevant Borrower:] [$][€][[£][Other]                         .3

(b) [add, if necessary, relevant Borrower:] [$][€][[£][Other]                         .

3.	The day of the proposed Borrowing is: .[4]

4.	The Borrowing is comprised of [$][€][£][Other] of Eurocurrency Loans, $ of [ABR][Term SOFR] Loans] and/or £ of Compounded SONIA Loans.

5.

The duration of the initial Interest Period[s] for the [Eurocurrency Loans included in the Borrowing shall be                          month(s)][Term SOFR Loans included in the Borrowing shall be                          month(s)][and][Compounded SONIA Loans included in the Borrowing shall be                          month(s)].[5]

6.	The location and number of the account to which the proceeds of such Borrowing are to be disbursed is .

[The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds thereof:

(A) [The representations and warranties set forth in the Loan Documents are true and correct in all material respects as of the date hereof (except to the extent such representations and warranties are qualified by “materiality” or “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects as of such date), with the same effect as though made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects as of such earlier date);]6[ and]

[(B)] [No Event of Default has occurred and is continuing.]7 ]

[3]

In the case of a Revolving Facility Borrowing, to be denominated in Dollars, Euros or Sterling (or any Alternate Currency that is approved in accordance with Section 1.05 of the Facility Agreement), and, in the case of a Term Borrowing, to be denominated (in the case of Term A3 Borrowings and/or Term B Borrowings) in Dollars, (in the case of Term A2 Borrowings) in Euros and/or (in the case of Term A1 Borrowings) in Sterling.

[4]	The date of such Borrowing must be a Business Day.
[5]

1 week (in the case of a Eurocurrency or Compounded SONIA Revolving Facility Borrowing only), 1, 3 or 6 months thereafter (or 12 months, if at the time of the relevant Borrowing, all relevant Lenders make interest periods of such length available or, if agreed to by the Administrative Agent, any shorter period), as the applicable Borrower may elect.

[6]	To be included only for Borrowings that occur following the Closing Date to the extent required by the Facility Agreement.
[7]

To be included only for Borrowings that occur following the Closing Date to the extent required by the Facility Agreement or, with respect to an Incremental Term Loan Commitment or Incremental Revolving Facility Commitment, to the extent required by the relevant Incremental Assumption Agreement; provided that, in any event, if such Incremental Term Loan Commitment or Incremental Revolving Facility Commitment is established for a purpose other than financing any Permitted Business Acquisition or any other acquisition or similar Investment that is permitted by the Facility Agreement, to be replaced with the following language: “No Event of Default with respect to the Borrower under Section 7.01(b), (c), (h) or (i) of the Facility Agreement has occurred and is continuing or would result therefrom.”

[Remainder of page intentionally left blank; signature page follows]

This Borrowing Request is issued pursuant to and is subject to the Facility Agreement executed as of the date first written above.

[FLUTTER FINANCING B.V., as Flutter Finance]

By:		By:
Name:			Name:
Title:	Managing Director A		Title: Managing Director B
Date:			Date:

[FLUTTER ENTERTAINMENT PLC, as the
Company]

[PPB TREASURY UNLIMITED COMPANY,
as PPB]

[BETFAIR INTERACTIVE US FINANCING
LLC, as Betfair]

[TSE HOLDINGS LIMITED, as TSEH]

[FANDUEL GROUP FINANCING LLC, as
FanDuel]

By:
Name:
Title:

[Signature Page to the Borrowing Request]

EXHIBIT E

FORM OF INTEREST ELECTION REQUEST

Date:1                         ,

To:

J.P. Morgan SE, as administrative agent (in such capacity, the “Administrative Agent”) under that certain Syndicated Facility Agreement dated as of [     ] (as amended, supplemented or otherwise modified from time to time, the “Facility Agreement”), among FLUTTER ENTERTAINMENT PLC, a public limited company incorporated in Ireland with registration number 16956 and registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland (the “Company”), PPB TREASURY UNLIMITED COMPANY, a private unlimited company incorporated in Ireland with registration number 638040 and registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland (“PPB”), BETFAIR INTERACTIVE US FINANCING LLC, a Delaware limited liability company organised in Delaware with registration number 7163791 (“Betfair”), TSE HOLDINGS LIMITED, a private limited company incorporated in England & Wales with registration number 05172296 and registered office at One Chamberlain Square Cs, Birmingham, United Kingdom, B3 3AX (“TSEH”), FANDUEL GROUP FINANCING LLC, a Delaware limited liability company organised in Delaware with registration number 7163797 (“FanDuel” or “Co-Borrower”) and FLUTTER FINANCING B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands, having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and registered with the Dutch Trade Register under number 77893107 (“Flutter Finance”) (each of the Company, PPB, Betfair, TSEH, FanDuel and Flutter Finance, a “Borrower” and together the “Borrowers”), the lenders from time to time party thereto (“Lenders”), the Administrative Agent and the Collateral Agent for the Secured Parties.

Ladies and Gentlemen:

Reference is made to the above-described Facility Agreement. Terms defined in the Facility Agreement, wherever used herein, unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Facility Agreement. This notice constitutes an Interest Election Request and the undersigned Borrower hereby makes an election with respect to Loans under the Facility Agreement, and, in connection therewith, such Borrower specifies the following information with respect to such election:

1.	Borrowing to which this request applies (including Facility, currency, principal amount and Type of Loans subject to election): .[2]

2.	Effective date of election, which shall be a Business Day: .

[1]

A Borrower must notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 of the Facility Agreement if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each telephonic Interest Election Request will be irrevocable and must be confirmed promptly by hand delivery or electronic means to the Administrative Agent.

[2]

If different options are being elected with respect to different portions of the Borrowing, the portions thereof must be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Paragraphs 3 and 4 shall be specified for each resulting Borrowing).

3.	The Loans are to be [converted into][continued as] an: [ABR Borrowing][Compounded SONIA Borrowing][Eurocurrency Borrowing][Term SOFR Borrowing].

4.	The duration of the Interest Period for the [Compounded SONIA Borrowing] [Eurocurrency Borrowing][and][Term SOFR Borrowing] included in the election shall be month(s).[3]

[Remainder of page intentionally left blank; signature page follows]

[3]

1 week (in the case of a Eurocurrency or Compounded SONIA Revolving Facility Borrowing only), 1, 3 or 6 months thereafter (or 12 months, if at the time of the relevant Borrowing, all relevant Lenders make interest periods of such length available or, if agreed to by the Administrative Agent, any shorter period), as the applicable Borrower may elect.

This Interest Election Request is issued pursuant to and is subject to the Facility Agreement, executed as of the date first written above.

[FLUTTER FINANCING B.V., as Flutter Finance]

By:		By:
Name:			Name:
Title:	Managing Director A		Title: Managing Director B
Date:			Date:

[FLUTTER ENTERTAINMENT PLC, as the Company]

[PPB TREASURY UNLIMITED COMPANY, as PPB]

[BETFAIR INTERACTIVE US FINANCING LLC, as Betfair]

[TSE HOLDINGS LIMITED, as TSEH]

[FANDUEL GROUP FINANCING LLC, as FanDuel]

By:
Name:
Title:

[Signature Page to the Interest Election Request]

EXHIBIT F

FORM OF PERMITTED LOAN PURCHASE ASSIGNMENT AND ACCEPTANCE

Reference is made to the Syndicated Facility Agreement dated as of [     ] (as amended, supplemented or otherwise modified from time to time, the “Facility Agreement”), among FLUTTER ENTERTAINMENT PLC, a public limited company incorporated in Ireland with registration number 16956 and registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland (the “Company”), PPB TREASURY UNLIMITED COMPANY, a private unlimited company incorporated in Ireland with registration number 638040 and registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland (“PPB”), BETFAIR INTERACTIVE US FINANCING LLC, a Delaware limited liability company organised in Delaware with registration number 7163791 (“Betfair”), TSE HOLDINGS LIMITED, a private limited company incorporated in England & Wales with registration number 05172296 and registered office at One Chamberlain Square Cs, Birmingham, United Kingdom, B3 3AX (“TSEH”), FANDUEL GROUP FINANCING LLC, a Delaware limited liability company organised in Delaware with registration number 7163797 (“FanDuel” or “Co-Borrower”) and FLUTTER FINANCING B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands, having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and registered with the Dutch Trade Register under number 77893107 (“Flutter Finance”) (each of the Company, PPB, Betfair, TSEH, FanDuel and Flutter Finance, a “Borrower” and together the “Borrowers”), the lenders from time to time party thereto (“Lenders”), J.P. Morgan SE, as administrative agent (in such capacity, the “Administrative Agent”) and the Collateral Agent for the Secured Parties. Unless otherwise defined herein, terms defined in the Facility Agreement and used herein shall have the meanings given to them in the Facility Agreement.

The Assignor identified on Schedule l hereto (the “Assignor”) and the [Company][Subsidiary of Company] (the “Assignee”) agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below) and pursuant to the terms and conditions set forth in the Facility Agreement for Permitted Loan Purchases (including, without limitation, Sections 9.04(i) and 9.04(j) thereof), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Facility Agreement with respect to those credit facilities contained in the Facility Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

2. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Permitted Loan Purchase Assignment and Acceptance and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Facility Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Facility Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers, any of the Subsidiaries or any other obligor or the performance or observance by the Borrowers, any of the Subsidiaries or any other obligor of any of their respective obligations under the Facility Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (d) attaches any Notes held by it evidencing the Assigned Facilities. To the extent the Assignor has retained any interest in the Assigned Facility and holds a Note evidencing such interest, the Assignor hereby requests that the Administrative Agent exchange the attached Note(s) for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Permitted Loan Purchase Assignment and Acceptance and has taken all action necessary to execute and deliver this Permitted Loan Purchase Assignment and Acceptance and to consummate the transaction contemplated hereby; (b) represents and warrants that it satisfied the requirements, if any, specified in the Facility Agreement that are required to be satisfied in order to make a Permitted Loan of the Assigned Interest, and (c) represents and warrants that it is not in possession of material non-public information (within the meaning of United States federal and state securities laws) with respect to the Company, the Borrowers, Subsidiaries of the Company or their respective securities (or, if the Company is not at the time a public reporting company, material information of a type that would not be reasonably expected to be publicly available if the Company were a public reporting company) that (A) has not been disclosed to the Assignor or the Lenders generally (other than because any such Lender does not wish to receive material non-public information with respect to the Company, the Borrowers or Subsidiaries of the Company) and (B) could reasonably be expected to have a material effect upon, or otherwise be material to, Assignor’s decision to assign the Assigned Facilities to the Assignee.

4. The effective date of this Permitted Loan Purchase Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Permitted Loan Purchase Assignment and Acceptance, the Assigned Interest shall be deemed to be automatically and immediately (contributed to a Borrower, if applicable, and) cancelled and extinguished. The Administrative Agent shall update the Register, effective as of the Effective Date, to record such event as if it were a prepayment of such Assigned Interest pursuant to Section 9.04(j) of the Facility Agreement.

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued prior to the Effective Date. No payments in respect of the Assigned Interest (which shall be deemed to have been cancelled and extinguished as of the Effective Date) shall be due to the Assignor or the Assignee from and after the Effective Date.

6. As of the Effective Date, the Assignor shall, to the extent provided in this Permitted Loan Purchase Assignment and Acceptance, relinquish its rights and be released from its obligations under the Facility Agreement.

7. This Permitted Loan Purchase Assignment and Acceptance shall be binding upon, and inure to the benefit of the parties hereto and their respective successors and assigns. This Permitted Loan Purchase Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Permitted Loan Purchase Assignment and Acceptance by electronic means shall be effective as delivery of a manually executed counterpart of this Permitted Loan Purchase Assignment and Acceptance.

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8. This Permitted Loan Purchase Assignment and Acceptance and any claims, controversy, dispute or causes of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Permitted Loan Purchase Assignment and Acceptance shall be construed in accordance with and governed by the laws of the State of New York, without regard to any principle of conflicts of law that could require the application of any other law.

[Remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Permitted Loan Purchase Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

[INSERT NAME], as Assignor

By:
Name:
Title:

[INSERT NAME], as Assignee

By:
Name:
Title:

[Signature Page to the Permitted Loan Purchase Assignment and Acceptance]

SCHEDULE 1

Assigned Interests

Facility Assigned	(1) Amount of Loans Assigned	(2) Aggregate Amount of Loans of the Assigned Facility	(3) Aggregate Amount of Outstanding Term Loans	(1) / (2) x 100%	(1) / (3) x 100%

Term A1 Loans

Term A2 Loans

Term A3 Loans

Term B Loans

Refinancing Term Loans

Other Term Loans

Extended Term Loans

EXHIBIT G

FORM OF

REFINANCING INTERCREDITOR AGREEMENT

[Attached]

Agreed Form

INTERCREDITOR AGREEMENT

Dated                  2024

Between

J.P. MORGAN SE

as Senior Facility Agent

The Senior Lenders

The Operating Facility Lenders

The Hedge Counterparties

The Debtors

WILMINGTON TRUST (LONDON) LIMITED

as Security Agent

and others

SIMPSON THACHER & BARTLETT LLP

LONDON

THIS AGREEMENT is dated                      2024 and made between:

(1)	J.P. MORGAN SE as Senior Facility Agent;

(2)	THE FINANCIAL INSTITUTIONS named on the signing pages as Senior Lenders;

(3)	[_], [_] and [_] as Senior Arrangers;

(4)	THE FINANCIAL INSTITUTIONS named on the signing pages as Operating Facility Lenders (if any);

(5)	THE PERSONS named on the signing pages as Hedge Counterparties (if any);

(6)	THE COMPANIES named on the signing pages as Investors (if any) (the “Original Investors”);

(7)	FLUTTER ENTERTAINMENT PLC, a company with limited liability incorporated under the laws of Ireland and registered under number 16956 (the “Parent”);

(8)	THE COMPANIES named on the signing pages as Debtors (the “Original Debtors”);

(9)	THE COMPANIES named on the signing pages as Intra-Group Lenders;

(10)	WILMINGTON TRUST (LONDON) LIMITED as agent and security trustee for the Secured Parties (the “Security Agent”);

(11)	Upon accession each Senior Notes Trustee as trustee for and on behalf of each Senior Noteholder represented by such Senior Notes Trustee; and

(12)	Upon accession each Senior Parent Notes Trustee as trustee for and on behalf of each Senior Parent Noteholder represented by such Senior Parent Notes Trustee.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“1992 ISDA Master Agreement” means the Master Agreement (Multicurrency Cross Border) as published by the International Swaps and Derivatives Association, Inc.

“2002 ISDA Master Agreement” means the 2002 Master Agreement as published by the International Swaps and Derivatives Association, Inc.

“Acceleration Event” means a Senior Facilities Acceleration Event, a Senior Notes Acceleration Event, a Permitted Senior Financing Acceleration Event, a Second Lien Acceleration Event, a Permitted Second Lien Financing Acceleration Event, a Senior Parent Notes Acceleration Event and/or a Permitted Parent Financing Acceleration Event, as the context requires.

“Affiliate” has the meaning given to that term in the Senior Facilities Agreement.

“Agent” means each of any Senior Facility Agent, any Senior Notes Trustee, any Second Lien Facility Agent, any Senior Parent Notes Trustee, any Senior Creditor Representative, any Second Lien Creditor Representative, any Senior Parent Creditor Representative and the Security Agent, as the context requires.

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“Agent Liabilities” means all present and future liabilities and obligations, whether actual or contingent, of the Parent and/or any Debtor to any Agent under the Debt Documents.

“Agreed Security Principles” has the meaning given to the term “Agreed Guarantee and Security Principles” in the Senior Facilities Agreement.

“Ancillary Document” means each document relating to or evidencing an Ancillary Facility.

“Ancillary Facility” means:

(a)	an “Ancillary Facility” as defined in the Senior Facilities Agreement;

(b)	any ancillary facility, fronted ancillary facility or similar or equivalent arrangement made available under or pursuant to the terms of any Permitted Senior Financing Document; and/or

(c)	any Operating Facility.

“Ancillary Lender” means:

(a)	each Senior Lender (or Affiliate of a Senior Lender) which makes an Ancillary Facility available pursuant to the terms of the Senior Facilities Agreement;

(b)

each Permitted Senior Financing Creditor (or Affiliate of a Permitted Senior Financing Creditor) which makes an Ancillary Facility available under or pursuant to the terms of a Permitted Senior Financing Document; and/or

(c)	each Operating Facility Lender.

“Arranger” means any Senior Arranger, any Permitted Senior Financing Arranger, any Second Lien Arranger, any Permitted Second Lien Financing Arranger and any Permitted Parent Financing Arranger.

“Arranger Liabilities” means all present and future liabilities and obligations, actual and contingent, of the Parent and/or any Debtor to any Arranger under the Debt Documents.

“Australian Corporations Act” means the Corporations Act 2001 (Cth) of Australia.

“Available Shareholder Amounts” means any amounts which any member of the Group is permitted by the terms of a Debt Financing Agreement to pay to any person holding a direct or indirect interest in the Parent (to the extent not already designated by the Parent for another specific purpose under that Debt Financing Agreement).

“Borrowing Liabilities” means, in relation to a member of the Group, the liabilities (not being Guarantee Liabilities) it may have as a principal debtor to a Creditor, Operating Facility Lender or Debtor in respect of Indebtedness arising under the Debt Documents (whether incurred solely or jointly and including, without limitation, liabilities as a “Borrower” under and as defined in the Senior Facilities Finance Documents and/or the Second Lien Finance Documents and liabilities as “Issuer” under and as defined in the Senior Notes Finance Documents and/or the Senior Parent Notes Finance Documents).

“Business Day” has the meaning given to that term in the Senior Facilities Agreement.

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“CFC” means a “controlled foreign corporation” as defined in Section 957(a) of the US Internal Revenue Code.

“Charged Property” means all of the assets which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Close-Out Netting” means:

(a)

in respect of a Hedging Agreement or a Hedging Ancillary Document based on a 1992 ISDA Master Agreement, any step involved in determining the amount payable in respect of an Early Termination Date (as defined in the 1992 ISDA Master Agreement) under section 6(e) of the 1992 ISDA Master Agreement before the application of any subsequent Set-off (as defined in the 1992 ISDA Master Agreement);

(b)

in respect of a Hedging Agreement or a Hedging Ancillary Document based on a 2002 ISDA Master Agreement, any step involved in determining an Early Termination Amount (as defined in the 2002 ISDA Master Agreement) under section 6(e) of the 2002 ISDA Master Agreement; and

(c)

in respect of a Hedging Agreement or a Hedging Ancillary Document not based on an ISDA Master Agreement, any step involved on a termination of the hedging transactions under that Hedging Agreement pursuant to any provision of that Hedging Agreement which has a similar effect to either provision referenced in paragraphs (a) and (b) above.

“Commitment” means:

(a)	in relation to a Senior Lender, a Senior Commitment;

(b)

in relation to a Permitted Senior Financing Creditor, a “Commitment” under and as defined in the relevant Permitted Senior Financing Agreement or any substantially equivalent expression having the same or substantially the same meaning as “Commitment” in the Senior Facilities Agreement;

(c)	in relation to a Second Lien Lender, the Second Lien Commitment;

(d)

in relation to a Permitted Second Lien Financing Creditor, a “Commitment” under and as defined in the relevant Permitted Second Lien Financing Agreement or any substantially equivalent expression having the same or substantially the same meaning as “Commitment” in the Senior Facilities Agreement; and

(e)

in relation to a Permitted Parent Financing Creditor, a “Commitment” under and as defined in the relevant Permitted Parent Financing Agreement or any substantially equivalent expression having the same or substantially the same meaning as “Commitment” in the Senior Facilities Agreement.

“Commodity Exchange Act” means the US Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Common Assurance” means any guarantee, indemnity or other assurance against loss in respect of any of the Liabilities, the benefit of which (however conferred) is, to the extent legally possible and subject to the Agreed Security Principles, given to, or expressed to be given to, the Senior Secured Parties in respect of their Senior Liabilities (for the avoidance of doubt, without prejudice to the ability of any other person to benefit from that guarantee, indemnity or other assurance to the extent not prohibited by this Agreement).

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“Common Currency” means Dollars.

“Common Currency Amount” means, in relation to an amount, that amount converted (to the extent not already denominated in the Common Currency) into the Common Currency at the Security Agent’s Spot Rate of Exchange on the Business Day prior to the relevant calculation.

“Common Transaction Security” means any Transaction Security which, to the extent legally possible and subject to the Agreed Security Principles:

(a)	is created, or expressed to be created, in favour of the Security Agent as agent or trustee for the other Senior Secured Parties in respect of their Senior Liabilities; or

(b)

in the case of any jurisdiction in which effective Security cannot reasonably be granted in favour of the Security Agent as agent or trustee for the Secured Parties, is created, or expressed to be created, in favour of:

(i)	all the Senior Secured Parties in respect of their Senior Liabilities; and/or

(ii)	the Security Agent under a parallel debt, joint and several creditorship or other similar or equivalent structure for the benefit of all the Senior Secured Parties,

and which ranks in the order of priority contemplated in Clause 2.2 (Transaction Security) and/or is expressed to be subject to the terms of this Agreement (in each case, for the avoidance of doubt, without prejudice to the ability of any other person to benefit from that Transaction Security to the extent not prohibited by this Agreement).

“Consent” means any consent, approval, release or waiver or agreement to any amendment.

“Credit Related Close-Out” means any Permitted Hedge Close-Out which is not a Non-Credit Related Close-Out.

“Creditor Conflict” means, at any time prior to the First/Second Lien Discharge Date, a conflict between:

(a)	the interests of any Senior Secured Creditor; and

(b)	the interests of any Senior Parent Creditor.

“Creditor Representative” means a Senior Creditor Representative, a Second Lien Creditor Representative and/or a Senior Parent Creditor Representative, as the context requires.

“Creditor/Agent Accession Undertaking” means:

(a)

an undertaking substantially in the form set out in Schedule 2 (Form of Creditor/Agent Accession Undertaking) or in such other form as the Security Agent and the Parent may agree from time to time (which may include any undertaking included in any transfer or assignment document contained in any Permitted Financing Document);

(b)	a New Lender Certificate (as defined in the relevant Debt Financing Agreement); or

(c)	an Increase Confirmation (as defined in the relevant Debt Financing Agreement),

as the context may require, or

(d)	in the case of an acceding Debtor which is expressed to accede as an Intra-Group Lender in the relevant Debtor Accession Deed, that Debtor Accession Deed.

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“Creditors” means the Senior Secured Creditors, the Senior Parent Creditors, the Hedge Counterparties, the Intra-Group Lenders and the Investors.

“Debt Document” means each of this Agreement, the Hedging Agreements, the Senior Facilities Finance Documents, the Senior Notes Finance Documents, the Second Lien Finance Documents, the Senior Parent Notes Finance Documents, the Permitted Senior Financing Documents, the Permitted Second Lien Financing Documents, the Permitted Parent Financing Documents, the Operating Facility Documents, the Security Documents, any agreement evidencing the terms of the Intra-Group Liabilities, the Investor Liabilities and any other document designated as such by the Security Agent and the Parent.

“Debt Financing Agreement” means the Senior Facilities Agreement, any Senior Notes Indenture, any Permitted Senior Financing Agreement, any Second Lien Facility Agreement, any Permitted Second Lien Financing Agreement, any Senior Parent Notes Indenture and/or any Permitted Parent Financing Agreement, as the context requires.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to an assignment, transfer or sub-participation in respect of,

any commitment or amount outstanding under any Debt Document.

“Debt Refinancing” has the meaning given to that term in paragraph (i) of Clause 16.1 (Debt Refinancing).

“Debtor” means each Original Debtor and any person which becomes a Party as a Debtor in accordance with the terms of Clause 19 (Changes to the Parties).

“Debtor Accession Deed” means:

(a)

a deed substantially in the form set out in Schedule 1 (Form of Debtor Accession Deed) or in such other form as the Security Agent and the Parent may agree from time to time (which may include any accession document contained in any Permitted Financing Document); or

(b)	(only in the case of a member of the Group which is acceding as a borrower or guarantor under a Debt Financing Agreement) an Accession Letter (as defined in the relevant Debt Financing Agreement).

“Debtor Liabilities” means, in relation to a Debtor, any liabilities owed to any other Debtor (whether actual or contingent and whether incurred solely or jointly) by that Debtor.

“Debtor Resignation Request” means a notice substantially in the form set out in Schedule 3 (Form of Debtor Resignation Request) or in such other form as the Security Agent and the Parent may agree.

“Default” means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the relevant Debt Financing Agreement or any combination of any of the foregoing) be an Event of Default, provided that any such event or circumstance which requires the satisfaction of a condition as to materiality before it becomes an Event of Default shall not be a Default unless that condition is satisfied.

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“Defaulting Lender” means:

(a)	in relation to a Senior Lender, a Senior Lender which is a Defaulting Lender under, and as defined in, the Senior Facilities Agreement;

(b)	in relation to a Permitted Senior Financing Creditor, a Permitted Senior Financing Creditor which is a Defaulting Lender under, and as defined in, a Permitted Senior Financing Agreement;

(c)	in relation to a Second Lien Lender, a Second Lien Lender which is a Defaulting Lender under, and as defined in, a Second Lien Facility Agreement;

(d)

in relation to a Permitted Second Lien Financing Creditor, a Permitted Second Lien Financing Creditor which is a Defaulting Lender under, and as defined in, a Permitted Second Lien Financing Agreement; and

(e)	in relation to a Permitted Parent Financing Creditor, a Permitted Parent Financing Creditor which is a Defaulting Lender under, and as defined in, a Permitted Parent Financing Agreement.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent in accordance with the terms of the Secured Debt Documents.

“Designated Gross Amount” means, in relation to a Multi-account Overdraft Facility, that Multi-account Overdraft Facility’s maximum gross amount.

“Designated Net Amount” means, in relation to a Multi-account Overdraft Facility, that Multi-account Overdraft Facility’s maximum net amount.

“DIP Financing Lien” has the meaning given to such term in paragraph (c) of Clause 9.8 (US Insolvency Proceedings).

“Discharge Date” means the Senior Lender Discharge Date, the Senior Creditor Discharge Date, the Senior Notes Discharge Date, the Permitted Senior Financing Discharge Date, the Second Lien Lender Discharge Date, the Permitted Second Lien Financing Discharge Date, the Senior Parent Notes Discharge Date and/or the Permitted Parent Financing Discharge Date, as the context requires.

“Distress Event” means, following the occurrence of an Acceleration Event which is continuing:

(a)

if prior to the First/Second Lien Discharge Date, any of the Senior Facility Agent (acting on the instructions of the Majority Senior Lenders), the Second Lien Facility Agent (acting on the instructions of the Majority Second Lien Lenders), a Senior Notes Trustee (acting on behalf of the Senior Noteholders), a Senior Creditor Representative (to the extent expressly permitted by the relevant Permitted Senior Financing Agreement and acting on the instructions of the Majority Permitted Senior Financing Creditors) or a Second Lien Creditor Representative (to the extent expressly permitted by the relevant Permitted Second Lien Financing Agreement and acting on the instructions of the Majority Permitted Second Lien Financing Creditors) declaring by written notice to the Security Agent, each other Agent and the Parent that a “Distress Event” has occurred; or

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(b)

if on or after the First/Second Lien Discharge Date, any of a Senior Parent Notes Trustee (acting on behalf of the Senior Parent Noteholders) or a Senior Parent Creditor Representative (to the extent expressly permitted by the relevant Permitted Parent Financing Agreement and acting on the instructions of the Majority Permitted Parent Financing Creditors) declaring by written notice to the Security Agent, each other Agent and the Parent that a “Distress Event” has occurred.

“Distressed Disposal” means a disposal of an asset of, or shares issued by, a member of the Group which is:

(a)	being effected at the request of an Instructing Group in circumstances where the Transaction Security has become enforceable in accordance with the terms of the relevant Security Documents;

(b)	being effected by enforcement of the Transaction Security in accordance with the terms of the relevant Security Documents; or

(c)	being effected, after the occurrence of a Distress Event, by a Debtor to a person or persons which is not a member of the Group.

“Dollars” or “$” shall mean the lawful money of the United States.

“Dutch Civil Code” means the Burgerlijk Wetboek.

“Dutch Debtor” means a Debtor incorporated under Dutch law.

“Enforcement Action” means:

(a)	in relation to any Liabilities:

(i)

the acceleration of any Liabilities or the making of any declaration that any Liabilities are prematurely due and payable (other than as a result of it becoming unlawful for a Senior Secured Creditor or a Senior Parent Creditor to perform its obligations under, or of any voluntary or mandatory prepayment arising under, any of the Debt Documents);

(ii)	the making of any declaration that any Liabilities are payable on demand;

(iii)	the making of a demand in relation to a Liability that is payable on demand;

(iv)	the making of any demand against any member of the Group in relation to any Guarantee Liabilities of that member of the Group;

(v)

the exercise of any right to require any member of the Group to acquire any Liability (including exercising any put or call option against any member of the Group for the redemption or purchase of any Liability but excluding any such right which arises as a result of section 9.04(i) (Successors and Assigns) of the Senior Facilities Agreement (or any other similar or equivalent provision of any of the Secured Debt Documents) and/or any other Liabilities Acquisition, acquisition or transaction which any member of the Group is not prohibited from entering into by the terms of the Secured Debt Documents and excluding any mandatory offer arising on or as a result of a change of control or asset sale (however described) as set out in the Senior Notes Finance Documents or the Senior Parent Notes Finance Documents (or any other similar or equivalent provision of any of the Secured Debt Documents));

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(vi)	the exercise of any right of set-off, account combination or payment netting against any member of the Group in respect of any Liabilities other than the exercise of any such right:

(A)	as Close-Out Netting by a Hedge Counterparty or by a Hedging Ancillary Lender;

(B)	as Payment Netting by a Hedge Counterparty or by a Hedging Ancillary Lender;

(C)	as Inter-Hedging Agreement Netting by a Hedge Counterparty;

(D)	as Inter-Hedging Ancillary Document Netting by a Hedging Ancillary Lender; and/or

(E)	which is otherwise permitted by the terms of any of the Secured Debt Documents, in each case to the extent that the exercise of that right gives effect to a Permitted Payment; and

(vii)	the suing for, commencing or joining of any legal or arbitration proceedings against any member of the Group to recover any Liabilities;

(b)	the premature termination or close-out of any hedging transaction under any Hedging Agreement (except to the extent permitted by this Agreement);

(c)	the taking of any steps to enforce or require the enforcement of any Transaction Security (including the crystallisation of any floating charge forming part of the Transaction Security);

(d)

the entering into of any composition, compromise, assignment or similar arrangement with any member of the Group which owes any Liabilities, or has given any Security, guarantee or indemnity or other assurance against loss in respect of the Liabilities (other than any action permitted under Clause 19 (Changes to the Parties) or pursuant to any debt buy-back, tender offer, exchange offer or similar or equivalent arrangement not otherwise prohibited by the Debt Documents); or

(e)

the petitioning, applying or voting for, or the taking of any steps (including the appointment of any liquidator, receiver, administrative receiver, interim receiver, receiver and manager, monitor, trustee, examiner, administrator or similar officer) in relation to, the winding up, dissolution, examinership, administration or reorganisation of any member of the Group which owes any Liabilities, or has given any Security, guarantee, indemnity or other assurance against loss in respect of any of the Liabilities, or any of such member of the Group’s assets or any suspension of payments or moratorium of any indebtedness of any such member of the Group, or any analogous procedure or step in any jurisdiction, except that the following shall not constitute Enforcement Action:

(i)

the taking of any action falling above which is necessary (but only to the extent necessary) to preserve the validity, existence or priority of claims in respect of Liabilities, including the registration of such claims before any court or governmental authority and the bringing, supporting or joining of proceedings to prevent any loss of the right to bring, support or join proceedings by reason of applicable limitation periods; or

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(ii)

a demand made by an Investor or an Intra-Group Lender in relation to any Investor Liabilities or Intra-Group Liabilities owing to it (respectively) to the extent in respect of (in the case of an Investor) a Permitted Investor Payment and (in the case of an Intra-Group Lender) a Permitted Intra-Group Payment;

(iii)	a Senior Secured Creditor or a Senior Parent Creditor bringing legal proceedings against any person solely for the purpose of:

(A)	obtaining injunctive relief (or any analogous remedy outside England and Wales) to restrain any actual or putative breach of any Debt Document to which it is party;

(B)	obtaining specific performance (other than specific performance of an obligation to make a payment) with no claim for damages; or

(C)	requesting judicial interpretation of any provision of any Debt Document to which it is party with no claim for damages; or

(iv)	bringing legal proceedings against any person in connection with any securities violation, securities or listing regulations or common law fraud; or

(v)

to the extent entitled by law, the taking of any action against any Creditor (or any agent, trustee or receiver acting on behalf of that Creditor) to challenge the basis on which any sale or disposal is to take place pursuant to the powers granted to those persons under any relevant documentation; or

(vi)

any person consenting to, or the taking of any other action pursuant to or in connection with, any merger, consolidation, reorganisation or any other similar or equivalent step or transaction initiated or undertaken by a member of the Group (or any analogous procedure or step in any jurisdiction) that is not prohibited by the terms of the Secured Debt Documents to which it is a party.

“Event of Default” means any event or circumstance specified as such in any of the Debt Financing Agreements, as the context requires.

“Excluded Swap Obligation” means, with respect to any Debtor, any Swap Obligation if, and only to the extent that, all or a portion of the guarantee of such Debtor of, or the grant by such Debtor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the US Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Exposure” has the meaning given to that term in Clause 15.1 (Equalisation Definitions).

“Final Discharge Date” means the later to occur of the Senior Discharge Date, the Second Lien Discharge Date and the Senior Parent Discharge Date.

“Financial Adviser” means an internationally recognised investment bank or internationally recognised accounting firm selected by the Security Agent or, if all of the internationally recognised investment banks and internationally recognised accounting firms are subject to conflicting and client or potential client issues and are unable to act in relation to the relevant matter, any third party professional firm which is regularly engaged in providing valuations of businesses or assets similar or comparable to those subject to the relevant Transaction Security.

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“Financing Vehicle” means a member of the Group which:

(a)	has been established for the purpose of, or whose principal purpose is, incurring or issuing indebtedness or making, purchasing or investing in loans, securities or other financial assets; and

(b)

does not own any shares or equivalent ownership interests in a member of the Group which is a Subsidiary of an issuer or, as the case may be, a borrower of any outstanding Senior Term Debt, outstanding Senior Notes, outstanding Second Lien Debt, outstanding Permitted Senior Financing Debt or outstanding Permitted Second Lien Financing Debt.

“First/Second Lien Discharge Date” means the later to occur of the Senior Discharge Date and the Second Lien Discharge Date.

“First Utilisation Date” has the meaning given to “Closing Date” in the Senior Facilities Agreement.

“Fraudulent Transfer Law” means any applicable US Bankruptcy Code or any applicable US state fraudulent transfer or conveyance law.

“Gibraltar Debtor” means any Debtor incorporated or existing under the laws of Gibraltar.

“Group” has the meaning given to that term in the Senior Facilities Agreement.

“Group Company” means any company that is a member of the Group.

“Guarantee Agreements” means the Hedging Agreements and the Operating Facility Documents.

“Guarantee Liabilities” means, in relation to a member of the Group, the liabilities under the Debt Documents (present or future, actual or contingent and whether incurred solely or jointly) it has to a Creditor, Operating Facility Lender or Debtor as or as a result of its being a guarantor or surety (including, without limitation, liabilities arising by way of guarantee, indemnity, contribution or subrogation and in particular any guarantee or indemnity arising under or in respect of any of the Secured Debt Documents).

“Guarantee Limitations” means, in respect of any Debtor and its Guarantee Liabilities, the limitations and restrictions applicable to such Debtor as set out in any relevant Debt Document.

“Guarantee Parties” means the Hedge Counterparties and the Operating Facility Lenders.

“Hedge Counterparty” means:

(a)	any person which is named on the signing pages as a Hedge Counterparty; and

(b)	any other person which becomes Party as a Hedge Counterparty pursuant to Clause 19.7 (Creditor/Agent Accession Undertaking),

provided that:

(i)	such person has not ceased to be a Hedge Counterparty pursuant to Clause 19.13 (Resignation of Hedge Counterparties, Operating Facility Lenders and Investors); and

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(ii)

if the Senior Debt Discharge Date has occurred, a person party to this Agreement as a Hedge Counterparty may agree with the Parent that, without prejudice to the rights and obligations of the parties under the relevant Hedging Agreements, any hedging provided by that person shall cease to be subject to the terms of this Agreement and any Liabilities to that person under or in connection with the Hedging Agreements shall cease to constitute Hedging Liabilities (in which case such person shall cease to be a Hedge Counterparty for the purposes of the Secured Debt Documents).

“Hedge Counterparty Obligations” means the obligations owed by any Hedge Counterparty to the Debtors under or in connection with the Hedging Agreements.

“Hedge Transfer” means a transfer to all or any of the Senior Secured Creditors or the Senior Parent Creditors (or to a nominee or nominees of all or any of the Senior Secured Creditors or the Senior Parent Creditors) of each Hedging Agreement together with:

(a)	all the rights and benefits in respect of the Hedging Liabilities owed by the Debtors to each Hedge Counterparty; and

(b)	all the Hedge Counterparty Obligations owed by each Hedge Counterparty to the Debtors,

in accordance with Clause 19.4 (Change of Hedge Counterparty) as described in, and subject to, Clause 3.9 (Hedge Transfer: Senior Notes Creditors and Permitted Senior Financing Creditors) or Clause 6.14 (Hedge Transfer: Senior Parent Creditors).

“Hedging Agreement” means, at the election of the Parent, any agreement entered into or to be entered into by a Debtor (or any member of the Group that is to become a Debtor) and a Hedge Counterparty in relation to a derivative or hedging arrangement entered into (or which has or will be allocated) for any purpose not prohibited by the terms of the Debt Financing Agreements at the time the relevant agreement is entered into.

“Hedging Ancillary Document” means an Ancillary Document which relates to or evidences the terms of a Hedging Ancillary Facility.

“Hedging Ancillary Facility” means an Ancillary Facility which is made available by way of a hedging facility.

“Hedging Ancillary Lender” means an Ancillary Lender to the extent that such Ancillary Lender makes available a Hedging Ancillary Facility.

“Hedging Liabilities” means the Liabilities owed by any Debtor to the Hedge Counterparties under or in connection with the Hedging Agreements, provided that the Hedging Liabilities of any Debtor shall not include any Excluded Swap Obligations of such Debtor.

“Hedging Purchase Amount” means, in respect of a hedging transaction under a Hedging Agreement, the amount that would be payable to (expressed as a positive number) or by (expressed as a negative number) the relevant Hedge Counterparty on the relevant date if:

(a)	in the case of a Hedging Agreement which is based on an ISDA Master Agreement:

(i)	that date was an Early Termination Date (as defined in the relevant ISDA Master Agreement); and

(ii)	the relevant Debtor was the Defaulting Party or Affected Party (under and each as defined in the relevant ISDA Master Agreement); or

(b)	in the case of a Hedging Agreement which is not based on an ISDA Master Agreement:

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(i)

that date was the date on which an event similar in meaning and effect (under that Hedging Agreement) to an Early Termination Date (as defined in any ISDA Master Agreement) occurred under that Hedging Agreement; and

(ii)	the relevant Debtor was in a position which is similar in meaning and effect to that of a Defaulting Party (under and as defined in the same ISDA Master Agreement),

in each case as certified by the relevant Hedge Counterparty and as calculated in accordance with the relevant Hedging Agreement.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Indebtedness” has the meaning given to that term in the Senior Facilities Agreement.

“Insolvency Event” means, in relation to any Group Company:

(a)

any resolution is passed or order made for the winding up, dissolution, examinership, administration or reorganisation of that Group Company, a moratorium is declared in relation to any indebtedness of that Group Company or an administrator is appointed to that Group Company;

(b)	any composition, compromise, assignment or arrangement is made with its creditors generally;

(c)

the appointment of any liquidator, receiver, administrator, administrative receiver, compulsory manager, examiner or other similar officer in respect of that Group Company or any of its material assets; or

(d)	any analogous procedure or step is taken in any jurisdiction,

in each case to the extent constituting an Insolvency Event of Default which is continuing and provided that:

(i)	if prior to the Senior Discharge Date, that Insolvency Event of Default is:

(A)

a Senior Facilities Insolvency Default and the Senior Facility Agent (acting on the instructions of the Majority Senior Lenders) has declared by written notice to the Security Agent, each other Agent and the Parent that an “Insolvency Event” has occurred;

(B)

a Senior Notes Insolvency Default and the relevant Senior Notes Trustee (acting on behalf of the Senior Noteholders) has declared by written notice to the Security Agent, each other Agent and the Parent that an “Insolvency Event” has occurred; or

(C)

a Permitted Senior Financing Insolvency Default and the relevant Senior Creditor Representative (to the extent expressly permitted by the relevant Permitted Senior Financing Agreement and acting on the instructions of the Majority Permitted Senior Financing Creditors) has declared by written notice to the Security Agent, each other Agent and the Parent that an “Insolvency Event” has occurred;

(ii)	if prior to the Second Lien Discharge Date, that Insolvency Event of Default is:

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(A)

a Second Lien Facility Insolvency Default and the relevant Second Lien Facility Agent (acting on the instructions of the Majority Second Lien Lenders) has declared by written notice to the Security Agent, each other Agent and the Parent that an “Insolvency Event” has occurred; or

(B)

a Permitted Second Lien Financing Insolvency Default and the relevant Second Lien Creditor Representative (to the extent expressly permitted by the relevant Permitted Second Lien Financing Agreement and acting on the instructions of the Majority Permitted Second Lien Financing Creditors) has declared by written notice to the Security Agent, each other Agent and the Parent that an “Insolvency Event” has occurred; or

(iii)	if on or after the First/Second Lien Discharge Date, that Insolvency Event of Default is:

(A)

a Senior Parent Notes Insolvency Default and the relevant Senior Parent Notes Trustee (acting on behalf of the Senior Noteholders) has declared by written notice to the Security Agent, each other Agent and the Parent that an “Insolvency Event” has occurred; or

(B)

a Permitted Parent Financing Insolvency Default and the relevant Senior Parent Creditor Representative (to the extent expressly permitted by the relevant Permitted Parent Financing Agreement and acting on the instructions of the Majority Permitted Parent Financing Creditors) has declared by written notice to the Security Agent, each other Agent and the Parent that an “Insolvency Event” has occurred.

“Insolvency Event of Default” means:

(a)

prior to the Senior Lender Discharge Date, an Event of Default which is continuing under paragraph (f) (Insolvency) or paragraph (g) (Insolvency Proceedings) of clause 24 (Events of Default) of the Senior Facilities Agreement (a “Senior Facilities Insolvency Default”);

(b)	prior to the Senior Notes Discharge Date, an equivalent insolvency Event of Default which is continuing under any Senior Notes Indenture (a “Senior Notes Insolvency Default”);

(c)	prior to the Second Lien Lender Discharge Date, an equivalent insolvency Event of Default which is continuing under any Second Lien Facility Agreement (a “Second Lien Facility Insolvency Default”);

(d)	prior to the Senior Parent Notes Discharge Date, an equivalent insolvency Event of Default which is continuing under any Senior Parent Notes Indenture (a “Senior Parent Notes Insolvency Default”);

(e)

prior to the Permitted Senior Financing Discharge Date, an equivalent insolvency Event of Default which is continuing under any Permitted Senior Financing Agreement (a “Permitted Senior Financing Insolvency Default”);

(f)

prior to the Permitted Second Lien Financing Discharge Date, an equivalent insolvency Event of Default which is continuing under any Permitted Second Lien Financing Agreement (a “Permitted Second Lien Financing Insolvency Default”); or

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(g)

prior to the Permitted Parent Financing Discharge Date, an equivalent insolvency Event of Default which is continuing under any Permitted Parent Financing Agreement (a “Permitted Parent Financing Insolvency Default”).

“Instructing Group” means at any time:

(a)

prior to the Senior Discharge Date, those Senior Secured Creditors (other than the Second Lien Secured Creditors) whose Senior Secured Credit Participations at that time aggregate to more than 50 per cent. of the Total Senior Secured Credit Participations at that time;

(b)

on or after the Senior Discharge Date but prior to the Second Lien Discharge Date, and subject always to Clause 5.7 (Restrictions on enforcement by Second Lien Secured Creditors), those Second Lien Secured Creditors whose Second Lien Secured Credit Participations at that time aggregate to more than 50 per cent. of the Total Second Lien Secured Credit Participations at that time; and

(c)

on or after the First/Second Lien Discharge Date but prior to the Senior Parent Discharge Date, and subject always to Clause 6.8 (Restrictions on enforcement by Senior Parent Creditors), the Majority Senior Parent Creditors.

“Inter-Hedging Agreement Netting” means the exercise of any right of set-off, account combination, close-out netting or payment netting (whether arising out of a cross agreement netting agreement or otherwise) by a Hedge Counterparty against liabilities owed to a Debtor by that Hedge Counterparty under a Hedging Agreement in respect of Hedging Liabilities owed to that Hedge Counterparty by that Debtor under another Hedging Agreement.

“Inter-Hedging Ancillary Document Netting” means the exercise of any right of set-off, account combination, close-out netting or payment netting (whether arising out of a cross agreement netting agreement or otherwise) by a Hedging Ancillary Lender against liabilities owed to a Debtor by that Hedging Ancillary Lender under a Hedging Ancillary Document in respect of Senior Lender Liabilities owed to that Hedging Ancillary Lender by that Debtor under another Hedging Ancillary Document.

“Intra-Group Lenders” means each Debtor which has made a loan available to, granted credit to or made any other financial arrangement having similar effect with another Debtor and which is named on the signing pages as an Intra-Group Lender or which becomes a party as an Intra-Group Lender in accordance with the terms of Clause 19 (Changes to the Parties).

“Intra-Group Liabilities” means the Liabilities owed by any Debtor to any of the Intra-Group Lenders in its capacity as such (for the avoidance of doubt, excluding any Liabilities which are Senior Liabilities or Senior Parent Liabilities).

“Investor Documents” means each document evidencing any loan, credit or other financial arrangement made by an Investor to the Parent or other indebtedness incurred by the Parent to an Investor.

“Investor Liabilities” means:

(a)	the Liabilities owed to the Investors by the Parent under the Investor Documents (for the avoidance of doubt, excluding any Liabilities which are Senior Liabilities or Senior Parent Liabilities); and

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(b)

any other liabilities owed to an Investor by the Parent which have been notified to the Security Agent by that Investor and the Parent in writing as liabilities to be treated as “Investor Liabilities” for the purposes of this Agreement.

“Investors” means:

(a)	the Original Investors; and

(b)	any person which becomes a party to this Agreement as an Investor in accordance with the terms of Clause 19 (Changes to the Parties),

provided that such person has not ceased to be an Investor pursuant to Clause 19.13 (Resignation of Hedge Counterparties, Operating Facility Lenders and Investors).

“Ireland” means the island of Ireland exclusive of Northern Ireland.

“Irish Companies Act” means the Companies Act 2014 of Ireland.

“Irish Debtor” means a Debtor incorporated in Ireland.

“ISDA Benchmarks Supplement” means the ISDA Benchmarks Supplement as published by the International Swaps and Derivatives Association, Inc. on September 19, 2018.

“ISDA Master Agreement” means a 1992 ISDA Master Agreement or a 2002 ISDA Master Agreement.

“Issuing Bank” means:

(a)	each “Issuing Bank” under and as defined in the Senior Facilities Agreement; and/or

(b)

each person which becomes an issuing bank (or performs another similar or equivalent role) under or pursuant to the terms of a Permitted Senior Financing Document and is specified by that Permitted Senior Financing Document to be an Issuing Bank for the purpose of this definition.

“Letter of Credit” means:

(a)	a “Letter of Credit” as defined in the Senior Facilities Agreement; and/or

(b)	any letter of credit, guarantee, indemnity or other similar or equivalent instrument issued by an Issuing Bank under or pursuant to the terms of any Permitted Senior Financing Document.

“Liabilities” means all present and future liabilities and obligations at any time of any member of the Group to any Creditor or Operating Facility Lender under the Debt Documents, both actual and contingent and whether incurred solely or jointly or in any other capacity together with any of the following matters relating to or arising in respect of those liabilities and obligations:

(a)	any refinancing, novation, deferral or extension;

(b)

any claim for breach of representation, warranty or undertaking or on an event of default or under any indemnity given under or in connection with any document or agreement evidencing or constituting any other liability or obligation falling within this definition;

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(c)	any claim for damages or restitution; and

(d)	any claim as a result of any recovery by any Debtor of a Payment on the grounds of preference or otherwise,

and any amounts which would be included in any of the above but for any discharge, non-provability, unenforceability or non-allowance of those amounts in any insolvency or other proceedings.

“Liabilities Acquisition” means, in relation to a person and to any Liabilities, a transaction where that person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

the rights and benefits in respect of those Liabilities.

“Loan Party” has the meaning:

(a)	given to the term “Loan Parties” in the Senior Facilities Agreement; and

(b)	given to any substantially equivalent term to that referred to in paragraph (a) above in any other Debt Financing Agreement.

“Luxembourg Guarantor” means any Debtor incorporated or existing under the laws of Luxembourg.

“Majority Permitted Parent Financing Creditors” means, in relation to any Permitted Parent Financing Debt, the requisite number or percentage of Permitted Parent Financing Creditors under the Permitted Parent Financing Agreement on whose instructions the Senior Parent Creditor Representative is required to act in relation to the relevant matter.

“Majority Permitted Second Lien Financing Creditors” means, in relation to any Permitted Second Lien Financing Debt, the requisite number or percentage of Permitted Second Lien Financing Creditors under the Permitted Second Lien Financing Agreement on whose instructions the Second Lien Creditor Representative is required to act in relation to the relevant matter.

“Majority Permitted Senior Financing Creditors” means, in relation to any Permitted Senior Financing Debt, the requisite number or percentage of Permitted Senior Financing Creditors under the Permitted Senior Financing Agreement on whose instructions the Senior Creditor Representative is required to act in relation to the relevant matter.

“Majority Second Lien Creditors” means, at any time, those Second Lien Secured Creditors whose Second Lien Secured Credit Participations at that time aggregate to more than 50 per cent. of the Total Second Lien Secured Credit Participations at that time.

“Majority Second Lien Lenders” has the meaning given to the term “Majority Lenders” or any substantially equivalent term in the relevant Second Lien Facility Agreement.

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“Majority Senior Creditors” means, at any time, those Senior Creditors whose Senior Credit Participations at that time aggregate to more than 50 per cent. of the total Senior Credit Participations at that time.

“Majority Senior Lenders” has the meaning given to the term “Required Lenders” in the Senior Facilities Agreement.

“Majority Senior Parent Creditors” means, at any time, those Senior Parent Creditors whose Senior Parent Credit Participations at that time aggregate to more than 50 of the total aggregate amount of all Senior Parent Credit Participations at that time.

“Material Event of Default” means:

(a)

prior to the Senior Lender Discharge Date, an Event of Default which is continuing under paragraphs (b), (c), (d) (in respect of any breach of section 6.11 of the Senior Facilities Agreement only), (h) or (i) of section 7.01 (Events of Default) of the Senior Facilities Agreement; Event of Default under Section 7.01(b), (c), (h) or (i);

(b)	prior to the Senior Notes Discharge Date, an equivalent Event of Default which is continuing under any Senior Notes Indenture; and

(c)	prior to the Permitted Senior Financing Discharge Date, an equivalent Event of Default which is continuing under any Permitted Senior Financing Agreement.

“Multi-account Overdraft Facility” means an Ancillary Facility which is an overdraft facility comprising more than one account.

“Multi-account Overdraft Liabilities” means the Liabilities arising under any Multi-account Overdraft Facility.

“Non-Cooperative Jurisdiction” means:

(a)

a “non-cooperative state or territory” (Etat ou territoire non coopératif) as set out in the list referred to in Article 238-0 A of the French tax code (Code Général des Impôts), as such list may be amended from time to time;

(b)

a “non-cooperative state or territory or a low tax jurisdiction” as set out in the list referred to in article 2a of the Dutch regulation covering low tax and non-cooperative jurisdictions (Regeling laagbelastende staten en niet-coöperatieve rechtsgebieden voor belastingdoeleinden), as such list may be amended from time to time;

(c)	any state, territory or jurisdiction on the European Union list of non-cooperative jurisdictions for tax purposes as maintained by the European Council; and

(d)

any other state, territory or jurisdiction which is notified to the Security Agent by the Parent in writing as a state, territory or jurisdiction to be treated as a “Non-Cooperative Jurisdiction” for the purposes of this Agreement as a result of the introduction of any similar or equivalent legislation from time to time.

“Non-Credit Related Close-Out” means a Permitted Hedge Close-Out described in any of sub-paragraphs (a)(iii), (a)(vi) or (a)(vi) of Clause 4.9 (Permitted Enforcement: Hedge Counterparties).

“Noteholders” means the Senior Noteholders and/or the Senior Parent Noteholders, as the context requires.

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“Notes Finance Documents” means:

(a)	in respect of any Senior Notes, the Senior Notes Finance Documents relating to those Senior Notes; and

(b)	in respect of any Senior Parent Notes, the Senior Parent Notes Finance Documents relating to those Senior Parent Notes.

“Notes Indenture” means:

(a)	in respect of any Senior Notes, the Senior Notes Indenture relating to those Senior Notes; and

(b)	in respect of any Senior Parent Notes, the Senior Parent Notes Indenture relating to those Senior Parent Notes.

“Notes Security Costs” means costs and expenses of any holder of Security in relation to the protection, preservation or enforcement of such Security.

“Notes Trustee” means:

(a)	in respect of any Senior Notes, each Senior Notes Trustee appointed under or pursuant to the relevant Senior Notes Indenture; and

(b)	in respect of any Senior Parent Notes, each Senior Parent Notes Trustee appointed under or pursuant to the relevant Senior Parent Notes Indenture.

“Notes Trustee Amounts” means the Senior Notes Trustee Amounts and the Senior Parent Notes Trustee Amounts.

“Operating Facility” means any facility or financial accommodation (including, without limitation, any overdraft or other current account facility, any foreign exchange facility, any guarantee, bonding, documentary or standby letter of credit facility, any credit card or automated payments facility, any short term loan facility, any cash management arrangements and any derivatives facility) provided to a member of the Group by an Operating Facility Lender which is notified to the Security Agent by the Parent in writing as a facility or financial accommodation to be treated as an “Operating Facility” for the purposes of this Agreement.

“Operating Facility Document” means, at the election of the Parent, any document relating to or evidencing an Operating Facility (including, to the extent so elected, any Cash Management Agreement (as defined in the Senior Facilities Agreement)).

“Operating Facility Lender” means:

(a)	any person which is named on the signing pages as an Operating Facility Lender; and

(b)	any other person which becomes Party as an Operating Facility Lender pursuant to Clause 19.7 (Creditor/Agent Accession Undertaking),

provided that:

(i)	such person has not ceased to be an Operating Facility Lender pursuant to Clause 19.13 (Resignation of Hedge Counterparties, Operating Facility Lenders and Investors); and

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(ii)

if the Senior Debt Discharge Date has occurred, a person party to this Agreement as an Operating Facility Lender may agree with the Parent that, without prejudice to the rights and obligations of the parties under the relevant Operating Facility Documents, any facilities or financial accommodation provided by that person shall cease to be subject to the terms of this Agreement and any Liabilities to that person under or in connection with the Operating Facility Documents shall cease to constitute Operating Facility Liabilities (in which case such person shall cease to be an Operating Facility Lender for the purposes of the Secured Debt Documents).

“Operating Facility Liabilities” means the Liabilities owed by any Debtor to the Operating Facility Lenders under or in connection with the Operating Facility Documents or any Operating Facility provided thereunder (for the avoidance of doubt, excluding any Senior Arranger Liabilities, Senior Lender Liabilities, Senior Notes Liabilities, Second Lien Arranger Liabilities, Second Lien Lender Liabilities, Senior Parent Liabilities, Permitted Senior Financing Arranger Liabilities, Permitted Second Lien Financing Arranger Liabilities, Permitted Senior Financing Liabilities, Permitted Second Lien Financing Liabilities and Permitted Parent Financing Liabilities).

“Other Liabilities” means, in relation to a member of the Group, any trading and other liabilities (not being Borrowing Liabilities or Guarantee Liabilities) it may have to any Agent, Arranger or Operating Facility Lender under the Debt Documents or to an Intra-Group Lender or Debtor.

“Parent Security” means:

(a)	any Transaction Security granted by the Parent over the shares directly held by it in its immediate Subsidiary; and

(b)	any Transaction Security granted by a Senior Parent Debt Issuer over any loan receivables due to it from another Debtor.

“Party” means a party to this Agreement.

“Payment” means, in respect of any Liabilities (or any other liabilities or obligations), a payment, prepayment, repayment, redemption, defeasance or discharge of those Liabilities (or other liabilities or obligations).

“Payment Netting” means:

(a)	in respect of a Hedging Agreement or a Hedging Ancillary Document based on an ISDA Master Agreement, netting under section 2(c) of the relevant ISDA Master Agreement; and

(b)

in respect of a Hedging Agreement or a Hedging Ancillary Document not based on an ISDA Master Agreement, netting pursuant to any provision of that Hedging Agreement or a Hedging Ancillary Document which has a similar effect to the provision referenced in paragraph (a) above.

“Permitted Financing Agreement” means a Permitted Senior Financing Agreement, a Permitted Second Lien Financing Agreement and/or a Permitted Parent Financing Agreement, as the context requires.

“Permitted Financing Documents” means the Permitted Senior Financing Documents, the Permitted Second Lien Financing Documents and the Permitted Parent Financing Documents.

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“Permitted Gross Amount” means, in relation to a Multi-account Overdraft Facility, any amount, not exceeding the Designated Gross Amount, which is the aggregate gross debit balance of overdrafts comprised in that Multi-account Overdraft Facility.

“Permitted Hedge Close-Out” means, in relation to a hedging transaction under a Hedging Agreement, a termination or close-out of that hedging transaction which is permitted pursuant to Clause 4.9 (Permitted Enforcement: Hedge Counterparties).

“Permitted Hedge Payments” means the Payments permitted by Clause 4.3 (Permitted Payments: Hedging Liabilities).

“Permitted Intra-Group Payments” means the Payments permitted by Clause 8.2 (Permitted Payments: Intra-Group Liabilities).

“Permitted Investor Payments” means the Payments permitted by Clause 7.2 (Permitted Payments: Investor Liabilities).

“Permitted Parent Financing Acceleration Event” means, in relation to any Permitted Parent Financing Debt and following the occurrence of a Permitted Parent Financing Event of Default which is continuing, the Senior Parent Creditor Representative in respect of that Permitted Parent Financing Debt (or, as the case may be, any of the Permitted Parent Financing Creditors) exercising any of its rights under (and in accordance with the terms of) the Permitted Parent Financing Agreement to accelerate any amount outstanding under the Permitted Parent Financing Agreement or any acceleration provision being automatically invoked under the Permitted Parent Financing Agreement (in each case such that a principal amount outstanding in respect of that Permitted Parent Financing Agreement has become immediately due and payable prior to its scheduled maturity).

“Permitted Parent Financing Agent Liabilities” means the Agent Liabilities owed by the Debtors to the relevant Senior Parent Creditor Representative under or in connection with the Permitted Parent Financing Documents.

“Permitted Parent Financing Agreement” means, in relation to any Permitted Parent Financing Debt, the facility agreement, indenture or other equivalent document by which that Permitted Parent Financing Debt is made available or, as the case may be, issued.

“Permitted Parent Financing Arranger” means any Arranger under and as defined in a Permitted Parent Financing Agreement.

“Permitted Parent Financing Arranger Liabilities” means the Arranger Liabilities owed by the Debtors to any Permitted Parent Financing Arranger under or in connection with the Permitted Parent Financing Documents.

“Permitted Parent Financing Creditors” means, in relation to any Permitted Parent Financing Debt, each of the lenders, holders or other creditors in respect of that Permitted Parent Financing Debt from time to time (including the applicable Senior Parent Creditor Representative).

“Permitted Parent Financing Debt” means any indebtedness incurred by the Senior Parent Debt Issuer which is notified to the Security Agent by the Parent in writing as indebtedness to be treated as “Permitted Parent Financing Debt” for the purposes of this Agreement provided that:

(a)	incurrence of such indebtedness is not prohibited by the terms of the Secured Debt Documents; and

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(b)	either:

(i)

the providers of such indebtedness have agreed to become a Party to this Agreement as a Senior Parent Creditor by executing and delivering to the Security Agent a Creditor/Agent Accession Undertaking; or

(ii)

the agent, trustee or other relevant representative in respect of that Permitted Parent Financing Debt has agreed to become a Party to this Agreement as a Senior Parent Creditor and Senior Parent Creditor Representative on behalf of the providers of such indebtedness by executing and delivering to the Security Agent a Creditor/Agent Accession Undertaking, in each case to the extent that the relevant person is not already party to this Agreement in that capacity.

“Permitted Parent Financing Discharge Date” means the first date on which all Permitted Parent Financing Liabilities have been fully and finally discharged (if applicable, including by way of defeasance permitted in accordance with the Permitted Parent Financing Documents), whether or not as a result of an enforcement, and the Permitted Parent Financing Creditors are under no further obligation to provide any financial accommodation to any of the Debtors under the Permitted Parent Financing Documents.

“Permitted Parent Financing Documents” means, in relation to any Permitted Parent Financing Debt, the Permitted Parent Financing Agreement, any fee letter entered into under or in connection with the Permitted Parent Financing Agreement and any other document or instrument relating to that Permitted Parent Financing Debt and designated as such by the Parent and the Senior Parent Creditor Representative in respect of that Permitted Parent Financing Debt.

“Permitted Parent Financing Event of Default” means, in relation to any Permitted Parent Financing Debt, an event of default (however described) under the Permitted Parent Financing Agreement which entitles the Permitted Parent Financing Creditors to give (or to instruct the Senior Parent Creditor Representative to give) a notice of acceleration constituting a Permitted Parent Financing Acceleration Event.

“Permitted Parent Financing Liabilities” means all Liabilities of any Debtor to any Permitted Parent Financing Creditors under or in connection with the Permitted Parent Financing Documents.

“Permitted Payment” means a Permitted Hedge Payment, a Permitted Intra-Group Payment, a Permitted Senior Parent Payment, a Permitted Second Lien Payment, a Permitted Senior Payment or a Permitted Investor Payment.

“Permitted Second Lien Financing Acceleration Event” means, in relation to any Permitted Second Lien Financing Debt and following the occurrence of a Permitted Second Lien Financing Event of Default which is continuing, the Second Lien Creditor Representative in respect of that Permitted Second Lien Financing Debt (or, as the case may be, any of the Permitted Second Lien Financing Creditors) exercising any of its rights under (and in accordance with the terms of) the Permitted Second Lien Financing Agreement to accelerate any amount outstanding under the Permitted Second Lien Financing Agreement or any acceleration provision being automatically invoked under the Permitted Second Lien Financing Agreement (in each case such that a principal amount outstanding in respect of that Permitted Second Lien Financing Agreement has become immediately due and payable prior to its scheduled maturity).

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“Permitted Second Lien Financing Agent Liabilities” means the Agent Liabilities owed by the Debtors to the relevant Second Lien Creditor Representative under or in connection with the Permitted Second Lien Financing Documents.

“Permitted Second Lien Financing Agreement” means, in relation to any Permitted Second Lien Financing Debt, the facility agreement, indenture or other equivalent document by which that Permitted Second Lien Financing Debt is made available or, as the case may be, issued.

“Permitted Second Lien Financing Arranger” means any Arranger under and as defined in a Permitted Second Lien Financing Agreement.

“Permitted Second Lien Financing Arranger Liabilities” means the Arranger Liabilities owed by the Debtors to any Permitted Second Lien Financing Arranger under or in connection with the Permitted Second Lien Financing Documents.

“Permitted Second Lien Financing Creditors” means, in relation to any Permitted Second Lien Financing Debt, each of the lenders, holders or other creditors in respect of that Permitted Second Lien Financing Debt from time to time (including the applicable Second Lien Creditor Representative).

“Permitted Second Lien Financing Debt” means any indebtedness incurred by any member of the Group which is notified to the Security Agent by the Parent in writing as indebtedness to be treated as “Permitted Second Lien Financing Debt” for the purposes of this Agreement provided that:

(a)	incurrence of such indebtedness is not prohibited by the terms of the Secured Debt Documents; and

(b)	either:

(i)

the providers of such indebtedness have agreed to become a party to this Agreement as a Second Lien Secured Creditor by executing and delivering to the Security Agent a Creditor/Agent Accession Undertaking; or

(ii)

the agent, trustee or other relevant representative in respect of that Permitted Second Lien Financing Debt has agreed to become a Party to this Agreement as a Second Lien Secured Creditor and Second Lien Creditor Representative on behalf of the providers of such indebtedness by executing and delivering to the Security Agent a Creditor/Agent Accession Undertaking, in each case to the extent that the relevant person is not already party to this Agreement in that capacity.

“Permitted Second Lien Financing Discharge Date” means the first date on which all Permitted Second Lien Financing Liabilities have been fully and finally discharged (if applicable, including by way of defeasance permitted in accordance with the Permitted Second Lien Financing Documents), whether or not as a result of an enforcement, and the Permitted Second Lien Financing Creditors are under no further obligation to provide any financial accommodation to any of the Debtors under the Permitted Second Lien Financing Documents.

“Permitted Second Lien Financing Documents” means, in relation to any Permitted Second Lien Financing Debt, the Permitted Second Lien Financing Agreement, any fee letter entered into under or in connection with the Permitted Second Lien Financing Agreement and any other document or instrument relating to that Permitted Second Lien Financing Debt and designated as such by the Parent and the Second Lien Creditor Representative in respect of that Permitted Second Lien Financing Debt.

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“Permitted Second Lien Financing Event of Default” means, in relation to any Permitted Second Lien Financing Debt, an event of default (however described) under the Permitted Second Lien Financing Agreement which entitles the Permitted Second Lien Financing Creditors to give (or to instruct the Second Lien Creditor Representative to give) a notice of acceleration constituting a Permitted Second Lien Financing Acceleration Event.

“Permitted Second Lien Financing Liabilities” means all Liabilities of any Debtor to any Permitted Second Lien Financing Creditors under or in connection with the Permitted Second Lien Financing Documents.

“Permitted Second Lien Payments” means the Payments permitted by Clause 5.2 (Permitted Payments: Second Lien Liabilities).

“Permitted Senior Financing Acceleration Event” means, in relation to any Permitted Senior Financing Debt and following the occurrence of a Permitted Senior Financing Event of Default which is continuing, the Senior Creditor Representative in respect of that Permitted Senior Financing Debt (or, as the case may be, any of the Permitted Senior Financing Creditors) exercising any of its rights under (and in accordance with the terms of) the Permitted Senior Financing Agreement to accelerate any amount outstanding under the Permitted Senior Financing Agreement or any acceleration provision being automatically invoked under the Permitted Senior Financing Agreement (in each case such that a principal amount outstanding in respect of that Permitted Senior Financing Agreement has become immediately due and payable prior to its scheduled maturity).

“Permitted Senior Financing Agent Liabilities” means the Agent Liabilities owed by the Debtors to the relevant Senior Creditor Representative under or in connection with the Permitted Senior Financing Documents.

“Permitted Senior Financing Agreement” means, in relation to any Permitted Senior Financing Debt, the facility agreement, indenture, terms and conditions or other equivalent document by which that Permitted Senior Financing Debt is made available or, as the case may be, issued.

“Permitted Senior Financing Arranger” means any Arranger under and as defined in a Permitted Senior Financing Agreement.

“Permitted Senior Financing Arranger Liabilities” means the Arranger Liabilities owed by the Debtors to any Permitted Senior Financing Arranger under or in connection with the Permitted Senior Financing Documents.

“Permitted Senior Financing Creditors” means in relation to any Permitted Senior Financing Debt, each of the lenders, holders or other creditors in respect of that Permitted Senior Financing Debt from time to time (including the applicable Senior Creditor Representative).

“Permitted Senior Financing Debt” means any indebtedness incurred by any member of the Group which is notified to the Security Agent by the Parent in writing as indebtedness to be treated as “Permitted Senior Financing Debt” for the purposes of this Agreement provided that:

(a)	incurrence of such indebtedness is not prohibited by the terms of the Secured Debt Documents; and

(b)	either:

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(i)

the providers of such indebtedness have agreed to become a party to this Agreement as a Senior Secured Creditor by executing and delivering to the Security Agent a Creditor/Agent Accession Undertaking; or

(ii)

the agent, trustee or other relevant representative in respect of that Permitted Senior Financing Debt has agreed to become a Party to this Agreement as a Senior Secured Creditor and Senior Creditor Representative on behalf of the providers of such indebtedness by executing and delivering to the Security Agent a Creditor/Agent Accession Undertaking, in each case to the extent that the relevant person is not already party to this Agreement in that capacity.

“Permitted Senior Financing Discharge Date” means the first date on which all Permitted Senior Financing Liabilities have been fully and finally discharged (if applicable, including by way of defeasance permitted in accordance with the Permitted Senior Financing Documents), whether or not as a result of an enforcement, and the Permitted Senior Financing Creditors are under no further obligation to provide any financial accommodation to any of the Debtors under the Permitted Senior Financing Documents.

“Permitted Senior Financing Documents” means, in relation to any Permitted Senior Financing Debt, the Permitted Senior Financing Agreement, any fee letter entered into under or in connection with the Permitted Senior Financing Agreement and any other document or instrument relating to that Permitted Senior Financing Debt and designated as such by the Parent and the Senior Creditor Representative in respect of that Permitted Senior Financing Debt.

“Permitted Senior Financing Event of Default” means, in relation to any Permitted Senior Financing Debt, an event of default (however described) under the Permitted Senior Financing Agreement which entitles the Permitted Senior Financing Creditors to give (or to instruct the Senior Creditor Representative to give) a notice of acceleration constituting a Permitted Senior Financing Acceleration Event.

“Permitted Senior Financing Liabilities” means all Liabilities of any Debtor to any Permitted Senior Financing Creditors under or in connection with the Permitted Senior Financing Documents.

“Permitted Senior Parent Payments” means the Payments permitted by Clause 6.2 (Permitted Senior Parent Payments).

“Permitted Senior Payments” means the Payments permitted by Clause 3.1 (Payment of Senior Liabilities).

“Primary Creditors” means the Senior Secured Creditors and the Senior Parent Creditors.

“Public Auction” means an auction or other competitive sale process in which more than one bidder participates or is invited to participate, which may or may not be conducted through a court or other legal proceeding, and which is conducted with the advice of a Financial Adviser.

“Receiver” means a receiver, interim receiver, a receiver and manager or administrative receiver, in each case, of the whole or any part of the Charged Property.

“Recoveries” has the meaning given to that term in paragraph (a) of Clause 14.1 (Order of application).

“Relevant Ancillary Lender” means, in respect of any SFA Cash Cover, the Ancillary Lender (if any) for which that SFA Cash Cover is provided.

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“Relevant Issuing Bank” means, in respect of any SFA Cash Cover, the Issuing Bank (if any) for which that SFA Cash Cover is provided.

“Relevant Liabilities” means:

(a)	in the case of a Creditor or an Operating Facility Lender:

(i)	the Arranger Liabilities owed to an Arranger ranking (in accordance with the terms of this Agreement) pari passu with or in priority to that Creditor or, as the case may be, Operating Facility Lender;

(ii)

the Liabilities owed to Creditors and Operating Facility Lenders ranking (in accordance with the terms of this Agreement) pari passu with or in priority to that Creditor or, as the case may be, Operating Facility Lender together with all Agent Liabilities owed to the Agent of those Creditors and Operating Facility Lenders; and

(iii)	all present and future liabilities and obligations, actual and contingent, of the Debtors to the Security Agent; and

(b)

in the case of a Debtor, the Liabilities owed to the Creditors and the Operating Facility Lenders together with the Agent Liabilities owed to the Agent of those Creditors and Operating Facility Lenders, the Arranger Liabilities and all present and future liabilities and obligations, actual and contingent, of the Debtors to the Security Agent.

“Required Second Lien Consent” means, in relation to any proposed matter, step or action (the “Proposed Action”), the prior consent of:

(a)	if any Second Lien Debt has been incurred and the Proposed Action is prohibited by the terms of the relevant Second Lien Facility Agreement, the Majority Second Lien Lenders; and

(b)

if any Permitted Second Lien Financing Debt has been incurred and the Proposed Action is prohibited by the terms of the relevant Permitted Second Lien Financing Agreement, the Majority Permitted Second Lien Financing Creditors or the Creditor Representative in respect of that Permitted Second Lien Financing Debt.

“Required Senior Consent” means, in relation to any proposed matter, step or action (the

“Proposed Action”), the prior consent of:

(a)	if the Proposed Action is prohibited by the terms of the Senior Facilities Agreement, the Majority Senior Lenders;

(b)	if any Senior Notes have been issued and the Proposed Action is prohibited by the terms of the relevant Senior Notes Indenture, the Senior Notes Trustee; and

(c)

if any Permitted Senior Financing Debt has been incurred and the Proposed Action is prohibited by the terms of the relevant Permitted Senior Financing Agreement, the Majority Permitted Senior Financing Creditors or the Creditor Representative in respect of that Permitted Senior Financing Debt.

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“Responsible Officer” means any officer within the corporate trust, agency or securities services department (however described) of any Notes Trustee, including any director, associate director, vice president, assistant vice president, assistant treasurer, trust officer or any other officer of such Notes Trustee who customarily performs functions similar to those performed by such officers, or to whom any corporate trust matter is referred because of such individual’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Agreement and any Senior Notes Indenture, Senior Parent Notes Indenture or Permitted Financing Agreement (as applicable) to which that Notes Trustee is a party.

“Retiring Security Agent” has the meaning given to that term in paragraph (d) of Clause 18.1 (Resignation of the Security Agent).

“Second Lien Acceleration Event” means a Second Lien Facility Acceleration Event and/or a Permitted Second Lien Financing Acceleration Event, as the context requires.

“Second Lien Agent” means the Second Lien Facility Agent and/or any Second Lien Creditor Representative, as the context requires.

“Second Lien Agent Liabilities” means the Agent Liabilities owed by the Debtors to any Second Lien Agent under or in connection with any Second Lien Debt Document.

“Second Lien Arranger” means any Arranger under and as defined in the Second Lien Facility Agreement.

“Second Lien Arranger Liabilities” means the Arranger Liabilities owed by the Debtors to any Second Lien Arranger under or in connection with the Second Lien Finance Documents.

“Second Lien Borrower” has the meaning given to the term “Borrower” in the Second Lien Facility Agreement.

“Second Lien Commitment” has the meaning given to the term “Commitment” in the Second Lien Facility Agreement.

“Second Lien Creditor Representative” means, in relation to any Permitted Second Lien Financing Debt, the agent, trustee or other relevant representative in respect of that Permitted Second Lien Financing Debt.

“Second Lien Debt” means Indebtedness outstanding under any Second Lien Facility.

“Second Lien Debt Documents” means the Second Lien Finance Documents and the Permitted Second Lien Financing Documents.

“Second Lien Discharge Date” means the first date on which each of the Second Lien Lender Discharge Date and the Permitted Second Lien Financing Discharge Date has occurred.

“Second Lien Event of Default” means an Event of Default under a Second Lien Financing Agreement.

“Second Lien Exposure” has the meaning given to that term in Clause 15.1 (Equalisation Definitions).

“Second Lien Facility” has the meaning given to the term “Facility” in the Second Lien Facility Agreement.

“Second Lien Facility Acceleration Event” means the occurrence of an “Acceleration Date” under and as defined in the Second Lien Facility Agreement.

“Second Lien Facility Agent” means the Facility Agent under and as defined in the Second Lien Facility Agreement.

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“Second Lien Facility Agreement” means any facility agreement entered into or to be entered into by a member of the Group which is notified to the Security Agent by the Parent in writing as a facility agreement to be treated as the “Second Lien Facility Agreement” for the purposes of this Agreement.

“Second Lien Facility Finance Parties” has the meaning given to the term “Finance Parties” in the Second Lien Facility Agreement.

“Second Lien Finance Documents” has the meaning given to the term “Finance Documents” in the Second Lien Facility Agreement.

“Second Lien Financing Agreement” means the Second Lien Facility Agreement and/or any Permitted Second Lien Financing Agreement, as the context requires.

“Second Lien Guarantor” has the meaning given to the term “Guarantor” in the Second Lien Facility Agreement.

“Second Lien Lender Discharge Date” means the first date on which all Second Lien Lender Liabilities have been fully and finally discharged, whether or not as the result of an enforcement, and the Second Lien Lenders are under no further obligation to provide financial accommodation to any of the Debtors under any of the Second Lien Finance Documents.

“Second Lien Lender Liabilities” means the Liabilities owed by the Debtors to the Second Lien Lenders under the Second Lien Finance Documents.

“Second Lien Lenders” means each Lender under and as defined in the Second Lien Facility Agreement.

“Second Lien Liabilities” means the Second Lien Lender Liabilities and any Permitted Second Lien Financing Liabilities.

“Second Lien Payment Default” means a Senior Event of Default arising by reason of non-payment of any amount which is immediately due and payable under the Second Lien Debt Documents, other than in respect of non-payment of any amount (a) not constituting principal or interest or (b) not exceeding €250,000 (or its equivalent in other currencies).

“Second Lien Secured Creditors” means the Second Lien Facility Finance Parties and/or the Permitted Second Lien Financing Creditors, as the context requires.

“Second Lien Secured Credit Participation” means:

(a)	in relation to a Second Lien Lender, its Second Lien Commitment; and

(b)

in relation to a Permitted Second Lien Financing Creditor, the aggregate amount of its commitments under each Permitted Second Lien Financing Agreement (drawn or undrawn and calculated in a manner consistent with the Second Lien Commitments) and/or the principal amount of outstanding Permitted Second Lien Financing Debt held by that Permitted Second Lien Financing Creditor (as applicable and without double counting).

“Secured Debt Documents” means the Senior Facilities Finance Documents, the Senior Notes Finance Documents, the Permitted Senior Financing Documents, the Hedging Agreements, the Operating Facility Documents, the Second Lien Finance Documents, the Permitted Second Lien Financing Documents, the Senior Parent Notes Finance Documents and/or the Permitted Parent Financing Documents, as the context requires.

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“Secured Obligations” means:

(a)

in the case of all Security Documents other than the Shared Security, to the extent legally possible and subject to the Agreed Security Principles, all the Liabilities and all other present and future obligations at any time due, owing or incurred by any member of the Group to any Secured Party (other than a Senior Parent Creditor) under the Secured Debt Documents, both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity; and

(b)

in the case of the Shared Security, to the extent legally possible and subject to the Agreed Security Principles, all the Liabilities and all other present and future obligations at any time due, owing or incurred by any member of the Group to any Secured Party (in the case of any Senior Parent Creditor and any Shared Security, to the extent the Parent has agreed that the relevant Senior Parent Notes or relevant Permitted Parent Financing Debt (as applicable) is to benefit from that Shared Security) under the Secured Debt Documents, both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity.

“Secured Party” means, to the extent legally possible and subject to the Agreed Security Principles, each of the Security Agent, any Receiver or Delegate and each of the Agents, the Arrangers, the Operating Facility Lenders, the Senior Secured Creditors and the Senior Parent Creditors from time to time but, to the extent required by this Agreement, only if it is a party to this Agreement or has acceded to this Agreement, in the appropriate capacity, pursuant to Clause 19.7 (Creditor/Agent Accession Undertaking).

“Security” means a mortgage, charge, pledge, lien or other security interest having a similar effect.

“Security Agent’s Spot Rate of Exchange” means, in respect of the conversion of one currency (the “First Currency”) into another currency (the “Second Currency”) the Security Agent’s spot rate of exchange for the purchase of the Second Currency with the First Currency in the London foreign exchange market at or about 11:00 am (London time) on a particular day, which shall be notified by the Security Agent in accordance with paragraph (d) of Clause 17.7 (Security Agent’s obligations).

“Security Documents” means:

(a)	each of the Transaction Security Documents; and

(b)

any other document entered into at any time by any of the Debtors creating or expressed to create any Security over all or any part of its assets in respect of any of the obligations of any member of the Group to any of the Secured Parties (in such capacity) under any of the Secured Debt Documents.

“Security Property” means:

(a)

the Transaction Security expressed to be granted in favour of the Security Agent as agent or trustee for the Secured Parties (or under or pursuant to any parallel debt, joint and several creditorship or similar or equivalent structure) and/or in favour of all or any relevant Secured Parties (as applicable under the relevant governing law) and all proceeds of that Transaction Security;

(b)

all obligations expressed to be undertaken by a Debtor to pay amounts in respect of the Liabilities to the Security Agent as agent or trustee for the Secured Parties (or under or pursuant to any parallel debt, joint and several creditorship or similar or equivalent structure) and secured by the Transaction Security together with all representations and warranties expressed to be given by a Debtor in favour of the Security Agent as trustee or security agent for the Secured Parties;

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(c)	the Security Agent’s interest in any trust fund created pursuant to Clause 10 (Turnover of Receipts); and

(d)

any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Debt Documents to hold as trustee on trust for (or otherwise for the benefit of) the Secured Parties.

“Senior Acceleration Event” means a Senior Facilities Acceleration Event, a Senior Notes Acceleration Event and/or a Permitted Senior Financing Acceleration Event, as the context requires.

“Senior Agent” means each of the Senior Facility Agent, any Senior Notes Trustee, the Second Lien Facility Agent, any Senior Creditor Representative and/or any Second Lien Creditor Representative, as the context requires.

“Senior Agent Liabilities” means the Agent Liabilities owed by the Debtors to the Senior Facility Agent under or in connection with the Senior Facilities Finance Documents.

“Senior Arranger” means any Arranger under and as defined in the Senior Facilities Agreement.

“Senior Arranger Liabilities” means the Arranger Liabilities owed by the Debtors to any Senior Arranger under or in connection with the Senior Facilities Finance Documents.

“Senior Borrower” has the meaning given to the term “Borrower” in the Senior Facilities Agreement.

“Senior Cash Collateral” means any cash collateral provided by:

(a)	a Senior Lender to an Issuing Bank pursuant to section 2.05(j) (Collateralization Following Certain Events) of the Senior Facilities Agreement; and

(b)	a Permitted Senior Financing Creditor to an Issuing Bank pursuant to the terms of a Permitted Senior Financing Agreement.

“Senior Commitment” has the meaning given to the term “Commitments” in the Senior Facilities Agreement.

“Senior Credit Participation” means, in relation to a Senior Creditor, the aggregate of:

(a)	its aggregate Senior Commitments (whether drawn or undrawn), if any; and

(b)

in respect of any hedging transaction of that Senior Creditor under any Hedging Agreement that has, as of the date the calculation is made, been terminated or closed out in accordance with the terms of this Agreement, the amount, if any, payable to it under any Hedging Agreement in respect of that termination or close-out as of the date of termination or close-out (and before taking into account any interest accrued on that amount since the date of termination or close-out) to the extent that amount is unpaid (that amount to be certified by the relevant Senior Creditor and as calculated in accordance with the relevant Hedging Agreement); and

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(c)

after the Senior Lender Discharge Date only, in respect of any hedging transaction of that Senior Creditor under any Hedging Agreement that has, as of the date the calculation is made, not been terminated or closed out:

(i)

if the relevant Hedging Agreement is based on an ISDA Master Agreement the amount, if any, which would be payable to it under that Hedging Agreement in respect of that hedging transaction, if the date on which the calculation is made was deemed to be an Early Termination Date (as defined in the relevant ISDA Master Agreement) for which the relevant Debtor is the Defaulting Party (as defined in the relevant ISDA Master Agreement); or

(ii)

if the relevant Hedging Agreement is not based on an ISDA Master Agreement, the amount, if any, which would be payable to it under that Hedging Agreement in respect of that hedging transaction, if the date on which the calculation is made was deemed to be the date on which an event similar in meaning and effect (under that Hedging Agreement) to an Early Termination Date (as defined in any ISDA Master Agreement) occurred under that Hedging Agreement for which the relevant Debtor is in a position similar in meaning and effect (under that Hedging Agreement) to that of a Defaulting Party (under and as defined in the same ISDA Master Agreement), that amount, in each case, to be certified by the relevant Senior Creditor and as calculated in accordance with the relevant Hedging Agreement.

“Senior Creditor Discharge Date” means the first date on which all the Senior Lender Liabilities and the Hedging Liabilities have been fully and finally discharged, whether or not as the result of an enforcement, and the Senior Creditors are under no further obligation to provide financial accommodation to any of the Debtors under the Senior Facilities Finance Documents.

“Senior Creditor Liabilities” means the Senior Lender Liabilities, the Hedging Liabilities and the Operating Facility Liabilities.

“Senior Creditor Representative” means, in relation to any Permitted Senior Financing Debt, the agent, trustee or other relevant representative in respect of that Permitted Senior Financing Debt.

“Senior Creditors” means the Senior Lenders and the Hedge Counterparties.

“Senior Debt Documents” means the Senior Facilities Finance Documents, the Senior Notes Finance Documents, the Second Lien Finance Documents, the Permitted Senior Financing Documents and/or the Permitted Second Lien Financing Documents, as the context requires.

“Senior Debt Discharge Date” means the first date on which each of the Senior Lender Discharge Date, the Senior Notes Discharge Date and the Permitted Senior Financing Discharge Date has occurred.

“Senior Discharge Date” means the first date on which each of the Senior Creditor Discharge Date, the Senior Notes Discharge Date and the Permitted Senior Financing Discharge Date has occurred.

“Senior Distress Event” means, following the occurrence of a Senior Acceleration Event which is continuing, any of the Senior Facility Agent (acting on the instructions of the Majority Senior Lenders), a Senior Notes Trustee (acting on behalf of the Senior Noteholders) or a Senior Creditor Representative (to the extent expressly permitted by the relevant Permitted Senior Financing Agreement and acting on the instructions of the Majority Permitted Senior Financing Creditors) declaring by written notice to the Security Agent, each other Agent and the Parent that a “Senior Distress Event” has occurred.

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“Senior Event of Default” means an Event of Default under a Senior Financing Agreement.

“Senior Exposure” has the meaning given to that term in Clause 15.1 (Equalisation Definitions).

“Senior Facilities Acceleration Event” means, following the occurrence of an “Event of Default” under and as defined in the Senior Facilities Agreement which is then continuing, the Senior Facility Agent gives a notice of acceleration pursuant to, and in accordance with, section 7.01(m)(ii) of the Senior Facilities Agreement or any acceleration provision being automatically invoked under any acceleration provision being automatically invoked under the Senior Facilities Agreement.

“Senior Facilities Agreement” means the syndicated facility agreement dated on or about the date of this Agreement and made between the Parent, the Senior Lenders, the Senior Facility Agent and others.

“Senior Facility” has the meaning given to the term “Facility” in the Senior Facilities Agreement.

“Senior Facility Agent” means the Administrative Agent under and as defined in the Senior Facilities Agreement.

“Senior Facilities Finance Documents” has the meaning given to the term “Loan Documents” in the Senior Facilities Agreement.

“Senior Financing Agreement” means the Senior Facilities Agreement, any Second Lien Facility Agreement, any Senior Notes Indenture, any Permitted Senior Financing Agreement and/or any Permitted Second Lien Financing Agreement, as the context requires.

“Senior Guarantor” has the meaning given to the term “Guarantors” in the Senior Facilities Agreement.

“Senior Lender Discharge Date” means the first date on which all Senior Lender Liabilities have been fully and finally discharged, whether or not as the result of an enforcement, and the Senior Lenders are under no further obligation to provide financial accommodation to any of the Debtors under any of the Senior Facilities Finance Documents.

“Senior Lender Liabilities” means the Liabilities owed by the Debtors to the Senior Lenders under the Senior Facilities Finance Documents.

“Senior Lenders” means each Lender under and as defined in the Senior Facilities Agreement, together with each Issuing Bank and Ancillary Lender under the Senior Facilities Finance Documents.

“Senior Liabilities” means the Senior Creditor Liabilities, the Second Lien Lender Liabilities, the Senior Notes Liabilities, the Permitted Senior Financing Liabilities and the Permitted Second Lien Financing Liabilities.

“Senior Liabilities Transfer” means a transfer of the Senior Lender Liabilities and the Operating Facility Liabilities to all or any of the Senior Secured Creditors described in paragraph (a) of Clause 3.8 (Option to purchase: Senior Notes Creditors and Permitted Senior Financing Creditors).

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“Senior Noteholders” means the registered holders from time to time of the applicable Senior Notes, as determined in accordance with the relevant Senior Notes Indenture(s).

“Senior Notes” means high yield notes, exchange notes, debt securities and/or other debt instruments issued or to be issued by any member of the Group which are notified to the Security Agent by the Parent in writing as indebtedness to be treated as “Senior Notes” for the purposes of this Agreement.

“Senior Notes Acceleration Event” means following the occurrence of a Senior Event of Default which is continuing under a Senior Notes Indenture, the Senior Notes Trustee (or any Senior Noteholder) exercising any of its rights under (and in accordance with the terms of) the Senior Notes Indenture to accelerate any amount outstanding under the Senior Notes or Senior Notes Indenture or any acceleration provision being automatically invoked under any Senior Notes Indenture (in each case such that a principal amount outstanding under the Senior Notes or Senior Notes Indenture has become immediately due and payable prior to its scheduled maturity).

“Senior Notes Creditors” means, on and from the first Senior Notes Issue Date, the Senior Noteholders and each Senior Notes Trustee.

“Senior Notes Discharge Date” means the first date on which all the Senior Notes Liabilities have been fully and finally discharged, including by way of defeasance permitted in accordance with the Senior Notes Finance Documents, whether or not as the result of an enforcement.

“Senior Notes Finance Documents” means the Senior Notes, each Senior Notes Indenture, each guarantee granted by a member of the Group in respect of the Senior Notes, this Agreement, the Security Documents and any other document entered into in connection with the Senior Notes and designated a Senior Notes Finance Document by the Parent and the applicable Senior Notes Trustee (which, for the avoidance of doubt, excludes any document to the extent it sets out rights of the initial purchasers of the Senior Notes (in their capacities as initial purchasers) against any member of the Group).

“Senior Notes Finance Parties” means any Senior Notes Trustee (on behalf of itself and the Senior Noteholders which it represents), any Senior Noteholder and the Security Agent.

“Senior Notes Indenture” means each indenture pursuant to which any Senior Notes are issued.

“Senior Notes Issue Date” means, in respect of each Senior Notes Indenture, the first date on which a Senior Note is issued pursuant to that Senior Notes Indenture.

“Senior Notes Liabilities” means the Liabilities owed by the Debtors to the Senior Notes Finance Parties under the Senior Notes Finance Documents (excluding any Senior Notes Trustee Amounts).

“Senior Notes/Permitted Financing Credit Participations” means the aggregate of all the Senior Secured Credit Participations at any time of the Senior Notes Creditors and the Permitted Senior Financing Creditors.

“Senior Notes Representative” means, on or after the first Senior Notes Issue Date, each Senior Notes Trustee in respect of any Senior Notes that are outstanding.

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“Senior Notes Trustee” means any entity acting as trustee under any issue of Senior Notes (to the extent it has acceded to this Agreement in such capacity pursuant to a Creditor/Agent Accession Undertaking), in each case as the context requires.

“Senior Notes Trustee Amounts” means, in relation to a Senior Notes Trustee, amounts in respect of costs and expenses (including legal fees and together with any applicable VAT) payable to that Senior Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee thereof under the Senior Notes Finance Documents, any provisions (including indemnity provisions) for costs and expenses in favour of that Senior Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee thereof contained in the Senior Notes Finance Documents, all compensation for services provided by that Senior Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee thereof which is payable to that Senior Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee thereof pursuant to the terms of the Senior Notes Finance Documents and all out-of-pocket costs and expenses properly incurred by that Senior Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee thereof in carrying out its duties or performing any service pursuant to the terms of the Senior Notes Finance Documents, including, without limitation, (a) compensation for the costs and expenses of the collection by that Senior Notes Trustee of any amount payable to that Senior Notes Trustee for the benefit of the Senior Noteholders and (b) costs and expenses of that Senior Notes Trustee’s advisers, receivers, delegates, attorneys, agents or appointees (but excluding (i) any payment in relation to any unpaid costs and expenses incurred in respect of any litigation initiated by that Senior Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee on behalf of that Senior Notes Trustee against any of the Senior Creditors or the Permitted Senior Financing Creditors and (ii) any payment made, directly or indirectly, on or in respect of any amounts owing under any Senior Notes (including principal, interest, premium or any other amounts to any of the Senior Noteholders)), all such amounts above including VAT where applicable.

“Senior Parent Agent” means any Senior Parent Notes Trustee and/or any Senior Parent Creditor Representative, as the context requires.

“Senior Parent Creditors” means the Senior Parent Notes Creditors and any Permitted Parent Financing Creditors.

“Senior Parent Creditor Representative” means, in relation to any Permitted Parent Financing Debt, the agent, trustee or other relevant representative in respect of that Permitted Parent Financing Debt.

“Senior Parent Credit Participation” means:

(a)	in relation to a Senior Parent Notes Creditor, the principal amount of outstanding Senior Parent Notes Liabilities held by that Senior Parent Noteholder; and

(b)

in relation to a Permitted Parent Financing Creditor, the aggregate amount of its commitments under each Permitted Parent Financing Agreement (drawn or undrawn and calculated in a manner consistent with the Senior Commitments) and/or the principal amount of outstanding Permitted Parent Financing Debt held by that Permitted Parent Financing Creditor (as applicable and without double counting).

“Senior Parent Debt Issuer” means, in relation to any Senior Parent Notes or Permitted Parent Financing Debt, the member of the Group which is the issuer or, as the case may be, the borrower of those Senior Parent Notes or that Permitted Parent Financing Debt, provided that no member of the Group which is:

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(a)

an issuer or, as the case may be, a borrower of any outstanding Senior Term Debt, outstanding Senior Notes, outstanding Second Lien Debt, outstanding Permitted Senior Financing Debt or outstanding Permitted Second Lien Financing Debt; or

(b)	a Subsidiary of a member of the Group falling within (a) above (other than a Subsidiary which is a Financing Vehicle),

may be a Senior Parent Debt Issuer.

“Senior Parent Discharge Date” means the first date on which each of the Senior Parent Notes Discharge Date and the Permitted Parent Financing Discharge Date has occurred.

“Senior Parent Enforcement Notice” has the meaning given to it in paragraph (b) of Clause 6.9 (Permitted Senior Parent enforcement).

“Senior Parent Event of Default” means an Event of Default under a Senior Parent Financing Agreement.

“Senior Parent Exposure” has the meaning given to that term in Clause 15.1 (Equalisation Definitions).

“Senior Parent Finance Documents” means the Senior Parent Notes Finance Documents and the Permitted Parent Financing Documents.

“Senior Parent Finance Parties” means the Senior Parent Notes Finance Parties and the Permitted Parent Financing Creditors.

“Senior Parent Financing Agreement” means any Senior Parent Notes Indenture and/or any Permitted Parent Financing Agreement, as the context requires.

“Senior Parent Guarantee” means each guarantee by a member of the Group of any obligations of a member of the Group under the Senior Parent Finance Documents which is expressly subject to the provisions of this Agreement in a legally binding manner (which shall include any guarantee included in a Senior Parent Financing Agreement which is expressed to be subject to the terms of this Agreement). “Senior Parent Guarantors” means any member of the Group which has given a Senior Parent Guarantee under or in connection with a Senior Parent Finance Document, unless it has ceased to be a Senior Parent Guarantor in accordance with the terms of the relevant Senior Parent Finance Documents.

“Senior Parent Liabilities” means the Senior Parent Notes Liabilities and any Permitted Parent Financing Liabilities.

“Senior Parent Noteholders” means the registered holders from time to time of the applicable Senior Parent Notes, as determined in accordance with the relevant Senior Parent Notes Indenture(s).

“Senior Parent Notes” means high yield notes, exchange notes, debt securities and/or other debt instruments issued or to be issued by the Senior Parent Debt Issuer which are notified to the Security Agent by the Parent in writing as indebtedness to be treated as “Senior Parent Notes” for the purposes of this Agreement.

“Senior Parent Notes Acceleration Event” means following the occurrence of a Senior Parent Event of Default which is continuing under a Senior Parent Notes Indenture, the Senior Parent Notes Trustee (or any Senior Parent Noteholder) exercising any of its rights under (and in accordance with the terms of) the Senior Parent Notes Indenture to accelerate any amount

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outstanding under the Senior Parent Notes or Senior Parent Notes Indenture or any acceleration provision being automatically invoked under any Senior Parent Notes Indenture (in each case such that a principal amount outstanding under the Senior Parent Notes or Senior Parent Notes Indenture has become immediately due and payable prior to its scheduled maturity).

“Senior Parent Notes Creditors” means, on and from the first Senior Parent Notes Issue Date, the Senior Parent Noteholders and each Senior Parent Notes Trustee.

“Senior Parent Notes Discharge Date” means the first date on which all the Senior Parent Notes Liabilities have been fully and finally discharged, including by way of defeasance permitted in accordance with the Senior Parent Notes Finance Documents, whether or not as the result of an enforcement.

“Senior Parent Notes Finance Documents” means the Senior Parent Notes, each Senior Parent Notes Indenture, the Senior Parent Guarantees in respect of the Senior Parent Notes, this Agreement, the Security Documents (if and to the extent creating Shared Security) and any other document entered into in connection with the Senior Parent Notes and designated a Senior Parent Notes Finance Document by the Parent and the applicable Senior Parent Notes Trustee (which, for the avoidance of doubt, excludes any document to the extent it sets out rights of the initial purchasers of the Senior Parent Notes (in their capacities as initial purchasers) against any member of the Group).

“Senior Parent Notes Finance Parties” means any Senior Parent Notes Trustee (on behalf of itself and the Senior Parent Noteholders which it represents), any Senior Parent Noteholder and (to the extent of any Shared Security) the Security Agent.

“Senior Parent Notes Indenture” means each indenture pursuant to which any Senior Parent Notes are issued.

“Senior Parent Notes Issue Date” means, in respect of each Senior Parent Notes Indenture, the first date on which a Senior Parent Note is issued pursuant to that Senior Parent Notes Indenture.

“Senior Parent Notes Liabilities” means the Liabilities owed by the Debtors to the Senior Parent Notes Finance Parties under the Senior Parent Notes Finance Documents (excluding any Senior Parent Notes Trustee Amounts).

“Senior Parent Notes Representative” means each Senior Parent Notes Trustee in respect of any Senior Parent Notes that are outstanding.

“Senior Parent Notes Trustee” means any entity acting as trustee under any issue of Senior Parent Notes (to the extent it has acceded to this Agreement in such capacity pursuant to a Creditor/Agent Accession Undertaking), in each case as the context requires.

“Senior Parent Notes Trustee Amounts” means, in relation to a Senior Parent Notes Trustee, amounts in respect of costs and expenses (including legal fees together with any applicable VAT) payable to that Senior Parent Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee thereof under the Senior Parent Notes Finance Documents, any provisions (including indemnity provisions) for costs and expenses in favour of that Senior Parent Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee thereof contained in the Senior Parent Notes Finance Documents, all compensation for services provided by that Senior Parent Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee thereof which is payable to that Senior Parent Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee thereof pursuant to the terms of the Senior Parent Notes Finance Documents and all out-of-pocket costs and expenses properly incurred by that Senior Parent Notes Trustee

35

or any adviser, receiver, delegate, attorney, agent or appointee thereof in carrying out its duties or performing any service pursuant to the terms of the Senior Parent Notes Finance Documents, including, without limitation, (a) compensation for the costs and expenses of the collection by that Senior Parent Notes Trustee of any amount payable to that Senior Parent Notes Trustee for the benefit of the Senior Parent Noteholders and (b) costs and expenses of that Senior Parent Notes Trustee’s advisers, receivers, delegates, attorneys, agents or appointees (but excluding (i) any payment in relation to any unpaid costs and expenses incurred in respect of any litigation initiated by that Senior Parent Notes Trustee or any adviser, receiver, delegate, attorney, agent or appointee on behalf of that Senior Parent Notes Trustee against any of the Senior Secured Creditors and (ii) any payment made, directly or indirectly, on or in respect of any amounts owing under any Senior Parent Notes (including principal, interest, premium or any other amounts to any of the Senior Parent Noteholders)), all such amounts above including VAT where applicable.

“Senior Parent Payment Stop Notice” has the meaning given to it in paragraph (a)(ii) of Clause 6.3 (Issue of Senior Parent Payment Stop Notice).

“Senior Parent Standstill Period” has the meaning given to it in paragraph (a) of Clause 6.10 (Senior Parent Standstill Period).

“Senior Payment Default” means a Senior Event of Default arising by reason of non-payment of any amount which is immediately due and payable under the Senior Debt Documents (other than the Second Lien Debt Documents), other than in respect of non-payment of any amount (a) not constituting principal or interest or (b) not exceeding €250,000 (or its equivalent in other currencies).

“Senior Secured Creditors” means the Senior Creditors, the Senior Notes Creditors, the Second Lien Lenders, the Permitted Senior Financing Creditors and/or the Permitted Second Lien Financing Creditors, as the context requires.

“Senior Secured Credit Participation” means:

(a)	in relation to a Senior Creditor, its Senior Credit Participation in relation to the Senior Facilities Agreement and the Hedging Agreements only;

(b)	in relation to a Senior Notes Creditor, the principal amount of outstanding Senior Notes Liabilities held by that Senior Noteholder; and

(c)

in relation to a Permitted Senior Financing Creditor, the aggregate amount of its commitments under each Permitted Senior Financing Agreement (drawn or undrawn and calculated in a manner consistent with the Senior Commitments) and/or the principal amount of outstanding Permitted Senior Financing Debt held by that Permitted Senior Financing Creditor (as applicable and without double counting).

“Senior Secured Liabilities” means the Senior Lender Liabilities, the Second Lien Lender Liabilities, the Senior Notes Liabilities, any Permitted Senior Financing Liabilities and any Permitted Second Lien Financing Liabilities.

“Senior Secured Liabilities Transfer” means a transfer of the Senior Lender Liabilities, the Senior Notes Liabilities, any Permitted Senior Financing Liabilities and the Operating Facility Liabilities to all or any of the Second Lien Secured Creditors as described in Clause 5.12 (Option to purchase: Second Lien Secured Creditors) or to all or any of the Senior Parent Creditors as described in Clause 6.13 (Option to purchase: Senior Parent Creditors).

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“Senior Secured Parties” means the Secured Parties other than the Senior Parent Finance Parties.

“Senior Term Debt” means Indebtedness outstanding under the Term Facilities (as defined in the Senior Facilities Agreement).

“SFA Cash Cover” has the meaning given to the term “Cash Collateral” in the Senior Facilities Agreement (or any equivalent term or concept in any relevant Permitted Senior Financing Agreement or Operating Facility Document).

“SFA Cash Cover Document” means, in relation to any SFA Cash Cover:

(a)

in the case of any SFA Cash Cover provided pursuant to the Senior Facilities Agreement, any Senior Facilities Finance Document which creates or evidences, or is expressed to create or evidence, the other credit support required to be provided over that SFA Cash Cover in accordance with the definition of “Cash Collateral” as used in the Senior Facilities Agreement;

(b)

in the case of any SFA Cash Cover provided pursuant to a Permitted Senior Financing Agreement, any Permitted Senior Financing Document which creates or evidences, or is expressed to create or evidence, any Security required to be provided over that SFA Cash Cover by the terms of that Permitted Senior Financing Agreement; and

(c)

in the case of any SFA Cash Cover provided pursuant to an Operating Facility Document, any Operating Facility Document which creates or evidences, or is expressed to create or evidence, any Security required to be provided over that SFA Cash Cover by the terms of that Operating Facility Document.

“Shared Security” means any Transaction Security which, at the election of the Parent, is to secure all or any part of the Senior Parent Liabilities.

“Subsidiary” has the meaning given to that term in the Senior Facilities Agreement.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” means, with respect to any person, any obligation to pay or perform under any Swap.

“Taxes” has the meaning given to that term in the Senior Facilities Agreement.

“Total Second Lien Secured Credit Participations” means the aggregate of all the Second Lien Secured Credit Participations at any time.

“Total Senior Secured Credit Participations” means the aggregate of all the Senior Secured Credit Participations at any time.

“Transaction Security” means the Security created or evidenced or expressed to be created or evidenced under or pursuant to the Security Documents.

“Transaction Security Documents” has the meaning given to the term “Security Documents” in the Senior Facilities Agreement.

“Unrestricted Subsidiary” has the meaning given to that term in the Senior Facilities Agreement.

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“US” and “United States” means the United States of America, its territories and possessions.

“US Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as amended from time to time.

“US Debtor” means a Debtor created or organised in or under the laws of the United States, any state or territory thereof, or the District of Columbia.

“US Insolvency Proceeding” means a case commenced under the US Bankruptcy Code.

“US Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“US Person” means a “United States Person” as defined in Section 7701(a)(30) of the US

Internal Revenue Code and includes an entity disregarded as being an entity separate from its owner for US federal income tax purposes if such owner is a “United States Person”.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)

any “Agent”, “Ancillary Lender”, “Arranger”, “Creditor”, “Debtor”, “Group Company”, “Hedge Counterparty”, “Intra-Group Lender”, “Investor”, “Issuing Bank”, “Operating Facility Lender”, “Parent”, “Party”, “Permitted Parent Financing Arranger”, “Permitted Parent Financing Creditor”, “Permitted Second Lien Financing Arranger”, “Permitted Second Lien Financing Creditor”, “Permitted Senior Financing Arranger”, “Permitted Senior Financing Creditor”, “Primary Creditor”, “Second Lien Agent”, “Second Lien Arranger”, “Second Lien Borrower”, “Second Lien Guarantor”, “Second Lien Creditor Representative”, “Second Lien Lender”, “Second Lien Secured Creditor”, “Security Agent”, “Senior Agent”, “Senior Arranger”, “Senior Borrower”, “Senior Creditor”, “Senior Guarantor”, “Senior Lender”, “Senior Creditor Representative”, “Senior Noteholder”, “Senior Notes Trustee”, “Senior Parent Creditor”, “Senior Parent Creditor Representative”, “Senior Parent Noteholder” or “Senior Parent Notes Trustee” shall be construed to be a reference to it in its capacity as such and not in any other capacity;

(ii)

any “Agent”, “Ancillary Lender”, “Arranger”, “Creditor”, “Debtor”, “Hedge Counterparty”, “Investor,” “Issuing Bank”, “Operating Facility Lender”, any “Party” or the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees (including the surviving entity of any merger involving that person) and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with this Agreement;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

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(iv)

a “Debt Document” or any other agreement or instrument is to be construed as a reference to that Debt Document, or other agreement or instrument, as amended, novated, supplemented, extended or restated (however fundamentally) and includes any increase in, addition to or extension of or other change to any facility made available under any such agreement or instrument (in each case to the extent not prohibited by this Agreement);

(v)	“enforcing” (or any derivation) the Transaction Security shall include the appointment of an administrator of a Debtor by the Security Agent;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)

a “person” includes any individual, firm, fund, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality) or any two or more of the foregoing;

(viii)

a “regulation” includes any regulation, rule, official directive, order, request or guideline (whether or not having the force of law, but if not having the force of law being one with which it is the practice of the relevant person to comply) of any agency of state (including any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation); and

(ix)	a provision of law is a reference to that provision as amended or re-enacted.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

(d)	An Acceleration Event is “continuing” if it has not been revoked or otherwise ceases to be continuing in accordance with the terms of the relevant Debt Financing Agreement.

(e)

The right or requirement of any Party to take or not take any action on or following the occurrence of an Insolvency Event shall cease to apply if the relevant Insolvency Event of Default in respect of that Insolvency Event is no longer continuing (unless an Acceleration Event has occurred and is continuing and without prejudice to any action taken or not taken in accordance with the terms of this Agreement while that Insolvency Event of Default was continuing).

(f)	The determination that a Second Lien Payment Stop Notice is “outstanding” is to be made by reference to the provisions of Clause 5.3 (Issue of Second Lien Payment Stop Notice).

(g)	The determination that a Senior Parent Payment Stop Notice is “outstanding” is to be made by reference to the provisions of Clause 6.3 (Issue of Senior Parent Payment Stop Notice).

(h)

Any reference in this Agreement to a Debtor or member of the Group being able to make any Payment or take any other action shall include a reference to that Debtor or member of the Group being permitted to make any arrangement in respect of that Payment or action or take any step or enter into any transaction to facilitate the making of that Payment or the taking of that action.

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(i)

Notwithstanding anything to the contrary, where any provision of this Agreement refers to or otherwise contemplates any consent, approval, release, waiver, agreement, notification or other step or action being required from or by any person:

(i)	which is not a Party;

(ii)	in respect of any agreement which is not in existence;

(iii)	in respect of any indebtedness which has not been or is no longer committed or incurred;

(iv)	in respect of Liabilities of Creditors or Operating Facility Lenders or other persons for which the relevant Discharge Date has occurred,

unless otherwise agreed or specified by the Parent, that consent, approval, release, waiver, agreement, notification or other step or action shall not be required and no such provision shall, or shall be construed so as to, in any way prohibit or restrict the rights or actions of any member of the Group. Further, for the avoidance of doubt, no reference to any agreement which is not in existence shall, or shall be construed so as to, in any way prohibit or restrict the rights or actions of any member of the Group.

(j)

References to the Senior Notes Trustee acting on behalf of the Senior Noteholders means such Senior Notes Trustee acting on behalf of the Senior Noteholders which it represents or, if applicable, with the consent of the requisite number of Senior Noteholders required under and in accordance with the applicable Senior Notes Indenture. A Senior Notes Trustee will be entitled to seek instructions from the Senior Noteholders which it represents to the extent required by the applicable Senior Notes Indenture as to any action to be taken by it under this Agreement.

(k)

References to the Senior Parent Notes Trustee acting on behalf of the Senior Parent Noteholders means such Senior Parent Notes Trustee acting on behalf of the Senior Parent Noteholders which it represents or, if applicable, with the consent of the requisite number of Senior Parent Noteholders required under and in accordance with the applicable Senior Parent Notes Indenture. A Senior Parent Notes Trustee will be entitled to seek instructions from the Senior Parent Noteholders which it represents to the extent required by the applicable Senior Parent Notes Indenture as to any action to be taken by it under this Agreement.

(l)

References to a Senior Creditor Representative acting on behalf of the Permitted Senior Financing Creditors means such Senior Creditor Representative acting on behalf of the Permitted Senior Financing Creditors which it represents or, if applicable, with the consent of the requisite number of Permitted Senior Financing Creditors required under and in accordance with the applicable Permitted Senior Financing Agreement. A Senior Creditor Representative will be entitled to seek instructions from the Permitted Senior Financing Creditors which it represents to the extent required by the applicable Permitted Senior Financing Agreement as to any action to be taken by it under this Agreement.

(m)

References to a Second Lien Creditor Representative acting on behalf of the Permitted Second Lien Financing Creditors means such Second Lien Creditor Representative acting on behalf of the Permitted Second Lien Financing Creditors which it represents or, if applicable, with the consent of the requisite number of Permitted Second Lien

40

Financing Creditors required under and in accordance with the applicable Permitted Second Lien Financing Agreement. A Second Lien Creditor Representative will be entitled to seek instructions from the Permitted Second Lien Financing Creditors which it represents to the extent required by the applicable Permitted Second Lien Financing Agreement as to any action to be taken by it under this Agreement.

(n)

References to a Senior Parent Creditor Representative acting on behalf of the Permitted Parent Financing Creditors means such Senior Parent Creditor Representative acting on behalf of the Permitted Parent Financing Creditors which it represents or, if applicable, with the consent of the requisite number of Permitted Parent Financing Creditors required under and in accordance with the applicable Permitted Parent Financing Agreement. A Senior Parent Creditor Representative will be entitled to seek instructions from the Permitted Parent Financing Creditors which it represents to the extent required by the applicable Permitted Parent Financing Agreement as to any action to be taken by it under this Agreement.

(o)

In the event that any Permitted Senior Financing Debt is incurred by way of an issue of high yield notes, debt securities or other similar instruments, if and to the extent required by the Parent, the Senior Creditor Representative in respect of that Permitted Senior Financing Debt shall be treated in the same manner as a Senior Notes Trustee for all relevant purposes under this Agreement (including, without limitation, as regards amounts owing to that Senior Creditor Representative being, and ranking and being secured in the same manner as, Senior Notes Trustee Amounts and that Senior Creditor Representative benefiting from all rights and protections provided to the Senior Notes Trustees under or pursuant to Clause 26 (Notes Trustee)). If the Parent requires that this Clause should operate in relation to any Senior Creditor Representative it shall notify the Security Agent in writing accordingly (such notice to include details of which provisions of this Agreement will apply to that Senior Creditor Representative and to what extent). Following receipt of any such notice by the Security Agent this Agreement shall be construed for all purposes in accordance with the terms of this paragraph (o) and that notice.

(p)

In the event that any Permitted Second Lien Financing Debt is incurred by way of an issue of high yield notes, debt securities or other similar instruments, if and to the extent required by the Parent, the Second Lien Creditor Representative in respect of that Permitted Second Lien Financing Debt shall be treated in the same manner as a Senior Notes Trustee for all relevant purposes under this Agreement (including, without limitation, as regards amounts owing to that Second Lien Creditor Representative being, and ranking and being secured in the same manner as, Senior Notes Trustee Amounts and that Second Lien Creditor Representative benefiting from all rights and protections provided to the Senior Notes Trustees under or pursuant to Clause 26 (Notes Trustee)). If the Parent requires that this Clause should operate in relation to any Second Lien Creditor Representative it shall notify the Security Agent in writing accordingly (such notice to include details of which provisions of this Agreement will apply to that Second Lien Creditor Representative and to what extent). Following receipt of any such notice by the Security Agent this Agreement shall be construed for all purposes in accordance with the terms of this paragraph (p) and that notice.

(q)

In the event that any Permitted Parent Financing Debt is incurred by way of an issue of high yield notes, debt securities or other similar instruments, if and to the extent required by the Parent, the Senior Parent Creditor Representative in respect of that Permitted Parent Financing Debt shall be treated in the same manner as a Senior Parent Notes Trustee for all relevant purposes under this Agreement (including, without limitation, as regards amounts owing to that Senior Parent Creditor Representative being, and ranking and being secured in the same manner as, Senior Parent Notes

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Trustee Amounts and that Senior Parent Creditor Representative benefiting from all rights and protections provided to the Senior Parent Notes Trustees under or pursuant to Clause 26 (Notes Trustee)). If the Parent requires that this Clause should operate in relation to any Senior Parent Creditor Representative it shall notify the Security Agent in writing accordingly (such notice to include details of which provisions of this Agreement will apply to that Senior Parent Creditor Representative and to what extent). Following receipt of any such notice by the Security Agent this Agreement shall be construed for all purposes in accordance with the terms of this paragraph (q) and that notice.

(r)	Prior to the Senior Lender Discharge Date:

(i)	terms defined in the Senior Facilities Agreement shall have the same meaning when used in this Agreement (unless separately defined in this Agreement); and

(ii)

the provisions of section 1.02 (Terms Generally) of the Senior Facilities Agreement apply to this Agreement as though they were set out in full in this Agreement (except that references to the Senior Facilities Agreement are to be construed as references to this Agreement).

Following the Senior Lender Discharge Date, references in this Agreement to any term being defined by reference to a definition in, or the provisions of section 1.02 (Terms Generally) of, the Senior Facilities Agreement shall:

(A)	be construed as a reference to the relevant definition in, or the provisions of such clause of, the Senior Facilities Agreement as at the Senior Lender Discharge Date; or

(B)

if required by the Parent, be construed as a reference to any equivalent term or terms in, or provision or provisions of, any other Secured Debt Documents which remain in existence (in each case as notified in writing by the Parent to the Security Agent from time to time).

(s)

In the event that the proceeds of any Senior Notes, Senior Parent Notes, Permitted Senior Financing Debt, Permitted Second Lien Financing Debt and/or Permitted Parent Financing Debt are held in escrow (or similar or equivalent arrangements) prior to being released to a member of the Group, until such time as the relevant proceeds are released from such escrow (or those similar or equivalent arrangements), the provisions of this Agreement shall not apply to or create any restriction in respect of any arrangement pursuant to which the proceeds are subject and this Agreement shall not govern the rights and obligations of the Creditors concerned until such proceeds are released from such escrow arrangement (or those similar or equivalent arrangements) in accordance with the terms thereof.

(t)

Notwithstanding anything to the contrary in this Agreement or any other Debt Document, nothing in this Agreement or any Debt Document shall prohibit a non-cash contribution of any asset (including, without limitation, any participation, claim, commitment, rights, benefits and/or obligations in respect of any Liabilities and/or any other indebtedness borrowed or issued by any member of the Group from time to time) to the Parent (and subsequently any other members of the Group).

(u)	If the terms of any Secured Debt Document:

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(i)

do not require the relevant Agent, Creditors or Operating Facility Lenders to provide approval (or deem approval to have been provided) for a particular matter, step or action (for the avoidance of doubt, excluding any such terms which expressly entitle the relevant Agent, Creditors or Operating Facility Lenders to withhold their approval for that matter, step or action); or

(ii)

do not seek to regulate a particular matter, step or action (which shall be the case if the relevant matter, step or action is not the subject of an express requirement or restriction in that Secured Debt Document), for the purpose of this Agreement that matter, step or action shall not be prohibited by the terms of that Secured Debt Document.

(v)

In determining whether any indebtedness or other amount (including, without limitation, any Debt Refinancing, any Permitted Senior Financing Debt, any Permitted Second Lien Financing Debt and any Permitted Parent Financing Debt) is prohibited by the terms of any Debt Document, the terms of any Debt Documents which:

(i)	relate to any Liabilities which are to be refinanced or otherwise replaced with such indebtedness or other amount; or

(ii)	will not exist or will cease to be in effect on the date on which such indebtedness or other amount is incurred by a member of the Group,

shall not be taken into account.

(w)

In determining whether or not any Liabilities have been fully and finally discharged, contingent liabilities (such as the risk of clawback flowing from a preference) will be disregarded, except to the extent that there is a reasonable likelihood that those liabilities will become actual liabilities.

(x)

For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement or any other Debt Document, nothing in this Agreement shall prohibit any debt exchange, non-cash rollover or other similar or equivalent transaction in relation to any Liabilities.

(y)

If there is any conflict between the terms of this Agreement and any other Debt Document, the terms of this Agreement will prevail (save to the extent that to do so would result in or have the effect of any member of the Group contravening any applicable law or regulation, or present a material risk of liability for any member of the Group and/or its directors or officers, or give rise to a material risk of breach of fiduciary or statutory duties).

(z)

Notwithstanding anything to the contrary in this Agreement or any other Debt Document, no payments made by or amounts received or recovered from a CFC shall be applied to any obligations of a US Person (whether under Clause 14 (Application of Proceeds) or otherwise).

(aa)

The obligations, liabilities and restrictions in relation to each Debtor and each Intra-Group Lender, as well as the rights, entitlement and authorisation of each Agent under this Agreement, shall be subject to, and shall be limited to the extent necessary to avoid any breach of, the Guarantee Limitations, which shall be deemed to be part of and apply to this Agreement mutatis mutandis.

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(bb)

For the avoidance of doubt, any notification given by a Secured Party pursuant to paragraph (h) of Clause 17.1 (Appointment by Secured Parties) shall apply to any provision of this Agreement setting out an authorisation of, and/or giving a power of attorney to, the Security Agent to sign or execute a document on behalf of any other Secured Party (in each case regardless of the legal nature or governing law of such authorisation or power of attorney).

(cc)

For the purposes of this Agreement, “entitled to participate” shall be interpreted to mean that (i) any offer, or indication of a potential offer, that a holder of any Senior Liabilities or Senior Parent Liabilities makes shall be considered by those running the Public Auction against the same criteria as any offer, or indication of a potential offer, by any other bidder or potential bidder and (ii) any holder of any Senior Liabilities or Senior Parent Liabilities that is considering making an offer in any Public Auction is provided (subject to applicable securities laws or regulations) with the same information, including any due diligence reports, and access to management that is being provided to any other bidder at the same stage of the process. For the avoidance of doubt, if, after having applied those same criteria, the offer or indication of a potential offer made by a holder of any Senior Liabilities or Senior Parent Liabilities is not considered by those running the Public Auction to be sufficient to continue in the public auction process, such consideration being against the same criteria as any offer, or indication of a potential offer, by any other bidder or potential bidder (such continuation may include being invited to review additional information or being invited to have an opportunity to make a subsequent or revised offer, whether in another round of bidding or otherwise), then the right to participate which a holder of any Senior Liabilities or Senior Parent Liabilities under this Agreement shall be deemed to be satisfied.

1.3	Third Party Rights

(a)

Unless expressly provided to the contrary in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Rights Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of this Agreement, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)

Any Receiver, Delegate or any other person described in Clause 17.10 (No proceedings) may, subject to this Clause 1.3 and the Third Parties Rights Act, rely on any Clause of this Agreement which expressly confers rights on it.

(d)

The Third Parties Rights Act shall apply to this Agreement in respect of any Senior Noteholder, Permitted Senior Financing Creditor, Permitted Second Lien Financing Creditor, Senior Parent Noteholder or Permitted Parent Financing Creditor which, by holding a Senior Note, Permitted Senior Financing Debt, Permitted Second Lien Financing Debt, a Senior Parent Note or Permitted Parent Financing Debt, as the case may be, has effectively agreed to be bound by the provisions of this Agreement and will be deemed to receive the benefits hereof, and be subject to the terms and conditions hereof, as if such person was a Party hereto. For the purposes of the preceding sentence, upon any such person becoming a Senior Noteholder, Permitted Senior Financing Creditor, Permitted Second Lien Financing Creditor, Senior Parent Noteholder or Permitted Parent Financing Creditor, that person shall be deemed a Party to this Agreement, provided that such person is deemed to be a Party to this Agreement under the terms of the relevant Notes Indenture, Permitted Senior Financing Agreement, Permitted Second Lien Financing Agreement or Permitted Parent Financing Agreement. In relation to any amendment or waiver of this Agreement, no such person that is deemed to be a party to this Agreement by virtue of this Clause 1.3 is required to consent to or execute any amendment or waiver in order for such amendment or waiver to be effective.

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1.4	Irish Terms

In this Agreement, where it refers to an Irish Debtor, “examiner” means an examiner or interim examiner appointed pursuant to Section 509 or 517 of the Irish Companies Act and “examinership” shall be construed accordingly.

1.5	Termination

Unless otherwise notified by the Parent in writing on or prior to the Final Discharge Date, this Agreement shall terminate in full and cease to have any further effect on the Final Discharge Date.

2.	RANKING AND PRIORITY

2.1	Primary Creditor Liabilities

Subject to Clause 2.3 (Senior Parent Liabilities and Transaction Security), each of the Parties agrees that:

(a)

the Liabilities owed by the Debtors (other than any Senior Parent Debt Issuer to the extent relating to Liabilities in respect of Senior Parent Notes and/or Permitted Parent Financing Debt where that Senior Parent Debt Issuer is the issuer or, as the case may be, the borrower) to the Primary Creditors and the Operating Facility Lenders shall rank in right and priority of payment in the following order and are postponed and subordinated to any prior ranking Liabilities as follows:

(i)

first, the Senior Lender Liabilities, the Senior Notes Liabilities, the Permitted Senior Financing Liabilities, the Hedging Liabilities, the Operating Facility Liabilities, the Second Lien Lender Liabilities, the Permitted Second Lien Financing Liabilities, the Senior Arranger Liabilities, the Second Lien Arranger Liabilities, the Senior Agent Liabilities, the Senior Notes Trustee Amounts, the Second Lien Agent Liabilities, and the Senior Parent Notes Trustee Amounts pari passu and without any preference amongst them; and

(ii)	second, the Senior Parent Notes Liabilities and the Permitted Parent Financing Liabilities pari passu and without any preference amongst them; and

(b)

the Liabilities owed by any Senior Parent Debt Issuer (to the extent relating to Liabilities in respect of Senior Parent Notes and/or Permitted Parent Financing Debt where that Senior Parent Debt Issuer is the issuer or, as the case may be, the borrower) to the Primary Creditors and the Operating Facility Lenders shall rank pari passu in right and priority of payment without any preference amongst them.

2.2	Transaction Security

Each of the Parties agrees that the Transaction Security shall secure the Liabilities (but only to the extent that such Transaction Security is expressed to secure those Liabilities) in the following order:

(a)

first, the Senior Lender Liabilities, the Senior Notes Liabilities, the Permitted Senior Financing Liabilities, the Hedging Liabilities, the Operating Facility Liabilities, the Senior Arranger Liabilities, the Senior Agent Liabilities, the Senior Notes Trustee Amounts, the Second Lien Agent Liabilities and the Senior Parent Notes Trustee Amounts pari passu and without any preference amongst them;

45

(b)	second, the Second Lien Lender Liabilities, the Permitted Second Lien Financing Liabilities and the Second Lien Arranger Liabilities pari passu and without any preference amongst them; and

(c)	third, the Senior Parent Notes Liabilities and the Permitted Parent Financing Liabilities pari passu and without any preference amongst them.

2.3	Senior Parent Liabilities and Transaction Security

(a)

The Parties acknowledge that the Senior Parent Liabilities and the Permitted Parent Financing Liabilities owed (if any) by a Senior Parent Debt Issuer (to the extent relating to Liabilities in respect of Senior Parent Notes and/or Permitted Parent Financing Debt where that Senior Parent Debt Issuer is the issuer or, as the case may be, the borrower) are senior obligations of that Senior Parent Debt Issuer.

(b)

Notwithstanding paragraph (a) above, the Senior Parent Creditors and the Permitted Parent Financing Creditors agree that, until the First/Second Lien Discharge Date, they may not take any steps to appropriate the assets of a Senior Parent Debt Issuer subject to the Security Documents in connection with any Enforcement Action, other than as expressly permitted by this Agreement. For the avoidance of doubt, this paragraph shall not impair the right of the Senior Parent Creditors and/or the Permitted Parent Financing Creditors to institute suit for the recovery of any payment due by a Senior Parent Debt Issuer in respect of the Senior Parent Liabilities and/or the Permitted Parent Financing Liabilities (in each case to the extent relating to Liabilities in respect of Senior Parent Notes and/or Permitted Parent Financing Debt where that Senior Parent Debt Issuer is the issuer or, as the case may be, the borrower).

2.4	Investor Liabilities and Intra-Group Liabilities

(a)

Each of the Parties agrees that the Investor Liabilities and the Intra-Group Liabilities are postponed and subordinated to the Liabilities owed by the Debtors to the Primary Creditors and the Operating Facility Lenders.

(b)	This Agreement does not purport to rank any of the Investor Liabilities or the Intra-Group Liabilities as between themselves.

2.5	Additional and/or Refinancing Debt

(a)	The Creditors and the Operating Facility Lenders acknowledge that the Debtors (or any of them) may wish to:

(i)

incur incremental Borrowing Liabilities and/or Guarantee Liabilities in respect of incremental Borrowing Liabilities (and/or incur any other indebtedness, which indebtedness may be made available on a secured or unsecured basis, ranking pari passu with or senior or junior to other indebtedness and with or without the benefit of any guarantee, indemnity, Transaction Security or other assurance against loss); or

(ii)

refinance or replace Borrowing Liabilities and/or incur Guarantee Liabilities in respect of any such refinancing or replacement of Borrowing Liabilities, which in any such case is intended to rank pari passu with any other Liabilities and/or share pari passu in any Transaction Security and/or to rank behind any other Liabilities and/or to share in any Transaction Security behind any such other Liabilities.

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(b)

The Creditors and the Operating Facility Lenders each confirm and undertake that, if and to the extent any incurrence, financing, refinancing or replacement referred to in paragraph (a) above and such ranking and such Security is not prohibited by the terms of the Debt Financing Agreements at such time, they will (at the cost of the Debtors) co-operate with the Parent and the Debtors with a view to enabling and facilitating such incurrence, financing, refinancing or replacement and such sharing in the Security to take place in a timely manner. In particular, but without limitation, each of the Secured Parties hereby authorises and directs each of their respective Agents and the Security Agent to (unless such Secured Party is required under applicable law to act in its own name, in which case it shall) execute any amendment to this Agreement and such other Debt Documents required by the Parent to reflect, enable and/or facilitate any such arrangements (including as regards the ranking of any such arrangements) to the extent such incurrence, financing, refinancing, replacement and/or sharing is not prohibited by the Debt Financing Agreements to which the relevant Secured Party is a party. This Clause 2.5 is without prejudice to any obligations of any Secured Party set out in or contemplated by Clause 16 (Additional Debt).

2.6	Transaction Security: New Debt Financing

Without prejudice to Clause 2 (Ranking and Priority), Clause 14 (Application of Proceeds), Clause 16 (Additional Debt) and the other rights of the Debtors under this Agreement and the Debt Documents, if any Debtor wishes to incur any new, additional or increased Liabilities under any Secured Debt Document and/or in connection with any Debt Refinancing (each a “New Debt Financing”), at the option of the Parent, any Debtor may (but subject to the relevant New Debt Financing being elected to be secured in accordance with the applicable terms of this Agreement and subject to the Agreed Security Principles) grant to the relevant Secured Parties in respect of all or any part of such New Debt Financing additional security by executing additional Security Documents which will benefit from the order of priority and ranking set out in Clause 2 (Ranking and Priority) and Clause 14 (Application of Proceeds) of this Agreement.

3.	SENIOR SECURED CREDITOR LIABILITIES

3.1	Payment of Senior Liabilities

Subject to Clause 4 (Hedge Counterparties and Hedging Liabilities) and Clause 5 (Second Lien Secured Creditors and Second Lien Liabilities), the Parent and the Debtors may make Payments of the Senior Liabilities at any time provided that, following the occurrence of a Senior Acceleration Event or an Insolvency Event with respect to a member of the Group, no member of the Group may make (and no Senior Secured Creditor may receive) Payments of the Senior Liabilities except from Recoveries distributed in accordance with Clause 14 (Application of Proceeds) or as agreed by each Senior Facility Agent, Senior Notes Trustee, Second Lien Facility Agent, Senior Creditor Representative and Second Lien Creditor Representative.

3.2	Amendments and Waivers: Senior Secured Creditors

The Senior Secured Creditors, the Operating Facility Lenders, the Parent and the Debtors may at any time amend or waive any of the terms of the Senior Facilities Finance Documents, the Senior Notes Finance Documents, the Permitted Senior Financing Documents, the Second Lien Facility Finance Documents, the Permitted Second Lien Financing Documents and/or the Operating Facility Documents in accordance with their respective terms from time to time (and subject only to any consent required under them).

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3.3	Security and Guarantees: Senior Secured Creditors

Any of the Senior Secured Creditors and the Operating Facility Lenders (and/or the Security Agent, a Senior Agent and/or any other person acting on behalf any of them) may take, accept or receive the benefit of:

(a)

any Security from any member of the Group (the “Security Provider”) in respect of any of the Senior Liabilities (in addition to the Common Transaction Security) provided that (except for any Security permitted under paragraphs (a) to (f) of Clause 3.4 (Security: Ancillary Lenders and Issuing Banks)), to the extent legally possible and subject to the Agreed Security Principles:

(i)	the Security Provider becomes party to this Agreement as a Debtor (if not already a Party in that capacity);

(ii)

all amounts actually received or recovered by any Senior Secured Creditor or Operating Facility Lender with respect to any such Security shall immediately be paid to the Security Agent and applied in accordance with Clause 14 (Application of Proceeds); and

(iii)	such Security may only be enforced in accordance with Clause 12.6 (Security held by other Creditors);

(b)	any guarantee, indemnity or other assurance against loss from any member of the Group (the “Guarantee Provider”) in respect of any of the Senior Liabilities in addition to those in:

(i)

the Senior Facilities Agreement, any Senior Notes Indenture, any Permitted Senior Financing Document, any Second Lien Facility Agreement, any Permitted Second Lien Financing Document or any Operating Facility Document;

(ii)	this Agreement; or

(iii)	any Common Assurance,

provided that (except for any guarantee, indemnity or other assurance against loss permitted under paragraphs (a) to (f) of Clause 3.4 (Security: Ancillary Lenders and Issuing Banks)), to the extent legally possible and subject to the Agreed Security Principles:

(A)	the Guarantee Provider becomes party to this Agreement as a Debtor (if not already a party in that capacity); and

(B)	such guarantee, indemnity or assurance against loss is expressed to be subject to the terms of this Agreement; and

(c)	any Security, guarantee, indemnity or other assurance against loss from any member of the Group in connection with:

(i)

any escrow or similar or equivalent arrangements entered into in respect of amounts which are being held (or will be held) by a person which is not a member of the Group prior to release of those amounts to a member of the Group; or

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(ii)

any actual or proposed defeasance, redemption, prepayment, repayment, purchase or other discharge of any Senior Lender Liabilities, Operating Facility Liabilities, Senior Notes Liabilities, Permitted Senior Financing Liabilities and/or Second Lien Liabilities (in each case provided that such defeasance, redemption, prepayment, repayment, purchase or other discharge is not prohibited by the terms of this Agreement).

3.4	Security: Ancillary Lenders and Issuing Banks

No Ancillary Lender or Issuing Bank will, unless the prior consent of the Majority Senior Lenders (in the case of any Ancillary Lender or Issuing Bank under the Senior Facilities Agreement or in respect of an Operating Facility) or the Majority Permitted Senior Financing Creditors (in the case of any Ancillary Lender or Issuing Bank under a Permitted Senior Financing Agreement or in respect of an Operating Facility) is obtained, take, accept or receive from any member of the Group the benefit of any Security, guarantee, indemnity or other assurance against loss in respect of any of the Liabilities owed to it other than:

(a)	the Common Transaction Security;

(b)	each guarantee, indemnity or other assurance against loss contained in:

(i)	the Senior Facilities Agreement, any Permitted Senior Financing Document or any Operating Facility Document;

(ii)	this Agreement; or

(iii)	any Common Assurance;

(c)	indemnities and assurances against loss contained in the Ancillary Documents no greater in extent than any of those referred to in paragraph (b) above;

(d)

any SFA Cash Cover permitted under the Senior Facilities Agreement, the relevant Permitted Senior Financing Agreement or the relevant Operating Facility Document (as the case may be) relating to any Ancillary Facility or for any Letter of Credit issued by the Issuing Bank;

(e)

the indemnities or any netting or set-off arrangements contained in an ISDA Master Agreement (in the case of a Hedging Ancillary Document which is based on an ISDA Master Agreement) or any indemnities or any netting or set-off arrangements which are similar in meaning and effect to those indemnities, netting or set-off arrangements (in the case of a Hedging Ancillary Document which is not based on an ISDA Master Agreement);

(f)

any Security, guarantee, indemnity or other assurance against loss giving effect to, or arising as a result of the effect of, any netting or set-off arrangement relating to the Ancillary Facilities for the purpose of netting debit and credit balances arising under the Ancillary Facilities; or

(g)	any Security, guarantee, indemnity or other assurance against loss permitted under Clause 3.3 (Security and Guarantees: Senior Secured Creditors).

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3.5	Restrictions on Enforcement: Senior Lenders, Operating Facility Lenders, Senior Notes Creditors and Permitted Senior Financing Creditors

(a)

No Senior Lender, Operating Facility Lender, Senior Notes Creditor or Permitted Senior Financing Creditor may take any Enforcement Action under paragraph (c), (d) or (e) of the definition thereof without the prior written consent of an Instructing Group.

(b)

If an Instructing Group provides consent to any Senior Lender, Operating Facility Lender, Senior Notes Creditor, Permitted Senior Financing Creditor or Hedge Counterparty to take any Enforcement Action, such consent shall apply equally to all Senior Lenders, Operating Facility Lenders, Senior Notes Creditors, Permitted Senior Financing Creditors and Hedge Counterparties to take the same Enforcement Action (in each case to the extent permitted by the terms of the relevant Debt Documents) and notice of any such consent shall be provided to all the Agents, the Security Agent and each Hedge Counterparty as soon as reasonably practicable.

(c)

Notwithstanding paragraph (a) above or anything to the contrary in this Agreement, after the occurrence of an Insolvency Event in relation to the Parent or a Debtor (the “Insolvent Party”), each Senior Lender, Operating Facility Lender, Senior Notes Creditor and/or Permitted Senior Financing Creditor may, to the extent it is permitted to do so by the terms of the relevant Debt Documents, take Enforcement Action under paragraph (e) of that definition against the Insolvent Party and/or claim in any winding-up, dissolution, administration, reorganisation or other similar insolvency event or process in relation to the Insolvent Party for Liabilities owing to it (provided that no Senior Secured Creditor or Operating Facility Lender may give any directions to the Security Agent pursuant to or in reliance on this paragraph (c) in relation to any enforcement of any Transaction Security).

3.6	Restriction on Enforcement: Ancillary Lenders and Issuing Banks

Subject to Clause 3.7 (Permitted Enforcement: Ancillary Lenders and Issuing Banks):

(a)

in the case of any Ancillary Lender or Issuing Bank under the Senior Facilities Finance Documents, so long as any of the Senior Lender Liabilities (other than any Liabilities owed to the Ancillary Lenders or Issuing Banks) are or may be outstanding, none of the Ancillary Lenders nor the Issuing Banks shall (in such capacity) be entitled to take any Enforcement Action in respect of any of the Liabilities owed to it;

(b)

in the case of any Ancillary Lender or Issuing Bank under the Permitted Senior Financing Documents, so long as any of the Permitted Senior Financing Liabilities in relation to those Permitted Senior Financing Documents (other than any Liabilities owed to the Ancillary Lenders or Issuing Banks) are or may be outstanding, none of the Ancillary Lenders nor the Issuing Banks shall (in such capacity) be entitled to take any Enforcement Action in respect of any of the Liabilities owed to it; and

(c)

in the case of any Ancillary Lender under an Operating Facility Document, so long as any of the Senior Lender Liabilities or the Permitted Senior Financing Liabilities are or may be outstanding, none of the Ancillary Lenders shall (in such capacity) be entitled to take any Enforcement Action in respect of any of the Liabilities owed to it.

3.7	Permitted Enforcement: Ancillary Lenders and Issuing Banks

(a)	The Ancillary Lenders and Issuing Banks may take Enforcement Action if:

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(i)	at the same time as, or prior to, that action, Enforcement Action has been taken in respect of:

(A)

in the case of any Ancillary Lender or Issuing Bank under the Senior Facilities Finance Documents, the Senior Lender Liabilities (excluding the Liabilities owing to Ancillary Lenders and the Issuing Banks), in which case the Ancillary Lenders and the Issuing Banks may take the same Enforcement Action as has been taken in respect of those Senior Lender Liabilities;

(B)

in the case of any Ancillary Lender or Issuing Bank under the Permitted Senior Financing Documents, the Permitted Senior Financing Liabilities in relation to those Permitted Senior Financing Documents (excluding the Liabilities owing to Ancillary Lenders and the Issuing Banks), in which case the Ancillary Lenders and the Issuing Banks may take the same Enforcement Action as has been taken in respect of those Permitted Senior Financing Liabilities; or

(C)

in the case of any Ancillary Lender under an Operating Facility Document, the Senior Lender Liabilities or the Permitted Senior Financing Liabilities, in which case the Ancillary Lenders may take the same Enforcement Action as has been taken in respect of those Senior Lender Liabilities or, as the case may be, those Permitted Senior Financing Liabilities;

(ii)

that action is contemplated by, and can be taken by the Ancillary Lenders or Issuing Bank as the case may be under, the Senior Facilities Agreement, any relevant Permitted Senior Financing Agreement, any relevant Operating Facility Document or Clause 3.4 (Security: Ancillary Lenders and Issuing Banks) (as applicable);

(iii)

that Enforcement Action is taken in respect of SFA Cash Cover which has been provided in accordance with the Senior Facilities Agreement or, as the case may be, the relevant Permitted Senior Financing Agreement;

(iv)

at the same time as or prior to, that action, the consent of the Majority Senior Lenders (in the case of any Ancillary Lender or Issuing Bank under the Senior Facilities Finance Documents or in respect of an Operating Facility) or the Majority Permitted Senior Financing Creditors (in the case of any Ancillary Lender or Issuing Bank under a Permitted Senior Financing Agreement or in respect of an Operating Facility) to that Enforcement Action is obtained; or

(v)

an Insolvency Event has occurred in relation to any member of the Group, in which case after the occurrence of that Insolvency Event, each Ancillary Lender and each Issuing Bank shall be entitled (if it has not already done so) to exercise any right it may otherwise have in respect of that member of the Group to:

(A)

accelerate any of that member of the Group’s Senior Lender Liabilities, Permitted Senior Financing Liabilities or Operating Facility Liabilities (as the case may be) or declare them prematurely due and payable on demand;

(B)

make a demand under any guarantee, indemnity or other assurance against loss given by that member of the Group in respect of any Senior Lender Liabilities, Permitted Senior Financing Liabilities or Operating Facility Liabilities (as the case may be);

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(C)	exercise any right of set-off or take or receive any Payment in respect of any Senior Lender Liabilities or, as the case may be, Permitted Senior Financing Liabilities of that member of the Group; or

(D)	claim and prove in the liquidation of that member of the Group for the Senior Lender Liabilities or, as the case may be, Permitted Senior Financing Liabilities owing to it.

(b)

Clause 3.6 (Restriction on Enforcement: Ancillary Lenders and Issuing Banks) shall not restrict any right of an Ancillary Lender to net or set-off in relation to a Multi-account Overdraft Facility, in accordance with the terms of the Senior Facilities Agreement, the relevant Permitted Senior Financing Agreement or the relevant Operating Facility Document (as the case may be), to the extent that the netting or set-off represents a reduction from a Permitted Gross Amount of that Multi-account Overdraft Facility to or towards its Designated Net Amount.

3.8	Option to purchase: Senior Notes Creditors and Permitted Senior Financing Creditors

(a)

Senior Notes Creditors holding at least a simple majority of the Senior Notes Liabilities or Permitted Senior Financing Creditors holding at least a simple majority of the Permitted Senior Financing Liabilities (the “Senior Secured Acquiring Creditors”) may, after an Acceleration Event which is continuing, by giving not less than ten (10) days’ notice to the Security Agent (with the first notice to prevail in the event that more than one set of Creditors serves such a notice), require the transfer to them (or to a nominee or nominees), in accordance with Clause 19.3 (Change of Senior Lender, Second Lien Lender, Permitted Senior Financing Creditor, Permitted Second Lien Financing Creditor or Permitted Parent Financing Creditor), of all, but not part, of the rights, benefits and obligations in respect of the Senior Lender Liabilities and the Operating Facility Liabilities if:

(i)	that transfer is lawful and, subject to paragraph (ii) below, otherwise permitted by the terms of the Senior Facilities Agreement and the Operating Facility Documents;

(ii)	any conditions relating to such a transfer contained in the Senior Facilities Agreement and the Operating Facility Documents are complied with, other than:

(A)	any requirement to obtain the consent of, or consult with, a member of the Group in relation to such transfer, which consent or consultation shall not be required; and

(B)	to the extent to which all the Senior Secured Acquiring Creditors provide cash cover for any Letter of Credit, the consent of the relevant Issuing Bank relating to such transfer;

(iii)	the Senior Facility Agent, on behalf of the Senior Lenders, is paid an amount equal to the aggregate of:

(A)	any amounts provided as cash cover by the Senior Secured Acquiring Creditors for any Letter of Credit (as envisaged in paragraph (a)(ii)(B) above);

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(B)

all of the Senior Lender Liabilities at that time (whether or not due), including all amounts that would have been payable under the Senior Facilities Agreement if the Senior Facilities were being prepaid by the relevant Debtors on the date of that payment; and

(C)	all costs and expenses (including legal fees) incurred by the Senior Facility Agent and/or the Senior Lenders and/or the Security Agent as a consequence of giving effect to that transfer;

(iv)	the Operating Facility Lenders are paid an amount equal to the aggregate of:

(A)

all of the Operating Facility Liabilities at that time (whether or not due), including all amounts that would have been payable under the Operating Facility Documents if the Operating Facilities were being prepaid by the relevant Debtors on the date of that payment; and

(B)	all costs and expenses (including legal fees) incurred by the Operating Facility Lenders and/or the Security Agent as a consequence of giving effect to that transfer;

(v)	as a result of that transfer:

(A)	the Senior Lenders have no further actual or contingent liability to a Debtor under the Senior Facilities Finance Documents; and

(B)	the Operating Facility Lenders have no further actual or contingent liability to a Debtor under the Operating Facility Documents;

(vi)

an indemnity is provided from each of the Senior Secured Acquiring Creditors (other than any Senior Agent) or from another third party acceptable to all the Senior Lenders and the Operating Facility Lenders in a form reasonably satisfactory to each Senior Lender and Operating Facility Lender in respect of all costs, expenses, losses and liabilities which may be sustained or incurred by any Senior Lender or Operating Facility Lender in consequence of any sum received or recovered by any Senior Lender or Operating Facility Lender from any person being required (or it being alleged that it is required) to be paid back by or clawed back from any Senior Lender or Operating Facility Lender for any reason;

(vii)

the transfer is made without recourse to, or representation or warranty from, the Senior Lenders or the Operating Facility Lenders, except that each Senior Lender and Operating Facility Lender shall be deemed to have represented and warranted on the date of that transfer that it has the corporate power to effect that transfer and it has taken all necessary action to authorise the making by it of that transfer; and

(viii)

the Senior Parent Creditors have not exercised their rights under Clause 6.13 (Option to purchase: Senior Parent Creditors) or, having exercised such rights, have not failed to complete the acquisition of the relevant Senior Secured Liabilities in accordance with Clause 6.13 (Option to purchase: Senior Parent Creditors).

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(b)

Subject to paragraph (b) of Clause 3.9 (Hedge Transfer: Senior Notes Creditors and Permitted Senior Financing Creditors) the Senior Secured Acquiring Creditors may only require a Senior Liabilities Transfer if, at the same time, they require a Hedge Transfer in accordance with Clause 3.9 (Hedge Transfer: Senior Notes Creditors and Permitted Senior Financing Creditors) and if, for any reason, a Hedge Transfer cannot be made in accordance with Clause 3.9 (Hedge Transfer: Senior Notes Creditors and Permitted Senior Financing Creditors), no Senior Liabilities Transfer may be required to be made.

(c)	At the request of a Senior Agent (on behalf of the Senior Secured Acquiring Creditors):

(i)	the Senior Facility Agent shall notify that Senior Agent of:

(A)	the sum of the amounts described in paragraphs (a)(iii)(B) and (C) above; and

(B)	the amount of each Letter of Credit for which cash cover is to be provided to it by the Senior Secured Acquiring Creditors; and

(ii)	the Operating Facility Lenders shall notify that Senior Agent of the sum of the amounts described in paragraphs (a)(iv)(A) and (B) above.

3.9	Hedge Transfer: Senior Notes Creditors and Permitted Senior Financing Creditors

(a)

Senior Notes Creditors holding at least a simple majority of the Senior Notes Liabilities or Permitted Senior Financing Creditors holding at least a simple majority of the Permitted Senior Financing Liabilities (the “Acquiring Hedge Creditors”) may, after an Acceleration Event which is continuing, by giving not less than ten days’ notice to the Security Agent (with the first notice to prevail in the event that more than one set of Creditors serves such a notice), require a Hedge Transfer:

(i)	if either:

(A)	the Acquiring Hedge Creditors require, at the same time, a Senior Liabilities Transfer under Clause 3.8 (Option to purchase: Senior Notes Creditors and Permitted Senior Financing Creditors); or

(B)	the Acquiring Hedge Creditors require that Hedge Transfer at any time on or after the Senior Lender Discharge Date; and

(ii)	if:

(A)

that transfer is lawful and otherwise permitted by the terms of the Hedging Agreements, in which case no Debtor or other member of the Group party to the relevant Hedging Agreements shall be entitled to withhold its consent to that transfer;

(B)	any conditions (other than the consent of, or any consultation with, any Debtor or other member of the Group) relating to that transfer contained in the Hedging Agreements are complied with;

(C)

each Hedge Counterparty is paid (in the case of a positive number) or pays (in the case of a negative number) an amount equal to the aggregate of (1) the Hedging Purchase Amount in respect of the hedging transactions under the relevant Hedging Agreement at that time and (2) all costs and expenses (including legal fees) incurred by such Hedge Counterparty as a consequence of giving effect to that transfer;

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(D)	as a result of that transfer, the Hedge Counterparties have no further actual or contingent liability to any Debtor under the Hedging Agreements;

(E)

an indemnity is provided from each of the Acquiring Hedge Creditors (other than any Senior Agent) which is receiving (or for which a nominee is receiving) that transfer (or from another third party acceptable to the relevant Hedge Counterparty) in a form reasonably satisfactory to the relevant Hedge Counterparty in respect of all losses which may be sustained or incurred by that Hedge Counterparty in consequence of any sum received or recovered by that Hedge Counterparty being required (or it being alleged that it is required) to be paid back by or clawed back from the Hedge Counterparty for any reason;

(F)

that transfer is made without recourse to, or representation or warranty from, the relevant Hedge Counterparty, except that the relevant Hedge Counterparty shall be deemed to have represented and warranted on the date of that transfer that it has the corporate power to effect that transfer and it has taken all necessary action to authorise the making by it of that transfer; and

(G)

the Senior Parent Creditors have not exercised their rights under Clause 6.14 (Hedge Transfer: Senior Parent Creditors) or, having exercised such rights, have not failed to complete the Hedge Transfer concerned in accordance with Clause 6.14 (Hedge Transfer: Senior Parent Creditors).

(b)

The Acquiring Hedge Creditors and any Hedge Counterparty may agree (in respect of the Hedging Agreements (or one or more of them) to which that Hedge Counterparty is a party) that a Hedge Transfer required by the Acquiring Hedge Creditors pursuant to paragraph (a) above shall not apply to that Hedging Agreement(s) or to the Hedging Liabilities and Hedge Counterparty Obligations under that Hedging Agreement(s).

(c)

If the Acquiring Hedge Creditors are entitled to require a Hedge Transfer under this Clause 3.9, the Hedge Counterparties shall at the request of a Senior Agent (on behalf of the Acquiring Hedge Creditors) provide details of the amounts referred to in paragraph (a)(ii)(C) above.

4.	HEDGE COUNTERPARTIES AND HEDGING LIABILITIES

4.1	Identity of Hedge Counterparties

(a)

Subject to paragraph (b) below, no person providing hedging arrangements to any Debtor shall be entitled to share in any of the Transaction Security or in the benefit of any guarantee or indemnity under any of the Secured Debt Documents in respect of any of the liabilities arising in relation to those hedging arrangements nor shall those liabilities be treated as Hedging Liabilities unless that person is or becomes a party to this Agreement as a Hedge Counterparty.

(b)	Paragraph (a) above shall not apply to a Hedging Ancillary Lender.

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4.2	Restriction on Payment: Hedging Liabilities

Prior to the Senior Debt Discharge Date, the Debtors shall not, and the Parent shall procure that no other member of the Group will, make any Payment of the Hedging Liabilities at any time unless:

(a)	that Payment is permitted under Clause 4.3 (Permitted Payments: Hedging Liabilities); or

(b)	the taking or receipt of that Payment is permitted under paragraph (c) of Clause 4.9 (Permitted Enforcement: Hedge Counterparties).

4.3	Permitted Payments: Hedging Liabilities

(a)	Any member of the Group may at any time make any Payment of the Hedging Liabilities:

(i)	if the Payment is a scheduled Payment arising under a Hedging Agreement (or another ordinary course payment under a Hedging Agreement, including any payment in relation to fees, costs and expenses);

(ii)	to the extent that the relevant Debtor’s obligation to make the Payment arises as a result of the operation of:

(A)

any of sections 2(d) (Deduction or Withholding for Tax), 2(e) (Default Interest; Other Amounts), 8(a) (Payment in the Contractual Currency), 8(b) (Judgments) and 11 (Expenses) of the 1992 ISDA Master Agreement of that Hedging Agreement (if the Hedging Agreement is based on a 1992 ISDA Master Agreement);

(B)

any of sections 2(d) (Deduction or Withholding for Tax), 8(a) (Payment in the Contractual Currency), 8(b) (Judgments), 9(h)(i) (Prior to Early Termination) and 11 (Expenses) of the 2002 ISDA Master Agreement of that Hedging Agreement (if the Hedging Agreement is based on a 2002 ISDA Master Agreement); or

(C)	any provision of a Hedging Agreement which is similar in meaning and effect to any provision listed in paragraph (A) or (B) above (if the Hedging Agreement is not based on an ISDA Master Agreement);

(iii)	to the extent that the relevant Debtor’s obligation to make the Payment arises from a Non-Credit Related Close-Out;

(iv)	to the extent that:

(A)	the relevant Debtor’s obligation to make the Payment arises from a Credit Related Close-Out in relation a Hedging Agreement; and

(B)	no Senior Event of Default (other than an Event of Default under a Second Lien Facility Agreement and/or a Permitted Second Lien Financing Agreement) is continuing at the time of that Payment;

(v)

subject to Clause 4.13 (On or after Senior Lender Discharge Date/Senior Debt Discharge Date), if the Majority Senior Creditors and the relevant member of the Group give prior consent to the Payment being made;

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(vi)	if the Payment is a Payment pursuant to Clause 14.1 (Order of application) or Clause 14.2 (Liabilities of the Senior Parent Debt Issuer); or

(vii)

prior to a Distress Event, if the Payment arises directly or indirectly as a result of any close-out, termination or other similar or equivalent action by a member of the Group (provided that the Group will remain in compliance with any minimum hedging requirements under the Senior Financing Agreements).

(b)

Without prejudice to the terms and requirements of any Hedging Agreement, nothing in this Agreement obliges a Hedge Counterparty to make a payment to a Debtor under a Hedging Agreement to which they are both party if any scheduled Payment due from that Debtor to the Hedge Counterparty under that Hedging Agreement is due but unpaid. This provision shall not affect any Payment which is due from a Hedge Counterparty to a Debtor as a result of a Hedging Agreement to which they are both a party being terminated or closed out.

4.4	Payment obligations continue

No Debtor shall be released from the liability to make any Payment (including of default interest, which shall continue to accrue) under any Debt Document by the operation of Clauses 4.2 (Restriction on Payment: Hedging Liabilities) and 4.3 (Permitted Payments: Hedging Liabilities) even if its obligation to make that Payment is restricted at any time by the terms of any of those Clauses.

4.5	No acquisition of Hedging Liabilities

Prior to the Senior Debt Discharge Date, the Debtors shall not, and shall procure that no other member of the Group will:

(a)	enter into any Liabilities Acquisition in respect of any of the Hedging Liabilities with any person which is not a member of the Group; or

(b)

beneficially own all or any part of the share capital of a company that is party to a Liabilities Acquisition in respect of any of the Hedging Liabilities (unless that Liabilities Acquisition would not have been prohibited by this Clause 4.5 if made by a member of the Group), in each case pursuant to which payment is made by a member of the Group to a person which is not a member of the Group in respect of Hedging Liabilities, unless:

(i)	subject to Clause 4.13 (On or after Senior Lender Discharge Date/Senior Debt Discharge Date), the prior consent of the Majority Senior Lenders is obtained; or

(ii)

the relevant Liabilities Acquisition relates to Hedging Liabilities (or rights, benefits and/or obligations in relation thereto) in respect of which a Payment could be made under Clause 4.3 (Permitted Payments: Hedging Liabilities) (including any Hedging Liabilities in respect of which a Payment could be made under paragraph (a)(vii) of that Clause following a close-out, termination or any other similar or equivalent action by a member of the Group).

4.6	Amendments and Waivers: Hedging Agreements

(a)	Subject to paragraph (b) below, the Hedge Counterparties may not, at any time, amend or waive any term of the Hedging Agreements.

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(b)

A Hedge Counterparty and any member of the Group may at any time amend or waive any term of a Hedging Agreement in accordance with the terms of that Hedging Agreement from time to time (and subject only to any consent required under that Hedging Agreement) if:

(i)	that amendment or waiver does not breach another term of this Agreement; and

(ii)	that amendment or waiver will not result in the Group ceasing to be in compliance with any minimum hedging requirements under the Debt Financing Agreements.

4.7	Security: Hedge Counterparties

The Hedge Counterparties may not take, accept or receive the benefit of any Security, guarantee, indemnity or other assurance against loss from any member of the Group in respect of the Hedging Liabilities other than:

(a)	the Common Transaction Security;

(b)	any guarantee, indemnity or other assurance against loss contained in:

(i)	the Senior Facilities Agreement or any Permitted Senior Financing Agreement;

(ii)	this Agreement;

(iii)	any Common Assurance; or

(iv)

the relevant Hedging Agreement (provided any such guarantee, indemnity or other assurance against loss is no greater in extent than any of those referred to in paragraphs (i) to (iii) above, ignoring for this purpose any limitations applicable to any guarantee, indemnity or other assurance referred to in paragraphs (i) to (iii) above);

(c)	as otherwise contemplated by Clause 3.3 (Security and Guarantees: Senior Secured Creditors); and

(d)

the indemnities contained in the ISDA Master Agreements (in the case of a Hedging Agreement which is based on an ISDA Master Agreement) or any indemnities which are similar in meaning and effect to those indemnities (in the case of a Hedging Agreement which is not based on an ISDA Master Agreement).

4.8	Restriction on Enforcement: Hedge Counterparties

Subject to Clause 4.9 (Permitted Enforcement: Hedge Counterparties) and Clause 4.10 (Required Enforcement: Hedge Counterparties) and without prejudice to each Hedge Counterparty’s rights under Clauses 12.2 (Enforcement Instructions) and 12.3 (Manner of enforcement), the Hedge Counterparties shall not take any Enforcement Action in respect of any of the Hedging Liabilities or any of the hedging transactions under any of the Hedging Agreements at any time.

4.9	Permitted Enforcement: Hedge Counterparties

(a)

To the extent it is able to do so under the relevant Hedging Agreement, a Hedge Counterparty may terminate or close-out in whole or in part any hedging transaction under that Hedging Agreement prior to its stated maturity:

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(i)

if, prior to a Senior Acceleration Event, the Parent has certified to that Hedge Counterparty that that termination or close-out would not result in a breach of the terms of any Debt Financing Agreement, provided that the Parent shall not withhold its certification for any reason other than where such breach would occur as a result of such termination or close-out;

(ii)	if a Senior Acceleration Event has occurred and is continuing;

(iii)	if:

(A)	in relation to a Hedging Agreement which is based on the 1992 ISDA Master Agreement:

(1)	an Illegality or Tax Event or Tax Event Upon Merger (each as defined in the 1992 ISDA Master Agreement); or

(2)	an event similar in meaning and effect to a “Force Majeure Event” (being the occurrence of one or more of the events specified in paragraph (B) below),

has occurred in respect of that Hedging Agreement;

(B)

in relation to a Hedging Agreement which is based on the 2002 ISDA Master Agreement, an Illegality or Tax Event, Tax Event Upon Merger or a Force Majeure Event (each as defined in the 2002 ISDA Master Agreement) has occurred in respect of that Hedging Agreement; or

(C)

in relation to a Hedging Agreement which is not based on an ISDA Master Agreement, any event similar in meaning and effect to an event described in paragraphs (A) or (B) above has occurred under and in respect of that Hedging Agreement;

(iv)	if an Insolvency Event of Default has occurred and is continuing in relation to a Debtor which is party to that Hedging Agreement;

(v)

subject to Clause 4.13 (On or after Senior Lender Discharge Date/Senior Debt Discharge Date), if the Majority Senior Creditors and the member of the Group party to the relevant Hedging Agreement give prior consent to that termination or close-out being made;

(vi)

for the purpose of ensuring that the aggregate notional amount of all hedging entered into by the Group with one or more hedging counterparty in respect of any specific indebtedness or other exposure does not exceed the maximum aggregate amount of that indebtedness or other exposure from time to time (in each case to the extent agreed by the member of the Group party to that Hedging Agreement, it being noted that the Group may wish to enter into basis rate swaps and/or other arrangements which may result in the notional amount of hedging being increased as part of a general hedging strategy); or

(vii)

in accordance with a close-out or termination right which arises pursuant to section 1.5 (No fault termination right) of the ISDA Benchmarks Supplement, or section 8.6.4 (No fault termination right) of the 2021 ISDA Interest Rate Derivative Definitions, in each case, to the extent incorporated by reference into the relevant Hedging Agreement.

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(b)

If a Debtor has defaulted on any Payment due under a Hedging Agreement (after allowing any applicable notice or grace periods) and the default has continued unwaived for more than five Business Days after notice of that default has been given to the Security Agent pursuant to paragraph (i) of Clause 22.3 (Notification of prescribed events), the relevant Hedge Counterparty:

(i)	may, to the extent it is able to do so under the relevant Hedging Agreement, terminate or close-out in whole or in part any hedging transaction under that Hedging Agreement; and

(ii)

until the Security Agent has given notice to that Hedge Counterparty that the Transaction Security is being enforced, or that any formal steps are being taken to enforce the Transaction Security, in each case in accordance with the terms of this Agreement and the relevant Security Documents, shall be entitled to exercise any right it might otherwise have to sue for, commence or join legal or arbitration proceedings against any Debtor to recover any Hedging Liabilities due under that Hedging Agreement.

(c)

After the occurrence of an Insolvency Event in relation to any Group Company, to the extent permitted by the relevant Hedging Agreement, each Hedge Counterparty shall be entitled to exercise any right it may otherwise have in respect of that Group Company to:

(i)	prematurely close-out or terminate any Hedging Liabilities of that Group Company in accordance with the terms of the relevant Hedging Agreement;

(ii)	make a demand under any guarantee, indemnity or other assurance against loss given by that Group Company in respect of any relevant Hedging Liabilities;

(iii)	exercise any right of set-off or take or receive any Payment in respect of any relevant Hedging Liabilities of that Group Company; or

(iv)	claim and prove in the liquidation of that Group Company for the Hedging Liabilities owing to it.

4.10	Required Enforcement: Hedge Counterparties

(a)

Subject to paragraph (b) below, a Hedge Counterparty shall promptly terminate or close-out in full any hedging transaction under all or any of the Hedging Agreements to which it is party prior to their stated maturity, following:

(i)	the occurrence of a Senior Acceleration Event which is continuing and delivery to it of a notice from the Security Agent that such Senior Acceleration Event has occurred and is continuing; and

(ii)	delivery to it of a subsequent notice from the Security Agent (acting on the instructions of an Instructing Group) instructing it to do so.

(b)

Paragraph (a) above shall not apply to the extent that such Senior Acceleration Event occurred as a result of an arrangement made between any Debtor and any Primary Creditor with the purpose of bringing about that Senior Acceleration Event.

(c)

If a Hedge Counterparty is entitled to terminate or close-out any hedging transaction under paragraph (b) of Clause 4.9 (Permitted Enforcement: Hedge Counterparties) (or would have been able to if that Hedge Counterparty had given the notice referred to in that paragraph) but has not terminated or closed out each such hedging transaction, that Hedge Counterparty shall promptly terminate or close-out in full each such hedging transaction following a request to do so by the Security Agent (acting on the instructions of an Instructing Group).

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4.11	Treatment of Payments due to Debtors on termination of hedging transactions

(a)

If, on termination of any hedging transaction under any Hedging Agreement occurring after a Distress Event, a settlement amount or other amount (following the application of any Close-Out Netting, Payment Netting or Inter-Hedging Agreement Netting in respect of that Hedging Agreement) falls due from a Hedge Counterparty to the relevant Debtor then that amount shall be paid by that Hedge Counterparty to the Security Agent, treated as the proceeds of enforcement of the Transaction Security and applied in accordance with the terms of this Agreement.

(b)	The payment of that amount by the Hedge Counterparty to the Security Agent in accordance with paragraph (a) above shall discharge the Hedge Counterparty’s obligation to pay that amount to that Debtor.

4.12	Terms of Hedging Agreements

(a)	The Hedge Counterparties (to the extent party to the Hedging Agreement in question) and the Debtors party to the Hedging Agreements shall ensure that, at all times:

(i)	each Hedging Agreement is based either:

(A)	on an ISDA Master Agreement; or

(B)	on another framework agreement which is similar in effect to an ISDA Master Agreement;

(ii)	in the event of a termination of the hedging transaction entered into under a Hedging Agreement, whether as a result of:

(A)	a Termination Event or an Event of Default, each as defined in the relevant Hedging Agreement (in the case of a Hedging Agreement which is based on an ISDA Master Agreement); or

(B)	an event similar in meaning and effect to either of those described in paragraph (A) above (in the case of a Hedging Agreement which is not based on an ISDA Master Agreement),

that Hedging Agreement will:

(1)

if it is based on a 1992 ISDA Master Agreement, provide for payments under the “Second Method” and will make no material amendment to section 6(e) (Payments on Early Termination) of the ISDA Master Agreement;

(2)	if it is based on a 2002 ISDA Master Agreement, make no material amendment to the provisions of section 6(e) (Payments on Early Termination) of the ISDA Master Agreement; or

(3)

if it is not based on an ISDA Master Agreement, provide for any other method the effect of which is that the party to which that event is referable will be entitled to receive payment under the relevant termination provisions if the net replacement value of all terminated transactions entered into under that Hedging Agreement is in its favour; and

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(iii)

each Hedging Agreement will provide that the relevant Hedge Counterparty will be entitled to designate an Early Termination Date (as defined in the relevant ISDA Master Agreement) or otherwise be able to terminate each transaction under such Hedging Agreement if so required pursuant to paragraphs (a) and (b) of Clause 4.10 (Required Enforcement: Hedge Counterparties).

(b)	Unless otherwise agreed by the Parent from time to time:

(i)	each Hedging Agreement shall be documented using the 2002 ISDA Master Agreement;

(ii)

each Hedging Agreement shall include only standard ISDA representations and undertakings (and not, for the avoidance of doubt, any additional representations and undertakings contained in the Senior Financing Agreements), in each case amended as necessary so as to be no more onerous on any member of the Group than the provisions of the Senior Financing Agreements;

(iii)	no Hedging Agreement shall contain any events of default (however described) in respect of the Group other than the following:

(A)	failure by the member of the Group party to that Hedging Agreement to pay on the due date any amount payable by it under that Hedging Agreement (subject to any applicable grace period);

(B)	the occurrence of a Senior Acceleration Event which is continuing; and

(C)	the occurrence of an Insolvency Event of Default in relation to the member of the Group which is party to that Hedging Agreement,

provided that, for the avoidance of doubt, a Hedging Agreement may contain standard ISDA termination events relating to illegality, tax events and force majeure;

(iv)

in the event of any refinancing, replacement, increase or other restructuring of all or any part of the Senior Secured Liabilities, the Operating Facility Liabilities or the Senior Parent Liabilities (a “Refinancing”) each Hedge Counterparty shall promptly provide its consent to any amendment to, request under and/or replacement of any Hedging Agreement or other Debt Document required by the Parent in order to facilitate that Refinancing (a “Refinancing Request”), in each case unless such Refinancing is materially prejudicial to the interests of that Hedge Counterparty (provided that such Refinancing shall not be considered materially prejudicial if any amended or replacement intercreditor arrangements place that Hedge Counterparty in substantially the same, or a better, position relative to the other Senior Secured Creditors as it was in under the intercreditor arrangements existing immediately prior to such amendment or replacement); and

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(v)

in the event that a Hedge Counterparty (1) does not consent to any Refinancing Request (without prejudice to its obligations under sub-paragraph (iv) above) or (2) does not consent to any other amendment or waiver requested by a member of the Group pursuant to Clause 25 (Consents, Amendments and Override) (in each case within the time period specified by the relevant member of the Group for consent to be provided, which shall not be shorter than five Business Days from the date the relevant request is made by a member of the Group), each member of the Group shall be entitled to:

(A)

terminate any hedging arrangements with that Hedge Counterparty (the “Non-Consenting Counterparty”) (and the amount payable to or by the Non-Consenting Counterparty on such early termination shall be calculated on the basis that an Additional Termination Event has occurred and that both the Non-Consenting Counterparty and the relevant member of the Group are Affected Parties or on such other basis as may be agreed by the Non-Consenting Counterparty and the relevant member of the Group); and/or

(B)

require that any of those arrangements (the “Transferred Arrangements”) be transferred (and the Non-Consenting Counterparty will so transfer) to another person selected by the Parent (the “Acquiring Counterparty”) willing to assume the same (with the transfer price payable by the Acquiring Counterparty or, as the case may be, the Non-Consenting Counterparty being equal to the amount that would have been payable to or by the Non-Consenting Counterparty upon the early termination of the Transferred Arrangements under the relevant Hedging Agreements by reason of an Additional Termination Event on the proposed transfer date, and on the basis that both the Non-Consenting Counterparty and the relevant Debtor are Affected Parties or as otherwise agreed by the Non-Consenting Counterparty and the relevant member of the Group), where the terms “Additional Termination Event” and “Affected Parties” as used above shall have the meaning given to them in the relevant Hedging Agreements (or if a Hedging Agreement is not based on an ISDA Master Agreement, such terms shall have the meaning given to the equivalent provisions used in that Hedging Agreement).

Each Hedge Counterparty will, on the request of the Parent, as soon as reasonably practical execute any document and/or take such other action as is reasonably required to effect any amendment, replacement, waiver or release of a Hedging Agreement or other Debt Document requested by the Parent in accordance with paragraph (iv) above.

(c)

Notwithstanding anything to the contrary in any Secured Debt Document but without prejudice to any minimum hedging requirements in the Debt Financing Agreements, no default (however described) under the terms of a Hedging Agreement (or the termination of a Hedging Agreement) shall constitute an Event of Default (other than any non-payment default constituting a Senior Payment Default).

(d)

Notwithstanding anything to the contrary in any Hedging Agreement, no Hedging Agreement shall prohibit or restrict any action by any member of the Group not prohibited or restricted under the Senior Financing Agreements.

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(e)

Any hedging agreement executed by any member of the Group prior to the date on which it became a member of the Group which the Parent intends should become a Hedging Agreement (an “Existing Hedging Agreement”) shall be deemed amended by this Agreement to the extent necessary so as to ensure that the terms of such Existing Hedging Agreement comply with the terms of this Agreement in all respects (and the relevant Debtor and the Hedge Counterparty party to such Existing Hedging Agreement each consent and agree to all such amendments by their execution of, or accession to, this Agreement and acknowledge and confirm that the Existing Hedging Agreement will be construed accordingly).

(f)	To the extent that the terms of a Hedging Agreement are inconsistent with the terms of this Agreement the terms of this Agreement shall prevail.

4.13	On or after Senior Lender Discharge Date/Senior Debt Discharge Date

At any time on or after the Senior Debt Discharge Date, any action which is permitted under any of Clause 4.3 (Permitted Payments: Hedging Liabilities), Clause 4.5 (No acquisition of Hedging Liabilities) or Clause 4.9 (Permitted Enforcement: Hedge Counterparties) by reason of the prior consent of the Majority Senior Creditors will, unless otherwise agreed by the Parent by reference to this Clause 4.13, be permitted to the extent that such action would not result in the Group ceasing to be in compliance with any minimum hedging requirements under:

(a)	any Second Lien Financing Agreement (unless the prior consent of the relevant Senior Agent is obtained or the Second Lien Discharge Date has occurred); and

(b)	any Senior Parent Financing Agreement (unless the prior consent of the relevant Senior Parent Agent is obtained or the Senior Parent Discharge Date has occurred).

4.14	Notice and acknowledgement of Transaction Security

(a)

Each Debtor that has created Transaction Security over any of its rights under any Hedging Agreement hereby gives notice (including in terms as required by the applicable Security Document) to each Hedge Counterparty of the Transaction Security over such Hedging Agreements created pursuant to the Security Documents.

(b)	Each Hedge Counterparty, by its entry into this Agreement (or, as the case may be, by its entry into a Creditor/Agent Accession Undertaking as a Hedge Counterparty):

(i)

agrees and consents to any Debtor granting Transaction Security (by way of assignment, charge or otherwise) over all or any part of its rights under any Hedging Agreement to which that Hedge Counterparty is a party; and

(ii)

acknowledges receipt of the notice given under paragraph (a) above and that it will continue to deal solely with the relevant Debtor in relation to that Hedging Agreement until such time as it receives any written notice (as permitted by the applicable Security Document) to the contrary from the Security Agent following the occurrence of an Acceleration Event which is continuing.

5.	SECOND LIEN SECURED CREDITORS AND SECOND LIEN LIABILITIES

5.1	Restriction on Payment: Second Lien Liabilities

Prior to the Senior Discharge Date, the Debtors shall not, and the Parent shall procure that no other member of the Group will, make any Payment of the Second Lien Liabilities at any time unless:

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(a)	that Payment is permitted under Clause 5.2 (Permitted Payments: Second Lien Liabilities), Clause 9.5 (Filing of claims) or Clause 16 (Additional Debt); or

(b)	the taking or receipt of that Payment is permitted under Clause 5.8 (Permitted Second Lien enforcement).

5.2	Permitted Payments: Second Lien Liabilities

Any member of the Group may:

(a)	prior to the Senior Discharge Date, directly or indirectly make any Payment directly or indirectly in respect of the Second Lien Liabilities at any time:

(i)	if:

(A)	the Payment is of:

(1)	any of the principal amount of the Second Lien Liabilities which is:

(aa)	not prohibited by the Senior Financing Agreements;

(bb)

paid on or after the final maturity date of the relevant Second Lien Liabilities (provided that, unless the Senior Lender Discharge Date has occurred or as otherwise agreed by the Majority Senior Lenders and the Parent, such final maturity date does not fall on a date prior to the date falling 85 months after the First Utilisation Date);

(cc)

any provision in any Second Lien Facility Agreement or other Second Lien Finance Document which is substantially equivalent to section 2.20 (Illegality) of the Senior Facilities Agreement (provided that the relevant illegality does not arise as a result of action taken by a Second Lien Secured Creditor which is taken with the intention of triggering a prepayment under such provision);

(dd)

any provision in any Second Lien Facility Agreement or other Second Lien Finance Document which is substantially equivalent to section 2.19 (Mitigation Obligations; Replacement of Lenders) of the Senior Facilities Agreement provided that no Senior Event of Default is continuing; or

(2)	any other amount which is not an amount of principal (including any interest which has been capitalised to become an amount of principal);

(B)	no Second Lien Payment Stop Notice is outstanding; and

(C)	no Senior Payment Default has occurred and is continuing;

(ii)	if the Required Senior Consent has been obtained;

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(iii)	if the Payment is of Second Lien Agent Liabilities;

(iv)	of any Notes Security Costs;

(v)

of costs, commissions, taxes, fees and expenses incurred in respect of or in relation to (or reasonably incidental to) any Second Lien Debt Documents (including in relation to any reporting or listing requirements under the Second Lien Debt Documents);

(vi)

if the Payment is funded directly or indirectly with Second Lien Debt, Permitted Second Lien Financing Debt, Permitted Parent Financing Debt and/or the proceeds of any indebtedness incurred under or pursuant to any Second Lien Debt Document and/or Senior Parent Notes;

(vii)	if the Payment is funded directly or indirectly with the proceeds of Available Shareholder Amounts;

(viii)	of any other amount not exceeding €5,000,000 (or its equivalent) in aggregate in any financial year of the Parent; or

(ix)

for so long as a Second Lien Event of Default is continuing, if the Payment is of all or part of the Second Lien Liabilities as a result of those Second Lien Liabilities being released or otherwise discharged solely in consideration of the issue of shares in any Holding Company of the Parent (each a “Debt for Equity Swap”) provided that:

(A)	no cash or cash equivalent payment is made in respect of the Second Lien Liabilities;

(B)

any Liabilities owed by a member of the Group to another member of the Group or any other Holding Company of the Parent that arise as a result of any such Debt for Equity Swap are subordinated to the Senior Liabilities on terms agreed by the Majority Senior Creditors;

(C)	any Liabilities owed by a member of the Group to another member of the Group arising as a result of such Debt for Equity Swap are subject to Transaction Security;

(D)

at the time that any Debt for Equity Swap becomes effective, no Distressed Disposal is due to occur at such time which is reasonably likely to be adversely impeded by the occurrence of such Debt for Equity Swap; and

(E)

no member of the Group shall become liable for, or incur, any material tax liability as a result of such Debt for Equity Swap and (subject to receipt of any required countersigned release or reliance letters and for informational purposes only) a tax report from a reputable independent firm of accountants is provided to the Security Agent (on which the Security Agent and the Senior Secured Creditors can rely), confirming that no such material tax liability has arisen or will arise as a result of such Debt for Equity Swap, provided that for the purposes of this paragraph (a)(ix), unless and until the Parent has notified the relevant Agent in writing that it has not effected, is not pursuing and will not pursue a Debt for Equity Swap in respect of such Event of Default, any Event of Default under the Senior Facilities Agreement, any Senior Notes Indenture and any Permitted Senior Financing Agreement shall be construed to be continuing if it has not been waived; and

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(b)	on or after the Senior Discharge Date, make any Payment directly or indirectly in respect of the Second Lien Liabilities at any time.

A reference in this Clause 5.2 to a Payment shall be construed to include any other direct or indirect step, matter, action or dealing in relation to any Second Lien Liabilities which are otherwise prohibited under Clause 5.1 (Restriction on Payment: Second Lien Liabilities).

5.3	Issue of Second Lien Payment Stop Notice

(a)

Until the Senior Discharge Date, except with the Required Senior Consent, no Debtor shall make (and the Parent shall procure that no member of the Group will make), and no Second Lien Secured Creditor may receive from any member of the Group, any Permitted Second Lien Payment (other than, for the avoidance of doubt, a roll-up or capitalisation of any amount and Second Lien Agent Liabilities and except as provided in paragraphs (a)(ii) to (a)(vii) of Clause 5.2 (Permitted Payments: Second Lien Liabilities)) if:

(i)	a Senior Payment Default is continuing; or

(ii)

a Material Event of Default is continuing, from the date which is one Business Day after the date on which any Senior Agent delivers a notice (a “Second Lien Payment Stop Notice”) specifying the event or circumstance in relation to that Material Event of Default to the Parent, the Security Agent and the Senior Parent Agents until the earliest of:

(A)	the date falling 120 days after delivery of that Second Lien Payment Stop Notice;

(B)

in relation to payments of Second Lien Liabilities, if a Second Lien Standstill Period is in effect at any time after delivery of that Second Lien Payment Stop Notice, the date on which that Second Lien Standstill Period expires;

(C)	the date on which the relevant Material Event of Default has been remedied or waived in accordance with the applicable Senior Financing Agreement;

(D)

the date on which the Senior Agent which delivered the relevant Second Lien Payment Stop Notice delivers a notice to the Parent, the Security Agent and the Second Lien Agents cancelling the Second Lien Payment Stop Notice;

(E)	the Senior Discharge Date; and

(F)	the date on which the Security Agent or a Second Lien Agent takes Enforcement Action permitted under this Agreement against a Debtor.

(b)	Unless each of the Second Lien Agents waives this requirement:

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(i)	a new Second Lien Payment Stop Notice may not be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Second Lien Payment Stop Notice; and

(ii)

no Second Lien Payment Stop Notice may be delivered by a Senior Agent in reliance on a Material Event of Default more than 90 days after the date that Senior Agent received notice of that Material Event of Default.

(c)

The Senior Agents may only serve one Second Lien Payment Stop Notice with respect to the same event or set of circumstances. Subject to paragraph (b) above, this shall not affect the right of the Agents to issue a Second Lien Payment Stop Notice in respect of any other event or set of circumstances.

(d)

No Second Lien Payment Stop Notice may be served by an Agent in respect of a Material Event of Default which had been notified to the Agents at the time at which an earlier Second Lien Payment Stop Notice was issued.

(e)	For the avoidance of doubt, this Clause 5.3:

(i)	acts as a suspension of payment and not as a waiver of the right to receive payment on the date such payments are due;

(ii)	will not prevent the accrual or capitalisation of interest (including default interest) in accordance with the Second Lien Debt Documents; and

(iii)	will not prevent the payment of any Second Lien Agent Liabilities.

5.4	Effect of Second Lien Payment Stop Notice or Senior Payment Default

Any failure to make a Payment due under the Second Lien Debt Documents as a result of the issue of a Second Lien Payment Stop Notice or the occurrence of a Senior Payment Default shall not prevent:

(a)	the occurrence of a Second Lien Event of Default as a consequence of that failure to make a Payment in relation to the relevant Second Lien Debt Document; or

(b)	the issue of a Second Lien Enforcement Notice on behalf of the Second Lien Secured Creditors.

5.5	Payment obligations and capitalisation of interest continue

(a)

No Debtor shall be released from the liability to make any Payment (including of default interest, which shall continue to accrue) under any Second Lien Debt Document by the operation of Clauses 5.1 (Restriction on Payment: Second Lien Liabilities) to 5.4 (Effect of Second Lien Payment Stop Notice or Senior Payment Default) even if its obligation to make that Payment is restricted at any time by the terms of any of those Clauses.

(b)	The accrual and capitalisation of interest (if any) in accordance with the Second Lien Debt Documents shall continue notwithstanding the issue of a Second Lien Payment Stop Notice.

5.6	Cure of Payment stop: Second Lien Secured Creditors

If:

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(a)

at any time following the issue of a Second Lien Payment Stop Notice or the occurrence of a Senior Payment Default, that Second Lien Payment Stop Notice ceases to be outstanding and/or, as the case may be, the Senior Payment Default ceases to be continuing; and

(b)

any Debtor then promptly pays to the Second Lien Secured Creditors an amount equal to any Payments which had accrued under the Second Lien Debt Documents and which would have been Permitted Second Lien Payments but for that Second Lien Payment Stop Notice or Senior Payment Default,

then any Event of Default (including any cross default or similar provision under any other Debt Document) which may have occurred as a result of that suspension of Payments shall be waived and any Second Lien Enforcement Notice which may have been issued as a result of that Event of Default shall be waived, in each case without any further action being required on the part of the Second Lien Secured Creditors or any other Creditor or Operating Facility Lender.

5.7	Restrictions on enforcement by Second Lien Secured Creditors

Until the Senior Discharge Date, except with the prior consent of or as required by an Instructing Group:

(a)	no Second Lien Secured Creditor shall direct the Security Agent to enforce or otherwise require the enforcement of any Transaction Security; and

(b)	no Second Lien Secured Creditor shall take or require the taking of any Enforcement Action in relation to the Second Lien Liabilities,

except as permitted under Clause 5.8 (Permitted Second Lien enforcement), provided, however, that no such action required by the Security Agent need be taken except to the extent the Security Agent is otherwise entitled under this Agreement to direct such action.

5.8	Permitted Second Lien enforcement

(a)	Subject to Clause 5.11 (Enforcement on behalf of Second Lien Secured Creditors), the restrictions in Clause 5.7 (Restrictions on enforcement by Second Lien Secured Creditors) will not apply if:

(i)	a Second Lien Event of Default (the “Relevant Second Lien Default”) is continuing;

(ii)	each Senior Agent has received a notice of the Relevant Second Lien Default specifying the event or circumstance in relation to the Relevant Second Lien Default from the relevant Second Lien Agent;

(iii)	a Second Lien Standstill Period (as defined below) has elapsed; and

(iv)	the Relevant Second Lien Default is continuing at the end of the relevant Second Lien Standstill Period.

(b)

Promptly upon becoming aware of a Second Lien Event of Default, the relevant Second Lien Agent may by notice (a “Second Lien Enforcement Notice”) in writing notify the Senior Agents of the existence of such Second Lien Event of Default.

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5.9	Second Lien Standstill Period

In relation to a Relevant Second Lien Default, a Second Lien Standstill Period shall mean the period beginning on the date (the “Second Lien Standstill Start Date”) the relevant Second Lien Agent serves a Second Lien Enforcement Notice on each of the Senior Agents in respect of such Relevant Second Lien Default and ending on the earliest to occur of:

(a)	the date falling 120 days after the Second Lien Standstill Start Date;

(b)

the date the Senior Secured Parties (other than the Second Lien Secured Creditors) take any Enforcement Action in relation to a particular Second Lien Borrower or Second Lien Guarantor, provided, however, that if a Second Lien Standstill Period ends pursuant to this paragraph (b), the Second Lien Secured Creditors may only take the same Enforcement Action in relation to the relevant Second Lien Borrower or Second Lien Guarantor as the Enforcement Action taken by the Senior Secured Parties (other than the Second Lien Secured Creditors) against such Second Lien Borrower or Second Lien Guarantor and not against any other member of the Group;

(c)	the date of an Insolvency Event in relation to the relevant Second Lien Borrower or a particular Second Lien Guarantor against whom Enforcement Action is to be taken;

(d)

the expiry of any other Second Lien Standstill Period outstanding at the date such first-mentioned Second Lien Standstill Period commenced (unless that expiry occurs as a result of a cure, waiver or other permitted remedy);

(e)

the date on which the consent of each of the Senior Facility Agent (acting on the instructions of the Majority Senior Lenders), any Senior Notes Trustee (acting on behalf of the Senior Noteholders) and any Senior Creditor Representative (acting on the instructions of the Majority Permitted Senior Financing Creditors) has been obtained; and

(f)

a failure to pay the principal amount outstanding under any Second Lien Facility or on any Permitted Second Lien Financing Debt, as the case may be, at the final stated maturity of the amounts outstanding on that Second Lien Facility or on that Permitted Second Lien Financing Debt, as the case may be (provided that, unless the Senior Lender Discharge Date has occurred or as otherwise agreed by the Majority Senior Lenders and the Parent, such final stated maturity does not fall on a date prior to the date falling 85 months after the First Utilisation Date), the “Second Lien Standstill Period”.

5.10	Subsequent Second Lien Facility Defaults

The Second Lien Secured Creditors may take Enforcement Action under Clause 5.8 (Permitted Second Lien enforcement) in relation to a Relevant Second Lien Default even if, at the end of any relevant Second Lien Standstill Period or at any later time, a further Second Lien Standstill Period has begun as a result of any other Second Lien Event of Default.

5.11	Enforcement on behalf of Second Lien Secured Creditors

If the Security Agent has notified the Second Lien Agents that it is enforcing Security created pursuant to any Security Document over shares of a Second Lien Borrower or a Second Lien Guarantor, no Second Lien Secured Creditor may take any action referred to in Clause 5.8 (Permitted Second Lien enforcement) against that Second Lien Borrower or Second Lien Guarantor (or any Subsidiary of that Second Lien Borrower or Second Lien Guarantor) while the Security Agent is taking steps to enforce that Security in accordance with the instructions of an Instructing Group where such action might be reasonably likely to adversely affect such enforcement or the amount of proceeds to be derived therefrom.

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5.12	Option to purchase: Second Lien Secured Creditors

(a)

Subject to paragraphs (b) and (c) below, any of the Second Lien Agent(s) (on behalf of the Second Lien Secured Creditors) may, after a Senior Acceleration Event, by giving not less than ten (10) days’ notice to the Security Agent, require the transfer to the Second Lien Secured Creditors (or to a nominee or nominees), in accordance with Clause 19.3 (Change of Senior Lender, Second Lien Lender, Permitted Senior Financing Creditor, Permitted Second Lien Financing Creditor or Permitted Parent Financing Creditor), of all, but not part, of the rights, benefits and obligations in respect of the Senior Lender Liabilities, the Senior Notes Liabilities, any Permitted Senior Financing Liabilities and the Operating Facility Liabilities if:

(i)

that transfer is lawful and, subject to paragraph (ii) below, otherwise permitted by the terms of the Senior Facilities Agreement (in the case of the Senior Lender Liabilities), any Senior Notes Indenture(s) pursuant to which any Senior Notes remain outstanding (in the case of the Senior Notes Liabilities), any Permitted Senior Financing Agreement pursuant to which any relevant Permitted Senior Financing Liabilities remain outstanding (in the case of the Permitted Senior Financing Liabilities) and/or any Operating Facility Documents pursuant to which any relevant Operating Facility Liabilities remain outstanding (in the case of the Operating Facility Liabilities);

(ii)

any conditions relating to such a transfer contained in the Senior Facilities Agreement (in the case of the Senior Lender Liabilities), any Senior Notes Indenture(s) pursuant to which any Senior Notes remain outstanding (in the case of the Senior Notes Liabilities), any Permitted Senior Financing Agreement pursuant to which any relevant Permitted Senior Financing Liabilities remain outstanding (in the case of the Permitted Senior Financing Liabilities) and/or any Operating Facility Documents pursuant to which any relevant Operating Facility Liabilities remain outstanding (in the case of the Operating Facility Liabilities) are complied with, other than:

(A)	any requirement to obtain the consent of, or consult with, any Debtor or other member of the Group relating to such transfer, which consent or consultation shall not be required; and

(B)	to the extent to which all the Second Lien Secured Creditors (acting as a whole) provide cash cover for any Letter of Credit, the consent of the relevant Issuing Bank relating to such transfer;

(iii)

(A)	the Senior Facility Agent, on behalf of the Senior Lenders, is paid an amount equal to the aggregate of:

(1)	any amounts provided as cash cover by the Second Lien Secured Creditors for any Letter of Credit (as envisaged in paragraph (a)(ii)(B) above);

(2)

all of the Senior Lender Liabilities at that time (whether or not due), including all amounts that would have been payable under the Senior Facilities Agreement if the Senior Facilities were being prepaid by the relevant Debtors on the date of that payment; and

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(3)	all costs and expenses (including legal fees) incurred by the Senior Facility Agent, the Senior Lenders and/or the Security Agent as a consequence of giving effect to that transfer; and

(B)	the applicable Senior Notes Trustee, on behalf of the relevant Senior Notes Creditors, is paid an amount equal to the aggregate of:

(1)

all of the Senior Notes Liabilities at that time (whether or not due), including all amounts that would have been payable (including any prepayment premium or make-whole amount) under the Senior Notes Indenture if the Senior Notes were being redeemed by the relevant Debtors on the date of that payment; and

(2)	all costs and expenses (including legal fees) incurred by the Senior Notes Trustee and/or the Senior Notes Creditors as a consequence of giving effect to that transfer;

(C)	the applicable Senior Creditor Representative, on behalf of the relevant Permitted Senior Financing Creditors, is paid an amount equal to the aggregate of:

(1)	any amount provided as cash cover by the Senior Parent Creditors for any Letter of Credit (as envisaged in paragraph (a)(ii)(B) above);

(2)

all of the Permitted Senior Financing Liabilities at that time (whether or not due), including all amounts that would have been payable (including any prepayment premium or make-whole amount) under the Permitted Senior Financing Documents if the Permitted Senior Financing Debt was being prepaid or redeemed (as applicable) by the relevant Debtors on the date of that payment; and

(3)

all costs and expenses (including legal fees) incurred by the Senior Creditor Representative, the Permitted Senior Financing Creditors and/or the Security Agent as a consequence of giving effect to that transfer; and

(D)	the Operating Facility Lenders are paid an amount equal to the aggregate of:

(1)

all of the Operating Facility Liabilities at that time (whether or not due), including all amounts that would have been payable under the Operating Facility Documents if the Operating Facilities were being prepaid by the relevant Debtors on the date of that payment; and

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(2)	all costs and expenses (including legal fees) incurred by the Operating Facility Lenders and/or the Security Agent as a consequence of giving effect to that transfer;

(iv)

as a result of that transfer the Senior Lenders, the Senior Notes Creditors, the Permitted Senior Financing Creditors and the Operating Facility Lenders have no further actual or contingent liability to the Parent or any other Debtor under the relevant Secured Debt Documents;

(v)

an indemnity is provided from each Second Lien Secured Creditor (other than any Second Lien Agent) (or from another third party acceptable to all the Senior Lenders, the Senior Notes Creditors, the Permitted Senior Financing Creditors and the Operating Facility Lenders) in a form reasonably satisfactory to each Senior Lender, Senior Notes Creditor, Permitted Senior Financing Creditor and Operating Facility Lender in respect of all costs, expenses, losses and liabilities which may be sustained or incurred by any Senior Lender, Senior Notes Creditor, Permitted Senior Financing Creditor or Operating Facility Lender in consequence of any sum received or recovered by any Senior Lender, Senior Notes Creditor, Permitted Senior Financing Creditor or Operating Facility Lender from any person being required (or it being alleged that it is required) to be paid back by or clawed back from any Senior Lender, Senior Notes Creditor, Permitted Senior Financing Creditor or Operating Facility Lender for any reason; and

(vi)

the transfer is made without recourse to, or representation or warranty from, the Senior Lenders, the Senior Notes Creditors, the Permitted Senior Financing Creditors or the Operating Facility Lenders, except that each Senior Lender, Senior Notes Creditor, Permitted Senior Financing Creditor and Operating Facility Lender shall be deemed to have represented and warranted on the date of that transfer that it has the corporate power to effect that transfer and it has taken all necessary action to authorise the making by it of that transfer.

(b)

Subject to paragraph (b) of Clause 5.13 (Hedge Transfer: Second Lien Secured Creditors), a Second Lien Agent (on behalf of all the Second Lien Secured Creditors) may only require a Senior Secured Liabilities Transfer if, at the same time, they require a Hedge Transfer in accordance with Clause 5.13 (Hedge Transfer: Second Lien Secured Creditors) and if, for any reason, a Hedge Transfer cannot be made in accordance with Clause 5.13 (Hedge Transfer: Second Lien Secured Creditors), no Senior Secured Liabilities Transfer may be required to be made.

(c)	At the request of a Second Lien Agent (on behalf of all the Second Lien Secured Creditors):

(i)	the Senior Facility Agent shall notify the Second Lien Agents of:

(A)	the sum of the amounts described in paragraphs (a)(iii)(A)(2) and (3) above; and

(B)	the amount of each Letter of Credit for which cash cover is to be provided to it by all the Second Lien Secured Creditors (acting as a whole);

(ii)	any relevant Senior Notes Trustee shall notify the Second Lien Agents of the sum of amounts described in paragraphs (a)(iii)(B)(1) and (2) above;

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(iii)	any relevant Senior Creditor Representative shall notify the Second Lien Agents of:

(A)	the sum of the amounts described in paragraphs (a)(iii)(C)(2) and (3) above; and

(B)	the amount of each Letter of Credit for which cash cover is to be provided to it by all the Second Lien Secured Creditors (acting as a whole); and

(iv)	the Operating Facility Lenders shall notify the Second Lien Agents of the sum of amounts described in paragraphs (a)(iii)(D)(1) and (2) above.

5.13	Hedge Transfer: Second Lien Secured Creditors

(a)	A Second Lien Agent (on behalf of all the Second Lien Secured Creditors, acting as a whole) may, by giving not less than 10 days’ notice to the Security Agent, require a Hedge Transfer:

(i)	if either:

(A)	the Second Lien Secured Creditors require, at the same time, a Senior Secured Liabilities Transfer under Clause 5.12 (Option to purchase: Second Lien Secured Creditors); or

(B)	all the Second Lien Secured Creditors (acting as a whole) require that Hedge Transfer at any time on or after the Senior Discharge Date; and

(ii)	if:

(A)	that transfer is lawful and otherwise permitted by the terms of the Hedging Agreements, in which case no Debtor or other member of the Group shall be entitled to withhold its consent to that transfer;

(B)	any conditions (other than the consent of, or any consultation with, any Debtor or other member of the Group) relating to that transfer contained in the Hedging Agreements are complied with;

(C)

each Hedge Counterparty is paid (in the case of a positive number) or pays (in the case of a negative number) an amount equal to the aggregate of (1) the Hedging Purchase Amount in respect of the hedging transactions under the relevant Hedging Agreement at that time and (2) all costs and expenses (including legal fees) incurred by such Hedge Counterparty as a consequence of giving effect to that transfer;

(D)	as a result of that transfer, the Hedge Counterparties have no further actual or contingent liability to any Debtor under the Hedging Agreements;

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(E)

an indemnity is provided from each Second Lien Secured Creditor (other than any Second Lien Agent) which is receiving (or for which a nominee is receiving) that transfer (or from another third party acceptable to the relevant Hedge Counterparty) in a form reasonably satisfactory to the relevant Hedge Counterparty in respect of all losses which may be sustained or incurred by that Hedge Counterparty in consequence of any sum received or recovered by that Hedge Counterparty being required (or it being alleged that it is required) to be paid back by or clawed back from the Hedge Counterparty for any reason; and

(F)

that transfer is made without recourse to, or representation or warranty from, the relevant Hedge Counterparty, except that the relevant Hedge Counterparty shall be deemed to have represented and warranted on the date of that transfer that it has the corporate power to effect that transfer and it has taken all necessary action to authorise the making by it of that transfer.

(b)

A Second Lien Agent (acting on behalf of all the Second Lien Secured Creditors) and any Hedge Counterparty may agree (in respect of the Hedging Agreements (or one or more of them) to which that Hedge Counterparty is a party) that a Hedge Transfer required by all the Second Lien Secured Creditors (acting as a whole) pursuant to paragraph (a) above shall not apply to that/those Hedging Agreement(s) or to the Hedging Liabilities and Hedge Counterparty Obligations under that/those Hedging Agreement(s).

(c)

If a Second Lien Agent is entitled to require a Hedge Transfer under this Clause 5.13, the Hedge Counterparties shall at the request of any Second Lien Agent provide details of the amounts referred to in paragraph (a)(ii)(C) above.

6.	SENIOR PARENT CREDITORS AND SENIOR PARENT LIABILITIES

6.1	Restriction on Payment and dealings: Senior Parent Liabilities

Until the First/Second Lien Discharge Date, no Senior Parent Debt Issuer shall (and Parent shall ensure that no member of the Group will):

(a)

pay, repay, prepay, redeem, acquire or defease any principal, interest or other amount on or in respect of, or make any distribution in respect of, any Senior Parent Liabilities in cash or in kind or apply any such money or property in or towards discharge of any Senior Parent Liabilities except as permitted by Clause 6.2 (Permitted Senior Parent Payments), Clause 6.9 (Permitted Senior Parent enforcement), Clause 9.5 (Filing of claims) or Clause 16 (Additional Debt);

(b)

exercise any set-off against any Senior Parent Liabilities, except as permitted by Clause 6.2 (Permitted Senior Parent Payments), Clause 6.8 (Restrictions on enforcement by Senior Parent Creditors), Clause 9.5 (Filing of claims) or Clause 16 (Additional Debt); or

(c)

create or permit to subsist any Security over any assets of any member of the Group or give any guarantee (and the Senior Parent Agents may not, and no Senior Parent Creditor may, accept the benefit of any such Security or guarantee from any Group Company) for, or in respect of, any Senior Parent Liabilities other than:

(i)	the Senior Parent Guarantees;

(ii)

at the option of the Parent, all or any of the Transaction Security (provided that, for the avoidance of doubt, each of the Parties agrees that the Transaction Security shall rank and secure the Senior Parent Liabilities as set out in Clause 2.2 (Transaction Security));

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(iii)	any Security over any assets of any Senior Parent Debt Issuer (other than, without prejudice to paragraph (ii) above, any such assets subject to the Parent Security);

(iv)	any other Security or guarantee provided by a member of the Group (the “Credit Support Provider”) provided that, to the extent legally possible:

(A)	the Credit Support Provider becomes party to this Agreement as a Debtor (if not already a Party in that capacity);

(B)

all amounts actually received or recovered by any Senior Parent Agent or Senior Parent Creditor with respect to any such Security shall immediately be paid to the Security Agent and applied in accordance with Clause 14 (Application of Proceeds);

(C)	any such Security may only be enforced in accordance with Clause 12.6 (Security held by other Creditors); and

(D)	any such guarantee is expressed to be subject to the terms of this Agreement; and

(v)	any Security, guarantee, indemnity or other assurance against loss from any member of the Group in connection with:

(A)

any escrow or similar or equivalent arrangements entered into in respect of amounts which are being held (or will be held) by a person which is not a member of the Group prior to release of those amounts to a member of the Group; or

(B)

any actual or proposed defeasance, redemption, prepayment, repayment, purchase or other discharge of any Senior Lender Liabilities, Operating Facility Liabilities, Senior Notes Liabilities and/or Permitted Senior Financing Liabilities (in each case provided that such defeasance, redemption, prepayment, repayment, purchase or other discharge is not prohibited by the terms of this Agreement).

6.2	Permitted Senior Parent Payments

Any member of the Group may:

(a)	prior to the First/Second Lien Discharge Date, directly or indirectly make any Payment directly or indirectly in respect of the Senior Parent Liabilities at any time:

(i)	if:

(A)	the Payment is of:

(1)	any of the principal amount of the Senior Parent Liabilities which is either:

(aa)	not prohibited by the Senior Financing Agreements; or

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(bb)

paid on or after the final maturity date of the relevant Senior Parent Liabilities (provided that, unless the Senior Lender Discharge Date has occurred or as otherwise agreed by the Majority Senior Lenders and the Parent such final maturity date does not fall on a date prior to the date falling 85 months after the First Utilisation Date);

(cc)

any provision in any Senior Parent Financing Agreement or other Senior Parent Finance Document which is substantially equivalent to section 2.20 (Illegality) of the Senior Facilities Agreement (provided that the relevant illegality does not arise as a result of action taken by a Senior Parent Creditor which is taken with the intention of triggering a prepayment under such provision);

(dd)

any provision in any Senior Parent Financing Agreement or other Senior Parent Finance Document which is substantially equivalent to section 2.19 (Mitigation Obligations; Replacement of Lenders) of the Senior Facilities Agreement provided that no Senior Event of Default is continuing; or

(2)	any other amount which is not an amount of principal (including any interest which has been capitalised to become an amount of principal);

(B)	no Senior Parent Payment Stop Notice is outstanding;

(C)	no Senior Payment Default has occurred and is continuing; and

(D)	no Second Lien Payment Default has occurred and is continuing;

(ii)	if the Required Senior Consent and the Required Second Lien Consent has been obtained;

(iii)	if the Payment is of a Senior Parent Notes Trustee Amount;

(iv)

if the Payment is made by the relevant Senior Parent Debt Issuer and funded directly or indirectly with amounts which have not been received by that Senior Parent Debt Issuer from another member of the Group;

(v)	of any Notes Security Costs;

(vi)

of costs, commissions, taxes, fees and expenses incurred in respect of or in relation to (or reasonably incidental to) any Senior Parent Finance Documents (including in relation to any reporting or listing requirements under the Senior Parent Finance Documents);

(vii)	if the Payment is funded directly or indirectly with Permitted Parent Financing Debt and/or the proceeds of any indebtedness incurred under or pursuant to any Senior Parent Notes;

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(viii)	if the Payment is funded directly or indirectly with the proceeds of Available Shareholder Amounts;

(ix)	of any other amount not exceeding €5,000,000 (or its equivalent) in aggregate in any financial year of the Parent; or

(iv)

for so long as a Senior Parent Event of Default is continuing, if the Payment is of all or part of the Senior Parent Liabilities as a result of those Senior Parent Liabilities being released or otherwise discharged solely in consideration of the issue of shares in any Holding Company of the Parent (each a “Debt for Equity Swap”) provided that:

(A)	no cash or cash equivalent payment is made in respect of the Senior Parent Liabilities;

(B)

any Liabilities owed by a member of the Group to another member of the Group or any other Holding Company of the Parent that arise as a result of any such Debt for Equity Swap are subordinated to the Senior Liabilities on terms agreed by the Majority Senior Creditors;

(C)	any Liabilities owed by a member of the Group to another member of the Group arising as a result of such Debt for Equity Swap are subject to Transaction Security;

(D)

at the time that any Debt for Equity Swap becomes effective, no Distressed Disposal is due to occur at such time which is reasonably likely to be adversely impeded by the occurrence of such Debt for Equity Swap; and

(E)

no member of the Group shall become liable for, or incur, any material tax liability as a result of such Debt for Equity Swap and (subject to receipt of any required countersigned release or reliance letters and for informational purposes only) a tax report from a reputable independent firm of accountants is provided to the Security Agent (on which the Security Agent and the Senior Secured Creditors can rely), confirming that no such material tax liability has arisen or will arise as a result of such Debt for Equity Swap, provided that for the purposes of this paragraph (a)(iv), unless and until the Parent has notified the relevant Agent in writing that it has not effected, is not pursuing and will not pursue a Debt for Equity Swap in respect of such Event of Default, any Event of Default under the Senior Facilities Agreement, any Senior Notes Indenture and any Permitted Senior Financing Agreement shall be construed to be continuing if it has not been waived; and

(b)	on or after the First/Second Lien Discharge Date, make any Payment directly or indirectly in respect of the Senior Parent Liabilities at any time.

A reference in this Clause 6.2 to a Payment shall be construed to include any other direct or indirect step, matter, action or dealing in relation to any Senior Parent Liabilities which are otherwise prohibited under Clause 6.1 (Restriction on Payment and dealings: Senior Parent Liabilities).

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6.3	Issue of Senior Parent Payment Stop Notice

(a)

Until the Senior Discharge Date, except with the Required Senior Consent, and until the Second Lien Discharge Date, except with the Required Second Lien Consent, no Senior Parent Debt Issuer shall make (and the Parent shall procure that no member of the Group will make), and no Senior Parent Finance Party may receive from any member of the Group, any Permitted Senior Parent Payment (other than, for the avoidance of doubt, a roll-up or capitalisation of any amount and Senior Parent Notes Trustee Amounts and except as provided in paragraphs (a)(ii) to (a)(viii) of Clause 6.2 (Permitted Senior Parent Payments)) if:

(i)	a Senior Payment Default and/or a Second Lien Payment Default is continuing; or

(ii)

a Senior Event of Default (other than a Senior Payment Default and/or a Second Lien Payment Default) is continuing, from the date which is one Business Day after the date on which any Senior Agent delivers a notice (a “Senior Parent Payment Stop Notice”) specifying the event or circumstance in relation to that Senior Event of Default to the Parent, the Security Agent and the Senior Parent Agents until the earliest of:

(A)	the date falling 179 days after delivery of that Senior Parent Payment Stop Notice;

(B)

in relation to payments of Senior Parent Liabilities, if a Senior Parent Standstill Period is in effect at any time after delivery of that Senior Parent Payment Stop Notice, the date on which that Senior Parent Standstill Period expires;

(C)	the date on which the relevant Senior Event of Default has been remedied or waived in accordance with the applicable Senior Financing Agreement;

(D)

the date on which the Senior Agent which delivered the relevant Senior Parent Payment Stop Notice delivers a notice to the Parent, the Security Agent and the Senior Parent Agents cancelling the Senior Parent Payment Stop Notice;

(E)	the First/Second Lien Discharge Date; and

(F)	the date on which the Security Agent or a Senior Parent Agent takes Enforcement Action permitted under this Agreement against a Debtor.

(b)	Unless each of the Senior Parent Agents waives this requirement:

(i)	a new Senior Parent Payment Stop Notice may not be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Senior Parent Payment Stop Notice; and

(ii)

no Senior Parent Payment Stop Notice may be delivered by a Senior Agent in reliance on a Senior Event of Default more than 60 days after the date that Senior Agent received notice of that Senior Event of Default.

(c)

The Senior Agents may only serve one Senior Parent Payment Stop Notice with respect to the same event or set of circumstances. Subject to paragraph (b) above, this shall not affect the right of the Agents to issue a Senior Parent Payment Stop Notice in respect of any other event or set of circumstances.

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(d)

No Senior Parent Payment Stop Notice may be served by an Agent in respect of a Senior Event of Default which had been notified to the Agents at the time at which an earlier Senior Parent Payment Stop Notice was issued.

(e)	For the avoidance of doubt, this Clause 6.3:

(i)	acts as a suspension of payment and not as a waiver of the right to receive payment on the date such payments are due;

(ii)	will not prevent the accrual or capitalisation of interest (including default interest) in accordance with the Senior Parent Finance Documents; and

(iii)

will not prevent the payment of any Senior Parent Notes Trustee Amounts or other amounts funded directly or indirectly with amounts which have not been received by the relevant Senior Parent Debt Issuer from another member of the Group.

6.4	Effect of Senior Parent Payment Stop Notice or Senior Payment Default

Any failure to make a Payment due under the Senior Parent Finance Documents as a result of the issue of a Senior Parent Payment Stop Notice or the occurrence of a Senior Payment Default shall not prevent:

(a)	the occurrence of a Senior Parent Event of Default as a consequence of that failure to make a Payment in relation to the relevant Senior Parent Finance Document; or

(b)	the issue of a Senior Parent Enforcement Notice on behalf of the Senior Parent Creditors.

6.5	Payment obligations and capitalisation of interest continue

(a)

Neither the relevant Senior Parent Debt Issuer nor any other Debtor shall be released from the liability to make any Payment (including of default interest, which shall continue to accrue) under any Senior Parent Finance Document by the operation of Clauses 6.1 (Restriction on Payment and dealings: Senior Parent Liabilities) to 6.4 (Effect of Senior Parent Payment Stop Notice or Senior Payment Default) even if its obligation to make that Payment is restricted at any time by the terms of any of those Clauses.

(b)	The accrual and capitalisation of interest (if any) in accordance with the Senior Parent Finance Documents shall continue notwithstanding the issue of a Senior Parent Payment Stop Notice.

6.6	Cure of Payment stop: Senior Parent Creditors

If:

(a)

at any time following the issue of a Senior Parent Payment Stop Notice or the occurrence of a Senior Payment Default, that Senior Parent Payment Stop Notice ceases to be outstanding and/or, as the case may be, the Senior Payment Default ceases to be continuing; and

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(b)

the relevant Senior Parent Debt Issuer or the relevant Debtor then promptly pays to the Senior Parent Creditors an amount equal to any Payments which had accrued under the Senior Parent Finance Documents and which would have been Permitted Senior Parent Payments but for that Senior Parent Payment Stop Notice or Senior Payment Default,

then any Event of Default (including any cross default or similar provision under any other Debt Document) which may have occurred as a result of that suspension of Payments shall be waived and any Senior Parent Enforcement Notice which may have been issued as a result of that Event of Default shall be waived, in each case without any further action being required on the part of the Senior Parent Creditors or any other Creditor or Operating Facility Lender.

6.7	Amendments and waivers: Senior Parent Creditors

The Senior Parent Creditors, the relevant Senior Parent Debt Issuer and the Debtors may at any time amend or waive the terms of the Senior Parent Notes Finance Documents and/or the Permitted Parent Financing Documents in accordance with their respective terms from time to time (and subject only to any consent required under them).

6.8	Restrictions on enforcement by Senior Parent Creditors

Until the First/Second Lien Discharge Date, except with the prior consent of or as required by an Instructing Group:

(a)	no Senior Parent Creditor shall direct the Security Agent to enforce or otherwise require the enforcement of any Transaction Security; and

(b)	no Senior Parent Creditor shall take or require the taking of any Enforcement Action in relation to the Senior Parent Guarantees,

except as permitted under Clause 6.9 (Permitted Senior Parent enforcement), provided, however, that no such action required by the Security Agent need be taken except to the extent the Security Agent is otherwise entitled under this Agreement to direct such action.

6.9	Permitted Senior Parent enforcement

(a)	Subject to Clause 6.12 (Enforcement on behalf of Senior Parent Creditors), the restrictions in Clause 6.8 (Restrictions on enforcement by Senior Parent Creditors) will not apply if:

(i)	a Senior Parent Event of Default (the “Relevant Senior Parent Default”) is continuing;

(ii)

each Senior Agent has received a notice of the Relevant Senior Parent Default specifying the event or circumstance in relation to the Relevant Senior Parent Default from the relevant Senior Parent Agent;

(iii)	a Senior Parent Standstill Period (as defined below) has elapsed; and

(iv)	the Relevant Senior Parent Default is continuing at the end of the relevant Senior Parent Standstill Period.

(b)

Promptly upon becoming aware of a Senior Parent Event of Default, the relevant Senior Parent Agent may by notice (a “Senior Parent Enforcement Notice”) in writing notify the Senior Agents of the existence of such Senior Parent Event of Default.

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6.10	Senior Parent Standstill Period

In relation to a Relevant Senior Parent Default, a Senior Parent Standstill Period shall mean the period beginning on the date (the “Senior Parent Standstill Start Date”) the relevant Senior Parent Agent serves a Senior Parent Enforcement Notice on each of the Senior Agents in respect of such Relevant Senior Parent Default and ending on the earliest to occur of:

(a)	the date falling 179 days after the Senior Parent Standstill Start Date;

(b)

the date the Senior Secured Parties take any Enforcement Action in relation to a particular Senior Parent Guarantor, provided, however, that if a Senior Parent Standstill Period ends pursuant to this paragraph (b), the Senior Parent Finance Parties may only take the same Enforcement Action in relation to the Senior Parent Guarantor as the Enforcement Action taken by the Senior Secured Parties against such Senior Parent Guarantor and not against any other member of the Group;

(c)	the date of an Insolvency Event in relation to the relevant Senior Parent Debt Issuer or a particular Senior Parent Guarantor against whom Enforcement Action is to be taken;

(d)

the expiry of any other Senior Parent Standstill Period outstanding at the date such first-mentioned Senior Parent Standstill Period commenced (unless that expiry occurs as a result of a cure, waiver or other permitted remedy);

(e)

the date on which the consent of each of the Senior Facility Agent (acting on the instructions of the Majority Senior Lenders), the Second Lien Facility Agent (acting on the instructions of the Majority Second Lien Lenders), any Senior Notes Trustee (acting on behalf of the Senior Noteholders), any Senior Creditor Representative (acting on the instructions of the Majority Permitted Senior Financing Creditors) and any Second Lien Creditor Representative (acting on the instructions the Majority Permitted Second Lien Financing Creditors) has been obtained; and

(f)

a failure to pay the principal amount outstanding on any Senior Parent Notes or on any Permitted Parent Financing Debt, as the case may be, at the final stated maturity of the amounts outstanding on the Senior Parent Notes or on the Permitted Parent Financing Debt, as the case may be (provided that (i) unless the Senior Lender Discharge Date has occurred or as otherwise agreed by the Majority Senior Lenders and the Parent, such final stated maturity does not fall on a date prior to the date falling 85 months after the First Utilisation Date and (ii) if any Second Lien Debt has been incurred unless the Second Lien Lender Discharge Date has occurred or as otherwise agreed by the Majority Second Lien Lenders and the Parent, such final stated maturity does not fall on a date prior to the date falling 85 months after the First Utilisation Date), the “Senior Parent Standstill Period”.

6.11	Subsequent Senior Parent Notes Defaults

The Senior Parent Finance Parties may take Enforcement Action under Clause 6.9 (Permitted Senior Parent enforcement) in relation to a Relevant Senior Parent Default even if, at the end of any relevant Senior Parent Standstill Period or at any later time, a further Senior Parent Standstill Period has begun as a result of any other Senior Parent Event of Default.

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6.12	Enforcement on behalf of Senior Parent Creditors

If the Security Agent has notified the Senior Parent Agents that it is enforcing Security created pursuant to any Security Document over shares of a Senior Parent Guarantor, no Senior Parent Creditor may take any action referred to in Clause 6.9 (Permitted Senior Parent enforcement) against that Senior Parent Guarantor or any Subsidiary of that Senior Parent Guarantor while the Security Agent is taking steps to enforce that Security in accordance with the instructions of an Instructing Group where such action might be reasonably likely to adversely affect such enforcement or the amount of proceeds to be derived therefrom.

6.13	Option to purchase: Senior Parent Creditors

(a)

Subject to paragraphs (b) and (c) below, any of the Senior Parent Agent(s) (on behalf of the Senior Parent Creditors) may, after a Senior Acceleration Event and/or a Second Lien Facility Acceleration Event, by giving not less than ten (10) days’ notice to the Security Agent, require the transfer to the Senior Parent Creditors (or to a nominee or nominees), in accordance with Clause 19.3 (Change of Senior Lender, Second Lien Lender, Permitted Senior Financing Creditor, Permitted Second Lien Financing Creditor or Permitted Parent Financing Creditor), of all, but not part, of the rights, benefits and obligations in respect of the Senior Secured Liabilities and the Operating Facility Liabilities if:

(i)

that transfer is lawful and, subject to paragraph (ii) below, otherwise permitted by the terms of the Senior Facilities Agreement (in the case of the Senior Lender Liabilities), any Second Lien Facility Agreement (in the case of the Second Lien Lender Liabilities), any Senior Notes Indenture(s) pursuant to which any Senior Notes remain outstanding (in the case of the Senior Notes Liabilities), any Permitted Senior Financing Agreement pursuant to which any relevant Permitted Senior Financing Liabilities remain outstanding (in the case of the Permitted Senior Financing Liabilities), any Permitted Second Lien Financing Agreement pursuant to which any relevant Permitted Second Lien Financing Liabilities remain outstanding (in the case of the Permitted Second Lien Financing Liabilities) and/or any Operating Facility Documents pursuant to which any relevant Operating Facility Liabilities remain outstanding (in the case of the Operating Facility Liabilities);

(ii)

any conditions relating to such a transfer contained in the Senior Facilities Agreement (in the case of the Senior Lender Liabilities), any Second Lien Facility Agreement (in the case of the Second Lien Lender Liabilities), any Senior Notes Indenture(s) pursuant to which any Senior Notes remain outstanding (in the case of the Senior Notes Liabilities), any Permitted Senior Financing Agreement pursuant to which any relevant Permitted Senior Financing Liabilities remain outstanding (in the case of the Permitted Senior Financing Liabilities), any Permitted Second Lien Financing Agreement pursuant to which any relevant Permitted Second Lien Financing Liabilities remain outstanding (in the case of the Permitted Second Lien Financing Liabilities) and/or any Operating Facility Documents pursuant to which any relevant Operating Facility Liabilities remain outstanding (in the case of the Operating Facility Liabilities) are complied with, other than:

(A)	any requirement to obtain the consent of, or consult with, any Debtor or other member of the Group relating to such transfer, which consent or consultation shall not be required; and

(B)	to the extent to which all the Senior Parent Creditors (acting as a whole) provide cash cover for any Letter of Credit, the consent of the relevant Issuing Bank relating to such transfer;

(iii)

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(A)	the Senior Facility Agent, on behalf of the Senior Lenders, is paid an amount equal to the aggregate of:

(1)	any amounts provided as cash cover by the Senior Parent Creditors for any Letter of Credit (as envisaged in paragraph (a)(ii)(B) above);

(2)

all of the Senior Lender Liabilities at that time (whether or not due), including all amounts that would have been payable under the Senior Facilities Agreement if the Senior Facilities were being prepaid by the relevant Debtors on the date of that payment; and

(3)	all costs and expenses (including legal fees) incurred by the Senior Facility Agent, the Senior Lenders and/or the Security Agent as a consequence of giving effect to that transfer;

(B)	the applicable Senior Notes Trustee, on behalf of the relevant Senior Notes Creditors, is paid an amount equal to the aggregate of:

(1)

all of the Senior Notes Liabilities at that time (whether or not due), including all amounts that would have been payable (including any prepayment premium or make-whole amount) under the Senior Notes Indenture if the Senior Notes were being redeemed by the relevant Debtors on the date of that payment; and

(2)	all costs and expenses (including legal fees) incurred by the Senior Notes Trustee and/or the Senior Notes Creditors as a consequence of giving effect to that transfer;

(C)	the applicable Senior Creditor Representative, on behalf of the relevant Permitted Senior Financing Creditors, is paid an amount equal to the aggregate of:

(1)	any amount provided as cash cover by the Senior Parent Creditors for any Letter of Credit (as envisaged in paragraph (a)(ii)(B) above);

(2)

all of the Permitted Senior Financing Liabilities at that time (whether or not due), including all amounts that would have been payable (including any prepayment premium or make-whole amount) under the Permitted Senior Financing Documents if the Permitted Senior Financing Debt was being prepaid or redeemed (as applicable) by the relevant Debtors on the date of that payment; and

(3)

all costs and expenses (including legal fees) incurred by the Senior Creditor Representative, the Permitted Senior Financing Creditors and/or the Security Agent as a consequence of giving effect to that transfer;

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(D)	the Operating Facility Lenders are paid an amount equal to the aggregate of:

(1)

all of the Operating Facility Liabilities at that time (whether or not due), including all amounts that would have been payable under the Operating Facility Documents if the Operating Facilities were being prepaid by the relevant Debtors on the date of that payment; and

(2)	all costs and expenses (including legal fees) incurred by the Operating Facility Lenders and/or the Security Agent as a consequence of giving effect to that transfer;

(E)	the Second Lien Facility Agent, on behalf of the Second Lien Lenders, is paid an amount equal to the aggregate of:

(1)

all of the Second Lien Lender Liabilities at that time (whether or not due), including all amounts that would have been payable under the Second Lien Facility Agreement if the Second Lien Facility were being prepaid by the relevant Debtors on the date of that payment; and

(2)	all costs and expenses (including legal fees) incurred by the Second Lien Facility Agent, the Second Lien Lenders and/or the Security Agent as a consequence of giving effect to that transfer; and

(F)	the applicable Second Lien Creditor Representative, on behalf of the relevant Permitted Second Lien Financing Creditors, is paid an amount equal to the aggregate of:

(1)

all of the Permitted Second Lien Financing Liabilities at that time (whether or not due), including all amounts that would have been payable (including any prepayment premium or make-whole amount) under the Permitted Second Lien Financing Documents if the Permitted Second Lien Financing Debt was being prepaid or redeemed (as applicable) by the relevant Debtors on the date of that payment; and

(2)

all costs and expenses (including legal fees) incurred by the Second Lien Creditor Representative, the Permitted Second Lien Financing Creditors and/or the Security Agent as a consequence of giving effect to that transfer;

(iv)

as a result of that transfer the Senior Lenders, the Second Lien Lenders, the Senior Notes Creditors, the Permitted Senior Financing Creditors, the Permitted Second Lien Financing Creditors and the Operating Facility Lenders have no further actual or contingent liability to the Parent or any other Debtor under the relevant Secured Debt Documents;

(v)

an indemnity is provided from each Senior Parent Creditor (other than any Senior Parent Agent) (or from another third party acceptable to all the Senior Lenders, the Second Lien Lenders, the Senior Notes Creditors, the Permitted Senior Financing Creditors, the Permitted Second Lien Financing Creditors and the Operating Facility Lenders) in a form reasonably satisfactory to each Senior Lender, Second Lien Lender, Senior Notes Creditor, Permitted Senior Financing Creditor, Permitted Second Lien Financing Creditor and Operating Facility Lender in respect of all costs, expenses, losses and liabilities which

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may be sustained or incurred by any Senior Lender, Second Lien Lender, Senior Notes Creditor, Permitted Senior Financing Creditor, Permitted Second Lien Financing Creditor or Operating Facility Lender in consequence of any sum received or recovered by any Senior Lender, Second Lien Lender, Senior Notes Creditor, Permitted Senior Financing Creditor, Permitted Second Lien Financing Creditor or Operating Facility Lender from any person being required (or it being alleged that it is required) to be paid back by or clawed back from any Senior Lender, Second Lien Lender, Senior Notes Creditor, Permitted Senior Financing Creditor, Permitted Second Lien Financing Creditor or Operating Facility Lender for any reason; and

(vi)

the transfer is made without recourse to, or representation or warranty from, the Senior Lenders, the Second Lien Lenders, the Senior Notes Creditors, the Permitted Senior Financing Creditors, the Permitted Second Lien Financing Creditors or the Operating Facility Lenders, except that each Senior Lender, Second Lien Lender, Senior Notes Creditor, Permitted Senior Financing Creditor, Permitted Second Lien Financing Creditor and Operating Facility Lender shall be deemed to have represented and warranted on the date of that transfer that it has the corporate power to effect that transfer and it has taken all necessary action to authorise the making by it of that transfer.

(b)

Subject to paragraph (b) of Clause 6.14 (Hedge Transfer: Senior Parent Creditors), a Senior Parent Agent (on behalf of all the Senior Parent Creditors) may only require a Senior Secured Liabilities Transfer if, at the same time, they require a Hedge Transfer in accordance with Clause 6.14 (Hedge Transfer: Senior Parent Creditors) and if, for any reason, a Hedge Transfer cannot be made in accordance with Clause 6.14 (Hedge Transfer: Senior Parent Creditors), no Senior Secured Liabilities Transfer may be required to be made.

(c)	At the request of a Senior Parent Agent (on behalf of all the Senior Parent Creditors):

(i)	the Senior Facility Agent shall notify the Senior Parent Agents of:

(A)	the sum of the amounts described in paragraphs (a)(iii)(A)(2) and (3) above; and

(B)	the amount of each Letter of Credit for which cash cover is to be provided to it by all the Senior Parent Creditors (acting as a whole);

(ii)	any relevant Senior Notes Trustee shall notify the Senior Parent Agents of the sum of amounts described in paragraphs (a)(iii)(B)(1) and (2) above;

(iii)	any relevant Senior Creditor Representative shall notify the Senior Parent Agents of:

(A)	the sum of the amounts described in paragraphs (a)(iii)(C)(2) and (3) above; and

(B)	the amount of each Letter of Credit for which cash cover is to be provided to it by all the Senior Parent Creditors (acting as a whole);

(iv)	the Operating Facility Lenders shall notify the Senior Parent Agents of the sum of amounts described in paragraphs (a)(iii)(D)(1) and (2) above;

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(v)	the Second Lien Facility Agent shall notify the Senior Parent Agents of the sum of amounts described in paragraphs (a)(iii)(E)(1) and (2) above; and

(vi)	any relevant Second Lien Creditor Representative shall notify the Senior Parent Agents of the sum of amounts described in paragraphs (a)(iii)(F)(1) and (2) above.

6.14	Hedge Transfer: Senior Parent Creditors

(a)	A Senior Parent Agent (on behalf of all the Senior Parent Creditors, acting as a whole) may, by giving not less than 10 days’ notice to the Security Agent, require a Hedge Transfer:

(i)	if either:

(A)	the Senior Parent Creditors require, at the same time, a Senior Secured Liabilities Transfer under Clause 6.13 (Option to purchase: Senior Parent Creditors); or

(B)	all the Senior Parent Creditors (acting as a whole) require that Hedge Transfer at any time on or after the First/Second Lien Discharge Date; and

(ii)	if:

(A)	that transfer is lawful and otherwise permitted by the terms of the Hedging Agreements, in which case no Debtor or other member of the Group shall be entitled to withhold its consent to that transfer;

(B)	any conditions (other than the consent of, or any consultation with, any Debtor or other member of the Group) relating to that transfer contained in the Hedging Agreements are complied with;

(C)

each Hedge Counterparty is paid (in the case of a positive number) or pays (in the case of a negative number) an amount equal to the aggregate of (1) the Hedging Purchase Amount in respect of the hedging transactions under the relevant Hedging Agreement at that time and (2) all costs and expenses (including legal fees) incurred by such Hedge Counterparty as a consequence of giving effect to that transfer;

(D)	as a result of that transfer, the Hedge Counterparties have no further actual or contingent liability to any Debtor under the Hedging Agreements;

(E)

an indemnity is provided from each Senior Parent Creditor (other than any Senior Parent Agent) which is receiving (or for which a nominee is receiving) that transfer (or from another third party acceptable to the relevant Hedge Counterparty) in a form reasonably satisfactory to the relevant Hedge Counterparty in respect of all losses which may be sustained or incurred by that Hedge Counterparty in consequence of any sum received or recovered by that Hedge Counterparty being required (or it being alleged that it is required) to be paid back by or clawed back from the Hedge Counterparty for any reason; and

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(F)

that transfer is made without recourse to, or representation or warranty from, the relevant Hedge Counterparty, except that the relevant Hedge Counterparty shall be deemed to have represented and warranted on the date of that transfer that it has the corporate power to effect that transfer and it has taken all necessary action to authorise the making by it of that transfer.

(b)

A Senior Parent Agent (acting on behalf of all the Senior Parent Creditors) and any Hedge Counterparty may agree (in respect of the Hedging Agreements (or one or more of them) to which that Hedge Counterparty is a party) that a Hedge Transfer required by all the Senior Parent Creditors (acting as a whole) pursuant to paragraph (a) above shall not apply to that/those Hedging Agreement(s) or to the Hedging Liabilities and Hedge Counterparty Obligations under that/those Hedging Agreement(s).

(c)

If a Senior Parent Agent is entitled to require a Hedge Transfer under this Clause 6.14, the Hedge Counterparties shall at the request of any Senior Parent Agent provide details of the amounts referred to in paragraph (a)(ii)(C) above.

7.	INVESTOR LIABILITIES

7.1	Restriction on Payment: Investor Liabilities

Prior to the Final Discharge Date, the Debtors shall not, and shall procure that no other member of the Group will, make any Payment of the Investor Liabilities at any time unless:

(a)	that Payment is permitted under Clause 7.2 (Permitted Payments: Investor Liabilities); or

(b)	the taking or receipt of that Payment is permitted under Clause 7.7 (Permitted Enforcement: Investors).

7.2	Permitted Payments: Investor Liabilities

Any member of the Group may directly or indirectly make any Payments in respect of Investor Liabilities (whether of principal, interest or otherwise) at any time if:

(a)	the Payment is not prohibited by the Debt Financing Agreements; or

(b)

in relation to each Debt Financing Agreement that prohibits the Payment, the requisite Senior Secured Creditors or, as the case may be, Senior Parent Creditors under that Debt Financing Agreement consent to that Payment being made.

7.3	Payment obligations continue

Neither the Parent nor any other Debtor shall be released from the liability to make any Payment (including of default interest, which shall continue to accrue) under any Debt Document by the operation of Clauses 7.1 (Restriction on Payment: Investor Liabilities) and 7.2 (Permitted Payments: Investor Liabilities) even if its obligation to make that Payment is restricted at any time by the terms of any of those Clauses.

7.4	No acquisition of Investor Liabilities

Prior to the Final Discharge Date, the Debtors shall not, and shall procure that no other member of the Group will:

(a)	enter into any Liabilities Acquisition in respect of any of the Investor Liabilities with any person which is not a member of the Group; or

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(b)

beneficially own all or any part of the share capital of a company that is party to a Liabilities Acquisition in respect of any of the Investor Liabilities (unless that Liabilities Acquisition would not have been prohibited by this Clause 7.4 if made by a member of the Group), in each case pursuant to which any payment is made by a member of the Group to a person which is not a member of the Group in respect of Investor Liabilities, unless:

(i)	that action is not prohibited by the Debt Financing Agreements;

(ii)

the relevant Liabilities Acquisition relates to Investor Liabilities (or rights, benefits and/or obligations in relation thereto) in respect of which a Payment could be made under Clause 7.2 (Permitted Payments: Investor Liabilities); or

(iii)

in relation to each Debt Financing Agreement that prohibits that action, the requisite Senior Secured Creditors or, as the case may be, Senior Parent Creditors under that Debt Financing Agreement consent to that action.

7.5	Security: Investors

Prior to the Final Discharge Date, the Investors may not take, accept or receive the benefit of any Security, guarantee, indemnity or other assurance against loss in respect of Investors Liabilities unless:

(a)	that Security, guarantee, indemnity or other assurance against loss is not prohibited by the Debt Financing Agreements; or

(b)

in relation to each Debt Financing Agreement that prohibits that Security, guarantee, indemnity or other assurance against loss, the requisite Senior Secured Creditors or, as the case may be, Senior Parent Creditors under that Debt Financing Agreement consent to that Security, guarantee, indemnity or other assurance against loss.

7.6	Restrictions on Enforcement: Investors

Subject to Clause 7.7 (Permitted Enforcement: Investors) and unless otherwise agreed by an Instructing Group, the Investors shall not be entitled to take any Enforcement Action in respect of any of Investor Liabilities at any time prior to the Final Discharge Date.

7.7	Permitted Enforcement: Investors

After the occurrence of an Insolvency Event in relation to the Parent, the Investors may (unless otherwise directed by the Security Agent or unless the Security Agent has taken, or has given notice that it intends to take, action on behalf of the Investors in accordance with Clause 9.5 (Filing of claims)), exercise any right it may otherwise have against the Parent to:

(a)	accelerate any of the Investor Liabilities or declare them prematurely due and payable or payable on demand;

(b)	make a demand under any guarantee, indemnity or other assurance against loss given in respect of any Investor Liabilities;

(c)	exercise any right of set-off or take or receive any Payment in respect of any Investor Liabilities; or

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(d)	claim and prove in the liquidation of the Parent for any Investor Liabilities owing to it.

7.8	Investor Liabilities: Exceptions

Notwithstanding anything to the contrary, nothing in this Agreement or any of the Secured Debt Documents shall prohibit or restrict:

(a)

any Payment made to an Investor under and in accordance with the terms of any Secured Debt Document (provided that, for the avoidance of doubt, this paragraph (a) shall not apply to a Payment which is not made under a Secured Debt Document or a Payment which is expressly prohibited by Clause 4 (Hedge Counterparties and Hedging Liabilities), Clause 5 (Second Lien Secured Creditors and Second Lien Liabilities) and/or Clause 6 (Senior Parent Creditors and Senior Parent Liabilities);

(b)

any Payment or other return made by way of a roll-up or capitalisation of any amount, an issue of shares, an incurrence of indebtedness constituting Investor Liabilities (including the issue of payment-in-kind instruments) or any other similar or equivalent step, action or arrangement;

(c)	any forgiveness, write-off or capitalisation of Investor Liabilities (or any other similar or equivalent step or action);

(d)

any payment made (whether cash or in kind) or other step or action taken to facilitate any Payment (or other matter) in respect of any Investor Liabilities (in each case to the extent that such Payment or other matter is not prohibited by this Clause 7);

(e)

any Liabilities Acquisition (including pursuant to section 9.04(i) (Successors and Assigns) of the Senior Facilities Agreement and any equivalent provisions of the other Debt Financing Agreements) and any payments or other actions arising in connection therewith (in each case unless that Liabilities Acquisition is otherwise prohibited by the terms of the Debt Financing Agreements);

(f)	any Investor from granting any Security over or in relation to the Investor Liabilities or any related rights in respect thereof; or

(g)

any Investor Liabilities benefiting from any Security, guarantee, indemnity or other assurance against loss in accordance with this Clause 7 where the relevant Investor Liabilities are subject to the terms of this Agreement (and consequently any right to take Enforcement Action in respect of the related Security, guarantee, indemnity or other assurance against loss is subject to the other provisions of this Clause 7).

8.	INTRA-GROUP LENDERS AND INTRA-GROUP LIABILITIES

8.1	Restriction on Payment: Intra-Group Liabilities

Prior to the Final Discharge Date, the Debtors shall not, and the Parent shall procure that no other member of the Group will, make any Payments of the Intra-Group Liabilities at any time unless:

(a)	that Payment is permitted under Clause 8.2 (Permitted Payments: Intra-Group Liabilities); or

(b)	the taking or receipt of that Payment is permitted under paragraph (c) of Clause 8.7 (Permitted Enforcement: Intra-Group Lenders).

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8.2	Permitted Payments: Intra-Group Liabilities

(a)	Subject to paragraph (b) below, the Debtors may directly or indirectly make any Payments in respect of the Intra-Group Liabilities (whether of principal, interest or otherwise) at any time.

(b)

Payments in respect of the Intra-Group Liabilities may not be made pursuant to paragraph (a) above if, at the time of the Payment, an Acceleration Event has occurred and is continuing and the Security Agent (acting on the instructions of an Instructing Group) has delivered a written notice to the Parent stating that no Payments may be made in respect of the Intra-Group Liabilities, in each case unless:

(i)	an Instructing Group consents to that Payment being made; or

(ii)

in relation to each Debt Financing Agreement that prohibits that Payment being made, the requisite Senior Secured Creditors or, as the case may be, Senior Parent Creditors under that Debt Financing Agreement consent to that action; or

(iii)	that Payment is made to facilitate Payment of:

(A)	prior to the First/Second Lien Discharge Date, any Senior Liabilities, Senior Notes Trustee Amounts and/or Senior Parent Notes Trustee Amounts; and

(B)	on or after the First/Second Lien Discharge Date, any Senior Parent Liabilities.

8.3	Payment obligations continue

No Debtor shall be released from the liability to make any Payment (including of default interest, which shall continue to accrue) under any Debt Document by the operation of Clauses 8.1 (Restriction on Payment: Intra-Group Liabilities) and 8.2 (Permitted Payments: Intra-Group Liabilities) even if its obligation to make that Payment is restricted at any time by the terms of any of those Clauses.

8.4	Acquisition of Intra-Group Liabilities

(a)	Subject to paragraph (b) below, each Debtor may, and may permit any other member of the Group to:

(i)	enter into any Liabilities Acquisition; or

(ii)	beneficially own all or any part of the share capital of a company that is party to a Liabilities Acquisition,

in respect of any Intra-Group Liabilities at any time.

(b)

Subject to paragraph (c) below, no action described in paragraph (a) above may take place in respect of any Intra-Group Liabilities if, at the time of that action, an Acceleration Event has occurred and is continuing and the Security Agent (acting on the instructions of an Instructing Group) has delivered a written notice to the Parent stating that no action described in paragraph (a) above may take place in respect of any Intra-Group Liabilities.

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(c)	The restrictions in paragraph (b) above shall not apply if:

(i)	an Instructing Group consents to that action; or

(ii)	that action is taken to facilitate Payment of:

(A)	prior to the First/Second Lien Discharge Date, any Senior Liabilities, Senior Notes Trustee Amounts and/or Senior Parent Notes Trustee Amounts; and

(B)	on or after the First/Second Lien Discharge Date, any Senior Parent Liabilities.

8.5	Security: Intra-Group Lenders

Prior to the Final Discharge Date, the Intra-Group Lenders may not take, accept or receive the benefit of any Security, guarantee, indemnity or other assurance against loss in respect of the Intra-Group Liabilities unless:

(a)	that Security, guarantee, indemnity or other assurance against loss is not prohibited by the Debt Financing Agreements;

(b)

prior to the First/Second Lien Discharge Date, in relation to each Senior Financing Agreement that prohibits that Security, guarantee, indemnity or other assurance against loss, the requisite Senior Secured Creditors under that Senior Financing Agreement consent to that Security, guarantee, indemnity or other assurance against loss; or

(c)

on or after the First/Second Lien Discharge Date, in relation to each Senior Parent Financing Agreement that prohibits that Security, guarantee, indemnity or other assurance against loss, the requisite Senior Parent Creditors under that Senior Parent Financing Agreement consent to that Security, guarantee, indemnity or other assurance against loss.

8.6	Restriction on enforcement: Intra-Group Lenders

Subject to Clause 8.7 (Permitted Enforcement: Intra-Group Lenders), none of the Intra-Group Lenders shall be entitled to take any Enforcement Action in respect of any of the Intra-Group Liabilities at any time prior to the Final Discharge Date.

8.7	Permitted Enforcement: Intra-Group Lenders

After the occurrence of an Insolvency Event in relation to any Group Company, each Intra-Group Lender may (unless otherwise directed by the Security Agent or unless the Security Agent has taken, or has given notice that it intends to take, action on behalf of that Intra-Group Lender in accordance with Clause 9.5 (Filing of claims)), exercise any right it may otherwise have against that Group Company to:

(a)	accelerate any of that Group Company’s Intra-Group Liabilities or declare them prematurely due and payable or payable on demand;

(b)	make a demand under any guarantee, indemnity or other assurance against loss given by that Group Company in respect of any Intra-Group Liabilities;

(c)	exercise any right of set-off or take or receive any Payment in respect of any Intra-Group Liabilities of that Group Company; or

(d)	claim and prove in the liquidation of that Group Company for the Intra-Group Liabilities owing to it.

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8.8	Intra-Group Liabilities: Exceptions

Notwithstanding anything to the contrary in this Agreement or any other Secured Debt Document and without imposing any additional obligation or restriction on any member of the Group, nothing in this Agreement (including this Clause 8 or Clause 19 (Changes to the Parties)) or any other Secured Debt Document shall prohibit or restrict any capitalisation, forgiveness, write-off, waiver, release, transfer or other discharge of any Intra-Group Liabilities (or any amounts due, payable or owing in connection therewith) or any other amount due, payable or owing by one member of the Group to another member of the Group, in the case of Intra-Group Liabilities unless an Acceleration Event has occurred and is continuing and the Security Agent (acting on the instructions of an Instructing Group) has delivered a written notice to the Parent stating that no such action shall be permitted without the prior consent of an Instructing Group.

9.	EFFECT OF INSOLVENCY EVENT

9.1	SFA Cash Cover

This Clause 9 is subject to Clause 14.4 (Treatment of SFA Cash Cover and Senior Lender Cash Collateral) and, in the case of a Notes Trustee only, to Clause 26.1 (Liability).

9.2	Payment of distributions

(a)

After the occurrence of an Insolvency Event in relation to any Debtor or, following an Acceleration Event which is continuing, any member of the Group, any Party entitled to receive a distribution out of the assets of that member of the Group in respect of Liabilities owed to that Party shall (in the case of any Creditor or Operating Facility Lender, only to the extent that such distribution would otherwise constitute a receipt or recovery of a type subject to the provisions of Clause 10.2 (Turnover by the Creditors) and, in all cases if prior to a Distress Event, only if required by the Security Agent acting on the instructions of an Instructing Group), subject to receiving payment instructions and any other relevant information from the Security Agent and to the extent it is able to do so, direct the person responsible for the distribution of the assets of that member of the Group to pay that distribution to the Security Agent until the Liabilities owing to the Secured Parties have been paid in full.

(b)	The Security Agent shall apply distributions paid to it under paragraph (a) above in accordance with Clause 14 (Application of Proceeds).

9.3	Set-Off

(a)

Subject to paragraph (b) below, to the extent that any member of the Group’s Liabilities are discharged by way of set-off (mandatory or otherwise) after the occurrence of an Insolvency Event in relation to that member of the Group, any Creditor and any Operating Facility Lender which benefited from that set-off shall (in the case of any Creditor or Operating Facility Lender, only to the extent that the relevant discharge constitutes a receipt or recovery of a type subject to the provisions of Clause 10.2 (Turnover by the Creditors) and, in all cases if prior to a Distress Event, only if required by the Security Agent acting on the instructions of an Instructing Group), subject to receiving payment instructions and any other relevant information from the Security Agent, pay an amount equal to the amount of the Liabilities owed to it which are discharged by that set-off to the Security Agent for application in accordance with Clause 14 (Application of Proceeds).

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(b)	Paragraph (a) above shall not apply to:

(i)

any such discharge of the Multi-account Overdraft Liabilities to the extent that the relevant discharge represents a reduction from a Permitted Gross Amount of a Multi-account Overdraft Facility to or towards its Designated Net Amount;

(ii)	any Close-Out Netting by a Hedge Counterparty or a Hedging Ancillary Lender;

(iii)	any Payment Netting by a Hedge Counterparty or a Hedging Ancillary Lender;

(iv)	any Inter-Hedging Agreement Netting by a Hedge Counterparty;

(v)	any Inter-Hedging Ancillary Document Netting by a Hedging Ancillary Lender; and

(vi)

any set-off which gives effect to a Permitted Payment (or another payment or distribution not prohibited by the terms of this Agreement) which is otherwise permitted to be made under this Agreement notwithstanding the occurrence of the relevant Insolvency Event.

9.4	Non-cash distributions

Subject to Clause 14.1 (Order of application) and Clause 14.2 (Liabilities of the Senior Parent Debt Issuer), if the Security Agent or any other Secured Party receives a distribution in a form other than in cash in respect of any of the Liabilities, the Liabilities will not be reduced by that distribution until and except to the extent that the realisation proceeds are actually applied towards the Liabilities.

9.5	Filing of claims

Without prejudice to any Ancillary Lender’s right of netting or set-off relating to a Multi-account Overdraft Facility (to the extent that the netting or set-off represents a reduction from a Permitted Gross Amount of that Multi-account Overdraft Facility to or towards its Designated Net Amount), after the occurrence of an Insolvency Event in relation to any Debtor (or, following an Acceleration Event which is continuing, any member of the Group), each Creditor and each Operating Facility Lender irrevocably authorises the Security Agent (acting in accordance with Clause 9.7 (Security Agent instructions)), on its behalf, to:

(a)	take any Enforcement Action (in accordance with the terms of this Agreement) against that member of the Group;

(b)	demand, sue, prove and give receipt for any or all of that member of the Group’s Liabilities;

(c)	collect and receive all distributions on, or on account of, any or all of that member of the Group’s Liabilities; and

(d)	file claims, take proceedings and do all other things the Security Agent considers reasonably necessary to recover that member of the Group’s Liabilities.

9.6	Creditors’ actions

Each Creditor and each Operating Facility Lender will:

(a)	do all things that the Security Agent (acting in accordance with Clause 9.7 (Security Agent instructions)) reasonably requests in order to give effect to this Clause 9; and

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(b)

if the Security Agent is not entitled to take any of the actions contemplated by this Clause 9 or if the Security Agent (acting in accordance with Clause 9.7 (Security Agent instructions)) requests that a Creditor or an Operating Facility Lender take that action, undertake that action itself in accordance with the instructions of the Security Agent (acting in accordance with Clause 9.7 (Security Agent instructions)) or grant a power of attorney to the Security Agent (on such terms as the Security Agent (acting in accordance with Clause 9.7 (Security Agent instructions)) may reasonably require, although no Notes Trustee shall be under any obligation to grant such powers of attorney) to enable the Security Agent to take such action.

9.7	Security Agent instructions

For the purposes of Clause 9.5 (Filing of claims) and Clause 9.6 (Creditors’ actions) the Security Agent shall act:

(a)

(except in relation to a Senior Parent Debt Issuer to the extent relating to Liabilities in respect of Senior Parent Notes and/or Permitted Parent Financing Debt where that Senior Parent Debt Issuer is the issuer or, as the case may be, the borrower) on the instructions of the group of Primary Creditors entitled, at that time, to give instructions under Clause 12.2 (Enforcement Instructions) or Clause 12.3 (Manner of enforcement); or

(b)	in the absence of any such instructions, as the Security Agent sees fit.

9.8	US Insolvency Proceedings

(a)

Notwithstanding the foregoing, or any other provision in this Agreement, in the event that any Debtor becomes subject to an Insolvency Event under the US Bankruptcy Code, no Secured Party, or any representative thereof, shall exercise any rights with respect to the Security Property of such Debtor, and each such persons hereby agrees not to take any action under the applicable bankruptcy proceeding that would be inconsistent with its agreement hereunder without the consent of the Majority Senior Creditors until payment in full and in cash of the Senior Secured Liabilities.

(b)

If any Debtor commences a US Insolvency Proceeding, then this Agreement, which the Parties hereto expressly acknowledge is a “subordination agreement” under section 510(a) of the US Bankruptcy Code, shall be effective during the US Insolvency Proceeding of any such Debtor and the relative rights as to the Transaction Security and proceeds thereof shall continue after any Debtor commences a US Insolvency Proceeding on the same basis as prior to the date of the petition.

(c)

In a US Insolvency Proceeding the provision of any debtor-in-possession financing (each a “DIP Financing”) under section 364 of the US Bankruptcy Code that is secured by liens (the “DIP Financing Liens”) senior to or pari passu with the liens securing the Senior Secured Liabilities or any consent to the use of cash collateral under section 363 of the US Bankruptcy Code shall be permitted with the consent of the Majority Senior Creditors. Any Party may provide DIP Financing; provided that such DIP Financing may not “roll-up” or otherwise include or refinance any pre-petition Secured Obligations junior in right of repayment or lien enforcement to the Senior Secured Liabilities. Each other Creditor agrees that, with respect to any such DIP Financing and DIP Financing Liens, it (i) will not oppose or object (nor will they join with or support any other person in opposing or objecting) unless the Majority Senior Creditors, shall then oppose or object to such DIP Financing or such DIP Financing Liens and (ii) will oppose and object to, at the instruction of the Majority Senior Creditors, or a Creditor Representative authorised by the Majority Senior Creditors, any DIP Financing that does not refinance and “roll-up” the Senior Secured Liabilities to a priming, senior secured, super priority administrative expense claim status.

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(d)

In connection with any US Insolvency Proceeding, the Senior Secured Creditors, notwithstanding anything to the contrary contained herein, shall retain all rights to vote to accept or reject any plan of reorganization, composition, arrangement or liquidation.

(e)

In connection with any US Insolvency Proceeding, in the event that any Creditor that is subordinated in right of enforcement of liens to the Senior Secured Creditors becomes a judgment lien creditor in respect of Security Property, such judgment lien shall be subordinated to the liens securing the Senior Secured Liabilities on the same basis as the other Security securing such Secured Obligations are so subordinated to the liens securing the Senior Secured Liabilities under this Agreement.

10.	TURNOVER OF RECEIPTS

10.1	SFA Cash Cover

This Clause 10 is subject to Clause 14.4 (Treatment of SFA Cash Cover and Senior Lender Cash Collateral) and, in the case of a Notes Trustee only, to Clause 26.1 (Liability).

10.2	Turnover by the Creditors

Subject to Clause 10.3 (Exclusions), Clause 10.4 (Permitted assurance and receipts), Clause 16 (Additional Debt) and, in the case of a Notes Trustee only, to Clause 26.1 (Liability), if at any time prior to the Final Discharge Date, any Creditor or Operating Facility Lender receives or recovers from any member of the Group:

(a)	any Payment or distribution of, or on account of or in relation to:

(i)	any of the Liabilities which is prohibited by the terms of this Agreement; or

(ii)

following the occurrence of a Senior Distress Event which is continuing, any Senior Lender Liabilities, Hedging Liabilities, Senior Notes Liabilities, Permitted Senior Financing Liabilities or Operating Facility Liabilities;

(b)

other than where Clause 9.3 (Set-Off) applies, any amount by way of set-off in respect of any of the Liabilities owed to it which does not give effect to a Permitted Payment (or another payment or distribution not otherwise prohibited by the terms of this Agreement);

(c)	notwithstanding paragraphs (a) and (b) above, and other than where Clause 9.3 (Set-Off) applies, any amount:

(i)

on account of, or in relation to, any of the Liabilities after the occurrence of a Distress Event (including as a result of any litigation or proceedings against a member of the Group, other than after the occurrence of an Insolvency Event in respect of that member of the Group); or

(ii)	by way of set-off in respect of any of the Liabilities owed to it after the occurrence of a Distress Event,

other than, in each case:

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(A)	any amount received or recovered in accordance with Clause 14 (Application of Proceeds); and

(B)

in the case of Intra-Group Liabilities, any amount received or recovered in accordance with Clause 8 (Intra-Group Lenders and Intra-Group Liabilities) (to the extent permitted to be received or recovered notwithstanding that an Acceleration Event is continuing);

(d)	the proceeds of any enforcement of any Transaction Security except in accordance with Clause 14 (Application of Proceeds); or

(e)

other than where Clause 9.3 (Set-Off) or Clause 16 (Additional Debt) applies, any distribution in cash or in kind or Payment of, or on account of or in relation to, any of the Liabilities owed by any member of the Group which is not in accordance with Clause 14 (Application of Proceeds) and which is made as a result of, or after, the occurrence of an Insolvency Event in respect of that member of the Group, that Creditor or Operating Facility Lender will (in the case of any receipts and recoveries referred to in paragraph (e) above, if a Distress Event has not occurred, only if required by the Security Agent acting on the instructions of an Instructing Group):

(i)	in relation to receipts and recoveries not received or recovered by way of set-off:

(A)

hold an amount of that receipt or recovery equal to the Relevant Liabilities (or if less, the amount received or recovered) on trust for the Security Agent and, subject to receiving payment instructions and any other relevant information from the Security Agent, promptly pay that amount to the Security Agent for application in accordance with the terms of this Agreement; and

(B)

subject to receiving payment instructions and any other relevant information from the Security Agent, promptly pay an amount equal to the amount (if any) by which the receipt or recovery exceeds the Relevant Liabilities to the Security Agent for application in accordance with the terms of this Agreement; and

(ii)

in relation to receipts and recoveries received or recovered by way of set-off, subject to receiving payment instructions and any other relevant information from the Security Agent, promptly pay an amount equal to that recovery to the Security Agent for application in accordance with the terms of this Agreement.

10.3	Exclusions

Clause 10.2 (Turnover by the Creditors) shall not apply to any receipt or recovery:

(a)	by way of:

(i)	Close-Out Netting by a Hedge Counterparty or a Hedging Ancillary Lender;

(ii)	Payment Netting by a Hedge Counterparty or a Hedging Ancillary Lender;

(iii)	Inter-Hedging Agreement Netting by a Hedge Counterparty; or

(iv)	Inter-Hedging Ancillary Document Netting by a Hedging Ancillary Lender; or

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(b)

by an Ancillary Lender by way of that Ancillary Lender’s right of netting or set-off relating to a Multi-account Overdraft Facility (to the extent that that netting or set-off represents a reduction from a Permitted Gross Amount of that Multi-account Overdraft Facility to or towards its Designated Net Amount);

(c)	made in accordance with Clause 15 (Equalisation);

(d)

to the extent that such receipt or recovery was funded directly or indirectly with Permitted Senior Financing Debt, Second Lien Debt, Permitted Second Lien Financing Debt, Permitted Parent Financing Debt and/or the proceeds of any indebtedness incurred under or pursuant to any Senior Notes and/or Senior Parent Notes;

(e)	in respect of funds received by the Security Agent for its own account; or

(f)

that has been distributed by a Senior Notes Trustee to the Senior Noteholders in accordance with the Senior Notes Finance Documents or by a Senior Parent Notes Trustee to the Senior Parent Noteholders in accordance with the Senior Parent Finance Documents, unless the Senior Notes Trustee or the Senior Parent Notes Trustee, as applicable, had received at least two Business Days’ prior notice that an Acceleration Event or an Insolvency Event has occurred in relation to a Debtor or that the receipt or recovery falls within Clause 10.2 (Turnover by the Creditors) in each case prior to distribution of the relevant amount.

10.4	Permitted assurance and receipts

Nothing in this Agreement shall restrict the ability of any Primary Creditor, Operating Facility Lender or Investor to:

(a)

arrange with any person which is not a member of the Group any assurance against loss in respect of, or reduction of its credit exposure to, a Debtor (including assurance by way of credit based derivative or sub participation); or

(b)	make any assignment or transfer permitted by Clause 19 (Changes to the Parties),

which:

(i)	is not prohibited by any Debt Financing Agreement; and

(ii)	is not in breach of:

(A)	Clause 4.5 (No acquisition of Hedging Liabilities); or

(B)	Clause 7.4 (No acquisition of Investor Liabilities),

and that Primary Creditor, Operating Facility Lender or Investor shall not be obliged to account to any other Party for any sum received by it as a result of that action.

10.5	Sums received by Debtors

If any of the Debtors receives or recovers any sum which, under the terms of any of the Secured Debt Documents, should have been paid to the Security Agent, that Debtor will:

(a)

hold an amount of that receipt or recovery equal to the Relevant Liabilities (or if less, the amount received or recovered) on trust for the Security Agent and, unless otherwise agreed by the Security Agent and subject to receiving payment instructions and any other relevant information from the Security Agent, promptly pay that amount to the Security Agent for application in accordance with the terms of this Agreement; and

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(b)

unless otherwise agreed by the Security Agent and subject to receiving payment instructions and any other relevant information from the Security Agent, promptly pay an amount equal to the amount (if any) by which the receipt or recovery exceeds the Relevant Liabilities to the Security Agent for application in accordance with the terms of this Agreement.

10.6	Saving provision

If, for any reason, any of the trusts expressed to be created in this Clause 10 should fail or be unenforceable, the affected Creditor, Operating Facility Lender or Debtor will, unless otherwise agreed by the Security Agent and subject to receiving payment instructions and any other relevant information from the Security Agent, promptly pay an amount equal to that receipt or recovery to the Security Agent for application in accordance with the terms of this Agreement.

11.	REDISTRIBUTION

11.1	Recovering Creditor’s rights

(a)

Any amount paid by a Creditor or an Operating Facility Lender (a “Recovering Creditor”) to the Security Agent under Clause 9 (Effect of Insolvency Event) or Clause 10 (Turnover of Receipts) shall be treated as having been paid by the relevant Debtor and distributed to the Security Agent, other Agents, Arrangers, Primary Creditors and Operating Facility Lenders (each a “Sharing Creditor”) in accordance with the terms of this Agreement.

(b)

On a distribution by the Security Agent under paragraph (a) above of a Payment received by a Recovering Creditor from a Debtor, as between the relevant Debtor and the Recovering Creditor an amount equal to the amount received or recovered by the Recovering Creditor and paid to the Security Agent (the “Shared Amount”) will be treated as not having been paid by that Debtor.

11.2	Reversal of redistribution

(a)	If any part of the Shared Amount received or recovered by a Recovering Creditor becomes repayable to a Debtor and is repaid by that Recovering Creditor to that Debtor, then:

(i)

each Sharing Creditor shall, upon request of the Security Agent, pay to the Security Agent for the account of that Recovering Creditor an amount equal to the appropriate part of its share of the Shared Amount (together with an amount as is necessary to reimburse that Recovering Creditor for its proportion of any interest on the Shared Amount which that Recovering Creditor is required to pay) (the “Redistributed Amount”); and

(ii)

as between the relevant Debtor, each Recovering Creditor and each relevant Sharing Creditor, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Debtor.

(b)

The Security Agent shall not be obliged to pay any Redistributed Amount to a Recovering Creditor under paragraph (a)(i) above until it has been able to establish to its satisfaction that it has actually received that Redistributed Amount from the relevant Sharing Creditor.

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11.3	Deferral of Subrogation

(a)

No Creditor, Operating Facility Lender or Debtor will exercise any rights which it may have by reason of the performance by it of its obligations under the Debt Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights under the Debt Documents of any Creditor or Operating Facility Lender which ranks ahead of it in accordance with the priorities set out in Clause 2 (Ranking and Priority) until such time as all of the Liabilities owing to each prior ranking Creditor and Operating Facility Lender (or, in the case of any Debtor, owing to each Creditor and Operating Facility Lender) have been irrevocably paid in full.

(b)

No Investor or Intra-Group Lender will exercise any rights which it may have to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights under the Debt Documents of any other prior ranking Creditor or Operating Facility Lender until such time as all of the Liabilities owing to each prior ranking Creditor and Operating Facility Lender have been irrevocably paid in full.

12.	ENFORCEMENT OF TRANSACTION SECURITY

12.1	SFA Cash Cover

This Clause 12 is subject to Clause 14.4 (Treatment of SFA Cash Cover and Senior Lender Cash Collateral).

12.2	Enforcement Instructions

(a)	The Security Agent may refrain from enforcing the Transaction Security unless instructed otherwise by:

(i)	an Instructing Group;

(ii)	if required under paragraph (c) below, the Majority Second Lien Creditors; or

(iii)	if required under paragraph (d) below, the Majority Senior Parent Creditors.

(b)	Subject to the Transaction Security having become enforceable in accordance with its terms:

(i)	an Instructing Group; or

(ii)

to the extent permitted to enforce or to require the enforcement of the Transaction Security prior to the Senior Discharge Date under Clause 5.8 (Permitted Second Lien enforcement), the Majority Second Lien Creditors; or

(iii)

to the extent permitted to enforce or to require the enforcement of the Transaction Security prior to the First/Second Lien Discharge Date under Clause 6.9 (Permitted Senior Parent enforcement), the Majority Senior Parent Creditors, may give or refrain from giving instructions to the Security Agent to enforce or refrain from enforcing the Transaction Security as they see fit.

(c)	Prior to the Senior Discharge Date:

(i)	if an Instructing Group has instructed the Security Agent not to enforce or to cease enforcing the Transaction Security; or

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(ii)	in the absence of instructions from an Instructing Group,

and, in each case, an Instructing Group has not required any Debtor to make a Distressed Disposal, the Security Agent shall give effect to any instructions to enforce the Transaction Security which the Majority Second Lien Creditors are then entitled to give to the Security Agent under Clause 5.8 (Permitted Second Lien enforcement).

(d)	Prior to the First/Second Lien Discharge Date:

(i)	if an Instructing Group has instructed the Security Agent not to enforce or to cease enforcing the Transaction Security; or

(ii)	in the absence of instructions from an Instructing Group,

and, in each case, an Instructing Group has not required any Debtor to make a Distressed Disposal, the Security Agent shall give effect to any instructions to enforce the Transaction Security which the Majority Senior Parent Creditors are then entitled to give to the Security Agent under Clause 6.9 (Permitted Senior Parent enforcement).

(e)	The Security Agent is entitled to rely on and comply with instructions given in accordance with this Clause 12.2.

(f)	Subject to Clause 12.6 (Security held by other Creditors), no Secured Party:

(i)	shall have any independent power to enforce, or to have recourse to, any Transaction Security or to exercise any rights or powers arising under the Security Documents; or

(ii)	may enforce or have recourse to any Transaction Security,

except through the Security Agent in the manner contemplated by this Agreement.

12.3	Manner of enforcement

If the Transaction Security is being enforced pursuant to Clause 12.2 (Enforcement Instructions), the Security Agent shall enforce the Transaction Security in such manner (including, without limitation, the selection of any administrator, examiner or equivalent officer of any Debtor to be appointed by the Security Agent) as:

(a)	an Instructing Group;

(b)	prior to the Senior Discharge Date, if:

(i)

the Security Agent has, pursuant to paragraph (c) of Clause 12.2 (Enforcement Instructions), given effect to instructions given by the Majority Second Lien Creditors to enforce the Transaction Security; and

(ii)	an Instructing Group has not given instructions as to the manner of enforcement of the Transaction Security,

the Majority Second Lien Creditors; or

(c)	prior to the First/Second Lien Discharge Date, if:

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(i)

the Security Agent has, pursuant to paragraph (d) of Clause 12.2 (Enforcement Instructions), given effect to instructions given by the Majority Senior Parent Creditors to enforce the Transaction Security; and

(ii)	an Instructing Group has not given instructions as to the manner of enforcement of the Transaction Security,

the Majority Senior Parent Creditors,

shall instruct or, in the absence of any such instructions, as the Security Agent sees fit (it being understood that, absent such instructions, the Security Agent may elect to take no action).

12.4	Exercise of voting rights

(a)

To the fullest extent permitted under applicable law, each Creditor (other than any Notes Trustee) and each Operating Facility Lender agrees with the Security Agent that it will cast its vote in any proposal put to the vote by or under the supervision of any judicial or supervisory authority in respect of any insolvency, pre insolvency or rehabilitation or similar proceedings relating to any member of the Group as instructed by the Security Agent.

(b)	The Security Agent shall give instructions for the purposes of paragraph (a) above as directed by an Instructing Group.

(c)

Nothing in this Clause 12.4 entitles any Party to exercise or require any other Creditor or Operating Facility Lender to exercise such power of voting or representation to waive, reduce, discharge, extend the due date for payment or otherwise reschedule any of the Liabilities owed to that Creditor or Operating Facility Lender.

12.5	Waiver of rights

To the extent permitted under applicable law and subject to Clause 12.2 (Enforcement Instructions), Clause 12.3 (Manner of enforcement), Clause 14 (Application of Proceeds) and paragraph (c) of Clause 13.2 (Distressed Disposals), each of the Secured Parties and the Debtors waives all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any sum received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.

12.6	Security held by other Creditors

If any Transaction Security is held by a Creditor or Operating Facility Lender other than the Security Agent, then that Creditor or Operating Facility Lender may only enforce that Transaction Security in accordance with instructions given by an Instructing Group pursuant to this Clause 12 (and, for this purpose, reference to the “Security Agent” shall be construed as references to that Creditor or Operating Facility Lender).

12.7	Consultation Period

(a)

Subject to paragraph (b) below, before giving any instructions to the Security Agent to enforce the Transaction Security or refrain or cease from enforcing the Transaction Security or to take any other Enforcement Action, the Agent(s) of the Creditors represented in the Instructing Group concerned (and, if applicable, any relevant Hedge Counterparties) shall consult with each other Agent, each other Hedge Counterparty,

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each Operating Facility Lender and the Security Agent in good faith about the instructions to be given by the Instructing Group for a period of not less than 10 Business Days (or, in the case of any consultation involving a Senior Notes Trustee, a Senior Parent Notes Trustee or a Creditor Representative in respect of any high-yield notes, debt securities or other similar instruments, 30 days) from the date on which details of the proposed instructions are received by such Agents, Hedge Counterparties, Operating Facility Lenders and the Security Agent (or such shorter period as each Agent, Hedge Counterparty, Operating Facility Lender and the Security Agent shall agree) (the “Consultation Period”), and only following the expiry of a Consultation Period shall the Instructing Group be entitled to give any instructions to the Security Agent to enforce the Transaction Security or refrain or cease from enforcing the Transaction Security or take any other Enforcement Action.

(b)

No Agent or Hedge Counterparty shall be obliged to consult in accordance with paragraph (a) above and an Instructing Group shall be entitled to give any instructions to the Security Agent to enforce the Transaction Security or take any other Enforcement Action prior to the end of a Consultation Period (in each case provided that such instructions are consistent with any applicable requirements of this Agreement and the Security Documents) if:

(i)	the Transaction Security has become enforceable as a result of an Insolvency Event; or

(ii)

the Instructing Group or any Agent of the Creditors represented in the Instructing Group determines in good faith (and notifies each other Agent, the Hedge Counterparties and the Security Agent) that to enter into such consultations and thereby delay the commencement of enforcement of the Transaction Security would reasonably be expected to have a material adverse effect on:

(A)	the Security Agent’s ability to enforce any of the Transaction Security; or

(B)	the realisation proceeds of any enforcement of the Transaction Security,

and, where this paragraph (b) applies:

(1)

any instructions shall be limited to those necessary to protect or preserve the interests of the Senior Secured Creditors on behalf of which the relevant Instructing Group is acting in relation to the matters referred to in (A) and (B) above; and

(2)	the Security Agent shall act in accordance with the instructions first received.

(c)

As soon as reasonably practicable following receipt of any instructions from an Instructing Group to enforce the Transaction Security, refrain or cease from enforcing the Transaction Security or, as the case may be, take any other Enforcement Action, the Security Agent shall provide a copy of such instructions to each Agent, Hedge Counterparty and Operating Facility Lender (unless it received those instructions from that person).

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12.8	Duties owed

Each of the Secured Parties and the Debtors acknowledges that, in the event that the Security Agent enforces or is instructed to enforce the Transaction Security prior to the First/Second Lien Discharge Date, the duties of the Security Agent and of any Receiver or Delegate owed to the Senior Parent Creditors in respect of the method, type and timing of that enforcement or of the exploitation, management or realisation of any of that Transaction Security shall, subject to paragraph (c) of Clause 13.2 (Distressed Disposals), be no different to or greater than the duty that is owed by the Security Agent, Receiver or Delegate to the Debtors under general law.

13.	PROCEEDS OF DISPOSALS AND ADJUSTMENT OF MANDATORY PREPAYMENTS

13.1	Non-Distressed Disposals

(a)

The Security Agent (on behalf of itself and the Secured Parties) hereby agrees (and is irrevocably authorised and instructed to do so without any consent, sanction, authority or further confirmation from any Creditor, Operating Facility Lender or Debtor) that it shall (at the request and cost of the relevant Debtor or the Parent) promptly release (or procure that any other relevant person releases) from the Transaction Security and the Secured Debt Documents:

(i)	any Security (and/or any other claim relating to a Debt Document) over any asset which is the subject of:

(A)

a disposal not prohibited by the terms of any Debt Financing Agreement (including a disposal to a member of the Group, but without prejudice to any obligation of any member of the Group in a Debt Financing Agreement to provide replacement security); or

(B)	any other transaction not prohibited by the terms of any Debt Financing Agreement pursuant to which that asset will cease to be held or owned by a member of the Group;

(ii)

any Security (and/or any other claim relating to a Debt Document) over any document or other agreement requested in order for any member of the Group to effect any amendment or waiver in respect of that document or agreement or otherwise exercise any rights, comply with any obligations or take any action in relation to that document or agreement (in each case to the extent not prohibited by the terms of any Debt Financing Agreement);

(iii)

any Security (and/or any other claim relating to a Debt Document) over any asset of any member of the Group which has ceased to be a Debtor (or will cease to be a Debtor simultaneously with such release); and

(iv)	any Security (and/or any other claim relating to a Debt Document) over any other asset to the extent that such release is in accordance with the terms of the Debt Financing Agreements.

In the case of a disposal of shares or other ownership interests in a Debtor (or any Holding Company of any Debtor), or any other transaction pursuant to which a Debtor (or any Holding Company of any Debtor) will cease to be a member of the Group or a Debtor (including, without limitation, pursuant to Clause 19.12 (Resignation of a Debtor) or by reason of that Debtor, or a Holding Company of that Debtor, being designated as an Unrestricted Subsidiary), the Security Agent (on behalf of itself and

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the Secured Parties) hereby agrees (and is irrevocably authorised and instructed to do so without any consent, sanction, authority or further confirmation from any Creditor, Operating Facility Lender, other Secured Party or Debtor) that it shall (at the request and cost of the relevant Debtor or the Parent) promptly release (or procure that any other relevant person releases) that Debtor and its Subsidiaries from all present and future liabilities (both actual and contingent) under the Secured Debt Documents and the respective assets of such Debtor and its Subsidiaries (and the shares in any such Debtor and/or Subsidiary) from the Transaction Security and the Secured Debt Documents (including any claim relating to a Debt Document and any Guarantee Liabilities or Other Liabilities).

(b)	When making any request for a release pursuant to sub-paragraph (a)(i), (a)(ii) or (a)(iv) of this Clause 13.1 the Parent shall confirm in writing to the Security Agent that:

(i)	in the case of any release requested pursuant to sub-paragraph (a)(i) or (a)(ii) above, the relevant disposal or other action is not prohibited by the terms of any Debt Financing Agreement; or

(ii)	in the case of any release requested pursuant to paragraph (a)(iv) above, the relevant release is in accordance with terms of the Debt Financing Agreements,

and the Security Agent shall be entitled to rely on that confirmation for all purposes under the Secured Debt Documents.

(c)

The Security Agent shall (at the cost and expense of the relevant Debtor or the Parent but without the need for any further consent, sanction, authority or further confirmation from any Creditor, Operating Facility Lender, other Secured Party or Debtor) promptly enter into (or procure that any relevant person enters into) and deliver such documentation and/or take such other action as the Parent (acting reasonably) shall require to give effect to any release or other matter contemplated by this Clause 13.1 (including the issuance of any certificates of non-crystallisation of floating charges, any consent to dealing or any other similar or equivalent document that may be required or desirable).

(d)

Without prejudice to the foregoing and for the avoidance of doubt, if requested by the Parent in accordance with the terms of any of the Debt Financing Agreements (and provided that the requested action is not expressly prohibited by any of the other Debt Financing Agreements), the Security Agent and the other Creditors and Operating Facility Lenders shall (at the cost of the relevant Debtor and/or the Parent) promptly execute any guarantee, security or other release and/or any amendment, supplement or other documentation relating to the Security Documents as contemplated by the terms of any of the Debt Financing Agreements (and the Security Agent is authorised to execute, and will promptly execute if requested by the Parent, without the need for any further consent, sanction, authority or further confirmation from any Creditor or Operating Facility Lender, any such release or document on behalf of the Creditors and the Operating Facility Lenders). When making any request pursuant to this paragraph (d) the Parent shall confirm in writing to the Security Agent that such request is in accordance with the terms of a Debt Financing Agreement (and the requested action is not expressly prohibited by any of the other Debt Financing Agreements) and the Security Agent shall be entitled to rely on that confirmation for all purposes under the Secured Debt Documents.

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(e)

Notwithstanding anything to the contrary in any Debt Document, nothing in any Security Document shall operate or be construed so as to prevent any transaction, matter or other step not prohibited by the terms of this Agreement or the Debt Financing Agreements (a “Permitted Transaction”). The Security Agent (on behalf of itself and the Secured Parties) hereby agrees (and is irrevocably authorised and instructed to do so without any consent, sanction, authority or further confirmation from any Party) that it shall (at the request and cost of the relevant Debtor or the Parent) promptly execute any release or other document and/or take such other action under or in relation to any Debt Document (or any asset subject or expressed to be subject to any Security Document) as is requested by the Parent in order to complete, implement or facilitate a Permitted Transaction. In the event that the Parent makes any request pursuant to and in reliance on the preceding sentence, the Security Agent shall be permitted to request a confirmation from the Parent that the relevant transaction, matter or other step is a Permitted Transaction and the Security Agent shall be entitled to rely on that confirmation for all purposes under the Secured Debt Documents.

(f)

For the avoidance of doubt and notwithstanding anything to the contrary in the Senior Parent Finance Documents, if any member of the Group is required or permitted under the Senior Debt Documents to apply the proceeds of any disposal or other transaction in prepayment, redemption or any other discharge or reduction of any Senior Liabilities:

(i)	no such application of those proceeds shall require the consent of any Party or Senior Parent Creditor or will result in a direct or indirect breach of any Senior Parent Finance Document; and

(ii)	any such application shall discharge in full any obligation to apply those proceeds in prepayment, redemption or any other discharge or reduction of any Senior Parent Liabilities.

This paragraph (f) is without prejudice to any right of any member of the Group to apply any proceeds of any disposal or other transaction in prepayment, redemption or any other discharge or reduction of any Senior Parent Liabilities to the extent permitted or contemplated by this Agreement or any other Senior Debt Document.

(g)	The Security Agent is irrevocably authorised by each Secured Party to (and will on the request and at the cost of the Parent):

(i)	release the Transaction Security; and

(ii)	release each Investor, each Debtor and each other member of the Group from all liabilities, undertakings and other obligations under the Secured Debt Documents,

on the Final Discharge Date (or at any time following such date on the request of the Parent).

13.2	Distressed Disposals

(a)

Subject to paragraph (d) below, if a Distressed Disposal is being effected the Security Agent is irrevocably authorised (at the cost of the relevant Debtor or the Parent and without any consent, sanction, authority or further confirmation from any Creditor, Operating Facility Lender, other Secured Party or Debtor):

(i)

release of Transaction Security/non-crystallisation certificates: to release the Transaction Security or any other claim over the asset which is the subject of the Distressed Disposal and execute and deliver or enter into any release of that Transaction Security or claim and issue any letters of non-crystallisation of any floating charge or any consent to dealing that may, in the discretion of the Security Agent, be considered necessary or desirable;

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(ii)	release of liabilities and Transaction Security on a share sale (Debtor): if the asset which is disposed of consists of shares in the capital of a Debtor, to release:

(A)	that Debtor and any Subsidiary of that Debtor from all or any part of:

(1)	its Borrowing Liabilities;

(2)	its Guarantee Liabilities; and

(3)	its Other Liabilities;

(B)	any Transaction Security granted by that Debtor or any Subsidiary of that Debtor over any of its assets; and

(C)	any other claim of any Investor, Intra-Group Lender or other Debtor over that Debtor’s assets or over the assets of any Subsidiary of that Debtor,

on behalf of the relevant Creditors, Operating Facility Lenders, Debtors and Agents;

(iii)	release of liabilities and Transaction Security on a share sale (Holding Company): if the asset which is disposed of consists of shares in the capital of any Holding Company of a Debtor, to release:

(A)	that Holding Company and any Subsidiary of that Holding Company from all or any part of:

(1)	its Borrowing Liabilities;

(2)	its Guarantee Liabilities; and

(3)	its Other Liabilities;

(B)	any Transaction Security granted by that Holding Company or any Subsidiary of that Holding Company over any of its assets; and

(C)	any other claim of any Investor, Intra-Group Lender or other Debtor over that Holding Company’s assets or over the assets of any Subsidiary of that Holding Company,

on behalf of the relevant Creditors, Operating Facility Lenders, Debtors and Agents;

(iv)

disposal of liabilities on a share sale: if the asset which is disposed of consists of shares in the capital of a Debtor or the Holding Company of a Debtor and the Security Agent (acting in accordance with paragraph (j) below) decides to dispose of all or any part of:

(A)	the Liabilities; or

(B)	the Debtor Liabilities,

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owed by that Debtor or Holding Company or any Subsidiary of that Debtor or Holding Company:

(I)

(if the Security Agent, acting in accordance with paragraph (j) below, does not intend that any transferee of those Liabilities or Debtor Liabilities (the “Transferee”) will be treated as a Primary Creditor or a Secured Party for the purposes of this Agreement), to execute and deliver or enter into any agreement to dispose of all or part of those Liabilities or Debtor Liabilities provided that notwithstanding any other provision of any Debt Document the Transferee shall not be treated as a Primary Creditor or a Secured Party for the purposes of this Agreement; and

(II)

(if the Security Agent, acting in accordance with paragraph (g) below, does intend that any Transferee will be treated as a Primary Creditor or a Secured Party for the purposes of this Agreement), to execute and deliver or enter into any agreement to dispose of:

(1)	all (and not part only) of the Liabilities owed to the Primary Creditors and the Operating Facility Lenders; and

(2)	all or part of any other Liabilities and the Debtor Liabilities,

on behalf of, in each case, the relevant Creditors, Operating Facility Lenders and Debtors;

(v)

transfer of obligations in respect of liabilities on a share sale: if the asset which is disposed of consists of shares in the capital of a Debtor or the Holding Company of a Debtor (the “Disposed Entity”) and the Security Agent (acting in accordance with paragraph (j) below) decides to transfer to another Debtor (the “Receiving Entity”) all or any part of the Disposed Entity’s obligations or any obligations of any Subsidiary of that Disposed Entity in respect of:

(A)	the Intra-Group Liabilities; or

(B)	the Debtor Liabilities,

to execute and deliver or enter into any agreement to:

(1)

agree to the transfer of all or part of the obligations in respect of those Intra-Group Liabilities or Debtor Liabilities on behalf of the relevant Intra-Group Lenders and Debtors to which those obligations are owed and on behalf of the Debtors which owe those obligations; and

(2)

(if the Receiving Entity is a Holding Company of the Disposed Entity which is also a guarantor of Senior Liabilities) to accept the transfer of all or part of the obligations in respect of those Intra-Group Liabilities or Debtor Liabilities on behalf of the Receiving Entity or Receiving Entities to which the obligations in respect of those Intra-Group Liabilities or Debtor Liabilities are to be transferred.

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(b)

The net proceeds of each Distressed Disposal (and the net proceeds of any disposal of Liabilities or Debtor Liabilities pursuant to paragraph (a)(iv) above) shall be paid to the Security Agent for application in accordance with Clause 14 (Application of Proceeds) (to the extent that the asset disposed of constituted Charged Property, as if those proceeds were the proceeds of an enforcement of the Transaction Security and, to the extent that any disposal of Liabilities or Debtor Liabilities has occurred pursuant to paragraph (a)(iv)(2) above, as if that disposal of Liabilities or Debtor Liabilities had not occurred).

(c)

In the case of a Distressed Disposal (or a disposal of Liabilities pursuant to paragraph (a)(iv)(2) above) effected by or at the request of the Security Agent (acting in accordance with paragraph (j) below), the Security Agent shall take reasonable care to obtain a fair market price in the prevailing market conditions (though the Security Agent shall have no obligation to postpone any such Distressed Disposal or disposal of Liabilities in order to achieve a higher price).

(d)

If a Distressed Disposal is being effected at a time when the Majority Second Lien Creditors are entitled to give, and have given, instructions under paragraphs (b) or (c) of Clause 12.2 (Enforcement Instructions) or Clause 12.3 (Manner of enforcement), the Security Agent is not authorised to release any Debtor, Subsidiary or Holding Company from any Borrowing Liabilities or Guarantee Liabilities owed to any Senior Secured Creditor unless those Borrowing Liabilities or Guarantee Liabilities and any other Senior Secured Liabilities will be paid (or repaid) in full (or, in the case of any contingent Liability relating to a Letter of Credit, an Operating Facility or an Ancillary Facility made the subject of cash collateral arrangements acceptable to the relevant Senior Creditor or Operating Facility Lender), following that release.

(e)

If a Distressed Disposal is being effected at a time when the Majority Senior Parent Creditors are entitled to give, and have given, instructions under paragraphs (b) or (d) of Clause 12.2 (Enforcement Instructions) or Clause 12.3 (Manner of enforcement), the Security Agent is not authorised to release any Debtor, Subsidiary or Holding Company from any Borrowing Liabilities or Guarantee Liabilities owed to any Senior Secured Creditor or Second Lien Secured Creditors unless those Borrowing Liabilities or Guarantee Liabilities and any other Senior Secured Liabilities or Second Lien Liabilities will be paid (or repaid) in full (or, in the case of any contingent Liability relating to a Letter of Credit, an Operating Facility or an Ancillary Facility made the subject of cash collateral arrangements acceptable to the relevant Senior Creditor, Second Lien Secured Creditor or Operating Facility Lender), following that release.

(f)

Where Borrowing Liabilities, Guarantee Liabilities and/or Other Liabilities would otherwise be released pursuant to paragraph (a) above, the Creditor or Operating Facility Lender concerned may elect to have those Borrowing Liabilities, Guarantee Liabilities and/or, as the case may be, Other Liabilities transferred to the Parent in which case the Security Agent is irrevocably authorized (to the extent legally possible and at the cost of the relevant Debtor or the Parent and without any consent, sanction, authority or further confirmation from any Creditor, Operating Facility Lender, other Secured Party or Debtor) to execute such documents as are required to so transfer those Borrowing Liabilities, Guarantee Liabilities and/or, as the case may be, Other Liabilities.

(g)

Subject to paragraphs (h) and (i) below, in the case of a Distressed Disposal (or a disposal of Liabilities pursuant to paragraph (a)(iv)(2) above) effected by or at the request of the Security Agent (acting in accordance with paragraph (j) below), unless the consent of each Senior Agent is otherwise obtained, it is a further condition to any release, transfer or disposal under paragraph (a) above that:

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(i)	the proceeds of such disposal are in cash (or substantially all in cash); and

(ii)	such sale or disposal is made:

(A) pursuant to a Public Auction in respect of which the Primary Creditors are entitled to participate; or

(B)

where a Financial Adviser selected by the Security Agent has delivered an opinion in respect of such sale or disposal that the amount received in connection therewith is fair from a financial point of view, taking into account all relevant circumstances, including the method of enforcement, provided that the liability of such Financial Adviser may be limited to the amount of its fees in respect of such engagement (it being acknowledged that the Security Agent shall have no obligation to select or engage any Financial Adviser unless it shall have been indemnified and/or secured and/or prefunded to its satisfaction).

(h)

If prior to the Second Lien Discharge Date a Distressed Disposal is being effected such that any Second Lien Liabilities will be released or disposed of, or any Transaction Security securing the Second Lien Liabilities will be released, it is a further condition to the release that either:

(i)	each Second Lien Agent has approved the release; or

(ii)	where shares or assets of a Second Lien Borrower or a Second Lien Guarantor are sold:

(A)	the proceeds of such sale or disposal are in cash (or substantially in cash); and

(B)

all claims (for the avoidance of doubt, whether with or without the benefit of Transaction Security) of the Senior Creditors, the Senior Notes Creditors, the Permitted Senior Financing Creditors and the Operating Facility Lenders (other than in relation to performance bonds or guarantees or similar instruments) against a member of the Group (if any) all of whose shares (other than any minority interest not owned by members of the Group) or assets are sold or disposed of pursuant to such Enforcement Action, are unconditionally released and discharged or sold or disposed of concurrently with such sale (and are not assumed by the purchaser or one of its Affiliates) and all Security under the Security Documents in respect of such shares or assets that are sold or disposed of is simultaneously and unconditionally released and discharged concurrently with such sale, provided that if each of the Senior Facility Agent, any Senior Notes Trustee and any Senior Creditor Representative (acting reasonably and in good faith):

(1)

determines that the Senior Secured Creditors will recover a greater amount if any such claim (for the avoidance of doubt, whether with or without the benefit of Transaction Security) is sold or otherwise transferred to the purchaser or one of its Affiliates and not released and discharged; and

(2)	serves a written notice on the Security Agent confirming the same, the Security Agent shall be entitled to sell or otherwise transfer such claim to the purchaser or one of its Affiliates; and

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(C)	such sale or disposal is made:

(1)	pursuant to a Public Auction in respect of which the Primary Creditors are entitled to participate; or

(2)

where a Financial Adviser selected by the Security Agent has delivered an opinion in respect of such sale or disposal that the amount received in connection therewith is fair from a financial point of view, taking into account all relevant circumstances, including the method of enforcement, provided that the liability of such Financial Adviser may be limited to the amount of its fees in respect of such engagement (it being acknowledged that the Security Agent shall have no obligation to select or engage any Financial Adviser unless it shall have been indemnified and/or secured and/or prefunded to its satisfaction).

(i)

If prior to the Senior Parent Discharge Date a Distressed Disposal is being effected such that the Senior Parent Guarantees or any Transaction Security over assets of a Senior Parent Debt Issuer or any Senior Parent Guarantor will be released and/or any Senior Parent Liabilities will be released or disposed of, it is a further condition to the release that either:

(i)	each Senior Parent Agent has approved the release; or

(ii)	where shares or assets of a Senior Parent Guarantor or assets of a Senior Parent Debt Issuer are sold:

(A)	the proceeds of such sale or disposal are in cash (or substantially in cash); and

(B)

all claims (for the avoidance of doubt, whether with or without the benefit of Transaction Security) of the Senior Secured Creditors and the Operating Facility Lenders (other than in relation to performance bonds or guarantees or similar instruments) against a member of the Group (if any) all of whose shares (other than any minority interest not owned by members of the Group) or assets are sold or disposed of pursuant to such Enforcement Action, are unconditionally released and discharged or sold or disposed of concurrently with such sale (and are not assumed by the purchaser or one of its Affiliates) and all Security under the Security Documents in respect of such shares or assets that are sold or disposed of is simultaneously and unconditionally released and discharged concurrently with such sale, provided that if each Senior Agent (acting reasonably and in good faith):

(1)

determines that the Senior Secured Creditors will recover a greater amount if any such claim (for the avoidance of doubt, whether with or without the benefit of Transaction Security) is sold or otherwise transferred to the purchaser or one of its Affiliates and not released and discharged; and

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(2)	serves a written notice on the Security Agent confirming the same,

the Security Agent shall be entitled to sell or otherwise transfer such claim to the purchaser or one of its Affiliates; and

(C)	such sale or disposal is made:

(1)	pursuant to a Public Auction in respect of which the Primary Creditors are entitled to participate; or

(2)

where a Financial Adviser selected by the Security Agent has delivered an opinion in respect of such sale or disposal that the amount received in connection therewith is fair from a financial point of view, taking into account all relevant circumstances, including the method of enforcement, provided that the liability of such Financial Adviser may be limited to the amount of its fees in respect of such engagement (it being acknowledged that the Security Agent shall have no obligation to select or engage any Financial Adviser unless it shall have been indemnified and/or secured and/or prefunded to its satisfaction).

(j)	For the purposes of paragraphs (a)(ii), (a)(iii), (a)(iv), (a)(v), (c), (f) and (g) above, the Security Agent shall act:

(i)	if the relevant Distressed Disposal is being effected by way of enforcement of the Transaction Security in accordance with Clause 12.3 (Manner of enforcement); and

(ii)	in any other case:

(A)	on the instructions of an Instructing Group; or

(B)	in the absence of any such instructions, as the Security Agent sees fit.

(k)

If any Transaction Security proposed to be released under this Clause 13.2 includes SFA Cash Cover, the Security created or evidenced, or expressed to be created or evidenced, under or pursuant to the relevant document in relation to such cash cover shall not be released without the consent of the Security Agent or the Issuing Bank or Ancillary Lender with which that SFA Cash Cover is held.

13.3	Claims and Proceeds (before Distress Event)

(a)

So long as the requirements of paragraph (b) below are met (or the Parent has confirmed that if and when applicable they will be met), if any contractual, insurance or other claim is to be made, or is made, by a member of the Group prior to a Distress Event and that claim (or the proceeds of any such claim) is or are expressed to be subject to the Transaction Security, the Security Agent is irrevocably authorised (and shall at the request and the cost of the relevant Debtor or the Parent and without need of any letter of authority or further confirmation from any Creditor, Operating Facility Lender, other Secured Party or Debtor) to:

(i)

give a consent under or release the Transaction Security, or any other claim, over any relevant document, policy or other asset to the extent necessary to allow that member of the Group to make that claim (and to allow each member of the Group to comply with any obligations in respect of that claim and those proceeds under the Secured Debt Documents); and

(ii)	execute and deliver or enter into any such consent under or release of that Transaction Security, or claim, that may, in the discretion of the Parent, be necessary or desirable.

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(b)

If any claim proceeds the subject of any action taken under paragraph (a)(i) or (a)(ii) above are required to be applied in mandatory prepayment of any Senior Liabilities and/or Senior Parent Liabilities, then, subject to Clause 13.4 (Adjustment of Mandatory Prepayments), those proceeds shall be applied as required by the terms of the Secured Debt Documents (provided that, notwithstanding anything to the contrary in the Senior Parent Finance Documents, in the event of any conflict between the terms of the Senior Debt Documents and the Senior Parent Finance Documents, any application in accordance with the terms of the Senior Debt Documents shall satisfy all obligations of the Group in respect of such proceeds and no consent of any other Party or Creditor shall be required for that application).

13.4	Adjustment of Mandatory Prepayments

If the making of any mandatory prepayment by any member of the Group in respect of any of the Senior Lender Liabilities, the Senior Notes Liabilities, the Senior Parent Notes Liabilities, the Permitted Senior Financing Liabilities, the Permitted Parent Financing Liabilities and/or the Operating Facility Liabilities (an “Original Mandatory Prepayment”) would directly or indirectly result in a payment (a “Hedge Reduction Payment”) being made to any Hedge Counterparty as a consequence of any close-out or termination (in whole or in part) which is intended to ensure that the maximum aggregate notional amount of any hedging does not exceed the maximum aggregate amount of any indebtedness or the exposure the subject of that hedging, if elected by the Parent, the maximum aggregate amount of the mandatory prepayment required to be made by the Group will be reduced so that the aggregate of:

(a)	the amount of the reduced mandatory prepayment; and

(b)	each Hedge Reduction Payment which would result from that reduced mandatory payment is equal to the amount of the Original Mandatory Prepayment.

13.5	Creditors’ and Debtors’ actions

(a)	Each Creditor, Operating Facility Lender and Debtor will:

(i)

do all things that the Security Agent reasonably requests in order to give effect to this Clause 13 (which shall include, without limitation, the execution of any assignments, transfers, releases or other documents that the Security Agent may consider to be necessary to give effect to the releases or disposals contemplated by this Clause 13); and

(ii)

if the Security Agent is not entitled to take any of the actions contemplated by this Clause 13 or if the Security Agent requests that any Creditor, Operating Facility Lender, other Secured Party or Debtor take any such action, take that action itself in accordance with the instructions of the Security Agent, provided that the proceeds of any relevant disposal or other step or action are applied in accordance with Clause 13.1 (Non-Distressed Disposals) or Clause 13.2(Distressed Disposals) as the case may be.

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(b)

Each Secured Party irrevocably authorises and instructs the Security Agent (at the cost of the relevant Secured Party and without any consent, sanction, authority or further confirmation from any Secured Party) to be its agent to do anything which that Secured Party has authorized the Security Agent or any other Party to do under this Agreement or is itself required to do under this Agreement, but has failed to do (which shall include, without limitation, the execution of any assignments, transfers, releases or other documents that the Security Agent may consider to be necessary) to give effect to the release and disposals contemplated by this Clause 13.

14.	APPLICATION OF PROCEEDS

14.1	Order of application

(a)

Subject to paragraph (b) of Clause 13.2 (Distressed Disposals), Clause 14.2 (Liabilities of the Senior Parent Debt Issuer), Clause 14.3 (Prospective liabilities) and Clause 14.4 (Treatment of SFA Cash Cover and Senior Lender Cash Collateral), all amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Debt Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this Clause 14, the “Recoveries”) shall be applied by the Security Agent at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 14), in the following order of priority:

(i)

in discharging any sums owing to the Senior Agent (in respect of Senior Agent Liabilities), any Senior Creditor Representative (in respect of Permitted Senior Financing Agent Liabilities), any Second Lien Agent (in respect of Second Lien Agent Liabilities), any Second Lien Creditor Representative (in respect of Permitted Second Lien Financing Agent Liabilities), any Senior Parent Creditor Representative (in respect of Permitted Parent Financing Agent Liabilities) or any Senior Notes Trustee Amounts or Senior Parent Notes Trustee Amounts, or any sums owing to the Security Agent, any Receiver or any Delegate on a pro rata and pari passu basis;

(ii)

in payment of all costs and expenses incurred by any Agent, Primary Creditor or Operating Facility Lender in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement or any action taken at the request of the Security Agent under Clause 9.6 (Creditors’ actions);

(iii)	in payment to:

(A)	the Senior Facility Agent on its own behalf and on behalf of the Senior Arrangers and the Senior Lenders;

(B)	the Hedge Counterparties;

(C)	the Operating Facility Lenders;

(D)	each Senior Notes Trustee on its own behalf and on behalf of the Senior Noteholders; and

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(E)	each Senior Creditor Representative on its own behalf and on behalf of the Permitted Senior Financing Arrangers and the Permitted Senior Financing Creditors,

for application towards the discharge of:

(1)	the Senior Arranger Liabilities and the Senior Lender Liabilities (in accordance with the terms of the Senior Facilities Finance Documents);

(2)	the Hedging Liabilities (on a pro rata basis between the Hedging Liabilities of each Hedge Counterparty);

(3)	the Operating Facility Liabilities (on a pro rata basis between the Operating Facility Liabilities of each Operating Facility Lender);

(4)	the Senior Notes Liabilities (other than sums owing to the Security Agent) (in accordance with the terms of the Senior Notes Finance Documents); and

(5)

the Permitted Senior Financing Arranger Liabilities and the Permitted Senior Financing Liabilities (other than the Permitted Senior Financing Agent Liabilities) (in accordance with the terms of the Permitted Senior Financing Documents and, if there is more than one Permitted Senior Financing Agreement, on a pro rata basis between the Permitted Senior Financing Debt in respect of each Permitted Senior Financing Agreement), on a pro rata basis and pari passu between paragraphs (1) to (5) above;

(iv)	in payment to:

(A)	the Second Lien Facility Agent on its own behalf and on behalf of the Second Lien Arrangers and the Second Lien Lenders; and

(B)	each Second Lien Creditor Representative on its own behalf and on behalf of the Permitted Second Lien Financing Arrangers and the Permitted Second Lien Financing Creditors,

for application towards the discharge of:

(1)	the Second Lien Arranger Liabilities and the Second Lien Lender Liabilities (in accordance with the terms of the Second Lien Finance Documents); and

(2)

the Permitted Second Lien Financing Arranger Liabilities and the Permitted Second Lien Financing Liabilities (other than the Permitted Second Lien Financing Agent Liabilities) (in accordance with the terms of the Permitted Second Lien Financing Documents and, if there is more than one Permitted Second Lien Financing Agreement, on a pro rata basis between the Permitted Second Lien Financing Debt in respect of each Permitted Second Lien Financing Agreement), on a pro rata basis and pari passu between paragraphs (1) and (2) above;

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(v)	in payment to:

(A)	each Senior Parent Notes Trustee on its own behalf and on behalf of the Senior Parent Noteholders; and

(B)	each Senior Parent Creditor Representative on its own behalf and on behalf of the Permitted Parent Financing Arrangers and the Permitted Parent Financing Creditors,

for application towards the discharge of:

(1)	the Senior Parent Notes Liabilities (other than any sums owing to the Security Agent) (in accordance with the terms of the Senior Parent Notes Finance Documents); and

(2)

the Permitted Parent Financing Arranger Liabilities and the Permitted Parent Financing Liabilities (other than the Permitted Parent Financing Agent Liabilities) (in accordance with the terms of the Permitted Parent Financing Documents and, if there is more than one Permitted Parent Financing Agreement, on a pro rata basis between the Permitted Parent Financing Debt in respect of each Permitted Parent Financing Agreement), on a pro rata basis and pari passu between paragraphs (1) and (2) above;

(vi)	in payment to the Investors for application towards the discharge of the Investor Liabilities (in accordance with the terms of the Investor Documents);

(vii)

if none of the Debtors is under any further actual or contingent liability under any Secured Debt Document, in payment to any person to whom the Security Agent is obliged to pay in priority to any Debtor; and

(viii)	the balance, if any, in payment to the relevant Debtor.

(b)

Each Secured Party authorises the Security Agent to hold any non-cash consideration received or recovered in connection with the realization or enforcement of all or any part of the Transaction Security until cash is received for any such non-cash consideration, provided that the Security Agent may distribute any such non-cash consideration to a Secured Party which has agreed, on terms satisfactory to the Security Agent, to receive such non-cash consideration and the Liabilities owed to that Secured Party shall be reduced by an amount equal to the value of that non-cash consideration upon receipt by that Secured Party of that non-cash consideration.

14.2	Liabilities of the Senior Parent Debt Issuer

Subject to paragraph (b) of Clause 13.2 (Distressed Disposals), Clause 14.3 (Prospective liabilities) and Clause 14.4 (Treatment of SFA Cash Cover and Senior Lender Cash Collateral), all amounts from time to time received or recovered by the Security Agent from or in respect of a Senior Parent Debt Issuer pursuant to the terms of any Debt Document (other than in connection with the realisation or enforcement of all or any part of the Transaction Security) shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 14), in the following order of priority:

(a)	in accordance with paragraph (a)(i) of Clause 14.1 (Order of application);

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(b)	in accordance with paragraph (a)(ii) of Clause 14.1 (Order of application);

(c)

in accordance with paragraphs (a)(iii) to (a)(v) of Clause 14.1 (Order of application), provided that payments will be made on a pro rata basis and pari passu between paragraphs (a)(iii) and (to the extent relating to Liabilities in respect of Senior Parent Notes and/or Permitted Parent Financing Debt where the relevant Senior Parent Debt Issuer is the issuer or, as the case may be, the borrower) (a)(v);

(d)

if none of the Debtors is under any further actual or contingent liability under any Secured Debt Document, in payment to any person to whom the Security Agent is obliged to pay in priority to any Debtor; and

(e)	the balance, if any, in payment to the relevant Debtor.

14.3	Prospective liabilities

Following an Acceleration Event the Security Agent may, in its discretion, hold any amount of the Recoveries not in excess of the Expected Amount (as defined below) in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit or until otherwise directed by an Instructing Group (the interest being credited to the relevant account) for later application under Clause 14.1 (Order of application) or, as the case may be, Clause 14.2 (Liabilities of the Senior Parent Debt Issuer) in respect of:

(a)	any sum to any Agent, any Receiver or any Delegate; and

(b)	any part of the Liabilities, the Agent Liabilities or the Arranger Liabilities,

that the Security Agent reasonably considers, in each case, is reasonably likely to become due or owing at any time in the future (the “Expected Amount”).

14.4	Treatment of SFA Cash Cover and Senior Lender Cash Collateral

(a)

Nothing in this Agreement shall prevent any Issuing Bank or Ancillary Lender taking any Enforcement Action in respect of any SFA Cash Cover which has been provided for it in accordance with the Senior Facilities Agreement, a Permitted Senior Financing Agreement or an Operating Facility Document.

(b)

To the extent that any SFA Cash Cover is not held with the Relevant Issuing Bank or Relevant Ancillary Lender, all amounts from time to time received or recovered in connection with the realisation or enforcement of that SFA Cash Cover shall be paid to the Security Agent and shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law, in the following order of priority:

(i)

to the Relevant Issuing Bank or Relevant Ancillary Lender towards the discharge of the Senior Lender Liabilities, the Permitted Senior Financing Liabilities or the Operating Facility Liabilities (as the case may be) for which that SFA Cash Cover was provided; and

(ii)	the balance, if any, in accordance with Clause 14.1 (Order of application) or, as the case may be, Clause 14.2 (Liabilities of the Senior Parent Debt Issuer).

(c)

To the extent that any SFA Cash Cover is held with the Relevant Issuing Bank or Relevant Ancillary Lender, nothing in this Agreement shall prevent that Relevant Issuing Bank or Relevant Ancillary Lender receiving and retaining any amount in respect of that SFA Cash Cover.

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(d)

Nothing in this Agreement shall prevent any Issuing Bank receiving and retaining any amount in respect of any Senior Cash Collateral provided for it in accordance with the terms of the Senior Facilities Agreement or, as the case may be, a Permitted Senior Financing Agreement.

14.5	Investment of proceeds

Prior to the application of the proceeds of the Security Property in accordance with Clause 14.1 (Order of application) the Security Agent may, in its discretion, hold all or part of those proceeds (but not in excess of the amounts due or to become due, and while so held the excess of the interest charged on the Liabilities shall not exceed the interest earned on such account(s)) in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those monies in the Security Agent’s discretion in accordance with the provisions of this Clause 14.

14.6	Currency Conversion

(a)

For the purpose of, or pending the discharge of, any of the Secured Obligations the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at the Security Agent’s Spot Rate of Exchange.

(b)	The obligations of any Debtor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

14.7	Permitted Deductions

The Security Agent shall be entitled, in its discretion, to (a) set aside by way of reserve amounts required to meet and (b) make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement, and to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Debt Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

14.8	Good Discharge

(a)	Any payment to be made in respect of the Secured Obligations by the Security Agent:

(i)	may be made to the relevant Agent on behalf of its Creditors;

(ii)	may be made to the Relevant Issuing Bank or Relevant Ancillary Lender in accordance with paragraph (b)(i) of Clause 14.4 (Treatment of SFA Cash Cover and Senior Lender Cash Collateral);

(iii)	shall be made directly to the Operating Facility Lenders; or

(iv)	shall be made directly to the Hedge Counterparties,

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and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Agent.

(b)

The Security Agent is under no obligation to make the payments to the Agents, the Operating Facility Lenders or the Hedge Counterparties under paragraph (a) above in the same currency as that in which the Liabilities owing to the relevant Creditor or Operating Facility Lender are denominated.

14.9	Calculation of Amounts

For the purpose of calculating any person’s share of any sum payable to or by it, the Security Agent shall be entitled to:

(a)

notionally convert the Liabilities owed to any person into a common base currency (decided in its discretion by the Security Agent), that notional conversion to be made at the Security Agent’s Spot Rate of Exchange in respect of the conversion of the actual currency of the Liabilities owed to that person at the time at which that calculation is to be made into the notional base currency; and

(b)

assume that all moneys received or recovered as a result of the enforcement or realisation of the Security Property are applied in discharge of the Liabilities in accordance with the terms of the Debt Documents under which those Liabilities have arisen.

15.	EQUALISATION

15.1	Equalisation Definitions

For the purposes of this Clause 15:

“Enforcement Date” means the first date (if any) on which a Secured Party takes enforcement action of the type described in paragraphs (a)(i), (a)(iii), (a)(iv) or (c) of the definition of “Enforcement Action” in accordance with the terms of this Agreement.

“Exposure” means any Senior Exposure, Second Lien Exposure or Senior Parent Exposure, as the context requires.

“Second Lien Exposure” means in relation to a Second Lien Lender or a Permitted Second Lien Financing Creditor, the aggregate amount of its participation (if any, and without double counting) in all utilisations outstanding under the Second Lien Facility Agreement or, as the case may be, the Permitted Second Lien Financing Agreement at the Enforcement Date (whether by way of loan, Letter of Credit or otherwise and assuming all contingent liabilities which have become actual liabilities since the Enforcement Date to have been actual liabilities at the Enforcement Date (but not including, for these purposes only, any interest that would have accrued from the Enforcement Date to the date of actual maturity in respect of those liabilities)) together with the aggregate amount of all accrued interest, fees and commission owed to it under the Second Lien Facility Agreement or, as the case may be, any Permitted Second Lien Financing Agreement.

“Senior Exposure” means:

(a)

in relation to a Senior Lender or a Permitted Senior Financing Creditor, the aggregate amount of its participation (if any, and without double counting) in all utilisations outstanding under the Senior Facilities Agreement or, as the case may be, the Permitted Senior Financing Agreement at the Enforcement Date (whether by way of loan, Letter

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of Credit or otherwise and assuming all contingent liabilities which have become actual liabilities since the Enforcement Date to have been actual liabilities at the Enforcement Date (but not including, for these purposes only, any interest that would have accrued from the Enforcement Date to the date of actual maturity in respect of those liabilities) and assuming any transfer of claims in respect of amounts outstanding under each Ancillary Facility (and any related facilities under which the Ancillary Facilities are provided) in accordance with the terms of the Senior Facilities Agreement or, as the case may be, any Permitted Senior Financing Agreement which has taken place since the Enforcement Date to have taken place at the Enforcement Date) together with the aggregate amount of all accrued interest, fees and commission owed to it under the Senior Facilities Agreement or, as the case may be, any Permitted Senior Financing Agreement and amounts owed to it by a Debtor in respect of any Ancillary Facility but excluding:

(i)

any amount owed to it by a Debtor in respect of any Ancillary Facility to the extent that that amount would not be outstanding but for a breach by that Senior Lender or, as the case may be, Permitted Senior Financing Creditor of any provision of section 2.23 (Ancillary Facilities) of the Senior Facilities Agreement or any equivalent provision of any relevant Permitted Senior Financing Agreement;

(ii)

any amount owed to it by a Debtor in respect of any Ancillary Facility to the extent (and in the amount) that SFA Cash Cover has been provided by a Debtor in respect of that amount and is available to that Senior Lender or, as the case may be, Permitted Senior Financing Creditor pursuant to the relevant SFA Cash Cover Document; and

(iii)

any amount outstanding in respect of a Letter of Credit to the extent (and in the amount) that SFA Cash Cover has been provided by a Debtor in respect of that amount and is available to that Senior Lender or, as the case may be, Permitted Senior Financing Creditor pursuant to the relevant SFA Cash Cover Document, plus, in each case, all other Senior Lender Liabilities owed by the Debtors to that Senior Lender or, as the case may be, all other Permitted Senior Financing Liabilities owed by the Debtors to that Permitted Senior Financing Creditor, to the extent not already taken into account in the foregoing provisions of this paragraph (a);

(b)	in relation to a Senior Notes Creditor, the Senior Notes Liabilities owed by the Debtors to that Senior Notes Creditor;

(c)	in relation to a Hedge Counterparty:

(i)

if that Hedge Counterparty has terminated or closed out any hedging transaction under any Hedging Agreement in accordance with the terms of this Agreement on or prior to the Enforcement Date, the amount, if any, payable to it under that Hedging Agreement in respect of that termination or close-out as of the date of termination or close-out (taking into account any interest accrued on that amount) to the extent that amount is unpaid at the Enforcement Date (that amount to be certified by the relevant Hedge Counterparty and as calculated in accordance with the relevant Hedging Agreement); and

(ii)	if that Hedge Counterparty has not terminated or closed out any hedging transaction under any Hedging Agreement on or prior to the Enforcement Date:

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(A)

if the relevant Hedging Agreement is based on an ISDA Master Agreement the amount, if any, which would be payable to it under that Hedging Agreement in respect of that hedging transaction if the Enforcement Date was deemed to be an Early Termination Date (as defined in the relevant ISDA Master Agreement) for which the relevant Debtor is the Defaulting Party (as defined in the relevant ISDA Master Agreement); or

(B)

if the relevant Hedging Agreement is not based on an ISDA Master Agreement, the amount, if any, which would be payable to it under that Hedging Agreement in respect of that hedging transaction if the Enforcement Date was deemed to be the date on which an event similar in meaning and effect (under that Hedging Agreement) to an Early Termination Date (as defined in any ISDA Master Agreement) occurred under that Hedging Agreement for which the relevant Debtor is in a position similar in meaning and effect (under that Hedging Agreement) to that of a Defaulting Party (under and as defined in the same ISDA Master Agreement), that amount, in each case, to be certified by the relevant Hedge Counterparty and as calculated in accordance with the relevant Hedging Agreement; and

(d)	in relation to an Operating Facility Lender, the Operating Facility Liabilities owed by the Debtors to that Operating Facility Lender but excluding:

(i)

any amount owed to it by a Debtor in respect of any Ancillary Facility to the extent that that amount would not be outstanding but for a breach by that Operating Facility Lender of any provision of Clause 3.6 (Restriction on Enforcement: Ancillary Lenders and Issuing Banks); and

(ii)

any amount owed to it by a Debtor in respect of any Ancillary Facility to the extent (and in the amount) that SFA Cash Cover has been provided by a Debtor in respect of that amount and is available to that Operating Facility Lender pursuant to the relevant SFA Cash Cover Document, that amount, in each case, to be certified by the relevant Operating Facility Lender and as calculated in accordance with the relevant Operating Facility Document.

“Senior Parent Exposure” means:

(a)

in relation to a Permitted Parent Financing Creditor, the aggregate amount of its participation (if any, and without double counting) in all utilisations outstanding under the Permitted Parent Financing Agreement at the Enforcement Date (whether by way of loan, Letter of Credit or otherwise and assuming all contingent liabilities which have become actual liabilities since the Enforcement Date to have been actual liabilities at the Enforcement Date (but not including, for these purposes only, any interest that would have accrued from the Enforcement Date to the date of actual maturity in respect of those liabilities)) together with the aggregate amount of all accrued interest, fees and commission owed to it under the Permitted Parent Financing Agreement; and

(b)	in relation to a Senior Parent Notes Creditor, the Senior Parent Notes Liabilities owed by the Debtors to that Senior Parent Notes Creditor.

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15.2	Implementation of equalisation

The provisions of this Clause 15 shall be applied at such time or times after the Enforcement Date as the Security Agent shall consider appropriate. Without prejudice to the generality of the preceding sentence, if the provisions of this Clause 15 have been applied before all the Liabilities have matured and/or been finally quantified, the Security Agent may elect to re-apply those provisions on the basis of revised Exposures and the Senior Secured Creditors, Second Lien Creditors or Senior Parent Creditors (as the case may be) shall make appropriate adjustment payments amongst themselves.

15.3	Equalisation

(a)

If, for any reason, any Senior Creditor Liabilities, Senior Notes Liabilities, Permitted Senior Financing Liabilities or Operating Facility Liabilities remain unpaid after the Enforcement Date and the resulting losses are not borne by the relevant Senior Secured Creditors and the Operating Facility Lenders in the proportions which their respective Exposures at the Enforcement Date bore to the aggregate Exposures of all the relevant Senior Secured Creditors and the Operating Facility Lenders at the Enforcement Date, the relevant Senior Secured Creditors and the Operating Facility Lenders will make such payments amongst themselves as the Security Agent shall require to put the relevant Senior Secured Creditors and the Operating Facility Lenders in such a position that (after taking into account such payments) those losses are borne in those proportions (or, as the case may be, to otherwise reflect the order of priority contemplated in Clause 14.1 (Order of application)).

(b)

If, for any reason, any Second Lien Liabilities remain unpaid after the Enforcement Date and the resulting losses are not borne by the relevant Second Lien Secured Creditors in the proportions which their respective Exposures at the Enforcement Date bore to the aggregate Exposures of all the relevant Second Lien Secured Creditors at the Enforcement Date, the relevant Second Lien Secured Creditors will make such payments amongst themselves as the Security Agent shall require to put the relevant Second Lien Secured Creditors in such a position that (after taking into account such payments) those losses are borne in those proportions (or, as the case may be, to otherwise reflect the order of priority contemplated in Clause 14.1 (Order of application)).

(c)

If, for any reason, any Senior Parent Liabilities remain unpaid after the Enforcement Date and the resulting losses are not borne by the relevant Senior Parent Creditors in the proportions which their respective Exposures at the Enforcement Date bore to the aggregate Exposures of all the relevant Senior Parent Creditors at the Enforcement Date, the relevant Senior Parent Creditors will make such payments amongst themselves as the Security Agent shall require to put the relevant Senior Parent Creditors in such a position that (after taking into account such payments) those losses are borne in those proportions (or, as the case may be, to otherwise reflect the order of priority contemplated in Clause 14.1 (Order of application)).

15.4	Turnover of enforcement proceeds

If:

(a)

the Security Agent or the relevant Agent is not entitled, for reasons of applicable law, to pay amounts received pursuant to the making of a demand under any guarantee, indemnity or other assurance against loss or the enforcement of the Transaction Security to the Senior Secured Creditors, the Operating Facility Lenders, the Second Lien Lenders, the Permitted Second Lien Financing Creditors or the Senior Parent

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Creditors (as the case may be) but is entitled to distribute those amounts to Creditors (such Creditors, the “Receiving Creditors”) who, in accordance with the terms of this Agreement, are subordinated in right and priority of payment to the Senior Secured Creditors, the Operating Facility Lenders, the Second Lien Lenders, the Permitted Second Lien Financing Creditors and the Senior Parent Creditors (as the case may be); and

(b)

the First/Second Lien Discharge Date, the Second Lien Discharge Date or the Senior Parent Discharge Date (as the case may be) has not yet occurred (nor would occur after taking into account such payments), then the Receiving Creditors shall make such payments to the Senior Secured Creditors, the Operating Facility Lenders, the Second Lien Lenders, the Permitted Second Lien Financing Creditors and the Senior Parent Creditors (as the case may be) as the Security Agent shall require to place the Senior Secured Creditors, the Operating Facility Lenders, the Second Lien Lenders, the Permitted Second Lien Financing Creditors and the Senior Parent Creditors (as the case may be) in the position they would have been in had such amounts been available for application against the Senior Liabilities, the Operating Facility Liabilities, the Second Lien Liabilities and the Senior Parent Liabilities (as the case may be) provided that this Clause 15.4 shall not apply to any receipt or recovery that has been distributed by:

(i)	a Senior Notes Trustee to the Senior Noteholders in accordance with the Senior Notes Finance Documents;

(ii)	a Senior Parent Notes Trustee to the Senior Parent Noteholders in accordance with the Senior Parent Notes Finance Documents;

(iii)

a Senior Creditor Representative to the Permitted Senior Financing Creditors in accordance with the Permitted Senior Financing Documents (in each case to the extent that paragraph (o) of Clause 1.2 (Construction) has been applied in respect of that Senior Creditor Representative);

(iv)

a Second Lien Creditor Representative to the Permitted Second Lien Financing Creditors in accordance with the Permitted Second Lien Financing Documents (in each case to the extent that paragraph (p) of Clause 1.2 (Construction) has been applied in respect of that Second Lien Creditor Representative); or

(v)

a Senior Parent Creditor Representative to the Permitted Parent Financing Creditors in accordance with the Permitted Parent Financing Documents (in each case to the extent that paragraph (q) of Clause 1.2 (Construction) has been applied in respect of that Senior Parent Creditor Representative), unless the Senior Notes Trustee, the Senior Parent Notes Trustee, the Senior Creditor Representative, the Second Lien Creditor Representative or the Senior Parent Creditor Representative (as applicable) had received at least two Business Days’ prior written notice (in accordance with this Agreement) that an Acceleration Event or an Insolvency Event in relation to a Debtor had occurred or that the receipt or recovery falls within Clause 10.2 (Turnover by the Creditors) prior to distribution of the relevant amount.

15.5	Notification of Exposure

(a)

Before each occasion on which it intends to implement the provisions of this Clause 15 in relation to the Senior Secured Creditors, the Security Agent shall send notice to each Hedge Counterparty, each Operating Facility Lender and each relevant Agent (on behalf of the relevant Senior Secured Creditors) requesting that it notify it of, respectively, its Senior Exposure and that of each Senior Secured Creditor (if any).

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(b)

Before each occasion on which it intends to implement the provisions of this Clause 15 in relation to the Second Lien Lenders and the Permitted Second Lien Financing Creditors, the Security Agent shall send notice to the Second Lien Facility Agent (on behalf of the Second Lien Lenders) and each relevant Second Lien Creditor Representative (on behalf of the relevant Permitted Second Lien Financing Creditors) requesting that it notify it of, respectively, its Second Lien Exposure and that of each Second Lien Lender and Permitted Second Lien Financing Creditor (if any).

(c)

Before each occasion on which it intends to implement the provisions of this Clause 15 in relation to the Senior Parent Creditors, the Security Agent shall send notice to each relevant Senior Parent Agent (on behalf of the relevant Senior Parent Creditors) requesting that it notify it of, respectively, its Senior Parent Exposure and that of each Senior Parent Creditor (if any).

15.6	Default in payment

If a Creditor, an Operating Facility Lender, a Second Lien Lender, a Permitted Second Lien Financing Creditor or a Senior Parent Creditor (as the case may be) fails to make a payment due from it under this Clause 15, the Security Agent shall be entitled (but not obliged) to take action on behalf of the Senior Secured Creditor(s), the Operating Facility Lender(s), the Second Lien Lender(s), the Permitted Second Lien Financing Creditor(s) or the Senior Parent Creditor(s) (as the case may be) to whom such payment was to be redistributed (subject to being indemnified to its satisfaction by such Senior Secured Creditor(s), Operating Facility Lender(s), Second Lien Lender(s), Permitted Second Lien Financing Creditor(s) and the Senior Parent Creditor(s) (as the case may be) in respect of costs) but shall have no liability or obligation towards such Senior Secured Creditor(s), Creditor, Operating Facility Lender, Second Lien Lender, Permitted Second Lien Financing Creditor or Senior Parent Creditor (as the case may be) or any other Senior Secured Creditor, Creditor, Operating Facility Lender, Second Lien Lender, Permitted Second Lien Financing Creditor or Senior Parent Creditor (as the case may be) as regards such default in payment and any loss suffered as a result of such default shall lie where it falls.

16.	ADDITIONAL DEBT

16.1	Debt Refinancing

(i)

Notwithstanding anything to the contrary in this Agreement or any Security Document, any of the Liabilities (or any other liabilities and obligations subject to or intended to be subject to the terms of this Agreement from time to time) may be refinanced, replaced, increased, incurred or otherwise restructured in whole or in part from time to time (including, without limitation, by way of the incurrence of Permitted Senior Financing Debt, Second Lien Debt, Permitted Second Lien Financing Debt and/or Permitted Parent Financing Debt, the issue of additional Senior Notes and/or Senior Parent Notes, the establishment of new or additional Operating Facilities or the incurrence of indebtedness as contemplated by Clause 2.5 (Additional and/or Refinancing Debt)) (a “Debt Refinancing”) in each case provided that the terms of that Debt Refinancing are not otherwise prohibited by the Debt Financing Agreements.

(b)

Notwithstanding anything to the contrary in any Secured Debt Document, each Party shall be required to enter into any amendment to or replacement of the then current Secured Debt Documents (including for the purpose of reflecting the terms and ranking of any Debt Refinancing in the Secured Debt Documents and/or any amendment

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required by the Parent pursuant to Clause 16.3 (Senior Facilities Refinancing)) and/or take such other action as is required by the Parent in order to facilitate any Debt Refinancing, including in relation to any changes to, the taking of, or the release coupled with the retaking of, any guarantee or Security, provided that the Security Agent shall not be required to execute a release of assets from any existing Transaction Security pursuant to this paragraph (b) unless the Parent has confirmed in writing to the Security Agent that it has determined in good faith (taking into account any applicable legal limitations and other relevant considerations in relation to the Debt Refinancing) that it is either not possible or not desirable to implement the Debt Refinancing on terms satisfactory to the Parent by instead granting additional Transaction Security and/or amending the terms of the existing Transaction Security. Each Agent and the Security Agent is irrevocably authorised and instructed by each Party (other than the Debtors), each Secured Party and each Primary Creditor to (unless such Party, Secured Party and/or Primary Creditor is required under applicable law to act in its own name, in which case it shall) execute any such amended or replacement Secured Debt Documents and/or take such action on behalf of the Parties, the Secured Parties and the Primary Creditors (or, as the case may be, in its own name) (and shall in each case promptly do so on the request of and at the cost of the Parent).

16.2	Debt Refinancing Terms

For the avoidance of doubt, at the option of the Parent:

(a)	a Debt Refinancing may be made available on a basis which is senior to, pari passu with or junior to any of the other Liabilities;

(b)	a Debt Refinancing shall be entitled to benefit from all or any of the Transaction Security;

(c)

a Debt Refinancing may be made available on a secured or unsecured basis (without prejudice to Clause 3.3 (Security and Guarantees: Senior Secured Creditors) or Clause 6.1 (Restriction on Payment and dealings: Senior Parent Liabilities));

(d)

a Debt Refinancing may be effected in whole or in part by way of a debt exchange, non-cash rollover or other similar or equivalent transaction, in each case unless otherwise prohibited by the Debt Financing Agreements.

16.3	Senior Facilities Refinancing

In the event of any refinancing or replacement of all or any part of the Senior Lender Liabilities (or any such refinancing or replacement indebtedness from time to time), the Parent shall be entitled to require that the definition of Instructing Group is amended such that the relevant refinancing or replacement indebtedness is treated in the same manner as the Senior Facilities (meaning that for the purpose of calculating the voting entitlement of any person, at the option of the Parent all or any part of the relevant refinancing or replacement indebtedness may be treated as Senior Secured Credit Participations of the Senior Creditors and not Senior Notes/Permitted Financing Credit Participations).

16.4	Further Assurance

Without prejudice to the other provisions of this Clause 16, each Agent, each Secured Party and each Primary Creditor agrees that it shall co-operate with the Parent, each other member of the Group and each Agent in order to facilitate any Debt Refinancing (including by way of, at the request and cost of the Parent, executing any document or agreement and/or giving instructions to any person).

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17.	THE SECURITY AGENT

17.1	Appointment by Secured Parties

(a)

Each Secured Party (other than the Security Agent) irrevocably appoints the Security Agent, who accepts such appointment, to act as its agent, representative, trustee, joint and several creditor or beneficiary of parallel debt (as the case may be) under this Agreement and with respect to the Security Documents and irrevocably authorizes the Security Agent on its behalf to execute each Security Document expressed to be executed by the Security Agent on its behalf and perform such duties and exercise such rights and powers under this Agreement and the Security Documents as are specifically delegated to the Security Agent by the terms thereof, together with such rights, powers and discretions as are reasonably incidental thereto.

(b)

Subject to Clause 17.2 below, the Security Agent declares that, unless expressly provided to the contrary in any Debt Document, it shall hold the Security Property on trust for (or, if trust is not recognized in a relevant jurisdiction, for the benefit of) the Secured Parties on the terms set out in this Agreement.

(c)

Each of the Parties to this Agreement agrees that, unless expressly provided to the contrary in any Debt Document, the Security Agent shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Security Documents to which the Security Agent is expressed to be a party (and no others shall be implied).

(d)

The Security Agent shall be and is hereby authorised by each of the Secured Parties (and to the extent it may have any interest therein, every other Party) to execute on behalf of itself and each Secured Party and other Party where relevant:

(i)	following the occurrence of the Final Discharge Date, any release of any Transaction Security granted under the Security Documents; and

(ii)	to the extent contemplated or otherwise permitted or required under the terms of this Agreement and/or any relevant Debt Document, any other release of any Transaction Security.

(e)

Each Secured Party (other than the Security Agent) hereby releases the Security Agent from the restrictions (to the extent such restrictions would otherwise apply) on self-dealing and multi-representation pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions (if any) applicable to it pursuant to any other applicable laws, in each case to the extent legally possible to such Secured Party. Each Secured Party which is barred by its constitutional documents or by-laws from granting such release shall inform the Security Agent accordingly and, upon request of the Security Agent, either act in accordance with the terms of this Agreement and/or any Secured Debt Document as required pursuant to this Agreement and/or such Secured Debt Document or grant a special power of attorney to a party acting on its behalf, in a manner that is not prohibited pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and/or any other applicable laws.

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(f)

Each Secured Party (other than the Security Agent) hereby authorizes the Security Agent to delegate or sub-delegate any powers granted to it under this Clause 17 to any representative it may elect in its discretion and to grant powers of attorney to any such representative including the exemption from self-dealing and representing several persons (in particular from the restrictions of section 181 of the German Civil Code (Bürgerliches Gesetzbuch) (in each case to the extent legally possible and not otherwise prohibited by the terms of this Agreement).

17.2	Parallel Debt (Covenant to pay the Security Agent)

(a)	In this Clause 17.2:

“Secured Creditor Claim” means, in relation to a Debtor, any amount which that Debtor owes to a Secured Party under or in connection with the Secured Debt Documents (other than the Security Agent Claim).

“Security Agent Claim” means, in relation to a Debtor, any amount which that Debtor owes to the Security Agent under paragraph (b) of this Clause 17.2.

(b)	Each Debtor must pay to the Security Agent as an independent and separate creditor, an amount equal to the Secured Creditor Claims owed by it on its due date.

(c)	For the purpose of this Clause 17.2, each of the Parties acknowledges that:

(i)	the Security Agent acts in its own name and not as representative or trustee of the other Secured Parties;

(ii)	the claims of the Security Agent in respect of the Security Agent Claims shall not be held on trust; and

(iii)

the Transaction Security granted to the Security Agent to secure the Security Agent Claims is granted to the Security Agent in its capacity as creditor of the Security Agent Claims and shall be held by the Security Agent as security agent for the benefit of the Secured Parties on the terms set out in this Agreement and shall not be held on trust.

(d)

The Security Agent may enforce performance of any Security Agent Claim in its own name as an independent and separate right. This includes any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in respect of any kind of insolvency proceeding.

(e)

Each Secured Party must, at the request of the Security Agent, perform any act required in connection with the enforcement of any Security Agent Claim. This includes joining in any proceedings as co-claimant with the Security Agent.

(f)

(i)	Discharge by a Debtor of a Secured Creditor Claim will discharge the corresponding Security Agent Claim in the same amount.

(ii)	Discharge by a Debtor of a Security Agent Claim will discharge the corresponding Secured Creditor Claim in the same amount.

(g)	The aggregate amount of the Security Agent Claims will never exceed the aggregate amount of Secured Creditor Claims.

(h)	A defect affecting a Security Agent Claim against a Debtor will not affect any Secured Creditor Claim.

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(i)	A defect affecting a Secured Creditor Claim against a Debtor will not affect any Security Agent Claim.

(j)

If the Security Agent returns to any Debtor, whether in any kind of insolvency proceedings or otherwise, any recovery in respect of which it has made a payment to a Secured Party, that Secured Party must repay an amount equal to that recovery to the Security Agent.

(k)

The rights of Secured Parties (other than the Security Agent) to receive payment of the Secured Creditor Claims of each Debtor are several and separate and independent from, and without prejudice to, the rights of the Security Agent to receive payment under the Security Agent Claim.

(l)

Paragraphs (b) to (l) above apply, inter alia, for the purpose of determining the Secured Obligations in the Security Documents governed by any law other than English law (and any other law agreed in writing by the Parent and the Security Agent from time to time).

(m)	For the avoidance of doubt, the Guarantee Limitations shall apply mutatis mutandis to any Security Agent Claim to the same extent that they are applicable to the relevant Secured Creditor Claim.

17.3	No independent power

Subject to Clause 12.6 (Security held by other Creditors) and Clause 14.4 (Treatment of SFA Cash Cover and Senior Lender Cash Collateral), the Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Security Documents (excluding, for the avoidance of doubt, any relevant Debt Financing Agreement) except through the Security Agent.

17.4	Instructions to Security Agent and exercise of discretion

(a)

Subject to paragraphs (d) and (e) below, the Security Agent shall act in accordance with any instructions given to it by an Instructing Group or, if so instructed by an Instructing Group, refrain from exercising any right, power, authority or discretion vested in it as Security Agent or as a holder of a Security Agent Claim and shall be entitled to assume that (i) any instructions received by it from an Agent, the Creditors or a group of Creditors are duly given in accordance with the terms of the Debt Documents and (ii) unless it has received actual notice of revocation, that those instructions or directions have not been revoked.

(b)

The Security Agent shall be entitled to request instructions, or clarification of any direction, from an Instructing Group (or from the Majority Second Lien Creditors or the Majority Senior Parent Creditors, to the extent they are entitled to give instructions to the Security Agent) as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers, authorities and discretions and the Security Agent may refrain from acting unless and until those instructions or clarification are received by it.

(c)

Save as provided in Clause 12 (Enforcement of Transaction Security), any instructions given to the Security Agent by an Instructing Group shall override any conflicting instructions given by any other Parties.

(d)	Paragraph (a) above shall not apply:

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(i)	where a contrary indication appears in this Agreement (including under Clause 25 (Consents, Amendments and Override);

(ii)	where this Agreement requires the Security Agent to act in a specified manner or to take a specified action;

(iii)

in respect of any provision which protects the Security Agent’s own position in its personal capacity as opposed to its role as Security Agent for the Secured Parties including, without limitation, the provisions set out in Clause 17.6 (Security Agent’s discretions) to Clause 17.21 (Disapplication);

(iv)	in respect of the exercise of the Security Agent’s discretion to exercise a right, power or authority under any of:

(A)	Clause 13.1 (Non-Distressed Disposals);

(B)	Clause 14.1 (Order of application);

(C)	Clause 14.2 (Liabilities of the Senior Parent Debt Issuer);

(D)	Clause 14.3 (Prospective liabilities);

(E)	Clause 14.4 (Treatment of SFA Cash Cover and Senior Lender Cash Collateral); and

(F)	Clause 14.7 (Permitted Deductions).

(e)	In exercising any discretion to exercise a right, power or authority under this Agreement where either:

(i)	it has not received any instructions from an Instructing Group as to the exercise of that discretion; or

(ii)	the exercise of that discretion is subject to paragraph (d)(iv) above,

the Security Agent shall:

(A)	other than where paragraph (B) below applies, do so having regard to the interests of all the Secured Parties; or

(B)

if (in its opinion) there is a Creditor Conflict in relation to the matter in respect of which the discretion is to be exercised, do so having regard only to the interests of all the Senior Secured Creditors.

17.5	Security Agent’s Actions

Without prejudice to the provisions of Clause 12 (Enforcement of Transaction Security) and Clause 17.4 (Instructions to Security Agent and exercise of discretion), the Security Agent may (but shall not be obliged to), in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Secured Debt Documents as it considers in its discretion to be appropriate.

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17.6	Security Agent’s discretions

The Security Agent may:

(a)

assume (unless it has received actual notice to the contrary from a Hedge Counterparty, an Operating Facility Lender or from one of the Agents in its capacity as Security Agent) that (i) no Default has occurred and no Debtor is in breach of or default under its obligations under any of the Debt Documents and (ii) any right, power, authority or discretion vested by any Debt Document in any person has not been exercised;

(b)

if it receives any instructions or directions under Clause 12 (Enforcement of Transaction Security) to take any action in relation to the Transaction Security, assume that all applicable conditions under the Debt Documents for taking that action have been satisfied;

(c)

engage, pay for and rely on the advice or services of any legal advisers, accountants, tax advisers, surveyors or other experts (whether obtained by the Security Agent or by any other Secured Party) whose advice or services may at any time seem necessary, expedient or desirable (without liability to any person);

(d)

rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Secured Party, any Creditor or any Debtor, upon a certificate signed by or on behalf of that person (without liability to any person);

(e)

refrain from acting in accordance with the instructions of any Party (including bringing any legal action or proceeding arising out of or in connection with the Debt Documents) until it has received any indemnification and/or security that it may in its discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in so acting;

(f)	act under the Debt Documents through its personnel or agents; and

(g)

assume that (i) the Senior Lender Discharge Date has not occurred until notified by the Senior Facility Agent or the Parent to the contrary, (ii) the Second Lien Lender Discharge Date has not occurred until notified by the Second Lien Facility Agent or the Parent to the contrary, (iii) the Senior Notes Discharge Date has not occurred until notified by the Senior Notes Trustee or the Parent to the contrary, (iii) the Permitted Senior Financing Discharge Date has not occurred until notified by the relevant Senior Creditor Representative or the Parent to the contrary, (iv) the Permitted Second Lien Financing Discharge Date has not occurred until notified by the relevant Second Lien Creditor Representative or the Parent to the contrary, (v) the Senior Parent Notes Discharge Date has not occurred until notified by the Senior Parent Notes Trustee or the Parent to the contrary or (vi) the Permitted Parent Financing Discharge Date has not occurred until notified by the relevant Senior Parent Creditor Representative or the Parent to the contrary.

17.7	Security Agent’s obligations

The Security Agent:

(a)	may copy to each Agent, each Hedge Counterparty and each Operating Facility Lender the contents of any notice or document received by it from any Debtor under any Secured Debt Document;

(b)

shall promptly forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party provided that, except where a Debt Document expressly provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party;

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(c)

shall promptly inform each Agent, each Hedge Counterparty and each Operating Facility Lender of the occurrence of any Default or any default by a Debtor in the due performance of or compliance with its obligations under any Secured Debt Document of which the Security Agent has received notice from any other party to this Agreement; and

(d)

shall promptly to the extent that a Party (other than the Security Agent) is required to calculate a Common Currency Amount, and upon a request by that Party, notify that Party of the relevant Security Agent’s Spot Rate of Exchange.

17.8	Excluded obligations

Notwithstanding anything to the contrary expressed or implied in the Debt Documents, the Security Agent shall not:

(a)

be bound to enquire as to (i) whether or not any Default has occurred or (ii) the performance, default or any breach by a Debtor of its obligations under any of the Debt Documents and until it has received notice of any such Default, non-performance, default or breach shall be entitled to assume that no such event has occurred;

(b)	be bound to account to any other Party for any sum or the profit element of any sum received by it for its own account;

(c)

be bound to disclose to any other person (including but not limited to any Secured Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty; or

(d)	have or be deemed to have any relationship of trust or agency with, any Debtor or any Investor.

17.9	Exclusion of liability

None of the Security Agent, any Receiver nor any Delegate shall accept responsibility or be liable for:

(a)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent or any other person in or in connection with any Debt Document or the transactions contemplated in the Debt Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Debt Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document or the Security Property;

(c)

any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Debt Documents, the Security Property or otherwise, whether in accordance with an instruction from an Agent, an Instructing Group or otherwise unless directly caused by its negligence, wilful misconduct or wilful default;

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(d)

the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Debt Documents, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, the Debt Documents or the Security Property; or

(e)	any shortfall which arises on the enforcement or realisation of the Security Property.

17.10	No proceedings

No Party (other than the Security Agent, that Receiver or that Delegate) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Debt Document or any Security Property and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this Clause 17.10 subject to Clause 1.3 (Third Party Rights) and the provisions of the Third Parties Rights Act.

17.11	Own responsibility

Without affecting the responsibility of any Debtor for information supplied by it or on its behalf in connection with any Debt Document, each Secured Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Debt Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)

the legality, validity, effectiveness, adequacy and enforceability of any Debt Document, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document or the Security Property;

(c)

whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Debt Document, the Security Property, the transactions contemplated by the Debt Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document or the Security Property;

(d)

the adequacy, accuracy and/or completeness of any information provided by the Security Agent or by any other person under or in connection with any Debt Document, the transactions contemplated by any Debt Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Debt Document; and

(e)

the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property, and each Secured Party warrants to the Security Agent that it has not relied on and will not at any time rely on the Security Agent in respect of any of these matters.

17.12	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

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(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Debtor to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Debt Documents or the Transaction Security;

(c)

register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Debt Documents or of the Transaction Security;

(d)

take, or to require any of the Debtors to take, any steps to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under the laws of any jurisdiction; or

(e)	require any further assurances in relation to any of the Security Documents.

17.13	Insurance by Security Agent

(a)

The Security Agent shall not be under any obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Debt Documents. The Security Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

(b)

Where the Security Agent is named on any insurance policy as an insured party or loss payee, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless an Agent shall have requested it to do so in writing and the Security Agent shall have failed to do so within fourteen (14) days after receipt of that request.

17.14	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust created under this Agreement as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

17.15	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any of the Debtors may have to any of the Charged Property and shall not be liable for or bound to require any Debtor to remedy any defect in its right or title.

17.16	Refrain from illegality

Notwithstanding anything to the contrary expressed or implied in the Debt Documents, the Security Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction and the Security Agent may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

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17.17	Business with the Debtors

The Security Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any of the Debtors.

17.18	Winding up of trust

If the Security Agent, with the approval of each of the Agents, each Hedge Counterparty and each Operating Facility Lender, determines that (i) all of the Secured Obligations and all other obligations secured by the Security Documents have been fully and finally discharged and (ii) none of the Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Debtor pursuant to the Debt Documents:

(a)

the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents; and

(b)	any Retiring Security Agent shall release, without recourse or warranty, all of its rights under each of the Security Documents.

17.19	Powers supplemental

The rights, powers and discretions conferred upon the Security Agent by this Agreement shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by general law or otherwise.

17.20	Trustee division separate

(a)

In acting as security agent or trustee for the Secured Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments.

(b)

If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

17.21	Disapplication

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

17.22	Intra-Group Lenders and Debtors: Power of Attorney

Each Intra-Group Lender and Debtor by way of security for its obligations under this Agreement irrevocably appoints the Security Agent to be its attorney to do anything which that Intra-Group Lender or Debtor has authorised the Security Agent or any other Party to do under this Agreement or is itself required to do under this Agreement but has failed to do (and the Security Agent may delegate that power on such terms as it sees fit).

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18.	CHANGE OF SECURITY AGENT AND DELEGATION

18.1	Resignation of the Security Agent

(a)

The Security Agent may, with the consent of the Parent (not to be unreasonably withheld or delayed), resign and appoint one of its affiliates as successor by giving notice to the Parent, each Agent and the Hedge Counterparties provided that:

(i)	such Security Agent shall also resign as security agent under each Debt Financing Agreement; and

(ii)

the Security Agent shall appoint one of its affiliates acting through an office in the United Kingdom (or any other jurisdiction approved by the Parent) being a reputable bank experienced in multi-jurisdictional transactions of this type as a successor and the same affiliate shall be appointed under the applicable Debt Financing Agreements as Security Agent (provided that such affiliate may not be incorporated, domiciled, established, located, resident or acting through an office situated in a Non-Cooperative Jurisdiction).

(b)

Alternatively the Security Agent may, after consultation with the Parent for not less than 30 days, resign by giving notice to the other Parties in which case an Instructing Group may appoint a successor Security Agent provided that:

(i)	such successor Security Agent is also appointed under each Debt Financing Agreement; and

(ii)

if it succeeds the Security Agent, such successor Security Agent is acting through an office in the United Kingdom (or any other jurisdiction approved by the Parent) being a reputable bank experienced in multi-jurisdictional transactions of this type (provided that such successor Security Agent may not be incorporated, domiciled, established, located, resident or acting through an office situated in a Non-Cooperative Jurisdiction).

(c)

If an Instructing Group has not appointed a successor Security Agent in accordance with paragraph (b) above within 30 days after the notice of resignation was given, the Security Agent (after consultation with the Parent and the Agents) may appoint a successor Security Agent acting through an office in the United Kingdom (or any other jurisdiction approved by the Parent) being a reputable bank experienced in multi-jurisdictional transactions of this type (provided that such successor Security Agent may not be incorporated, domiciled, established, located, resident or acting through an office situated in a Non-Cooperative Jurisdiction).

(d)

The retiring Security Agent (the “Retiring Security Agent”) shall, at its own cost (except when the Security Agent is required to resign, in accordance with Clause 18.1(g)) (i) enter into and deliver such documents and effect such registrations as may be required to transfer or assign all of its rights, benefits and obligations under the Debt Documents to the successor Security Agent and (ii) make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Debt Documents.

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(e)	The Security Agent’s resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all of the Security Property to that successor.

(f)

Upon the appointment of a successor, the Retiring Security Agent shall be discharged from any further obligation in respect of the Debt Documents (other than its obligations under paragraph (b) of Clause 17.18 (Winding up of trust) and under paragraph (d) above) but shall, in respect of any act or omission by it whilst it was the Security Agent, remain entitled to the benefit of Clauses 17 (The Security Agent), 21.1 (Debtors’ indemnity) and 21.3 (Primary Creditors’ indemnity). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(g)

An Instructing Group may, after consultation with the Parent, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent shall resign in accordance with paragraph (b) above.

(h)

In the event that any amount payable by a Debtor under a Debt Document is not (or will not be when the relevant corporate income tax is calculated) deductible from that Debtor’s taxable income by reason of that amount being:

(i)	paid or accrued to a Security Agent incorporated, domiciled, established, resident, located or acting through an office situated in a Non-Cooperative Jurisdiction; or

(ii)	paid to an account opened in the name of or for the benefit of a Security Agent in a financial institution situated in a Non-Cooperative Jurisdiction,

the Parent may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent shall resign in accordance with paragraph (b) above (with a successor Security Agent to be appointed by an Instructing Group in accordance with paragraph (b) above within 30 days of notice by the Parent requiring the Security Agent to resign).

18.2	Delegation

(a)

Each of the Security Agent, any Receiver and any Delegate may (at any time and at the expense of the Primary Creditors, other than any Notes Trustee, in proportions determined in a manner consistent with paragraph (a) of Clause 21.3 (Primary Creditors’ indemnity)) delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Debt Documents.

(b)

That delegation may be made upon any terms and conditions (including the power to sub delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any such delegate or sub delegate.

18.3	Additional Security Agents

(a)

The Security Agent may (at the expense of the Primary Creditors, other than any Notes Trustee, in proportions determined in a manner consistent with paragraph (a) of Clause 21.3 (Primary Creditors’ indemnity)) at any time appoint (and subsequently remove) any person to act as a separate agent or trustee or as a co-trustee jointly with it (i) if it

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considers that appointment to be in the interests of the Secured Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Agent deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Parent and each of the Agents of that appointment.

(b)

Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Agent by this Agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.

19.	CHANGES TO THE PARTIES

19.1	Assignments and transfers

No Party may assign any of its rights and benefits or transfer any of its rights, benefits and obligations in respect of any Debt Documents or the Liabilities except as permitted by this Clause 19, provided that any member of the Group may assign any of its rights and benefits or transfer any of its rights, benefits and obligations:

(a)

pursuant to any re-organisation or other transaction not prohibited by the terms of the Debt Documents (and, for the avoidance of doubt and ignoring any prohibition set out in this Clause 19, provided that such assignment or, as the case may be, transfer is not expressly prohibited by the terms of the relevant Debt Document); and/or

(b)	as otherwise contemplated or permitted by any Debt Document.

19.2	Change of Investor

(a)

Subject to Clause 7.4 (No acquisition of Investor Liabilities) and Clause 19.13 (Resignation of Hedge Counterparties, Operating Facility Lenders and Investors), an Investor may assign any of its rights and benefits or transfer any of its rights, benefits and obligations in respect of the Investor Liabilities owed to it (provided that any assignee or transferee shall (if not already party to this Agreement as an Investor) accede to this Agreement, as an Investor, pursuant to Clause 19.7 (Creditor/Agent Accession Undertaking)).

(b)

If any person makes (or agrees to make) available to the Parent any loan or other indebtedness (or the Parent has incurred or will incur other liabilities to any person that it is intended will become Investor Liabilities), that person may with the consent of the Parent accede to this Agreement as an Investor pursuant to Clause 19.7 (Creditor/Agent Accession Undertaking) by executing and delivering to the Security Agent a Creditor/Agent Accession Undertaking.

19.3	Change of Senior Lender, Second Lien Lender, Permitted Senior Financing Creditor, Permitted Second Lien Financing Creditor or Permitted Parent Financing Creditor

(a)

A Senior Lender, Second Lien Lender, Permitted Senior Financing Creditor, Permitted Second Lien Financing Creditor or Permitted Parent Financing Creditor may assign any of its rights and benefits or transfer by novation any of its rights, benefits and obligations in respect of any Secured Debt Documents or the Liabilities if:

(i)	in the case of a Senior Lender, that assignment or transfer is in accordance with the terms of the Senior Facilities Agreement;

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(ii)	in the case of a Second Lien Lender, that assignment or transfer is in accordance with the terms of the Second Lien Facility Agreement to which it is a party;

(iii)	in the case of a Permitted Senior Financing Creditor, that assignment or transfer is in accordance with the terms of the Permitted Senior Financing Agreement to which it is a party;

(iv)	in the case of a Permitted Second Lien Financing Creditor, that assignment or transfer is in accordance with the terms of the Permitted Second Lien Financing Agreement to which it is a party; and

(v)	in the case of a Permitted Parent Financing Creditor, that assignment or transfer is in accordance with the terms of the Permitted Parent Financing Agreement to which it is a party,

provided that, subject to paragraph (b) below, any assignee or transferee has (if not already party to this Agreement as a Senior Lender, Second Lien Lender, Permitted Senior Financing Creditor, Permitted Second Lien Financing Creditor or Permitted Parent Financing Creditor, as the case may be) acceded to this Agreement, as a Senior Lender, Second Lien Lender, Permitted Senior Financing Creditor, Permitted Second Lien Financing Creditor or Permitted Parent Financing Creditor, as the case may be, pursuant to Clause 19.7 (Creditor/Agent Accession Undertaking).

(b)	The proviso to paragraph (a) above shall not apply in respect of:

(i)	any Liabilities Acquisition entered into by a member of the Group and effected in accordance with the terms of the relevant Debt Financing Agreement; or

(ii)

any Permitted Senior Financing Debt, Permitted Second Lien Financing Debt or Permitted Parent Financing Debt where the relevant Creditor Representative has become party to this Agreement on behalf of the relevant Permitted Senior Financing Creditors, Permitted Second Lien Financing Creditors or, as the case may be, Permitted Parent Financing Creditors.

19.4	Change of Hedge Counterparty

A Hedge Counterparty may (in accordance with the terms of the relevant Hedging Agreement and subject to any consent required under that Hedging Agreement) transfer any of its rights and benefits or obligations in respect of the Hedging Agreements to which it is a party if any transferee has (if not already party to this Agreement as a Hedge Counterparty) acceded to this Agreement as a Hedge Counterparty pursuant to Clause 19.7 (Creditor/Agent Accession Undertaking).

19.5	Change of Agent

No person shall become a Senior Facility Agent, a Senior Creditor Representative, a Second Lien Creditor Representative or a Senior Parent Creditor Representative, as the case may be, under any of the Debt Documents unless at the same time, it accedes to this Agreement as a Senior Facility Agent, a Senior Creditor Representative, a Second Lien Creditor Representative or a Senior Parent Creditor Representative, as the case may be, pursuant to Clause 19.7 (Creditor/Agent Accession Undertaking). In connection with the foregoing, the Security Agent is authorised to and shall make such changes to the terms of this Agreement relating to the rights and duties of any such Senior Creditor Representative, Second Lien Creditor Representative or Senior Parent Creditor Representative, as the case may be, and any other

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Party as are jointly required by such Senior Creditor Representative, Second Lien Creditor Representative or Senior Parent Creditor Representative and the Parent without the consent of any other Party, in each case provided that such changes would not be materially prejudicial to the interests of the other Parties.

19.6	New Ancillary Lender

(a)

If any Affiliate of a Senior Lender or a Permitted Senior Financing Creditor becomes an Ancillary Lender in accordance with terms of the Senior Facilities Agreement or, as the case may be, a Permitted Senior Financing Agreement, it shall not be entitled to share in any of the Transaction Security or in the benefit of any guarantee or indemnity in respect of any of the liabilities arising in relation to its Ancillary Facilities unless it has (if not already party to this Agreement as a Senior Lender or, as the case may be, Permitted Senior Financing Creditor) acceded to this Agreement as a Senior Lender or, as the case may be, Permitted Senior Financing Creditor pursuant to Clause 19.7 (Creditor/Agent Accession Undertaking).

(b)

An Operating Facility Lender may (in accordance with the terms of the relevant Operating Facility Document and subject to any consent required under that Operating Facility Document) transfer any of its rights and benefits or obligations in respect of the Operating Facility Documents to which it is a party if any transferee has (if not already party to this Agreement as an Operating Facility Lender) acceded to this Agreement as an Operating Facility Lender pursuant to Clause 19.7 (Creditor/Agent Accession Undertaking).

(c)

If any person makes (or agrees to make) available to any member of the Group any facility or other financial accommodation (or any member of the Group has incurred or will incur other liabilities to any person that it is intended will become Operating Facility Liabilities), that person may with the consent of the Parent accede to this Agreement as an Operating Facility Lender pursuant to Clause 19.7 (Creditor/Agent Accession Undertaking) by executing and delivering to the Security Agent a Creditor/Agent Accession Undertaking.

19.7	Creditor/Agent Accession Undertaking

With effect from the date of acceptance by the Security Agent and, in the case of an Affiliate of a Senior Lender or a Permitted Senior Financing Creditor, the Senior Facility Agent or, as the case may be, the Senior Creditor Representative, of a Creditor/Agent Accession Undertaking duly executed and delivered to the Security Agent by the relevant acceding party or, if later, the date specified in that Creditor/Agent Accession Undertaking:

(a)

any Party ceasing entirely to be a Creditor, an Operating Facility Lender or an Agent shall be discharged from further obligations towards the Security Agent and other Parties under this Agreement and their respective rights against one another shall be cancelled (except in each case for those rights which arose prior to that date); and

(b)

as from that date, the replacement or new Creditor, Operating Facility Lender or Agent shall assume the same obligations and become entitled to the same rights, as if it had been an original Party to this Agreement in that capacity.

19.8	Accession of Senior Notes Trustee

The Parent shall ensure that, prior to any Senior Notes Issue Date, the relevant Senior Notes Trustee (and, if such entity ceases to act as trustee in relation to the Senior Notes for any reason, any successor or other person which is appointed or acts as trustee under the relevant Senior

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Notes Indenture) shall, unless already a Party in such capacity, complete, sign and deliver to the Security Agent a Creditor/Agent Accession Undertaking under which such Senior Notes Trustee agrees to be bound by this Agreement as a Senior Notes Trustee as if it had originally been a Party to this Agreement in such capacity. In connection with the foregoing, the Security Agent is authorised to and shall make such changes to the terms of this Agreement relating to the rights and duties of such Senior Notes Trustee and any other Party as are jointly required by such Senior Notes Trustee and the Parent without the consent of any other Party, in each case provided that such changes would not be materially prejudicial to the interests of the other Parties.

19.9 Accession of Senior Parent Notes Trustee

The Parent shall procure that prior to any Senior Parent Notes Issue Date, the relevant Senior Parent Notes Trustee (and, if such entity ceases to act as trustee in relation to the Senior Parent Notes for any reason, any successor or other person which is appointed or acts as trustee under the relevant Senior Parent Notes Indenture) shall unless already a Party in such capacity, complete, sign and deliver to the Security Agent a Creditor/Agent Accession Undertaking under which such Senior Parent Notes Trustee agrees to be bound by this Agreement as a Senior Parent Notes Trustee as if it had originally been a Party to this Agreement in such capacity. In connection with the foregoing, the Security Agent is authorised to and shall make such changes to the terms of this Agreement relating to the rights and duties of such Senior Parent Notes Trustee and any other Party as are jointly required by such Senior Parent Notes Trustee and the Parent without the consent of any other Party, in each case provided that such changes would not be materially prejudicial to the interests of the other Parties.

19.10	New Debtor

(a)	Subject to paragraph (c) below, if any member of the Group which is not a Debtor:

(i)	incurs any Senior Liabilities or Senior Parent Liabilities; or

(ii)	gives any security, guarantee, indemnity or other assurance against loss in respect of any of the Senior Liabilities or Senior Parent Liabilities,

the Debtors will procure the member of the Group incurring those Liabilities or giving that assurance accedes to this Agreement as a Debtor and an Intra-Group Lender, in accordance with paragraph (b) below, no later than contemporaneously with the incurrence of those Liabilities or the giving of that assurance (or on such later date as the Security Agent accepts the relevant Debtor Accession Deed), provided that this paragraph (a) shall not apply to any member of the Group which becomes a borrower or guarantor of an Ancillary Facility or a Clearing Facility but is not otherwise a Loan Party under and as defined in the Senior Facilities Agreement or, as the case may be, a borrower or guarantor under the relevant Permitted Senior Financing Agreement.

(b)

With effect from the date of acceptance by the Security Agent of a Debtor Accession Deed duly executed and delivered to the Security Agent by the new Debtor or, if later, the date specified in the Debtor Accession Deed, the new Debtor shall assume the same obligations and become entitled to the same rights as if it had been an original Party to this Agreement as a Debtor.

(c)

Notwithstanding anything to the contrary, a member of the Group shall only be required to accede to this Agreement to the extent that the relevant member of the Group becoming a Debtor would not breach any applicable law or present a material risk of liability for any member of the Group and/or its officers or directors, or give rise to a material risk of breach of fiduciary or statutory duties.

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19.11	Additional Parties

(a)

Each of the Parties appoints the Security Agent to receive and execute on its behalf each Debtor Accession Deed and Creditor/Agent Accession Undertaking delivered to the Security Agent and the Security Agent shall, as soon as reasonably practicable after receipt by it, sign and accept the same if it appears on its face to have been completed, executed and, where applicable, delivered in the form contemplated by this Agreement or, where applicable, by the relevant Debt Financing Agreement.

(b)	In the case of a Creditor/Agent Accession Undertaking delivered to the Security Agent by any new Ancillary Lender (which is an Affiliate of a Senior Lender or a Permitted Senior Financing Creditor):

(i)

the Security Agent shall, as soon as practicable after signing and accepting that Creditor/Agent Accession Undertaking in accordance with paragraph (a) above, deliver that Creditor/Agent Accession Undertaking to the Senior Facility Agent or, as the case may be, the relevant Senior Creditor Representative; and

(ii)

the Senior Facility Agent or, as the case may be, Senior Creditor Representative shall, as soon as practicable after receipt by it, sign and accept that Creditor/Agent Accession Undertaking if it appears on its face to have been completed, executed and delivered in the form contemplated by this Agreement.

(c)	For the avoidance of doubt, any person shall be permitted to become party to this Agreement as:

(i)	a Permitted Senior Financing Creditor and/or a Senior Creditor Representative as contemplated by the definition of Permitted Senior Financing Debt;

(ii)	a Permitted Second Lien Financing Creditor and/or a Second Lien Creditor Representative as contemplated by the definition of Permitted Second Lien Financing Debt; and

(iii)	a Permitted Parent Financing Creditor and/or a Senior Parent Creditor Representative as contemplated by the definition of Permitted Parent Financing Debt.

19.12	Resignation of a Debtor

(a)	The Parent may request that a Debtor ceases to be a Debtor by delivering to the Security Agent a Debtor Resignation Request.

(b)	The Security Agent shall promptly accept a Debtor Resignation Request and notify the Parent and each other Party of its acceptance if:

(i)

to the extent that the Senior Lender Discharge Date has not occurred, the Senior Facility Agent notifies the Security Agent that the Debtor is not, or has ceased to be, a Senior Borrower or a Senior Guarantor (or will cease to be a Senior Borrower or a Senior Guarantor on or prior to its resignation as a Debtor becoming effective);

(ii)

to the extent that the Second Lien Lender Discharge Date has not occurred, the Second Lien Facility Agent notifies the Security Agent that the Debtor is not, or has ceased to be, a Second Lien Borrower or a Second Lien Guarantor (or will cease to be a Second Lien Borrower or a Second Lien Guarantor on or prior to its resignation as a Debtor becoming effective);

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(iii)

to the extent that the Senior Notes Discharge Date has not occurred, the Senior Notes Representative notifies the Security Agent that the Debtor is not, or has ceased to be, an issuer, borrower or guarantor under any applicable Senior Notes Finance Documents (or will cease to be such an issuer, borrower or guarantor on or prior to its resignation as a Debtor becoming effective) or that such resignation is not prohibited by the relevant Senior Notes Finance Document;

(iv)

to the extent that the Senior Parent Notes Discharge Date has not occurred any Senior Parent Notes Representative notifies the Security Agent that the Debtor is not, or has ceased to be, an issuer, borrower or guarantor under any applicable Senior Parent Notes Finance Documents (or will cease to be such an issuer, borrower or guarantor on or prior to its resignation as a Debtor becoming effective) or that such resignation is not prohibited by the relevant Senior Parent Notes Finance Documents;

(v)

to the extent that the Permitted Senior Financing Discharge Date has not occurred any Senior Creditor Representative notifies the Security Agent that the Debtor is not, or has ceased to be, an issuer, borrower or guarantor under any applicable Permitted Senior Financing Documents (or will cease to be such an issuer, borrower or guarantor on or prior to its resignation as a Debtor becoming effective) or that such resignation is not prohibited by the relevant Permitted Senior Financing Documents;

(vi)

to the extent that the Permitted Second Lien Financing Discharge Date has not occurred any Second Lien Creditor Representative notifies the Security Agent that the Debtor is not, or has ceased to be, an issuer, borrower or guarantor under any applicable Permitted Second Lien Financing Documents (or will cease to be such an issuer, borrower or guarantor on or prior to its resignation as a Debtor becoming effective) or that such resignation is not prohibited by the relevant Permitted Second Lien Financing Documents; and

(vii)

to the extent that the Permitted Parent Financing Discharge Date has not occurred any Senior Parent Creditor Representative notifies the Security Agent that the Debtor is not, or has ceased to be, an issuer, borrower or guarantor under any applicable Permitted Parent Financing Documents (or will cease to be such an issuer, borrower or guarantor on or prior to its resignation as a Debtor becoming effective) or that such resignation is not prohibited by the relevant Permitted Parent Financing Documents.

No Agent may unreasonably withhold or delay any such notification. If an Agent does not provide the required confirmation to the Security Agent (or notify the Security Agent that the required confirmation cannot be given due to the fact that the relevant conditions set out above are not satisfied) within three Business Days of request by the Parent, such notification shall be deemed given to the Security Agent.

(c)

Upon notification by the Security Agent to the Parent of its acceptance of the resignation of a Debtor (with such notification to be given within one Business Day of the date on which all required confirmations have been delivered, or deemed to be given, under paragraph (b) above), that member of the Group shall cease to be a Debtor and shall have no further rights or obligations under this Agreement as a Debtor. For

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the avoidance of doubt, if a Debtor ceases to be a member of the Group pursuant to a transaction not prohibited by the Debt Financing Agreements (including by reason of that Debtor, or a Holding Company of that Debtor, being designated as an Unrestricted Subsidiary), that Debtor shall automatically cease to be a Debtor for all purposes and shall have no further rights or obligations under this Agreement as a Debtor.

19.13	Resignation of Hedge Counterparties, Operating Facility Lenders and Investors

(a)

In the event that a person party to this Agreement as a Hedge Counterparty is no longer providing any hedging to any of the Debtors under a Hedging Agreement, that person may resign (and will resign if required by the Parent) as a Hedge Counterparty by giving notice to the Security Agent and the Parent. From the date of receipt by the Security Agent and the Parent of any such notice of resignation that person shall cease to be party to this Agreement as a Hedge Counterparty and shall have no further rights or obligations under this Agreement as a Hedge Counterparty.

(b)

In the event that a person party to this Agreement as an Operating Facility Lender is no longer providing any facility or financial accommodation to any of the Debtors under an Operating Facility Document, that person may resign (and will resign if required by the Parent) as an Operating Facility Lender by giving notice to the Security Agent and the Parent. From the date of receipt by the Security Agent and the Parent of any such notice of resignation that person shall cease to be party to this Agreement as an Operating Facility Lender and shall have no further rights or obligations under this Agreement as an Operating Facility Lender.

(c)

In the event that a person party to this Agreement as an Investor is no longer a creditor in respect of any Investor Liabilities, that person may resign (and will resign if required by the Parent) as an Investor by giving notice to the Security Agent and the Parent. From the date of receipt by the Security Agent and the Parent of any such notice of resignation that person shall cease to be party to this Agreement as an Investor and shall have no further rights or obligations under this Agreement as an Investor.

19.14	New Intra-Group Lender

If any member of the Group (other than any Debtor or Intra-Group Lender) makes any loan to or grants any credit to or makes any other financial arrangement having similar effect (but excluding any trade credit in the ordinary course of trading) with any Debtor and the aggregate amount of all such loans, credits and financial arrangements from such member of the Group to that Debtor at any time equals or exceeds the greater of US$285,000,000 (or its equivalent in other currencies) and 0.15 times the EBITDA (as defined in the Senior Facilities Agreement) of the Group and is or will be outstanding for more than 364 days (determined on a net basis by reference to the most recently available annual audited financial statements of the Group and excluding any intercompany balances arising directly or indirectly in connection with any cash management (including any Cash Management Agreement (as defined in the Senior Facilities Agreement)), cash pooling, treasury management, tax arrangements or any similar or equivalent arrangements), the Parent will procure that the member of the Group making that loan, granting that credit or making that other financial arrangement (if not already a Party as an Intra-Group Lender) accedes to this Agreement, as an Intra-Group Lender pursuant to Clause 19.7 (Creditor/Agent Accession Undertaking) as soon as reasonably practicable following the date on which such annual financial statements are made available to the Senior Facility Agent pursuant to the terms of the Senior Facilities Agreement.

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20.	COSTS AND EXPENSES

20.1	Transaction expenses

The Parent shall (or shall procure that another Debtor shall), within 10 Business Days of demand, pay the Security Agent the amount of all reasonable third party costs and expenses (including legal fees together with any applicable VAT) reasonably incurred by the Security Agent and any Receiver or Delegate in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other Secured Debt Documents referred to in this Agreement and the Transaction Security; and

(b)	any other Secured Debt Documents executed after the date of this Agreement,

subject in each case to the First Utilisation Date having occurred (other than in respect of legal fees up to a cap agreed by the Parent) and on a basis and up to an amount between the Arrangers and the Parent from time to time.

20.2	Stamp taxes

The Parent shall (or shall procure that another Debtor will) within 10 Business Days of demand, indemnify the Security Agent against any third party cost, loss or liability the Security Agent reasonably incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Secured Debt Document, other than:

(a)

any such Tax payable in connection with any certificate or other document, step or action relating to a Debt Purchase Transaction or other assignment or transfer by any Secured Party of any of its rights and/or obligations under any Debt Document;

(c)

any Luxembourg registration duties (droits d’enregistrement) and any Luxembourg Tax payable due to a registration, submission or filing by a Secured Party of any Debt Document where such registration, submission or filing is or was not required to maintain or preserve the rights of that Secured Party under the applicable Debt Documents (or is in any event not made in accordance with the Agreed Security Principles).

20.3	Enforcement and preservation costs

The Parent shall (or shall procure that another Debtor will) within 10 Business Days of demand, pay to the Security Agent the amount of all third party costs and expenses (including legal fees and together with any applicable VAT) incurred by it in connection with the enforcement of or the preservation of any rights under any Secured Debt Document and the Transaction Security (in each case in accordance with the terms of this Agreement and/or the relevant Secured Debt Document) and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights (excluding any costs and expenses arising as a result of the Security Agent’s negligence, wilful misconduct or wilful default).

20.4 Transfer costs and expenses

Notwithstanding any other term of this Agreement, if a Secured Party assigns or transfers any of its rights, benefits or obligations under the Secured Debt Documents no member of the Group shall be required to pay any fees, costs, expenses or other amounts relating to or arising in connection with that assignment or transfer (including, without limitation, any Taxes and any amounts relating to the perfection or amendment of the Transaction Security).

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20.5	Cost Details

Notwithstanding any other term of this Agreement, no member of the Group shall be required to pay any fees, costs, expenses or other amounts (other than principal and interest) unless:

(a)

it has first been provided with reasonable details of the circumstances giving rise to such payment and of the calculation of the relevant amount (including, where applicable, details of hours worked, rates and individuals involved); and

(b)

in the case of costs and expenses, it has received satisfactory evidence that such costs and expenses have been properly incurred (including that all security costs relate only to Security Documents entered into, or related actions taken, in accordance with the Secured Debt Documents and approved in advance by the Parent).

21.	INDEMNITIES

21.1	Debtors’ indemnity

Subject to any limitations applicable to any guarantee and indemnity obligations of any Debtor under the Secured Debt Documents, each Debtor shall within 10 Business Days of written demand (such demand to be accompanied by reasonable calculations and details of the amount so demanded) indemnify the Security Agent and every Receiver and Delegate against any third party cost, loss or liability (together with any applicable VAT) reasonably incurred by any of them (but excluding any cost, loss or liability (and any applicable VAT) arising as a result of the Security Agent’s or such Receiver or Delegate’s negligence, wilful misconduct or wilful default):

(a)	in relation to or as a result of:

(i)	any failure by the Parent to comply with obligations under Clause 20 (Costs and Expenses);

(ii)	the taking, holding, protection or enforcement of the Transaction Security in accordance with the terms of each of the Secured Debt Documents;

(iii)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent, each Receiver and each Delegate by the Secured Debt Documents or by law; or

(iv)	any default by any Debtor in the performance of any of the obligations expressed to be assumed by it in the Secured Debt Documents; or

(b)	which otherwise relates to any of the Security Property or the performance of the terms of this Agreement (otherwise than as a result of its negligence, wilful misconduct or wilful default).

21.2	Priority of indemnity

To the extent permitted by applicable law, the Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in Clause 21.1 (Debtors’ indemnity) and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

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21.3	Primary Creditors’ indemnity

(a)

Each Primary Creditor (other than any Notes Trustee) and each Operating Facility Lender shall (in the proportion that the Liabilities due to it bears to the aggregate of the Liabilities due to all the Primary Creditors and the Operating Facility Lenders for the time being (or, if the Liabilities due to each of those Primary Creditors and/or, as the case may be, Operating Facility Lenders is zero, immediately prior to their Liabilities being reduced to zero)), indemnify the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any third party cost, loss or liability incurred by any of them (otherwise than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s negligence, wilful misconduct or wilful default) in acting as Security Agent, Receiver or Delegate under the Secured Debt Documents (unless the relevant Security Agent, Receiver or Delegate has been reimbursed by a Debtor pursuant to a Debt Document).

(b)

For the purposes only of paragraph (a) above, to the extent that any hedging transaction under a Hedging Agreement has not been terminated or closed out, the Hedging Liabilities due to any Hedge Counterparty in respect of that hedging transaction will be deemed to be:

(i)

if the relevant Hedging Agreement is based on an ISDA Master Agreement, the amount, if any, which would be payable to it under that Hedging Agreement in respect of those hedging transactions, if the date on which the calculation is made was deemed to be an Early Termination Date (as defined in the relevant ISDA Master Agreement) for which the relevant Debtor is the Defaulting Party (as defined in the relevant ISDA Master Agreement); or

(ii)

if the relevant Hedging Agreement is not based on an ISDA Master Agreement, the amount, if any, which would be payable to it under that Hedging Agreement in respect of that hedging transaction, if the date on which the calculation is made was deemed to be the date on which an event similar in meaning and effect (under that Hedging Agreement) to an Early Termination Date (as defined in any ISDA Master Agreement) occurred under that Hedging Agreement for which the relevant Debtor is in a position similar in meaning and effect (under that Hedging Agreement) to that of a Defaulting Party (under and as defined in the same ISDA Master Agreement), that amount, in each case, to be certified by the relevant Hedge Counterparty and as calculated in accordance with the relevant Hedging Agreement.

22.	INFORMATION

22.1	Information and dealing

(a)

The Creditors and the Operating Facility Lenders shall provide to the Security Agent from time to time (through their respective Agents where applicable) any information that the Security Agent may reasonably specify as being necessary or desirable to enable the Security Agent to perform its functions as agent and trustee.

(b)

Subject to any provision which provides otherwise in any Secured Debt Document, each Senior Lender, Second Lien Lender, Permitted Senior Financing Creditor, Permitted Second Lien Financing Creditor and Permitted Parent Financing Creditor shall deal with the Security Agent exclusively through its Agent and the Hedge Counterparties and the Operating Facility Lenders shall deal directly with the Security Agent and shall not deal through any Agent.

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(c)

No Agent shall be under any obligation to act as agent or otherwise on behalf of any Hedge Counterparty or Operating Facility Lender except as expressly provided for in, and for the purposes of, this Agreement.

22.2	Disclosure

Subject to any confidentiality obligations set out in any of the Secured Debt Documents but notwithstanding any other agreement to the contrary, each of the Debtors consents, until the Final Discharge Date, to the disclosure by any of the Primary Creditors, the Agents, the Arrangers and the Security Agent to each other (whether or not through an Agent or the Security Agent) of such information concerning the Debtors as any Primary Creditor, any Agent, any Arranger or the Security Agent shall see fit (acting reasonably), provided such disclosure is made on a confidential ‘need to know’ basis and (i) does not breach any applicable law or regulation and (ii) prior to the taking of an Enforcement Action, would not result in a Senior Noteholder or Senior Parent Noteholder (or any other Primary Creditor which has notified the Agents, the Arrangers and the Security Agent that it does not wish to receive material non-public information) receiving any material non-public information.

22.3	Notification of prescribed events

(a)

If a Senior Event of Default either occurs or ceases to be continuing the relevant Agent shall, upon becoming aware of that occurrence or cessation, notify the Security Agent and the Security Agent shall, upon receiving that notification, notify the other Agents, each Operating Facility Lender and each Hedge Counterparty.

(b)

If a Senior Payment Default either occurs or ceases to be continuing the relevant Agent shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify the other Agents, each Operating Facility Lender and each Hedge Counterparty.

(c)

If a Second Lien Payment Default either occurs or ceases to be continuing the relevant Agent shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify the other Agents, each Operating Facility Lender and each Hedge Counterparty.

(d)	If an Acceleration Event occurs the relevant Agent shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Party.

(e)	If a Second Lien Standstill Period occurs or ceases to be continuing the Security Agent shall notify each Agent.

(f)	If a Senior Parent Standstill Period occurs or ceases to be continuing the Security Agent shall notify each Agent.

(g)

If the Security Agent receives a Senior Parent Enforcement Notice under paragraph (b) of Clause 6.9 (Permitted Senior Parent enforcement) or a Senior Parent Payment Stop Notice under paragraph (a)(ii) of Clause 6.3 (Issue of Senior Parent Payment Stop Notice) it shall, upon receiving that notice, notify, and send a copy of that notice to, each other Agent, each Operating Facility Lender and each Hedge Counterparty.

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(h)	If the Security Agent enforces, or takes formal steps to enforce, any of the Transaction Security it shall notify each other Party of that action.

(i)

If any Primary Creditor or Operating Facility Lender exercises any right it may have to enforce, or to take formal steps to enforce, any of the Transaction Security it shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each Party of that action.

(j)

If a Debtor defaults on any Payment due under a Hedging Agreement, the Hedge Counterparty which is party to that Hedging Agreement shall, upon becoming aware of that default, notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Agent and each other Hedge Counterparty.

(k)

If a Hedge Counterparty terminates or closes-out, in whole or in part, any hedging transaction under any Hedging Agreement under Clause 4.9 (Permitted Enforcement: Hedge Counterparties) it shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Agent, each Operating Facility Lender and each other Hedge Counterparty.

(l)

If a Debtor defaults on any Payment due under an Operating Facility Document, the Operating Facility Lender which is party to that Operating Facility Document shall, upon becoming aware of that default, notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Agent, each Hedge Counterparty and each other Operating Facility Lender.

(m)

If the Security Agent receives a notice under paragraph (a) of Clause 3.8 (Option to purchase: Senior Notes Creditors and Permitted Senior Financing Creditors) it shall upon receiving that notice, notify, and send a copy of that notice to, the Senior Facility Agent.

(n)

If the Security Agent receives a notice under paragraph (a) of Clause 3.9 (Hedge Transfer: Senior Notes Creditors and Permitted Senior Financing Creditors) it shall upon receiving that notice, notify, and send a copy of that notice to, each Hedge Counterparty.

(o)

If the Security Agent receives a notice under paragraph (a) of Clause 5.12 (Option to purchase: Second Lien Secured Creditors)) it shall upon receiving that notice, notify, and send a copy of that notice to, each relevant Agent.

(p)

If the Security Agent receives a notice under paragraph (a) of Clause 5.13 (Hedge Transfer: Second Lien Secured Creditors) it shall upon receiving that notice, notify, and send a copy of that notice to, each Hedge Counterparty.

(q)

If the Security Agent receives a notice under paragraph (a) of Clause 6.13 (Option to purchase: Senior Parent Creditors) it shall upon receiving that notice, notify, and send a copy of that notice to, each relevant Agent.

(r)

If the Security Agent receives a notice under paragraph (a) of Clause 6.14 (Hedge Transfer: Senior Parent Creditors) it shall upon receiving that notice, notify, and send a copy of that notice to, each Hedge Counterparty.

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23.	NOTICES

23.1	Communications in writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

23.2	Security Agent’s communications with Primary Creditors

The Security Agent shall be entitled to carry out all dealings:

(a)	with the Secured Parties through their respective Agents and may give to the Agents, as applicable, any notice or other communication required to be given by the Security Agent to a Secured Party;

(b)	with each Hedge Counterparty directly with that Hedge Counterparty; and

(c)	with each Operating Facility Lender directly with that Operating Facility Lender

23.3	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is:

(a)	in the case of the Parent and each other Original Debtor, that identified with its name below;

(b)	in the case of the Senior Facility Agent and Security Agent, that identified with its name below; and

(c)	in the case of each other Party, that notified in writing to the Security Agent on or prior to the date on which it becomes a Party,

or any substitute address, fax number or department or officer which that Party may notify to the Security Agent (or the Security Agent may notify to the other Parties, if a change is made by the Security Agent) by not less than five Business Days’ notice.

23.4	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 23.3 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Security Agent will be effective only when actually received by the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Security Agent’s signature below (or any substitute department or officer as the Security Agent shall specify for this purpose).

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(c)

Any communication or document made or delivered to the Parent in accordance with this Clause 23.4 will be deemed to have been made or delivered to each of the Debtors. The Parent is for this purpose released from the restrictions on self-dealing and representation of more than one party with respect to one and the same transaction under any applicable laws.

23.5	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 23.3 (Addresses) or changing its own address or fax number, the Security Agent shall notify the other Parties.

23.6	Electronic communication

(a)

Any communication to be made between the Security Agent and a Secured Party or a Debtor under or in connection with this Agreement may be made by electronic mail or other electronic means, if the Security Agent and the relevant Secured Party or Debtor:

(i)

agree that, unless and until notified to the contrary, this is to be an accepted form of communication (with such agreement to be deemed given by each person which is a Party at the date of this Agreement);

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)

Any electronic communication made between the Security Agent and a Secured Party or a Debtor will be effective only when actually received in readable form and in the case of any electronic communication made by a Secured Party or a Debtor to the Security Agent only if it is addressed in such a manner as the Security Agent shall specify for this purpose.

23.7	English language

(a)	Any notice given under or in connection with this Agreement must be in English. (b) All other documents provided under or in connection with this Agreement must be:

(i)	in English; or

(ii)

if not in English, and if so reasonably required by the Security Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

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24.	PRESERVATION

24.1	Partial invalidity

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of that provision under the law of any other jurisdiction will in any way be affected or impaired.

24.2	No impairment

If, at any time after its date, any provision of a Debt Document (including this Agreement) is not binding on or enforceable in accordance with its terms against a person expressed to be a party to that Debt Document, neither the binding nature nor the enforceability of that provision or any other provision of that Debt Document will be impaired as against the other party(ies) to that Debt Document.

24.3	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Party, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

24.4	Waiver of defences

The provisions of this Agreement will not be affected by an act, omission, matter or thing which, but for this Clause 24.4, would reduce, release or prejudice the subordination and priorities expressed to be created by this Agreement including (without limitation and whether or not known to any Party):

(a)	any time, waiver or consent granted to, or composition with, any Debtor or other person;

(b)	the release of any Debtor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Debtor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Debtor or other person;

(e)

any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of a Debt Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Debt Document or any other document or security;

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(g)	any intermediate Payment of any of the Liabilities owing to the Primary Creditors or the Operating Facility Lenders in whole or in part; or

(h)	any insolvency or similar proceedings.

24.5	Priorities not affected

Except as otherwise provided in this Agreement the priorities referred to in Clause 2 (Ranking and Priority) will:

(a)

not be affected by any reduction or increase in the principal amount secured by the Transaction Security in respect of the Liabilities owing to the Primary Creditors or Operating Facility Lenders by any intermediate reduction or increase in, amendment or variation to any of the Debt Documents, or by any variation or satisfaction of, any of the Liabilities or any other circumstances;

(b)	apply regardless of the order in which or dates upon which this Agreement and the other Debt Documents are executed or registered or notice of them is given to any person; and

(c)

secure the Liabilities owing to the Primary Creditors and the Operating Facility Lenders in the order specified, regardless of the date upon which any of the Liabilities arise or of any fluctuations in the amount of any of the Liabilities outstanding.

25.	CONSENTS, AMENDMENTS AND OVERRIDE

25.1	Required consents

(a)

Subject to paragraphs (b) to (f) below, Clause 25.2 (Amendments and Waivers: Security Documents) and Clause 25.4 (Exceptions), this Agreement and/or a Security Document may be amended or waived only with the written consent of:

(i)

if the relevant amendment or waiver (the “Proposed Amendment”) is prohibited by the Senior Facilities Agreement, the Senior Facility Agent (acting on the instructions of the requisite Senior Lenders in accordance with clause 34 (Amendments and Waivers) of the Senior Facilities Agreement);

(ii)	if any Senior Notes have been issued and the Proposed Amendment is prohibited by the terms of the relevant Senior Notes Indenture, the Senior Notes Trustee;

(iii)

if any Second Lien Debt has been incurred and the Proposed Amendment is prohibited by the terms of the relevant Second Lien Facility Agreement, the Second Lien Facility Agent in respect of that Second Lien Debt (if applicable acting on the instructions of the requisite Second Lien Lenders in accordance with the terms of that Second Lien Facility Agreement);

(iv)

if any Permitted Senior Financing Debt has been incurred and the Proposed Amendment is prohibited by the terms of the relevant Permitted Senior Financing Agreement, the Senior Creditor Representative in respect of that Permitted Senior Financing Debt (if applicable, acting on the instructions of the Majority Permitted Senior Financing Creditors);

(v)

if any Permitted Second Lien Financing Debt has been incurred and the Proposed Amendment is prohibited by the terms of the relevant Permitted Second Lien Financing Agreement, the Second Lien Creditor Representative in respect of that Permitted Second Lien Financing Debt (if applicable, acting on the instructions of the Majority Permitted Second Lien Financing Creditors);

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(vi)	if any Senior Parent Notes have been issued and the Proposed Amendment is prohibited by the terms of the relevant Senior Parent Notes Indenture, the Senior Parent Notes Trustee;

(vii)

if any Permitted Parent Financing Debt has been incurred and the Proposed Amendment is prohibited by the terms of the relevant Permitted Parent Financing Agreement, the Senior Parent Creditor Representative in respect of that Permitted Parent Financing Debt (if applicable, acting on the instructions of the Majority Permitted Parent Financing Creditors);

(viii)

if a Hedge Counterparty is providing hedging to a Debtor under a Hedging Agreement, that Hedge Counterparty (in each case only to the extent that the relevant amendment or waiver adversely affects the continuing rights and/or obligations of that Hedge Counterparty and is an amendment or waiver which is expressed to require the consent of that Hedge Counterparty under the applicable Hedging Agreement, as notified by the Parent to the Security Agent at the time of the relevant amendment or waiver);

(ix)

if an Operating Facility Lender is providing one or more facility to a Debtor under an Operating Facility Document, that Operating Facility Lender (in each case only to the extent that the relevant amendment or waiver adversely affects the continuing rights and/or obligations of that Operating Facility Lender and is an amendment or waiver which is expressed to require the consent of that Operating Facility Lender under the applicable Operating Facility Document, as notified by the Parent to the Security Agent at the time of the relevant amendment or waiver);

(x)	the Investors; and

(xi)	the Parent.

(b)	Notwithstanding anything to the contrary, any amendment or waiver of any Secured Debt Document made or effected in accordance with:

(i)	Clause 2.5 (Additional and/or Refinancing Debt), Clause 13.1 (Non-Distressed Disposals), Clause 16 (Additional Debt) or any other provision of this Agreement; or

(ii)	any other provision of any Secured Debt Document (provided that such amendment or waiver is not expressly prohibited by the terms of any other Secured Debt Document),

shall be binding on all Parties.

(c)

Any amendment, waiver or consent which relates only to the rights or obligations applicable to Creditors under a particular Debt Financing Agreement (and which does not materially and adversely affect the rights or interests of Creditors under other Debt Financing Agreements) may be approved with only the consent of the Agent in respect of that Debt Financing Agreement (if applicable, acting on the instructions of the requisite Creditors under that Debt Financing Agreement) and the Parent. For the avoidance of doubt, this paragraph (c) is without prejudice to the ability to effect, make or grant any amendment, waiver or consent pursuant to or in accordance with paragraph (a) above or any other provision of this Clause 25.

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(d)

Notwithstanding anything to the contrary in the Secured Debt Documents, a Secured Party may unilaterally waive, relinquish or otherwise irrevocably give up all or any of its rights under any Secured Debt Document with the consent of the Parent.

(e)	Any term of this Agreement or a Security Document may be amended or waived by the Parent and the Security Agent without the consent of any other Party if that amendment or waiver is:

(i)	to cure defects or omissions, resolve ambiguities or inconsistencies or reflect changes of a minor, technical or administrative nature; or

(ii)	otherwise for the benefit of all or any of the Secured Parties (but if for the benefit of some but not all Secured Parties, the amendment or waiver must not be adverse to any Secured Party).

(f)	Notwithstanding anything to the contrary, if any amendment, waiver or consent requested by the Parent in relation to this Agreement and/or the Security Documents:

(i)

is not prohibited by the terms of any Debt Financing Agreement (provided that, for the avoidance of doubt, this paragraph (i) shall not override (A) any express requirement or restriction in a Debt Financing Agreement in relation to the matter, step or action the subject of the proposed amendment, waiver or consent or (B) any express requirement for consent under Clause 4.3 (Permitted Payments: Hedging Liabilities) or Clause 6.2 (Permitted Senior Parent Payments)); or

(ii)

has been approved by the requisite Senior Secured Creditors or, as the case may be, Senior Parent Creditors under each Debt Financing Agreement that otherwise prohibits that amendment, waiver or consent, that amendment, waiver or consent shall be automatically and immediately deemed to have been approved and given for all purposes under this Agreement (and, if applicable, the relevant Security Documents). If the terms of any Debt Financing Agreement:

(A)

require the relevant Agent or Creditors to provide approval (or deem approval to have been provided) for any particular amendment, waiver or consent (for the avoidance of doubt, excluding any such terms which expressly entitle the relevant Agent or Creditors to withhold their approval for that amendment, waiver or consent); or

(B)

do not seek to regulate the relevant matter, step or action the subject of the amendment, waiver or consent (which shall be the case if the amendment or waiver of any relevant document or agreement is not expressly regulated by that Debt Financing Agreement and such amendment or waiver does not relate to a matter, step or action which is the subject of an express requirement or restriction in that Debt Financing Agreement), for the purpose of this Clause 25 that amendment, waiver or consent shall not be prohibited by the terms of that Debt Financing Agreement.

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For the purpose of this paragraph (f) and paragraph (a) of Clause 16.2 (Debt Refinancing Terms) only, the term Debt Financing Agreement shall include any Hedging Agreement pursuant to which the consent of a Hedge Counterparty is expressly required for the relevant amendment or waiver under and in accordance with sub-paragraph (a)(viii) above.

25.2	Amendments and Waivers: Security Documents

(a)

Without prejudice to any amendment, waiver or consent approved in accordance with Clause 25.1 (Required consents) and subject to paragraph (b) below and to paragraph (b) of Clause 25.4 (Exceptions), the Security Agent may, if authorised by an Instructing Group, and if the Parent consents, amend the terms of, waive any of the requirements of or grant consents under, any of the Security Documents which shall be binding on each Party.

(b)

Subject to paragraphs (b) and (c) of Clause 25.4 (Exceptions), in case of any amendment or waiver of, or consent under, any Security Document which would adversely affect the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Transaction Security are distributed, that amendment, waiver or consent shall require approval in accordance with Clause 25.1 (Required consents).

(c)

Notwithstanding anything to the contrary in the Secured Debt Documents, each Secured Party may (in their sole discretion) elect to disclaim or waive, in whole or in part, any claim, right, benefit or interest in any guarantee, indemnity, Security (including, without limitation, the Transaction Security) or any other similar and/or equivalent credit support provided by a member of the Group (including, for the avoidance of doubt, the right to receive any portion of the Recoveries) in connection with, or pursuant to, the Secured Debt Documents (the “Disclaimed Collateral”), provided that any such election shall not (or be deemed to) constitute, or result in, an Event of Default under any Secured Debt Document or a breach of any representation, warranty, undertaking or other term in any Secured Debt Document.

25.3	Effectiveness

(a)

Any amendment, waiver or consent given, made or effected in accordance with any of the provisions of this Clause 25, or in accordance with any other term of any Secured Debt Document, will be binding on all Parties and the Security Agent may effect, on behalf of any Agent, Arranger, Creditor or Operating Facility Lender, any amendment, waiver or consent permitted by this Clause 25 or any other term of any Secured Debt Document.

(b)

Each Agent, Arranger, Creditor and Operating Facility Lender irrevocably and unconditionally authorises and instructs the Security Agent (for the benefit of the Security Agent and the Parent) to execute any documentation relating to a proposed amendment, waiver or consent as soon as the requisite Creditor and Operating Facility Lender consent (as applicable) is received (or on such later date as may be agreed by the Security Agent and Parent).

(c)

The Parent may effect, as agent for each Debtor and Intra-Group Lender, any amendment, waiver or consent given, made or effected in accordance with any of the provisions of this Clause 25 or in accordance with any other term of any Debt Document (and is for this purpose released from the restrictions on self-dealing and representation of more than one party with respect to one and the same transaction under any applicable laws, including, but not limited to, any restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch)).

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25.4	Exceptions

(a)

Subject to paragraphs (b) and (c) below, an amendment, waiver or consent which adversely relates to the express rights or obligations of an Agent, an Arranger or the Security Agent (in each case in such capacity) may not be effected without the consent of that Agent, that Arranger or the Security Agent (as the case may be) at such time.

(b)	Neither paragraph (a) above nor Clause 25.2 (Amendments and Waivers: Security Documents) shall apply:

(i)	to any release of Transaction Security, claim or Liabilities; or

(ii)	to any consent,

which, in each case, the Security Agent gives in accordance with Clause 13 (Proceeds of Disposals and Adjustment of Mandatory Prepayments).

(c)	Paragraph (a) above shall apply to an Arranger only to the extent that Arranger Liabilities are then owed to that Arranger.

25.5	Disenfranchisement of Defaulting Lenders

(a)	In ascertaining whether:

(i)

any relevant percentage (including, for the avoidance of doubt, unanimity) of Senior Secured Credit Participations, Second Lien Secured Credit Participations and/or Senior Parent Credit Participations; or

(ii)	the agreement of any specified group of Senior Secured Creditors or Senior Parent Creditors,

has been obtained to approve any request for a Consent or to carry any other vote or approve any action under this Agreement, that Defaulting Lender’s Commitments will be reduced to zero.

(b)	For the purposes of this Clause 25.5, the relevant Agent may assume that the following Creditors are Defaulting Lenders:

(i)

any Senior Lenders, Permitted Senior Financing Creditors, Second Lien Lenders, Permitted Second Lien Financing Creditors or the Senior Parent Creditors (as applicable) which has notified the Security Agent and its relevant Agent that it has become a Defaulting Lender;

(ii)

any Senior Lenders, Permitted Senior Financing Creditors, Second Lien Lenders, Permitted Second Lien Financing Creditors or the Senior Parent Creditors (as applicable) if the relevant Agent has notified the Security Agent that that Creditor is a Defaulting Lender; and

(iii)

any Senior Lenders, Permitted Senior Financing Creditors, Second Lien Lenders, Permitted Second Lien Financing Creditors or the Senior Parent Creditors (as applicable) in relation to which it is aware that any of the events or circumstances referred to in the definition of “Defaulting Lender” in the

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Senior Facilities Agreement, any Permitted Senior Financing Agreement, any Second Lien Facility Agreement, any Permitted Second Lien Financing Agreement or any Permitted Parent Financing Agreement (as appropriate) has occurred, unless it has received notice to the contrary from the Creditor concerned (together with any supporting evidence reasonably requested by the Security Agent) or the Security Agent is otherwise aware that the Creditor concerned has ceased to be a Defaulting Lender.

25.6	Calculation of Credit Participations

(a)

For the purpose of ascertaining whether any relevant percentage of Senior Secured Credit Participations, Second Lien Secured Credit Participations or Senior Parent Credit Participations has been obtained under this Agreement, the relevant Agent or the Security Agent may notionally convert any Senior Secured Credit Participations, Second Lien Secured Credit Participations or, as the case may be, Senior Parent Credit Participations into their Common Currency Amounts.

(b)	Each Agent will, upon request from the Security Agent, promptly provide the Security Agent with:

(i)

details of the Senior Secured Credit Participations of the Senior Secured Creditors whom it represents and (if applicable) details of the extent to which such Senior Secured Credit Participations have been voted for or against any request;

(ii)

details of the Second Lien Secured Credit Participations of the Second Lien Secured Creditors whom it represents and (if applicable) details of the extent to which such Second Lien Secured Credit Participations have been voted for or against any request; and

(ii)

details of the Senior Parent Credit Participations of the Senior Parent Creditors whom it represents and (if applicable) details of the extent to which such Senior Parent Credit Participations have been voted for or against any request.

(c)

Each Hedge Counterparty will, upon request from the Security Agent or any other Agent, promptly provide the Security Agent with details of its Senior Secured Credit Participations (which shall be calculated as at the same time stipulated by the Security Agent or the relevant Agent (as applicable) in such request) and (if applicable) details of the extent to which such Senior Secured Credit Participations have been voted for or against any request.

25.7	Deemed consent

(a)

If, at any time prior to the First/Second Lien Discharge Date, the Senior Secured Creditors (or the requisite Senior Secured Creditors) and the Parent give a Consent in respect of any Senior Debt Documents then, if that action was permitted by the terms of this Agreement, the Intra-Group Lenders will (or will be deemed to):

(i)	give a corresponding Consent in equivalent terms in relation to each of the Debt Documents to which they are a party; and

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(ii)	do anything (including executing any document) that the Security Agent and the Parent may reasonably require by written notice to give effect to this paragraph (a).

(b)

If, at any time on or after the First/Second Lien Discharge Date and before the Senior Parent Discharge Date, the Senior Parent Creditors (or the requisite Senior Parent Creditors) and the Parent give a Consent in respect of the Senior Parent Finance Documents then, if that action was permitted by the terms of this Agreement, the Intra-Group Lenders will (or will be deemed to):

(i)	give a corresponding Consent in equivalent terms in relation to each of the Debt Documents to which they are a party; and

(ii)	do anything (including executing any document) that the Security Agent and the Parent may reasonably require by written notice to give effect to this paragraph (b).

25.8	Excluded consents

Clause 25.7 (Deemed consent) does not apply to any Consent which has the effect of:

(a)	increasing or decreasing the Liabilities;

(b)	changing the basis upon which any Permitted Payments are calculated (including the timing, currency or amount of such Payments); or

(c)	changing the terms of this Agreement or of any Security Document.

25.9	Senior Parent administrative consents

If the Senior Secured Creditors (or the requisite Senior Secured Creditors) at any time give any Consent in relation to any of the Senior Debt Documents of a minor, technical or administrative nature which does not adversely affect the interests of the Senior Parent Creditors or change the commercial terms contained in the Senior Parent Finance Documents then, if that action was approved by the Parent and permitted by the terms of this Agreement, the Senior Parent Creditors will (or will be deemed to):

(a)	give a corresponding Consent in equivalent terms in relation to each of the Secured Debt Documents to which they are a party; and

(b)	do anything (including executing any document) that the Security Agent and the Parent may reasonably require by written notice to give effect to this Clause 25.9.

25.10	No liability

None of the Senior Secured Creditors or the Agents will be liable to any other Creditor, Agent or Debtor for any Consent given or deemed to be given under this Clause 25.

26.	NOTES TRUSTEE

26.1	Liability

(a)

Each Notes Trustee enters into this Agreement not individually or personally but solely in its capacity as trustee in the exercise of the powers and authority conferred and vested in it under the relevant Notes Finance Documents for and on behalf of the Noteholders for which the Notes Trustee acts as trustee and by the appointment of the relevant Notes

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Trustee as common representative of the Noteholders only for which the Notes Trustee acts as trustee. Each Notes Trustee shall have no liability for acting for itself or in any capacity other than as trustee and nothing in this Agreement shall impose on it any obligation to pay any amount out of its personal assets. Notwithstanding any other provision of this Agreement, its obligations hereunder (if any) to make any payment of any amount or to hold any amount on trust shall be only to make payment of such amount to or hold any such amount on trust to the extent that (i) it has actual knowledge that such obligation has arisen and (ii) it has received and, on the date on which it acquires such actual knowledge, has not distributed to the Noteholders for which it acts as trustee in accordance with the relevant Notes Indenture any such amount.

(b)

In no case shall any Notes Trustee be (i) personally responsible, liable or accountable in damages or otherwise to any other Party for any loss, damage or claim incurred by reason of any act or omission performed or omitted by that Notes Trustee in good faith in accordance with this Agreement or any of the Notes Finance Documents in a manner that such Notes Trustee believed to be within the scope of the authority conferred on it by this Agreement or any of the Notes Finance Documents or by law, or (ii) personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of any other Party, all such liability, if any, being expressly waived by the Parties and any person claiming by, through or under such Party; provided however, that each Note Trustee shall be personally liable under this Agreement for its own gross negligence or willful misconduct. It is also acknowledged and agreed that no Notes Trustee shall have any responsibility or liability for the actions of any individual Creditor or Noteholder (save in respect of its own actions).

(c)

Notwithstanding anything in this Agreement to the contrary, each Notes Trustee shall only have an obligation to turn over or repay amounts received under this Agreement by it if (i) it had actual knowledge that the receipt or recovery is an amount received in breach of this Agreement and (ii) to the extent that, prior to receiving such knowledge, it had not distributed the amount of such receipt or recovery in accordance with the relevant Notes Indenture. No Notes Trustee shall be charged with knowledge (actual or otherwise) or existence of facts that would impose any obligation on it hereunder to make any payment or prohibit it from making any payment unless, not less than two Business Days prior to the date of such payment, a Responsible Officer of the Notes Trustee receives written notice satisfactory to it that such payments are required or prohibited by this Agreement.

(d)

Notwithstanding anything contained herein, no provision of this Agreement shall alter or otherwise affect the rights and obligations of the Parent or any other Debtor to make payments in respect of Notes Trustee Amounts as and when the same are due and payable pursuant to the applicable Notes Finance Documents or the receipt and retention by any Notes Trustee of the same or the taking of any step or action by any Notes Trustee in respect of its rights under the applicable Notes Finance Documents to the same.

(e)	No Notes Trustee is responsible for the appointment or for monitoring the performance of the Security Agent.

(f)

The Security Agent agrees and acknowledges that it shall have no claim against any Notes Trustee in respect of any fees, costs, expenses and liabilities due and payable to, or incurred by, the Security Agent.

(g)

No Notes Trustee shall be under any obligation to instruct or direct the Security Agent to take any Enforcement Action unless it has been instructed to do so by the relevant Noteholders and has been indemnified and/or secured and/or prefunded to its satisfaction.

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(h)	The provisions of this Clause 26 shall survive the termination of this Agreement.

26.2	No action

(a)

Notwithstanding any other provision of this Agreement, no Notes Trustee shall have any obligation to take any action under this Agreement unless it is indemnified and/or secured and/or prefunded to its satisfaction in respect of all costs, expenses and liabilities which it would in its opinion thereby incur (including legal fees together with any associated VAT). No Notes Trustee shall have an obligation to indemnify any other person, whether or not a Party, in respect of any of the transactions contemplated by this Agreement. In no event shall the permissive rights of a Notes Trustee to take action under this Agreement be construed as an obligation to do so.

(b)

Prior to taking any action under this Agreement any Notes Trustee may request and rely upon an opinion of counsel or opinion of another qualified expert, at the expense of the Parent or another Debtor.

(c)

Notwithstanding any other provisions of this Agreement or any other Notes Finance Document to which a Notes Trustee is a party, in no event shall a Notes Trustee be liable for special, indirect, punitive or consequential loss or damages of any kind whatsoever (including but not limited to loss of business, goodwill, opportunity or profits) whether or not foreseeable even if such Notes Trustee has been advised of the likelihood of such loss or damage and regardless of whether the claim for loss or damage is made in negligence, for breach of contract or otherwise.

26.3	Reliance on certificates

Any Notes Trustee shall be entitled to and may rely on any notice, consent or certificate given or granted by any Party without being under any obligation to enquire or otherwise determine whether any such notice, consent or certificate has been given or granted by such Party properly acting in accordance with the provisions of this Agreement.

26.4	No fiduciary duty

No Notes Trustee shall be deemed to owe any fiduciary duty to any Creditor (save in respect of such persons for whom it acts as trustee) and shall not be personally liable to any Creditor if it shall in good faith mistakenly pay over or, distribute to any Creditor or to any other person cash, property or securities to which the other Creditor shall be entitled by virtue of this Agreement or otherwise. With respect to the Creditors, each Notes Trustee undertakes to perform or to observe only such of its covenants or obligations as are specifically set forth in the Notes Finance Documents pursuant to which it acts as trustee and this Agreement and no implied agreement, covenants or obligations with respect to the other Creditors shall be read into this Agreement against any Notes Trustee.

26.5	Debt assumptions

(a)	Each Notes Trustee is entitled to assume that in respect of the Senior Liabilities and the Senior Parent Liabilities:

(i)	no Senior Payment Default has occurred;

(ii)	no Second Lien Payment Default has occurred;

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(iii)	none of the Senior Creditor Liabilities, Second Lien Liabilities or Senior Parent Liabilities have been accelerated;

(iv)	no Default, Event of Default or termination event (however described) has occurred; and

(v)	neither the First/Second Lien Discharge Date nor the Senior Parent Discharge Date has occurred,

unless a Responsible Officer of the relevant Notes Trustee has actual knowledge to the contrary.

(b)	No Notes Trustee is obliged to monitor or enquire whether any Event of Default has occurred.

26.6	Creditors

In acting pursuant to this Agreement and the relevant Notes Indenture, no Notes Trustee is required to have any regard to the interests of the Senior Lenders, Second Lien Lenders, Permitted Senior Financing Creditors, Permitted Second Lien Financing Creditors, Permitted Parent Financing Creditors, Hedge Counterparties, Operating Facility Lenders, (in the case of the Senior Parent Notes Trustee) the Senior Notes Creditors or (in the case of the Senior Notes Trustee) the Senior Parent Notes Creditors.

26.7	Reliance and advice

Each Notes Trustee may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may be assumed to be within its powers to verify; and

(c)	engage, pay for and rely on professional advisers selected by it (including those representing a person other than such Notes Trustee).

26.8	Other Parties not affected

No provision of this Clause 26 shall alter or change the rights and obligations as between the other Parties in respect of each other. This Clause 26 is intended to afford protection to the Notes Trustees only.

26.9	Instructions

In acting under this Agreement, each Notes Trustee is entitled to seek instructions from the Noteholders for whom it is acting as trustee at any time and, where it acts on the instructions of the Noteholders, no Notes Trustee shall incur any liability to any person for so acting. No Notes Trustee is liable to any person for any loss suffered as a result of any delay caused as a result of its seeking instructions from such Noteholders.

26.10	Responsibility of Notes Trustee

(a)	No Notes Trustee shall be responsible to any other Secured Party for the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance of:

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(i)	any Secured Debt Document or any other document;

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Secured Debt Document or any other document; or

(iii)	any observance by any Debtor of its obligations under any Secured Debt Document or any other document.

(b)

Each Notes Trustee may rely and shall be fully protected in acting or refraining from acting upon any notice, certificate or other document reasonably believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person.

26.11	Confirmation

Without affecting the responsibility of any Debtor or the Parent for information supplied by it or on its behalf in connection with any Debt Document, each Secured Party (other than the Notes Trustees (in their personal capacity) and the Security Agent) confirms that it:

(a)

has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Secured Debt Documents (including the financial condition and affairs of each Debtor or their related entities and the nature and extent of any recourse against any Party or its assets); and

(b)	has not relied on any information provided to it by any Notes Trustee in connection with any Secured Debt Documents.

26.12	Provision of information

No Notes Trustee is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party. No Notes Trustee is responsible for:

(a)

providing any Secured Party with any credit or other information concerning the risks arising under or in connection with the Debt Documents (including any information relating to the financial condition or affairs of any Debtor, the Parent or their related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(b)	obtaining any certificate or other document from any Debtor or the Parent.

26.13	Departmentalism

In acting as a Notes Trustee, each Notes Trustee shall be treated as acting through its agency division which shall be treated as a separate entity from its other divisions and departments. Any information received or acquired by a Notes Trustee which, in its opinion, is received or acquired by some other division or department or otherwise than in its capacity as a Notes Trustee may be treated as confidential by such Notes Trustee and will not be treated as information possessed by a Notes Trustee in its capacity as such.

26.14	Disclosure of information

Each Debtor irrevocably authorises any Notes Trustee to disclose to any Secured Party any information that is received by that Notes Trustee in its capacity as a Notes Trustee.

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26.15	Illegality

Each Notes Trustee may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

26.16	Resignation of Notes Trustee

Each Notes Trustee may resign or be removed in accordance with the terms of the applicable Notes Indenture, provided that a replacement Notes Trustee agrees with the Parties to become the replacement trustee under this Agreement by the execution of a Creditor/Agent Accession Undertaking.

26.17	Notes Trustee assumptions

(a)	Each Notes Trustee is entitled to assume that:

(i)

any payment or other distribution made pursuant to this Agreement in respect of the Senior Parent Liabilities, Second Lien Liabilities or Senior Notes Liabilities (as the case may be) has been made in accordance with the ranking in Clause 2 (Ranking and Priority) and is not prohibited by any provisions of this Agreement and is made in accordance with these provisions;

(ii)	the proceeds of enforcement of any Security conferred by the Security Documents have been applied in the order set out in Clause 14 (Application of Proceeds);

(iii)

any Security, collateral, guarantee or indemnity or other assurance granted to it has been so granted in compliance with Clause 3.3 (Security and Guarantees: Senior Secured Creditors) or, as the case may be, Clause 6.1 (Restriction on Payment and dealings: Senior Parent Liabilities); and

(iv)	any Senior Notes or Senior Parent Notes issued comply with the provisions of this Agreement,

unless a Responsible Officer of such Notes Trustee has actual knowledge to the contrary.

(b)

No Notes Trustee shall have any obligation under Clause 9 (Effect of Insolvency Event) or Clause 11 (Redistribution) in respect of amounts received or recovered by it unless (i) a Responsible Officer has actual knowledge that such Clauses apply to the receipt or recovery, and (ii) it has not distributed to the relevant Noteholders in accordance with the Notes Indenture any amount so received or recovered.

26.18	Agents

Each Notes Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care by it hereunder.

26.19	No Requirement for Bond or Surety

No Notes Trustee shall be required to give any bond or surety with respect to the performance of its duties or the exercise of its powers under this Agreement.

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27.	GUARANTEE AND INDEMNITY

27.1	Guarantee and indemnity

Each Debtor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Guarantee Party punctual performance by each other Debtor of all that Debtor’s payment obligations to it under the Guarantee Agreements;

(b)

undertakes with each Guarantee Party that whenever another Debtor does not pay any amount when due to it under or in connection with any Guarantee Agreement, that Debtor shall immediately on demand pay that amount as if it was the principal Debtor; and

(c)

agrees with each Guarantee Party that if, for any reason, any amount claimed by a Guarantee Party under this Clause 27 is not recoverable on the basis of a guarantee, it will be liable as a principal debtor and primary obligor to indemnify that Guarantee Party against any cost, loss or liability it incurs as a result of a Debtor not paying any amount expressed to be payable by it to that Guarantee Party under any Guarantee Agreement on the date when it is expressed to be due. The amount payable by a Debtor under this indemnity will not exceed the amount it would have had to pay under this Clause 27 if the amount claimed had been recoverable on the basis of a guarantee, subject to any limitation referred to in Clause 27.11 (Limitations on Guarantees) or in any Debtor Accession Deed by which it became a Debtor.

27.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Debtor under the Guarantee Agreements, regardless of any intermediate payment or discharge in whole or in part.

27.3	Reinstatement

If any payment by a Debtor or any discharge given by a Guarantee Party (whether in respect of the obligations of any Debtor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Debtor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Guarantee Party shall be entitled to recover the value or amount of that security or payment from the Debtor, as if the payment, discharge, avoidance or reduction had not occurred.

27.4 Waiver of defences

The obligations of each Debtor under this Clause 27 will not be affected by any act, omission, matter or thing which, but for this Clause 27, would reduce, release or prejudice any of its obligations under this Clause 27 (without limitation and whether or not known to it or any Guarantee Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Debtor or other person;

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(b)	the release of any other Debtor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Debtor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Debtor or any other person;

(e)	any amendment (however fundamental) or replacement of a Guarantee Agreement or any other document or security provided that a Debtor shall be a party thereto;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Guarantee Agreement or any other document or security; or

(g)	any insolvency or similar proceedings.

27.5	Debtor intent

Without prejudice to the generality of Clause 27.4 (Waiver of defences) but subject to Clause 27.11 (Limitations on Guarantees), each Debtor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Guarantee Agreements.

27.6	Immediate recourse

Each Debtor waives any right it may have of first requiring any Guarantee Party (or any Security Agent or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Debtor under this Clause 27. This waiver applies irrespective of any law or any provision of a Guarantee Agreement to the contrary.

27.7	Appropriations

Until all amounts which may be or become payable by the Debtors to it under or in connection with the Guarantee Agreements have been irrevocably paid in full, each Guarantee Party (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other monies, security or rights held or received by that Guarantee Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Debtor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any monies received from any Debtor or on account of any Debtor’s liability under this Clause 27.

27.8	Deferral of Debtor’s rights

(a)

Until all amounts which may be or become payable by the Debtors under or in connection with the Guarantee Agreements have been irrevocably paid in full and unless any relevant Guarantee Party otherwise directs or as permitted by this Agreement, no Debtor will exercise any rights which it may have by reason of performance by it of its obligations under the Guarantee Agreements:

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(i)	to be indemnified by a Debtor;

(ii)	to claim any contribution from any other guarantor of any Debtor’s obligations under the Guarantee Agreements;

(iii)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Guarantee Parties under the Guarantee Agreements or of any other guarantee or security taken pursuant to, or in connection with, the Guarantee Agreements by any Guarantee Party;

(iv)

to bring legal or other proceedings for an order requiring any Debtor to make any payment, or perform any obligation, in respect of which any Debtor has given a guarantee, undertaking or indemnity under Clause 27.1 (Guarantee and indemnity);

(v)	to exercise any right of set-off against any Debtor; and/or

(vi)	to claim or prove as a creditor of any Debtor in competition with any Guarantee Party.

(b)

If a Debtor receives any benefit, payment or distribution in relation to such rights, it shall, other than to the extent such Debtor is permitted to retain such benefit, payment or distribution in accordance with this Agreement, hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the relevant Guarantee Party by the Debtors under or in connection with the Guarantee Agreements to be repaid in full on trust (to the extent it is able to do so in accordance with any law applicable to it) for that Guarantee Party.

27.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Guarantee Party.

27.10	Release of Debtors’ right of contribution

If any Debtor (a “Retiring Debtor”) ceases to be a Debtor in accordance with the terms of this Agreement, then on the date such Retiring Debtor ceases to be a Debtor:

(a)

that Retiring Debtor is released by each other Debtor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Debtor arising by reason of the performance by any other Debtor of its obligations under the Guarantee Agreements; and

(b)

each other Debtor waives any rights it may have by reason of the performance of its obligations under the Guarantee Agreements to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Guarantee Parties under any Guarantee Agreement or of any other security taken pursuant to, or in connection with, any Guarantee Agreement where such rights or security are granted by or in relation to the assets of the Retiring Debtor.

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27.11	Limitations on Guarantees

Notwithstanding anything to the contrary in this Agreement or any other Debt Document:

(a)	Financial Assistance:

(i)

This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of Section 677 of the Companies Act 2006 or any equivalent provision of any applicable law including section 260A of the Australian Corporations Act, section 100 of the Gibraltar Companies Act 2014, within the meaning of article 110 of the Maltese Companies Act (Chapter 386 of the Laws of Malta), or otherwise being unlawful or in breach of the fiduciary or statutory duties of any director or officer of any member of the Group.

(ii)

If, notwithstanding paragraph (i) above, the giving of the guarantee in respect of obligations under the Debt Documents or the granting of any Transaction Security would be unlawful financial assistance, then, to the extent necessary to give effect to paragraph (i) above, if and to the extent specified by the Parent in writing:

(A)

the obligations under the Debt Documents will be deemed to have been split into two tranches, being “Tranche 1” comprising those obligations which can be guaranteed and/or secured without breaching or contravening relevant financial assistance laws and “Tranche 2” comprising the remainder of the obligations under the Debt Documents (with the Tranche 2 obligations excluded from any relevant obligations and liabilities under the Debt Documents, including this Clause 27); or

(B)	the obligations under the Debt Documents will be deemed subject to other arrangements agreed by the Parent and the Security Agent.

(b)

Dutch Debtors: Notwithstanding anything to the contrary contained in this Agreement or in any other Secured Debt Document, the obligations and liabilities under the Secured Debt Documents (including this Clause 27) of a Dutch Debtor and any Debtor which is a Subsidiary of a Dutch Debtor shall exclude, and shall not be or be construed as, any guarantee, indemnity, security or other obligation of such Debtor, to the extent that it would:

(i)	constitute unlawful financial assistance within the meaning of Section 2:98c of the Dutch Civil Code or any other applicable financial assistance rules of any relevant jurisdiction; or

(ii)	as regards any Dutch Debtor only, constitute ultra vires within the meaning of Section 2:7 of the Dutch Civil Code.

(c)	US Debtors:

(i)	Notwithstanding anything to the contrary contained in this Agreement or in any other Secured Debt Document:

(A)

the maximum liability of each US Debtor under the Debt Documents (including this Clause 27) shall in no event exceed an amount equal to the greatest amount that would not render such US Debtor’s obligations hereunder and under the other Secured Debt Documents subject to avoidance under the US Bankruptcy Code or to being set aside, avoided or annulled under any Fraudulent Transfer Law, in each case subject to applicable law and after giving effect to:

167

(1)

all other liabilities of such Debtor, contingent or otherwise, that are relevant under such Fraudulent Transfer Law (specifically excluding, however, any liabilities of such Debtor in respect of intercompany indebtedness to any Debtor to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Debtor hereunder); and

(2)

the value as assets of such Debtor (as determined under the applicable provisions of such Fraudulent Transfer Law) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such Debtor pursuant to applicable law; and

(B)

without prejudice to any of the other provisions of this Agreement or any other Secured Debt Document, each Party agrees that, in the event any payment or distribution is made on any date by a US Debtor under the Debt Documents (including this Clause 27), each such US Debtor shall be entitled to be indemnified by each other Debtor in an amount equal to such payment, in each case multiplied by a fraction of which the numerator shall be the net worth of the contributing Debtor and the denominator shall be the aggregate net worth of all Debtors.

(ii)

Notwithstanding any other provision of this Agreement or any other Secured Debt Document to the contrary, no obligation of a US Debtor shall be (or be deemed) guaranteed by, or otherwise supported directly or indirectly by the assets of, any person that is:

(A)

a Subsidiary of a US Person (where such US Person is (aa) a member of the Group, (bb) a Subsidiary of a member of the Group or (cc) a joint venture in which any member of the Group has an ownership interest); and

(B)	a “controlled foreign corporation” as defined in Section 957(a) of the US Internal Revenue Code.

(iii)

Each US Debtor and each Guarantee Party (by its acceptance of the guarantee under this Clause 27) hereby confirms that it is its intention that the guarantee under this Clause 27 shall not constitute a fraudulent transfer or conveyance for purposes of any bankruptcy, insolvency or similar law, the Uniform Fraudulent Conveyance Act of the United States or any similar federal, state or foreign law.

(d)	Luxembourg Guarantors:

(i)

Notwithstanding anything to the contrary in this Agreement or any other Secured Debt Document, the obligations and liabilities of a Luxembourg Guarantor under the Debt Documents (including this Clause 27) and/or the aggregate obligations and exposure of any Security provider incorporated or existing under the laws of Luxembourg (together with a Luxembourg

168

Guarantor, the “Luxembourg Debtors” and each a “Luxembourg Debtor”) for the obligations of any Debtor which is not a direct or indirect Subsidiary of such Luxembourg Debtor shall, together with any similar guarantee and/or Security obligations of such Luxembourg Debtor arising under any other Debt Documents, be limited to an aggregate amount not exceeding the higher of:

(A)

the sum of 90% of such Luxembourg Debtor’s capitaux propres (as referred to in Annex 1 to the Grand Ducal Regulation dated 18 December 2015 setting out the form and content of the presentation of the balance sheet and profit and loss account, enforcing the Luxembourg law of 19 December 2002 on the register of commerce and companies and the accounting and annual accounts of undertakings, as amended (the “Grand Ducal Regulation”)) and its Intra-Group Liabilities, as shown in its most recently and duly approved financial statements as at the date of this Agreement (or, as the case may be, the date on which it became a Debtor); and

(B)

the sum of 90% of such Luxembourg Debtor’s capitaux propres (as referred to in Annex 1 to the Grand Ducal Regulation) and its Intra-Group Liabilities as shown in its most recently and duly approved financial statements as at the date on which a demand under a guarantee is made or Transaction Security granted by it is enforced.

(ii)

For the purpose of this Clause, “Intra-Group Liabilities” shall mean any amounts owed by a Luxembourg Debtor to any other member of the Group that have not been financed (directly or indirectly) by a borrowing under any Secured Debt Document.

(iii)

The limitation in paragraph (i) above in relation to a Luxembourg Debtor shall not apply to any amounts borrowed under any Secured Debt Document and made available, in any form whatsoever, to such Luxembourg Debtor or any of its direct or indirect Subsidiaries. For the avoidance of doubt, any amounts borrowed under any Secured Debt Document and made available, in any form whatsoever, to any Luxembourg Debtor or any of its direct or indirect Subsidiaries shall form part of, and be covered by, the guarantee and/or Transaction Security given by such Luxembourg Debtor.

(iv)

Notwithstanding anything to the contrary in this Agreement or any other Secured Debt Document, the obligations and liabilities of a Luxembourg Debtor under the Secured Debt Documents (including this Clause 27) shall not extend or be deemed to extend to (or otherwise relate to, cover or include) any obligations or liabilities to the extent that to do so would constitute:

(1)	a breach of the financial assistance prohibitions contained in article 430-19 of the Luxembourg law on commercial companies dated 10 August 1915, as amended; or

(2)	a misuse of corporate assets (abus de biens sociaux) as defined in article 1500-11 of the Luxembourg law on commercial companies dated 10 August 1915, as amended.

(e)

Irish Debtors: Notwithstanding anything to the contrary in this Agreement or any other Debt Document, the guarantee set out in this Clause 27 shall not apply to any liability of any Irish Debtor to the extent that it would result in the guarantee constituting unlawful financial assistance within the meaning of Section 82 of the Irish Companies Act or constituting a breach of Section 239 of the Irish Companies Act.

169

(f)

Gibraltar Debtor: Notwithstanding anything to the contrary in this Agreement or any other Secured Debt Document, the obligations and liabilities of the Gibraltar Debtor shall be limited at any time (with no double counting), to the maximum amount due and recoverable from the Gibraltar Debtor without (i) causing the Gibraltar Debtor to be presumed insolvent as defined under section 10(1)(b) of the Insolvency Act 2011 of Gibraltar or insolvent as defined under section 4 of the Insolvent Partnership Regulations 2014 of Gibraltar; (ii) comprising a void transaction under the Insolvency Act 2011 of Gibraltar or the Companies Act 2014 of Gibraltar; and (iii) comprising a voidable transaction per Part 9 of the Insolvency Act 2011 of Gibraltar.

(g)

Excluded Swap Obligations: The guarantee of each Debtor under this Clause 27 does not apply to any Excluded Swap Obligation of such Debtor (and no amount received from any Debtor under any Debt Document shall be applied to any Excluded Swap Obligation of such Debtor, whether under Clause 14 (Application of Proceeds) or otherwise).

(h)

Additional Debtors: In relation to any person which becomes a Debtor after the date of this Agreement, the guarantee of that Debtor shall in addition be subject to any limitations relating to that Debtor set out in any relevant Debtor Accession Deed.

28.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

29.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

30.	ENFORCEMENT

30.1	Jurisdiction

(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

30.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law each Debtor (unless incorporated in England and Wales):

(i)

irrevocably appoints Power Leisure Bookmaker Limited (registered number 3822566) of One Chamberlain Square Cs, Birmingham, United Kingdom, B3 3AX (or any replacement agent for service of process in England notified to the Facility Agent from time to time) as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

170

(ii)	agrees that failure by a process agent to notify the relevant Debtor of the process will not invalidate the proceedings concerned.

(d)

A Debtor may irrevocably appoint another person as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement, subject to notifying the Security Agent accordingly. In the case of any replacement of an existing agent for service of process, following the new process agent’s appointment and notification to the Security Agent of such new appointment, the existing process agent may resign.

This Agreement has been entered into on the date stated at the beginning of this Agreement and executed as a deed by the Intra-Group Lenders and the Debtors and is intended to be and is delivered by them as a deed on the date specified above.

171

SCHEDULE 1

FORM OF DEBTOR ACCESSION DEED

THIS AGREEMENT is made on [    ] and made between:

1.	[Insert Full Name of New Debtor] (the “Acceding Debtor”); and

2.	[Insert Full Name of Current Security Agent] (the “Security Agent”), for itself and each of the other parties to the intercreditor agreement referred to below.

This agreement is made on [date] by the Acceding Debtor in relation to an intercreditor agreement (the “Intercreditor Agreement”) dated [    ] between, amongst others, [    ] as parent, [    ] as security agent, [    ] as senior agent, the other Creditors and the other Debtors (each as defined in the Intercreditor Agreement).

The Acceding Debtor intends to [incur Liabilities under the following documents]/[give Security and/or a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents]:

[Insert details (date, parties and description) of relevant documents]

the “Relevant Documents”.

IT IS AGREED as follows:**

1.	Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Agreement, bear the same meaning when used in this Agreement.

2.	Subject to the terms of the Intercreditor Agreement, the Acceding Debtor and the Security Agent agree that the Security Agent shall hold:

(a)	[any Security in respect of Liabilities or any Security Agent Claim created or expressed to be created pursuant to the Relevant Documents;

(b)	all proceeds of that Security; and]*

(c)

all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of the Liabilities to the Security Agent as trustee or security agent for the Secured Parties or creditor under any parallel debt structure (in the Relevant Documents or otherwise, including any Security Agent Claim) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Acceding Debtor (in the Relevant Documents or otherwise) in favour of the Security Agent as trustee or security agent for the Secured Parties or creditor under any parallel debt structure, on trust or as agent for the Secured Parties (to the extent legally possible and including as creditor under a parallel debt structure for the benefit of the Secured Parties) or administer as security agent for itself and the other Secured Parties, on the terms and conditions contained in the Intercreditor Agreement.

**

This Debtor Accession Deed may be amended as necessary to ensure that the relevant Acceding Debtor becoming party to the Intercreditor Agreement would not breach any applicable law or present a material risk of liability for any member of the Group and/or its officers or directors, or give rise to a material risk of breach of fiduciary or statutory duties.

*	Include to the extent that the Security created in the Relevant Documents is expressed to be granted to the Security Agent as trustee for the Secured Parties.

172

3.

The Acceding Debtor confirms that it intends to be party to the Intercreditor Agreement as a Debtor, undertakes to perform all the obligations expressed to be assumed by a Debtor under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement (in each case subject always to any applicable limitations set out in Clause 27.11 (Limitations on Guarantees) or the other terms of the Intercreditor Agreement).

4.

[In consideration of the Acceding Debtor being accepted as an Intra-Group Lender for the purposes of the Intercreditor Agreement, the Acceding Debtor also confirms that it intends to be party to the Intercreditor Agreement as an Intra-Group Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Intra-Group Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement].**

5.	[Include any additional limitations required by the Acceding Debtor].

[4]/[5]/[6]. This Agreement and any non-contractual obligations arising out of or in connection with it are governed by, English law.

THIS AGREEMENT has been signed on behalf of the Security Agent and executed as a deed by the Acceding Debtor and is delivered on the date stated above.

The Acceding Debtor

[EXECUTED AS A DEED	)
By: [Full Name of Acceding Debtor]	)

Director

Director/Secretary

OR

[EXECUTED AS A DEED

By: [Full name of Acceding Debtor]

Signature of Director

Name of Director

in the presence of

**	Include this paragraph in the relevant Debtor Accession Deed if the Acceding Debtor is also to accede as an Intra-Group Lender to the Intercreditor Agreement.

173

Signature of witness

Name of witness

Address of witness

Occupation of witness]

Address for notices:

Address:

Fax:

The Security Agent

[Full Name of Current Security Agent]

By:

Date:

174

SCHEDULE 2

FORM OF CREDITOR/AGENT ACCESSION UNDERTAKING

To:	[Insert full name of current Security Agent] for itself and each of the other parties to the Intercreditor Agreement referred to below.

[To:	[Insert full name of current Senior Agent] as Senior Agent.]*

From:	[Acceding Creditor/Agent]

THIS UNDERTAKING is made on [date] by [insert full name of new Senior Lender/Operating Facility Lender/Hedge Counterparty/Senior Agent/ Intra-Group Lender/Permitted Senior Financing Creditor/Permitted Parent Financing Creditor/Senior Creditor Representative/Senior Parent Creditor Representative/Investor/ Senior Notes Trustee/Senior Parent Notes Trustee] (the “Acceding [Senior Lender/Second Lien Lender/Operating Facility Lender/Hedge Counterparty/Senior Agent/ /Intra-Group Lender/Permitted Senior Financing Creditor/Permitted Second Lien Financing Creditor/Permitted Parent Financing Creditor/Senior Creditor Representative/Second Lien Creditor Representative/Senior Parent Creditor Representative/Investor/Senior Notes Trustee/Senior Parent Notes Trustee]”) in relation to the intercreditor agreement (the “Intercreditor Agreement”) dated [    ] between, among others, [INSERT NAME OF PARENT] as parent, [INSERT NAME OF SECURITY AGENT] as security agent, [INSERT NAME OF SENIOR AGENT] as senior agent, the other Creditors and the other Debtors (each as defined in the Intercreditor Agreement). Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Undertaking, bear the same meanings when used in this Undertaking.

In consideration of the Acceding [Senior Lender/Second Lien Lender/Operating Facility Lender/Hedge Counterparty/Senior Agent/ /Intra-Group Lender/Permitted Senior Financing Creditor/Permitted Second Lien Financing Creditor/Permitted Parent Financing Creditor/Senior Creditor Representative/Second Lien Creditor Representative/Senior Parent Creditor Representative/Investor/Senior Notes Trustee/Senior Parent Notes Trustee] being accepted as a [Senior Lender/Second Lien Lender/Operating Facility Lender/Hedge Counterparty/Senior Agent/ /Intra-Group Lender/Permitted Senior Financing Creditor/Permitted Second Lien Financing Creditor/Permitted Parent Financing Creditor/Senior Creditor Representative/Second Lien Creditor Representative/Senior Parent Creditor Representative/Investor/Senior Notes Trustee/Senior Parent Notes Trustee] for the purposes of the Intercreditor Agreement, the Acceding [Senior Lender/Second Lien Lender/Operating Facility Lender/Hedge Counterparty/Senior Agent/ /Intra-Group Lender/Permitted Senior Financing Creditor/Permitted Second Lien Financing Creditor/Permitted Parent Financing Creditor/Senior Creditor Representative/Second Lien Creditor Representative/Senior Parent Creditor Representative/Investor/Senior Notes Trustee/Senior Parent Notes Trustee] confirms that, as from [date], it intends to be party to the Intercreditor Agreement as a [Senior Lender/Second Lien Lender/Operating Facility Lender/Hedge Counterparty/Senior Agent/ /Intra-Group Lender/Permitted Senior Financing Creditor/Permitted Second Lien Financing Creditor/Permitted Parent Financing Creditor/Senior Creditor Representative/Second Lien Creditor Representative/Senior Parent Creditor Representative/Investor/Senior Notes Trustee/Senior Parent Notes Trustee] and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a [Senior Lender/Second Lien Lender/Operating Facility Lender/Hedge Counterparty/Senior Agent/ /Intra-Group Lender/Permitted Senior Financing Creditor/Permitted Second Lien Financing Creditor/Permitted Parent Financing Creditor/Senior Creditor Representative/Second Lien Creditor Representative/Senior Parent Creditor Representative/Investor/Senior Notes Trustee/Senior Parent Notes Trustee] and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

*	Include only in the case of (i) a Hedge Counterparty or (ii) an Ancillary Lender which is an Affiliate of a Senior Lender.

175

[The Acceding Senior Lender is an Affiliate of a [Senior Lender/Permitted Senior Financing Creditor] and has become a provider of an Ancillary Facility. In consideration of the Acceding Senior Lender being accepted as an Ancillary Lender for the purposes of the [Senior Facilities Agreement/Permitted Senior Financing Agreement], the Acceding Senior Lender confirms, for the benefit of the parties to the Senior Facilities Agreement, that, as from [date], it intends to be party to the [Senior Facilities Agreement/Permitted Senior Financing Agreement] as an Ancillary Lender, and undertakes to perform all the obligations expressed in the [Senior Facilities Agreement/Permitted Senior Financing Agreement] to be assumed by a [Finance Party] and agrees that it shall be bound by all the provisions of the Senior Facilities Agreement, as if it had been an original party to the [Senior Facilities Agreement/Permitted Senior Financing Agreement] as an Ancillary Lender.]

[[The Acceding Lender] expressly confirms that it [can/cannot] exempt the Security Agent from the restrictions pursuant to section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law as provided for in paragraph (g) of Clause 17.1 (Appointment by Secured Parties).]***

This Undertaking and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS UNDERTAKING has been entered into on the date stated above [and is executed as a deed by the Acceding Creditor, if it is acceding as an Intra-Group Lender and is delivered on the date stated above].

Acceding [Creditor/Agent]

[EXECUTED as a DEED]
[insert full name of Acceding
Creditor/Agent]

By:

Address:

Fax:

Accepted by the Security Agent	[Accepted by the Senior Agent]

for and on behalf of	for and on behalf of

[Insert full name of current Security Agent]	[Insert full name of Senior Agent]

Date:	Date:]****

***	Include only to the extent relevant to the Acceding Lender.
****	Include only in the case of an Ancillary Lender which is an Affiliate of a Senior Lender.

176

SCHEDULE 3

FORM OF DEBTOR RESIGNATION REQUEST

To:	[ ] as Security Agent

From:	[resigning Debtor] and [Parent]

Dated:

Dear Sirs

[            ] - Intercreditor Agreement

dated [    ] (the “Intercreditor Agreement”)

1.

We refer to the Intercreditor Agreement. This is a Debtor Resignation Request. Terms defined in the Intercreditor Agreement have the same meaning in this Debtor Resignation Request unless given a different meaning in this Debtor Resignation Request.

2.	Pursuant to Clause 19.12 (Resignation of a Debtor) of the Intercreditor Agreement we request that [resigning Debtor] be released from its obligations as a Debtor under the Intercreditor Agreement.

3.	This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Parent]	[resigning Debtor]

By:	By:

177

SIGNATURES

The Senior Facility Agent

[•]

By:	By:

Name:	Name:

Title:	Title:

Address:

Email:

Attention:

Saint – Intercreditor Agreement – Signature Page

The Security Agent

WILMINGTON TRUST (LONDON) LIMITED

By:

Name:

Title:

Address:

Email:

Attention:

Saint – Intercreditor Agreement – Signature Pages

The Senior Lenders

[•]

By:	By:

Name:	Name:

Title:	Title:

Address:

Email:

Attention:

Saint – Intercreditor Agreement – Signature Pages

The Senior Lenders

[•]

By:

Name:

Title:

By:

Name:

Title:

Address:

Fax:

Tel No:

Attention:

Saint – Intercreditor Agreement – Signature Pages

The Senior Lenders

[•]

By:	By:

Name:	Name:

Title:	Title:

Address:

Email:

Attention:

Saint – Intercreditor Agreement – Signature Pages

The Senior Lenders

[•]

By:

Name:

Title:

Address:

Email:

Attention:

Saint – Intercreditor Agreement – Signature Pages

The Senior Lenders

[•]

By:

Name:

Title:

Address:

Email:

Attention:

Saint – Intercreditor Agreement – Signature Pages

The Senior Lenders

[•]

By:	By:

Name:	Name:

Title:	Title:

Address:

Email:

Attention:

Saint – Intercreditor Agreement – Signature Pages

The Senior Lenders

[•]

By:	By:

Name:	Name:

Title:	Title:

Address:

Email:

Saint – Intercreditor Agreement – Signature Pages

The Senior Arrangers

[•]

By:	By:

Name:	Name:

Title:	Title:

Address:

Email:

Attention:

Saint – Intercreditor Agreement – Signature Pages

The Senior Arrangers

[•]

By:

Name:

Title:

By:

Name:

Title:

Address:

Fax:

Tel No:

Attention:

Saint – Intercreditor Agreement – Signature Pages

The Senior Arrangers

[•]

By:	By:

Name:	Name:

Title:	Title:

Address:

Email:

Attention:

Saint – Intercreditor Agreement – Signature Pages

The Senior Arrangers

[•]

By:

Name:

Title:

Address:

Email:

Attention:

Saint – Intercreditor Agreement – Signature Pages

The Senior Arrangers

[•]

By:

Name:

Title:

Address:

Email:

Attention:

Saint – Intercreditor Agreement – Signature Pages

The Senior Arrangers

[•]

By:	By:

Name:	Name:

Title:	Title:

Address:

Email:

Attention:

Saint – Intercreditor Agreement – Signature Pages

The Senior Arrangers

[•]

By:	By:

Name:	Name:

Title:	Title:

Address:

Email:

Saint – Intercreditor Agreement – Signature Pages

The Parent

SIGNED AND DELIVERED for and on behalf
of and as the deed of FLUTTER ENTERTAINMENT PLC by its lawfully appointed attorney	Signature of attorney
in the presence of:	Print name of attorney

Signature of witness

Name of witness

Address of witness

Occupation of witness

Saint – Intercreditor Agreement – Signature Page

The Original Debtors

EXECUTED AS A DEED BY

BETFAIR INTERACTIVE US FINANCING LLC

Name:

Title:

Address:

Fax:

Attention:

Saint – Intercreditor Agreement – Signature Pages

The Original Debtors

EXECUTED AS A DEED BY

BETFAIR INTERACTIVE US LLC

Name:

Title:

Address:

Fax:

Attention:

Saint – Intercreditor Agreement – Signature Pages

The Original Debtors

EXECUTED AS A DEED BY

BONNE TERRE LIMITED

Name:

Title:

Name:

Title:

Address:

Fax:

Attention:

Saint – Intercreditor Agreement – Signature Pages

The Original Debtors

EXECUTED AS A DEED BY

FANDUEL GROUP FINANCING LLC

Name:

Title:

Address:

Fax:

Attention:

Saint – Intercreditor Agreement – Signature Pages

The Original Debtors

EXECUTED AS A DEED BY

FANDUEL INC

Name:

Title:

Address:

Fax:

Attention:

Saint – Intercreditor Agreement – Signature Pages

The Original Debtors

SIGNED AND DELIVERED for and on behalf
of and as the deed of FLUTTER ENTERTAINMENT PLC by its lawfully appointed attorney	Signature of attorney
in the presence of:	Print name of attorney

Signature of witness

Name of witness

Address of witness

Occupation of witness

Saint – Intercreditor Agreement – Signature Pages

The Original Debtors

EXECUTED AS A DEED BY

FLUTTER FINANCING B.V.

a private limited liability company registered with the Dutch trade register under number 77893107

Name:

Title:

Name:

Title:

Address:

Fax:

Attention:

Saint – Intercreditor Agreement – Signature Pages

The Original Debtors

EXECUTED AS A DEED BY

HESTVIEW LIMITED

In the presence of:

Signature of witness:

Name of witness:

Address of witness:

Occupation of witness:

Address:

Fax:

Attention:

Saint – Intercreditor Agreement – Signature Pages

The Original Debtors

EXECUTED AS A DEED BY

POWER LEISURE BOOKMAKERS LIMITED

Name:

Title:

In the presence of:

Signature of witness:

Name of witness:

Address of witness:

Occupation of witness:

Address:

Fax:

Attention:

Saint – Intercreditor Agreement – Signature Pages

The Original Debtors

EXECUTED AS A DEED BY

PPB COUNTERPARTY SERVICES LTD

Name:

Title: Duly authorised for and on behalf of
PPB COUNTERPARTY SERVICES LTD

Saint – Intercreditor Agreement – Signature Pages

The Original Debtors

EXECUTED AS A DEED BY

PPB ENTERTAINMENT LTD

Name:

Title:

Duly authorised for and on behalf of

PPB ENTERTAINMENT LTD

Saint – Intercreditor Agreement – Signature Pages

The Original Debtors

SIGNED AND DELIVERED for and on behalf
of and as the deed of PPB FINANCING UNLIMITED COMPANY by its lawfully appointed attorney	Signature of attorney
in the presence of:	Print name of attorney

Signature of witness

Name of witness

Address of witness

Occupation of witness

Saint – Intercreditor Agreement – Signature Pages

The Original Debtors

SIGNED AND DELIVERED for and on behalf
of and as the deed of PPB TREASURY UNLIMITED COMPANY by its lawfully appointed attorney	Signature of attorney
in the presence of:	Print name of attorney

Signature of witness

Name of witness

Address of witness

Occupation of witness

Saint – Intercreditor Agreement – Signature Pages

The Original Debtors

EXECUTED AS A DEED BY

Executed as a deed by Sportsbet Pty Ltd in accordance with section 127 of the Corporations Act 2001 (Cth) by:

Signature of director	Signature of director/company secretary

Name of director (print)	Name of director/company secretary (print)

Saint – Intercreditor Agreement – Signature Pages

The Original Debtors

EXECUTED AS A DEED BY

STARS GROUP HOLDINGS B.V.

Name:

Title:

Name:

Title:

Address:

Fax:

Attention:

Saint – Intercreditor Agreement – Signature Pages

The Original Debtors

EXECUTED AS A DEED BY

TSE HOLDINGS LIMITED

Name:

Title:

In the presence of:

Signature of witness:

Name of witness:

Address of witness:

Occupation of witness:

Address:

Fax:

Attention:

Saint – Intercreditor Agreement – Signature Pages

The Original Debtors

EXECUTED AS A DEED BY

TSE MALTA LP

By Winslow Four in its capacity as General Partner of TSE Malta LP

Name:

Title:

In the presence of:

Signature of witness:

Name of witness:

Address of witness:

Occupation of witness:

Address:

Fax:

Attention:

Saint – Intercreditor Agreement – Signature Pages

The Original Debtors

EXECUTED AS A DEED BY

TSG INTERACTIVE GAMING EUROPE LTD

Name:
Title:

Duly authorised for and on behalf of
TSG INTERACTIVE GAMING EUROPE LTD

Saint – Intercreditor Agreement – Signature Pages

The Original Debtors

EXECUTED AS A DEED BY

NARIS LIMITED

Name:
Title:

In the presence of:
Signature of witness:

Name of witness:
Address of witness:
Occupation of witness:

Address:
Fax:
Attention:

Saint – Intercreditor Agreement – Signature Pages

The Intra-Group Lenders

EXECUTED AS A DEED BY

[•]

Name:
Title:

Name:
Title:

Address:
Fax:
Attention:

Saint – Intercreditor Agreement – Signature Pages

The Intra-Group Lenders

EXECUTED AS A DEED BY

[•]

Name:
Title:

Name:
Title:

Address:
Fax:
Attention:

Saint – Intercreditor Agreement – Signature Pages

EXHIBIT H

FORM OF

TLB REFINANCING DATE SECURITY DOCUMENTS

1/11

●/[behandelaar]/●/●

#●

Draft (agreed form) dated 22 November 2023

PLEDGE	OF SHARES[1]

(Flutter Financing B.V.)

This ● day of ● two thousand twenty [four], there appeared before me, [●, hereafter to be called “civil law notary” as deputy of] ●, civil law notary officiating in ●, the Netherlands:

[●employee of Loyens & Loeff N.V.], with office address at ●, the Netherlands, in this respect acting as authorised representative in writing of:

1

Flutter Entertainment plc, a public limited company incorporated under the laws of Ireland and with address at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, D04 V972, Ireland, registered with the Companies Registration Office in Ireland under number 16956 (Pledgor);

2

Wilmington Trust (London) Limited, a public limited company incorporated under the laws of Ireland and with address at Third Floor, 1 King’s Arms Yard, London, EC2R 7AF, United Kingdom, registered with Companies House in Ireland under number 05650152 (as Security Agent for and on behalf of the Secured Parties under the Intercreditor Agreement and as sole creditor under each Parallel Debt, Pledgee); and

3

Flutter Financing B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and with address at Prinses Margrietplantsoen 88, WTC Tower E, 23rd floor, 2595 BR, ‘s-Gravenhage, the Netherlands, registered with the Dutch trade register under number 77893107 (Company).

Powers of attorney

The authorisation of the person appearing is evidenced by [three (3)] written powers of attorney, copies of which shall be attached to this deed (Annex).

The person appearing declared that it is agreed as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

1.1.1	Capitalised terms used but not defined in this Deed shall have the meaning given thereto in the Intercreditor Agreement[2].

1.1.2	In this Deed:

Acceleration Event has the meaning given to such term in the Intercreditor Agreement.

[1]	Comment L&L: subject to review by Irish counsel.
[2]	Comment L&L: Capitalised terms not otherwise defined herein are subject to review of the Intercreditor Agreement.

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Articles of Association means the articles of association (statuten) of the Company most recently amended by a notarial deed of amendment, executed on the seventeenth day of September two thousand twenty before T.P. Flokstra, civil law notary officiating in Amsterdam, the Netherlands.

Collateral means:

(a)	the Shares;

(b)	the Dividends;

(c)	the Related Assets; and

(d)	the Recourse and Subrogation Claims (as defined in Clause 6.2 (Recourse and subrogation claims)).

Deed means this deed of pledge of shares.

Dividends means all cash dividends, distribution of reserves, repayments of capital, liquidation or dissolution proceeds and all other distributions, payments and repayments under or in connection with the Shares.

Enforcement Period means the period during which an Acceleration Event is continuing.

Intercreditor Agreement means the English law governed intercreditor agreement dated on or about the date hereof between, among others, (1) the Company and the Pledgor as debtors and (2) the Pledgee as security agent;.

Party means a party to this Deed.

Parallel Debt has the meaning given to the term “Security Agent Claim” under the Intercreditor Agreement.

Related Assets means all shares, rights (other than Dividends) and other assets accruing, distributed, issued or offered at any time by way of or resulting from redemption, repurchase, dividend, bonus, preference, pre-emption, conversion, capitalisation of profits or reserves, substitution, exchange, warrant, claim or option right or otherwise under or in connection with (a) the Shares or (b) the conversion, merger or demerger of the Company.

Right of Pledge means a right of pledge created by this Deed.

Secured Obligations means all present and future liabilities and contractual and non-contractual obligations consisting of monetary payment obligations (vorderingen tot voldoening van een geldsom) of the Pledgor to the Pledgee, at any time, both actual and contingent and whether incurred solely or jointly or as principal, surety or in any other capacity whether for principal, interest, costs or otherwise under or in connection with this Deed and each Parallel Debt (as set out in clause 17.2 of the Intercreditor Agreement) (and if the Right of Pledge cannot validly secure each Parallel Debt, the Corresponding Debt itself shall be the Secured Obligations).

Security Period means from the date of this Deed to the latest Discharge Date.

Shares means:

(a)

[all] / ● (●) [ordinary/preference/non-voting] shares [without profit rights] in the capital of the Company, numbered ● up to and including ●, with a nominal value of ● euro (EUR ●) each (being, with reference to Section 2:178c (1) of the Dutch Civil Code, (rounded) ● euro (EUR ●)]; and

(b)	all shares in the capital of the Company which are acquired by [the/a] Pledgor after the date of this Deed.

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Voting Rights means all voting rights, other consensual rights and similar rights and powers attached to the Shares.

Voting Transfer Event means the occurrence of an Acceleration Event in conjunction with a written notice from the Pledgee to the Pledgor and the Company stating that the Pledgee shall exercise the Voting Rights.

1.2	Interpretation

1.2.1	Unless a contrary indication appears, any reference in this Deed to:

(a)	a Clause is a reference to a clause of this Deed;

(b)

this Deed, the Intercreditor Agreement, a Secured Debt Document or any other agreement or instrument includes all amendments, supplements, novations, restatements or re-enactments (without prejudice to any prohibition thereto) however fundamental and of whatsoever nature thereunder and includes (i) any increase or reduction in any amount available under the Intercreditor Agreement or any other Secured Debt Document (as amended, supplemented, novated, restated or re-enacted) or any alteration of or addition to the purpose for which any such amount, or increased or reduced amount may be used, (ii) any facility provided in substitution of or in addition to the facilities originally made available thereunder, (iii) any rescheduling of the indebtedness incurred thereunder whether in isolation or in connection with any of the foregoing and (iv) any combination of the foregoing and the Secured Obligations include all the foregoing;

(c)

person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, partnership or other entity (whether or not having separate legal personality) or two (2) or more of the foregoing; and

(d)	the Pledgee, the Pledgor, the Company or any other person includes its successors in title, permitted assigns and permitted transferees;

(e)	a provision of law is a reference to that provision as amended or re-enacted.

1.2.2	Clause headings are for ease of reference only.

1.2.3

An Acceleration Event shall constitute a default (verzuim) (as meant in Section 3:248 (1) of the Dutch Civil Code) in the performance of the Secured Obligations or any part thereof, without any summons or notice of default (aanmaning of ingebrekestelling) being sent or required.

1.2.4	Any covenant of the Pledgor under this Deed remains in force during the Security Period.

1.2.5	If for any reason a Right of Pledge cannot validly secure a Parallel Debt, the Secured Obligations (as defined in the Intercreditor Agreement) shall be the Secured Obligations.

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1.2.6

The terms of this Deed shall not operate or be construed so as to prohibit or restrict any transaction, matter or other step not prohibited by the Debt Financing Agreements, and the Pledgee shall promptly enter into such documentation and/or take such other action as is required by the Pledgor (acting reasonably) in order to facilitate any such transaction, matter or other step, including by way of executing any confirmation, consent to dealing, release or other similar or equivalent document, provided that any costs and expenses incurred by the Pledgee entering into such documentation and/or taking such other action at the request of the Pledgor pursuant to this Clause 1.2.5 shall be for the account of the Pledgor, to the extent set out in Section 9.05 (Expenses; Indemnity) of the Senior Facilities Agreement or the equivalent provision of any other Debt Financing Agreement.

1.3	Conflict

If there is a conflict between this Deed and the Intercreditor Agreement, the Intercreditor Agreement shall, to the extent permitted by law and provided it does not affect (i) the validity and enforceability of a Right of Pledge and (ii) Clause 13 (Governing law and jurisdiction), take priority over the provisions of this Deed.

2	CREATION OF SECURITY

2.1	Right of Pledge

The Pledgor agrees with the Pledgee to grant and grants in favour of the Pledgee, to the extent necessary in advance (bij voorbaat) a right of pledge (pandrecht) over its Collateral and any accessory rights (afhankelijke rechten) and ancillary rights (nevenrechten) attached to the Collateral as security for the Secured Obligations.

2.2	Perfection

2.2.1	The Company:

(a)	confirms that it has been notified of each Right of Pledge and that it has not received any notice of other rights of pledge, limited rights or encumbrances or transfers in respect of the Collateral;

(b)

shall, promptly after the execution of this Deed and promptly after the Pledgor has acquired any shares in the capital of the Company, register each Right of Pledge in its shareholders’ register and provide the Pledgee with a copy thereof; and

(c)

to the extent possible under Dutch law and with the knowledge of the Pledgor, waives (and shall waive at the Pledgee’s first request) any right that may impede the exercise by the Pledgee of any Right of Pledge and the other rights conferred under this Deed.

2.2.2

The Pledgee may present this Deed and any other document executed pursuant to this Deed for registration to any office, registrar or governmental body in any jurisdiction and to serve any notice to any person as the Pledgee deems necessary or desirable to protect its interests.

2.3	Resolution of the General Meeting

2.3.1

The Pledgor, acting in its capacity as the Company’s sole shareholder and constituting the general meeting of the Company (the General Meeting), resolves to approve any (conditional) transfer of Voting Rights pursuant to this Deed.

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2.3.2

The General Meeting confirms that (i) at the date hereof, the articles of association of the Company do not restrict or prohibit the adoption of a shareholder’s resolution without holding a meeting, (ii) the voting rights over the shares in the capital of the Company cannot be exercised by any person other than the Pledgor, (iii) there are no persons with meeting right (vergaderrecht) other than the Pledgor, and (iv) any member of the management board of the Company has been given the opportunity to advise on this shareholder’s resolution.

2.4	Voting Rights

2.4.1

The Voting Rights are transferred by the Pledgor to the Pledgee under the condition precedent (opschortende voorwaarde) of the occurrence of a Voting Transfer Event. The General Meeting of the Company has resolved to approve such transfer of Voting Rights, as is evidenced by this Deed.

2.4.2

Upon the occurrence of a Voting Transfer Event, the Pledgee shall have the sole and exclusive right and authority to exercise such Voting Rights and shall be entitled to exercise or refrain from exercising such rights in such manner as the Pledgee may in its absolute discretion deem fit. Until the transfer of Voting Rights to the Pledgee, the Pledgor shall have the right and authority to exercise such Voting Rights or refrain from exercising such Voting Rights, provided that no such exercise (or such abstention) may violate or be inconsistent with the terms and conditions of this Deed, the Intercreditor Agreement or any other Secured Debt Document, or would adversely affect the validity or enforceability of the Collateral or cause an Acceleration Event.

2.4.3	Until the transfer of Voting Rights to the Pledgee, the Pledgee shall not have meeting right (vergaderrecht) in respect of shares in the capital of the Company.

3	AUTHORITY TO COLLECT

3.1	Authority to collect the Dividends and Related Assets

3.1.1

The Pledgee may collect and receive payment of the Dividends and Related Assets in accordance with Section 3:246 (1) of the Dutch Civil Code. Subject to Clause 3.1.2, the Pledgee authorises the Pledgor to collect and receive payment of the Dividends and the Related Assets.

3.1.2

At any time during an Enforcement Period, the Pledgee may terminate the authorisation granted pursuant to Clause 3.1.1 by giving notice thereof to the Pledgor and the Company following which the Pledgee may exercise all rights of the Pledgor in relation to the Dividends and Related Assets including any accessory rights (afhankelijke rechten) or ancillary rights (nevenrechten) towards the Company.

4	REPRESENTATIONS

4.1	General

4.1.1	The Pledgor makes the representations in this Clause 4 in respect of itself or its Collateral existing on the date the representations are made

4.1.2

Its Collateral has not been transferred, assigned, pledged, made subject to a limited right (beperkt recht) or otherwise encumbered to any person other than the Pledgee unless (on a day following the day of this Deed) permitted, or not otherwise prohibited, under each of the Secured Debt Documents.

4.1.3	It is entitled (bevoegd) to pledge its Collateral.

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4.1.4

The Shares issued and outstanding at the date of this Deed have been acquired [by virtue of an issuance of shares upon incorporation of the Company effected by a notarial deed of incorporation/by virtue of a transfer of shares, effected by a notarial deed of transfer of shares], executed on the ● day of ● before [a deputy of] ●, civil law notary officiating in ●, the Netherlands.

5	ENFORCEMENT

5.1	Enforcement

5.1.1

At any time during an Enforcement Period, the Pledgee shall have the right to, in its absolute discretion, enforce any Right of Pledge, in accordance with Dutch law and any other applicable law and may take all (legal) steps and measures which it deems necessary or desirable for that purpose. The Pledgor shall do whatever the Pledgee reasonably requires in order to enforce any Right of Pledge.

5.1.2

Upon the Pledgee becoming entitled to collect the Dividends and Related Assets pursuant to Clause 3.1 (Authority to collect the Dividends and Related Assets), the Pledgee shall have the right to exercise any accessory rights (afhankelijke rechten) or ancillary rights (nevenrechten), enter into court compositions (gerechtelijke of buitengerechtelijke akkoorden) or out-of-court compositions and to cast a vote in connection with such compositions and to enter into any settlement agreement regarding the Dividends and Related Assets with the Company and any other person.

5.2	Enforcement waivers

5.2.1

The Pledgee shall not be obliged to give notice of a sale of the Collateral to the Pledgor, debtors, holders of a limited right (beperkt recht) or persons who have made an attachment (beslag) on the Collateral (as provided in Sections 3:249 and 3:252 of the Dutch Civil Code).

5.2.2	The Pledgor waives its rights to make a request to the court:

(a)	to determine that the Collateral shall be sold in a manner deviating from the provisions of Section 3:250 of the Dutch Civil Code (as provided in Section 3:251 (1) of the Dutch Civil Code); and

(b)

to collect and receive payment of the Dividends or Related Assets after a Right of Pledge has been disclosed and the authorisation has been terminated in accordance with Clause 3.1.2 (Authority to collect the Dividends and Related Assets) (as provided in Section 3:246 (4) of the Dutch Civil Code).

5.2.3	The Pledgor waives its rights to demand that the Pledgee:

(a)	shall first enforce any security granted by any other person, pursuant to Section 3:234 of the Dutch Civil Code;

(b)	shall first proceed against or claim payment from any other person or enforce any guarantee, before enforcing any Right of Pledge; and

(c)	pays for costs which it has made in respect of the Collateral pursuant to Section 3:233 (2) of the Dutch Civil Code.

5.2.4

The Pledgor waives its right (a) to set-off (verrekenen) its claims (if any) against the Pledgee under or in connection with this Deed against the Secured Obligations and (b) if it has granted security for any other person’s obligations, to invoke the suspension or the termination of its liability for any Secured Obligations pursuant to Section 6:139 of the Dutch Civil Code.

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5.2.5

To the extent permitted by Dutch law and the Articles of Association, the Pledgor irrevocably and unconditionally waives, renounces and agrees not to exercise any pre-emption rights or rights of first refusal upon a sale of shares in the capital of the Company and where applicable, the other Collateral, as part of an enforcement of any Right of Pledge by the Pledgee.

5.3	Application of monies

Subject to the mandatory provisions of Dutch law on enforcement, all monies received or realised by the Pledgee in connection with the enforcement of any Right of Pledge or the collection of Dividends and Related Assets at any time during an Enforcement Period in accordance with the relevant provisions of the Intercreditor Agreement.

6	FURTHER ASSURANCES AND POWER OF ATTORNEY

6.1	Power of attorney

6.1.1

The Pledgor irrevocably and unconditionally appoints the Pledgee as its attorney for as long as any of the Secured Obligations are outstanding for the purposes of doing in its name all acts and executing, signing and (if required) registering in its name all documents which the Pledgor itself could do, execute, sign or register in relation to the Collateral or this Deed.

6.1.2

The appointment under Clause 6.1.1 will only be exercised by the Pledgee at any time during an Enforcement Period or if a Pledgor has not acted in accordance with the provisions of this Deed and is given with full power of substitution and also applies to any situation where the Pledgee acts as the Pledgor’s counterparty or as a representative of the Pledgor’s counterparty.

6.2	Recourse and subrogation claims

6.2.1	No rights of subrogation accrue to the Pledgor.

6.2.2

The Pledgor agrees with the other Parties and for the benefit of the Pledgee that any conditional or unconditional claim which the Pledgor may be entitled to bring in recourse against another Debtor (including any claim pursuant to Section 6:13 of the Dutch Civil Code) and any claim which results from rights of subrogation which have accrued notwithstanding Clause 6.2.1 (the Recourse and Subrogation Claims) is subordinated now or from the moment such Recourse and Subrogation Claim comes into existence or is acquired by the Pledgor, to all present and future claims that the Pledgee may have or acquire against a Debtor in connection with the obligations under this Deed or any other Secured Debt Document.

6.2.3

Unless otherwise directed by the Pledgee, the Pledgor agrees with the other Parties and for the benefit of the Pledgee that it shall not exercise any rights under or in connection with the Recourse and Subrogation Claims including the right of payment or set-off and the Recourse and Subrogation Claims cannot become due and payable until all Secured Obligations have been fully and unconditionally discharged.

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7	TERMINATION

7.1	Continuing security

7.1.1

Each Right of Pledge shall remain in full force and effect, until all Secured Obligations have been irrevocably and unconditionally paid in full (to the Pledgee’s satisfaction) and no new Secured Obligations will arise (in the sole opinion of the Pledgee) unless terminated by the Pledgee pursuant to Clause 7.2 (Termination by Pledgee).

7.1.2	In case a Right of Pledge is terminated, the Pledgee shall at the request and expense of the Pledgor provide evidence in writing to the Pledgor to that effect.

7.1.3	The Pledgee shall:

(a)	at the end of the Security Period;

(b)	if the Pledgor resigns as a Debtor, under, and in accordance with the terms of, each of the relevant Secured Debt Documents; or

(c)	if the Pledgor disposes any Collateral or any part thereof to the extent permitted, or not otherwise prohibited, under the Debt Financing Agreements,

in each case, at the request and cost of the Pledgor, take whatever action is reasonably necessary to release its Collateral from this Right of Pledge, in each case without recourse to or any representation or warranty by or from any Secured Party and subject to the Pledgee’s receipt, upon request, of a certification by the Debtor and the Pledgor stating that such transaction and release are in compliance with the Intercreditor Agreement and the applicable Secured Debt Document.

7.2	Termination by Pledgee

The Pledgee may terminate by notice (opzeggen) or waive (afstand doen) a Right of Pledge, in respect of all or part of the Collateral and all or part of the Secured Obligations. The Pledgor agrees in advance to any waiver (afstand van recht) granted by the Pledgee under this Clause 7.2.

8	ASSIGNMENT

8.1	No assignment – Pledgor

The rights and obligations of the Pledgor under this Deed cannot be transferred, assigned or pledged in accordance with Section 3:83 (2) of the Dutch Civil Code.

8.2	Assignment – Pledgee

The Pledgee may transfer, assign or pledge any of its rights and obligations under this Deed in accordance with the Intercreditor Agreement and the Pledgor, to the extent legally required, irrevocably cooperates with or consents to, such transfer, assignment or pledge in advance. If the Pledgee transfers, assigns or pledges its rights under the Secured Obligations (or a part thereof), the Pledgor and the Pledgee agree that each Right of Pledge shall follow pro rata parte the transferred, assigned or pledged rights under the Secured Obligations (as an ancillary right (nevenrecht) to the relevant transferee, assignee or pledgee) unless the Pledgee stipulates otherwise.

9	NOTICES

Any communication to be made under or in connection with this Deed shall be made in accordance with the Intercreditor Agreement.

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10	MISCELLANEOUS

10.1	No liability Pledgee

Except for its gross negligence (grove nalatigheid) or wilful misconduct (opzet), the Pledgee shall not be liable towards the Pledgor for not (or not completely) collecting, recovering or selling the Collateral or any loss or damage resulting from any collection, recovery or sale of the Collateral or arising out of the exercise of or failure to exercise any of its powers under this Deed or for any other loss of any nature whatsoever in connection with the Collateral or this Deed.

10.2	Severability

10.2.1	If a provision of this Deed is or becomes illegal, invalid or unenforceable in any jurisdiction that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of this Deed; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of this Deed.

10.2.2

The Pledgor and the Pledgee shall negotiate in good faith to replace any provision of this Deed which may be held unenforceable with a provision which is enforceable and which is as similar as possible in substance to the unenforceable provision.

10.3	No rescission

The Pledgor waives, to the fullest extent permitted by law, its rights to rescind (ontbinden) the agreements laid down in this Deed, to suspend (opschorten) any of its obligations or liability under this Deed, to nullify (vernietigen) or to invoke the nullity (nietigheid) of the agreements laid down in this Deed on any ground under Dutch law or under any other applicable law.

10.4	No waiver

No failure to exercise, nor any delay in exercising, on the part of the Pledgee, any right or remedy under this Deed shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

10.5	Amendment

Any term of this Deed may only be amended or waived in writing in accordance with Clause 25.2 (Amendments and Waivers: Security Documents) of the Intercreditor Agreement and if required by Dutch law by a notarial deed under Dutch law.

11	ACCEPTANCE

The Pledgee accepts each Right of Pledge and all terms, waivers, authorities and powers pursuant to this Deed.

12	GOVERNING LAW AND JURISDICTION

12.1	Governing law

This Deed (including Clause 12.2 (Jurisdiction)) and any non-contractual obligations arising out of or in connection with it are governed by Dutch law.

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12.2	Jurisdiction

12.2.1

Subject to Clause 12.2.2, the competent court of Amsterdam, the Netherlands has exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding this Clause 12.2 and the existence, validity or termination of this Deed or any non-contractual obligation arising out of or in connection with this Deed) (Dispute).

12.2.2

If the Pledgee has so elected (by written notice to the other Parties), the Chamber for International Commercial Matters (Netherlands Commercial Court) at the Amsterdam District Court in first instance and for provisional and protective measures or at the Amsterdam Court of Appeal in case of an appeal has exclusive jurisdiction to settle any Dispute, in which case it is agreed that the disputes shall be resolved in English and subject to the Netherlands Commercial Court Rules of Procedure.

12.2.3

Each Party agrees that the competent court of Amsterdam, the Netherlands (or if elected in accordance with Clause 12.2.2, the relevant Chamber of the Netherlands Commercial Court) is the most appropriate and convenient court to settle Disputes and accordingly no Party will argue to the contrary.

12.2.4

This Clause 12.2 is for the benefit of the Pledgee only. As a result, the Pledgee shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Pledgee may take concurrent proceedings in any number of jurisdictions.

12.3	Acceptance governing law power of attorney

If a Party is represented by an attorney in connection with the execution of this Deed or any agreement or document pursuant this Deed:

(a)	the existence and extent of the authority of; and

(b)

the effects of the exercise or purported exercise of that authority by, that attorney is governed by the law designated in the power of attorney pursuant to which that attorney is appointed and such choice of law is accepted by the other Parties.

12.4	Bylaw Royal Notarial Association

12.4.1

Each Party declares that it is aware that ●, civil law notary officiating in [Amsterdam], the Netherlands, is a representative of the law firm Loyens & Loeff N.V. which acts as the external legal advisor of the Pledgee.

12.4.2

With reference to the provisions of the Code of Conduct (Verordening Beroeps-en Gedragsregels) as determined by the general meeting of the Royal Notarial Association (Koninklijke Notariële Beroepsorganisatie), the Pledgor and the Company explicitly declare that they consent to the fact that the Pledgee will be assisted by Loyens & Loeff N.V. in all cases connected with this Deed and all potential conflicts arising therefrom.

End

The person appearing is known to me, civil law notary.

This Deed was executed in [Amsterdam], the Netherlands, on the date stated in the first paragraph of this Deed. The contents of the Deed have been stated and clarified to the person appearing. The person appearing has declared not to wish the Deed to be fully read out, to have noted the contents of the Deed timely before its execution and to agree with the contents. After limited reading, this Deed was signed first by the person appearing and thereafter by me, civil law notary.

Agreed Form

DATED ___________ 2024

FLUTTER ENTERTAINMENT PLC

(as Chargor)

and

WILMINGTON TRUST (LONDON) LIMITED

(as Security Agent)

SHARE CHARGE

i

THIS DEED is dated ___________ 2024 and is made BETWEEN:

(1)

FLUTTER ENTERTAINMENT PLC, a public limited company organised and existing under the laws of Ireland, with address at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland and with registration number 16956 as chargor (the “Chargor”); and

(2)

WILMINGTON TRUST (LONDON) LIMITED, as security agent and trustee for the Secured Parties (as defined below) pursuant to the terms of the Intercreditor Agreement (as defined below) (the “Security Agent”).

RECITALS:

(A)

Pursuant to the terms of the Debt Financing Agreements, the Parties wish to enter into this Deed in order to secure the obligations under the Secured Debt Documents (as defined in the Intercreditor Agreement).

IT	IS AGREED AS FOLLOWS:

1.	INTERPRETATION

1.1	Definitions

In this Deed:

“Acceleration Event” has the meaning given to such term in the Intercreditor Agreement.

“Act” means the Law of Property Act 1925.

“Debt Document” has the meaning given to such term in the Intercreditor Agreement.

“Debt Financing Agreement” has the meaning given to such term in the Intercreditor Agreement.

“Enforcement Period” means the period during which an Acceleration Event is continuing.

“Intercreditor Agreement” means the English law governed intercreditor agreement dated on or about the date hereof between, among others, the Chargor as the Parent, the Companies as Original Debtors and as Original Intra-Group Lenders, J.P. Morgan SE as Senior Facility Agent and Wilmington Trust (London) Limited as the Security Agent (each term as defined therein) (as amended, supplemented and/or amended and restated from time to time).

“Party” means a party to this Deed.

“Receiver” has the meaning given to such term in the Intercreditor Agreement.

“Related Rights” means:

(a)	any dividend, interest or other distribution paid or payable in relation to any Shares; and

(b)	any right, money or property accruing or offered at any time in relation to any Shares by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise.

“Secured Obligation” has the meaning given to such term in the Intercreditor Agreement.

“Secured Party” has the meaning given to that term in the Intercreditor Agreement.

“Security” has the meaning given to that term in the Intercreditor Agreement.

“Security Assets” means all assets of the Chargor the subject of any Security created by this Deed.

“Security Period” means from the date of this Deed to the latest to occur of the Senior Discharge Date, the Second Lien Discharge Date and the Senior Parent Discharge Date (as each term is defined in the Intercreditor Agreement).

“Senior Facilities Agreement” means the senior facilities agreement dated [•] 2023 (as amended and/or amended and restated from time to time) between, amongst others, the Parent as the Company, J.P. Morgan SE as the Administrative Agent, Lloyds Bank PLC as the Security Agent and the financial institutions named therein as original lenders.

“Shares” means any shares in the Subject Company of which the Chargor is or becomes the legal or beneficial owner.

“Stock Transfer Form” means a blank, undated stock transfer form in respect of the Shares duly executed as a deed by or on behalf of the Chargor.

“Subject Company” means Power Leisure Bookmakers Limited, a company registered in England & Wales with registered number 03822566 and with its registered office, at the date of this Deed, at One Chamberlain Square Cs, Birmingham, United Kingdom, B3 3AX.

1.2	Construction

(a)

Capitalised terms defined in the Intercreditor Agreement have, unless expressly defined in this Deed, the same meaning in this Deed. To the extent that there is any inconsistency between the terms of this Deed, the terms of the Secured Debt Documents and the terms of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall prevail.

(b)	The term:

(i)

a “Debt Document”, a “Secured Debt Document”, or other agreement or instrument includes (without prejudice to any prohibition on amendments) any amendment to that Secured Debt Document, Debt Document or other agreement or instrument, including any change in the purpose of, any extension of or any increase in the amount of a facility or any additional, incremental or accordion facility;

(ii)	the term “this Security” means any security created by this Deed;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	an “agreement” includes any legally binding arrangement, concession, contract, deed or franchise (in each case whether oral or written);

(v)	an “amendment” includes a supplement, restatement, amendment novation or re-enactment and amended is to be construed accordingly;

(vi)	an “authorisation” includes an authorisation, consent, approval, resolution or licence;

(vii)	“including” means including without limitation and “includes” and “included” shall be construed accordingly;

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(viii)	“losses” includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including fees) and liabilities and “loss” shall be construed accordingly;

(ix)	a “Party” or any other person includes its successors in title, permitted assigns and permitted transferees;

(x)

a “person” includes any individual, firm, company, corporation, partnership, association, organisation, government, state, agency, trust or other entity (in each case whether or not having separate legal personality);

(xi)

a “regulation” includes any regulation, order, rule, official directive, request or guideline (whether or not having the force of law) of any governmental body, agency, department or regulatory or self-regulatory authority or organisation;

(xii)	a provision of law is a reference to that provision as amended and includes any subordinate legislation;

(xiii)	a clause or a Schedule is a reference to a clause of or a Schedule to this Deed;

(xiv)	a time of day is a reference to London, England time;

(xv)	an obligation to the Chargor to do something shall include an obligation to procure that it is done and an obligation not to do something shall include an obligation not to permit, suffer or allow it;

(xvi)	a Default or an Event of Default is “continuing” if it has not been remedied or waived; and

(xvii)	a reference to “administration” shall include any equivalent or analogous proceedings under the laws of any other applicable jurisdiction.

(c)	Any covenant of the Chargor under this Deed (other than a payment obligation) remains in force during the Security Period.

(d)

The terms of the other Security Documents and of any side letters between any Parties in relation to any Security Document (as the case may be) are incorporated in this Deed to the extent required to ensure that any purported disposition of any freehold or leasehold property contained in this Deed is a valid disposition in accordance with section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

(e)

If the Security Agent, acting reasonably, considers that an amount paid to a Secured Party under a Secured Debt Document is capable of being avoided or otherwise set aside on the liquidation or administration of the payer or otherwise, then that amount will not be considered to have been irrevocably paid for the purposes of this Deed.

(f)	Unless the context otherwise requires, a reference to a Security Asset includes:

(i)	any part of that Security Asset;

(ii)	the proceeds of sale of that Security Asset; and

(iii)	any present and future assets of that type.

(g)	It is intended that this Deed takes effect as a deed notwithstanding the fact that a Party may only execute this Deed under hand.

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1.3	Third Party Rights

Save as expressly provided to the contrary in this Deed, a third party (being any person other than the Chargor and the Secured Parties and their successors and permitted assigns) has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed. Notwithstanding any term of this Deed, the consent of any such third party is not required to rescind or vary this Deed at any time.

1.4	Permitted Transactions

The terms of this Deed shall not operate or be construed so as to prohibit or restrict any transaction, matter or other step not prohibited by the Debt Financing Agreements and the Security Agent shall promptly enter into such documentation and/or take such other action as is required by the Chargor (acting reasonably) in order to facilitate any such transaction, matter or other step, including by way of executing any confirmation, consent to dealing, release or other similar or equivalent document, provided that any costs and expenses incurred by the Security Agent entering into such documentation and/or taking such other action at the request of the Chargor pursuant to this Clause 1.4 shall be for the account of the Chargor to the extent set out in Section 9.05 (Expenses; Indemnity) of the Senior Facilities Agreement (or the equivalent provision of any other applicable Debt Financing Agreement).

2.	CREATION OF SECURITY

2.1	General

(a)	All the security created under this Deed:

(i)	is created in favour of the Security Agent;

(ii)	is created over present and future assets of the Chargor;

(iii)	is security for the payment, discharge and performance of all the Secured Obligations; and

(iv)	is made with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.

2.2	Shares

The Chargor charges by way of a first fixed charge:

(a)	all of its Shares; and

(b)	all Related Rights.

2.3	Ranking

The Chargor and the Security Agent (on behalf of itself and the Secured Parties) acknowledge that the ranking of the Security created pursuant to this Deed is subject to the Intercreditor Agreement and the application of proceeds pursuant to this Deed is provided for in the Intercreditor Agreement.

3.	DEFAULT INTEREST

The Chargor shall pay interest on demand at the default rate of interest specified in the applicable Secured Debt Document and in accordance with the terms of the applicable Secured Debt Document on all amounts (including principal, interest, costs and amounts recoverable from the Chargor by way of indemnity) due but not paid by the Chargor to the Security Agent under this Deed from the due date of payment until the date of the actual payment to the Security Agent whether before or after judgment.

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4.	SHARES

4.1	Shares: Before an Acceleration Event

For so long as no Acceleration Event is continuing the Chargor shall be permitted to:

(a)	retain and use all dividends, interest and other monies arising from the Shares;

(b)

exercise (or refrain from exercising) all voting rights in relation to the Shares provided that the Chargor shall not exercise such voting rights in any manner which (other than pursuant to a step or matter which does not otherwise breach the terms of the Debt Financing Agreements) adversely affects the validity or enforceability of the Security created by it under this Deed or causes a Default to occur; and

(c)	deal with, and exercise (or refrain from exercising) any other powers and rights relating to, the Shares in any other manner whatsoever to the extent not prohibited by the Debt Financing Agreements.

4.2	Shares: After an Acceleration Event

(a)

The Security Agent may, at its discretion, whilst an Acceleration Event is continuing and in accordance with the Agreed Security Principles (in the name of the Chargor or otherwise and without any further consent or authority from the Chargor):

(i)	exercise (or refrain from exercising) any voting rights in respect of the Shares;

(ii)	apply all dividends, interest and other monies arising from the Shares in accordance with Clause 10 (Application of Proceeds);

(iii)	transfer the Shares into the name of such nominee(s) of the Security Agent as it shall require; and

(iv)	exercise (or refrain from exercising) the powers and rights conferred on or exercisable by the legal or beneficial owner of the Shares,

in such manner and on such terms as the Security Agent may think fit, and the proceeds of any such action shall form part of the Security Assets.

(b)

(i)

If the exercise of rights by the Security Agent under sub-paragraph (a) above gives rise to a notifiable acquisition under section 6 of the National Security and Investment Act 2021 (“NSIA”), the Security Agent shall not exercise those rights until it has received the necessary approvals under section 13(2) of the NSIA, and the exercise of those rights will not breach the terms of a final order, if any, made under section 26(3) of the NSIA. For the avoidance of doubt, this sub-paragraph (b) is for the benefit of the Security Agent only and the Security Agent shall be entitled to exercise rights under sub-paragraph (a) above without obtaining any approvals under the NSIA, if it determines that it is not necessary or advisable to obtain the same.

(ii)

If any Security Asset remains registered in the name of the Chargor, the Chargor irrevocably appoints the Security Agent or its nominee as its proxy to exercise all voting rights in respect of those Security Assets at any time during the Enforcement Period.

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4.3	Shares: Delivery of Documents of Title

The Chargor must:

(a)

as soon as reasonably practicable from the date of this Deed deposit with the Security Agent, or as the Security Agent may direct, all share certificates in relation to the Shares which it is the beneficial or legal owner on the date of this Deed and as soon as reasonably practicable all Stock Transfer Forms in relation to those Shares;

(b)

as soon as reasonably practicable after becoming the beneficial or legal owner of any Shares at any time after the date of this Deed, deposit with the Security Agent, or as the Security Agent may direct, all share certificates in relation to those Shares, together with all Stock Transfer Forms in relation to those Shares; and

(c)

The Chargor undertakes that prior to depositing any share certificates in accordance with paragraphs (a) or (b) above, such share certificates shall be held by the Chargor strictly to the order of the Security Agent and shall not be given to a third party without the consent of the Security Agent.

4.4	Calls

(a)	The Chargor must pay all calls and other payments due and payable in respect of any Security Assets.

(b)

If the Chargor fails to do so, the Security Agent may pay those calls or other payments on behalf of the Chargor. The Chargor must promptly on request reimburse the Security Agent for any payment reasonably made by the Security Agent under this Clause 4.4 (Calls).

4.5	Other obligations in respect of Security Assets

No Secured Party is obliged to:

(a)	perform any obligation of the Chargor;

(b)	make any payment, or make any enquiry as to the nature or sufficiency of any payment received by it or the Chargor; or

(c)	present or file any claim or take any other action to collect or enforce the payment of any amount to which it may be entitled under this Deed,

in respect of any Security Assets.

4.6	Financial Collateral

(a)

To the extent that the assets mortgaged or charged under this Deed constitute “financial collateral” and this Deed and the obligations of the Chargor under this Deed constitute a “security financial collateral arrangement” (in each case for the purpose of and as defined in the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003 No. 3226)) the Security Agent will have the right after this Security has become enforceable to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Obligations.

(b)	Where any financial collateral is appropriated:

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(i)	if the financial collateral is listed or traded on a recognised exchange its value will be taken as the value at which it could have been sold on the exchange on the date of appropriation; or

(ii)

in any other case, the value of the financial collateral will be such amount as the Security Agent reasonably determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it, and each Secured Party will give credit for the proportion of the value of the financial collateral appropriated to its use.

5.	RESTRICTIONS ON DEALINGS

The Chargor may not:

(a)	create or allow to exist any Security on any of its assets; or

(b)	either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily dispose of all or any part of its assets,

unless permitted, or not otherwise prohibited, under each of the Debt Financing Agreements.

6.	WHEN SECURITY BECOMES ENFORCEABLE

6.1	Acceleration Event

This Security will become immediately enforceable if an Acceleration Event has occurred and is continuing.

6.2	Discretion

At any time during an Enforcement Period, the Security Agent may in its absolute discretion enforce all or any part of this Security in any manner it sees fit.

6.3	Registration

The Security Agent shall be entitled at any time during an Enforcement Period to complete any Stock Transfer Forms then held by the Security Agent in respect of the Security Assets in the name of the Security Agent and the Chargor shall do whatever the Security Agent reasonably requires in order to procure the prompt registration of such transfer and the prompt issue of a new certificate or certificates for the relevant Security Assets in the name of the Security Agent.

7.	ENFORCEMENT OF SECURITY

7.1	General

(a)	For the purposes of all powers implied by statute, the Secured Obligations are deemed to have become due and payable at the date of this Deed.

(b)	Section 103 of the Act (restricting the power of sale) and Section 93 of the Act (restricting the right of consolidation) do not apply to this Security.

(c)

The statutory powers of leasing conferred on the Security Agent are extended so as to authorise the Security Agent to lease, make agreements for leases, accept surrenders of leases and grant options as the Security Agent may think fit and without the need to comply with any provision of section 99 or section 100 of the Act.

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7.2	No liability as mortgagee in possession

Neither the Security Agent nor any Receiver will be liable by reason of entering into possession of a Security Asset to account as mortgagee in possession or for any loss on realisation or for any default or omission for which a mortgagee in possession might be liable.

7.3	Privileges

Each Receiver and the Security Agent is entitled to all the rights, powers, privileges and immunities conferred by the Act on mortgagees and receivers duly appointed under the Act, except that Section 103 of the Act does not apply.

7.4	Protection of third parties

No person (including a purchaser) dealing with the Security Agent or a Receiver or its or his agents will be concerned to enquire:

(a)	whether the Secured Obligations have become payable;

(b)	whether any power which the Security Agent or a Receiver is purporting to exercise has become exercisable or is being properly exercised;

(c)	whether any money remains due under the Secured Debt Documents; or

(d)	how any money paid to the Security Agent or to that Receiver is to be applied.

7.5	Redemption of prior mortgages

(a)	At any time after this Security has become enforceable, the Security Agent may:

(i)	redeem any prior Lien against any Security Asset; and/or

(ii)	procure the transfer of that Lien to itself; and/or

(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on the Chargor.

(b)

The Chargor must pay to the Security Agent, immediately on demand, the costs and expenses reasonably incurred by the Security Agent in connection with any such redemption and/or transfer, including the payment of any principal or interest.

7.6	Contingencies

If this Security is enforced at a time when no amount is due under the Secured Debt Documents but at a time when amounts may or will become due, the Security Agent (or the Receiver) may pay the proceeds of any recoveries effected by it into a suspense account.

7.7	Persons with Significant Control regime

Whilst an Acceleration Event is continuing and in respect of any Shares which constitute Security Assets, the Chargor shall promptly:

(a)	within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom; and

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(b)	promptly provide the Security Agent with a copy of that notice.

8.	RECEIVER

8.1	Appointment of Receiver

(a)	Except as provided below, the Security Agent may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:

(i)	an Acceleration Event is continuing; or

(ii)	the Chargor so requests the Security Agent in writing at any time.

(b)	Any appointment under Clause 8.1(a) above may be by deed, under seal or in writing under its hand.

(c)	Except as provided below, any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including under section 109(1) of the Act) does not apply to this Deed.

(d)

The Security Agent is not entitled to appoint a Receiver solely as a result of the obtaining of a moratorium (or anything done with a view to obtaining a moratorium) under Section 1A of the Insolvency Act 1986.

(e)

The Security Agent shall not appoint an administrative receiver (as defined in section 29(2) of the Insolvency Act 1986) over the Security Assets if the Security Agent is prohibited from so doing by section 72A of the Insolvency Act 1986 and no exception to the prohibition on appointing an administrative receiver applies.

8.2	Removal

The Security Agent may by writing under its hand remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

8.3	Remuneration

The Security Agent may fix the remuneration of any Receiver appointed by it and any maximum rate imposed by law (including under section 109(6) of the Act) will not apply.

8.4	Agent of the Chargor

(a)

A Receiver will be deemed to be the agent of the Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The Chargor is solely responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.

(b)	No Secured Party will incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver.

8.5	Relationship with Security Agent

To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable be exercised by the Security Agent in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.

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9.	POWERS OF RECEIVER

9.1	General

(a)

A Receiver has all the rights, powers and discretions set out below in this Clause in addition to those conferred on it by any law. This includes all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act and the Insolvency Act, 1986.

(b)

If there is more than one Receiver holding office at the same time, each Receiver may (unless the document appointing him states otherwise) exercise all the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.

9.2	Possession

A Receiver may take immediate possession of, get in and collect any Security Asset.

9.3	Sale of assets

(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.

(b)

The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.

9.4	Receipts

A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.

9.5	Delegation

A Receiver may delegate his powers in accordance with this Deed.

9.6	Other powers

A Receiver may:

(a)

do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or law;

(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and

(c)	use the name of the Chargor for any of the above purposes.

10.	APPLICATION OF PROCEEDS

(a)

All amounts from time to time received or recovered by the Security Agent or any Receiver pursuant to the terms of this Deed or in connection with the realisation or enforcement of all or any part of this Security will be held by the Security Agent and applied in or towards payment of or provision for the Secured Obligations in accordance with the terms of the Intercreditor Agreement.

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(b)

This Clause is subject to the payment of any claims having priority over this Security, to the extent permitted or not prohibited by the Debt Financing Agreements. This Clause does not prejudice the right of any Secured Party to recover any shortfall from the Chargor.

11.	EXPENSES AND INDEMNITY

The provisions of clauses 20 (Costs and Expenses) and 21.1 (Debtors’ Indemnity) of the Intercreditor Agreement shall (without double counting) be deemed incorporated in this Deed as if set out in this Deed, mutatis mutandis.

12.	DELEGATION

12.1	Power of Attorney

The Security Agent or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.

12.2	Terms

Any such delegation may be made upon any terms (including power to sub-delegate) which the Security Agent or any Receiver may think fit.

12.3	Liability

Neither the Security Agent nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any delegate or sub-delegate unless caused by its or his gross negligence or wilful misconduct, in each case, as determined by a court of competent jurisdiction in a final, non-appealable judgment.

13.	FURTHER ASSURANCES

The provisions of section 5.10(o) (Further Assurances; Additional Security) of the Senior Facilities Agreement shall be deemed incorporated in this Deed as if set out in this Deed, mutatis mutandis.

14.	POWER OF ATTORNEY

The Chargor, by way of security, irrevocably and severally appoints the Security Agent, each Receiver and any of their delegates or sub-delegates to be its attorney during an Enforcement Period to take any action which the Chargor is obliged to take under this Deed, or may be deemed by such attorney necessary or desirable for any purpose of this Deed or to enhance or perfect the security intended to be constituted by it or to convey or transfer legal ownership of any Security Asset. The Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.

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15.	MISCELLANEOUS

15.1	Covenant to pay

The Chargor must pay or discharge the Secured Obligations in the manner provided for in the Secured Debt Documents.

15.2	Tacking

Each Lender must perform its obligations under the Secured Debt Documents (including any obligation to make available further advances).

15.3	New Accounts

(a)	If any subsequent charge or other interest affects any Security Asset, any Secured Party may open a new account with the Chargor.

(b)

If a Secured Party does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest.

(c)	As from that time all payments made to that Secured Party will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Obligation.

16.	RELEASE

Following the occurrence of any of the following:

(a)	at the end of the Security Period;

(b)	if the Chargor resigns as a Debtor (as defined in the Intercreditor Agreement), under, and in accordance with the terms of, each of the relevant Secured Debt Documents to which it is a party; or

(c)	if the Chargor disposes of any Security Assets or any part thereof to the extent permitted, or not otherwise prohibited, under the Debt Financing Agreements,

the Security Agent shall, in each case, at the request and cost of the Chargor, take whatever action is reasonably necessary to release its Security Assets from this Security, in each case without recourse to or any representation or warranty by or from any Secured Party and subject to the Security Agent’s receipt, upon request, of a certification by the Borrower and the Chargor stating that such transaction and release are in compliance with the Intercreditor Agreement and the applicable Secured Debt Document.

17.	CALCULATIONS AND CERTIFICATES

17.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with this Deed, the entries made in the accounts maintained by a Secured Party are prima facie evidence of the matters to which they relate.

17.2	Certificates and determinations

Any certification or determination by a Secured Party of a rate or amount under a Secured Debt Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

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17.3	Day count conventions

Any interest, commission or fee accruing under this Deed will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

18.	PARTIAL INVALIDITY

If, at any time, any term of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Deed; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Deed.

19.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right or remedy under this Deed will operate as a waiver, nor will any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law and may be waived only in writing and specifically.

20.	COUNTERPARTS

(a)	This Deed may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

(b)

Any signature (including, without limitation, (x) any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record and (y) any facsimile, E-pencil or .pdf signature) hereto through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Deed.

(c)

The Chargor represents and warrants to the other Parties that it has the corporate capacity and authority to execute the Deed through electronic means and there are no restrictions for doing so in that Chargor’s constitutive documents.

21.	GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

22.	ENFORCEMENT

22.1	Jurisdiction

(a)

The English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute relating to the existence, validity or termination of this Deed or any non-contractual obligation arising out of or in connection with this Deed) (a Dispute).

(b)	The Parties agree that the English courts are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

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(c)	This Clause 22.1 (Jurisdiction) is for the benefit of the Secured Parties only. As a result, to the extent allowed by law:

(i)	no Secured Party will be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction; and

(ii)	the Secured Parties may take concurrent proceedings in any number of jurisdictions.

22.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Chargor:

(a)	irrevocably appoint Power Leisure Bookmakers Limited as its agent under this Deed for service of process in relation to any proceedings before the English courts in connection with this Deed; and

(b)	agrees that failure by a process agent to notify the Chargor of the process will not invalidate the proceedings concerned.

22.3	Waiver of immunity

The Chargor irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Secured Party against it in relation to this Deed and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

THIS DEED has been entered into and executed as a deed by the Chargor with the intention that it be delivered on the date stated at the beginning of this Deed.

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SIGNATORIES

Chargor

EXECUTED as a DEED by

SIGNED AND DELIVERED as a deed for and on behalf of	Signature of attorney
FLUTTER ENTERTAINMENT PLC by its lawfully appointed attorney in the presence of:
Print name of attorney

Signature of witness

Name of witness

Address of witness

Occupation of witness

[Project Saint - English Share Charge – Signature Page]

The Security Agent

Signed by

WILMINGTON TRUST (LONDON) LIMITED

By:

Name:

Address:

Email:

Attention:

[Project Saint - English Share Charge – Signature Page]

FLUTTER ENTERTAINMENT PLC

(as Chargor)

[WILMINGTON TRUST (LONDON) LIMITED]

(as Collateral Agent)

CHARGE OVER SHARES

CONTENTS

SECTION 1.0—DEFINITIONS AND INTERPRETATION		4

1.1	DEFINITIONS	4

1.2	FURTHER DEFINITIONS	4

1.3	INTERPRETATION	5

1.4	PERMITTED TRANSACTIONS	7

SECTION 2.0—NATURE OF SECURITY AND COVENANT TO PAY		8

2.1	NATURE AND SCOPE OF SECURITY	8

2.2	COVENANT TO PAY	8

2.3	DEFAULT INTEREST	8

SECTION 3.0—SECURITY		8

3.1	FIXED CHARGE	8

3.2	RANKING	8

SECTION 4.0—CONTINUING SECURITY, ETC.		9

4.1	CONTINUING SECURITY	9

4.2	ADDITIONAL AND INDEPENDENT SECURITY	9

4.3	OPENING OF NEW ACCOUNTS	9

4.4	SUSPENSE ACCOUNT	9

4.5	RELEASE OF SECURITY	9

4.6	DISCRETION OF COLLATERAL AGENT AND RECEIVERS	9

SECTION 5.0—COVENANTS		10

5.1	DEPOSIT OF TITLE DOCUMENTS	10

5.2	CALLS	10

5.3	OTHER OBLIGATIONS IN RESPECT OF SECURITY ASSETS	10

5.4	DIVIDEND AND VOTING RIGHTS	10

5.5	FINANCIAL COLLATERAL	11

5.6	RESTRICTIONS ON DEALINGS	12

SECTION 6.0—REPRESENTATIONS AND WARRANTIES		12

6.1	REPRESENTATIONS AND WARRANTIES	12

6.2	TIMES FOR MAKING REPRESENTATIONS	12

SECTION 7.0—ENFORCEABILITY OF SECURITY		12

7.1	ACCELERATION EVENT	12

7.2	DISCRETION	12

7.3	REGISTRATION	12

SECTION 8.0—RIGHTS AND POWERS OF THE COLLATERAL AGENT		13

8.1	STATUTORY POWERS	13

8.2	DUE DATE FOR STATUTORY PURPOSES	13

8.3	PROTECTION OF THIRD PARTIES	13

8.4	CONCLUSIVE RECEIPT	14

8.5	APPLICATION OF MONIES	14

8.6	DELEGATION	14

8.7	EXPENSES AND INDEMNITY	14

8.8	PRIOR SECURITY	14

SECTION 9.0—RECEIVERS		15

9.1	POWER OF APPOINTMENT	15

9.2	POWERS OF RECEIVER	15

9.3	LIABILITY OF THE COLLATERAL AGENT AND RECEIVER	17

9.4	RECEIVER AGENT OF THE CHARGOR	17

9.5	REMUNERATION OF RECEIVER	17

SECTION 10.0—GENERAL PROVISIONS		17

10.1	FURTHER ASSURANCES	17

10.2	AMENDMENTS AND WAIVERS	18

10.3	ASSIGNMENT	18

10.4	CONSOLIDATION OF MORTGAGES	18

10.5	POWER OF ATTORNEY	18

10.6	ENFORCEMENT OF OTHER RIGHTS	18

10.7	CALCULATIONS AND CERTIFICATES	18

10.8	PARTIAL INVALIDITY	19

10.9	REMEDIES AND WAIVERS	19

10.10	NOTICES	19

10.11	COUNTERPARTS	19

10.12	ELECTRONIC SIGNATURE	19

10.13	GOVERNING LAW	19

10.14	JURISDICTION	19

10.15	WAIVER OF IMMUNITY	20

SCHEDULE 1		21

PART 1		21

TRANSFER OF SHARES IN A DESIGNATED ACTIVITY COMPANY		21

PART 2		23

LETTER OF AUTHORITY		23

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THIS DEED is made on	202[4]

BETWEEN:

(1)

FLUTTER ENTERTAINMENT PLC, a company incorporated under the laws of Ireland with company number 16956 and having its registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, D04 V972 (the Chargor); and

(2)

[WILMINGTON TRUST (LONDON) LIMITED], as security agent and trustee for the Secured Parties (as defined below) pursuant to the terms of the Intercreditor Agreement (as defined below) (the Collateral Agent).

RECITALS:

A.

Pursuant to the terms of the Debt Financing Agreements, the Parties wish to enter into this Deed in order to secure the obligations under the Secured Debt Documents (as defined in the Intercreditor Agreement).

B.	The directors of the Chargor are satisfied that it is in the best interests of and for the corporate benefit of the Chargor to enter into this Deed.

C.	The Collateral Agent is entering into this Deed as security agent and trustee on behalf of the Secured Parties.

THIS DEED WITNESSES as follows:

SECTION 1.0—DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed (including the Recitals), all terms and expressions shall, unless defined in this Deed or the context otherwise requires, have the meaning attributed to such terms and expressions in the Intercreditor Agreement (whether defined expressly therein or by reference to another document).

1.2	Further Definitions

In this Deed (including the Recitals):

Acceleration Event has the meaning given to that term in the Intercreditor Agreement;

Act means the Land and Conveyancing Law Reform Act 2009;

Companies Act means the Companies Act 2014;

Debt Document has the meaning given to that term in the Intercreditor Agreement;

Debtor has the meaning given to that term in the Intercreditor Agreement;

Enforcement Period means the period during which an Acceleration Event is continuing;

Intercreditor Agreement means the English law governed intercreditor agreement dated the date hereof between, among others, Flutter Entertainment PLC as the Parent, the Companies as Original Debtors and as Original Intra-Group Lenders, J.P. Morgan SE as Senior Facility Agent and [Wilmington Trust (London) Limited] as the Collateral Agent (each term as defined therein) (as amended, supplemented and/or amended and restated from time to time);

Party means a party to this Deed;

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Receiver has the meaning given to such term in the Intercreditor Agreement;

Related Rights means in relation to any Shares:

(a)	any dividend, interest or other distribution paid or payable in relation to any Shares; and

(b)	any right, money or property accruing or offered at any time in relation to any Shares by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise;

Secured Debt Document has the meaning given to that term in the Intercreditor Agreement;

Secured Obligations has the meaning given to that term in the Intercreditor Agreement;

Secured Party has the meaning given to that term in the Intercreditor Agreement;

Security has the meaning given to that term in the Intercreditor Agreement;

Security Assets means all assets of the Chargor, the subject of any Security created by this Deed;

Security Period means from the date of this Deed to the latest Discharge Date;

Senior Facilities Agreement means the syndicated facility agreement dated 24 November 2023 (as amended and/or amended and restated from time to time) between, amongst others, the Flutter Entertainment PLC, J.P. Morgan SE as the Administrative Agent, Lloyds Bank PLC as the Collateral Agent and the financial institutions as lenders party thereto from time to time;

Shares means any shares in the Subject Company of which the Chargor is or becomes the legal or beneficial owner;

Share Transfer Deed means a blank, undated share transfer deed in respect of the Shares in the form set out in Part 1 of Schedule 1 (Transfer of Shares in a Designated Activity Company) duly completed in favour of the Collateral Agent or its nominee or otherwise as the Collateral Agent may direct (or such other form as may be specified by the Collateral Agent); and

Subject Company means Flutter Treasury Designated Activity Company, a company incorporated in Ireland with registered number 748909).

1.3	Interpretation

(a)

Except as provided below and unless the context otherwise provides, Clause 1.2 (Construction) of the Intercreditor Agreement shall apply to this Deed as if all references therein to this Agreement were to this Deed.

(b)	To the extent that there is any inconsistency between the terms of this Deed and the terms of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall prevail.

(c)	In this Deed, unless the contrary intention appears, a reference to:

(i)	an amendment, includes a supplement, amendment, novation, restatement or re-enactment and amended is to be construed accordingly;

(ii)	company, includes a corporation or a body corporate;

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(iii)

a Debt Document, a Secured Debt Document, or other agreement or instrument includes (without prejudice to any prohibition on amendments) any amendment to that Secured Debt Document, Debt Document or other agreement or instrument, including any change in the purpose of, any extension of or any increase in the amount of a facility or any additional, incremental or accordion facility;

(iv)	the term this Security means any security created by this Deed;

(v)	assets includes present and future properties, revenues and rights of every description;

(vi)	an agreement includes any legally binding arrangement, concession, contract, deed or franchise (in each case whether oral or written);

(vii)	an authorisation includes an authorisation, consent, approval, resolution or licence;

(viii)	including means including without limitation and “includes” and “included” shall be construed accordingly;

(ix)	losses includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including fees) and liabilities and “loss” shall be construed accordingly;

(x)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xi)	a provision or matter including or which includes shall be construed without limitation to any events, circumstances, conditions, acts or matters listed or specified after those words;

(xii)

a person includes any individual, firm, company, corporation, partnership, association, organisation, government, state, agency, trust or other entity (in each case whether or not having separate legal personality);

(xiii)

a regulation includes any regulation, order, rule, official directive, request or guideline (whether or not having the force of law) of any governmental body, agency, department or regulatory or self-regulatory authority or organisation;

(xiv)

the winding up, dissolution, administration or examinership of a company shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which a company carries on business including, but not limited to, the seeking of liquidation, winding up, reorganisation, dissolution, examinership, administration, arrangements, adjustment, protection or relief of debtors;

(xv)	a Default or an Event of Default is “continuing” if it has not been remedied or waived;

(xvi)	an obligation to the Chargor to do something shall include an obligation to procure that it is done and an obligation not to do something shall include an obligation not to permit, suffer or allow it;

(xvii)	a provision of law is a reference to that provision as extended, applied, amended, substituted or re-enacted and includes any subordinate legislation made thereunder; and

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(xviii) the singular includes the plural and vice versa.

(d)	Any covenant of the Chargor under this Deed (other than a payment obligation) remains in force during the Security Period.

(e)	Unless the contrary intention appears, the index to and the headings in this Deed do not affect its interpretation.

(f)

If the Collateral Agent, acting reasonably, considers that an amount paid to a Secured Party under a Secured Debt Document is capable of being avoided or otherwise set aside on the liquidation, administration, receivership or examinership of any payer or otherwise, then that amount will not be considered to have been irrevocably paid for the purposes of this Deed.

(g)	Unless the context otherwise requires a reference to Security Asset includes:

(i)	any part of that Security Asset;

(ii)	the proceeds of sale of that Security Asset; and

(iii)	any present and future assets of that type.

(h)	Section 75 of the Act shall not apply to this Deed.

(i)

Unless otherwise expressly agreed in writing between the Chargor and the Collateral Agent, no Security shall be created pursuant to this Deed over any asset or undertaking (including any minority shareholdings and any interests in joint ventures) which the Chargor is at any time prohibited from creating Security on or over by reason of any contract, licence, lease, instrument or other arrangement with a third party to the extent such prohibition is permitted under a Secured Debt Document and such prohibition is binding on such asset on the date hereof or on the date of acquisition thereof and not entered into in contemplation thereof (including any asset or undertaking which the Chargor is precluded from creating Security on or over without the prior consent of a third party unless consent has been obtained the granting of that Security) except to the extent such prohibition is unenforceable after giving effect to applicable law.

(j)	The fact that no or incomplete details of any Security Asset are inserted in the relevant schedules to this Deed does not affect the validity or enforceability of this Security.

(k)	It is intended that this Deed takes effect as a deed notwithstanding the fact that the Collateral Agent may only execute this Deed under hand.

(l)	The Collateral Agent holds the benefit of this Deed on trust for the Secured Parties pursuant to and in accordance with the terms of the Intercreditor Agreement.

1.4	Permitted Transactions

The terms of this Deed shall not operate or be construed so as to prohibit or restrict any transaction, matter or other step not prohibited by the Debt Financing Agreements and the Collateral Agent shall promptly enter into such documentation and/or take such other action as is required by the Chargor (acting reasonably) in order to facilitate any such transaction, matter or other step, including by way of executing any confirmation, consent to dealing, release or other similar or equivalent document, provided that any costs and expenses incurred by the Collateral Agent entering into such documentation and/or taking such other action at the request of the Chargor pursuant to this Clause 1.4 shall be for the account of the Chargor to the extent set out in Section 9.05 (Expenses; Indemnity) of the Senior Facilities Agreement (or the equivalent provision of any other applicable Debt Financing Agreement).

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SECTION 2.0—NATURE OF SECURITY AND COVENANT TO PAY

2.1	Nature and Scope of Security

(a)	Notwithstanding anything to the contrary in this Deed, the obligations, liabilities and undertakings under this Deed shall be deemed not to be undertaken or incurred to the extent that the same would:

(i)	constitute unlawful financial assistance prohibited by Section 82 of the Companies Act (or any analogous provision of any other applicable law); or

(ii)	constitute a breach of Section 239 of the Companies Act (or any analogous provision of any other applicable law).

(b)	The Chargor expressly confirms that it intends the Security:

(i)	is created in favour of the Collateral Agent;

(ii)	to be created over present and future assets of the Chargor; and

(iii)	to be security for the payment, discharge and performance of all the Secured Obligations.

2.2	Covenant to Pay

The Chargor must pay or discharge the Secured Obligations in the manner provided for in the Secured Debt Documents.

2.3	Default Interest

The Chargor shall pay interest on demand at the default rate of interest specified in the applicable Secured Debt Document and in accordance with the terms of the applicable Secured Debt Document on all amounts (including principal, interest, costs and amounts recoverable from the Chargor by way of indemnity) due but not paid by the Chargor to the Collateral Agent under this Deed from the due date of payment until the date of the actual payment to the Collateral Agent whether before or after judgment.

SECTION 3.0—SECURITY

3.1	Fixed Charge

As continuing security for the payment, performance and discharge of all of the Secured Obligations, the Chargor in favour of the Collateral Agent as legal and beneficial owner hereby charges by way of first fixed charge all of its rights, title and interest in all of the Shares and all Related Rights.

3.2	Ranking

The Chargor and the Collateral Agent (on behalf of itself and the Secured Parties) acknowledge that the ranking of the Security created pursuant to this Deed is subject to the Intercreditor Agreement and the application of proceeds pursuant to this Deed is provided for in the Intercreditor Agreement.

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SECTION 4.0—CONTINUING SECURITY, ETC.

4.1	Continuing Security

The Security shall be a continuing security for the Secured Obligations and shall not be considered as satisfied or discharged by any intermediate payment or settlement of all or any of the Secured Obligations.

4.2	Additional and Independent Security

This Security is in addition to, independent of and shall not in any way prejudice or affect any other Security now or hereafter held by the Collateral Agent for the Secured Obligations. The Security shall not merge with nor be prejudiced by any other Security or the invalidity of any such Security.

4.3	Opening of New Accounts

If the Collateral Agent receives or is deemed to be affected by actual or constructive notice of any subsequent Security Interest affecting all or part of the Security Assets or if for any reason any security created by this Deed ceases to be a continuing security, the Collateral Agent may open a new account for the Chargor and if the Collateral Agent does not open a new account, it shall nevertheless be treated as if it had done so at the time it received or was deemed to have received such notice. As from that time all payments made to the Collateral Agent by the Chargor shall be treated as having been credited to such new account and shall not operate to reduce or have the effect of discharging any part of the Secured Obligations.

4.4	Suspense Account

If this Security is enforced at a time when no amount is due under the Secured Debt Documents but at a time when amounts may or will become due, the Collateral Agent (or the Receiver) may pay the proceeds of any recoveries effected by it into a suspense account.

4.5	Release of Security

Following the occurrence of any of the following:

(a)	at the end of the Security Period;

(b)	if the Chargor resigns as a Debtor (as defined in the Intercreditor Agreement), under, and in accordance with the terms of, each of the relevant Secured Debt Documents to which it is a party; or

(c)	if the Chargor disposes of any Security Assets or any part thereof to the extent permitted, or not otherwise prohibited, under the Debt Financing Agreements,

the Collateral Agent shall, in each case, at the request and cost of the Chargor, take whatever action is reasonably necessary to release its Security Assets from this Security, in each case without recourse to or any representation or warranty by or from any Secured Party and subject to the Collateral Agent’s receipt, upon request, of a certification by the Borrower and the Chargor stating that such transaction and release are in compliance with the Intercreditor Agreement and the applicable Secured Debt Document.

4.6	Discretion of Collateral Agent and Receivers

To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable during the Enforcement Period be exercised by the Collateral Agent in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.

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SECTION 5.0 - COVENANTS

5.1	Deposit of Title Documents

(a)	The Chargor must:

(i)

as soon as reasonably practicable deposit with the Collateral Agent, or as the Collateral Agent may direct, all share certificates in relation to the Shares which it is the beneficial or legal owner on the date of this Deed and as soon as reasonably practicable all Share Transfer Deeds in relation to those Shares together with letters of authority in respect of any such transfers in the form set out in Part 2 of Schedule 1 (Letter of Authority); and

(ii)

as soon as reasonably practicable after becoming the beneficial or legal owner of any Shares at any time after the date of this Deed, deposit with the Collateral Agent, or as the Collateral Agent may direct, all share certificates in relation to those Shares, together with all Share Transfer Deeds in relation to those Shares together with letters of authority in respect of any such transfers in the form set out in Part 2 of Schedule 1 (Letter of Authority).

(b)

The Chargor undertakes that prior to depositing any share certificates in accordance with paragraph (a) above, such share certificates shall be held by the Chargor strictly to the order of the Collateral Agent and shall not be given to a third party without the consent of the Collateral Agent.

5.2	Calls

(a)	The Chargor must pay all calls and other payments due and payable in respect of any Security Assets.

(b)

If the Chargor fails to do so, the Collateral Agent may pay those calls or other payments on behalf of the Chargor. The Chargor must promptly on request reimburse the Collateral Agent for any payment reasonably made by the Collateral Agent under this Clause 5.2 (Calls).

5.3	Other Obligations in respect of Security Assets

(a)	No Secured Party is obliged to:

(i)	perform any obligation of the Chargor;

(ii)	make any payment, or make any enquiry as to the nature or sufficiency of any payment received by it or the Chargor; or

(iii)	present or file any claim or take any other action to collect or enforce the payment of any amount to which it may be entitled under this Deed,

in respect of any Security Assets.

5.4	Dividend and Voting Rights

(a)	For so long as no Acceleration Event is continuing the Chargor shall be permitted to:

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(i)	retain and use all dividends, interest and other monies arising from the Shares;

(ii)

exercise (or refrain from exercising) all voting rights in relation to the Shares provided that the Chargor shall not exercise such voting rights in any manner which (other than pursuant to a step or matter which does not otherwise breach the terms of the Debt Financing Agreements) adversely affects the validity or enforceability of the Security created by it under this Deed or causes a Default to occur; and

(iii)	deal with, and exercise (or refrain from exercising) any other powers and rights relating to, the Shares in any other manner whatsoever to the extent not prohibited by the Debt Financing Agreements.

(b)

The Collateral Agent may, at its discretion, whilst an Acceleration Event is continuing and in accordance with the Agreed Security Principles (in the name of the Chargor or otherwise and without any further consent or authority from the Chargor):

(i)	exercise (or refrain from exercising) any voting rights in respect of the Shares;

(ii)	apply all dividends, interest and other monies arising from the Shares in accordance with Clause 8.5 (Application of Monies);

(iii)	transfer the Shares into the name of such nominee(s) of the Collateral Agent as it shall require; and

(iv)	exercise (or refrain from exercising) the powers and rights conferred on or exercisable by the legal or beneficial owner of the Shares,

in such manner and on such terms as the Collateral Agent may think fit, and the proceeds of any such action shall form part of the Security Assets.

5.5	Financial Collateral

(a)

To the extent that the assets mortgaged or charged under this Deed constitute “financial collateral” and this Deed and the obligations of the Chargor under this Deed constitute a “security financial collateral arrangement” (in each case for the purpose of and as defined in the European Communities (Financial Collateral Arrangements) Regulations 2010) the Collateral Agent will have the right after this Security has become enforceable during the Enforcement Period to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Obligations.

(b)	Where any financial collateral is appropriated:

(i)	if the financial collateral is listed or traded on a recognised exchange its value will be taken as the value at which it could have been sold on the exchange on the date of appropriation; or

(ii)

in any other case, the value of the financial collateral will be such amount as the Collateral Agent reasonably determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it, and each Secured Party will give credit for the proportion of the value of the financial collateral appropriated to its use.

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5.6	Restrictions on Dealings

(a)	The Chargor may not:

(i)	create or allow to exist any Security on any of its assets; or

(ii)	either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily dispose of all or any part of its assets,

unless permitted, or not otherwise prohibited, under each of the Debt Financing Agreements.

SECTION 6.0 - REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties

The Chargor hereby unconditionally and irrevocably represents and warrants to each Secured Party that:

(a)	it is the sole legal and beneficial owner of its Shares and Related Rights; and

(b)	the Shares represent the entire issued share capital of the Company.

6.2	Times for making representations

The representations and warranties set out in this Deed are made by the Chargor on the date of this Deed.

SECTION 7.0 - ENFORCEABILITY OF SECURITY

7.1	Acceleration Event

This Security will become immediately enforceable if an Acceleration Event occurs and is continuing.

7.2	Discretion

At any time during an Enforcement Period, the Collateral Agent may, in its absolute discretion, without further notice to or demand on the Chargor and without the restrictions contained in the Act (in particular, but not limited to, the provisions of section 96(1) of the Act), enforce the Security Assets (or any part thereof) in any manner it sees fit and exercise the power of sale and all other powers conferred on mortgagees by law and by the Act in each case as varied or extended by this Deed.

7.3	Registration

The Collateral Agent shall be entitled at any time during an Enforcement Period to complete any Share Transfer Deeds then held by the Collateral Agent in respect of the Security Assets in the name of the Collateral Agent and the Chargor shall do whatever the Collateral Agent reasonably requires in order to procure the prompt registration of such transfer and the prompt issue of a new certificate or certificates for the relevant Security Assets in the name of the Collateral Agent.

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SECTION 8.0 - RIGHTS AND POWERS OF THE COLLATERAL AGENT

8.1	Statutory Powers

The power to take possession, the power of sale, the power to appoint a receiver and all other powers conferred on mortgagees and/or receivers by this Deed, and by the Act and the Companies Act, in each case as varied or extended by this Deed, will be immediately exercisable at any time after this Security has become enforceable during the Enforcement Period. The Collateral Agent may exercise all such powers without the restrictions contained in the Act, in particular without the need:

(a)	to give notice to the Chargor or any other person or make demand for payment or advertisement or other formality; or

(b)	to comply to with section 96(1)(c) of the Act; or

(c)	to comply with the requirements of section 99 (Mortgagee in Possession) of the Act; or

(d)	for the occurrence of any of the events specified in paragraphs (a) to (c) of section 100(1) of the Act or paragraphs (a) to (c) of section 108(1) of the Act; or

(e)	to give notice as specified in the final proviso to section 100(1) of the Act; or

(f)	to obtain the consent of the Chargor or a court order authorising the exercise of the power of sale under sections 100(2) or (3) of the Act; or

(g)	to give any notice to the Chargor under section 103(2) of the Act; or

(h)	to obtain the consent of the Chargor under section 112(3)(c) of the Act.

8.2	Due Date for Statutory Purposes

The Secured Obligations are deemed to have become due on the date of this Deed and the power of sale and all other powers conferred on mortgagees under the Act, as varied and amended by this Deed shall arise immediately on execution of this Deed but shall not be enforceable until such time as the Security has become enforceable during the Enforcement Period.

8.3	Protection of Third Parties

No person (including a purchaser) dealing with the Collateral Agent or any Receiver or its or his agents will be concerned to enquire:

(a)	whether any of the Secured Obligations have become payable or remain due; or

(b)	whether due notice has been given to any person; or

(c)	whether any power which the Collateral Agent or any Receiver is purporting to exercise has become exercisable or has been or is being properly exercised; or

(d)	whether any Receiver is authorised to act; or

(e)	how any money paid to the Collateral Agent or to any Receiver is to be applied,

and all protections to purchasers contained in sections 105(1), 106 and 108(5) of the Act shall apply to any person (including a purchaser) dealing with the Collateral Agent or any Receiver in like manner as if the statutory powers under the Act had not been varied or extended by this Deed. The provisions of section 105(2) of the Act shall not apply to this Deed or any enforcement of this Security.

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8.4	Conclusive Receipt

The receipt of the Collateral Agent or any Receiver shall be absolute and conclusive discharge of a purchaser and shall relieve such purchaser from being concerned to see to the application of any monies paid to or by the direction of the Collateral Agent or any Receiver.

8.5	Application of Monies

(a)

All amounts from time to time received or recovered by the Collateral Agent or any Receiver pursuant to the terms of this Deed or in connection with the realisation or enforcement of all or any part of this Security will be held by the Collateral Agent and applied in or towards payment of or provision for the Secured Obligations in accordance with the terms of the Intercreditor Agreement.

(b)

This Clause is subject to the payment of any claims having priority over this Security, to the extent permitted or not prohibited by the Debt Financing Agreements. This Clause does not prejudice the right of any Secured Party to recover any shortfall from the Chargor.

(c)	Sections 106(3), 107 and 109 of the Act shall not apply to the application of any monies received or realised pursuant to the exercise of powers conferred by this Deed.

8.6	Delegation

The Collateral Agent and any Receiver shall have full power to delegate to any person any right, power, discretion exercisable by it under this Deed or under the Act upon any terms as they may deem fit provided always that the Collateral Agent or any Receiver should not be in any way liable to the Chargor for any loss or damage arising for any act, default or omission for misconduct on the part of any such delegate. No delegation made pursuant to this Deed shall preclude the subsequent exercise of any such right, power or discretion by the Collateral Agent or any Receiver nor shall it preclude the Collateral Agent or any Receiver from making any subsequent delegation to some other person. Any such delegation may be revoked by the Collateral Agent or any Receiver at any time.

8.7	Expenses and Indemnity

The provisions of clause 20 (Costs and Expenses) and clause 21.1 (Debtors’ indemnity) of the Intercreditor Agreement shall (without double counting) be deemed incorporated in this Deed as if set out in this Deed, mutatis mutandis.

8.8	Prior Security

At any time on or after this Security has become enforceable during the Enforcement Period, the Collateral Agent may:

(a)	redeem any prior Security over any part of the Security Assets; and/or

(b)	take a transfer of any such Security it itself; and or

(c)

settle and pass accounts of any person in whom the prior Security may for the time being be vested and any account so settled and passed shall be binding and conclusive on the Chargor, who hereby authorises any prior mortgagee/chargee pursuant to this Clause to give to the Collateral Agent all information and account relating to the prior Security.

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The Chargor shall immediately on demand pay to the Collateral Agent the costs and expenses reasonably incurred by the Collateral Agent in connection with any such redemption and/or transfer, including the payment of any principal or interest.

SECTION 9.0 - RECEIVERS

9.1	Power of Appointment

(a)

At any time after this Security has become enforceable during the Enforcement Period and without the need for the occurrence of any of the events specified in section 108(1)(a) to (c) inclusive of the Act, the Collateral Agent may without further notice under seal or in writing under the hand of any director, secretary, employee or agent for the time being of the Collateral Agent appoint one or more persons as Receiver of the Security Assets or any part thereof and may from time to time remove any Receiver so appointed in writing under the hand of any employee or agent of the Collateral Agent and appoint another or others in his stead and/or appoint another person to act with any such Receiver.

(b)

If at any time there is more than one Receiver appointed over all or any of the Security Assets, each Receiver, unless specified to the contrary in any appointment document, may exercise all powers conferred by this Deed severally.

(c)	Any appointment of a Receiver or Receivers may be made either before or after the Collateral Agent shall have entered into or taken possession of the Security Assets or any part thereof.

(d)

At any time after this Security has become enforceable during the Enforcement Period, any right, power or discretion conferred by this Deed or by law on a Receiver may be exercised by the Collateral Agent without first appointing a Receiver or notwithstanding the appointment of a Receiver.

9.2	Powers of Receiver

(a)

At any time after this Security has become enforceable during the Enforcement Period, a Receiver shall have and be entitled to exercise, in relation to the Security Assets, all powers conferred on a mortgagee or a receiver by statute and, in relation to the Security Assets, all powers conferred by the Act and the Companies Act, without the restrictions contained in the Act. In addition, at any time after this Security has have become enforceable during the Enforcement Period, a Receiver shall have the power on behalf of and at the cost of the Chargor to do or omit to do anything which the Chargor could do or omit to do in relation to the Security Assets or any part thereof and in particular but without limitation shall have power to do all or any of the following:

(i)

to take possession of, collect and get in the Security Assets and for that purpose to make demands, to take, defend or discontinue any proceedings or submit any matter to arbitration or mediation in the name of the Chargor;

(ii)	to exercise in respect of the Security Assets all voting and other powers or rights and remedies available to the registered owner thereof as the Receiver thinks fit;

(iii)

to sell, dispose of, convert into money or realise (or concur in so doing) any of the Security Assets by public auction or private contract and to carry such sale or disposal into effect and by deed in the name and on behalf of the Chargor. The consideration for such sale or disposition may be cash, debentures, shares or other valuable consideration, payable in instalments or immediately in a lump sum;

15

(iv)	to make any arrangement or compromise or enter into, perform, repudiate, rescind, vary or cancel any contracts, in relation to the Security Assets, which the Receiver shall think expedient;

(v)	to give a valid receipt for any money or execute any assurance or thing that may be necessary or desirable for realising the Security Assets;

(vi)	to effect, maintain, renew, increase or vary such insurances, in relation to the Security Assets, as the Receiver shall, in the Receiver’s absolute discretion, think fit;

(vii)

to promote the formation of a subsidiary company and/or companies of the Chargor with a view to such subsidiary company and/or companies purchasing, leasing, licensing or otherwise acquiring interests in all or any of the Security Assets;

(viii)

to redeem any prior Security and to settle and prove the accounts of the holder of such Security. Any accounts so settled and proved shall be conclusive and binding on the Chargor and the money so paid shall be taken to be an expense properly incurred by the Receiver;

(ix)

to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Chargor or relating in any way to the Security Assets or any part thereof and take, defend, continue and discontinue any proceedings relating to the Security Assets or any part thereof;

(x)

to raise or borrow money or incur any other liability, either unsecured or secured, on the Security Assets or any part thereof either in priority to the Security or otherwise and on such terms and conditions as the Receiver may think fit and no person lending any such money shall be concerned to enquire as to the propriety or purpose of the exercise of this power or to see to the application of any monies so raised or borrowed provided that no Receiver shall exercise this power without first obtaining the written consent of the Collateral Agent but the Collateral Agent shall incur no responsibility or liability to the Chargor or otherwise by reason of its giving or refusing such consent whether absolutely or subject to any limitation or condition;

(xi)	to do anything else in connection with the Security Assets which the Receiver may think disposable for the purpose of making productive and increasing the market value of the Security Assets;

(xii)

to appoint, hire and employ and to remunerate managers, agents, professional advisors, consultants, workmen and others on such terms and generally in such manner as the Receiver shall think fit in connection with any exercise by the Receiver of any of the powers referred to in this Deed or otherwise for any purpose connected with the Security Assets or any part thereof and to discharge any person so appointed, hired or employed; and

(xiii)

to do all such other acts and things as may be considered by the Receiver to be incidental or conducive to any of the matters and powers aforesaid and which the Receiver may or can lawfully do as agent for the Chargor or necessary or desirable for the preservation or realisation of the Security and the Security Assets and to use the name of the Chargor for all the above purposes.

16

(b)

At any time after this Security has become enforceable during the Enforcement Period, unless otherwise directed by the Collateral Agent, such Receiver may also exercise all the powers and authority vested in the Collateral Agent by this Deed and in particular all powers vested in the Collateral Agent by Section 8.0 of this Deed. section 108(4) of the Act shall not apply to this Deed.

(c)

At any time after this Security has become enforceable during the Enforcement Period , the Collateral Agent may from time to time or at any time require such Receiver to give security for the due performance of his duties as such Receiver and may fix the nature and amount of security to be so given but the Collateral Agent shall not be bound in any case to require any such security.

9.3	Liability of the Collateral Agent and Receiver

(a)

Neither the Collateral Agent nor any Receiver will be liable by reason of entering into possession of a Security Asset to account as mortgagee in possession or for any loss on realisation or for any default or omission for which a mortgagee in possession might be liable.

(b)

The Collateral Agent and each Receiver is entitled to all the rights, powers, authority, discretions and immunities conferred on mortgagees and receivers (save as varied or modified by this Deed) by the Act and the Companies Act and shall not be liable for any default or omission in relation to the Security Assets or any exercise or non-exercise of any power, authority or discretion conferred on the Collateral Agent or any Receiver in relation to the Security Assets or any part thereof by or pursuant to this Deed, the Act or the Companies Act unless such loss or damage is caused by the fraud, wilful misconduct or negligence of the Collateral Agent or such Receiver (as applicable).

9.4	Receiver Agent of the Chargor

Any Receiver appointed hereunder shall be deemed to be in the same position as a Receiver duly appointed under the Act and shall be the agent of the Chargor for all purposes. The Chargor shall be solely responsible for all acts, omissions, remuneration, defaults, losses of and liabilities incurred by the Receiver as agent for the Chargor. No Secured Party shall incur any liability whatsoever to the Chargor, or to any other person for any such acts, defaults, omissions, misconduct or negligence of any Receiver appointed under this Deed or otherwise (excluding any liability arising as a result of the Collateral Agent’s fraud, wilful misconduct or negligence).

9.5	Remuneration of Receiver

A Receiver shall be entitled to remuneration at a rate to be fixed by agreement between such Receiver and the Collateral Agent (or failing such agreement to be fixed by the Collateral Agent). The provisions of section 108(7) of the Act shall not apply to this Deed.

SECTION 10.0 - GENERAL PROVISIONS

10.1	Further Assurances

The provisions of Section 5.10(o) (Further Assurances: Additional Security) of the Senior Facilities Agreement shall be deemed incorporated in this Deed as if set out in this Deed, mutatis mutandis.

17

10.2	Amendments and Waivers

Any amendment to, or waiver of any right or remedy under, the terms of this Deed shall be given or made in accordance with clause 25.2 (Amendments and Waivers: Security Documents) of the Intercreditor Agreement.

10.3	Assignment

(a)	The Chargor may not assign or transfer any of its rights or obligations under this Deed without the prior consent of the Collateral Agent.

(b)	Any Secured Party may assign or otherwise dispose of all or any of its rights under this Deed in accordance with the Secured Debt Documents to which it is a party.

(c)	References to the Collateral Agent in this Deed include any successor Collateral Agent appointed under the Intercreditor Agreement.

10.4	Consolidation of Mortgages

Any restrictions on the right of consolidation of mortgages including the provisions of section 92 of the Act shall not apply to the Security and to this Deed.

10.5	Power of Attorney

The Chargor, by way of security, irrevocably and severally appoints the Collateral Agent, each Receiver and any of their delegates or sub-delegates to be its attorney during an Enforcement Period to take any action which it is obliged to take under this Deed, or may be deemed by such attorney necessary or desirable for any purpose of this Deed or to enhance or perfect the security intended to be constituted by it or to convey or transfer legal ownership of any Security Asset. The Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.

10.6	Enforcement of Other Rights

The Chargor waives any right it may have of first requiring the Collateral Agent to proceed against or enforce any other rights or security the Collateral Agent may have or benefit from before enforcing the Security.

10.7	Calculations and Certificates

(a)

In any litigation or arbitration proceedings arising out of or in connection with this Deed, the entries made in the accounts maintained by a Secured Party are prima facie evidence of the matters to which they relate.

(b)	Any certification or determination by a Secured Party of a rate or amount under a Secured Debt Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

(c)	Any interest, commission or fee accruing under this Deed will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

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10.8	Partial Invalidity

If, at any time, any term of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Deed; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Deed.

10.9	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right or remedy under this Deed will operate as a waiver, nor will any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law and may be waived only in writing and specifically.

10.10	Notices

Any notice, demand or other communication required or permitted to be given or made under or in connection with this Deed shall be given or made in accordance with clause 23 (Notices) of the Intercreditor Agreement.

10.11	Counterparts

This Deed may be executed in any number of counterparts and by the parties to this Deed on separate counterparts, each of which, when executed and delivered, shall constitute an original, but all the counterparts shall together constitute but one and the same instrument.

10.12	Electronic Signature

Each Party expressly consents to the electronic execution of this Deed by the Collateral Agent, to the provision of any information in connection with this Deed by electronic means, and to the retention and use of this executed Deed as an electronic original.

10.13	Governing Law

This Deed and any non-contractual obligations arising out of or in connection with it are governed by and construed in accordance with the laws of Ireland.

10.14	Jurisdiction

(a)

The courts of Ireland have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute relating to the existence, validity or termination of this Deed or any non-contractual obligation arising out of or in connection with this Deed) (a Dispute).

(b)	The Parties agree that the courts of Ireland are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)

This Clause 10.14 is for the benefit of the Secured Parties only. As a result, no Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Secured Parties may take concurrent proceedings in any number of jurisdictions.

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10.15	Waiver of immunity

The Chargor irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Secured Party against it in relation to this Deed and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

IN WITNESS whereof the parties have executed and delivered this Deed on the date specified above.

20

SCHEDULE 1

PART 1

Transfer of Shares in a Designated Activity Company

Stock Transfer Form

STOCK
TRANSFER
FORM
(Above this line for Registrars only)
Certificate lodged with the Registrar
Consideration Money €
(For completion by the Registrar/Stock Exchange)

Full name of Undertaking
Full description of Security
Number or amount of Shares, Stock or other security and, in figures column only, number and denomination of units, if any.	Words	Figures
Name(s) of registered holder(s) should	In the name(s) of
be given in full; the address should be given where there is only one holder.

If the transfer is not made by the registered holder(s) insert also the name(s) and capacity (e.g. Executor(s) of the person(s) making the transfer.

I/We hereby transfer the above security out of the name(s) aforesaid to the person(s) named	Stamp of Selling Broker(s) or,
below:	for transactions which are not
Delete words in italics except for stock exchange transactions.	stock exchange transactions,
of Agent(s), if any, acting for
Signature(s) of transferor(s)	the Transferor(s)
1.

2.

A body corporate should execute this transfer under its common seal or otherwise in accordance with applicable statutory requirements.
Date

Full name(s) and full postal address(es) (including County or, if applicable, Postal District number) of the person(s) to whom the security is transferred.

Please state title, if any, or whether Mr., Mrs. or Miss.

Please complete in typewriting or in Block Capitals.
I/We request that such entries be made in the register as are necessary to give effect to this transfer.
Stamp of Buying Broker(s) (if any)	Stamp or name and address of person lodging this form (if other than the Buying Broker(s))

Reference in the Register in this form means the registrar or registration agent of the undertaking, not the Registrar of Companies.

(Endorsement for use in Stock Exchange Transactions)

The security represented by the transfer overleaf has been sold as follows:-

Shares/Stock	Shares/Stock
Shares/Stock	Shares/Stock
Shares/Stock	Shares/Stock
Shares/Stock	Shares/Stock
Shares/Stock	Shares/Stock
Shares/Stock	Shares/Stock

21

..

Balance (if any) due to Selling Broker(s)

Amount of Certificate(s)

Brokers Transfer Forms for above amounts certified
Stamp of certifying Stock Exchange	Stamp of Selling Broker(s)

FORM OF CERTIFICATE REQUIRED WHERE TRANSFER IS NOT LIABLE TO

AD VALOREM STAMP DUTY

I/We hereby certify that the transaction in respect of which this transfer is made, and under which the fixed Duty of ten punts is payable, falls within the following description:-

(a)	Vesting the property in trustees on the appointment of a new Trustee of a pre-existing Trust, or on the retirement of a trustee.

(b)

*A transfer, where no beneficial interest in the property passes, (i) to a mere nominee of the Transferor, (ii) from a mere nominee of the Transferee, (iii) from one nominee to another nominee of the same beneficial owner.

(c)	*A transfer by way of security for a loan; or a re-transfer to the original Transferor on repayment of a loan.

(d)	A transfer to a residuary legatee of Shares, etc., which forms part of the residue divisible under a Will.

(e)	A transfer to a beneficiary under a Will of a specific legacy of Shares, etc.

(f)	A transfer of Shares, etc., being the property of a person dying intestate, to the person or persons entitled thereto.

(g)

A transfer to a beneficiary under a settlement on distribution of the trust funds, of Shares, etc., forming the share, or part of the share of those funds to which the beneficiary is entitled in accordance with the terms of the settlement.

(h)	A transfer on the occasion of a marriage to trustees of shares, etc., to be held on the terms of a settlement made in consideration of marriage.

(i)

A transfer by the liquidator of a Company of Shares, etc., forming part of the assets of the Company, to which the Transferee is entitled in satisfaction or part satisfaction of his rights as a shareholder of the Company.

Here set out concisely the facts explaining the transaction in cases falling within (b) and (c) or in any case which does not clearly fall within any one of the clauses (a) to (g). Adjudication may be required.

Date:	2015

Transferors:		Transferees:

		Signature:
		Description:

Note:- The above certificate should be signed in the case of (b) and (c) either by (i) all the transferors and transferees, or (ii) a member of a Stock Exchange or a Solicitor acting for one or other of the parties, or (iii) an accredited representative of a Bank. Where the Bank or its official nominee is a party to the transfer, the Certificate may be to the effect that “the transfer is excepted from Section 74 of the Finance (1909-10) Act, 1910”. The above Certificate in other cases should be signed by a Solicitor or other person (e.g. a Bank acting as Trustee or Executor) having a full knowledge of the facts

22

PART 2

Letter of Authority

To:	[ ] [Name and Address of Collateral Agent]

RE:	[ ] [name and address of Company]

[Date]

Charge over Shares dated [                    ] (the Share Charge) between (1) [                    ] (the Collateral Agent) and (2) [                    ] (the Chargor)

Dear Addressee

We unconditionally and irrevocably authorise the Collateral Agent or its nominees to date and otherwise complete, stamp and register the share transfer deed in respect of the Shares (as defined in the Share Charge) deposited by us with the Collateral Agent and/or its designee(s) pursuant to the Share Charge, as and when the Collateral Agent becomes entitled to date and complete the same pursuant to the terms of the Share Charge.

This letter and any non-contractual obligations arising out of it or in connection with it are governed by Irish law.

Yours faithfully

Director	Director
[Name of Chargor]	[Name of Chargor]

EXECUTION PAGE

THE CHARGOR

SIGNED AND DELIVERED as a deed for and on behalf of
FLUTTER ENTERTAINMENT PLC
by its lawfully appointed attorney in the presence of:	Signature of attorney

Print name of attorney
Signature of witness

Name of witness

Address of witness

Occupation of witness

Signature page to the Irish Charge over Shares (Flutter)

COLLATERAL AGENT

[WILMINGTON TRUST (LONDON) LIMITED]

Name:
Title:

Signature page to the Irish Charge over Shares (Flutter)

POWER LEISURE BOOKMAKERS LIMITED

(as Chargor)

[WILMINGTON TRUST (LONDON) LIMITED]

(as Collateral Agent)

CHARGE OVER SHARES

CONTENTS

SECTION 1.0 - DEFINITIONS AND INTERPRETATION		4

1.1	DEFINITIONS	4

1.2	FURTHER DEFINITIONS	4

1.3	INTERPRETATION	5

1.4	PERMITTED TRANSACTIONS	7

SECTION 2.0 - NATURE OF SECURITY AND COVENANT TO PAY		8

2.1	NATURE AND SCOPE OF SECURITY	8

2.2	COVENANT TO PAY	8

2.3	DEFAULT INTEREST	8

SECTION 3.0 - SECURITY		8

3.1	FIXED CHARGE	8

3.2	RANKING	8

SECTION 4.0 - CONTINUING SECURITY, ETC.		9

4.1	CONTINUING SECURITY	9

4.2	ADDITIONAL AND INDEPENDENT SECURITY	9

4.3	OPENING OF NEW ACCOUNTS	9

4.4	SUSPENSE ACCOUNT	9

4.5	RELEASE OF SECURITY	9

4.6	DISCRETION OF COLLATERAL AGENT AND RECEIVERS	9

SECTION 5.0 - COVENANTS		10

5.1	DEPOSIT OF TITLE DOCUMENTS	10

5.2	CALLS	10

5.3	OTHER OBLIGATIONS IN RESPECT OF SECURITY ASSETS	10

5.4	DIVIDEND AND VOTING RIGHTS	10

5.5	FINANCIAL COLLATERAL	11

5.6	RESTRICTIONS ON DEALINGS	12

SECTION 6.0 - REPRESENTATIONS AND WARRANTIES		12

6.1	REPRESENTATIONS AND WARRANTIES	12

6.2	TIMES FOR MAKING REPRESENTATIONS	12

SECTION 7.0 - ENFORCEABILITY OF SECURITY		12

7.1	ACCELERATION EVENT	12

7.2	DISCRETION	12

7.3	REGISTRATION	12

SECTION 8.0 - RIGHTS AND POWERS OF THE COLLATERAL AGENT		13

8.1	STATUTORY POWERS	13

8.2	DUE DATE FOR STATUTORY PURPOSES	13

8.3	PROTECTION OF THIRD PARTIES	13

8.4	CONCLUSIVE RECEIPT	14

8.5	APPLICATION OF MONIES	14

8.6	DELEGATION	14

8.7	EXPENSES AND INDEMNITY	14

8.8	PRIOR SECURITY	14

SECTION 9.0 - RECEIVERS		15

9.1	POWER OF APPOINTMENT	15

9.2	POWERS OF RECEIVER	15

9.3	LIABILITY OF THE COLLATERAL AGENT AND RECEIVER	17

9.4	RECEIVER AGENT OF THE CHARGOR	17

9.5	REMUNERATION OF RECEIVER	17

SECTION 10.0 - GENERAL PROVISIONS		17

10.1	FURTHER ASSURANCES	17

10.2	AMENDMENTS AND WAIVERS	18

10.3	ASSIGNMENT	18

10.4	CONSOLIDATION OF MORTGAGES	18

10.5	POWER OF ATTORNEY	18

10.6	ENFORCEMENT OF OTHER RIGHTS	18

10.7	CALCULATIONS AND CERTIFICATES	18

10.8	PARTIAL INVALIDITY	19

10.9	REMEDIES AND WAIVERS	19

10.10	NOTICES	19

10.11	COUNTERPARTS	19

10.12	ELECTRONIC SIGNATURE	19

10.13	GOVERNING LAW	19

10.14	JURISDICTION	19

10.15	SERVICE OF PROCESS	20

10.16	WAIVER OF IMMUNITY	20

SCHEDULE 1		21

PART 1		21

TRANSFER OF SHARES IN AN UNLIMITED COMPANY		21

PART 2		25

LETTER OF AUTHORITY		25

3

THIS DEED is made on                              202[4]

BETWEEN:

(1)

POWER LEISURE BOOKMAKERS LIMITED, a company incorporated under the laws of England and Wales with company number 03822566 and having its registered office at One Chamberlain Square Cs, Birmingham, United Kingdom, B3 3AX the Chargor); and

(2)

[WILMINGTON TRUST (LONDON) LIMITED], as security agent and trustee for the Secured Parties (as defined below) pursuant to the terms of the Intercreditor Agreement (as defined below) (the Collateral Agent).

RECITALS:

A.

Pursuant to the terms of the Debt Financing Agreements, the Parties wish to enter into this Deed in order to secure the obligations under the Secured Debt Documents (as defined in the Intercreditor Agreement).

B.	The directors of the Chargor are satisfied that it is in the best interests of and for the corporate benefit of the Chargor to enter into this Deed.

C.	The Collateral Agent is entering into this Deed as security agent and trustee on behalf of the Secured Parties.

THIS DEED WITNESSES as follows:

SECTION 1.0 - DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed (including the Recitals), all terms and expressions shall, unless defined in this Deed or the context otherwise requires, have the meaning attributed to such terms and expressions in the Intercreditor Agreement (whether defined expressly therein or by reference to another document).

1.2	Further Definitions

In this Deed (including the Recitals):

Acceleration Event has the meaning given to that term in the Intercreditor Agreement;

Act means the Land and Conveyancing Law Reform Act 2009;

Companies Act means the Companies Act 2014;

Debt Document has the meaning given to that term in the Intercreditor Agreement;

Debtor has the meaning given to that term in the Intercreditor Agreement;

Enforcement Period means the period during which an Acceleration Event is continuing;

Intercreditor Agreement means the English law governed intercreditor agreement dated the date hereof between, among others, Flutter Entertainment PLC as the Parent, the Companies as Original Debtors and as Original Intra-Group Lenders, J.P. Morgan SE as Senior Facility Agent and [Wilmington Trust (London) Limited] as the Collateral Agent (each term as defined therein) (as amended, supplemented and/or amended and restated from time to time);

Party means a party to this Deed;

4

Receiver has the meaning given to such term in the Intercreditor Agreement;

Related Rights means in relation to any Shares:

(a)	any dividend, interest or other distribution paid or payable in relation to any Shares; and

(b)	any right, money or property accruing or offered at any time in relation to any Shares by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise;

Secured Debt Document has the meaning given to that term in the Intercreditor Agreement;

Secured Obligations has the meaning given to that term in the Intercreditor Agreement;

Secured Party has the meaning given to that term in the Intercreditor Agreement;

Security has the meaning given to that term in the Intercreditor Agreement;

Security Assets means all assets of the Chargor, the subject of any Security created by this Deed;

Security Period means from the date of this Deed to the latest Discharge Date;

Senior Facilities Agreement means the syndicated facility agreement dated 24 November 2023 (as amended and/or amended and restated from time to time) between, amongst others, the Flutter Entertainment PLC, J.P. Morgan SE as the Administrative Agent, Lloyds Bank PLC as the Collateral Agent and the financial institutions as lenders party thereto from time to time;

Shares means any shares in the Subject Company of which the Chargor is or becomes the legal or beneficial owner;

Share Transfer Deed means a blank, undated share transfer deed in respect of the Shares in the form set out in Part 1 of Schedule 1 (Transfer of Shares in an Unlimited Company) duly completed in favour of the Collateral Agent or its nominee or otherwise as the Collateral Agent may direct (or such other form as may be specified by the Collateral Agent); and

Subject Company means PPB Treasury Unlimited Company, a company incorporated in Ireland with registered number 638040)

1.3	Interpretation

(a)

Except as provided below and unless the context otherwise provides, Clause 1.2 (Construction) of the Intercreditor Agreement shall apply to this Deed as if all references therein to this Agreement were to this Deed.

(b)	To the extent that there is any inconsistency between the terms of this Deed and the terms of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall prevail.

(c)	In this Deed, unless the contrary intention appears, a reference to:

(i)	an amendment, includes a supplement, amendment, novation, restatement or re-enactment and amended is to be construed accordingly;

(ii)	company, includes a corporation or a body corporate;

5

(iii)

a Debt Document, a Secured Debt Document, or other agreement or instrument includes (without prejudice to any prohibition on amendments) any amendment to that Secured Debt Document, Debt Document or other agreement or instrument, including any change in the purpose of, any extension of or any increase in the amount of a facility or any additional, incremental or accordion facility;

(iv)	the term this Security means any security created by this Deed;

(v)	assets includes present and future properties, revenues and rights of every description;

(vi)	an agreement includes any legally binding arrangement, concession, contract, deed or franchise (in each case whether oral or written);

(vii)	an authorisation includes an authorisation, consent, approval, resolution or licence;

(viii)	including means including without limitation and “includes” and “included” shall be construed accordingly;

(ix)	losses includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including fees) and liabilities and “loss” shall be construed accordingly;

(x)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xi)	a provision or matter including or which includes shall be construed without limitation to any events, circumstances, conditions, acts or matters listed or specified after those words;

(xii)

a person includes any individual, firm, company, corporation, partnership, association, organisation, government, state, agency, trust or other entity (in each case whether or not having separate legal personality);

(xiii)

a regulation includes any regulation, order, rule, official directive, request or guideline (whether or not having the force of law) of any governmental body, agency, department or regulatory or self-regulatory authority or organisation;

(xiv)

the winding up, dissolution, administration or examinership of a company shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which a company carries on business including, but not limited to, the seeking of liquidation, winding up, reorganisation, dissolution, examinership, administration, arrangements, adjustment, protection or relief of debtors;

(xv)	a Default or an Event of Default is “continuing” if it has not been remedied or waived;

(xvi)	an obligation to the Chargor to do something shall include an obligation to procure that it is done and an obligation not to do something shall include an obligation not to permit, suffer or allow it;

(xvii)	a provision of law is a reference to that provision as extended, applied, amended, substituted or re-enacted and includes any subordinate legislation made thereunder; and

6

(xviii)	the singular includes the plural and vice versa.

(d)	Any covenant of the Chargor under this Deed (other than a payment obligation) remains in force during the Security Period.

(e)	Unless the contrary intention appears, the index to and the headings in this Deed do not affect its interpretation.

(f)

If the Collateral Agent, acting reasonably, considers that an amount paid to a Secured Party under a Secured Debt Document is capable of being avoided or otherwise set aside on the liquidation, administration, receivership or examinership of any payer or otherwise, then that amount will not be considered to have been irrevocably paid for the purposes of this Deed.

(g)	Unless the context otherwise requires a reference to Security Asset includes:

(i)	any part of that Security Asset;

(ii)	the proceeds of sale of that Security Asset; and

(iii)	any present and future assets of that type.

(h)	Section 75 of the Act shall not apply to this Deed.

(i)

Unless otherwise expressly agreed in writing between the Chargor and the Collateral Agent, no Security shall be created pursuant to this Deed over any asset or undertaking (including any minority shareholdings and any interests in joint ventures) which the Chargor is at any time prohibited from creating Security on or over by reason of any contract, licence, lease, instrument or other arrangement with a third party to the extent such prohibition is permitted under a Secured Debt Document and such prohibition is binding on such asset on the date hereof or on the date of acquisition thereof and not entered into in contemplation thereof (including any asset or undertaking which the Chargor is precluded from creating Security on or over without the prior consent of a third party unless consent has been obtained the granting of that Security) except to the extent such prohibition is unenforceable after giving effect to applicable law.

(j)	The fact that no or incomplete details of any Security Asset are inserted in the relevant schedules to this Deed does not affect the validity or enforceability of this Security.

(k)	It is intended that this Deed takes effect as a deed notwithstanding the fact that the Collateral Agent may only execute this Deed under hand.

(l)	The Collateral Agent holds the benefit of this Deed on trust for the Secured Parties pursuant to and in accordance with the terms of the Intercreditor Agreement.

1.4	Permitted Transactions

The terms of this Deed shall not operate or be construed so as to prohibit or restrict any transaction, matter or other step not prohibited by the Debt Financing Agreements and the Collateral Agent shall promptly enter into such documentation and/or take such other action as is required by the Chargor (acting reasonably) in order to facilitate any such transaction, matter or other step, including by way of executing any confirmation, consent to dealing, release or other similar or equivalent document, provided that any costs and expenses incurred by the Collateral Agent entering into such documentation and/or taking such other action at the request of the Chargor pursuant to this Clause 1.4 shall be for the account of the Chargor to the extent set out in Section 9.05 (Expenses; Indemnity) of the Senior Facilities Agreement (or the equivalent provision of any other applicable Debt Financing Agreement).

7

SECTION 2.0 - NATURE OF SECURITY AND COVENANT TO PAY

2.1	Nature and Scope of Security

(a)	Notwithstanding anything to the contrary in this Deed, the obligations, liabilities and undertakings under this Deed shall be deemed not to be undertaken or incurred to the extent that the same would:

(i)	constitute unlawful financial assistance prohibited by Section 82 of the Companies Act (or any analogous provision of any other applicable law); or

(ii)	constitute a breach of Section 239 of the Companies Act (or any analogous provision of any other applicable law).

(b)	The Chargor expressly confirms that it intends the Security:

(i)	is created in favour of the Collateral Agent;

(ii)	to be created over present and future assets of the Chargor; and

(iii)	to be security for the payment, discharge and performance of all the Secured Obligations.

2.2	Covenant to Pay

The Chargor must pay or discharge the Secured Obligations in the manner provided for in the Secured Debt Documents.

2.3	Default Interest

The Chargor shall pay interest on demand at the default rate of interest specified in the applicable Secured Debt Document and in accordance with the terms of the applicable Secured Debt Document on all amounts (including principal, interest, costs and amounts recoverable from the Chargor by way of indemnity) due but not paid by the Chargor to the Collateral Agent under this Deed from the due date of payment until the date of the actual payment to the Collateral Agent whether before or after judgment.

SECTION 3.0 - SECURITY

3.1	Fixed Charge

As continuing security for the payment, performance and discharge of all of the Secured Obligations, the Chargor in favour of the Collateral Agent as legal and beneficial owner hereby charges by way of first fixed charge all of its rights, title and interest in all of the Shares and all Related Rights.

3.2	Ranking

The Chargor and the Collateral Agent (on behalf of itself and the Secured Parties) acknowledge that the ranking of the Security created pursuant to this Deed is subject to the Intercreditor Agreement and the application of proceeds pursuant to this Deed is provided for in the Intercreditor Agreement.

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SECTION 4.0 - CONTINUING SECURITY, ETC.

4.1	Continuing Security

The Security shall be a continuing security for the Secured Obligations and shall not be considered as satisfied or discharged by any intermediate payment or settlement of all or any of the Secured Obligations.

4.2	Additional and Independent Security

This Security is in addition to, independent of and shall not in any way prejudice or affect any other Security now or hereafter held by the Collateral Agent for the Secured Obligations. The Security shall not merge with nor be prejudiced by any other Security or the invalidity of any such Security.

4.3	Opening of New Accounts

If the Collateral Agent receives or is deemed to be affected by actual or constructive notice of any subsequent Security Interest affecting all or part of the Security Assets or if for any reason any security created by this Deed ceases to be a continuing security, the Collateral Agent may open a new account for the Chargor and if the Collateral Agent does not open a new account, it shall nevertheless be treated as if it had done so at the time it received or was deemed to have received such notice. As from that time all payments made to the Collateral Agent by the Chargor shall be treated as having been credited to such new account and shall not operate to reduce or have the effect of discharging any part of the Secured Obligations.

4.4	Suspense Account

If this Security is enforced at a time when no amount is due under the Secured Debt Documents but at a time when amounts may or will become due, the Collateral Agent (or the Receiver) may pay the proceeds of any recoveries effected by it into a suspense account.

4.5	Release of Security

Following the occurrence of any of the following:

(a)	at the end of the Security Period;

(b)	if the Chargor resigns as a Debtor (as defined in the Intercreditor Agreement), under, and in accordance with the terms of, each of the relevant Secured Debt Documents to which it is a party; or

(c)	if the Chargor disposes of any Security Assets or any part thereof to the extent permitted, or not otherwise prohibited, under the Debt Financing Agreements,

the Collateral Agent shall, in each case, at the request and cost of the Chargor, take whatever action is reasonably necessary to release its Security Assets from this Security, in each case without recourse to or any representation or warranty by or from any Secured Party and subject to the Collateral Agent’s receipt, upon request, of a certification by the Borrower and the Chargor stating that such transaction and release are in compliance with the Intercreditor Agreement and the applicable Secured Debt Document.

4.6	Discretion of Collateral Agent and Receivers

To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable during the Enforcement Period be exercised by the Collateral Agent in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.

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SECTION 5.0 - COVENANTS

5.1	Deposit of Title Documents

(a)	The Chargor must:

(i)

as soon as reasonably practicable deposit with the Collateral Agent, or as the Collateral Agent may direct, all share certificates in relation to the Shares which it is the beneficial or legal owner on the date of this Deed and as soon as reasonably practicable all Share Transfer Deeds in relation to those Shares together with letters of authority in respect of any such transfers in the form set out in Part 2 of Schedule 1 (Letter of Authority); and

(ii)

as soon as reasonably practicable after becoming the beneficial or legal owner of any Shares at any time after the date of this Deed, deposit with the Collateral Agent, or as the Collateral Agent may direct, all share certificates in relation to those Shares, together with all Share Transfer Deeds in relation to those Shares together with letters of authority in respect of any such transfers in the form set out in Part 2 of Schedule 1 (Letter of Authority).

(b)

The Chargor undertakes that prior to depositing any share certificates in accordance with paragraph (a) above, such share certificates shall be held by the Chargor strictly to the order of the Collateral Agent and shall not be given to a third party without the consent of the Collateral Agent.

5.2	Calls

(a)	The Chargor must pay all calls and other payments due and payable in respect of any Security Assets.

(b)

If the Chargor fails to do so, the Collateral Agent may pay those calls or other payments on behalf of the Chargor. The Chargor must promptly on request reimburse the Collateral Agent for any payment reasonably made by the Collateral Agent under this Clause 5.2 (Calls).

5.3	Other Obligations in respect of Security Assets

(a)	No Secured Party is obliged to:

(i)	perform any obligation of the Chargor;

(ii)	make any payment, or make any enquiry as to the nature or sufficiency of any payment received by it or the Chargor; or

(iii)	present or file any claim or take any other action to collect or enforce the payment of any amount to which it may be entitled under this Deed,

in respect of any Security Assets.

5.4	Dividend and Voting Rights

(a)	For so long as no Acceleration Event is continuing the Chargor shall be permitted to:

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(i)	retain and use all dividends, interest and other monies arising from the Shares;

(ii)

exercise (or refrain from exercising) all voting rights in relation to the Shares provided that the Chargor shall not exercise such voting rights in any manner which (other than pursuant to a step or matter which does not otherwise breach the terms of the Debt Financing Agreements) adversely affects the validity or enforceability of the Security created by it under this Deed or causes a Default to occur; and

(iii)	deal with, and exercise (or refrain from exercising) any other powers and rights relating to, the Shares in any other manner whatsoever to the extent not prohibited by the Debt Financing Agreements.

(b)

The Collateral Agent may, at its discretion, whilst an Acceleration Event is continuing and in accordance with the Agreed Security Principles (in the name of the Chargor or otherwise and without any further consent or authority from the Chargor):

(i)	exercise (or refrain from exercising) any voting rights in respect of the Shares;

(ii)	apply all dividends, interest and other monies arising from the Shares in accordance with Clause 8.5 (Application of Monies);

(iii)	transfer the Shares into the name of such nominee(s) of the Collateral Agent as it shall require; and

(iv)	exercise (or refrain from exercising) the powers and rights conferred on or exercisable by the legal or beneficial owner of the Shares,

in such manner and on such terms as the Collateral Agent may think fit, and the proceeds of any such action shall form part of the Security Assets.

5.5	Financial Collateral

(a)

To the extent that the assets mortgaged or charged under this Deed constitute “financial collateral” and this Deed and the obligations of the Chargor under this Deed constitute a “security financial collateral arrangement” (in each case for the purpose of and as defined in the European Communities (Financial Collateral Arrangements) Regulations 2010) the Collateral Agent will have the right after this Security has become enforceable during the Enforcement Period to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Obligations.

(b)	Where any financial collateral is appropriated:

(i)	if the financial collateral is listed or traded on a recognised exchange its value will be taken as the value at which it could have been sold on the exchange on the date of appropriation; or

(ii)

in any other case, the value of the financial collateral will be such amount as the Collateral Agent reasonably determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it, and each Secured Party will give credit for the proportion of the value of the financial collateral appropriated to its use.

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5.6	Restrictions on Dealings

(a)	The Chargor may not:

(i)	create or allow to exist any Security on any of its assets; or

(ii)	either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily dispose of all or any part of its assets,

unless permitted, or not otherwise prohibited, under each of the Debt Financing Agreements.

SECTION 6.0 - REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties

The Chargor hereby unconditionally and irrevocably represents and warrants to each Secured Party that:

(a)	it is the sole legal and beneficial owner of its Shares and Related Rights; and

(b)	the Shares represent the entire issued share capital of the Company.

6.2	Times for making representations

The representations and warranties set out in this Deed are made by the Chargor on the date of this Deed.

SECTION 7.0 - ENFORCEABILITY OF SECURITY

7.1	Acceleration Event

This Security will become immediately enforceable if an Acceleration Event occurs and is continuing.

7.2	Discretion

At any time during an Enforcement Period, the Collateral Agent may, in its absolute discretion, without further notice to or demand on the Chargor and without the restrictions contained in the Act (in particular, but not limited to, the provisions of section 96(1) of the Act), enforce the Security Assets (or any part thereof) in any manner it sees fit and exercise the power of sale and all other powers conferred on mortgagees by law and by the Act in each case as varied or extended by this Deed.

7.3	Registration

The Collateral Agent shall be entitled at any time during an Enforcement Period to complete any Share Transfer Deeds then held by the Collateral Agent in respect of the Security Assets in the name of the Collateral Agent and the Chargor shall do whatever the Collateral Agent reasonably requires in order to procure the prompt registration of such transfer and the prompt issue of a new certificate or certificates for the relevant Security Assets in the name of the Collateral Agent.

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SECTION 8.0 - RIGHTS AND POWERS OF THE COLLATERAL AGENT

8.1	Statutory Powers

The power to take possession, the power of sale, the power to appoint a receiver and all other powers conferred on mortgagees and/or receivers by this Deed, and by the Act and the Companies Act, in each case as varied or extended by this Deed, will be immediately exercisable at any time after this Security has become enforceable during the Enforcement Period. The Collateral Agent may exercise all such powers without the restrictions contained in the Act, in particular without the need:

(a)	to give notice to the Chargor or any other person or make demand for payment or advertisement or other formality; or

(b)	to comply to with section 96(1)(c) of the Act; or

(c)	to comply with the requirements of section 99 (Mortgagee in Possession) of the Act; or

(d)	for the occurrence of any of the events specified in paragraphs (a) to (c) of section 100(1) of the Act or paragraphs (a) to (c) of section 108(1) of the Act; or

(e)	to give notice as specified in the final proviso to section 100(1) of the Act; or

(f)	to obtain the consent of the Chargor or a court order authorising the exercise of the power of sale under sections 100(2) or (3) of the Act; or

(g)	to give any notice to the Chargor under section 103(2) of the Act; or

(h)	to obtain the consent of the Chargor under section 112(3)(c) of the Act.

8.2	Due Date for Statutory Purposes

The Secured Obligations are deemed to have become due on the date of this Deed and the power of sale and all other powers conferred on mortgagees under the Act, as varied and amended by this Deed shall arise immediately on execution of this Deed but shall not be enforceable until such time as the Security has become enforceable during the Enforcement Period.

8.3	Protection of Third Parties

No person (including a purchaser) dealing with the Collateral Agent or any Receiver or its or his agents will be concerned to enquire:

(a)	whether any of the Secured Obligations have become payable or remain due; or

(b)	whether due notice has been given to any person; or

(c)	whether any power which the Collateral Agent or any Receiver is purporting to exercise has become exercisable or has been or is being properly exercised; or

(d)	whether any Receiver is authorised to act; or

(e)	how any money paid to the Collateral Agent or to any Receiver is to be applied,

and all protections to purchasers contained in sections 105(1), 106 and 108(5) of the Act shall apply to any person (including a purchaser) dealing with the Collateral Agent or any Receiver in like manner as if the statutory powers under the Act had not been varied or extended by this Deed. The provisions of section 105(2) of the Act shall not apply to this Deed or any enforcement of this Security.

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8.4	Conclusive Receipt

The receipt of the Collateral Agent or any Receiver shall be absolute and conclusive discharge of a purchaser and shall relieve such purchaser from being concerned to see to the application of any monies paid to or by the direction of the Collateral Agent or any Receiver.

8.5	Application of Monies

(a)

All amounts from time to time received or recovered by the Collateral Agent or any Receiver pursuant to the terms of this Deed or in connection with the realisation or enforcement of all or any part of this Security will be held by the Collateral Agent and applied in or towards payment of or provision for the Secured Obligations in accordance with the terms of the Intercreditor Agreement.

(b)

This Clause is subject to the payment of any claims having priority over this Security, to the extent permitted or not prohibited by the Debt Financing Agreements. This Clause does not prejudice the right of any Secured Party to recover any shortfall from the Chargor.

(c)	Sections 106(3), 107 and 109 of the Act shall not apply to the application of any monies received or realised pursuant to the exercise of powers conferred by this Deed.

8.6	Delegation

The Collateral Agent and any Receiver shall have full power to delegate to any person any right, power, discretion exercisable by it under this Deed or under the Act upon any terms as they may deem fit provided always that the Collateral Agent or any Receiver should not be in any way liable to the Chargor for any loss or damage arising for any act, default or omission for misconduct on the part of any such delegate. No delegation made pursuant to this Deed shall preclude the subsequent exercise of any such right, power or discretion by the Collateral Agent or any Receiver nor shall it preclude the Collateral Agent or any Receiver from making any subsequent delegation to some other person. Any such delegation may be revoked by the Collateral Agent or any Receiver at any time.

8.7	Expenses and Indemnity

The provisions of clause 20 (Costs and Expenses) and clause 21.1 (Debtors’ indemnity) of the Intercreditor Agreement shall (without double counting) be deemed incorporated in this Deed as if set out in this Deed, mutatis mutandis.

8.8	Prior Security

At any time on or after this Security has become enforceable during the Enforcement Period, the Collateral Agent may:

(a)	redeem any prior Security over any part of the Security Assets; and/or

(b)	take a transfer of any such Security it itself; and or

(c)

settle and pass accounts of any person in whom the prior Security may for the time being be vested and any account so settled and passed shall be binding and conclusive on the Chargor, who hereby authorises any prior mortgagee/chargee pursuant to this Clause to give to the Collateral Agent all information and account relating to the prior Security.

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The Chargor shall immediately on demand pay to the Collateral Agent the costs and expenses reasonably incurred by the Collateral Agent in connection with any such redemption and/or transfer, including the payment of any principal or interest.

SECTION 9.0 - RECEIVERS

9.1	Power of Appointment

(a)

At any time after this Security has become enforceable during the Enforcement Period and without the need for the occurrence of any of the events specified in section 108(1)(a) to (c) inclusive of the Act, the Collateral Agent may without further notice under seal or in writing under the hand of any director, secretary, employee or agent for the time being of the Collateral Agent appoint one or more persons as Receiver of the Security Assets or any part thereof and may from time to time remove any Receiver so appointed in writing under the hand of any employee or agent of the Collateral Agent and appoint another or others in his stead and/or appoint another person to act with any such Receiver.

(b)

If at any time there is more than one Receiver appointed over all or any of the Security Assets, each Receiver, unless specified to the contrary in any appointment document, may exercise all powers conferred by this Deed severally.

(c)	Any appointment of a Receiver or Receivers may be made either before or after the Collateral Agent shall have entered into or taken possession of the Security Assets or any part thereof.

(d)

At any time after this Security has become enforceable during the Enforcement Period, any right, power or discretion conferred by this Deed or by law on a Receiver may be exercised by the Collateral Agent without first appointing a Receiver or notwithstanding the appointment of a Receiver.

9.2	Powers of Receiver

(a)

At any time after this Security has become enforceable during the Enforcement Period, a Receiver shall have and be entitled to exercise, in relation to the Security Assets, all powers conferred on a mortgagee or a receiver by statute and, in relation to the Security Assets, all powers conferred by the Act and the Companies Act, without the restrictions contained in the Act. In addition, at any time after this Security has have become enforceable during the Enforcement Period, a Receiver shall have the power on behalf of and at the cost of the Chargor to do or omit to do anything which the Chargor could do or omit to do in relation to the Security Assets or any part thereof and in particular but without limitation shall have power to do all or any of the following:

(i)

to take possession of, collect and get in the Security Assets and for that purpose to make demands, to take, defend or discontinue any proceedings or submit any matter to arbitration or mediation in the name of the Chargor;

(ii)	to exercise in respect of the Security Assets all voting and other powers or rights and remedies available to the registered owner thereof as the Receiver thinks fit;

(iii)

to sell, dispose of, convert into money or realise (or concur in so doing) any of the Security Assets by public auction or private contract and to carry such sale or disposal into effect and by deed in the name and on behalf of the Chargor. The consideration for such sale or disposition may be cash, debentures, shares or other valuable consideration, payable in instalments or immediately in a lump sum;

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(iv)	to make any arrangement or compromise or enter into, perform, repudiate, rescind, vary or cancel any contracts, in relation to the Security Assets, which the Receiver shall think expedient;

(v)	to give a valid receipt for any money or execute any assurance or thing that may be necessary or desirable for realising the Security Assets;

(vi)	to effect, maintain, renew, increase or vary such insurances, in relation to the Security Assets, as the Receiver shall, in the Receiver’s absolute discretion, think fit;

(vii)

to promote the formation of a subsidiary company and/or companies of the Chargor with a view to such subsidiary company and/or companies purchasing, leasing, licensing or otherwise acquiring interests in all or any of the Security Assets;

(viii)

to redeem any prior Security and to settle and prove the accounts of the holder of such Security. Any accounts so settled and proved shall be conclusive and binding on the Chargor and the money so paid shall be taken to be an expense properly incurred by the Receiver;

(ix)

to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Chargor or relating in any way to the Security Assets or any part thereof and take, defend, continue and discontinue any proceedings relating to the Security Assets or any part thereof;

(x)

to raise or borrow money or incur any other liability, either unsecured or secured, on the Security Assets or any part thereof either in priority to the Security or otherwise and on such terms and conditions as the Receiver may think fit and no person lending any such money shall be concerned to enquire as to the propriety or purpose of the exercise of this power or to see to the application of any monies so raised or borrowed provided that no Receiver shall exercise this power without first obtaining the written consent of the Collateral Agent but the Collateral Agent shall incur no responsibility or liability to the Chargor or otherwise by reason of its giving or refusing such consent whether absolutely or subject to any limitation or condition;

(xi)	to do anything else in connection with the Security Assets which the Receiver may think disposable for the purpose of making productive and increasing the market value of the Security Assets;

(xii)

to appoint, hire and employ and to remunerate managers, agents, professional advisors, consultants, workmen and others on such terms and generally in such manner as the Receiver shall think fit in connection with any exercise by the Receiver of any of the powers referred to in this Deed or otherwise for any purpose connected with the Security Assets or any part thereof and to discharge any person so appointed, hired or employed; and

(xiii)

to do all such other acts and things as may be considered by the Receiver to be incidental or conducive to any of the matters and powers aforesaid and which the Receiver may or can lawfully do as agent for the Chargor or necessary or desirable for the preservation or realisation of the Security and the Security Assets and to use the name of the Chargor for all the above purposes.

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(b)

At any time after this Security has become enforceable during the Enforcement Period, unless otherwise directed by the Collateral Agent, such Receiver may also exercise all the powers and authority vested in the Collateral Agent by this Deed and in particular all powers vested in the Collateral Agent by Section 8.0 of this Deed. section 108(4) of the Act shall not apply to this Deed.

(c)

At any time after this Security has become enforceable during the Enforcement Period , the Collateral Agent may from time to time or at any time require such Receiver to give security for the due performance of his duties as such Receiver and may fix the nature and amount of security to be so given but the Collateral Agent shall not be bound in any case to require any such security.

9.3	Liability of the Collateral Agent and Receiver

(a)

Neither the Collateral Agent nor any Receiver will be liable by reason of entering into possession of a Security Asset to account as mortgagee in possession or for any loss on realisation or for any default or omission for which a mortgagee in possession might be liable.

(b)

The Collateral Agent and each Receiver is entitled to all the rights, powers, authority, discretions and immunities conferred on mortgagees and receivers (save as varied or modified by this Deed) by the Act and the Companies Act and shall not be liable for any default or omission in relation to the Security Assets or any exercise or non-exercise of any power, authority or discretion conferred on the Collateral Agent or any Receiver in relation to the Security Assets or any part thereof by or pursuant to this Deed, the Act or the Companies Act unless such loss or damage is caused by the fraud, wilful misconduct or negligence of the Collateral Agent or such Receiver (as applicable).

9.4	Receiver Agent of the Chargor

Any Receiver appointed hereunder shall be deemed to be in the same position as a Receiver duly appointed under the Act and shall be the agent of the Chargor for all purposes. The Chargor shall be solely responsible for all acts, omissions, remuneration, defaults, losses of and liabilities incurred by the Receiver as agent for the Chargor. No Secured Party shall incur any liability whatsoever to the Chargor, or to any other person for any such acts, defaults, omissions, misconduct or negligence of any Receiver appointed under this Deed or otherwise (excluding any liability arising as a result of the Collateral Agent’s fraud, wilful misconduct or negligence).

9.5	Remuneration of Receiver

A Receiver shall be entitled to remuneration at a rate to be fixed by agreement between such Receiver and the Collateral Agent (or failing such agreement to be fixed by the Collateral Agent). The provisions of section 108(7) of the Act shall not apply to this Deed.

SECTION 10.0 - GENERAL PROVISIONS

10.1	Further Assurances

The provisions of Section 5.10(o) (Further Assurances: Additional Security) of the Senior Facilities Agreement shall be deemed incorporated in this Deed as if set out in this Deed, mutatis mutandis.

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10.2	Amendments and Waivers

Any amendment to, or waiver of any right or remedy under, the terms of this Deed shall be given or made in accordance with Clause 25.2 (Amendments and Waivers: Security Documents) of the Intercreditor Agreement.

10.3	Assignment

(a)	The Chargor may not assign or transfer any of its rights or obligations under this Deed without the prior consent of the Collateral Agent.

(b)	Any Secured Party may assign or otherwise dispose of all or any of its rights under this Deed in accordance with the Secured Debt Documents to which it is a party.

(c)	References to the Collateral Agent in this Deed include any successor Collateral Agent appointed under the Intercreditor Agreement.

10.4	Consolidation of Mortgages

Any restrictions on the right of consolidation of mortgages including the provisions of section 92 of the Act shall not apply to the Security and to this Deed.

10.5	Power of Attorney

The Chargor, by way of security, irrevocably and severally appoints the Collateral Agent, each Receiver and any of their delegates or sub-delegates to be its attorney during an Enforcement Period to take any action which it is obliged to take under this Deed, or may be deemed by such attorney necessary or desirable for any purpose of this Deed or to enhance or perfect the security intended to be constituted by it or to convey or transfer legal ownership of any Security Asset. The Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.

10.6	Enforcement of Other Rights

The Chargor waives any right it may have of first requiring the Collateral Agent to proceed against or enforce any other rights or security the Collateral Agent may have or benefit from before enforcing the Security.

10.7	Calculations and Certificates

(a)

In any litigation or arbitration proceedings arising out of or in connection with this Deed, the entries made in the accounts maintained by a Secured Party are prima facie evidence of the matters to which they relate.

(b)	Any certification or determination by a Secured Party of a rate or amount under a Secured Debt Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

(c)	Any interest, commission or fee accruing under this Deed will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

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10.8	Partial Invalidity

If, at any time, any term of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Deed; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Deed.

10.9	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right or remedy under this Deed will operate as a waiver, nor will any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law and may be waived only in writing and specifically.

10.10	Notices

Any notice, demand or other communication required or permitted to be given or made under or in connection with this Deed shall be given or made in accordance with clause 23 (Notices) of the Intercreditor Agreement.

10.11	Counterparts

This Deed may be executed in any number of counterparts and by the parties to this Deed on separate counterparts, each of which, when executed and delivered, shall constitute an original, but all the counterparts shall together constitute but one and the same instrument.

10.12	Electronic Signature

Each Party expressly consents to the electronic execution of this Deed by the Collateral Agent, to the provision of any information in connection with this Deed by electronic means, and to the retention and use of this executed Deed as an electronic original.

10.13	Governing Law

This Deed and any non-contractual obligations arising out of or in connection with it are governed by and construed in accordance with the laws of Ireland.

10.14	Jurisdiction

(a)

The courts of Ireland have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute relating to the existence, validity or termination of this Deed or any non-contractual obligation arising out of or in connection with this Deed) (a Dispute).

(b)	The Parties agree that the courts of Ireland are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)

This Clause 10.14 is for the benefit of the Secured Parties only. As a result, no Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Secured Parties may take concurrent proceedings in any number of jurisdictions.

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10.15	Service of Process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Chargor:

(i)	irrevocably appoints PPB Treasury Unlimited Company as its agent under this Deed for service of process in relation to any Dispute before the Irish Courts in connection with this Deed; and

(ii)	agrees that failure by a process agent to notify the Chargor of any process will not invalidate the Dispute concerned.

(b)

If any person appointed as process agent under this Clause 10.15 (Service of Process) is unable for any reason so to act, the Chargor must immediately (and in any event within 7 days of the event taking place) appoint another agent on terms acceptable to the Security Agent. Failing this, the Security Agent may appoint another process agent for this purpose.

10.16	Waiver of immunity

The Chargor irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Secured Party against it in relation to this Deed and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

IN WITNESS whereof the parties have executed and delivered this Deed on the date specified above.

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SCHEDULE 1

PART 1

Transfer of Shares in an Unlimited Company

We the person named below:

Name:	Name:

Address:	Address:

Occupation or description:	Occupation or description:

Tax number:	Tax number:

(the “Transferor”), in consideration of                                               paid by the person or persons named below (the receipt of which is acknowledged):

Name:

Address:

Occupation or description:

Tax number:

(the “Transferee”),

HEREBY BARGAIN, SELL, ASSIGN AND TRANSFER to the Transferee and out of the name of the Transferor, the shares described below in the company named below:

Number of shares:	Figures:	Words:

Description of shares:		Nominal Value of shares:

Name of company:

(the “Shares”)

TO HOLD the Shares subject to the conditions on which the Transferor held the Shares immediately prior to the execution of this Transfer and the Transferee hereby agrees to accept and take the Shares subject to such conditions.

IN WITNESS whereof the Transferor and the Transferee have executed this Transfer as a Deed on                             :

This Deed may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.

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SIGNED AND DELIVERED as a deed for
and on behalf of [ ]	Signature of attorney

by its lawfully appointed attorney in the presence of:

Print name of attorney
Signature of witness

Name of witness

Address of witness

Occupation of witness

THE TRANSFEREE

For:

By:

Title:

in the presence of:

Signature of witness

Name of witness

Address of witness

Occupation of witness

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FORM OF CERTIFICATE REQUIRED WHERE TRANSFER IS EXEMPT FROM

AD VALOREM STAMP DUTY

OPTION 1

It is hereby certified that this transaction effected by this instrument does not form part of a larger transaction or a series of transactions in respect of which the amount or value, or the aggregate amount or value, of the consideration which is attributable to stocks or marketable securities exceeds EUR1,000

Signature(s) (Please sign in the boxes below)

Transferee

Transferee

Date:

OPTION 2

It is certified that this instrument is a conveyance or transfer on any occasion, not being a sale or mortgage.

Description of transaction:
	(a)	Change of Trustee
	(b)	Nominee to Beneficial Holder
Please	(c)	Beneficial Holder to Nominee
enter appropriate	(d)	Nominee to Nominee Holder where the beneficial holder remains the same
letter	(e)	Executor/Administrator to Beneficial Holder
	(f)	A transfer by the liquidator of a company of shares, etc., forming part of the assets of the company, to which the transferee is entitled in satisfaction or part satisfaction of his rights as a shareholder of the company
	(g)	Other, see details below:

Signature(s) (Please sign in the boxes below)	Description (“Transferor”, “Transferee”, “Solicitor”, etc)

Date:

OPTION 3

23

Please tick relevant box

☐ It is hereby certified that section 96 of the Stamp Duties Consolidation Act 1999, applies to this instrument.

☐ It is hereby certified that section 97 of the Stamp Duties Consolidation Act 1999, applies to this instrument

Signature(s) (Please sign in the boxes below)
Transferor Spouse

Transferee Spouse

Date:

24

PART 2

Letter of Authority

To:	[ ] [Name and Address of Collateral Agent]

RE:	[ ] [name and address of Company]

[Date]

Charge over Shares dated [                    ] (the Share Charge) between (1) [                    ] (the Collateral Agent) and (2) [                    ] (the Chargor)

Dear Addressee

We unconditionally and irrevocably authorise the Collateral Agent or its nominees to date and otherwise complete, stamp and register the share transfer deed in respect of the Shares (as defined in the Share Charge) deposited by us with the Collateral Agent and/or its designee(s) pursuant to the Share Charge, as and when the Collateral Agent becomes entitled to date and complete the same pursuant to the terms of the Share Charge.

This letter and any non-contractual obligations arising out of it or in connection with it are governed by Irish law.

Yours faithfully

Director	Director
[Name of Chargor]	[Name of Chargor]

EXECUTION PAGE

THE CHARGOR

EXECUTED and DELIVERED as a DEED

by POWER LEISURE BOOKMAKERS

LIMITED acting by:

Signature of director

Name of director

Signature of director

Name of director

Signature page to the Irish Charge over Shares (Flutter)

COLLATERAL AGENT

[WILMINGTON TRUST (LONDON) LIMITED]

Name:
Title:

Signature page to the Irish Charge over Shares (Flutter)

Agreed Form

U.S. COLLATERAL AGREEMENT

Dated and effective as of

[__] 202[__]

among

BETFAIR INTERACTIVE US FINANCING LLC

FANDUEL INC

BETFAIR INTERACTIVE US LLC

FANDUEL GROUP FINANCING LLC

and

WILMINGTON TRUST (LONDON) LIMITED,

as Security Agent

TABLE OF CONTENTS

		Page

ARTICLE I.

Definitions

SECTION 1.01.	Construction	1
SECTION 1.02.	Other Defined Terms	2

ARTICLE II.

Pledge of Securities

SECTION 2.01.	Pledge	4
SECTION 2.02.	Delivery of the Pledged Collateral	5
SECTION 2.03.	Representations, Warranties and Covenants	5
SECTION 2.04.	Certification of Limited Liability Company and Limited Partnership Interests	7
SECTION 2.05.	Registration in Nominee Name; Denominations	7
SECTION 2.06.	Voting Rights; Dividends and Interest, etc.	8

ARTICLE III.

Security Interests in Personal Property

SECTION 3.01.	Security Interest	9
SECTION 3.02.	Representations and Warranties	11
SECTION 3.03.	Covenants	12
SECTION 3.04.	Covenants Regarding Patent, Trademark and Copyright Collateral	14

ARTICLE IV.

Remedies

SECTION 4.01.	Remedies upon Acceleration Event	16
SECTION 4.02.	Application of Proceeds	17
SECTION 4.03.	Grant of License to Use Intellectual Property	17
SECTION 4.04.	Securities Act, etc.	18
SECTION 4.05.	Public Sales	18

ARTICLE V.

Miscellaneous

SECTION 5.01.	Notices	19
SECTION 5.02.	Security Interest Absolute	19
SECTION 5.03.	Limitation by Law	19
SECTION 5.04.	Binding Effect; Several Agreement	20
SECTION 5.05.	Successors and Assigns	20

Schedules

Schedule I	Subsidiary Parties
Schedule II	Commercial Tort Claims
Schedule III	Pledged Stock; Debt Securities
Schedule IV	Intellectual Property
Schedule V	Instruments

Exhibits

Exhibit I	Form of Supplement to the U.S. Collateral Agreement

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U.S. COLLATERAL AGREEMENT, dated as of [__], 2024 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among BETFAIR INTERACTIVE US FINANCING LLC, a Delaware limited liability company (the “Grantor”) and each other Subsidiary of the Company (as defined below) listed on Schedule I hereto and each Subsidiary of the Company that becomes a party from time to time hereto (each, a “Subsidiary Party”), WILMINGTON TRUST (LONDON) LIMITED, as security agent and trustee for the Secured Parties (as defined in the Intercreditor Agreement referred to below) (in such capacity, the “Security Agent”).

WITNESSETH:

Reference is made to that certain Syndicated Facility Agreement dated as of [    ] (as may be further amended, renewed, extended, restated, supplemented or otherwise modified from time to time, the “Facilities Agreement”), among FLUTTER ENTERTAINMENT PLC, a public limited company incorporated in Ireland with registration number 16956 and registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland (the “Company”), PPB TREASURY UNLIMITED COMPANY, a private unlimited company incorporated in Ireland with registration number 638040 and registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland (“PPB”), the Grantor, TSE HOLDINGS LIMITED, a private limited company incorporated in England & Wales with registration number 05172296 and registered office at One Chamberlain Square Cs, Birmingham, United Kingdom, B3 3AX (“TSEH”), FANDUEL GROUP FINANCING LLC, a Delaware limited liability company organised in Delaware with registration number 7163797 (“FanDuel”) and FLUTTER FINANCING B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands, having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and registered with the Dutch Trade Register under number 77893107 (“Flutter Finance”) (each of the Company, PPB, the Grantor, TSEH, FanDuel and Flutter Finance, a “Borrower” and together the “Borrowers”), the lenders from time to time party thereto (“Lenders”), and J.P. Morgan SE, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, and WILMINGTON TRUST (LONDON) LIMITED, as collateral agent and security trustee (in such capacities, the “Collateral Agent”) for the Secured Parties.

Pursuant to Section 5.10 of the Facilities Agreement, the Parties wish to enter into this Agreement in order to secure the obligations under the Secured Debt Documents (as defined in the Intercreditor Agreement).

ARTICLE I.

Definitions

SECTION 1.01. Construction.

(a) Capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned thereto in Intercreditor Agreement or, if not defined therein, in the Facilities Agreement. All terms defined in Article 9 of the New York UCC (as defined herein) and not defined in this Agreement, the Facilities Agreement or the Intercreditor Agreement have the meanings specified therein. The term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The rules of construction specified in Section 1.02 of the Intercreditor Agreement also apply to this Agreement.

(c) To the extent that there is any inconsistency between the terms of this Agreement, the terms of the other Secured Debt Documents and the terms of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall prevail.

(d) The terms of this Agreement shall not operate or be construed so as to prohibit or restrict any transaction, matter or other step not prohibited by the Debt Financing Agreements. The Security Agent shall promptly enter into such documentation and/or take such other action as is required by a Pledgor (acting reasonably) in order to facilitate any such transaction, step or matter as contemplated by Section 5.15 (Termination or Release).

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acceleration Event” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Account Debtor” shall mean any person who is or who may become obligated to any Pledgor under, with respect to or on account of an Account.

“Article 9 Collateral” shall have the meaning assigned to such term in Section 3.01.

“Collateral” shall mean Article 9 Collateral and Pledged Collateral.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Copyright License” shall mean any written agreement, now or hereafter in effect, granting any right to any Pledgor under any Copyright now or hereafter owned by any third party, and all rights of any Pledgor under any such agreement (including any such rights that such Pledgor has the right to license).

“Copyrights” shall mean all of the following now owned or hereafter acquired by any Pledgor (or, as required in the context of the definition of “Copyright License,” any third party licensor): (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise; and (b) all registrations and applications for registration of any such Copyright in the United States or any other country, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on Schedule IV.

“Debt Financing Agreement” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Excluded Property” shall have the meaning assigned to such term in the Facilities Agreement.

“Federal Securities Laws” shall have the meaning assigned to such term in Section 4.04.

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“General Intangibles” shall mean all “General Intangibles” as defined in the New York UCC, including all choses in action and causes of action and all other intangible personal property of any Pledgor of every kind and nature (other than Accounts) now owned or hereafter acquired by any Pledgor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Swap Agreements and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Pledgor to secure payment by an Account Debtor of any of the Accounts.

“Intellectual Property” shall mean all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Pledgor, including inventions, designs, Patents, Copyrights, Trademarks, Patent Licenses, Copyright Licenses, Trademark Licenses, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information and all related documentation.

“Instruments” shall mean, collectively, with respect to each Pledgor, all “instruments,” as such term is defined in Article 9 of the New York UCC, and shall include all promissory notes, drafts, bills of exchange or acceptances, including, without limitation, those described on Schedule V annexed hereto.

“Intercreditor Agreement” shall mean the English law governed intercreditor agreement dated [__] 202[_] between, among others, Flutter Entertainment plc as the Parent, the Pledgor and Wilmington Trust (London) Limited as the Security Agent (each term as defined therein).

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Security Agent’s and the Secured Parties’ security interest in any item or portion of the Article 9 Collateral is governed by the Uniform Commercial Code or similar law as in effect in a jurisdiction other than the State of New York, the term “New York UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Patent License” shall mean any written agreement, now or hereafter in effect, granting to any Pledgor any right to make, use or sell any invention or design covered by a Patent, now or hereafter owned by any third party (including any such rights that such Pledgor has the right to license).

“Patents” shall mean all of the following now owned or hereafter acquired by any Pledgor (or, as required in the context of the definition of “Patent License,” any third party licensor): (a) all patents of the United States or the equivalent thereof in any other country (including industrial design registrations), and all applications for patents of the United States or the equivalent thereof in any other country (including industrial design registrations), including those listed on Schedule IV, and (b) all reissues, continuations, divisions, continuations-in-part or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions or designs disclosed or claimed therein.

“Pledged Collateral” shall have the meaning assigned to such term in Section 2.01.

“Pledged Debt Securities” shall have the meaning assigned to such term in Section 2.01.

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“Pledged Securities” shall mean any promissory notes, shares, stock certificates, share certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” shall have the meaning assigned to such term in Section 2.01.

“Pledgor” shall mean the Grantor and each Subsidiary Party.

“Security Interest” shall have the meaning assigned to such term in Section 3.01.

“Secured Debt Document” shall have the meaning given to such term in the Intercreditor Agreement.

“Secured Obligations” shall have the meaning given to such term in the Intercreditor Agreement.

“Security Period” shall mean the latest Discharge Date to occur.

“Subsidiary Party” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Trademark License” shall mean any written agreement, now or hereafter in effect, granting to any Pledgor any right to use any Trademark now or hereafter owned by any third party (including any such rights that such Pledgor has the right to license).

“Trademarks” shall mean all of the following now owned or hereafter acquired by any Pledgor (or, as required in the context of the definition of “Trademark License,” any third party licensor): (a) all trademarks, service marks, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof (except for “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of the Lanham Act has been filed, to the extent that, and solely for the period which, any assignment of an “intent to use” application prior to such filing would violate the Lanham Act), and all renewals thereof, including those listed on Schedule IV and (b) all goodwill associated therewith or symbolized thereby.

ARTICLE II.

Pledge of Securities

SECTION 2.01. Pledge. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Pledgor hereby assigns and pledges to the Security Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Security Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in all of such Pledgor’s right, title and interest in, to and under

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(a) the Equity Interests directly owned by it on the date hereof (which such Equity Interests constituting Pledged Stock shall be listed on Schedule III) and any other Equity Interests obtained in the future by such Pledgor and any certificates representing all such Equity Interests (collectively, the “Pledged Stock”), (b)(i) the debt securities currently issued to any Pledgor (which such debt securities constituting Pledged Debt Securities shall be listed on Schedule III), (ii) any debt securities in the future issued to such Pledgor and (iii) the promissory notes and any other instruments, if any, evidencing such debt securities (collectively, the “Pledged Debt Securities”); (c) subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of, the securities referred to in clauses (a) and (b) above; (d) subject to Section 2.06, all rights and privileges of such Pledgor with respect to the securities and other property referred to in clauses (a), (b) and (c) above and (e) all proceeds of any of the foregoing (the items referred to in clauses (a) through (e) above being collectively referred to as the “Pledged Collateral”); provided that the Pledged Collateral shall not include any Excluded Property.

SECTION 2.02. Delivery of the Pledged Collateral.

(a) Each Pledgor confirms that it has delivered to the Security Agent, for the benefit of the Secured Parties, any Pledged Securities in existence on the date hereof and agrees promptly after the date hereof (with respect to any Pledged Securities from time to time acquired after the date hereof) to deliver or cause to be delivered to the Security Agent, for the benefit of the Secured Parties, any and all such Pledged Securities; provided that any such Pledged Securities acquired by any Pledgor after the date hereof shall be delivered to the Security Agent, for the benefit of the Secured Parties, within 120 days after the acquisition thereof (or such longer time as the Security Agent shall permit in its reasonable discretion); provided, further, that each Pledgor shall have no obligation to deliver Pledged Securities, in the case of promissory notes or other instruments evidencing Indebtedness, in an outstanding principal amount of less than $10,000,000.

(b) Upon delivery to the Security Agent, (i) any Pledged Securities required to be delivered pursuant to the foregoing paragraph (a) of this Section 2.02 shall be accompanied by stock powers or note powers, as applicable and/or required, duly executed in blank or other instruments of transfer reasonably satisfactory to the Security Agent and by such other instruments and documents as the Security Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral delivered pursuant to the terms of this Agreement shall be accompanied to the extent necessary to perfect the security interest in or allow realization on the Pledged Collateral by proper instruments of assignment duly executed by the applicable Pledgor and such other instruments or documents as the Security Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule III (or a supplement to Schedule III, as applicable) and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 2.03. Representations, Warranties and Covenants. The Pledgors, jointly and severally, represent, warrant and covenant to and with the Security Agent, for the benefit of the Secured Parties, that:

(a) Schedule III (as may be supplemented from time to time pursuant to Section 2.02(b)) correctly sets forth the percentage of the issued and outstanding shares of each class of the Equity Interests of the issuer thereof represented by such Pledged Stock and includes all Equity Interests, debt securities and promissory notes or instruments evidencing Indebtedness required to be (i) pledged in order to satisfy the Collateral and Guarantee Requirement or (ii) delivered pursuant to Section 2.02(a);

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(b) the Pledged Stock (with respect to Pledged Stock issued by an issuer other than a Subsidiary of the Company organized under the laws of any jurisdiction of the United States, to the best of each Pledgor’s knowledge) have been duly and validly authorized and issued by the issuers thereof and are fully paid and nonassessable;

(c) except for the security interests granted hereunder, each Pledgor (i) is and, subject to any transfers made in compliance with the Secured Debt Documents, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule III (as may be supplemented from time to time pursuant to Section 2.02(b)) as owned by such Pledgor, (ii) holds the same free and clear of all Liens, other than Permitted Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than pursuant to a transaction not prohibited by the Debt Financing Agreements and other than Permitted Liens and (iv) subject to the rights of such Pledgor under the Debt Financing Agreements to dispose of Pledged Collateral, will use commercially reasonable efforts to defend its title or interest thereto or therein against any and all Liens (other than Permitted Liens), however arising, of all persons;

(d) other than as permitted by the Debt Financing Agreements and except for restrictions and limitations imposed by the Debt Financing Agreements or securities laws generally, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter, by-law, memorandum of association or articles of association provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Security Agent of rights and remedies hereunder;

(e) each Pledgor has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) other than as set forth in the Facilities Agreement or the schedules thereto, no consent or approval of any Governmental Authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(g) by virtue of the execution and delivery by the Pledgors of this Agreement, when any Pledged Securities are delivered to the Security Agent, for the benefit of the Secured Parties, in accordance with this Agreement and a Uniform Commercial Code financing statement in respect of the Pledged Collateral is filed in the appropriate filing office, the Security Agent will obtain, for the benefit of the Secured Parties, a legal, valid and perfected lien upon and security interest in such Pledged Collateral, subject only to Permitted Liens, as security for the payment and performance of the Secured Obligations, to the extent such perfection is governed by the Uniform Commercial Code; and

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(h) the pledge effected hereby is effective to vest in the Security Agent, for the benefit of the Secured Parties, the rights of the Security Agent in the Pledged Collateral as set forth herein.

SECTION 2.04. Certification of Limited Liability Company and Limited Partnership Interests.

(a) Each interest in any limited liability company or limited partnership of a Domestic Subsidiary Controlled by any Pledgor, pledged hereunder and represented by a certificate, shall be a “security” within the meaning of Article 8 of the New York UCC and shall be governed by Article 8 of the New York UCC, and each such interest shall at all times hereafter be represented by a certificate.

(b) Each interest in any limited liability company or limited partnership of a Domestic Subsidiary Controlled by a Pledgor, pledged hereunder and not represented by a certificate shall not be a “security” within the meaning of Article 8 of the New York UCC and shall not be governed by Article 8 of the New York UCC (or other applicable Uniform Commercial Code in effect in another jurisdiction), and the Pledgors shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the New York UCC or its equivalent in other jurisdictions or issue any certificate representing such interest, unless promptly thereafter (and in any event within 120 days or such longer period as the Security Agent may permit in its reasonable discretion) the applicable Pledgor provides notification to the Security Agent of such election and promptly delivers any such certificate to the Security Agent pursuant to the terms hereof.

(c) In the case of each Pledgor which is an issuer of Pledged Collateral, such Pledgor agrees (i) to be bound by the terms of this Agreement relating to the Pledged Collateral issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) promptly to note on its books the security interests granted to the Security Agent and confirmed under this Agreement, (iii) that it will comply with instructions of the Security Agent in accordance with this Agreement with respect to the Pledged Collateral (including all Equity Interests of such issuer) without further consent by the applicable Pledgor, and (iv) agrees to notify the Security Agent upon obtaining knowledge of any interest in favor of any person in the applicable Pledged Collateral that is adverse to the interest of the Security Agent therein

SECTION 2.05. Registration in Nominee Name; Denominations. The Security Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in the name of the applicable Pledgor, endorsed or assigned in blank or in favor of the Security Agent or, if an Acceleration Event shall have occurred and be continuing, in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent). Upon the occurrence and during the continuance of an Acceleration Event, each Pledgor will promptly give to the Security Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Pledgor. If an Acceleration Event shall have occurred and be continuing, the Security Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement. Each Pledgor shall use its commercially reasonable efforts to cause each issuer of Pledged Securities that is not a party to this Agreement to comply with a request by the Security Agent, pursuant to this Section 2.05, to exchange certificates representing Pledged Securities of such Subsidiary for certificates of smaller or larger denominations.

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SECTION 2.06. Voting Rights; Dividends and Interest, etc.

(a) Unless and until an Acceleration Event shall have occurred and be continuing:

(i) Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of the Debt Financing Agreements; provided that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights and remedies of any of the Security Agent or the other Secured Parties under this Agreement or any other Debt Financing Agreement or the ability of the Secured Parties to exercise the same.

(ii) The Security Agent shall promptly execute and deliver to each Pledgor, or cause to be executed and delivered to such Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Pledgor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted, and not otherwise prohibited by the Debt Financing Agreements; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Pledgor, shall be promptly (and in any event within 120 days of their receipt (or such longer time as the Security Agent shall permit in its reasonable discretion)) delivered to the Security Agent, for the benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Security Agent).

(b) Upon the occurrence and during the continuance of an Acceleration Event, all rights of any Pledgor to dividends, interest, principal or other distributions that such Pledgor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.06 shall cease, and all such rights shall thereupon become vested, for the benefit of the Secured Parties, in the Security Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions; provided, that the Security Agent shall have the right from time to time following and during the continuance of an Acceleration Event to permit the Pledgors to receive and retain such amounts. All dividends, interest, principal or other distributions received by any Pledgor contrary to the provisions of this Section 2.06 shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Security Agent, for the benefit of the Secured Parties, and shall be forthwith delivered to the Security Agent, for the benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Security Agent). Any and all money and other property paid over to or received by the Security Agent pursuant to the provisions of this paragraph (b) shall be retained by the Security Agent in an account to be established by the Security Agent upon receipt of such money or other property and shall be applied

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in accordance with the provisions of Section 4.02. After all Acceleration Events have been cured or waived (as applicable) and the Grantor has delivered to the Security Agent a certificate to that effect, the Security Agent shall promptly repay to each Pledgor (without interest) all dividends, interest, principal or other distributions that such Pledgor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.06 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Acceleration Event, all rights of any Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Security Agent under paragraph (a)(ii) of this Section 2.06, shall cease, and all such rights shall thereupon become vested in the Security Agent, for the benefit of the Secured Parties, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that the Security Agent shall have the right from time to time following and during the continuance of an Acceleration Event to permit the Pledgors to exercise such rights. After all Acceleration Events have been cured or waived and the Grantor has delivered to the Security Agent a certificate to that effect, all rights of any Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Security Agent under paragraph (a)(ii) of this Section 2.06, shall in each case be reinstated.

ARTICLE III.

Security Interests in Personal Property

SECTION 3.01. Security Interest.

(a) As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Pledgor hereby assigns and pledges to the Security Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Security Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Pledgor or in which such Pledgor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Documents;

(iv) all Equipment;

(v) all General Intangibles;

(vi) all Instruments (other than the Pledged Collateral, which is governed by Article II);

(vii) all Intellectual Property;

(viii) all Goods, Fixtures and Inventory;

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(ix) all Investment Property (other than the Pledged Collateral, which is governed by Article II);

(x) all Letters of Credit and Letter of Credit Rights;

(xi) all Commercial Tort Claims now or hereafter described in Schedule II;

(xii) all books and records pertaining to the Article 9 Collateral; and

(xiii) substitutions, replacements, accessions, products and proceeds (including insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) and to the extent not otherwise included, all proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, the Intercreditor Agreement or any other Secured Debt Document, this Agreement shall not constitute a grant of a security interest in (and the Article 9 Collateral shall not include) any Excluded Property. Notwithstanding anything in this Agreement or any other Secured Debt Document to the contrary, the Pledgors shall not be required (a) to create or perfect security interests in particular assets if, and for so long as and to the extent that the Security Agent and the Grantor reasonably agree that the cost (including any material adverse tax consequences) of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby and (b) to deliver control agreements or other control or similar arrangements with respect to Deposit Accounts, Securities Accounts or Commodities Accounts or take any action other than the filing of financing statements with respect to Letter of Credit Rights that are not Supporting Obligations or with respect to vehicles and other assets subject to a certificate of title.

(b) Each Pledgor hereby irrevocably authorizes the Security Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements with respect to the Article 9 Collateral or any part thereof and amendments or continuations thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, and (ii) a description of collateral that describes such property in any other manner as the Security Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Article 9 Collateral granted under this Agreement, including describing such property as “all assets” or “all personal property” or words of similar effect. Each Pledgor agrees to provide such information to the Security Agent promptly upon request.

The Security Agent is further authorized to file with the United States Patent and Trademark Office and the United States Copyright Office (or any successor office) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing, protecting or providing notices of the Security Interest granted by each Pledgor, and naming any Pledgor or the Pledgors as debtors and the Security Agent as secured party. Notwithstanding anything to the contrary herein, no Pledgor shall be required to take any action under the laws of any jurisdiction other than the United States of America (or any political subdivision thereof) and its territories and possessions for the purpose of perfecting the Security Interest in any Article 9 Collateral of such Pledgor constituting Patents, Trademarks or Copyrights.

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(c) The Security Interest is granted as security only and shall not subject the Security Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Pledgor with respect to or arising out of the Article 9 Collateral.

SECTION 3.02. Representations and Warranties. The Pledgors jointly and severally represent and warrant to the Security Agent for the benefit of the Secured Parties that:

(a) Each Pledgor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Security Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than any consent or approval that has been obtained and is in full force and effect or has otherwise been disclosed herein or in the Facilities Agreement and the Schedules thereto.

(b) Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations containing a description of the Article 9 Collateral have been prepared by the Security Agent based upon the information provided to the Security Agent for filing in each governmental, municipal or other office specified to the Security Agent (or specified by notice from the Grantor to the Security Agent after the Closing Date in the case of filings, recordings or registrations required by Section 5.10 of the Facilities Agreement), and constitute all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, United States registered Trademarks and United States registered Copyrights) that are necessary to establish a legal, valid and perfected security interest in favor of the Security Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements or amendments. Each Pledgor represents and warrants that a fully executed short form agreement (which form shall be reasonably acceptable to the Security Agent) containing a description of all Article 9 Collateral consisting of Intellectual Property with respect to registered United States Patents (and Patents for which registration applications are pending), registered United States Trademarks (and Trademarks for which registration applications are pending) and registered United States Copyrights (and Copyrights for which registration applications are pending) has been delivered to the Security Agent for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Security Agent, for the benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of such Intellectual Property in which a security interest may be perfected by recording with the United States Patent and Trademark Office and the United States Copyright Office, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than (x) the Uniform Commercial Code financing statements and (y) such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed after the Closing Date).

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(c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations, (ii) subject to the filings described in Section 3.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a Uniform Commercial Code financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) subject to Section 3.02(b), a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of this Agreement (or a short form hereof) with the United States Patent and Trademark Office and the United States Copyright Office, as applicable. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral other than Permitted Liens.

(d) The Article 9 Collateral is owned by the Pledgors free and clear of any Lien, other than Permitted Liens. None of the Pledgors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.

(e) None of the Pledgors holds any Commercial Tort Claim individually reasonably estimated to be equal to or in excess of $10,000,000 except as set forth on Schedule II (as may be supplemented from time to time).

(f) All Accounts owned by the Pledgors have been originated by the Pledgors and all Inventory owned by the Pledgors has been acquired by the Pledgors in the ordinary course of business.

SECTION 3.03. Covenants.

(a) Each Pledgor agrees to comply with Section 5.10(d)(viii) of the Facilities Agreement. Each Pledgor agrees promptly to provide the Security Agent with certified organizational documents reflecting any of the changes described in Section 5.10(d)(ix) of the Facilities Agreement.

(b) Subject to the rights of such Pledgor under the Debt Financing Agreements to dispose of Collateral, each Pledgor shall, at its own expense, use commercially reasonable efforts to defend title to the Article 9 Collateral against all persons and to defend the Security Interest of the Security Agent, for the benefit of the Secured Parties, in the Article 9 Collateral and the priority thereof against any Lien that is not a Permitted Lien.

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(c) Each Pledgor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Security Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement and the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith.

Without limiting the generality of the foregoing, each Pledgor hereby authorizes the Security Agent, with prompt notice thereof to the Pledgors, to supplement this Agreement by supplementing Schedule IV or adding additional schedules hereto to specifically identify any asset or item that may constitute Copyrights, Patents, Trademarks, Copyright Licenses, Patent Licenses or Trademark Licenses; provided that any Pledgor shall have the right, exercisable within 90 days after it has been notified by the Security Agent of the specific identification of such Collateral, to advise the Security Agent in writing of any inaccuracy of the representations and warranties made by such Pledgor hereunder with respect to such Collateral. Each Pledgor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Collateral within 90 days after the date it has been notified by the Security Agent of the specific identification of such Collateral.

(d) After the occurrence of an Acceleration Event and during the continuance thereof, the Security Agent shall have the right to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification. The Security Agent shall have the right to share any information it gains from such inspection or verification with any Secured Party.

(e) At its option, after the Security Agent shall have given three Business Days’ prior written notice to the relevant Pledgors, the Security Agent may discharge any past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and that is not a Permitted Lien, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Pledgor fails to do so as required by this Agreement or a Debt Financing Agreement, and each Pledgor jointly and severally agrees to reimburse the Security Agent on demand for any reasonable and documented payment made or any reasonable and documented out-of-pocket expense incurred by the Security Agent pursuant to the foregoing authorization; provided, however, that nothing in this Section 3.03(e) shall be interpreted as excusing any Pledgor from the performance of, or imposing any obligation on the Security Agent or any Secured Party to cure or perform, any covenants or other promises of any Pledgor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in a Debt Financing Agreement.

(f) Each Pledgor (rather than the Security Agent or any Secured Party) shall remain liable for the observance and performance of all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral.

(g) Each Pledgor irrevocably makes, constitutes and appoints the Security Agent (and all officers, employees or agents designated by the Security Agent) as such Pledgor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an

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Acceleration Event, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Pledgor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto.

SECTION 3.04. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Security Agent to enforce, for the benefit of the Secured Parties, the Security Agent’s security interest in the Article 9 Collateral, each Pledgor agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) Commercial Tort Claims. If any Pledgor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to be equal to or exceed $10,000,000, such Pledgor shall promptly (and in no event later than the date the Parent delivers the compliance certificate to the Administrative Agent pursuant to Section 5.04(b) of the Facilities Agreement with respect to the fiscal half-year (or in the case of any such event that occurs in the last fiscal half-year of a fiscal year, fiscal year) in which such event occurs) notify the Security Agent thereof in a writing signed by such Pledgor, including a summary description of such claim, and grant to the Security Agent in writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Security Agent.

SECTION 3.05. Covenants Regarding Patent, Trademark and Copyright Collateral.

(a) Except as otherwise permitted by the Debt Financing Agreements, each Pledgor agrees that it will not knowingly do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent material to the normal conduct of such Pledgor’s business may become prematurely invalidated or dedicated to the public, and agrees that it shall take commercially reasonable steps with respect to any material products covered by any such Patent as necessary and sufficient to establish and preserve its rights under applicable patent laws.

(b) Except as otherwise permitted by the Debt Financing Agreements, each Pledgor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each Trademark material to the normal conduct of such Pledgor’s business, (i) maintain such Trademark in full force free from any adjudication of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of federal or foreign registration or claim of trademark or service mark as required under applicable law and (iv) not knowingly use or knowingly permit its licensees’ use of such Trademark in violation of any third-party rights.

(c) Except as otherwise permitted by the Debt Financing Agreements, each Pledgor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each work covered by a material Copyright necessary to the normal conduct of such Pledgor’s business that it publishes, displays and distributes, use copyright notice as required under applicable copyright laws.

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(d) Each Pledgor shall notify the Security Agent promptly if it knows that any Patent, Trademark or Copyright material to the normal conduct of such Pledgor’s business may imminently become abandoned, lost or dedicated to the public, or of any materially adverse determination or development, excluding office actions and similar determinations or developments, in the United States Patent and Trademark Office, United States Copyright Office or any court, regarding such Pledgor’s ownership of any such material Patent, Trademark or Copyright or its right to register or to maintain the same.

(e) Each Pledgor, either itself or through any agent, employee, licensee or designee, shall upon the reasonable request of the Security Agent, (i) promptly provide reasonably details of each application by itself, or through any agent, employee, licensee or designee, for any Patent with the United States Patent and Trademark Office and each registration of any Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office filed during the period since the last notice to the Security Agent pursuant to this clause, and (ii) upon the reasonable request of the Security Agent, execute and deliver any and all agreements, instruments, documents and papers as the Security Agent may reasonably request to evidence the Security Agent’s security interest in such Patent, Trademark or Copyright; provided that the provisions hereof shall automatically apply to such Patent, Trademark or Copyright and any such Patent, Trademark or Copyright shall automatically constitute Collateral as if such would have constituted Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party.

(f) Except as otherwise permitted by the Debt Financing Agreements, each Pledgor shall exercise its reasonable business judgment consistent with the practice in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office with respect to maintaining and pursuing each material application relating to any Patent, Trademark and/or Copyright (and obtaining the relevant grant or registration) material to the normal conduct of such Pledgor’s business and to maintain (i) each issued Patent and (ii) the registrations of each Trademark and each Copyright that is material to the normal conduct of such Pledgor’s business, including, when applicable and necessary in such Pledgor’s reasonable business judgment, timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if any Pledgor believes necessary in its reasonable business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(g) In the event that any Pledgor knows or has reason to know that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the normal conduct of its business has been or is about to be materially infringed, misappropriated or diluted by a third party, such Pledgor shall promptly notify the Security Agent and shall, if such Pledgor deems it necessary in its reasonable business judgment, promptly sue and recover any and all damages, and take such other actions as are reasonably appropriate under the circumstances.

(h) Upon and during the continuance of an Acceleration Event, at the request of the Security Agent, each Pledgor shall use commercially reasonable efforts to obtain all requisite consents or approvals from the licensor under each Copyright License, Patent License or Trademark License to effect the assignment of all such Pledgor’s right, title and interest thereunder to (in the Security Agent’s sole discretion) the designee of the Security Agent or the Security Agent.

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ARTICLE IV.

Remedies

SECTION 4.01. Remedies upon Acceleration Event. In accordance with the terms of the Intercreditor Agreement, upon the occurrence and during the continuance of an Acceleration Event, each Pledgor agrees to deliver each item of Collateral to the Security Agent on demand, and it is agreed that the Security Agent shall have the right to take any or all of the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Pledgors to the Security Agent or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or a nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Security Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers thereunder cannot be obtained), (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to the applicable Pledgor to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the applicable Uniform Commercial Code or other applicable law, and (b) instead of exercising the power of sale herein conferred upon it, proceed by suits at law or in equity to foreclose the lien granted by any of the Mortgages and sell the Mortgaged Property or any portion thereof under one or more judgments or decrees of a court or courts of competent jurisdiction. Without limiting the generality of the foregoing, each Pledgor agrees that the Security Agent shall have the right to exercise all rights and remedies of a secured party on default under the UCC, PPSA or other applicable law and, subject to the requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Security Agent shall deem appropriate. The Security Agent shall be authorized in connection with any sale of a security (if it deems it advisable to do so) pursuant to the foregoing to restrict the prospective bidders or purchasers to persons who represent and agree that they are purchasing such security for their own account, for investment, and not with a view to the distribution or sale thereof. Upon consummation of any such sale of Collateral pursuant to this Section 4.01 the Security Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Security Agent shall give the applicable Pledgors 10 days’ written notice (which each Pledgor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Security Agent’s intention to make any sale of Collateral. At any such sale, the Collateral, or the portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Security Agent may (in its sole and absolute discretion) determine. The Security Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Security Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In the case of any sale of all or any part of the Collateral made

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on credit or for future delivery, the Collateral so sold may be retained by the Security Agent until the sale price is paid by the purchaser or purchasers thereof, but the Security Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 4.01, any Secured Party may credit bid for or purchase for cash, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Pledgor (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Pledgor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Security Agent shall be free to carry out such sale pursuant to such agreement and no Pledgor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Security Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Security Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 4.02. Application of Proceeds. The Security Agent shall promptly apply the proceeds, moneys or balances of any collection or sale of Collateral, as well as any Pledged Collateral in accordance with the terms of the Intercreditor Agreement.

The Security Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with the Intercreditor Agreement. If, despite the provisions of this Agreement or the Intercreditor Agreement, any Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Secured Obligations to which it is then entitled in accordance with this Agreement or the Intercreditor Agreement, such Secured Party shall hold such payment or other recovery in trust for the benefit of all Secured Parties hereunder for distribution in accordance with this Section 4.02.

Upon any sale of Collateral by the Security Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Security Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Security Agent or such officer or be answerable in any way for the misapplication thereof.

This clause is subject to the payment of any claims having priority over the Collateral, to the extent permitted or not prohibited by the Debt Financing Agreements. This clause does not prejudice the right of any Secured Party to recover any shortfall from any Pledgor.

SECTION 4.03. Grant of License to Use Intellectual Property. For the purpose of enabling the Security Agent to exercise rights and remedies under this Agreement at such time as the Security Agent shall be lawfully entitled to exercise such rights and remedies following an Acceleration Event, each Pledgor hereby grants to (in the Security Agent’s sole discretion) a designee of the Security Agent or the Security Agent, for the benefit of the Secured Parties, an

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irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to any Pledgor) to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired by such Pledgor, wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, the right to prosecute and maintain all Intellectual Property and the right to sue for past infringement of the Intellectual Property. The use of such license by the Security Agent may be exercised, at the option of the Security Agent, upon the occurrence and during the continuation of an Acceleration Event; provided that any license, sublicense or other transaction entered into by the Security Agent in accordance herewith shall be binding upon the Pledgors notwithstanding any subsequent cure of an Acceleration Event.

SECTION 4.04. Securities Act, etc. In view of the position of the Pledgors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar federal statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Security Agent if the Security Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Security Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Pledgor acknowledges and agrees that in light of such restrictions and limitations, the Security Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws and (b) may approach and negotiate with a single potential purchaser or a limited number of potential purchasers (as determined by the Security Agent in its sole and absolute discretion) to effect such sale. Each Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Security Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Security Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more purchasers were approached. The provisions of this Section 4.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Security Agent sells.

SECTION 4.05. Public Sales. Each Pledgor agrees that, upon the occurrence and during the continuance of an Acceleration Event, if for any reason the Security Agent desires to sell any of the Pledged Collateral at a public sale, it will, at any time and from time to time, upon the written request of the Security Agent, use its commercially reasonable efforts to take or to cause the issuer of such Pledged Collateral to take such action and prepare, distribute and/or file such documents, as are required or advisable in the reasonable opinion of counsel for the Security Agent to permit the public sale of such Pledged Collateral; provided that in no event shall any Pledgor be required to qualify, file or register, or cause the issuer of such Pledged Collateral to qualify, file or register, any of the Pledged Collateral under federal or state securities laws.

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ARTICLE V.

Miscellaneous

SECTION 5.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in the applicable Secured Debt Document, as such address may be changed by written notice to the Security Agent and the Grantor. All communications and notices hereunder to any Loan Party shall be given to it in care of the Parent, with such notice to be given as provided in the applicable Secured Debt Document.

SECTION 5.02. Security Interest Absolute. All rights of the Security Agent hereunder, the Security Interest, the security interest in the Pledged Collateral and all obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Facilities Agreement, any other Debt Financing Agreement, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Intercreditor Agreement, any other Debt Financing Agreement, or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Secured Obligations, this Agreement or the Intercreditor Agreement (other than a defense of payment or performance).

SECTION 5.03. Limitation by Law. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law or regulation, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law or regulation that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law or regulation. Each Pledgor and the Security Agent, for itself and on behalf of each Secured Party, hereby confirms that it is the intention of all such persons that this Agreement and the pledge and security interest in the Collateral granted under this Agreement not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Agreement and the Security Interest and the security interest in the Pledged Collateral granted hereunder. To effectuate the foregoing intention, the Security Agent, for itself and on behalf of each Secured Party, and the Pledgors hereby irrevocably agree that the Security Interest and the security interest in the Pledged Collateral granted hereunder at any time shall be limited to the maximum extent as will result in the Security Interest and the security interest in the Pledged Collateral granted under this Agreement not constituting a fraudulent transfer or conveyance.

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SECTION 5.04. Binding Effect; Several Agreement. This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Security Agent and a counterpart hereof shall have been executed on behalf of the Security Agent, and thereafter shall be binding upon such party and the Security Agent and their respective permitted successors and assigns, and shall inure to the benefit of such party, the Security Agent and the other Secured Parties and their respective permitted successors and assigns, except that no party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or any Secured Debt Documents. This Agreement shall be construed as a separate agreement with respect to each Pledgor and may be amended, modified, supplemented, waived or released by the Security Agent with respect to any Pledgor without the approval of any other Pledgor and without affecting the obligations of any other Pledgor hereunder.

SECTION 5.05. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Pledgor or the Security Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns.

SECTION 5.06. Agent’s Fees and Expenses; Indemnification.

The provisions of Clause 20 (Costs and Expenses) and Clause 21.1 (Debtors’ indemnity) of the Intercreditor Agreement shall (without double counting) be deemed incorporated in this Agreement as if set out in this Agreement, mutatis mutandis.

SECTION 5.07. Agent Appointed Attorney-in-Fact. Each Pledgor hereby appoints the Security Agent the attorney-in-fact of such Pledgor for the purpose of carrying out the provisions of this Agreement and, upon the occurrence and during the continuance of an Acceleration Event, taking any action and executing any instrument that the Security Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Security Agent shall have the right, upon the occurrence and during the continuance of an Acceleration Event, with full power of substitution either in the Security Agent’s name or in the name of such Pledgor, (a) to receive, endorse, assign or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof, (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral; (d) to sign the name of any Pledgor on any invoice or bill of lading relating to any of the Collateral; (e) to send verifications of Accounts to any Account Debtor; (f) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (g) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (h) to notify, or to require any Pledgor to notify, Account Debtors to make payment directly to the Security Agent; and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Security Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Security Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Security Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Security Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor any of their respective officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

20

SECTION 5.08. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

SECTION 5.09. Waivers; Amendment.

(a) No failure or delay by the Security Agent, any Lender or any other Secured Party in exercising any right, power or remedy hereunder or under any other Secured Debt Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Security Agent, the Lenders or any other Secured Party hereunder and under the other Secured Debt Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Pledgor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.09, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, Event of Default or Acceleration Event, regardless of whether the Security Agent, any Lender or any other Secured Party may have had notice or knowledge of such Default or Acceleration Event at the time. No notice or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof or of any other Security Document may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Security Agent and the Pledgor or Pledgors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with the Intercreditor Agreement. The Security Agent may conclusively rely on a certificate of an officer of the Parent as to whether any amendment contemplated by this Section 5.09(b) is permitted.

(c) Notwithstanding anything to the contrary contained herein, the Security Agent may grant extensions of time for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions for the perfection of security interests in the assets of the Pledgors on such date) where it reasonably determines, in consultation with the Parent, that perfection or obtaining of such items cannot be accomplished by the time or times at which it would otherwise be required by this Agreement or the other Secured Debt Documents.

SECTION 5.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER SECURED DEBT DOCUMENTS (WHETHER BASED ON

21

CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.

SECTION 5.11. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 5.04. Delivery of an executed counterpart to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed original. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Security Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Security Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Security Agent pursuant to procedures approved by it.

SECTION 5.13. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.14. Jurisdiction; Consent to Service of Process. Section 9.15 of the Facilities Agreement is hereby incorporated by reference with respect to each Pledgor as if set forth fully herein, mutatis mutandis.

SECTION 5.15. Termination or Release.

(a) With respect to all of the Collateral, at the end of the Security Period; or

(b) with respect to the Collateral of any Pledgor, if such Pledgor resigns as a Debtor (as defined in the Intercreditor Agreement), under, and in accordance with the terms of, each of the relevant Debt Financing Agreements to which it is a party; or

22

(c) if any Pledgor disposes of any Collateral or any part thereof to any person who is not a Pledgor to the extent permitted, or not otherwise prohibited, under the Debt Financing Agreements, the Security Agent shall, in each case, at the request and cost of the Pledgor, take whatever action is reasonably necessary to release such Collateral from this Security, in each case without recourse to or any representation or warranty by or from any Secured Party and subject to the Security Agent’s receipt, upon request, of a certification by the Parent and the Pledgor stating that such transaction and release are in compliance with the Intercreditor Agreement and the applicable Secured Debt Document.

SECTION 5.16. Additional Subsidiaries. Upon execution and delivery by the Security Agent and any Domestic Subsidiary that is required or permitted to become a party hereto by Section 5.10 of the Facilities Agreement of an instrument in the form of Exhibit I hereto, with such changes as are reasonably agreed by the Grantor and the Security Agent to reflect provisions of Applicable Law, such Subsidiary shall become a Subsidiary Party hereunder with the same force and effect as if originally named as a Subsidiary Party herein. The execution and delivery of any such instrument shall not require the consent of any other Pledgor. The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new party to this Agreement.

SECTION 5.17. Right of Set-off. If an Acceleration Event shall have occurred and be continuing, each Secured Party and the Security Agent is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Secured Party and the Security Agent for the credit or the account of any Pledgor against any and all of the obligations of such Pledgor now or hereafter existing under this Agreement owed to such Secured Party and the Security Agent, irrespective of whether or not such Secured Party and the Security Agent shall have made any demand under this Agreement and although such obligations may be unmatured; provided that such exercise of set-off rights shall be subject to the Intercreditor Agreement. The rights of each Secured Party and the Security Agent under this Section 5.17 are in addition to other rights and remedies (including other rights of set-off) that such Secured Party and the Security Agent .

SECTION 5.18. Authority of Agent. Each Pledgor acknowledges that the rights and responsibilities of the Security Agent under this Agreement with respect to any action taken by the Security Agent or the exercise or non-exercise by the Security Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Security Agent and the Secured Parties, be governed by the Intercreditor Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Security Agent and the Pledgors, the Security Agent shall be conclusively presumed to be acting as agent for the applicable Secured Parties with full and valid authority so to act or refrain from acting, and no Pledgor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

[Signature Pages Follow]

23

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[__]

By:
Name:
Title:

[Signature Page to U.S. Collateral Agreement]

24

Security Agent

WILMINGTON TRUST (LONDON) LIMITED

By:

Name:

Title:

[Signature Page to U.S. Collateral Agreement]

Schedule I

Subsidiary Parties

FANDUEL INC.

BETFAIR INTERACTIVE US LLC

FANDUEL GROUP FINANCING LLC

Schedule II

Commercial Tort Claim

None.

Schedule III

Pledged Stock; Debt Securities

Pledged Stock

Grantor / Record Owner	Issuer	Issuer’s Jurisdiction of Formation	Certificate No. (to the extent certificated)	No. Shares (to the extent certificated) / Interest Owned	Percent Pledged

Betfair Interactive US LLC	Betfair Interactive US Financing LLC	Delaware	[•]	100% owner (sole member)	100%

Pledged Debt

None.

Schedule IV

Intellectual Property

UNITED STATES PATENTS:

None.

UNITED STATES TRADEMARKS:

None.

UNITED STATES COPYRIGHTS

None.

Schedule V

Instruments

None.

Exhibit I

to the U.S. Collateral Agreement

SUPPLEMENT NO.              dated as of              (this “Supplement”), to the U.S. Collateral Agreement, dated as of [__], 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among [__], a [__] [__] (the “Grantor”), each Subsidiary Party thereto and WILMINGTON TRUST (LONDON) LIMITED, as Security Agent (in such capacity, the “Security Agent”) for the Secured Parties (as defined therein).

A. Reference is made to that certain Syndicated Facility Agreement dated as of [ ] (as may be further amended, renewed, extended, restated, supplemented or otherwise modified from time to time, the “Facilities Agreement”), among FLUTTER ENTERTAINMENT PLC, a public limited company incorporated in Ireland with registration number 16956 and registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland (the “Company”), PPB TREASURY UNLIMITED COMPANY, a private unlimited company incorporated in Ireland with registration number 638040 and registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland (“PPB”), BETFAIR INTERACTIVE US FINANCING LLC, a Delaware limited liability company organised in Delaware with registration number 7163791 (“Betfair”), TSE HOLDINGS LIMITED, a private limited company incorporated in England & Wales with registration number 05172296 and registered office at One Chamberlain Square Cs, Birmingham, United Kingdom, B3 3AX (“TSEH”), FANDUEL GROUP FINANCING LLC, a Delaware limited liability company organised in Delaware with registration number 7163797 (“FanDuel”) and FLUTTER FINANCING B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands, having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and registered with the Dutch Trade Register under number 77893107 (“Flutter Finance”) (each of the Company, PPB, the Grantor, TSEH, FanDuel and Flutter Finance, a “Borrower” and together the “Borrowers”), the lenders from time to time party thereto (“Lenders”), and J.P. Morgan SE, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, and WILMINGTON TRUST (LONDON) LIMITED, as collateral agent and security trustee (in such capacities, the “Collateral Agent”) for the Secured Parties.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Facilities Agreement, the Intercreditor Agreement and the Collateral Agreement, as applicable.

C. The Pledgors have entered into the Collateral Agreement in order to induce the Lenders to make Loans. Section 5.16 of the Collateral Agreement provides that additional Subsidiaries of the Company may become Subsidiary Parties and Pledgors under the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Facilities Agreement to become a Subsidiary Party under the Collateral Agreement in order to induce the Lenders to make additional Loans and as consideration for Loans previously made.

Accordingly, the Security Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 5.16 of the Collateral Agreement, the New Subsidiary by its signature below becomes a Subsidiary Party and a Pledgor under the Collateral Agreement with the same force and effect as if originally named therein as a Subsidiary Party and a Pledgor, and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it as a Subsidiary Party and Pledgor thereunder and (b) represents and warrants that the representations and warranties made by it as a Pledgor thereunder are true and correct in all material respects on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Secured Obligations, does hereby create and grant to the Security Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and Lien on all the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Collateral Agreement) of the New Subsidiary. Each reference to a “Subsidiary Party” or a “Pledgor” in the Collateral Agreement shall be deemed to include the New Subsidiary. The Collateral Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Security Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3. This Supplement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. This Supplement shall become effective when (a) the Security Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and (b) the Security Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of all the Pledged Stock and Pledged Debt Securities of the New Subsidiary, (b) set forth on Schedule II attached hereto is a true and correct schedule of all Intellectual Property constituting United States registered Trademarks, Patents and Copyrights, (c) set forth on Schedule III attached hereto is a true and correct schedule of all Commercial Tort Claims in an amount equal to or in excess of $10,000,000 and (d) set forth under its signature hereto is the true and correct legal name of the New Subsidiary, its jurisdiction of formation and organizational ID number.

SECTION 5. Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

SECTION 7. In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Collateral Agreement shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Collateral Agreement.

SECTION 9. The New Subsidiary agrees to reimburse the Security Agent for its reasonable and documented out-of-pocket expenses in connection with this Supplement, including the reasonable and documented fees, disbursements and other charges of counsel for the Security Agent.

[Signature pages follow]

IN WITNESS WHEREOF, the New Subsidiary and the Security Agent have duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

[Name of New Subsidiary]

By:

Name:
Title:

WILMINGTON TRUST (LONDON)
LIMITED, as Security Agent

By:

Name:
Title:

Schedule I

to Supplement No.              to the

Collateral Agreement

Pledged Collateral of the New Subsidiary

EQUITY INTERESTS

Number of Issuer		Number and Class of	Percentage of Equity
Certificate	Registered Owner	Equity Interests	Interests

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

OTHER PROPERTY

Schedule II

to Supplement No.              to the

Collateral Agreement

Intellectual Property of the New Subsidiary

Schedule III

to Supplement No.              to the

Collateral Agreement

Commercial Tort Claims of the New Subsidiary

FORM OF

COMPLIANCE CERTIFICATE

for the financial [half-year/year] ended [_], 20[_] (“the fiscal period”)

Date: [_], 20[_]

To:

J.P. Morgan SE, as administrative agent (in such capacity, the “Administrative Agent”) under that certain Syndicated Facility Agreement dated as of [     ] (as amended, supplemented or otherwise modified from time to time, the “Facility Agreement”), among FLUTTER ENTERTAINMENT PLC, a public limited company incorporated in Ireland with registration number 16956 and registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland (the “Company”), PPB TREASURY UNLIMITED COMPANY, a private unlimited company incorporated in Ireland with registration number 638040 and registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland (“PPB”), BETFAIR INTERACTIVE US FINANCING LLC, a Delaware limited liability company organised in Delaware with registration number 7163791 (“Betfair”), TSE HOLDINGS LIMITED, a private limited company incorporated in England & Wales with registration number 05172296 and registered office at One Chamberlain Square Cs, Birmingham, United Kingdom, B3 3AX (“TSEH”), FANDUEL GROUP FINANCING LLC, a Delaware limited liability company organised in Delaware with registration number 7163797 (“FanDuel” or “Co-Borrower”) and FLUTTER FINANCING B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands, having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and registered with the Dutch Trade Register under number 77893107 (“Flutter Finance”) (each of the Company, PPB, Betfair, TSEH, FanDuel and Flutter Finance, a “Borrower” and together the “Borrowers”), the lenders from time to time party thereto (“Lenders”), the Administrative Agent and the Collateral Agent for the Secured Parties.

Ladies and Gentlemen:

I, the undersigned, a Financial Officer of Flutter Entertainment plc (the “Company”), in that capacity only and not in my individual capacity, do hereby certify on behalf of the Company as of the date hereof that, as required by Section 5.04(a) and Section 5.04(b) of the Facility Agreement:

1.

No Event of Default or Default has occurred since the date of the last certificate delivered on [__], 20[__] pursuant to Section 5.04(b) of the Facility Agreement [except as specified in Annex A hereto].[1]

2.

Attached as Annex [A][B] hereto are the [audited] consolidated financial statements of the Company for the financial [half year][full year] delivered pursuant to Section 5.04(a) of the Facility Agreement.

3.	We confirm that the Net Total Leverage Ratio as of the last day of the fiscal period was [•] to 1.00.

[1]	Annex A to be included if an Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto.

4.	We confirm that the Net First Lien Leverage Ratio as of the last day of the fiscal period was [•] to 1.00. Therefore the Applicable Margin with respect to the Term B Loans will be [_]%.

This certificate and any accompanying financial information are being delivered pursuant to Section 5.04(a) and Section 5.04(b) of the Facility Agreement for the relevant fiscal period. Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Facility Agreement.

[Signature page follows.]

EXHIBIT I

In WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed as of the date first written above.

By:

Name:

Title:

Date:

[Annex A

Events of Default]

(see attached)

Annex [A][B]

[Audited] Consolidated Financial Statements

(see attached)

EXHIBIT J

COMPOUNDED RATE TERMS

Sterling

CURRENCY:	Sterling.

Cost of funds as a fallback	Cost of funds will not apply as a fallback.

Definitions
Additional Business Days:	An RFR Banking Day.

Central Bank Rate:	The Bank of England’s Bank Rate as published by the Bank of England from time to time.

Central Bank Rate Adjustment:	In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent. trimmed arithmetic mean (calculated by the Administrative Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR is available.

Central Bank Rate Spread	In relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Administrative Agent (or by any other Secured Party which agrees to do so in place of the Administrative Agent) between (a) SONIA for that RFR Banking Day and (b) the applicable Central Bank Rate prevailing at close of business on that RFR Banking Day.

Credit Adjustment Spread:	None.

Daily Rate:	The “Daily Rate” for any RFR Banking Day during an Interest Period for a Compounded Rate Loan, (a) SONIA for that RFR Banking Day, (b) if SONIA is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of, (x) the Central Bank Rate for that RFR Banking Day and (y) the applicable Central Bank Rate Adjustment, or (c) if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of, (x) the most recent Central Bank Rate for a day which is no more than five (5) RFR Banking Days before that RFR Banking Day and (y) the applicable Central Bank Rate Adjustment, rounded, in either case, to four decimal places and if, in either case, that rate is less than zero, the SONIA Daily Rate shall be deemed to be zero.

Lookback Period:	Five (5) RFR Banking Days.

Relevant Market:	The sterling wholesale market.

RFR:	The SONIA (sterling overnight index average) reference rate displayed on the relevant screen of any authorised distributor of that reference rate.

RFR Banking Day:	A day (other than a Saturday or Sunday) on which banks are open for general business in London.

EXHIBIT K

DAILY NON-CUMULATIVE COMPOUNDED RFR RATE

The Daily Non-Cumulative Compounded RFR Rate for any RFR Banking Day “i” during an Interest Period for a Compounded SONIA Loan is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Secured Party performing the calculation, taking into account the capabilities of any software used for that purpose) calculated as set out below:

where:

UCCDRi means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day i;

UCCDRi-1 means, in relation to that RFR Banking Day i, the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;

dcc means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;

ni means the number of calendar days from, and including, that RFR Banking Day i up to, but excluding, the following RFR Banking Day; and

the Unannualised Cumulative Compounded Daily Rate for any RFR Banking Day (the Cumulated RFR Banking Day) during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose):

where:

ACCDR means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;

tni means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;

Cumulation Period means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, that Cumulated RFR Banking Day;

dcc has the meaning given to that term above; and

the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to the number of decimal places specified for the Daily Rate in the applicable Compounded Rate Terms) calculated as set out below:

where:

d0 means the number of RFR Banking Days in the Cumulation Period;

Cumulation Period has the meaning given to that term above;

i means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;

DailyRatei-LP means, for any RFR Banking Day i in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day i;

ni means, for any RFR Banking Day i in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day i up to, but excluding, the following RFR Banking Day;

dcc has the meaning given to that term above; and

tni has the meaning given to that term above.

EXHIBIT L

FORM OF RESIGNATION LETTER

To:

J.P. Morgan SE, as administrative agent (in such capacity, the “Administrative Agent”) under that certain Syndicated Facility Agreement dated as of [    ] (as amended, supplemented or otherwise modified from time to time, the “Facility Agreement”), among FLUTTER ENTERTAINMENT PLC, a public limited company incorporated in Ireland with registration number 16956 and registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland (the “Company”), PPB TREASURY UNLIMITED COMPANY, a private unlimited company incorporated in Ireland with registration number 638040 and registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland (“PPB”), BETFAIR INTERACTIVE US FINANCING LLC, a Delaware limited liability company organised in Delaware with registration number 7163791 (“Betfair”), TSE HOLDINGS LIMITED, a private limited company incorporated in England & Wales with registration number 05172296 and registered office at One Chamberlain Square Cs, Birmingham, United Kingdom, B3 3AX (“TSEH”), FANDUEL GROUP FINANCING LLC, a Delaware limited liability company organised in Delaware with registration number 7163797 (“FanDuel” or “Co-Borrower”) and FLUTTER FINANCING B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands, having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and registered with the Dutch Trade Register under number 77893107 (“Flutter Finance”) (each of the Company, PPB, Betfair, TSEH, FanDuel and Flutter Finance, a “Borrower” and together the “Borrowers”), the lenders from time to time party thereto (“Lenders”), the Administrative Agent and the Collateral Agent for the Secured Parties.

From:	[resigning Guarantor] (the “Resigning Guarantor”) and the Company

Dated:

Ladies and Gentlemen:

We refer to the Facility Agreement. This is a Resignation Letter. Terms defined in the Facility Agreement and used herein have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

Pursuant to Section 9.25(f) (Section 9.25 Co-Borrowers and Flutter Finance; Additional Borrowers and Guarantors), we request that [resigning Guarantor] be released from its obligations as a Guarantor under the Facility Agreement.

We confirm that: (i) the Company is, and will immediately following such resignation be, in compliance with the Guarantor Coverage Test, (ii) the Resigning Guarantor is not, or will not be from the resignation date, a Borrower, and (iii) no Default is continuing or would result from the acceptance of this request.

This Resignation Letter and any claims, controversy, dispute or causes of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Resignation Letter shall be construed in accordance with and governed by the laws of the State of New York, without regard to any principle of conflicts of law that could require the application of any other law.

THE COMPANY:

FLUTTER ENTERTAINMENT PLC

By:
Name:
Title:
Date:

RESIGNING GUARANTOR:

[__]

By:
Name:
Title:
Date:

EXHIBIT M

FORM OF GAMING ATTESTATION

To:	J.P. Morgan SE as Administrative Agent

From:	Flutter Entertainment PLC (the “Company”)

Dated:

Dear Sir / Madam

Flutter Entertainment PLC – Syndicated Facility Agreement dated as of [_] (as amended, supplemented or otherwise modified from time to time, the “Facility Agreement”)

We refer to the Facility Agreement. This is a gaming certificate/attestation for the purposes of Section 5.04(b) (Financial Statements, Reports, etc.) of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning when used in this attestation unless given a different meaning in this attestation.

We confirm that the Company and each of its Subsidiaries that provides internet gambling have in place reasonable safeguards and procedures to exclude persons in the Prohibited Jurisdictions from placing wagers on any of our or our Subsidiaries’ internet websites.

Yours faithfully

authorised signatory for

the Company

Schedules to Syndicated Facility Agreement

Schedule 1.01(A)	Certain Excluded Equity Interests
Schedule 1.01(C)	Subsidiary Loan Parties
Schedule 1.01(D)	Closing Date Unrestricted Subsidiaries
Schedule 1.01(F)	Specified L/C Sublimit
Schedule 1.01(H)	Existing Roll-Over Letters of Credit
Schedule 1.14	Agreed Guarantee and Security Principles
Schedule 2.01	Commitments
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.13	Taxes
Schedule 3.20	Insurance
Schedule 3.22	Intellectual Property
Schedule 5.12	Post-Closing Items
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 9.01	Notice Information

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all as of the date and year first above written.

COMPANY

FLUTTER ENTERTAINMENT PLC

By:	/s/ Paul Edgecliffe-Johnson
Name: Paul Edgecliffe-Johnson
Title: Chief Financial Officer

[Project Saint – Credit Agreement – Signature Page]

FLUTTER FINANCE

FLUTTER FINANCING B.V.

By:	/s/ Edward Traynor
Name: Edward Traynor
Title: Director A

By:	/s/ Dennis Kramer
Name: Dennis Kramer
Title: Director B

[Project Saint – Credit Agreement – Signature Page]

PPB

PPB TREASURY UNLIMITED COMPANY

By:	/s/ Edward Traynor
Name: Edward Traynor
Title: Director

[Project Saint – Credit Agreement – Signature Page]

BETFAIR

BETFAIR INTERACTIVE US FINANCING LLC

By:	/s/ Amy Howe
Name: Amy Howe
Title: President and Chief Executive Officer

[Project Saint – Credit Agreement – Signature Page]

TSEH

TSE HOLDINGS LIMITED

By:	/s/ Paul Edgecliffe-Johnson
Name: Paul Edgecliffe-Johnson
Title: Director

[Project Saint – Credit Agreement – Signature Page]

FANDUEL

FANDUEL GROUP FINANCING LLC

By:	/s/ Amy Howe
Name: Amy Howe
Title: President and Chief Executive Officer

[Project Saint – Credit Agreement – Signature Page]

ADMINISTRATIVE AGENT

J.P. MORGAN SE

By:	/s/ Haaris Amjad
Name: Haaris Amjad
Title Associate

[Project Saint – Credit Agreement – Signature Page]

COLLATERAL AGENT

LLOYDS BANK PLC

By:	/s/ John Togher
Name: John Togher
Title: Associate Director

[Project Saint – Credit Agreement – Signature Page]

LENDER and SWINGLINE LENDER

JPMORGAN CHASE BANK, N.A.

By:	/s/ Chris Pearce
Name: Chris Pearce
Title: Executive Director

[Project Saint – Credit Agreement – Signature Page]

LENDER

JPMORGAN CHASE BANK, N.A., LONDON BRANCH

By:	/s/ Chris Pearce
Name: Chris Pearce
Title: Executive Director

[Project Saint – Credit Agreement – Signature Page]

LENDER

ALLIED IRISH BANKS, P.L.C.

By:	/s/ Nicola Sheehan
Name: Nicola Sheehan
Title: Director

By:	/s/ Killian Victory
Name: Killian Victory
Title: Associate Director

[Project Saint – Credit Agreement – Signature Page]

LENDER AND SWINGLINE LENDER

BARCLAYS BANK PLC

By:	/s/ Filippo Crosara
Name: Filippo Crosara
Title: Director

[Project Saint – Credit Agreement – Signature Page]

LENDER

BANK OF AMERICA, N.A., LONDON BRANCH

By:	/s/ Matthew Curran
Name: Matthew Curran
Title: Managing Director

[Project Saint – Credit Agreement – Signature Page]

LENDER

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

By:	/s/ Regina Walsh	/s/ Ronan Power
Name: Regina Walsh		Ronan Power
Title: Associate Director		Manager

[Project Saint – Credit Agreement – Signature Page]

LENDER

CIBC BANK USA

By:	/s/ Jake Goldstein
Name: Jake Goldstein
Title: Managing Director

[Project Saint – Credit Agreement – Signature Page]

LENDER

CITIBANK EUROPE PLC

By:	/s/ Louise O’Mara

Name: Louise O’Mara
Title: Managing Director, Head of Corporate Banking Ireland

[Project Saint – Credit Agreement – Signature Page]

SWINGLINE LENDER

CITIBANK, N.A.

By:	/s/ Paul Simpkin
Name: Paul Simpkin
Title: Managing Director

[Project Saint – Credit Agreement – Signature Page]

LENDER AND SWINGLINE LENDER

CITIZENS BANK, N.A.

By:	/s/ Raimo J. de Vries
Name: Raimo J. de Vries
Title: Senior Vice President

[Project Saint – Credit Agreement – Signature Page]

LENDER

CLYDESDALE BANK PLC (TRADING AS VIRGIN MONEY)

By:	/s/ Gavin Snowball
Name: Gavin Snowball
Title: Senior Director

[Project Saint – Credit Agreement – Signature Page]

SWINGLINE LENDER

GOLDMAN SACHS BANK USA

By:	/s/ Colette Pithie
Name: COLETTE PITHIE
Title: AUTHORISED SIGNATORY

[Project Saint – Credit Agreement – Signature Page]

LENDER

GOLDMAN SACHS BANK USA

By:	/s/ Colette Pithie
Name: COLETTE PITHIE
Title: AUTHORISED SIGNATORY

[Project Saint – Credit Agreement – Signature Page]

LENDER AND SWINGLINE LENDER

KEYBANK NATIONAL ASSOCIATION

By:	/s/ John J. DeLong
Name: John J. DeLong
Title: Vice President

[Project Saint – Credit Agreement – Signature Page]

LENDER

LLOYDS BANK PLC

By:	/s/ Warren Brockway
Name: Warren Brockway
Title: Associate Director

[Project Saint – Credit Agreement – Signature Page]

LENDER

MEDIOBANCA INTERNATIONAL (LUXEMBOURG) S.A.

By:	/s/ Alessandro Ragni
Name: Alessandro Ragni
Title: Chief Executive Officer

By:	/s/ Stefano Pierucci
Name: Stefano Pierucci
Title: Authorised Signatory

[Project Saint – Credit Agreement – Signature Page]

LENDER

MIZUHO BANK, LTD.

By:	/s/ Mark Ralston
Name: Mark Ralston
Title: Executive Director

[Project Saint – Credit Agreement – Signature Page]

LENDER

NATIONAL WESTMINSTER BANK PLC

By:	/s/ Richard Bradbury
Name: Richard Bradbury
Title: Managing Director

[Project Saint – Credit Agreement – Signature Page]

LENDER AND SWINGLINE LENDER

BANCO SANTANDER, S.A., LONDON BRANCH

By:	/s/ Louis L’Heureux
Name: Louis L’Heureux
Title: Managing Director

By:	/s/ Matthew Thomas
Name: Matthew Thomas
Title: Executive Director

[Project Saint – Credit Agreement – Signature Page]

LENDER AND SWINGLINE LENDER

WELLS FARGO BANK INTERNATIONAL UNLIMITED COMPANY

By:	/s/ Darragh Keenan
Name: Darragh Keenan
Title: Vice President, CBG EMEA

[Project Saint – Credit Agreement – Signature Page]

LENDER

UNICREDIT BANK AG

By:	/s/ Tim Brammer
Name: Tim Brammer
Title: Director

By:	/s/ Hauke Schinkel
Name: Hauke Schinkel
Title: MD

[Project Saint – Credit Agreement – Signature Page]